As filed with the Securities and Exchange Commission on July 19, 2017

Registration No. 333-218803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 To
 FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MVP REIT II, INC.
(Exact name of registrant as specified in its charter)

Maryland	6798	47-3945882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

8880 W. Sunset Rd., Suite 240
Las Vegas, NV 89148
(702) 534-5577
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael V. Shustek
MVP REIT II, Inc.
8880 W. Sunset Rd., Suite 240
Las Vegas, NV 89148
(702) 534-5577
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey Vinson & Elkins L.L.P. 901 East Byrd Street Suite 1500 Richmond, VA 23219 Tel: (804) 327-6300 Fax: (804) 327-6301	Sharon A. Kroupa Venable LLP 750 East Pratt Street Suite 900 Baltimore, MD 21202 Tel: (410) 244-7400 Fax: (410) 244-7742	Hillel T. Cohn Morrison & Foerster LLP 707 Wilshire Boulevard Los Angeles, CA 90017 Tel: (213) 892-5200 Fax: (213) 892-5454

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	3,885,629	$25.00	$97,140,725	$11,258.61

(1)	Represents the estimated maximum number of shares of common stock, par value $0.0001 per share, of MVP REIT II, Inc. to be issued in connection with the merger described herein based on the product of 10,645,560 shares of MVP REIT, Inc. common stock, par value $0.001 per share, outstanding as of May 31, 2017 (excluding shares of MVP REIT, Inc. common stock held by MVP REIT II, Inc. to be cancelled in the merger without consideration) multiplied by an exchange ratio of 0.365 shares of MVP REIT II, Inc. common stock for each share of MVP REIT, Inc. common stock.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(2) under the Securities Act.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. MVP REIT II, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION
DATED JULY 19, 2017

PROXY STATEMENT/PROSPECTUS

To the stockholders of MVP REIT, Inc.:

The board of directors of MVP REIT, Inc., a Maryland corporation, which is referred to as “MVP I,” based on a unanimous recommendation of an independent special committee of the MVP I board of directors, and the board of directors of MVP REIT II, Inc., a Maryland corporation, which is referred to as “MVP II,” based on a unanimous recommendation of an independent special committee of the MVP II board of directors, each have approved an agreement and plan of merger, dated as of May 26, 2017, which is referred to as the “Merger Agreement,” by and among MVP I, MVP II, MVP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MVP II, which is referred to as “Merger Sub,” and MVP Realty Advisors, LLC, a Delaware limited liability company, which is referred to as the “Advisor” both in its capacity as the external advisor to MVP I, which, in that capacity, is referred to as “MVP I Advisor,” and in its capacity as the external advisor to MVP II, which, in that capacity, is referred to as “MVP II Advisor.” Pursuant to the Merger Agreement, MVP I will merge with and into Merger Sub, with Merger Sub continuing as the “Surviving Entity” and a wholly owned subsidiary of MVP II. The foregoing transaction is referred to as the “Merger.” The obligations of MVP I and MVP II to effect the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement.

The combined company, which is referred to as the “Combined Company,” will be renamed “The Parking REIT, Inc.” Michael V. Shustek, the current Chairman of the Board, Chief Executive Officer and Secretary of MVP I and the current Chairman of the Board, Chief Executive Officer, President and Secretary of MVP II, will serve as Chairman of the Board, Chief Executive Officer and Secretary of the Combined Company. The board of directors of the Combined Company upon completion of the Merger will be composed of each of the five current directors of MVP II and three of the current independent directors of MVP I.

Subject to the terms and conditions of the Merger Agreement, MVP II has agreed to pay consideration of 0.365 shares of MVP II common stock per share of MVP I common stock, which is referred to as the “merger consideration.” Holders of shares of MVP I common stock will receive cash in lieu of fractional shares. Shares of MVP II common stock are not publicly traded.

MVP I will hold a special meeting of its stockholders, which is referred to as the “MVP I special meeting,” at which its stockholders will be asked to vote on (i) a proposal to approve the Merger, (ii) a proposal to amend the MVP I charter, which is referred to as the “Charter Amendment,” to remove certain provisions that would otherwise impose certain appraisal requirements on the transactions contemplated by the Merger Agreement (a copy of the Charter Amendment is attached as Annex B to this proxy statement/prospectus) and (iii) a proposal to adjourn the MVP I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger or the proposal to approve the Charter Amendment.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the MVP I special meeting is the close of business on          , 2017. The Merger will not be completed unless MVP I stockholders approve both the Merger and the Charter Amendment, in each case by the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote at the MVP I special meeting.

MVP I’S BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF MVP I’S BOARD OF DIRECTORS, HAS (1) DETERMINED THAT THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR, REASONABLE, ADVISABLE AND IN THE BEST INTERESTS OF MVP I AND ITS STOCKHOLDERS AND (2) APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. MVP I’S BOARD OF DIRECTORS UNANIMOUSLY (WITH THE EXCEPTION OF THE MEMBERS OF THE MVP I BOARD WHO ARE ALSO MEMBERS OF THE MVP II BOARD, EACH OF WHOM ABSTAINED) RECOMMENDS THAT MVP I STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT AND FOR THE PROPOSAL TO ADJOURN THE MVP I SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER OR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

This proxy statement contains important information about MVP I and MVP II, the Merger, the Merger Agreement and the Charter Amendment. This document is also a prospectus for the shares of MVP II common stock that will be issued to MVP I stockholders pursuant to the Merger Agreement.

We encourage you to read this proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 32.

Your vote is important. Whether or not you plan to attend the MVP I special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this proxy statement/prospectus or the accompanying notices. Authorizing a proxy will ensure that your vote is counted at the MVP I special meeting if you do not attend in person. You may revoke your proxy at any time before it is exercised. Please review this proxy statement/prospectus for more complete information regarding the Merger, the Charter Amendment and the MVP I special meeting.

Sincerely,

/s/ Michael V. Shustek

Michael V. Shustek
Chief Executive Officer & Secretary
MVP REIT, Inc.

Neither the Securities and Exchange Commission or any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2017, and is first being mailed to MVP I stockholders on or about          , 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2017

To the stockholders of MVP REIT, Inc.:

You are invited to attend a special meeting of the stockholders of MVP REIT, Inc., a Maryland corporation, which is referred to as “MVP I.” The meeting will be held on             , 2017, at 10:00 a.m. local time, at     , to consider and vote upon the following matters:

•	A proposal to approve the merger, which is referred to as the “Merger,” of MVP I with and into MVP Merger Sub, LLC, which is referred to as “Merger Sub”, a wholly owned subsidiary of MVP REIT II, Inc., a Maryland corporation, which is referred to as “MVP II,” pursuant to the Agreement and Plan of Merger, dated as of May 26, 2017, as it may be amended or modified from time to time (a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice), which is referred to as the “Merger Agreement,” by and among MVP I, MVP II, MVP Merger Sub, LLC, and MVP Realty Advisors, LLC, a Delaware limited liability company, both in its capacity as the external advisor to MVP I, and in its capacity as the external advisor to MVP II.
•	A proposal to approve an amendment deleting provisions related to Roll-Up transactions from the MVP I charter, which is referred to as the “Charter Amendment” (a copy of which is attached as Annex B to this proxy statement/prospectus); and
•	A proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies in favor of the proposals to approve the Merger and the Charter Amendment.

MVP I’S BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF MVP I’S BOARD OF DIRECTORS, HAS (1) DETERMINED THAT THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR, REASONABLE, ADVISABLE AND IN THE BEST INTERESTS OF MVP I AND ITS STOCKHOLDERS AND (2) APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. MVP I’S BOARD OF DIRECTORS unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) RECOMMENDS THAT MVP I STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT AND FOR THE PROPOSAL TO ADJOURN THE MVP I SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER OR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

Only MVP I stockholders of record at the close of business on            , 2017, are entitled to receive this notice and vote at the special meeting and any postponement or adjournment thereof. No other business will be transacted at the special meeting.

Approval of the proposal to approve the Charter Amendment and the proposal to approve the Merger each requires the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on each such proposal at the MVP I special meeting. Shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled to vote on the Merger. Approval of the proposal to adjourn the MVP I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Charter Amendment or the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast on such proposal. The consummation of the Merger is conditioned on the approval by the MVP I stockholders of both the Charter Amendment and the Merger. If you abstain or fail to vote or submit your proxy, it will have the same effect as a vote against the proposal to approve the Merger and the proposal to approve the Charter Amendment. Abstentions, failing to vote and broker non-votes, if any, will have no effect on the proposal to adjourn the meeting.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the MVP I special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is exercised. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the Merger and the MVP I special meeting.

Sincerely,

/s/ Michael V. Shustek

Michael V. Shustek
Chief Executive Officer & Secretary
MVP REIT, Inc.

ADDITIONAL INFORMATION

Investors may also consult MVP I’s or MVP II’s respective websites for more information concerning the Merger described in this proxy statement/prospectus. MVP I’s website is www.mvpreit.com. MVP II’s website is www.mvpreitii.com. Each company’s public filings are also available at www.sec.gov. Information included on these websites is not incorporated by reference into this proxy statement/prospectus. You can also obtain copies of these documents, without charge, by requesting them in writing, by email or by telephone at the address or telephone number below:

MVP REIT, Inc.
8880 W. Sunset Rd., Suite 240
Las Vegas, NV 89148
Attention: Investor Relations
Telephone: (702) 534-5577
Email: sales@mvpreits.com

You may also request information from Georgeson Inc., MVP I’s proxy solicitor, at the following address and telephone number:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
All Shareholders Call Toll-Free: 888-666-2580

If you would like to request copies of any documents, please do so by            , 2017 in order to receive them before the MVP I special meeting.

For more information, see “Where You Can Find More Information” beginning on page 186.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by MVP II (File No. 333-218803) with the Securities and Exchange Commission, constitutes a prospectus of MVP II for purposes of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” with respect to the shares of MVP II common stock to be issued to MVP I stockholders in exchange for shares of MVP I common stock pursuant to the Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for MVP I for purposes of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act.” In addition, it includes a notice of meeting with respect to the MVP I special meeting.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated         , 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to MVP I stockholders nor the issuance by MVP II of its common stock to MVP I stockholders pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding MVP II has been provided by MVP II and information contained in this proxy statement/prospectus regarding MVP I has been provided by MVP I.

ANNEXES

QUESTIONS AND ANSWERS

The following are answers to some questions that MVP I stockholders may have regarding the proposed transaction between MVP I and MVP II and the other proposals being considered at the MVP I special meeting. MVP I and MVP II urge you to read carefully this entire proxy statement/prospectus, including the Annexes, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this proxy statement/prospectus to:

•	the “Advisor” are to MVP Realty Advisors, LLC, a Delaware limited liability company;
•	the “Charter Amendment” are to the proposed amendment to the MVP I charter, a copy of which is attached as Annex B to this proxy statement/prospectus;
•	“closing date” are to the date the closing of the Merger will take place;
•	the “Code” are to the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;
•	the “Combined Company” are to MVP II, Merger Sub and its subsidiaries after the effective time of the Merger;
•	the “Merger” are to the merger of MVP I with and into Merger Sub, with Merger Sub surviving as the Surviving Entity;
•	the “Merger Agreement” are to the Agreement and Plan of Merger, dated as of May 26, 2017, by and among MVP I, MVP II, Merger Sub, and MVP Realty Advisors, LLC, among others, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus;
•	“Merger Sub” or the “Surviving Entity” are to MVP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of MVP II;
•	“MGCL” are to the Maryland General Corporation Law or any successor statute;
•	“MVP American Securities” are to MVP American Securities, LLC, a Nevada limited liability company which is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or FINRA;
•	“MVP I” are to MVP REIT, Inc., a Maryland corporation;
•	“MVP II” are to MVP REIT II, Inc., a Maryland corporation;
•	“MVP I Advisor” are to the Advisor in its capacity as the external advisor to MVP I;
•	“MVP II Advisor” are to the Advisor in its capacity as the external advisor to MVP II;
•	“MVP I Board” are to the board of directors of MVP I;
•	“MVP II Board” are to the board of directors of MVP II;
•	“MVP I charter” are to the charter of MVP I;
•	“MVP II charter” are to the charter of MVP II;
•	The “MVP II Charter Amendment” are to the amendment to the MVP II charter reflected in the Form of Amended and Restated MVP II Charter attached to the Merger Agreement as Exhibit D.
•	“MVP I common stock” are to the common stock, $0.001 par value per share, of MVP I;
•	“MVP II common stock” are to the common stock, $0.0001 par value per share, of MVP II;
•	“MVP II OP” are to MVP REIT II Operating Partnership, LP, a Delaware limited partnership of which MVP II serves as sole general partner;
•	“MVP II OP Units” are to a unit designated as a limited partnership interest in MVP II OP pursuant to the limited partnership agreement of MVP II OP;
•	the “MVP I Special Committee” are to the special committee of the MVP I Board;
•	the “MVP II Special Committee” are to the special committee of the MVP II Board;

•	the “MVP I special meeting” are to the special meeting of the MVP I stockholders to be held on, 2017, at 10:00 a.m. local time at, to vote on the matters described in this proxy statement/prospectus;
•	“MVP I Sponsor” are to MVP Capital Partners, LLC, a Delaware limited liability company;
•	“MVP II Sponsor” are to MVP Capital Partners II, LLC, a Nevada limited liability company;
•	“MVP I stockholders” are to owners of shares of MVP I common stock;
•	“MVP II stockholders” are to owners of shares of MVP II common stock;
•	“REIT” are to a real estate investment trust;
•	the “Surviving Entity” are to Merger Sub as the wholly owned subsidiary of MVP II following the completion of the Merger;
•	the “Termination and Fee Agreement” are to the Termination and Fee Agreement, dated as of May 26, 2017, by and among MVP I, MVP II, MVP I Advisor and MVP II OP entered into in connection and concurrently with the Merger Agreement.
•	“VRM I” are to Vestin Realty Mortgage I, Inc., a Maryland corporation that owns 40% of the Advisor; and
•	“VRM II” are to Vestin Realty Mortgage II, Inc., a Maryland corporation that owns 60% of the Advisor.
Q:	What is the proposed transaction?
A:	On May 26, 2017, MVP I, MVP II, MVP II Advisor, MVP I Advisor, and Merger Sub entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, MVP I will merge with and into Merger Sub, with Merger Sub surviving the Merger as the Surviving Entity such that following the Merger, the Surviving Entity will continue as a wholly owned subsidiary of MVP II. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

Subject to the terms and conditions of the Merger Agreement, MVP II has agreed to pay consideration of 0.365 shares of MVP II common stock per share of MVP I common stock, which is referred to as the “merger consideration. Cash will be paid to holders of shares of MVP I common stock in lieu of fractional shares in connection with the Merger.

Q:	Why are MVP II and MVP I proposing the Merger?
A:	MVP I’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the MVP I Board considered the recommendation of the MVP I Special Committee. In reaching their respective determinations, the MVP I Board and MVP I Special Committee considered a number of factors, including the following material factors which the MVP I Board and MVP I Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

•	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of MVP I and MVP II, independently and as a combined entity;
•	the receipt of MVP II common stock as the merger consideration provides MVP I stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including that the Combined Company will have enhanced geographic diversity and a strategically consistent portfolio of parking facilities located throughout the United States and Canada, which will allow MVP I stockholders to benefit from a platform that offers enhanced ability to take advantage of opportunistic growth opportunities in the parking industry;
•	the exchange ratio utilizes a fixed price per share of MVP I common stock and MVP II common stock and will not be adjusted in the event of any change in the value of the shares of MVP I common stock or MVP II common stock, which limits the impact of external factors on the Merger;
•	the integrated organizational structure of the Combined Company will allow management of MVP I and MVP II to focus its efforts on the operation of a single REIT;

•	the fact that Messrs. Aalberts, Nilsen and Nelson will each be elected to the MVP II Board in connection with the Merger, ensuring that the independent directors of MVP I will continue to have oversight responsibilities and duties with regard to the Combined Company;
•	the transaction fees and costs associated with a sale or sales of all or substantially all of the MVP I assets would likely be significant even when compared to the transaction fees and costs to be incurred by MVP I in connection with the Merger, thus decreasing returns to stockholders; for example, debts associated with the assets of MVP I would likely have to be assumed by purchasers or prepaid, possibly with associated fees and penalties, and the promoted interest payment and disposition fees payable to the MVP I Advisor would be substantially higher;
•	the Combined Company is expected to benefit from the capital raising activities and growth of MVP II, including the ongoing offering of MVP II Series 1 Convertible Redeemable Preferred Stock, which is expected to allow the Combined Company to, among other things, acquire additional properties and capture opportunities across business cycles;
•	the Merger Agreement provides MVP I a 45-day “go shop” period during which the MVP I Special Committee may actively solicit any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”) by way of contacting third parties, providing an opportunity to determine if the offer permits MVP I to terminate the Merger Agreement after complying with applicable provisions to enter into an agreement for a Superior Proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”) in connection with the go shop process upon the payment to MVP II of a $750,000 termination fee plus reimbursement of up to $500,000 of the reasonable, actual and documented costs and expenses incurred by MVP II as a result of or in connection with the Merger; and
•	the Merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code, which means that MVP I stockholders will be able to defer the recognition of any gain in their shares of MVP I common stock at the time of the Merger.

The MVP I Board and MVP I Special Committee also considered a variety of other factors, including risks and potentially negative factors. To review the reasons of the MVP I Board for the Merger in greater detail, see “The Merger—Recommendation of the MVP I Board and Its Reasons for the Merger” beginning on page 91.

MVP II’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the MVP II Board considered the recommendation of the MVP II Special Committee. In reaching their respective determinations, the MVP II Board and MVP II Special Committee considered a number of factors, including the following material factors which the MVP II Board and MVP II Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

•	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of MVP I and MVP II, independently and as a combined entity;
•	the right of MVP II under the Merger Agreement to pay the merger consideration in shares of MVP II common stock rather than cash;
•	the exchange ratio in the Merger Agreement utilizes a fixed exchange ratio and will not be adjusted in the event of any change in the value of the shares of MVP II common stock or MVP I common stock, which limits the impact of external factors on the Merger;
•	the stockholders of the Combined Company have the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits;
•	the integrated organizational structure of the Combined Company will allow management of MVP I and MVP II to focus its efforts on the operation of a single REIT, which could result in substantial annual cost savings;

•	the Merger will allow MVP II to increase significantly the size of its portfolio of properties without the expense of negotiating acquisitions of individual properties;
•	the scale provided by the combination of MVP I and MVP II into the Combined Company will enhance the Combined Company’s ability to list its shares of common stock on a national securities exchange; and
•	the Merger Agreement provides that MVP I will pay MVP II termination fees of up to $1.5 million and expense reimbursements of up to $500,000 upon the occurrence of certain conditions.

The MVP II Board and MVP II Special Committee also considered a variety of other factors, including risks and potentially negative factors. To review the reasons of the MVP II Board for the Merger and the risks and potentially negative factors the MVP II Board and MVP II Special Committee considered in greater detail, see “The Merger—MVP II’s Reasons for the Merger” beginning on page 95.

Q:	Why is the Charter Amendment proposed?
A:	The MVP I charter presently contains substantive and procedural requirements for certain transactions, which are referred to as “Roll-Up Transactions” involving a “Roll-Up Entity.” (See “Proposals Submitted to MVP I Stockholders—Charter Amendment Proposal” for definitions of these terms.) The Merger would be a “Roll-Up Transaction” under the definition in the MVP I charter. Pursuant to these “Roll-Up” provisions of the MVP I charter, MVP I stockholders who vote “no” on the proposal to approve the Merger would be entitled to the choice of: (1) accepting the shares of MVP II common stock or (2) one of the following: (a) remaining as holders of MVP I common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of MVP I’s net assets. In addition, under the MVP I charter, MVP I would be prohibited from participating in any Roll-Up Transaction (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the MVP I charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the MVP I charter, or (4) in which any of the costs of the Roll-Up Transaction would be borne by MVP I if the Roll-Up Transaction is rejected by the MVP I stockholders.

MVP I believes that the effect of these provisions, if not amended, would have made the Merger more difficult and costly to complete. Because of the effect of these provisions on the Merger, the MVP II Board and MVP I Board determined that it was necessary to amend the MVP I charter to eliminate these provisions. Accordingly, approval of the Charter Amendment is a condition to each party’s obligation to complete the Merger. See “Proposals Submitted to MVP I Stockholders—Charter Amendment Proposal” beginning on page 82 for a detailed discussion of the Charter Amendment.

Q:	What fees will MVP I Advisor and its affiliates receive in connection with the Merger?
A:	Concurrently with the entry into the Merger Agreement, MVP I, MVP II, MVP II OP and MVP I Advisor entered into the Termination and Fee Agreement. Pursuant to the Termination and Fee Agreement, at the effective time of the Merger, the Advisory Agreement, as amended, between MVP I and MVP I Advisor, which is referred to as the “Existing MVP I Advisory Agreement,” will be terminated, and MVP I Advisor will waive all fees payable to MVP I Advisor as a result of such termination. However, upon consummation of the Merger, the Advisor will be entitled to receive an advisor acquisition payment, which is referred to as the “Advisor Acquisition Payment”, from MVP II, as contemplated by the Termination and Fee Agreement and the Amended and Restated Advisory Agreement among MVP II, MVP II OP and MVP II Advisor, which is referred to as the “Existing MVP II Advisory Agreement”. As a result, on the closing date, MVP II will pay MVP II Advisor the Advisor Acquisition Payment of approximately $3.6 million in cash, subject to adjustment to the extent that MVP I acquires additional properties prior to closing of the Merger.

The Termination and Fee Agreement also provides for a waiver of any other contractual fee that MVP I Advisor would have been due under the Existing MVP I Advisory Agreement in connection with the Merger. Additionally, all of the shares of convertible stock of MVP I will be cancelled in connection with the Merger, and MVP I Advisor will not receive any consideration in connection therewith. In the event that the Merger Agreement is terminated, the Termination and Fee Agreement will automatically be deemed revoked and void ab initio.

Q:	What happens to MVP II’s Advisory Agreement with MVP II Advisor if the Merger is consummated?
A:	Concurrently with the execution and delivery of the Merger Agreement, MVP II, MVP II OP and MVP II Advisor entered into an Amended and Restated Advisory Agreement, or the “MVP II Amended and Restated Advisory Agreement,” which will become effective at the effective time of the Merger.
Q:	Is completion of the Merger subject to any conditions?
A:	Yes. In addition to the approval of the Merger and the Charter Amendment by the holders of MVP I common stock, completion of the Merger requires the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Merger, see “The Merger Agreement— Conditions to Completion of the Merger” beginning on page 150 of this proxy statement/prospectus.
Q:	When is the proposed Merger expected to be completed?
A:	MVP I and MVP II are working towards completing the mergers promptly. MVP I and MVP II currently expect to complete the Merger in the second half of 2017, subject to receipt of the approval of holders of MVP I common stockholder and the satisfaction (or waiver) of the other closing conditions. However, no assurance can be given as to when, or if, the Merger will be completed.
Q:	What happens if the Merger is not completed?
A.	If the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement are not approved by the MVP I common stockholders or if the Merger is not completed for any other reason, MVP I stockholders will not receive any form of consideration in connection with the Merger. Instead, MVP I will remain an independent company. If the Merger Agreement is terminated under certain circumstances, MVP I may be required to pay MVP II a termination payment of either $1.5 million or $750,000, which is referred to as the “termination fee,” depending on the occurrence of certain conditions, plus an expense reimbursement amount of up to $500,000.
Q:	Why am I receiving this proxy statement/prospectus?
A:	The MVP I Board is using this proxy statement/prospectus to solicit proxies from MVP I stockholders in connection with the Merger. In addition, MVP II is using this proxy statement/prospectus as a prospectus for MVP I stockholders because MVP II is offering shares of its common stock to be issued in exchange for shares of MVP I common stock in the Merger. In order to complete the Merger, MVP I stockholders must vote to approve both the Merger and Charter Amendment. MVP I will hold the MVP I special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the Merger, the Charter Amendment, and the MVP I special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares of MVP I common stock without attending the applicable MVP I special meeting. You are encouraged to authorize your proxy as promptly as possible.
Q:	Will MVP I stockholders who participated in MVP I’s distribution reinvestment plan immediately prior to its suspension be able to continue to participate in such a plan?
A:	Provided that the Merger is consummated, MVP I stockholders who receive the stock consideration and who participated in MVP I’s distribution reinvestment plan, or the “MVP I DRP”, immediately prior to its suspension will be automatically enrolled in MVP II’s distribution reinvestment plan, or the MVP II DRP. The current prospectus for MVP II’s initial public offering, which includes the terms of the MVP II DRP, is being distributed to MVP I stockholders concurrently with this proxy statement/prospectus. If you are a MVP I stockholder who participated in the MVP I DRP immediately prior to its suspension, and you do not wish to participate in the MVP II DRP following consummation of the Merger, please contact Investor Relations. Additionally, if you are a MVP I stockholder who was not enrolled in the MVP I DRP immediately prior to its suspension, and you wish to participate in the MVP II DRP following consummation of the Merger, please contact:

MVP Realty Advisors
8880 West Sunset Road
Suite 240
Las Vegas, NV 89148

(858) 369-7959
(877) 684-6871
(858) 369-7958 Fax

Q:	When and where is the special meeting of MVP I stockholders?
A:	The MVP I special meeting will be held at on , 2017, commencing at 10:00 a.m. local time.
Q:	Who can vote at the MVP I special meeting?
A:	All MVP I stockholders of record as of the close of business on , 2017, the record date for determining stockholders entitled to notice of and to vote at the MVP I special meeting, which is referred to as MVP I’s “record date,” are entitled to receive notice of, and to vote at, the MVP I special meeting except for those not entitled to vote on the Merger pursuant to the MVP I charter. The MVP I charter provides that, with respect to shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates, neither MVP I Advisor, the directors of MVP I nor their affiliates may vote on matters submitted to the MVP I stockholders regarding any transaction between MVP I and any of them. As a result, shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled vote on the Merger proposal and such shares will be excluded (from the numerator and denominator) for purposes of determining whether the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on the Merger approved the Merger. As of the record date, there were shares of MVP I common stock outstanding, as adjusted for subsequent redemptions due to death or disability of which shares were entitled to vote at the MVP I special meeting, held by approximately holders of record. Each such share of MVP I common stock is entitled to one vote on each proposal presented at the MVP I special meeting; each fractional share of MVP I common stock is entitled to a commensurate fractional vote on each proposal presented at the MVP I special meeting.
Q:	What constitutes a quorum?
A:	The MVP I charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes are treated as being present at the MVP I special meeting for purposes of determining whether a quorum is present.

A broker non-vote occurs when a broker, bank or other nominee returns a valid proxy but does not vote on a non-routine proposal because such nominee does not have discretionary authority from the holder of such MVP I common stock in street name to do so. The Merger, the Charter Amendment and the adjournment proposal are considered “non-routine” proposals. Broker non-votes, if any, will have the same effect as a vote “Against” the Merger and Charter Amendment, but will have no effect on the adjournment proposal.

Q:	What vote is required to approve the proposals at the MVP I special meeting?
A:	Approval of the proposal to approve the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on the proposal. Shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled vote on the Merger.

Approval of the proposal to approve the Charter Amendment requires the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on the proposal.

Approval of the proposal to adjourn the MVP I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Charter Amendment or the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast by holders of MVP I common stock entitled to vote on the proposal.

The closing of the Merger is conditioned upon approval of the Charter Amendment. Thus, if MVP I stockholders do not approve the Charter Amendment, the Merger will not be completed even if the proposal to approve the Merger is approved. Likewise, approval of the Charter Amendment is conditioned on approval of the Merger and the closing of the Merger. If MVP I stockholders do not approve the proposal to approve the Merger, the Charter Amendment will not become effective, even if the proposal to approve the Charter Amendment is approved.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?
A:	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the closing of the Merger is conditioned on the receipt by each of MVP I and MVP II of an opinion from its respective counsel to that effect.

Assuming that the Merger qualifies as a reorganization, a U.S. holder of shares of MVP I common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of MVP II common stock in exchange for shares of MVP I common stock in connection with the Merger, except with respect to any cash received in lieu of fractional shares. A holder of MVP I common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of MVP II common stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share.

Holders of shares of MVP I common stock should read the discussion under the heading “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger in their particular circumstances.

Q:	Will my shares of MVP II common stock be publicly traded?
A:	Shares of MVP II common stock are not publicly traded. MVP II intends to seek listing of the shares of common stock of the Combined Company on a national securities exchange after the consummation of the merger, but there can be no assurance as to the timing of any such listing or that such listing will ever happen.
Q:	Are MVP I stockholders entitled to appraisal rights?
A:	MVP I stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger or the Charter Amendment.

Since the consummation of the Merger is conditioned on the approval of the Charter Amendment, MVP I stockholders who vote “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of MVP I’s net assets.

Q:	How does the MVP I Board recommend that MVP I stockholders vote?
A:	The MVP I Board unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) recommends that MVP I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the proposal to adjourn the MVP I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger or the proposal to approve the Charter Amendment, which is referred to as the “adjournment proposal.”

For a more complete description of the recommendation of the MVP I Board, see “The Merger—Recommendation of the MVP I Board and Its Reasons for the Merger” beginning on page 91.

Q:	Do any of MVP I’s executive officers or directors have interests in the Merger that may differ from those of MVP I stockholders?
A:	Some of MVP I’s directors and its executive officers have interests in the Merger that are different from, or in addition to, their interests as MVP I stockholders. The independent members of the MVP I Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the Merger and the Charter Amendment and in recommending that MVP I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal. For a description of these interests, refer to the section entitled “The Merger—Interests of MVP I and MVP II Directors and Executive Officers in the Merger” beginning on page 104.

Q:	How will MVP II stockholders be affected by the Merger and share issuance?
A:	After the consummation of the Merger, each MVP II stockholder will continue to own the shares of MVP II common stock that the stockholder held immediately prior to the Merger. As a result of the Merger, each MVP II stockholder will own shares in a significantly larger company with more assets. However, MVP II will be issuing new shares of MVP II common stock to MVP I stockholders in connection with the Merger. Therefore, each outstanding share of MVP II common stock immediately prior to the Merger will represent a potentially significantly smaller percentage of the aggregate number of shares of MVP II common stock outstanding after the consummation of the Merger.
Q:	How do I vote or authorize a proxy to vote my shares at the MVP I special meeting?
A:	You may authorize a proxy to vote your shares in the following manner:
•	Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope.
•	Authorizing by Telephone — Stockholders may authorize a proxy by calling and following the instructions provided.
•	Authorizing a Proxy by Internet — Stockholders may authorize a proxy by completing the electronic proxy card at .

In addition, you may vote in person at the meeting. Stockholders of record may vote in person at the MVP I special meeting. Written ballots will be passed out to those stockholders who want to vote at the meeting.

If your shares are held by a bank, broker or other nominee (that is, in “street name”), you are considered the beneficial owner of your shares and you should refer to the instructions provided by your bank, broker or nominee regarding how to vote. In addition, because a beneficial owner is not the stockholder of record, you may not vote shares held by a bank, broker or nominee in street name at the MVP I special meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How will my proxy be voted?
A:	All shares of MVP I common stock entitled to vote and represented by properly completed proxies received prior to being exercised at the MVP I special meeting, and not revoked, will be voted at the MVP I special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of MVP I common stock should be voted on a matter, the shares of MVP I common stock represented by your properly executed proxy will be voted as the MVP I Board recommends and therefore FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal.
Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the MVP I special meeting. If you are a holder of record, you can do this in any of the three following ways:
•	by sending a written notice to the Secretary of MVP I at the address set forth below, in time to be received before the MVP I special meeting, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the MVP I special meeting, or by authorizing a later dated proxy by the Internet or telephone, in which case your later-authorized proxy will be recorded and your earlier proxy revoked; or
•	by attending the MVP I special meeting and voting in person. Simply attending the MVP I special meeting without voting will not revoke your proxy or change your vote.

If your shares of MVP I common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for the MVP I special meeting?
A:	You may receive more than one set of voting materials for the MVP I special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of MVP I common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of MVP I common stock. If you are a holder of record and your shares of MVP I common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone or over the Internet.
Q:	Who can answer my questions?
A:	If you have any questions about the Merger or how to authorize your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

MVP REIT, Inc.
Attention: Investor Relations
8880 W. Sunset Rd., Suite 240
Las Vegas, NV 89148
(702) 534-5577

You may also request information from Georgeson Inc., MVP I’s proxy solicitor, at the following address and telephone number:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
All Shareholders Call Toll-Free: 888-666-2580

SUMMARY

The following summary highlights certain information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Charter Amendment, MVP I and MVP II encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the MVP I special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 186. We have included page references to direct you to the more complete description of the topics presented in this summary found elsewhere in this proxy statement/prospectus.

The Companies

MVP REIT II, Inc. and Merger Sub (See page 62)

MVP II is a public, non-listed REIT formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. MVP II was formed as a Maryland corporation in May 2015 and intends to qualify as a REIT under the Code beginning with its taxable year ended December 31, 2016. MVP II’s principal executive offices are located at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, and its telephone number is (702) 534-5577.

As of May 31, 2017, MVP II’s portfolio consisted of investments in 16 parking facilities.

MVP II owns, and in the future intends to continue to own, substantially all of its assets and conduct its operations through MVP II OP, its operating partnership. MVP II is the sole general partner of MVP II OP. MVP II is externally managed by MVP II Advisor, its advisor. Michael V. Shustek is the Chief Executive Officer of MVP II Advisor.

On October 22, 2015, the SEC declared MVP II’s registration statement on Form S-11 effective, and MVP II commenced its initial public offering of up to $550 million in shares of common stock, consisting of (i) up to $500 million in shares of MVP II common stock offered in MVP II’s primary offering at an initial offering price of $25.00 per share and (ii) up to $50 million in shares of MVP II common stock offered to MVP II stockholders pursuant to the MVP II DRP at an initial offering price of $25.00 per share. MVP II ceased the offer and sale of shares of its common stock in its initial public offering as of March 31, 2017. As of such date, MVP II had issued approximately 2,443,237 shares of its common stock for a total of approximately $61.1 million, less offering costs. MVP II continues to offer the shares of MVP II common stock offered to MVP II stockholders pursuant to the MVP II DRP.

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of MVP II formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, MVP I will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of MVP II. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

For more information about MVP II, please see MVP II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and MVP II’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2017, copies of which are attached to this proxy statement/prospectus as Annex E and Annex G, respectively.

MVP REIT, Inc. (See page 62)

MVP I is a publicly registered, non-listed hybrid REIT, which completed its initial public offering in September 2015. MVP I primarily invests in parking facilities throughout the United States, secured by long term leases with national and regional operators. To a lesser extent, MVP I has also invested in real estate secured loans that meet MVP I’s investment objectives and strategies. MVP I was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed, and operates in a manner that allows MVP I to qualify, as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. MVP I’s principal executive offices are located at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, and its telephone number is (702) 534-5577.

As of May 31, 2017, MVP I holds a 51% or more interest in 26 parking facilities (out of 31 total investments).

MVP I is externally managed by MVP I Advisor, its advisor. MVP I Advisor is managed by Michael V. Shustek.

Pursuant to its initial public offering, which closed in September 2015, MVP I issued 10,856,323 shares of MVP I common stock for which it received net proceeds of approximately $97.3 million. Of this amount, approximately $19.5 million of shares were issued in consideration of the contribution of commercial properties to MVP I. MVP I has also registered up to $50 million of shares of MVP I common stock for issuance pursuant to the MVP I DRP.

For more information about MVP I, please see MVP I’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and MVP I’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, copies of which are attached to this proxy statement/prospectus as Annex D and Annex F, respectively.

The Combined Company (See page 73)

The Combined Company will be renamed “The Parking REIT, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code beginning with its taxable year ended December 31, 2016. The Combined Company will continue to invest primarily in a portfolio of parking facilities located throughout the United States and Canada.

Following the effective time of the Merger, the Combined Company intends to merge Merger Sub with MVP II OP. Upon completion of that affiliated merger, the Combined Company will own substantially all of its assets and will conduct its operations through MVP II OP and will be advised by MVP II Advisor.

The Combined Company’s principal executive offices will continue to be located at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, and its telephone number will continue to be (702) 534-5577.

The Merger (See page 84)

The Merger Agreement

On May 26, 2017, MVP I, MVP II, MVP II Advisor, MVP I Advisor, and Merger Sub entered into the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. MVP I and MVP II encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger.

The Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, MVP I will merge with and into Merger Sub, with Merger Sub surviving the Merger as the Surviving Entity and continuing as a wholly owned subsidiary of MVP II. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code. Upon completion of the Merger, based on the number of shares of MVP I common stock and MVP II common stock outstanding as of          , 2017 and an assumed exchange ratio of 0.365 shares of MVP II common stock for each share of MVP I common stock, as of          , 2017 MVP II stockholders would own approximately    % of the diluted common equity of the Combined Company, and former MVP I stockholders will own approximately    % of the diluted common equity of the Combined Company.

Merger Consideration

The Merger

Subject to the terms and conditions of the Merger Agreement, MVP II has agreed to pay consideration of 0.365 shares of MVP II common stock per share of MVP I common stock, which is referred to as the “merger consideration.” At the effective time of the Merger, each outstanding share of MVP I common stock will be automatically cancelled and retired, and converted into the right to receive the merger consideration.

Fractional Shares

To the extent that a MVP I stockholder would otherwise be entitled to receive a fraction of a share of MVP II common stock computed on the basis of the aggregate number of shares of MVP I common stock held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share in an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise be entitled by (ii) $25.00.

The Charter Amendment

The Charter Amendment would remove from the MVP I charter certain substantive and procedural protections on “Roll-Up Transactions” involving a “Roll-Up Entity.” (See “Proposals Submitted to MVP I Stockholders—Charter Amendment Proposal” beginning on page 82 for definitions of these terms.) Absent the Charter Amendment, the Merger would be a “Roll-Up Transaction” under the definition in the MVP I charter. Pursuant to “Roll-Up” provisions of the MVP I charter, MVP I stockholders who vote “no” on the proposal to approve the Merger would be entitled to the choice of: (1) accepting the shares of MVP II common stock or (2) one of the following: (a) remaining as holders of MVP I’s common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of MVP I’s net assets. In addition, under the MVP I charter, MVP I would be prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the MVP I charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the MVP I charter or (4) in which any of the costs of the Roll-Up Transaction would be borne by MVP I if the Roll-Up Transaction is rejected by the MVP I stockholders. The provisions of the MVP I charter subject to the Charter Amendment would also require MVP I to obtain an appraisal of its assets from an independent appraiser.

MVP I believes that the effect of these provisions, if not amended, would have made the Merger more difficult and costly to complete. Because of the effect of these provisions on the Merger, the MVP II Board and MVP I Board determined that it was necessary to amend the MVP I charter to eliminate these provisions. Accordingly, approval of the Charter Amendment is a condition to each party’s obligation to complete the Merger. See “Proposals Submitted to MVP I Stockholders—Charter Amendment Proposal” beginning on page 82 for a detailed discussion of the Charter Amendment.

Related Agreements

In connection with the Merger, pursuant to the Termination and Fee Agreement, at the effective time of the Merger, the existing MVP I Advisory Agreement will be terminated, and MVP I Advisor will waive all fees payable to MVP I Advisor as a result of such termination. However, upon consummation of the Merger, MVP II Advisor will be entitled to receive the Advisor Acquisition Payment from MVP II, as contemplated by the Termination and Fee Agreement, the Existing MVP II Advisory Agreement and the Merger Agreement. As a result, on the closing date, MVP II will pay MVP II Advisor the Advisor Acquisition Payment of approximately $3.6 million in cash, subject to adjustment to the extent that MVP I acquires additional properties prior to closing of the Merger.

The Termination and Fee Agreement also provides for a waiver of any other contractual fee that MVP I Advisor would have been due under the Existing MVP I Advisory Agreement in connection with the Merger. Additionally, all of the shares of convertible stock of MVP I will be cancelled in connection with the Merger, and MVP I Advisor will not receive any consideration in connection therewith. Michael V. Shustek is the Chief Executive Officer of MVP I Advisor and MVP II Advisor.

Also concurrently with the execution and delivery of the Merger Agreement, MVP II, MVP II OP and MVP II Advisor entered into an Amended and Restated Advisory Agreement, or the “MVP II Amended and Restated Advisory Agreement,” which will become effective at the effective time of the Merger. See “Related Agreements” for more information about the Termination and Fee Agreement and the MVP II Amended and Restated Advisory Agreement.

Recommendation of the MVP I Board (See page 91)

Based on the recommendation of the MVP I Special Committee, the MVP I Board has determined that the Merger Agreement, the Charter Amendment, the Merger and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of MVP I and its stockholders, and has authorized, approved, adopted and declared advisable the Merger Agreement and the Charter Amendment, subject to any stockholder approval required by law. The MVP I Board has directed that the Merger and the Charter Amendment (as they may be separately required to be proposed or presented) be submitted to the holders of shares of MVP I common stock for consideration at the MVP I special meeting and the MVP I Board recommends that the MVP I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal.

Summary of Risk Factors Related to the Merger (See page 32)

You should consider carefully all the risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding how to vote. The risks related to the Merger and the related transactions are described under the caption “Risk Factors—Risk Factors Relating to the Merger” beginning on page 32. Certain of the significant risks are summarized below.

•	The exchange ratio is fixed and will not be adjusted to reflect any further changes in the value of MVP I common stock or MVP II common stock.
•	The Merger and the Charter Amendment are subject to approval by MVP I stockholders.
•	MVP I stockholders and MVP II stockholders will be diluted by the Merger.
•	If the Merger does not occur, MVP I or MVP II may incur payment obligations to MVP II or MVP I, respectively.
•	Failure to complete the Merger could negatively impact the future business and financial results of MVP I, MVP II or both.
•	The pendency of the Merger could adversely affect the business and operations of MVP I, MVP II or both.
•	Certain directors and executive officers of MVP I have interests in seeing the Merger completed that are different from, or in addition to, those of other MVP I stockholders.
•	The Merger Agreement contains provisions that grant each of the MVP I Special Committee and MVP II Special Committee a general right to terminate the Merger Agreement, notwithstanding stockholder approval, based on mutual written consent.
•	If the Merger is not consummated by the outside date (which is December 31, 2017), either the MVP I Special Committee or MVP II Special Committee may terminate the Merger Agreement.

The MVP I Special Meeting

The MVP I special meeting will be held at          , on          , 2017, commencing at 10:00 a.m. local time. The purpose of the MVP I special meeting is:

1.	to consider and vote on a proposal to approve the Merger;
2.	to consider and vote on a proposal to approve the Charter Amendment; and
3.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and the Charter Amendment.

Stockholders Entitled to Vote; Vote Required

MVP I stockholders of record who owned shares of MVP I common stock at the close of business on, 2017, the MVP I record date, are entitled to notice of, and to vote at, the MVP I special meeting and any postponements or adjournments thereof, other than those not entitled to vote on the Merger pursuant to the MVP I charter. On the MVP I record date, there were           shares of MVP I common stock outstanding, as adjusted for subsequent redemptions due to death or disability, of which           shares were entitled to vote at the MVP I special meeting, held by approximately           holders of record.

The MVP I charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on any matter constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes, if any, are treated as being present at the MVP I special meeting for purposes of determining whether a quorum is present.

Approval of the proposal to approve the Merger and approval of the proposal to approve the Charter Amendment require the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on each such proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled vote on the Merger.

Abstaining or failing to vote will have the same effect as votes cast “Against” the Merger and the Charter Amendment. However, abstaining or failing to vote will have no effect on the adjournment proposal.

The Merger, the Charter Amendment and the adjournment proposal are considered “non-routine” proposals. A broker non-vote occurs when a broker, bank or other nominee returns a valid proxy but does not vote on a non-routine proposal because such nominee does not have discretionary authority from the holder of such MVP I common stock in street name to do so. Broker non-votes, if any, will have the same effect as a vote “Against” the Merger and Charter Amendment, but will have no effect on the adjournment proposal.

Your vote as a MVP I stockholder is important. Accordingly, please promptly authorize your proxy whether or not you plan to attend the MVP I special meeting in person.

See “The MVP I Special Meeting—Abstentions” beginning on page 79 for a description of the effect of abstentions with respect to the above proposals.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible. If you do not indicate how your shares of MVP I common stock should be voted on a matter, the shares of MVP I common stock represented by your properly executed proxy will be voted as the MVP I Board recommends and therefore FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal. If you do not provide voting instructions to your broker or other nominee, your shares of MVP I common stock will NOT be represented or voted at the meeting.

Share Ownership of Directors and Executive Officers of MVP I

The MVP I charter provides that, with respect to shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates, neither MVP I Advisor, the directors of MVP I or their affiliates (including MVP II, MVP II Advisor and any of the directors of MVP II) may vote on matters submitted to the MVP I stockholders regarding any transaction between MVP I and any of them. As a result, shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled vote on the Merger proposal and such shares will be excluded (from the numerator and denominator) for purposes of determining whether the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on the Merger approved the Merger. At the close of business on the MVP I record date, the directors and executive officers of MVP I and their affiliates held           shares of MVP I common stock (excluding certain shares that, according to the MVP I charter, may not be voted on the Merger), collectively representing approximately    % of all the shares of MVP I common stock outstanding and entitled to vote. In addition, as of the MVP I record date, Michael V. Shustek who is also a director of MVP II, held           shares of MVP II common stock. See “The Companies—MVP I—Security Ownership of Certain Beneficial Owners, Directors and Management, and Related Matters” and “The Companies—MVP II—Security Ownership of Certain Beneficial Owners, Directors and Management, and Related Matters.”

Directors and Executive Officers of the Combined Company

Following the consummation of the Merger, the Combined Company’s board of directors will consist of the following eight members, all of whom are current directors of MVP I and/or MVP II: Michael V. Shustek, Allen Wolff, David Chavez, Erik Hart, John E. Dawson, Robert J. Aalberts, Nicholas Nilsen and Shawn Nelson. Mr. Shustek will serve as the Chairman of the board of directors of the Combined Company, and each of Messrs. Wolff, Chavez, Hart, Dawson, Aalberts, Nilsen and Nelson will be independent directors of the Combined Company. Mr. Shustek will serve as Chief Executive Officer and Secretary of the Combined Company. Ed Bentzen will serve as Chief Financial Officer of the Combined Company. Mr. Bentzen currently holds the same positions for each of MVP I and MVP II. Mr. Shustek currently serves as Chairman of the Board, Chief Executive Officer and Secretary of MVP I and Chairman of the Board, Chief Executive Officer, President and Secretary of MVP II.

Interests of MVP I’s and MVP II’s Directors and Executive Officers in the Merger

In addition to their interests in the Merger as stockholders, some of the MVP I and MVP II directors and executive officers have interests in the Merger that differ from, or are in addition to, the interests of the MVP I stockholders. The MVP I Special Committee and MVP I Board were aware of these interests, and the MVP I Board considered them, among other matters, in reaching its decision to recommend, approve and declare the Merger, the Merger Agreement, the Termination and Fee Agreement and Charter Amendment advisable, as applicable.

Affiliation of MVP I and MVP II

MVP I and MVP II are affiliated entities that are both advised by the Advisor, which is partially owned (on an indirect basis) and controlled by Michael V. Shustek. Michael V. Shustek also serves as Chairman of both the MVP I Board and the MVP II Board. In addition, Mr. Shustek serves as Chairman of the Board, Chief Executive Officer and Secretary of MVP I and Chairman of the Board, Chief Executive Officer, President and Secretary of MVP II. Ed Bentzen serves as Chief Financial Officer of MVP I and MVP II.

Officers and Directors of the Combined Company

Pursuant to the Merger Agreement and as noted above, three members of the MVP I Board—Messrs. Aalberts, Nilsen and Nelson—will be elected to the MVP II Board in connection with the consummation of the Merger. In addition, Mr. Shustek will serve as Chairman of the Board, Chief Executive Officer and Secretary of the Combined Company, and Mr. Bentzen will serve as Chief Financial Officer of the Combined Company.

Termination and Fee Agreement

In connection with the Merger, pursuant to the Termination and Fee Agreement, at the effective time of the Merger, the Existing MVP I Advisory Agreement will be terminated, and MVP I Advisor will waive all fees payable to MVP I Advisor as a result of such termination. However, upon consummation of the Merger, MVP II Advisor will be entitled to receive the Advisor Acquisition Payment from MVP II, as contemplated by the Termination and Fee Agreement, the Existing MVP II Advisory Agreement and the Merger Agreement. As a result, on the closing date, MVP II will pay MVP II Advisor the Advisor Acquisition Payment of approximately $3.6 million in cash, subject to adjustment to the extent that MVP I acquires additional properties prior to closing of the Merger.

The Termination and Fee Agreement also provides for a waiver of any other contractual fee that MVP I Advisor would have been due under the Existing MVP I Advisory Agreement in connection with the Merger. Additionally, all of the shares of convertible stock of MVP I will be cancelled in connection with the Merger, and MVP I Advisor will not receive any consideration in connection therewith. Michael V. Shustek is the Chief Executive Officer of MVP I Advisor and MVP II Advisor.

Conversion of Outstanding Shares of MVP I Common Stock; Treatment of MVP I Convertible Stock; Director Compensation

Shares of MVP I common stock owned by executive officers and directors of MVP I will be converted into the right to receive shares of MVP II common stock on the same terms and conditions as the other MVP I stockholders. As of the MVP I record date, the executive officers and directors of MVP I beneficially owned, in the aggregate,shares of MVP I common stock.

Shares of convertible stock of MVP I will automatically be cancelled in connection with the Merger, and no consideration will be paid therefore in connection with the Merger. MVP I Advisor is the sole holder of shares of MVP I convertible stock.

Each independent director of MVP II receives an annual retainer of $30,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also will receive $1,000 for each meeting of the Board attended in-person or by telephone. In addition, MVP II directors may be entitled to receive awards in the future under MVP II’s equity incentive plan, although MVP II does not have any current plans to grant any such awards.

Indemnification and Insurance

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, MVP II will, and will cause the Surviving Entity to, indemnify, advance expenses to, defend and hold harmless among others, current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of MVP I or any subsidiaries of MVP I, which are referred to as the “Indemnified Parties,” for actions at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. MVP II and the Surviving Entity have agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of MVP I or similar organizational documents or agreements of any subsidiary of MVP I and (ii) any indemnification agreements of MVP I will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the Merger, the organizational documents of MVP II and the Surviving Entity and the organizational documents of any subsidiary of MVP II or subsidiary of MVP I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the MVP I organizational documents.

MVP II has agreed to cause the Surviving Entity to maintain MVP I’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the Merger. Notwithstanding the previous sentence, (i) the Surviving Entity may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under MVP I’s existing policies, or (ii) MVP I may, in consultation with MVP II, obtain extended reporting period coverage under MVP I’s existing insurance programs for a period of six years after the effective time of the Merger. Notwithstanding the foregoing, (i) the Surviving Entity will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by MVP I for such insurance, and (ii) if the annual premiums exceed 300%, the Surviving Entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Asset Management Fees

Concurrently with the execution and delivery of the Merger Agreement, MVP II, MVP II OP and the Advisor entered into an Amended and Restated Advisory Agreement, or the “MVP II Amended and Restated Advisory Agreement,” which will become effective at the effective time of the Merger.

The Existing MVP II Advisory Agreement provides for the payment to MVP II Advisor of acquisition fees, disposition fees, asset management fees and subordinated performance fees. Pursuant to the MVP II Amended and Restated Advisory Agreement, after the Merger, MVP II Advisor will only be entitled to an asset management fee as compensation for services rendered pursuant to the MVP II Amended and Restated Advisory Agreement in connection with the management of MVP II’s assets. The asset management fee will be calculated and paid monthly and will consist of a monthly fee of one-twelfth of 1.1% of (i) the cost of each asset then held by MVP II, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) MVP II’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment. For any month in which an asset is disposed of, MVP II will prorate the portion of the asset management fee related to that specific asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month.

The asset management fee will not exceed $2 million per year until the earlier of such time, if ever, that (i) the Combined Company holds assets with an appraised value equal to or in excess of $500,000,000 or (ii) the Combined Company reports AFFO (as defined in the MVP II Amended and Restated Advisory Agreement) equal to or greater than $0.3125 per share of MVP II common stock for two consecutive quarters on a fully diluted basis. All subordinated asset management fees in excess of $2 million per year will be paid, with interest rate of 3.5% per annum, to MVP II Advisor at such time, if ever, that either of clause (i) or (ii) of the preceding sentence is satisfied.

Appraisal Rights in the Merger

MVP I stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger or the Charter Amendment.

Since the consummation of the Merger is conditioned on the approval of the Charter Amendment, MVP I stockholders who vote “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of MVP I’s net assets.

Conditions to Completion of the Merger

As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligation of each of MVP I and MVP II to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the Merger, of a number of closing conditions. These conditions include, among others:

•	all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;
•	approval by the MVP I stockholders of the Merger and the Charter Amendment;
•	receipt of opinions of counsel concerning certain tax matters;
•	the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and
•	the registration statement of which this proxy statement/prospectus is a party having been declared effective by the Securities and Exchange Commission, or the “SEC,” no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn.

Neither MVP I nor MVP II can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.

Regulatory Approvals Required for the Merger

The Merger may be subject to regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. MVP II and MVP I are currently working to evaluate and comply in all material respects with such requirements, as applicable, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger.

It is possible that one or more of the regulatory approvals required to complete the Merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the Merger.

See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 106.

“Go Shop” Period, No Solicitation and Change in Recommendation

Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on July 10, 2017, which is referred to as the “Go Shop Period End Time,” MVP I had a “go shop” right that allowed MVP I and its subsidiaries to directly or indirectly do the following (the provisions related to the go shop right in the Merger Agreement are referred to as the “go shop provisions”):

•	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as such term is defined in “The Merger Agreement—Covenants and Agreements—No Solicitations of Transaction by MVP I”), including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of MVP I and its subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements; provided, however, that MVP I has previously or contemporaneously furnished, made available or provided access to such non-public information to MVP II;
•	enter into, continue or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;

•	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to MVP I or its subsidiaries; or
•	disclose to the MVP I stockholders any information required to be disclosed under applicable law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the MVP I Board with respect to the Merger Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change (as such term is defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”) if not accompanied by an express public re-affirmation of the recommendation of the MVP I Board in favor of the Merger and the Merger Agreement.

See “The Merger—Background of the Merger” beginning on page 84 for an update on the status of the go shop process.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that MVP I may not, and will cause its subsidiaries not to, do any of the following:

•	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal;
•	enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal;
•	release any person from or fail to enforce any standstill agreement or similar obligation to MVP I or its subsidiaries;
•	make an Adverse Recommendation Change;
•	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal; or
•	take any action to exempt any person from any takeover statute or similar restrictive provision of the MVP I charter and related documents.

Notwithstanding the foregoing, at any time up to five business days after the Go Shop Period End Time, the MVP I Board had the right, upon receipt of an Acquisition Proposal from a Go Shop Bidder (as such term is defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”) that constituted a Superior Proposal (as such term is defined in “The Merger Agreement— Covenants and Agreements—No Solicitation of Transactions by MVP I”), to give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal, subject to the following conditions:

•	the foregoing determination must have been made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;
•	MVP I must have notified MVP II in writing of the Superior Proposal, attaching the most current version of such proposal; and
•	during the five business days after MVP II received such notice, MVP I must have offered to negotiate with MVP II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

In addition, at any time beginning on the sixth business day after the Go Shop Period End Time but before receiving the necessary approvals of the MVP I stockholders, the MVP I Board may, upon receipt of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change, and may terminate the Merger Agreement. There are several conditions to taking such action:

•	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;
•	MVP I must notify MVP II in writing of the intent to make the Adverse Recommendation Change; and

•	during the five business days after MVP II has received such notice, MVP I must offer to negotiate with MVP II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

For more information, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I” beginning on page 146.

Termination of the Merger Agreement

MVP II and MVP I may, by written consent, acting through the special committees of their respective boards, mutually agree to terminate the Merger Agreement before completing the Merger, even after approval of the Merger and Charter Amendment by the MVP I stockholders.

In addition, either MVP II or MVP I, acting through the special committee of its board, (so long as MVP II or MVP I, as applicable, is not at fault) may terminate the Merger Agreement upon the following events:

•	if the Merger has not occurred by the outside date;
•	if a court or other governmental authority issues a final order prohibiting the Merger;
•	if the required approvals of the MVP I stockholders are not obtained; or
•	if all conditions to closing have been satisfied or waived but the other party refuses to close;

MVP I, acting through the special committee of its board, may also terminate the Merger Agreement if:

•	MVP II or Merger Sub breaches or fails to perform any of its obligations under the Merger Agreement that would result in the failure of certain of the conditions in the Merger Agreement;
•	MVP I had accepted a Superior Proposal from a Go Shop Bidder within five business days after the Go Shop Period End Time; or
•	MVP I has accepted a Superior Proposal at any time beginning on the sixth business day after the Go Shop Period End Time.

MVP II, acting through the special committee of its board, may also terminate the Merger Agreement if:

•	MVP I or other related parties breaches or fails to perform any of its obligations under the Merger Agreement that would result in the failure of certain of the conditions in the Merger Agreement; or
•	any time following the date that is five business days after the Go Shop Period End Time, any of the following occur: (a) an Adverse Recommendation Change, (b) the approval of an Acquisition Proposal by the MVP I Board, (c) a tender offer for the MVP I common stock is commenced and the MVP I Board fails to recommend against such tender offer and fails to reaffirm its recommendation that the MVP I stockholders approve the Merger and the Charter Amendment, (d) the MVP I Board fails to include its recommendation in the proxy statement to the MVP I stockholders or (e) MVP I materially violates the go shop provisions.

For more information regarding the rights of MVP II and MVP I to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152.

Termination Fees; Expenses

Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. However, if the Merger Agreement is terminated in connection with MVP I’s acceptance of an Superior Proposal, making an Adverse Recommendation Change or approval or endorsement of an Acquisition Proposal, then MVP I will pay to MVP II a termination fee of either $1.5 million or $750,000, which is referred to as the “termination fee,” depending on the occurrence of certain conditions, plus an expense reimbursement amount of up to $500,000.

For more information regarding the expense reimbursement fee, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 154.

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the MVP I stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes to the extent that they exchange shares of MVP I common stock for shares of MVP II common stock in the Merger, except with respect to any cash received in lieu of fractional shares of MVP II common stock. A holder of MVP I common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of the Combined Company common stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. It is a condition to the completion of the Merger that MVP I and MVP II each receive an opinion from its respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

For further discussion of the material U.S. federal income tax consequences of the Merger and the ownership of MVP II common stock, see “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110.

Accounting Treatment of the Merger

The Merger will be accounted for as an integrated business combination transaction by MVP II in accordance with Accounting Standards Codification Topic 805, Business Combinations. In applying the acquisition method specified by this guidance, it is necessary to identify an accounting acquirer, which may be different than the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, which entity issues additional shares in conjunction with the Merger, the relative voting interests of the respective stockholders after consummation of the Merger, and the composition of the board of directors and senior management after consummation of the Merger.

After consideration of these factors, MVP II has been identified as the accounting acquirer. In reaching this conclusion, emphasis was placed on the anticipated relative voting interests of the respective stockholders subsequent to the Merger and the fact that MVP II initiated the transaction and will issue its shares as a component of the consideration. Accordingly, MVP I’s assets (including any identifiable intangible assets) and liabilities will be recorded at their respective fair values at the date of the Merger.

The estimated fair value of the assets acquired, liabilities assumed and consideration transferred may change significantly until such time that the Merger closes. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the consolidated results of operations subsequent to the date of the Merger. As MVP II has been determined to be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page PF-2 of this proxy statement/prospectus.

Opinion of the MVP I Special Committee’s Financial Advisor

The MVP I Special Committee retained Robert A. Stanger & Co., Inc., which is referred to as “Stanger”, to provide it with financial advisory services in connection with the Merger, and, if requested by the MVP I Special Committee, a financial opinion with respect thereto. The MVP I Special Committee engaged Stanger to act as its financial advisor based on Stanger’s qualifications, expertise and reputation, and its knowledge of MVP’s business and affairs. On May 26, 2017, Stanger rendered its oral opinion, which was subsequently confirmed in writing, to the MVP I Special Committee to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Stanger as set forth therein, the merger consideration to be received by the stockholders of MVP I pursuant to the merger agreement was fair from a financial point of view to the stockholders of MVP I.

The full text of the written opinion of Stanger, dated May 26, 2017, is attached to this proxy statement/prospectus as Annex C, and is incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Stanger in rendering its opinion. The summary of the opinion of Stanger in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read Stanger’s opinion and this section summarizing Stanger’s opinion carefully and in their entirety. Stanger’s opinion was delivered to the MVP I Special Committee, in its capacity as such, and addresses only the fairness from a financial point of view of the merger consideration to be received by the stockholders of MVP I pursuant to the merger agreement, as of the date of the opinion, and does not address any other aspects or implications of the Merger. It was not intended to, and does not, constitute advice or a recommendation to any stockholder of MVP I as to how to vote at any stockholders meeting to be held in connection with the Merger or whether to take any other action with respect to the Merger.

See “The Merger—Opinion of the MVP I Special Committee’s Financial Advisor” beginning on page 97.

Comparison of Rights of MVP II Stockholders and MVP I Stockholders

At the effective time of the Merger, MVP I stockholders will become MVP II stockholders and, accordingly, their rights will be governed by the MVP II charter and bylaws and the laws of the State of Maryland. The MVP II charter and bylaws contain provisions that are different from the MVP I charter and bylaws in a number of ways.

For a summary of certain differences between the rights of MVP II stockholders and MVP I stockholders, see “Comparison of Rights of MVP I Stockholders and MVP II Stockholders” beginning on page 169.

Selected Historical Financial Information of MVP II

The following sets forth selected consolidated financial information for MVP II. The selected consolidated statements of operations data for the period ended March 31, 2017, the year ended December 31, 2016, and for the period from May 4, 2015 (inception) to December 31, 2015, and the selected consolidated balance sheet data as of March 31, 2017, and December 31, 2016 and 2015 have been derived from information provided in MVP II’s Quarterly Report on Form 10-Q/A for the period ended March 31, 2017 and its Annual Report on Form 10-K for the year ended December 31, 2016, copies of which are included in Annexes G and E (the “MVP II Periodic Reports”) to this proxy statement/prospectus. The following information should be read together with MVP II’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the MVP II Periodic Reports.

MVP REIT II, Inc.
Consolidated Balance Sheet Data

		As of December 31,
	As of March 31, 2017	2016	2015
Total assets	$128,212,000	$70,255,000	$2,448,000
Total liabilities	$63,246,000	$14,382,000	$144,000
Total equity	$64,966,000	$55,873,000	$2,304,000

MVP REIT II, Inc.
Consolidated Statements of Operations Data

	Three Months Ended March 31, 2017	Year Ended December 31, 2016	Period from May 4, 2015 (inception) to December 31, 2015
STATEMENT OF OPERATIONS DATA:
Total revenue	$2,002,000	$1,602,000	$—
Operating expenses	$4,350,000	$5,618,000	$125,000
Other expenses	$(730,000)	$(117,000)	$(1,000)
Income tax benefit	$—	$—	$—
Net loss	$(3,072,000)	$(4,152,000)	$(126,000)
STATEMENT OF CASH FLOWS DATA:
Net cash used in operating activities	$(3,672,000)	$(3,644,000)	$(207,000)
Net cash used in investing activities	$(51,839,000)	$(59,424,000)	$—
Net cash provided by financing activities	$55,301,000	$65,685,000	$2,475,000
OTHER DATA:
Distributions declared	$451,000	$732,000	$—
PER SHARE DATA – BASIC AND DILUTED:
Net (loss) income attributable to common stockholders	$(1.28)	$(3.87)	$(15.01)
Distributions declared	$0.20	$0.66	$—
Weighted average shares outstanding	2,425,200	1,102,459	8,396

Selected Historical Financial Information of MVP I

The following sets forth selected consolidated financial information for MVP I. The selected consolidated balance sheet data as of March 31, 2017 and as of December 31 for each of the years in the five-year period ended December 31, 2016 and the selected consolidated statements of operations data for the three-month period ended March 31, 2017 and each of the years in the five-year period ended December 31, 2016, have been derived from information provided in MVP I’s Quarterly Report on Form 10-Q for the period ended March 31, 2017 and its Annual Report on Form 10-K for the year ended December 31, 2016, copies of which are respectively attached hereto as Annexes F and D (the “MVP I Periodic Reports”) to this proxy statement/prospectus. The following information should be read together with MVP I’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in MVP I Periodic Reports.

MVP REIT, Inc.
Consolidated Balance Sheet Data

		As of December 31,
	As of March 31, 2017	2016	2015	2014	2013	2012
Total assets	$134,600,000	$133,220,000	$115,051,000	$50,195,000	$67,012,000	$6,171,000
Total liabilities	$59,083,000	$55,325,000	$28,882,000	$17,923,000	$43,164,000	$3,243,000
Total equity	$75,517,000	$77,895,000	$86,169,000	$32,272,000	$23,848,000	$2,928,000

MVP REIT, Inc.
Consolidated Statements of Operations Data

	Three Months Ended 31-Mar-17	Year Ended December 31,
		2016	2015	2014	2013	2012
STATEMENT OF OPERATIONS DATA:
Total revenue	$2,122,000	$8,592,000	$4,650,000	$658,000	$39,000	$—
Total expenses	$3,002,000	$11,581,000	$7,336,000	$3,410,000	$7,248,000	$937,000
Gain on sale of property	$—	$—	$1,260,000
Gain on acquisition of property	$—	$—	$—	$44,000	$—	$—
Income tax expense (benefit)	$—	$—	$—	$—	$—	$—
Total (loss) income from discontinued operations	$(59,000)	$(244,000)	$214,000	$876,000	$(1,423,000)	$(204,000)
Net loss	$(939,000)	$(3,233,000)	$(1,212,000)	$(1,832,000)	$(8,632,000)	$(1,141,000)
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$621,000	$(3,322,000)	$(2,458,000)	$(2,779,000)	$473,000	$(190,000)
Net cash used in investing activities	$(4,069,000)	$(27,233,000)	$(54,778,000)	$(2,631,000)	$(2,940,000)	$(3,279,000)
Net cash provided by financing activities	$1,527,000	$24,156,000	$53,935,000	$17,677,000	$3,481,000	$4,000,000
OTHER DATA:
Distributions to common stockholders declared	$1,652,000	$6,637,000	$4,315,000	$2,016,000	$589,000	$—
PER SHARE DATA – BASIC AND DILUTED:
Net income (loss) attributable to common stockholders	$(0.09)	$(0.30)	$(0.18)	$(0.50)	$(8.24)	$(16.36)
Distributions declared	$0.15	$0.60	$0.58	$0.55	$0.64	$—
Weighted average shares outstanding	10,969,524	10,999,713	7,502,606	3,639,056	1,041,559	69,750

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

The following summary unaudited pro forma condensed combined financial information is based on the historical financial statements of MVP I and MVP II after giving effect to the Merger and the assumptions described in the section “Unaudited Pro Forma Condensed Combined Financial Information.” The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the Combined Company or the combined financial position or results of operations that would have been realized had the Merger been consummated during the period or as of the dates for which the Unaudited Pro Forma Condensed Combined Financial Information is presented. For more information, see “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page PF-2.

MVP REIT II, Inc.
Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet Data
As of March 31, 2017

	MVP REIT II, Inc. Historical	MVP REIT, Inc. Historical	Pro Forma Adjustments	MVP REIT II, Inc. Pro Forma
Total Assets	$128,212,000	$134,600,000	$6,645,000	$269,457,000
Total Liabilities	$63,246,000	$59,083,000	$2,963,000	$125,292,000
Total Equity	$64,966,000	$75,517,000	$3,682,000	$144,165,000

MVP REIT II, Inc.
Summary Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2017

	MVP REIT II, Inc. Historical	Prior Acquisition Pro Forma Adjustments	MVP REIT I, Inc. Historical	Other Pro Forma Adjustments	MVP REIT II, Inc. Pro Forma
STATEMENT OF OPERATIONS DATA:
Total revenue	$2,002,000		$2,122,000		$4,124,000
Operating expenses	$5,080,000	$42,000	$3,002,000	$5,252,000	$13,376,000
Income tax benefit	$—
Net loss	$(3,072,000)	$(42,000)	$(939,000)	$(5,252,000)	$(9,305,000)
PER SHARE DATA – BASIC AND DILUTED
Net loss attributable to common stockholders	$(1.28)		$(0.09)		$(1.45)
Weighted average shares outstanding	2,425,200		10,969,524		6,429,075

MVP REIT II, Inc.
Summary Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2016

	MVP REIT II, Inc. Historical	Prior Acquisition Pro Forma Adjustments	MVP REIT I, Inc. Historical	Other Pro Forma Adjustments	MVP REIT II, Inc. Pro Forma
STATEMENT OF OPERATIONS DATA:
Total revenue	$1,602,000		$8,592,000		$10,194,000
Operating expenses	$5,735,000	$119,000	$11,581,000	$5,234,000	$22,669,000
Income tax benefit	$—		$—
Net loss	$(4,152,000)	$(119,000)	$(3,233,000)	$(5,234,000)	$(12,738,000)
PER SHARE DATA – BASIC AND DILUTED
Net loss attributable to common stockholders	$(3.87)		$(0.30)		$(2.49)
Weighted average shares outstanding	1,102,459		10,999,713		5,118,354

Comparative Distribution Information

MVP II’s Distribution Data

The MVP II Board has historically authorized and MVP II has historically declared distributions to MVP II stockholders on a monthly basis, with a record date on the 24th of each month and a distribution payment date on the 10th day of the following month (or the next business day if the 10th is not a business day). On October 23, 2015, MVP II approved a plan for payment of initial monthly cash distributions of $0.0625 per share and monthly stock dividends of $0.0625 per share, based on a purchase price of $25.00 per share. There can be no assurance that the MVP II Board will continue to authorize and MVP II will continue to declare such distributions at such amount and frequency, if at all.

The following table summarizes distributions paid in cash and pursuant to the MVP II distribution reinvestment plan for the years ended December 31, 2016 and 2015 and for the three months ended March 31, 2017:

Period	Cash Distribution	Distribution Paid Pursuant to Distribution Reinvestment Plan(1)	Total Amount of Distribution
First Quarter 2017	$161,000	$285,000	$446,000
Total	$161,000	$285,000	$446,000
First Quarter 2016	$10,000	$14,000	$24,000
Second Quarter 2016	47,000	67,000	114,000
Third Quarter 2016	85,000	136,000	221,000
Fourth Quarter 2016	132,000	241,000	373,000
Total	$274,000	$458,000	$732,000
First Quarter 2015	$—	$—	$—
Second Quarter 2015	—	—	—
Third Quarter 2015	—	—	—
Fourth Quarter 2015	—	—	—
Total	$—	$—	$—
(1)	Amount of distributions paid in shares of common stock pursuant to the MVP II distribution reinvestment plan.

MVP I’s Distribution Data

The MVP I Board has historically authorized and MVP I has historically declared a distribution to its stockholders on a monthly basis, with a record date on the 24th of each month and a distribution payment date on the 10th day of the following month (or the next business day if the 10th is not a business day). On October 3, 2012, MVP I approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, MVP I approved a monthly distribution rate on its shares of common stock of $0.0465 per share. On June 4, 2013, MVP I approved a monthly distribution rate on its shares of common stock of $0.05025. On May 1, 2017 MVP I announced, in connection with the proposed Merger, that the monthly distribution for record holders as of May 24, 2017, expected to be paid on June 10, 2017, will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). There can be no assurance that the MVP I Board will continue to authorize and MVP I will continue to declare such distributions at such amounts and frequency, if at all.

The following table summarizes distributions paid in cash and pursuant to the MVP I distribution reinvestment plan for the years ended December 31, 2016 and 2015 and for the three months ended March 31, 2017.

Period	Cash Distribution	Distribution Paid Pursuant to Distribution Reinvestment Plan(1)	Total Amount of Distribution
First Quarter 2017	$1,351,000	$301,000	$1,652,000
Total	$1,351,000	$301,000	$1,652,000
First Quarter 2016	$1,041,000	$621,000	$1,662,000
Second Quarter 2016	$1,461,000	$205,000	$1,666,000
Third Quarter 2016	$1,616,000	$42,000	$1,658,000
Fourth Quarter 2016	$1,397,000	$254,000	$1,651,000
Total	$5,515,000	$1,122,000	$6,637,000
First Quarter 2015	$535,000	$148,000	$683,000
Second Quarter 2015	$623,000	$265,000	$888,000
Third Quarter 2015	$751,000	$388,000	$1,139,000
Fourth Quarter 2015	$1,015,000	$590,000	$1,605,000
Total	$2,924,000	$1,391,000	$4,315,000
(1)	Amount of distributions paid in shares of MVP I common stock pursuant to the MVP I distribution reinvestment plan.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 52, you should carefully consider the following risks before deciding whether to vote for the approval of the Merger, the Charter Amendment and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals to approve the Merger and the Charter Amendment. In addition, you should read and consider the risks associated with each of the businesses of MVP II and MVP I because these risks will also affect the Combined Company. Risks in relation to MVP I’s business are described in its Annual Report on Form 10-K for the year ended December 31, 2016, which is attached hereto as Annex D, and other reports filed by MVP I with the SEC. Risks in relation to MVP II’s business are described in its Annual Report on Form 10-K for the year ended December 31, 2016, which is attached hereto as Annex E, and other reports filed by MVP II with the SEC. You should also read and consider the other information in this proxy statement/prospectus.

Risk Factors Relating to the Merger

The exchange ratio will not be adjusted in the event of any change in the value of the shares of MVP I common stock or MVP II common stock.

Upon the consummation of the Merger, each share of MVP I common stock will be converted into the right to receive 0.365 shares of MVP II common stock. This exchange ratio will not be adjusted for changes in the value of MVP I and its investments or MVP II and its investments, including, but not limited to, changes in the following factors:

•	the announcement of the Merger or the prospects of the Combined Company;
•	changes in market assessments of the business, operations, financial position and prospects of either MVP I or MVP II;
•	stockholder sentiment of the likelihood that the Merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the value of real estate investments;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which MVP I and MVP II operate; and
•	other factors beyond the control of MVP II and MVP I, including those described or referred to elsewhere in this “Risk Factors” section.

Factors such as MVP II’s operating performance and the performance of similar companies, actual or anticipated differences in operating results, changes in market valuations of similar companies, strategic decisions by MVP II, including the Merger, or strategic decisions by MVP II’s competitors, the realization of any of the other risk factors presented in this proxy statement/prospectus and other factors, including factors unrelated to MVP II’s performance such as general market conditions and changes in interest rates that may impact other companies, including MVP II’s competitors, could affect the value of MVP II and its investments. Furthermore, the fixed value per share of MVP II common stock used in calculating the exchange ratio may be greater than the actual value per share of MVP II common stock.

The terms of the Merger may not be as favorable to the MVP I stockholders and MVP II stockholders as if only independent representatives were involved in analyzing the transactions.

While each of the MVP I Board and the MVP II Board formed a separate special committee composed of independent and disinterested directors and each special committee retained separate legal and financial advisors to assist it in evaluating the Merger and negotiating the Merger Agreement, representatives of each of MVP I and MVP II, including their officers who are employed by the Advisor, performed an initial review of potential alternatives for MVP I and MVP II and provided input regarding the initial terms and conditions of the Merger, and were involved in the negotiation of the fee arrangements with the Advisor. If only independent representatives of MVP I and MVP II were involved in considering alternative transactions for MVP I and MVP II and analyzing the transactions, the terms of the Merger might have been different.

The Merger and the Charter Amendment are subject to approval by MVP I stockholders.

In order for the Merger to be completed, MVP I stockholders must approve each of the Merger and the Charter Amendment, each of which require the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on such proposal at the MVP I special meeting. If such required votes are not obtained by the outside date, either party, through their respective special committee can terminate the Merger Agreement, in which case the Merger would not be consummated. The failure to achieve expected benefits and unanticipated costs relating to the Merger could reduce MVP I’s and MVP II’s financial performance.

MVP II stockholders and MVP I stockholders will be diluted by the Merger.

The Merger will dilute the ownership position of the current MVP II stockholders and result in MVP I stockholders having an ownership stake in MVP II that is smaller than their current stake in MVP I. In connection with the Merger, MVP II expects to issue up to approximately 4,013,968 shares of MVP II common stock to the holders of MVP I common stock, based on the number of shares of MVP I common stock outstanding as of May 31, 2017. MVP II stockholders and the former MVP I stockholders are expected to hold approximately 39.6% and 60.4%, respectively, of the Combined Company’s common stock outstanding immediately after the Merger, based on the number of Shares of MVP I common stock and MVP I common stock outstanding as of May 31, 2017. Consequently, MVP II stockholders and MVP I stockholders, as a general matter, will have less influence over the management and policies of MVP II after the Merger than each exercise over the management and policies of MVP II and MVP I, as applicable, immediately prior to the Merger.

As a result of the Merger, MVP II will issue new shares of MVP II common stock, and the holders of such MVP II common stock will be entitled to voting and distribution rights in the Combined Company.

MVP I stockholders will receive shares of MVP II common stock in the Merger. The holders of such shares of MVP II common stock will be entitled to voting and distribution rights. As noted in the immediately preceding risk factor, former holders of MVP I common stock are expected to hold approximately 60.4% of the Combined Company’s common stock outstanding immediately after the Merger.

Failure to complete the merger could negatively impact the future business and financial results of MVP I and MVP II and could result in MVP I being required to incur payment obligations to MVP II.

If the Merger is not completed, the ongoing businesses of MVP II and MVP I could be adversely affected and each of MVP II and MVP I will be subject to several risks, including the following:

•	MVP I being required, under certain circumstances, to pay MVP II a $1.5 million or $750,000 termination fee and up to $500,000 in expense reimbursement;
•	still having to pay certain costs relating to the Merger, such as legal, accounting, financial advisory, filing, printing and mailing fees and employee severance and retention expenses; and
•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

If the Merger is not completed, these risks could materially adversely affect the business, financial results and stock prices of MVP II or MVP I.

The pendency of the Merger could adversely affect the business and operations of MVP II and MVP I.

In connection with the pending Merger, some business partners or vendors of each of MVP II and MVP I may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of MVP II and MVP I, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of MVP II and MVP I may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Some of the directors and executive officers of each of MVP I and MVP II have interests in seeing the Merger completed that are different from, or in addition to, those of the other MVP I stockholders and MVP II stockholders, respectively.

Some of the directors and executive officers of each of MVP I and MVP II have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the MVP I stockholders and the MVP II stockholders, respectively. These interests, among other things, may influence the directors and executive officers of each of MVP I and MVP II to support or approve the Merger. See “The Merger—Interests of MVP I and MVP II Directors and Executive Officers in the Merger” beginning on page 104.

The Merger Agreement prohibits MVP I from soliciting proposals relating to alternative business combination transactions after the Go Shop Period End Time, and places conditions on its ability to negotiate and accept a Superior Proposal, which may adversely affect MVP I stockholders.

In the Merger Agreement, MVP I agreed that, beginning as of the Go Shop Period End Time, it will be subject to restrictions relating to, among other things, the initiation, solicitation, knowing encouragement or facilitation of any inquiries, offers, or other actions that constitute or may reasonably be expected to lead to an Acquisition Proposal. After that date, under certain circumstances, MVP I would have been allowed to engage in the restricted activities with respect to an Acquisition Proposal (or an amendment to such proposal) if it had received the proposal prior to such date from a Go Shop Bidder. Additionally, under certain circumstances, after the Go Shop Period End Time, the MVP I Board has the right, upon receipt of an Acquisition Proposal that constituted a Superior Proposal (as such term is defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I” and, subject to its obligations under the Merger Agreement), to give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal. The limitations, requirements and conditions mentioned above are further described herein under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I.” The limitations, requirements and conditions described above may make it more unlikely that after the Go Shop Period End Time a proposal relating to an alternative business combination transaction would emerge for MVP I and may make it more difficult and expensive for MVP I to accept a proposal relating to an alternative business combination transaction that the MVP I Special Committee determines to be superior to the Merger.

Provisions in the Existing MVP I Amended and Restated Advisory Agreement may discourage a third party from making an Acquisition Proposal.

The Existing MVP I Advisory Agreement provides for the payment of certain acquisition and disposition fees in connection with certain purchases and sales of assets, which would otherwise apply to the transactions contemplated by the Merger Agreement. The Amended and Restated MVP II Advisory Agreement and the Termination and Fee Agreement provide that such fees are generally not payable in connection with the Merger. There is no guarantee that the Advisor would enter into similar agreements with a potential third-party acquirer and, as a result, these fees may have the effect of discouraging a third party from making an Acquisition Proposal.

In certain circumstances, either of MVP I or MVP II may terminate the Merger Agreement.

MVP I or MVP II may terminate the Merger Agreement if the Merger has not been consummated by the outside date or if all conditions to closing have been satisfied or waived and the other party refuses to close. Also, the Merger Agreement may be terminated if a final and non-appealable order is entered prohibiting or disapproving the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain receipt of approvals from MVP I stockholders. In addition, MVP I has the right to terminate the Merger Agreement if MVP I has accepted a Superior Proposal. MVP II has the right to terminate the Merger Agreement at any time beginning six business days after the Go Shop Period End Time upon an Adverse Recommendation Change, the approval or endorsement of an Acquisition Proposal by the MVP I Board (as such terms are defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”), the failure of the MVP I Board to recommend in favor of the Merger proposal and the Charter Amendment proposal, and other similar events. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152.

There may be unexpected delays in the consummation of the Merger, which could impact the ability to timely achieve the benefits associated with the Merger.

The Merger Agreement provides that either MVP II or MVP I may terminate the Merger Agreement if the Merger has not occurred by the outside date. Certain events may delay the consummation of the Merger. Some of the events that could delay the consummation of the Merger include difficulties in obtaining the approval of MVP I stockholders or satisfying the other closing conditions to which the Merger is subject. For more information, please see the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152.

The Merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact MVP II’s ability to complete the transactions.

The Merger is subject to certain closing conditions, including, among other things (a) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (b) the approval of the Merger and the Charter Amendment, each by a majority of all the votes entitled to be cast on the matter by the MVP I stockholders at the MVP I special meeting, (c) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards and (d) the receipt of opinions of counsel regarding certain tax matters. There can be no assurance these conditions will be satisfied or waived, if permitted, or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the Merger or whether the Merger will be completed at all.

Following the Merger, the Combined Company may be unable to integrate successfully the businesses of MVP II and MVP I and realize the anticipated benefits of the Merger or do so within the anticipated timeframe.

The Merger involves the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the Combined Company will be required to devote significant management attention and resources to integrating the properties and operations of MVP II and MVP I. It is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with business partners, franchisors, vendors and other parties or to fully achieve the anticipated benefits of the Merger.

The value of MVP II common stock may decline as a result of the Merger.

The estimated value of MVP II common stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by the MVP II Board, or if the effect of the Merger on MVP II’s financial results is not consistent with the expectations of the MVP II Board. In addition, following the effective time of the Merger, MVP II stockholders and former MVP I stockholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities.

After the Merger is completed, MVP I stockholders who receive MVP II common stock in the Merger will have different rights that may be less favorable than their current rights as MVP I stockholders.

After the consummation of the Merger, MVP I stockholders who receive shares of MVP II common stock will have certain different rights than they currently have as MVP I stockholders. For a detailed discussion of the differences between your rights as a MVP I stockholder and your rights as a MVP II stockholder, see “Comparison of Rights of MVP I Stockholders and MVP II Stockholders” beginning on page 169.

An adverse judgment in a lawsuit challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

If any purported stockholder files a lawsuit challenging the Merger, MVP II and MVP I cannot assure you as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may prevent the completion of the Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of MVP II’s businesses.

Counterparties to certain significant agreements with MVP II and/or MVP I may have consent rights in connection with the Merger.

Each of MVP II and MVP I is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the Merger may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the

Merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements, and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under other agreements and, consequently, trigger rights of the counterparties to such other agreements, including termination rights where available.

Risk Factors Relating to the Combined Company Following the Merger, Recent and Pending Transactions and the Combined Company’s Operations Generally

The Combined Company expects to incur substantial expenses related to the Merger.

The Combined Company expects to incur substantial expenses in connection with completing the Merger and integrating the properties and operations of MVP I with those of MVP II. While MVP II has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.

The property portfolio of the Combined Company after the Merger will be comprised of parking facilities, making the Combined Company more vulnerable economically than if its investments were less focused on parking-related assets.

Of the combined property portfolio of MVP II and MVP I, a significant portion of total revenue will come from parking facilities. As a result, the Combined Company may be particularly subject to risks inherent in the parking industry. Adverse changes in global, national and local economic conditions could have a negative impact on the Combined Company’s business. If adverse economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for parking services, the Combined Company’s revenues could be reduced. In addition, the Combined Company’s parking facilities will tend to be concentrated in urban areas. Users of the Combined Company’s parking facilities will include workers who commute by car to their places of employment in these urban centers. The return on the Combined Company’s investments could be materially adversely affected to the extent that weak economic conditions or demographic factors result in the elimination of jobs and high unemployment in these urban areas. In addition, increased unemployment levels, the movement of white-collar jobs from urban centers to suburbs or out of North America entirely, increased office vacancies in urban areas, movement toward home office alternatives or lower consumer spending could reduce consumer demand for parking, which could adversely impact the Combined Company’s revenues and financial condition. Moreover, changing lifestyles and technology innovations also may decrease the need for parking spaces, thereby decreasing the demand for parking facilities. The need for parking spaces, for example, may decrease as the public increases its use of livery service companies and ride sharing companies or elects to take public transit for their transportation needs. Future technology innovations, such as driverless vehicles, also may decrease the need for parking spaces. These and other developments affecting the demand for parking could have a material, adverse effect on the value of the Combined Company’s properties, as well as the Combined Company’s revenues and distributions to stockholders.

Provisions in the MVP II Amended and Restated Advisory Agreement may discourage MVP II Advisor from selling or acquiring properties after the Merger closes.

The Existing MVP II Advisory Agreement provides for the payment of certain acquisition and disposition fees in connection with certain purchases and sales of assets. However, the MVP II Amended and Restated Advisory Agreement removes these provisions and instead provides only for the payment to MVP II Advisor of asset management fees. Thus, MVP II Advisor may not pursue the acquisition of a property after the closing of the Merger even if it could obtain an otherwise favorable purchase or sale price for such property.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded portfolio and operations following the Merger.

Following the Merger, the Combined Company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon MVP II

Advisor’s ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The Combined Company cannot assure you that its expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The historical and unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement/prospectus may not be representative of MVP II’s results after the Merger, and accordingly, you have limited financial information on which to evaluate MVP II following the Merger. The unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed consolidated financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger that MVP I and MVP II believe are reasonable under the circumstances. Neither MVP I nor MVP II can assure you that the assumptions will prove to be accurate.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect the Combined Company’s results of operations and returns to the Combined Company’s stockholders.

The Combined Company will be subject to risks incident to the ownership of real estate-related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for similar properties in an area; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. Additionally, MVP I and MVP II are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a recession or rise in interest rates could make it more difficult for the Combined Company to lease real properties or dispose of them. These conditions, or others that MVP I and MVP II cannot predict, may adversely affect the Combined Company’s results of operations, cash flow and returns to the Combined Company’s stockholders.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the value that the Combined Company can realize from assets that it owns or acquires.

The Combined Company’s investments in real estate will be subject to the risks typically associated with real estate.

The Combined Company will invest directly in real estate. It is not known whether the values of properties that the Combined Company will own directly will remain at the levels existing on the dates of acquisition. If the values of properties the Combined Company owns drop, the Combined Company’s risk will increase because of the lower value of the real estate. In this manner, real estate values could impact the value of the Combined Company’s real estate investments. Therefore, the Combined Company’s investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and
•	the potential for uninsured or underinsured property losses.

Any parking facilities owned by the Combined Company will face intense competition, which may adversely affect rental and fee income.

MVP I and MVP II believe that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities the Combined Company acquires may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than MVP I and MVP II do in owning and operating parking facilities. Moreover, some of the competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to the Combined Company, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect the Combined Company’s operating results. Additionally, an economic slowdown in a particular market could have a negative effect on the Combined Company’s parking fee revenues.

If competitors build new facilities that compete with the Combined Company’s facilities or offer space at rates below the rates the Combined Company charges, the Combined Company’s lessees may lose potential or existing customers and may be pressured to discount their rates to retain business and to reduce rents paid to the Combined Company. As a result, the Combined Company’s ability to make distributions to stockholders may be impaired. In addition, increased competition for customers may require the Combined Company to make capital improvements to facilities that the Combined Company would not otherwise make, which could reduce cash available for distribution to the Combined Company’s stockholders.

The Combined Company’s potential investments in real estate secured loans will be subject to risks typically associated with such investments.

Although the Combined Company expects to continue investing predominantly in parking facilities following the Merger, the Combined Company also expects to continue one of MVP I’s investment strategies of seeking investments in real estate secured loans as potential non-core assets to supplement its investment portfolio. Any such investments will be subject to risks typically associated with real estate secured loans, including, but not limited to, the following:

•	Real estate secured loans are secured by real property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired.
•	Any real estate secured loans the Combined Company may invest in will be at risk of defaults caused by conditions beyond its control, including local and other economic conditions affecting real estate values and interest rate levels. The Combined Company will not know whether the values of the property securing the real estate secured loans will remain at the levels existing on the dates of acquisition of such loans. If the values of the underlying properties drop, the Combined Company’s risk will increase because of the lower value of the security associated with such loans.
•	In the event of any default under a real estate secured loan held by the Combined Company, it will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of such loan, which could have a material adverse effect on the Combined Company’s cash flow from operations.
•	Foreclosure of a real estate secured loan can be an expensive and lengthy process that could have a substantial negative effect on the Combined Company’s anticipated return on the foreclosed loan. In addition, if the Combined Company acquires property by foreclosure following defaults under any of its real estate secured loans, the Combined Company will have the economic and liability risks as the owner, including, among other things, insurance costs, costs of maintenance and taxes relating to any property acquired through the foreclosure process.

•	Any real estate secured loans the Combined Company makes will be subject to interest rate fluctuations that could reduce its returns as compared to market interest rates.
•	Returns on any loan investments may be limited by costs incurred to comply with extensive regulation imposed by federal, state and local authorities and judicial and administrative decisions.

Future securities class action lawsuits, governmental investigations and regulatory oversight may result in increased expenses or harm the Combined Company’s financial results.

As a result of regulatory inquiries or other regulatory actions, the Combined Company may become subject to lawsuits. The ability of the Combined Company to access capital markets, including commercial debt markets, could be negatively impacted by unfavorable, or the possibility of unfavorable, outcomes to lawsuits or adverse regulatory actions.

The Combined Company may be subject to regulatory inquiries, which could continue to result in costs and personnel time commitment to respond. The Combined Company may also be subject to additional investigations and action by governing regulatory agencies as a result of its activities, which could result in costs to respond and fines or changes in the Combined Company’s business practices, any of which could have a material adverse effect on the financial condition, results of operations, liquidity and capital resources, and cash flows of the Combined Company.

The Combined Company may not be able to use debt to meet its cash requirements.

The Combined Company may periodically use short-term financing to complete planned development projects, perform renovations to its properties, make stockholder distributions or share redemptions in periods of fluctuating income from its properties. The debt markets have been volatile and subject to increased regulation in recent years, and as a result, the Combined Company may not be able to use debt to meet its cash requirements, including refinancing any future scheduled debt maturities.

The Combined Company could become more highly leveraged in the future.

Following the Merger of MVP I into Merger Sub, it is possible that the Combined Company may increase its outstanding debt from current levels. If the Combined Company becomes more highly leveraged, the resulting increase in outstanding debt could adversely affect its ability to make debt service payments, to pay its anticipated distributions and to make the distributions required to qualify as a REIT. The occurrence of any of the foregoing risks could adversely affect the Combined Company’s business, financial condition and results of operations, its ability to make distributions to its stockholders and the value of its common stock.

Each of MVP I and MVP II depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The future success of the Combined Company depends in large part on MVP II Advisor’s ability to hire and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, particularly Michael V. Shustek, who has extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that he is important to the Combined Company’s success is that Mr. Shustek has a national industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders and industry personnel.

Many of MVP II Advisor’s other key personnel also have extensive experience and strong reputations in the real estate and parking industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and parking facility operators and managers is crucially important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s board of directors or one or more of the Combined Company’s executive officers, or MVP II Advisor’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, parking facility operators and managers and other industry personnel, which could materially and adversely affect the Combined Company.

The Combined Company will face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of the Combined Company’s information technology networks and related systems.

The Combined Company will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside the Combined Company’s organization or persons with access to systems inside the Combined Company’s organization, and other significant disruptions of the Combined Company’s information technology, or IT, networks and related systems. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The Combined Company’s IT networks and related systems will be essential to the operation of the Combined Company’s business and the Combined Company’s ability to perform day-to-day operations, and, in some cases, may be critical to the operations of certain of the Combined Company’s tenants. There can be no assurance that the Combined Company’s efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving the Combined Company’s IT networks and related systems could adversely impact the Combined Company’s financial condition, results of operations, cash flows, and the Combined Company’s ability to satisfy its debt service obligations and to pay distributions to its stockholders.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect the Combined Company’s stockholder returns.

The Combined Company’s properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential terrorist acts could sharply increase the premiums the Combined Company pays for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit the Combined Company’s ability to finance or refinance real property the Combined Company may hold. In such instances, the Combined Company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose the Combined Company to uninsured casualty losses. In the event that any of the Combined Company’s property incurs a casualty loss which is not fully covered by insurance, the value of the Combined Company’s assets will be reduced by any such uninsured loss. In addition, MVP I and MVP II cannot assure stockholders that funding will be available to the Combined Company for repair or reconstruction of damaged property in the future.

Certain loans are and may be secured by mortgages on the Combined Company’s properties and if the Combined Company defaults under its loans, it may lose properties through foreclosure.

The Combined Company may obtain loans that are secured by mortgages on its properties, and the Combined Company may obtain additional loans evidenced by promissory notes secured by mortgages on its properties. As a general policy, the Combined Company will seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of its assets. If recourse on any loan incurred by the Combined Company to acquire or refinance any particular property includes all of its assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, the Combined Company could lose that property through foreclosure if it defaults on that loan. In addition, if the Combined Company defaults under a loan, it is possible that it could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to it which could affect distributions to stockholders or lower the Combined Company’s working capital reserves or its overall value.

The Combined Company’s costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liabilities on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect the Combined Company’s ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require the Combined Company to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, operations of the Combined Company’s parking facilities and other tenant operations, the existing condition of land when the Combined Company buys it, operations in the vicinity of the Combined Company’s real property, such as the presence of underground storage tanks, oil leaks and other vehicle discharge, or activities of unrelated third parties may affect the Combined Company’s real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which the Combined Company may be required to comply and which may subject the Combined Company to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, the Combined Company may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines the Combined Company must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect the Combined Company’s business, lower the value of the Combined Company’s assets or results of operations and, consequently, lower the amounts available for distribution to the Combined Company’s stockholders.

Risk Factors Relating to an Investment in MVP II Common Stock

Shares of MVP II common stock are illiquid. No public market currently exists for MVP II’s shares, and the MVP II charter does not require MVP II to liquidate MVP II’s assets or list MVP II’s shares on an exchange by any specified date, or at all. It will be difficult for MVP II stockholders to sell shares, and if MVP II stockholders are able to sell shares, it will likely be at a substantial discount.

There is no current public market for MVP II’s shares, and the MVP II charter does not require MVP II to liquidate MVP II’s assets or list MVP II’s shares on an exchange by any specified date, or at all. The MVP II charter limits stockholders ability to transfer or sell shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. The MVP II charter also prohibits the ownership of more than 9.8% in value of the aggregate of MVP II’s outstanding capital stock or more than 9.8% in value or number, whichever is more restrictive, of the aggregate of MVP II’s outstanding common stock unless exempted prospectively or retroactively by the MVP II Board. These restrictions may inhibit large investors from purchasing MVP II’s stockholders’ shares. Moreover, the MVP II SRP includes numerous restrictions that limit stockholders ability to sell shares to MVP II, and the MVP II Board may amend, suspend or terminate the MVP II SRP without stockholder approval upon 30 days’ written prior notice. It will be difficult for MVP II stockholders to sell shares promptly or at all. If MVP II stockholders are able to sell shares other than pursuant to the MVP II SRP, MVP II stockholders will likely have to sell them at a substantial discount to their purchase price. It is also likely that MVP II stockholders’ shares would not be accepted as the primary collateral for a loan.

MVP II is not required to disclose an estimated net asset value per share of MVP II common stock until May 2018, and the purchase price paid for shares of MVP II common stock may be higher than such estimated net asset value. The estimated net asset value per share may not be an accurate reflection of the fair value of MVP II’s assets and liabilities and likely will not represent the amount of net proceeds that would result if MVP II were liquidated or dissolved.

To assist members of FINRA and their associated persons that participated in MVP II’s primary offering, pursuant to FINRA Conduct Rules, MVP II intends to have MVP II Advisor prepare an annual report of the per share estimated value of shares of MVP II common stock, the method by which it was developed and the date of the data used to develop the estimated values. For this purpose, MVP II intends to use the price paid to acquire a share of common stock in MVP II’s primary offering as MVP II’s estimated per share value until 150 days following the second anniversary of the date MVP II satisfies the minimum offering requirement in the primary offering. This approach to valuing MVP II’s shares may bear little relationship and will likely exceed what a stockholder might receive for his or her shares if they tried to sell them or if MVP II liquidated its portfolio. MVP II expects to disclose an estimated per share value of MVP II’s shares no later than 150 days following the second anniversary of the date MVP II satisfied the minimum offering requirement in the primary offering, or the Valuation Date, although MVP II may determine to provide an estimated per share value based upon a valuation earlier than presently anticipated.

Although MVP II’s initial price of $25.00 per share represents the price at which investors purchased shares in MVP II’s primary offering, this price and any subsequent estimated per share values are likely to differ from the price at which an MVP II stockholder could resell the shares because: (i) there is no public trading market for MVP II’s shares at this time, nor will there be following the Merger; (ii) the price does not reflect and will not reflect the fair value of MVP II’s assets as MVP II acquires them, nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from MVP II’s offering is net of acquisition fees and costs; (iii) the estimated per share value does not take into account how market fluctuations affect the value of MVP II’s investments, including how the current conditions in the financial and real estate markets may affect the values of MVP II’s investments; and (iv) the estimated per share value does not take into account how developments related to individual assets may increase or decrease the value of MVP II’s portfolio.

Currently there are no SEC, federal or state rules that establish requirements concerning the methodology to employ in determining an estimated per share value. When determining the estimated value per share on the Valuation Date and annually thereafter, MVP II Advisor, or another firm MVP II chooses for that purpose, will estimate the value of MVP II’s shares based upon the fair value of MVP II’s assets less the fair value of MVP II’s liabilities under market conditions existing at the time of the valuation. MVP II will obtain independent third party appraisals for its properties and will value its other assets in a manner MVP II deems most suitable under the circumstances, which will include an independent appraisal or valuation. MVP II’s independent directors will be responsible for the oversight of the valuation process, including approval of the engagement of any third parties to assist in the valuation of assets, liabilities and unconsolidated investments. MVP II anticipates that any property appraiser MVP II engages will be a member of the Appraisal Institute with the MAI designation or such other professional valuation designation appropriate for the type and geographic locations of the assets being valued and will provide a written opinion, which will include a description of the reviews undertaken and the basis for such opinion. Any such appraisal will be provided to a participating dealer upon request. The valuations are estimates and consequently should not be viewed as an accurate reflection of the fair value of MVP II’s investments nor will they represent the amount of net proceeds that would result from an immediate sale of MVP II’s assets.

The Combined Company may be unable to pay or maintain distributions from cash available from operations.

If the Combined Company’s properties do not generate sufficient revenue to meet operating expenses, the Combined Company’s cash flow and ability to make distributions to stockholders may be adversely affected. The Combined Company will be subject to all operating risks common to parking facilities. These risks might adversely affect occupancy or rental rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rental rates. The local, regional and national parking markets may limit the extent to which rental rates may be increased to meet increased operating expenses without decreasing occupancy rates. There can be no assurance that the Combined Company will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future. Also, while management may establish goals as to particular rates of distribution or have an intention to make distributions at a particular rate, there can be no assurance that such goals or intentions will be realized.

While the Combined Company will generally seek to make distributions from its operating cash flows (although there is no obligation to do so), the Combined Company may, in certain circumstances, make distributions in part from financing proceeds or other sources. While distributions from such sources would result in the stockholder receiving cash, the consequences to the stockholder would differ from a distribution from the Combined Company’s operating cash flows. For example, if financing is the source of a distribution, that financing would have to be repaid.

The following is a summary of each of MVP I and MVP II’s historical cash flows from operating activities and distributions:

MVP II Distributions

Period(1)	Distributions Paid in Cash	Distributions Paid through MVP II DRIP(2)	Total Distributions Paid(3)
First Quarter 2016	$10,000	$14,000	$24,000
Second Quarter 2016	47,000	67,000	114,000
Third Quarter 2016	85,000	136,000	221,000
Fourth Quarter 2016	132,000	241,000	373,000
Total	$274,000	$458,000	$732,000
(1)	MVP II did not pay any distributions to its stockholders during the year ended December 31, 2015.
(2)	As of December 31, 2016, MVP II issued 29,264 shares of its common stock as dividend distributions made to MVP II stockholders through the DRIP.
(3)	To date, all distributions have been paid from offering proceeds and therefore may represent a return of capital.

MVP II Historical Cash Flows from Operating Activities

	For the Year Ended December 31, 2016	For the period from May 4, 2015 (Inception) through December 31, 2015
Cash flows from operating activities
Net Loss	$(4,152,000)	$(126,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from investment in equity method investee	(3,000)	—
Distribution from MVP I	(34,000)	—
Amortization	40,000	—
Depreciation expense	195,000	—
Contribution from MVP II Sponsor for unreimbursed organizational expenses	—	61,000
Changes in operating assets and liabilities:
Cash - Restricted	(100,000)	—
Due to related parties	543,000	32,000
Accounts payable	479,000	6,000
Loan fees	(348,000)	—
Security deposits	2,000	—
Deferred revenue	45,000	—
Accounts receivable	(208,000)	—
Prepaid expenses	(103,000)	(180,000)
Net cash used in operating activities	$(3,644,000)	$(207,000)

MVP I Distributions

Period	Distributions Paid in Cash	Distribution Paid through MVP I DRP	Total Distributions Paid(1)
First Quarter 2016	$1,041,000	$621,000	$1,662,000
Second Quarter 2016	1,461,000	205,000	1,666,000
Third Quarter 2016	1,616,000	42,000	1,658,000
Fourth Quarter 2016	1,397,000	254,000	1,651,000
Total	$5,515,000	$1,122,000	$6,637,000
First Quarter 2015	$535,000	$148,000	$683,000
Second Quarter 2015	623,000	265,000	888,000
Third Quarter 2015	751,000	388,000	1,139,000
Fourth Quarter 2015	1,015,000	590,000	1,605,000
Total	$2,924,000	$1,391,000	$4,315,000
(1)	To date, all distributions have been paid from offering proceeds and therefore may represent a return of capital.

MVP I Historical Cash Flow From Operating Activities

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(3,233,000)	$(1,212,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,263,000	799,000
Amortization of loan costs	195,000	83,000
Impairment of Investment in real estate	100,000	—
Income from investment in equity method investee	(116,000)	—
Changes in operating assets and liabilities:
Restricted cash	(579,000)	(745,000)
Prepaid expenses	(128,000)	(70,000)
Deferred rental assets	(48,000)	(132,000)
Accounts receivable	39,000	(42,000)
Other assets	19,000	(13,000)
Capitalized loan fees	(933,000)	(180,000)
Security deposits	37,000	211,000
Assets held for sale	—	(1,574,000)
Due to related parties	(469,000)	(9,000)
Deferred revenue	30,000	25,000
Accounts payable and accrued liabilities	501,000	401,000
Net cash used in operating activities	$(3,322,000)	$(2,458,000)

Real property is an illiquid investment, and the Combined Company may be unable to adjust its portfolio in response to changes in economic or other conditions or sell a property if or when the Combined Company decides to do so.

Real property is an illiquid investment. The Combined Company may be unable to adjust its portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond the control of the Combined Company. MVP I and MVP II cannot predict whether the Combined Company will be able to sell any real property for the price or on the terms set by the Combined Company, or whether any price or other terms offered by a prospective purchaser would be acceptable to the Combined

Company. MVP I and MVP II cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Also, the Combined Company may acquire real properties that are subject to contractual “lock-out” provisions that could restrict the Combined Company’s ability to dispose of the real property for a period of time.

The Combined Company may be required to expend funds to correct defects or to make improvements before a property can be sold. MVP I and MVP II cannot assure stockholders that the Combined Company will have funds available to correct such defects or to make such improvements.

In acquiring a real property, the Combined Company may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. The Combined Company’s real properties may also be subject to resale restrictions. All of these provisions would restrict the Combined Company’s ability to sell a property, which could reduce the amount of cash available for distribution to the Combined Company’s stockholders.

Maryland law and certain provisions under the MVP II charter and bylaws may impede attempts to acquire control of the Combined Company and may deter or prevent stockholders’ ability to change the Combined Company’s management.

Some provisions of the MVP II charter and bylaws may have the effect of delaying, deferring or preventing a change in control. These provisions may make it more difficult for other persons, without the approval of the Combined Company’s board of directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. These provisions include a prohibition on ownership, either directly or indirectly, of more than 9.8% of the outstanding common stock by any stockholder.

MVP II has a limited operating history which makes MVP II’s future performance difficult to predict.

MVP II is a recently formed company, and MVP II has a limited operating history. You should not assume that MVP II’s performance will be similar to the past performance of other real estate investment programs sponsored by MVP II Sponsor or the parent of MVP II Sponsor. MVP II’s lack of an operating history increases the risk and uncertainty that you face in making an investment in MVP II’s shares.

MVP II has experienced losses in the past, and MVP II may experience additional losses in the future.

Historically, MVP II has experienced net losses (calculated in accordance with accounting principles generally accepted in the United States of America), and MVP II may not be profitable or realize growth in the value of MVP II’s investments. Many of MVP II’s losses can be attributed to start-up costs, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments.

MVP II may change MVP II’s targeted investments and investment guidelines without stockholder consent.

The MVP II Board may change MVP II’s targeted investments and investment guidelines at any time without the consent of MVP II’s stockholders, which could result in MVP II’s making investments that are different from, and possibly riskier than, the investments described in MVP II’s prospectus. A change in MVP II’s targeted investments or investment guidelines may increase MVP II’s exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of shares of MVP II common stock and MVP II’s ability to make distributions to stockholders.

The value of a share of MVP II common stock may be diluted if MVP II pays a stock dividend.

The MVP II Board has authorized and MVP II has declared, and may continue to authorize and declare stock dividends. While MVP II’s objective is to acquire assets that appreciate in value, there can be no assurance that assets MVP II acquires will appreciate in value. With the declaration of stock dividends, early investors who will receive more shares for the same cash investment than later investors. Because they own more shares, upon a sale or liquidation of MVP II, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Furthermore, unless MVP II’s assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock dividends, the value per share for later investors purchasing MVP II common stock will be below the value per share of earlier investors.

Any adverse changes in MVP II Advisor’s financial health or MVP II’s relationship with MVP II Advisor or its affiliates could hinder MVP II’s operating performance and the return on investment.

MVP II has engaged MVP II Advisor to manage MVP II’s operations and MVP II’s portfolio of real property investments. MVP II’s ability to achieve MVP II’s investment objectives and to pay distributions is dependent upon the performance of MVP II Advisor and its affiliates as well as MVP II Advisor’s real estate, finance and securities professionals in the identification and acquisition of investments, the determination of any financing arrangements, the management of MVP II’s assets and operation of MVP II’s day-to-day activities. MVP II also depends upon VRM I and VRM II, the owners of MVP II Advisor, to continue to support and fund MVP II’s costs and expenses. Any adverse changes in MVP II Advisor’s financial condition or MVP II’s relationship with MVP II Advisor, its owners or its other affiliates could hinder MVP II Advisor’s ability to successfully manage MVP II’s operations and MVP II’s portfolio of investments.

A stockholder’s ability to have his or her shares of MVP II common stock repurchased is limited under MVP II’s share repurchase program, and if a stockholder is unable to have his or her shares of MVP II common stock repurchased, it may be at a price that is less than the price the stockholder paid for the shares of MVP II common stock and the then-current market value of the MVP II common stock.

MVP II’s share repurchase program, or the MVP II SRP, contains significant restrictions and limitations. For example, stockholders must generally hold their shares for a minimum of two years before they can participate in MVP II SRP. Further, MVP II presently intends to limit the number of shares to be repurchased during any calendar quarter to not more than 5% of the weighted average of the number of shares of MVP II common stock outstanding on December 31st of the prior calendar year. Repurchases will be funded solely from the net proceeds from the sale of shares under the DRIP in the prior calendar year. The MVP II Board may also limit the amounts available for repurchase at any time in its sole discretion. In addition, the MVP II Board may, in its sole discretion, amend, suspend, or terminate the SRP at any time upon 30 days prior notice. Therefore, a stockholder may not have the opportunity to make a repurchase request prior to any potential termination of MVP II SRP.

As a result of these limitations, the repurchase price a stockholder may receive upon any such repurchase may not be indicative of the price MVP II’s stockholders would receive if shares of MVP II common stock were actively traded or if MVP II was liquidated, and a stockholder should not assume that he or she will be able to sell all or any portion of his or her common shares back to MVP II pursuant to the MVP II SRP or to third parties at a price that reflects the then current market value of the common shares or at all.

Future interest rate increases may increase MVP II’s cost of capital and inhibit MVP II’s ability to conduct MVP II’s business and acquire or dispose of real property at attractive prices and a stockholder’s overall return may be reduced.

If interest rates rise, such as during an inflationary period or otherwise, the cost of acquisition capital to purchasers may also rise, which could adversely impact MVP II’s ability to acquire new assets or to dispose of assets at attractive prices. Should MVP II be required to acquire, hold or dispose of assets during a period of rising interest rates, MVP II’s overall return may be reduced.

Disruptions in the financial markets and difficult economic conditions could adversely impact the real estate market, which could hinder MVP II’s ability to implement MVP II’s business strategy and generate returns to stockholders.

MVP II intends to continue acquiring real property investments. MVP II may also acquire other companies that own real property investments. Economic conditions greatly increase the risks of these investments. Revenues on the properties and other assets in which MVP II has invested could decrease, making it more difficult for MVP II to collect rents which would likely have a negative impact on the value of MVP II’s investment.

MVP II discloses funds from operations, or FFO, a non-GAAP financial measure, in communications with investors, including documents filed with the SEC; however, FFO is not equivalent to MVP II’s net income or loss as determined under GAAP, and MVP II’s computation of FFO may not be comparable to other REITs.

One of MVP II’s objectives is to provide cash distributions to MVP II’s stockholders from cash generated by MVP II’s operations determined under U.S. GAAP. Cash generated from operations is not equivalent to MVP II’s net income from continuing operations as determined under U.S. GAAP. One non-U.S. GAAP supplemental performance measure that MVP II considers due to the certain unique operating characteristics of real estate companies is known as funds from operations, or “FFO.” The National Association of Real Estate Investment Trusts, or “NAREIT,” an industry trade group, promulgated this measure which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which MVP II holds an interest. In addition, NAREIT has recently clarified its computation of FFO, which includes adding back real estate impairment charges for all periods presented, however, under U.S. GAAP, impairment charges reduce net income. While impairment charges are added back in the calculation of FFO, MVP II cautions that due to the fact that impairments to the value of any property are typically based on estimated future undiscounted cash flows compared to current carrying value, declines in the undiscounted cash flows which led to the impairment charges reflect declines in property operating performance which may be permanent.

The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO. Consequently, MVP II’s presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs nor is it indicative of liquidity, including MVP II’s ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating MVP II’s operating performance. Management uses the calculation of FFO for several reasons. MVP II uses FFO to compare MVP II’s operating performance to that of other REITs. Additionally, MVP II computes FFO as part of MVP II’s acquisition process to determine whether a proposed investment will satisfy MVP II’s investment objectives.

The historical cost accounting rules used for real estate assets require, among other things, straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes. MVP II believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical cost accounting for depreciation may be less informative than FFO. MVP II believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of MVP II’s operating performance to investors and to management, and when compared year over year, reflects the impact on MVP II’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs.

However, FFO should not be construed to be equivalent to or a substitute for the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating MVP II’s operating performance. The method utilized to evaluate the performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-U.S. GAAP FFO measures and the adjustments to U.S. GAAP in calculating FFO. Furthermore, FFO is not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of MVP II’s performance, as an alternative to cash flows from operations calculated in accordance with U.S. GAAP, or indicative of funds available to fund MVP II’s cash needs including MVP II’s ability to make distributions to MVP II’s stockholders.

FFO should be reviewed in conjunction with other U.S. GAAP measurements as an indication of MVP II’s performance. The exclusion of impairments limits the usefulness of FFO as a historical operating performance measure since an impairment indicates that the property’s operating performance may have been permanently affected. FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

MVP II and MVP I Face Other Risks.

The risks listed above are not exhaustive, and you should be aware that following the Merger, MVP II and MVP I will face various other risks, including those discussed in reports filed by MVP II and MVP I with the SEC. See “Where You Can Find More Information” beginning on page 186.

Tax Risks

Investment in the Combined Company’s common stock has various tax risks.

This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this proxy statement/prospectus and that could affect the U.S. federal income tax treatment of the Combined Company or the Combined Company’s stockholders. You should consult your own tax advisor concerning the effects of federal, state and local income tax law on the Merger and an investment in MVP II common stock.

The Combined Company may incur adverse tax consequences, if it, MVP I or MVP II has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of MVP I and MVP II has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the closing of the Merger. The Combined Company intends to operate in a manner that it believes allows it to qualify as a REIT after the Merger. Qualification as a REIT involves the application of highly technical and complex Code provisions and regulations of the U.S. Department of the Treasury, which are referred to as “Treasury Regulations,” for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of MVP I and MVP II may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of MVP I and MVP II must satisfy a number of requirements, including requirements regarding the ownership of its shares and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders annually of at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains.

If either MVP I or MVP II has failed or fails to qualify as a REIT and the Merger is completed, the Combined Company may inherit significant tax liabilities and could lose its REIT qualification. Even if the Combined Company retains its REIT qualification, if MVP I or MVP II has lost or loses its REIT qualification for a taxable year before the Merger or that includes the Merger, the Combined Company will face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:

•	the Combined Company, as the successor by merger to MVP I and MVP II, would generally inherit any corporate income, excise and other tax liabilities of MVP I and MVP II, including penalties and interest;
•	the Combined Company could be subject to tax on the built-in gain on each asset as of the date REIT status was re-established; and
•	the Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by MVP I and MVP II for taxable periods that it did not qualify as a REIT.

As a result of these factors, any failure by MVP I and MVP II before the Merger to qualify as a REIT could impair the Combined Company’s ability after the Merger to expand its business and raise capital and could materially adversely affect the value of the Combined Company’s common stock.

The Combined Company’s failure to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the Combined Company’s stockholders.

The Combined Company intends to continue to be organized and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. The Combined Company does not intend to request a ruling from the IRS that the Combined Company qualifies as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, the Combined Company must meet, on an ongoing basis, various tests regarding the nature of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions. The Combined Company’s ability to satisfy the asset tests depends on its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the Combined Company may not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the Combined Company to qualify as a REIT. In addition, the Combined Company’s ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which the Combined Company has no control or only limited influence, including in cases where the Combined Company owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while the Combined Company intends to operate so that the Combined Company will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the Combined Company’s circumstances, no assurance can be given that the Combined Company will so qualify for any particular year. These considerations also might restrict the types of assets that the Combined Company can acquire in the future.

If the Combined Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory relief provisions, the Combined Company would be required to pay U.S. federal income tax on its taxable income, and distributions to its stockholders would not be deductible by the Combined Company in determining its taxable income. In such a case, the Combined Company might need to borrow money or sell assets in order to pay the Combined Company’s taxes. The Combined Company’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if the Combined Company fails to maintain its qualification as a REIT, the Combined Company no longer would be required to distribute substantially all of its net taxable income to its stockholders. In addition, unless the Combined Company were eligible for certain statutory relief provisions, the Combined Company could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.

Complying with REIT requirements may force the Combined Company to liquidate or forego otherwise attractive investments, which could reduce returns on the Combined Company’s assets and adversely affect returns to the Combined Company’s stockholders.

To qualify as a REIT, the Combined Company generally must ensure that at the end of each calendar quarter at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of the Combined Company’s investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the Combined Company’s assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of the Combined Company’s total assets can be represented by stock and securities of one or more taxable REIT subsidiaries, or TRSs, and no more than 25% of the value of the Combined Company’s assets may consist of “nonqualified publicly offered REIT debt instruments.” If the Combined Company fails to comply with these requirements at the end of any quarter, the Combined Company must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Combined Company may be required to liquidate from its portfolio otherwise attractive investments. These actions could have the effect of reducing the Combined Company’s income and amounts available for distribution to its stockholders. In addition, if the Combined Company is compelled to liquidate its investments to repay obligations to its lenders, the Combined Company may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT. The REIT requirements described above may also restrict the Combined Company’s ability to sell REIT-qualifying assets without adversely impacting the Combined Company’s qualifications as a REIT. Furthermore, the Combined Company may be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to the Combined Company in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT.

The Combined Company’s ownership of and relationship with any TRS which the Combined Company may form or acquire will be limited, and a failure to comply with the limits would jeopardize the Combined Company’s REIT qualification, and the Combined Company’s transactions with its TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

The Combined Company may elect to treat certain subsidiaries as TRSs. Any such TRS and any other domestic TRS that the Combined Company may form would therefore be required to pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income would be available for distribution to the Combined Company but would not be required to be distributed to it by such TRS. The Combined Company anticipates that the aggregate value of the TRS stock and securities owned by it will be less than 25% (20% for taxable years beginning after December 31, 2017) of the value of its total assets (including the TRS stock and securities). Furthermore, the Combined Company will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of its assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, the Combined Company will scrutinize all of the Combined Company’s transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that the Combined Company will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

The ownership limits that apply to REITs, as prescribed by the Code and by the Combined Company’s charter, may inhibit market activity in shares of the Combined Company’s common stock and restrict its business combination opportunities.

In order for the Combined Company to qualify as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which the Combined Company elects to qualify as a REIT. Additionally, at least 100 persons must beneficially own the Combined Company’s stock during at least 335 days of a taxable year (other than the first taxable year for which the Combined Company elects to be taxed as a REIT). The Combined Company’s charter, with certain exceptions, will authorize the Combined Company’s directors to take such actions as are necessary and desirable to preserve its qualification as a REIT. The Combined Company’s charter also provides that, unless exempted by the Combined Company’s board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of its common stock, or 9.8% in value of the outstanding shares of all classes and series of its capital stock. The Combined Company’s board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in the Combined Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of the Combined Company that might involve a premium price for shares of its common stock or otherwise be in the best interest of its stockholders.

If the Combined Company were to make a taxable distribution of shares of the Combined Company’s stock, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.

The Combined Company may be able to distribute taxable dividends that are payable in shares of its stock. If the Combined Company were to make such a taxable distribution of shares of its stock, stockholders would be required to include the full amount of such distribution as income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of the Combined Company’s shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend. Moreover, in the case of a taxable distribution of shares of the Combined Company’s stock with respect to which any withholding tax is imposed on a non-U.S. stockholder, the Combined Company may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

While the IRS, in certain private letter rulings, has ruled that a distribution of cash or shares at the election of a REIT’s stockholders may qualify as a taxable stock dividend if certain requirements are met, it is unclear whether and to what extent the Combined Company will be able to pay taxable dividends in cash and shares of common stock in any future period.

The Combined Company may be subject to adverse legislative or regulatory tax changes that could reduce the value of the Combined Company’s common stock.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in the Combined Company. The U.S. federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on the Combined Company or an investment in the Combined Company’s common stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect the value of the Combined Company’s common stock. We cannot predict how changes in the tax laws might affect the Combined Company. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect the Combined Company’s ability to continue to qualify as a REIT, or the U.S. federal income tax consequences to the Combined Company’s stockholders and the Combined Company of such qualification, or could have other adverse consequences including with respect to ownership of the Combined Company’s common stock. For example, lower revised tax rates for corporations, or for individuals, trusts and estates, might cause current or potential stockholders to perceive investments in REITs to be relatively less attractive than is the case under current law.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of the Combined Company’s common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates and therefore may be subject to up to a 39.6% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the Combined Company’s common stock. Dividends may also be subject to a 3.8% Medicare tax under certain circumstances.

In certain circumstances, even if the Combined Company after the Merger qualifies as a REIT, it may be subject to certain federal and state taxes, which would reduce the cash available for distribution to its stockholders.

Even if the Combined Company after the Merger maintains MVP II’s status as a REIT, it may be subject to federal or state taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. In addition, the Combined Company after the Merger may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Company may decide to retain net capital gains and pay income tax directly on such income. In that event, the Combined Company’s stockholders would be treated as if they earned that income and paid the tax on it directly. The Combined Company may also be subject to state and local taxes on its income or property. Any federal or state taxes the Combined Company pays after the Merger will reduce its cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations” beginning on page 109.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the Merger, or MVP I or MVP II’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger—Background of the Merger” beginning on page 84, “The Merger—Recommendation of the MVP I Board and Its Reasons for the Merger” beginning on page 91, “MVP II’s Reasons for the Merger,” beginning on page 95, “The Merger—Certain Unaudited MVP I Prospective Financial Information” beginning on page 101 and “Certain Unaudited MVP II Prospective Financial Information,” beginning on page 102 constitute forward-looking statements.

MVP I and MVP II base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of the management of MVP I and MVP II, and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of MVP I, MVP II or the pro forma Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 32, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability of MVP I to obtain the required stockholder and other third party approvals to consummate the Merger;
•	the satisfaction or waiver of other conditions in the Merger Agreement;
•	the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require MVP I to pay MVP II a termination fee and expense reimbursement fee, as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152;
•	the ability of MVP II to effectively acquire and dispose of properties, including properties to be acquired in the Merger;
•	the ability of MVP II to successfully integrate pending transactions and implement its operating strategy, including the Merger;
•	changes in general political, economic and competitive conditions and specific market conditions;
•	adverse changes in the real estate and real estate capital markets;
•	financing risks;
•	the outcome of current and future litigation, including any legal proceedings that may be instituted against MVP I, MVP II and others related to the Merger Agreement;
•	regulatory proceedings or inquiries;
•	changes in laws or regulations or interpretations of current laws and regulations that impact MVP I’s or MVP II’s business, assets or classification as a real estate investment trust;
•	Each of MVP I’s and MVP II’s compliance with the REIT qualification requirements and the Combined Company’s ability to maintain its REIT qualification; and

•	other risks, uncertainties and other factors detailed in filings made by each of MVP I and MVP II with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2016 filed by MVP I with the SEC and attached as Annex D hereto, and the Annual Report on Form 10-K for the year ended December 31, 2016 filed by MVP II and attached as Annex E hereto. See also “Where You Can Find More Information” on page 186.

Should one or more of the risks or uncertainties described above occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that MVP II, MVP I or persons acting on their behalf may issue.

Except as otherwise required by applicable law, MVP II and MVP I disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

THE COMPANIES

MVP II

Overview

MVP II is a public, non-listed REIT formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. MVP II was formed as a Maryland corporation in May 2015 and intends to qualify as a REIT under the Code beginning with its taxable year ended December 31, 2016. MVP II’s principal executive offices are located at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, and its telephone number is (702) 534-5577.

As of June 30, 2017 MVP II’s portfolio consisted of investments in 17 parking facilities.

MVP II owns, and in the future intends to continue to own, substantially all of its assets and conduct its operations through MVP II OP, its operating partnership. MVP II is the sole general partner of MVP II OP. MVP II is externally managed by MVP II Advisor, its advisor. Michael V. Shustek is the Chief Executive Officer of MVP II Advisor.

On October 22, 2015, the SEC declared MVP II’s registration statement on Form S-11 effective, and MVP II commenced its initial public offering of up to $550 million in shares of MVP II common stock, consisting of (i) up to $500 million in shares of MVP II common stock offered in MVP II’s primary offering at an initial offering price of $25.00 per share and (ii) up to $50 million in shares of MVP II common stock offered to MVP II stockholders pursuant to the MVP II DRP at an initial offering price of $25.00 per share. MVP II ceased the offer and sale of shares of its common stock in its initial public offering as of March 31, 2017. As of such date, MVP II had issued approximately 2,443,237 shares of its common stock for a total of approximately $61.1 million, less offering costs. MVP II continues to offer the shares of MVP II common stock offered to MVP II stockholders pursuant to the MVP II DRP. Additionally, as of June 30, 2017, MVP II raised approximately $2.6 million and $4.6 million, net of offering costs, in private placements of its Series A Convertible Redeemable Preferred Stock and Series 1 Convertible Redeemable Preferred Stock, respectively, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

MVP II intends to continue to focus its investments primarily on parking lots, parking garages and other parking structures. To a lesser extent, MVP II may also invest in properties other than parking facilities, including investments in real estate secured loans.

As of June 30, 2017, MVP II had the following investments in real estate:

Property	Location	Date Acquired	Investment Amount		Zoning	Height Restriction	Parking Tenant	Lease Commencement Date
MVP San Jose 88 Garage, LLC	San Jose, CA	6/15/2016	$3,575,000		DC	N/A	Lanier Parking	3/01/2017
MCI 1372 Street, LLC	Canton, OH	7/8/2016	$700,000		B-5	375 FT.	ABM	7/8/2016
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	7/8/2016	$4,500,000		DD-A	500 FT.	SP +	9/1/2016
MVP St. Louis Washington, LLC	St Louis, MO	7/18/2016	$3,000,000		CBD I	100 FT.	SP +	7/21/2016
MVP St. Paul Holiday Garage, LLC	St Paul, MN	8/12/2016	$8,200,000		B-5	Unlimited	Interstate Parking	8/12/2016
MVP Louisville Station Broadway, LLC	Louisville, KY	8/23/2016	$3,050,000		CBD I	Unlimited	Riverside Parking	8/23/2016
Cleveland Lincoln Garage Owners, LLC	Cleveland, OH	10/19/2016	$7,331,000		SI-E5 / GR-E5	250 FT.	SP +	10/25/2016
MVP Houston San Jacinto Lot, LLC	Houston, TX	11/22/2016	$3,200,000		NONE	Unlimited	iPark Services	12/1/2016
White Front Garage Partners, LLC	Nashville, TN	9/30/2016	$11,496,000		CBD I	Unlimited	Premier Parking	10/1/2016
West 9th Street Properties II, LLC	Cleveland, OH	5/11/2016	$5,675,000		CBD LLR-B4	175 FT.	SP +	5/11/2016
33740 Crown Colony, LLC	Cleveland, OH	5/17/2016	$3,030,000		LLR-D5	250 FT.	SP +	5/17/2016
MVP Detroit Center Garage, LLC	Detroit, MI	01/10/2017	$55,000,000		PD	Unlimited	SP +	2/1/2017
St Louis Broadway, LLC	St Louis, MO	02/01/2017	$2,400,000		CBD I	200 FT.	St Louis Parking Co	2/1/2017
St Louis Seventh & Cerre, LLC	St Louis, MO	02/01/2017	$3,300,000		CBD I	200 FT.	St Louis Parking Co	2/1/2017
Houston Preston	Houston, TX	11/22/2016	$2,800,000		NONE	Unlimited	iPark Services	12/01/2016
MVP St. Louis Cardinal Lot, DST	St Louis, MO	05/31/2017	$2,800,000	*	JMD	200 FT.	Premier Parking	05/31/2017
MVP Preferred Parking, LLC	Houston, TX	06/29/2017	$20,500,000		NONE	Unlimited	iPark Services	08/01/2017
Construction in progress			$521,000
*	MVP II acquired a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust, or MVP St Louis, for approximately $2.8 million. MVP St. Louis purchased the St. Louis parking lot from an unaffiliated seller for a purchase price of

$11,350,000, plus payment of closing costs, financing costs, and related transactional costs. MVP St. Louis used MVP II’s investment to fund a portion of the purchase price for the property. The remaining equity portion was funded through short-term investments by VRM II, an affiliate of MVP II Advisor, pending the private placements of additional beneficial interest in MVP St. Louis exempt from registration under the Securities Act.

Executive and Director Compensation

Executive Officers

MVP II does not currently have any employees, nor does MVP II currently intend to hire any employees who will be compensated directly by MVP II. Each of MVP II’s executive officers, including each executive officer who serves as a director, is employed by MVP II Sponsor and also serves as an executive officer of MVP II Advisor. Each of these individuals receives compensation from MVP II Sponsor for his or her services, including services performed for MVP II and for MVP II Advisor. As executive officers of MVP II Advisor, these individuals manage MVP II’s day-to-day affairs and carry out the directives of the MVP II Board in the review and selection of investment opportunities and oversee and monitor MVP II’s acquired investments to ensure they are consistent with MVP II’s investment objectives. The duties that these executive officers perform on MVP II’s behalf also serve to fulfill the corporate governance obligations of these persons as MVP II’s appointed officers pursuant to MVP II’s charter and bylaws. As such, these duties involve the performance of corporate governance activities that require the attention of one of MVP II’s corporate officers, including signing certifications required under the Sarbanes-Oxley Act of 2002, as amended, for filing with MVP II’s periodic reports. Although MVP II reimburses MVP II Advisor for certain expenses incurred in connection with providing these services to MVP II, MVP II does not pay any compensation directly to MVP II’s executive officers.

Independent Directors

MVP II pays each of its independent directors an annual retainer of $30,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also receives $1,000 for each meeting of the MVP II Board attended in-person or by telephone.

All MVP II directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the MVP II Board. If an MVP II director is also one of MVP II’s officers, MVP II will not pay any compensation to such person for services rendered as a director. The following table sets forth information with respect to MVP II’s independent director compensation during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Allen Wolff	$48,500	$—	$—	$—	$—	$—	$48,500
David Chavez	$47,500	$—	$—	$—	$—	$—	$47,500
Erik Hart	$46,500	$—	$—	$—	$—	$—	$46,500
John Dawson	$54,750	$—	$—	$—	$—	$—	$54,750
Total	$197,250	—	—	—	—	—	$197,250

Security Ownership of Certain Beneficial Owners, Directors and Management, and Related Matters

Security Ownership

Shown below is certain information as of June 30, 2017, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of shares of MVP II common stock by the only persons or entities known to MVP II to be a beneficial owner of 5% or more of the outstanding shares of common stock of MVP II. Unless otherwise noted, the percentage ownership is calculated based on 2,559,286 outstanding shares of MVP II common stock as of June 30, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
None.

The following table sets forth the total number and percentage of MVP II common stock beneficially owned as of June 30, 2017, by:

•	Each director;
•	MVP II’s chief executive officer, chief financial officer and the officers of MVP II’s manager who function as the equivalent of our executive officers; and
•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 2,559,286 shares of MVP II’s total outstanding common stock as of June 30, 2017.

Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent
Michael V. Shustek	8880 W. Sunset Rd Las Vegas, NV 89148	8,664.6	<1%
Ed Bentzen	8880 W. Sunset Rd Las Vegas, NV 89148	—	—
Allen Wolff(1)(2)	7275 Sitio Lima Carlsbad, CA 92009		—
David Chavez	28 Strada Prinicipale Henderson, NV 89011	—	—
Erik Hart	4004 Murphy Rd. Memphis, IN 47143	—	—
John E. Dawson	1321 Imperia Drive Henderson, NV 89052	—	—
All directors and executive officers as a group		8,664.6	<1%
(1)	Mr. Wolff is the holder of 26.5 shares of Series A Convertible Redeemable Preferred Stock of MVP II. The Series A Convertible Redeemable Preferred Stock may be converted into common stock beginning upon the earlier of (i) 90 days after the occurrence of a “Listing Event,” which is a liquidity event involving the listing of MVP II’s shares of common stock on national securities exchange or a merger or other transaction in which MVP II stockholders will receive shares listed on a national securities exchange as consideration in exchange for their shares of MVP II common stock, or (ii) the second anniversary of the final closing of the Series A offering. Each Series A share will convert into a number of shares of common stock determined by dividing (i) the sum of (A) 100% of the stated value of the Series A, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion, by (ii) a conversion price calculated based on either the volume weighted average price per share or the NAV per share.
(2)	Along with the purchase of 26.5 shares of preferred stock, Mr. Wolff received 750 warrants. The Warrants may be exercised after the 90th day following the occurrence of a Listing Event, at an exercise price, per share, equal to 110% of the volume weighted average closing price during the 20 trading days ending on the 90th day after the occurrence of such Listing Event; however, in no event shall the exercise price of the Warrants be less than $25 per share.

Compensation Committee Interlocks and Insider Participation

Other than Michael V. Shustek, no member of the MVP II Board served as an officer, and no member of the MVP II Board served as an employee, of MVP II or any of its subsidiaries during the year ended December 31, 2016. In addition, during the year ended December 31, 2016, none of MVP II’s executive officers served as a member of a compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the MVP II Board or compensation committee.

Certain Relationships and Related-Party Transactions

Related-Party Transactions and Arrangements

The transactions described below were approved by a majority of MVP II’s directors (including a majority of MVP II’s independent directors) not otherwise interested in such transaction as fair and reasonable to MVP II.

Ownership of MVP II Stock

As of March 31, 2017, MVP II Sponsor owned 8,000 shares and VRM II owned 5,000 shares of MVP II’s outstanding common stock.

Ownership of MVP I

On November 5, 2016, MVP II purchased 338,409 shares of MVP I common stock from an unrelated third party for $3.0 million, or $8.865 per share. During the year ended December 31, 2016 and the three months ended March 31, 2017, MVP I paid MVP II approximately $34,000 and $52,000, respectively, in distributions related to MVP II’s ownership of MVP I common stock.

Acquisition Expense

During the year ended December 31, 2016, JNL Parking, a brokerage and consulting company specializing in the parking industry and co-founded by MVP II Advisor’s former Chief Investment Officer and former Chief Technology Officer (their employment ended during August 2016), earned fees of approximately $78,000, equal to a 1% commission on purchases. JNL Parking may continue to receive broker fees from MVP II for deals in which John Roy and Lance Miller acted as brokers after their employment ended with MVP II Advisor.

Ownership of MVP II Advisor

VRM I and VRM II own 40% and 60%, respectively, of MVP II Advisor. Neither VRM I nor VRM II paid any up-front consideration for these ownership interests, but each will be responsible for its proportionate share of expenses of MVP II Advisor. The operating agreement of MVP II Advisor provides that once VRM I and VRM II have been repaid in full for any capital contributions to MVP II Advisor or for any expenses advanced on MVP II Advisor’s behalf, or capital investment, and once they have received an annualized return on their capital investment of 7.5%, then Michael Shustek will receive 40% of the net profits of MVP II Advisor.

Fees Paid in Connection with MVP II’s Initial Public Offering

Various affiliates of MVP II were involved in MVP II’s initial public offering and are involved in MVP II’s operations, including MVP American Securities. MVP American Securities is owned by MS MVP Holdings, LLC, which is owned and managed by Mr. Shustek. Additionally, the MVP II Board, including a majority of MVP II’s independent directors, may engage an affiliate of MVP II Advisor to perform certain property management services for MVP II. MVP II Sponsor and its affiliates paid selling commissions of up to 6.5% of gross offering proceeds from the sale of shares in the primary offering without any right to seek reimbursement from MVP II.

MVP II Sponsor and its affiliates were also permitted to pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses, subject to the total underwriting compensation limitation set forth below. Such commissions and fees were paid by MVP II Sponsor or its affiliates (other than MVP II) without any right to seek reimbursement from MVP II.

Fees Paid in Connection with MVP II’s Private Placement of Preferred Stock

On March 24, 2017, MVP II closed a private placement of shares of its Series A Convertible Redeemable Preferred Stock, which is referred to as the MVP II Series A Convertible Redeemable Preferred Stock. In connection with the private placement, MVP II paid selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placement, including sales by affiliated and non-affiliated selling agents.

On April 7, 2017, MVP II commenced a private placement of shares of its Series 1 Convertible Redeemable Preferred Stock, which is referred to as the MVP II Series 1 Convertible Redeemable Preferred Stock. In connection with the private placement, MVP II may pay selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placement, including sales by affiliated and non-affiliated selling agents.

MVP II may pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses of up to 2.0% of gross offering proceeds. MVP II also may pay a dealer manager fee to MVP American Securities of up to 2.0% of gross offering proceeds from the sale of the shares in the private placements as compensation for acting as dealer manager.

Fees Paid in Connection with MVP II’s Operations

Pursuant to the Existing MVP II Advisory Agreement, MVP II Advisor or its affiliates receives an acquisition fee of 2.25% of the purchase price of any real estate. However, MVP II does not pay any fees when acquiring loans from affiliates. During the year ended December 31, 2016 and the three months ended March 31, 2017, approximately $1.2 million and $1.1 million, respectively, in acquisition fees were earned by MVP II Advisor.

MVP II Advisor or its affiliates may be reimbursed for actual expenses paid or incurred in connection with investments. During the year ended December 31, 2016 and the three months ended March 31, 2017, no acquisition expenses were reimbursed to MVP II Advisor.

Pursuant to the Existing MVP II Advisory Agreement, MVP II Advisor or its affiliates receive a monthly asset management fee at an annual rate equal to 1.0% of the cost of all assets then held by MVP II, or MVP II’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement. Asset management fees for the year ended December 31, 2016 and the three months ended March 31, 2017 were approximately $197,000 and $237,000, respectively.

MVP II reimburses MVP II Advisor or its affiliates for costs of providing administrative services, subject to the limitation that MVP II will not reimburse the Advisor at the end of any fiscal quarter for any amount by which MVP II’s operating expenses, at the end of the four preceding fiscal quarters, exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income for such twelve month period. MVP II does not reimburse MVP II Advisor for personnel costs in connection with services for which MVP II Advisor receives a separate fee, such as an acquisition fee, disposition fee or debt financing fee, or for the salaries and benefits paid to MVP II’s executive officers. In addition, MVP II does not reimburse MVP II Advisor for rent or depreciation, utilities, capital equipment or other costs of its own administrative items. During the year ended December 31, 2016 and the three months ended March 31, 2017, no operating expenses were incurred by MVP II Advisor.

Fees Paid in Connection with the Liquidation or Listing of MVP II’s Real Estate Assets

Pursuant to the Existing MVP II Advisory Agreement, for substantial assistance in connection with the sale of investments, as determined by MVP II’s independent directors, MVP II may pay MVP II Advisor or its affiliate the lesser of (i) 3.0% of the contract sale price of each real estate-related secured loan or other real estate investment or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.0% of the contract sales price. Any such disposition fee would be paid concurrently with the closing of any such disposition of all or any portion of any asset. During the year ended December 31, 2016 and the three months ended March 31, 2017, no disposition fees were earned by MVP II Advisor.

Pursuant to the Existing MVP II Advisory Agreement, after MVP II stockholders have received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return, then MVP II Advisor will be entitled to receive 15.0% of the remaining proceeds. MVP II would pay this subordinated performance fee only upon one of the following events: (i) if MVP II’s shares are listed on a national securities exchange; (ii) if MVP II’s assets are sold or liquidated; (iii) upon a merger, share exchange, reorganization or other transaction pursuant to which MVP II’s investors receive cash or publicly-traded securities in exchange for their shares; or (iv) upon termination of the Existing MVP II Advisory Agreement. During the year ended December 31, 2016 and the three months ended March 31, 2017, no subordinated performance fees were earned by MVP II Advisor.

MVP II Amended and Restated Advisory Agreement

Pursuant to the MVP II Amended and Restated Advisory Agreement, after the Merger, MVP II Advisor will only be entitled to an asset management fee as compensation for services rendered pursuant to the MVP II Amended and Restated Advisory Agreement in connection with the management of MVP II’s assets. The asset management fee will be calculated and paid monthly and will consist of a monthly fee of one-twelfth of 1.1% of (i) the cost of each asset then held by MVP II, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) MVP II’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment. For any month in which an asset is disposed of, MVP II will prorate the portion of the asset management fee related to that specific asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month.

The asset management fee will not exceed $2 million per year until the earlier of such time, if ever, that (i) the Combined Company holds assets with an appraised value equal to or in excess of $500,000,000 or (ii) the Combined Company reports AFFO (as defined in the MVP II Amended and Restated Advisory Agreement) equal to or greater than $0.3125 per share of MVP II common stock for two consecutive quarters on a fully diluted basis. All subordinated asset management fees in excess of $2 million per year will be paid, with interest rate of 3.5% per annum, to MVP II Advisor at such time, if ever, that either of clause (i) or (ii) of the preceding sentence is satisfied.

Conflicts of Interest

MVP II is subject to various conflicts of interest arising out of MVP II’s relationship with MVP II Advisor and other affiliates, including (1) conflicts related to the compensation arrangements among MVP II Advisor, certain affiliates and MVP II, (2) conflicts with respect to the allocation of the time of MVP II Advisor and its key personnel and (3) conflicts with respect to the allocation of investment opportunities. MVP II’s independent directors have an obligation to function on MVP II’s behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act on behalf of MVP II stockholders.

Certain Conflict Mitigation Measures

In order to reduce or mitigate certain potential conflicts of interests, MVP II has adopted the procedures set forth below.

MVP II Advisor Compensation

MVP II’s independent directors evaluate at least annually whether the compensation that MVP II contracts to pay to MVP II Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by MVP II’s charter. MVP II’s independent directors supervise the performance of MVP II Advisor and its affiliates and the compensation MVP II pays to them to determine whether the provisions of the advisory agreement are being carried out. This evaluation is based on the following factors as well as any other factors that MVP II’s independent directors deem relevant:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to MVP II Advisor and its affiliates in relation to the size, composition and performance of the assets;
•	the success of MVP II Advisor in generating appropriate investment opportunities;
•	the rates charged to other companies, including other REITs, by advisors performing similar services;
•	additional revenues realized by MVP II Advisor and its affiliates through their relationship with MVP II, including whether MVP II pays them or they are paid by others with whom MVP II does business;
•	the quality and extent of service and advice furnished by MVP II Advisor and its affiliates;
•	the performance of MVP II’s investment portfolio; and
•	the quality of MVP II’s portfolio relative to the investments generated by MVP II Advisor and its affiliates for their own account and for their other clients.

Term of Advisory Agreement

Each contract for the services of MVP II Advisor may not exceed one year, although there is no limit on the number of times that MVP II may retain a particular advisor. MVP II’s charter provides that a majority of MVP II’s independent directors may terminate MVP II’s advisory agreement with MVP II Advisor without cause or penalty on 60 days’ written notice. MVP II Advisor may terminate the advisory agreement with good reason on 60 days’ written notice.

Independent Directors

The NASAA REIT Guidelines require MVP II’s charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with MVP II Sponsor or MVP II Advisor. A director is deemed to be associated with MVP II Sponsor or MVP II Advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with MVP II Sponsor, MVP II Advisor or any of their affiliates, performs services (other than as a director) for MVP II, or serves as a director or trustee for more than three REITs sponsored by MVP II Sponsor or advised by MVP II Advisor. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from MVP II Sponsor, MVP II Advisor or any of their affiliates exceeds five percent of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with MVP II, MVP II Sponsor, MVP II Advisor or any of its affiliates.

A majority of the MVP II Board, including a majority of MVP II’s independent directors, must determine the method used by MVP II Advisor for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is fair and reasonable to MVP II. MVP II’s independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the full MVP II Board or MVP II Advisor or its affiliates could reasonably be compromised. However, MVP II’s independent directors may not take any action which, under Maryland law, must be taken by the entire MVP II Board or which is otherwise not within their authority. MVP II’s independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters MVP II expects the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of MVP II’s agreements with MVP II Advisor and its affiliates, including the advisory agreement and the property management agreement;
•	transactions with affiliates, including MVP II’s directors and officers;
•	awards under MVP II’s equity incentive plan; and
•	pursuit of a potential liquidity event.

Those conflict of interest matters that cannot be delegated to MVP II’s independent directors, as a group under Maryland law, must be acted upon by both the MVP II Board and MVP II’s independent directors.

MVP II’s Acquisitions

MVP II will not purchase or lease assets in which MVP II Sponsor, MVP II Advisor, any of MVP II’s directors or any of their affiliates has an interest without a determination by a majority of MVP II’s directors (including a majority of MVP II’s independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to MVP II and at a price to MVP II no greater than the cost of the asset to MVP II Sponsor, MVP II Advisor, the director or the affiliated seller or lessor, unless there is substantial justification for the excess amount and such excess is reasonable. In no event may MVP II acquire any such asset at an amount in excess of its current appraised value.

The consideration that MVP II pays for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the MVP II Board or the members of a duly authorized committee of the MVP II Board. In cases in which a majority of MVP II’s independent directors so determine, and in all cases in which real property is acquired from MVP II Sponsor, MVP II Advisor, any of MVP II’s directors or any of their affiliates, the fair market value will be determined by an independent expert selected by MVP II’s independent directors not otherwise interested in the transaction.

Loans

MVP II will not make any loans to MVP II Sponsor, MVP II Advisor or MVP II’s directors or officers or any of their affiliates (other than mortgage loans complying with the limitations set forth in Section V.K.3 of the NASAA REIT Guidelines or loans to wholly owned subsidiaries). In addition, MVP II will not borrow from these affiliates unless a majority of the MVP II Board (including a majority of MVP II’s independent directors) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to MVP II than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the MVP II Board.

Other Transactions Involving Affiliates

A majority of MVP II’s directors, including a majority of MVP II’s independent directors not otherwise interested in the transaction, must conclude that all other transactions between MVP II and MVP II Sponsor, MVP II Advisor, any of MVP II’s directors or any of their affiliates are fair and reasonable to MVP II and on terms and conditions not less favorable to MVP II than those available from unaffiliated third parties. To the extent that MVP II contemplates any transactions with affiliates, members of the MVP II Board who serve on the board of the affiliated entity will be deemed “interested directors” and will not participate in approving or making other substantive decisions with respect to such related party transactions.

Limitation on Operating Expenses

In compliance with the NASAA REIT Guidelines, MVP II Advisor must reimburse MVP II the amount by which MVP II’s aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of

MVP II’s average invested assets or 25% of MVP II’s net income, unless MVP II’s independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average of the aggregate monthly book value of MVP II’s assets during a specified period invested, directly or indirectly, in equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all costs and expenses paid or incurred by MVP II, as determined under GAAP, that are in any way related to MVP II’s operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of MVP II’s stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) acquisition fees and expenses; (vii) real estate commissions on the sale of real property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Notwithstanding the foregoing, to the extent that operating expenses payable or reimbursable by MVP II exceed these limits and MVP II’s independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, MVP II Advisor may be reimbursed in future periods for the full amount of the excess expenses or any portion thereof. Within 60 days after the end of any fiscal quarter for which MVP II’s total operating expenses for the four consecutive fiscal quarters then ended exceed these limits, MVP II will send its stockholders a written disclosure of such fact, together with an explanation of the factors that MVP II’s independent directors considered in determining that such excess expenses were justified. In addition, MVP II’s independent directors will review the total fees and expense reimbursements for operating expenses paid to MVP II Advisor to determine if they are reasonable in light of MVP II’s performance, net assets and income, and the fees and expenses of other comparable unaffiliated REITs.

Issuance of Options and Warrants to Certain Affiliates

Until shares of MVP II common stock are listed on a national securities exchange, MVP II will not issue options or warrants to purchase MVP II common stock to MVP II Advisor, MVP II Sponsor, any of MVP II’s directors or any of their affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. MVP II may issue options or warrants to persons other than MVP II Advisor, MVP II Sponsor, MVP II’s directors and their affiliates prior to listing MVP II common stock on a national securities exchange, but not at an exercise price less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the MVP II Board has a market value less than the value of such option or warrant on the date of grant. Any options or warrants that MVP II issues to MVP II Advisor, MVP II Sponsor or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of MVP II common stock on the date of grant.

Reports to Stockholders

MVP II prepares an annual report and delivers it to MVP II’s common stockholders within 120 days after the end of each fiscal year. MVP II’s directors are required to take reasonable steps to ensure that the annual report complies with MVP II’s charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements of MVP II prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to MVP II Advisor and any affiliates of MVP II Advisor by MVP II or third parties doing business with MVP II during the year;
•	MVP II’s total operating expenses for the year stated as a percentage of MVP II’s average invested assets and as a percentage of MVP II’s net income;
•	a report from MVP II’s independent directors that MVP II’s policies are in the best interests of MVP II stockholders and the basis for such determination; and

•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving MVP II and MVP II Advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by MVP II’s independent directors with regard to the fairness of such transactions.

For more information about MVP II, please see MVP II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and MVP II’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2017, copies of which are respectively attached to this proxy statement/prospectus as Annex E and Annex G.

Merger Sub

Merger Sub is a Delaware limited liability company and a direct wholly owned subsidiary of MVP II formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, MVP I will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of MVP II. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

MVP I

Overview

MVP I is a publicly registered, non-listed hybrid REIT, which completed its initial public offering in September 2015. MVP I primarily invests in parking facilities throughout the United States, secured by long term leases with national and regional operators. To a lesser extent, MVP I has also invested in real estate secured loans that meet MVP I’s investment objectives and strategies. MVP I was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed, and operates in a manner that allows MVP I to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. MVP I’s principal executive offices are located at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, and its telephone number is (702) 534-5577.

As of June 30, 2017, MVP I held a 51% or more interest in 25 parking facilities (out of 30 total investments), with initial purchase prices totaling approximately $119 million, of which MVP I’s portion was $113.6 million. Of those 25 properties; 21 were owned 100% by MVP I, four properties had common ownership with MVP II and one had common ownership with an unrelated third party.

MVP I is externally managed by MVP I Advisor, its advisor. Michael V. Shustek is the Chief Executive Officer of MVP I Advisor.

Pursuant to its initial public offering, which closed in September 2015, MVP I issued 10,856,323 shares of MVP I common stock for which it received net proceeds of approximately $97.3 million. Of this amount, approximately $19.5 million of shares were issued in consideration of the contribution of commercial properties to MVP I. MVP I has also registered up to $50 million shares of MVP I common stock for issuance pursuant to the MVP I DRP.

As of June 30, 2017, MVP I’s portfolio consisted of the following investments in real estate:

Property	Location	Date Acquired	Investments in Real Estate	Total % of Portfolio	Zoning	Height Restriction	Parking Tenant	Lease Commencement Date	Lease Term
Ft. Lauderdale	Ft. Lauderdale, FL	7/31/2013	$3,409,000	2.95%	RAC-CC	150 Feet	SP+	2/1/2014	5 yr. w/2 5 yr. ext.
Memphis Court	Memphis, TN	8/28/2013	$194,000	0.17%	CBD	Unlimited	SP+	3/1/2017	2 Years remaining
Memphis Poplar	Memphis, TN	8/28/2013	$2,693,000	2.33%	CBD	Unlimited	Best Park	3/1/2014	5 yr. w/2 5 yr. ext.
Kansas City	Kansas City, MO	8/28/2013	$1,550,000	1.34%	B4-5	Unlimited	SP+	3/14/2012	15 Years
St. Louis	St Louis, MO	9/4/2013	$4,137,000	3.59%	I (CBD)	200 Feet	SP+	12/1/2013	5 yr. w/2 5 yr. ext.
Mabley Place	Cincinnati, OH	12/9/2014	$14,994,000	12.99%	DD-A	510 Feet	SP+	12/9/2014	10 Years
Denver Sherman	Denver, CO	1/26/2015	$585,000	0.51%	CMX-16	200 Feet	Denver SD	7/1/2014	10 Years w/1 5 yr. ext.
Ft. Worth	Fort Worth, TX	3/16/2015	$23,336,000	20.22%	CBD-H	Unlimited	SP+	3/16/2015	10 Years
Milwaukee Old World	Milwaukee, WI	3/31/2015	$1,000,000	0.87%	C9-E	40 Feet	SP+	3/31/2015	5 yr. w/1 5 yr. ext.
St. Louis Convention	St. Louis, MO	5/31/2015	$2,575,000	2.23%	I (CBD)	200 Feet	SP+	5/13/2015	5 yr. w/1 5 yr. ext.
Houston Saks Garage	Houston, TX	5/28/2015	$8,380,000	7.26%	N/A	Unlimited	iPark	5/28/2015	10 yr. w/1 5 yr. ext.
St. Louis Lucas	St. Louis, MO	6/29/2015	$3,463,000	3.00%	I (CBD)	200 Feet	SP+	6/29/2015	5 yr. w/1 5 yr. ext.
Milwaukee Wells	Milwaukee, WI	6/30/2015	$3,900,000	3.38%	C9-E	40 Feet	SP+	6/30/2015	10 Years
Indy City Parking Garage	Indianapolis, IN	10/5/2015	$10,672,000	9.25%	B4C-1	Unlimited	SP+	1/15/2016	5 yr. w/1 5 yr. ext.
KC Cherry Lot	Kansas City, MO	10/9/2015	$515,000	0.45%	CDB-1 RC	5 Stories	ABM	10/5/2015	5 yr. w/1 5 yr. ext.
Indy WA Street	Indianapolis, IN	10/29/2015	$4,995,000	4.33%	UR	Per Plan	SP+	10/9/2015	5 yr. w/1 5 yr. ext.
Minneapolis City Parking	Minneapolis, MN	1/6/2016	$9,500,000	8.23%	T/E	35 feet	SP+	1/1/2016	5 yr. w/1 5 yr. ext.
Indianapolis Meridian	Indianapolis, IN	1/15/2016	$1,498,000	1.30%	CBD-2/RC	Unlimited	Denison Parking	1/20/2016	10 Years
Milwaukee Clybourn	Milwaukee, WI	1/20/2016	$205,000	0.18%	C9F(A)	30 Feet	Secure Parking USA	2/1/2016	5 Years
Milwaukee Arena	Milwaukee, WI	2/1/2016	$3,900,000	3.38%	RED	Unlimited	SP+	2/9/2016	5 yr. w/1 5 yr. ext.
Clarksburg Lot	Clarksburg, WV	2/9/2016	$628,000	0.54%	BPO	60 Feet	ABM	2/12/2016	5 Years
Denver 1935 Sherman	Denver, CO	2/12/2016	$2,438,000	2.11%	CMX-16	200 Feet	SP+	3/30/2016	10 Years
Bridgeport Fairfield	Bridgeport, CT	3/30/2016	$7,940,000	6.88%	DVD-CORE	65 Feet	SP+	1/15/2016	10 Years
Houston Preston	Houston, TX	11/22/2016	$2,800,000	2.43%	None	Unlimited	iPark Services	12/1/2016	10 Years
Fixed Assets			$88,000	0.08%
Construction in progress			$35,000

Executive and Director Compensation

Executive Officers

MVP I does not currently have any employees nor does MVP I currently intend to hire any employees who will be compensated directly by MVP I. Each of MVP I’s executive officers, including each executive officer who serves as a director, is employed by MVP I Sponsor and also serves as an executive officer of MVP I Advisor. Each of these individuals receives compensation from MVP I Sponsor for his services, including services performed for MVP I and for MVP I Advisor. As executive officers of MVP I Advisor, these individuals manage MVP I’s day-to-day affairs and carry out the directives of the MVP I Board in the review and selection of investment opportunities and oversee and monitor MVP I’s acquired investments to ensure they are consistent with MVP I’s investment objectives.

The duties that these executive officers perform on behalf of MVP I also serve to fulfill the corporate governance obligations of these persons as MVP I’s elected officers pursuant to the MVP I charter and bylaws. As such, these duties involve the performance of corporate governance activities that require the attention of one of MVP I’s corporate officers, including signing certifications required under the Sarbanes-Oxley Act of 2002, as amended, for filing with MVP I’s periodic reports. Although MVP I reimburses MVP I Advisor for certain expenses incurred in connection with providing these services to MVP I, MVP I does not pay any compensation directly to its executive officers. MVP I’s executive officers, as key personnel of MVP I Advisor, may be entitled to receive awards in the future under MVP I’s equity incentive plan as a result of their status as key personnel of MVP I Advisor, although MVP I does not currently intend to grant any such awards.

Independent Directors

MVP I pays each of its independent directors an annual retainer of $25,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also receives $500 for each meeting of the MVP I Board attended in-person or by telephone. In addition, MVP I’s directors may be entitled to receive awards in the future under MVP I’s equity incentive plan, although MVP I does not currently intend to grant any such awards.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the MVP I Board or a duly authorized committee thereof. Directors of MVP I who are also officers of MVP I do not receive any compensation for services rendered as a director. The following table sets forth information with respect to MVP I’s director compensation during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Daryl Idler Jr	$29,000	$—	$—	$—	$—	$—	$29,000
Nicholas Nilsen	$35,000	$—	$—	$—	$—	$—	$35,000
Robert J. Aalberts	$30,000	$—	$—	$—	$—	$—	$30,000
John Dawson	$30,000	$—	$—	$—	$—	$—	$30,000
Shawn Nelson	$29,500	$—	$—	$—	$—	$—	$29,500
Total	$153,500	—	—	—	—	—	$153,500

Compensation Committee Interlocks and Insider Participation

Other than Michael V. Shustek, no member of the MVP I Board served as an officer, and no member of the MVP I Board served as an employee, of MVP I or any of its subsidiaries during the year ended December 31, 2016. In addition, during the year ended December 31, 2016, none of MVP I’s executive officers served as a member of a compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the MVP I Board or compensation committee.

Security Ownership of Certain Beneficial Owners, Directors and Management, and Related Matters

Security Ownership

Shown below is certain information as of June 30, 2017, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of shares of MVP I common stock by the only persons or entities known to be a beneficial owner of 5% or more of the outstanding shares of MVP I common stock. Unless otherwise noted, the percentage ownership is calculated based on 11,023,719 outstanding shares of MVP I common stock as of June 30, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
SERE Holdings, LLC 8880 W. Sunset Road Las Vegas, NV 89148	Sole voting and investment power of 1,000,063 shares	9.07%

The following table sets forth the total number and percentage of MVP I common stock beneficially owned as of June 30, 2017, by:

•	Each director of MVP I;
•	MVP I’s chief executive officer, chief financial officer and the officers of MVP I Advisor who function as the equivalent of MVP I’s executive officers; and
•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 11,023,719 shares of MVP I common stock outstanding as of June 30, 2017.

		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent
Nicholas Nilsen	3074 Soft Horizon Way Las Vegas, NV 89135	5,727	<1%
Robert J. Aalberts	200 Jefferson Ave. #231 State College, PA 16801	—	—
Daryl Idler Jr	2650 Jamacha Road, Suite 147 El Cajon, CA 92019	—	—
Shawn Nelson	Hall of Administration 333 W. Santa Ana Blvd. Santa Ana, CA 92701	—	—
John Dawson**	1321 Imperia Drive Henderson, NV 89052	6,873	<1%
Mike Shustek*	8880 W. Sunset Rd St 200 Las Vegas, NV 89148	35,749.7	<1%
Dan Huberty	8880 W. Sunset Rd St 200 Las Vegas, NV 89148	9,599.8	<1%
Ed Bentzen	8880 W. Sunset Rd St 200 Las Vegas, NV 89148	—	—
All directors and executive officers as a group		57,949.5	<1%
*	Mike Shustek indirectly owns these shares through the following: Peggy Shustek (spouse) owns 6,466 shares MVP Capital Partners LLC owns 28,967 shares
**	John Dawson indirectly owns his shares through 12557 Limited Partnership

Certain Relationships and Related-Party Transactions

Related Party Transactions and Arrangements

The transactions described below were approved by a majority of MVP I’s directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to MVP I and on terms and conditions no less favorable to MVP I than those available from unaffiliated third parties.

Acquisition Expense

During the years ended December 31, 2016, 2015 and 2014, JNL Parking, a brokerage and consulting company specializing in the parking industry and co-founded by MVP I’s former Chief Investment Officer and former Chief Technology Officer (their employment ended during August 2016), earned fees of approximately $0.1 million, $0.6 million and $27,000, respectively, for 1% commissions on purchases. In addition, JNL Parking received brokerage fees from third parties. Dan Huberty, President of MVP I, received certain fees from JNL Parking for prior closings. This fee is no longer paid to Dan Huberty. JNL Parking may continue to receive broker fees from MVP I for transactions in which it acted as a broker, after John Roy and Lance Miller’s employment ended with MVP I.

Ownership of MVP I Stock

As of March 31, 2017, MVP I Sponsor owned 28,967 shares of MVP I’s outstanding common stock, VRM I owned 75,611 shares of MVP I’s outstanding common stock, Dan Huberty owned 9,496 shares of MVP I’s outstanding common stock, MVP II owned 347,815 shares of MVP I’s outstanding common stock and the Advisor owned 1,000 shares of MVP I’s convertible stock.

Ownership of Interests of MVP I Advisor

During April 2012, VRM II contributed $1,000 for a 40% interest in MVP I Advisor. Mr. Shustek, through MVP I Sponsor, contributed $1,500 for a 60% interest in MVP I Sponsor. As of June 30, 2013, VRM II and MVP I Sponsor had loaned approximately $3.6 million and approximately $1.2 million, respectively, to MVP I Advisor for purposes of funding MVP I’s operations. On June 30, 2013, MVP I Sponsor decided to forgive the full amount of its $1.2 million loan. VRM II has not forgiven the balance due from MVP I Advisor. However, the decision by MVP I Sponsor to forgive the full amount of its loans created uncertainty as to when VRM II will be repaid the amounts loaned to MVP I Advisor. Based on this uncertainty, VRM II determined to treat as fully impaired the balance of this note receivable.

In December 2013, VRM II and MVP I Sponsor entered into a membership interest transfer agreement, dated as of December 19, 2013, pursuant to which VRM II acquired from MVP I Sponsor an additional 20% of the membership interests of MVP I Advisor. Concurrently therewith, MVP I Sponsor and VRM I entered into a separate membership interest transfer agreement pursuant to which VRM I acquired the remaining 40% interest in MVP I Advisor from MVP I Sponsor. As a result, VRM II and VRM I now own 60% and 40%, respectively, of the aggregate membership interests of MVP I Advisor. As of March 31, 2017, VRM I and VRM II had notes receivable from MVP I Advisor of approximately $4.5 million and $12.8 million, respectively, which amount has been fully impaired. MVP I Advisor’s ability to repay the sums due VRM I and VRM II will likely depend upon the success of MVP I’s investments in real estate.

Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of MVP I Advisor. In recognition of MVP I Sponsor’s substantial investment in MVP I Advisor for which MVP I Sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of MVP I Advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on MVP I Advisor’s behalf, which is referred to as the “Capital Investment”, and once they have received an annualized return on their Capital Investment of 7.5%, then MVP I Sponsor will receive one-third of the net profits of MVP I Advisor.

Ownership by MVP II

On November 5, 2016, MVP II purchased 338,409 shares of MVP I common stock from an unrelated third party for $3.0 million, or $8.865 per share. During the year ended December 31, 2016 and during the three months ended March 31, 2017, MVP I paid MVP II, approximately $34,000 and $52,000 in distributions, respectively, related to MVP II’s ownership of MVP I common stock.

Houston Preston (Property Transfer)

During April 2017, MVP I reduced its ownership interest in MVP Houston Preston Lot from 80% to 40%, by selling a portion of its ownership to MVP II for $1.12 million. This transaction was completed at par value with no gain or loss recorded by MVP I or MVP II. MVP II's ownership interest in MVP Houston Preston Lot increased from 20% to 60% and will be considered the controlling party starting May 1, 2017.

Fees and Expenses Paid in Connection with the MVP I Initial Public Offering

MVP I completed its initial public offering in September 2015. MVP I appointed MVP American Securities, which is referred to as the “MVP AS”, formerly known as Ashton Garnett Securities, LLC, an entity indirectly owned by Mr. Shustek and third-party selling agents to act as the selling agents for the offering. Broker dealers received 3.00% of the gross offering proceeds sold in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan.

Additionally, MVP I Sponsor and its affiliates (other than MVP I) paid up to an additional 5.25% of the gross offering proceeds for third party broker dealer commissions and due diligence expenses. Since the offering has terminated, MVP I does not anticipate incurring any additional fees or expenses in connection with the sale of shares of MVP I common stock in the offering.

Certain organizational, offering and related costs have been incurred by MVP I Advisor on behalf of MVP I. After MVP I has reimbursed $100,000 of such costs, which amount has been paid to MVP I Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Such reimbursable costs may include legal, accounting, printing, and other offering expenses, including marketing, salaries and direct expenses of MVP I Advisor’s employees and employees of MVP I Advisor’s affiliates and others. Such reimbursable costs do not include any broker-dealer commissions paid by MVP I Advisor in excess of the 3.00% paid by MVP I, including any sponsor commissions or sponsor due diligence fees. Any reimbursement of MVP I Advisor will not exceed actual expenses incurred by MVP I Advisor. On November 1, 2013, MVP I Advisor forgave the reimbursement of the full amount of offering costs incurred.

Fees and Expenses Paid in Connection With the Operations of MVP I

MVP I has no paid employees. MVP I has retained MVP I Advisor to manage its affairs on a day-to-day basis. Pursuant to an amendment of the Existing MVP I Advisory Agreement effective November 21, 2013, MVP I will reimburse, no less than monthly, MVP I Advisor for audit, accounting and legal fees, and other fees for professional services provided by third parties relating to the operations of MVP I and all such fees incurred at the request, or on behalf of, the MVP I Board or any committee of the MVP I Board; provided, however, that MVP I Advisor is not be entitled to reimbursement by MVP I for any personnel or related employment costs incurred by MVP I Advisor or its affiliates in performing the services, including but not limited to salary and benefits of employees and overhead, until the first anniversary of (i) the listing of shares of MVP I common stock on a national securities exchange or (ii) a merger, a sale of all or substantially all of MVP I’s assets or another liquidity event transaction approved by the MVP I Board. As of March 31, 2017, the aggregate amount of expense reimbursements waived by MVP I Advisor was approximately $6.9 million.

Pursuant to the Existing MVP I Advisory Agreement, MVP I Advisor must reimburse MVP I at least quarterly for reimbursements paid to MVP I Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to MVP I Advisor cause MVP I’s total operating expenses to exceed the greater of (1) 2% of MVP I’s average invested assets, which generally consists of the average book value of the MVP I’s real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of MVP I’s net income, which is defined as MVP I’s total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. MVP I Advisor does not currently owe any amounts to MVP I under this provision. When MVP I commences the reimbursement of the expenses to MVP I Advisor, MVP I will verify that such reimbursements do not exceed the limits identified above or, in the event of any excessive payments, will obtain reimbursements from MVP I Advisor.

MVP I Advisor or its affiliates will receive an acquisition fee of 3.0% of the purchase price of any real estate or loan acquired at a discount, provided, however, MVP I will not pay any fees when acquiring loans from its affiliates. During the years ended December 31, 2016, 2015 and 2014, MVP I incurred approximately $1.5 million, approximately $2.6 million and approximately $1.9 million, respectively, in acquisition fees to MVP I Advisor. During the three months ended March 31, 2017 and 2016, MVP I incurred approximately $0.3 million and approximately $1.3 million, respectively, in acquisition fees to MVP I Advisor.

MVP I Advisor or its affiliates is entitled to receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by MVP I or (ii) MVP I’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii)) debt financing obtained by MVP I or made available to MVP I. The fair market value of real property shall be based on annual “AS-IS”, “WHERE-IS” appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if shares of MVP I common stock are listed on a national securities exchange. Asset management fees for the years ended December 31, 2016, 2015 and 2014 were approximately $0.9 million, $0.5 million and $0.4 million, respectively. Asset management fees for the three months ended March 31, 2017 and 2016 were approximately $0.3 million and $0.2 million, respectively.

The Existing MVP I Advisory Agreement provides for payment to MVP I Advisor of a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by MVP I’s properties. MVP I Advisor has irrevocably waived its rights to receive a property management fee with respect to any real property owned that is subject to triple net leases. As a result of this waiver, no property management fee will be paid on any real property owned that is subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

MVP I Advisor or its affiliates is entitled to receive a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by MVP I or made available to MVP I, such as mortgage debt, lines of credit, and other term indebtedness, including refinancings. In the case of a joint venture, MVP I pays this fee only on MVP I’s pro rata share. Debt financing fees for the years ended December 31, 2016, 2015 and 2014 were approximately $114,000, $66,000 and $29,000, respectively. Debt financing fees for the three months ended March 31, 2017 and 2016 were approximately $36,000 and $23,000, respectively.

During November 2016, MVP I and MVP II closed on the purchase of a parking lot in Houston, TX for approximately $2.8 million in cash plus closing costs, 80% owned by MVP and 20% owned by MVP II. At closing MVP I funded the full purchase price and recorded a receivable from MVP II totaling $560,000. This balance was paid in full during January 2017.

Disposition Fee

Pursuant to the Existing MVP I Advisory Agreement, for substantial assistance in connection with the sale of real property, as determined by the independent directors, MVP I will pay MVP I Advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. MVP I will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that MVP I Advisor or its affiliates may receive an exit fee or a prepayment penalty paid by the borrower. If MVP I takes ownership of a property as a result of a workout or foreclosure of a loan, MVP I will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage reflecting MVP I’s economic interest in the joint venture. There were no disposition fees earned by MVP I Advisor for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and 2016.

Fees and Expense Reimbursements Payable by Borrowers and Other Third Parties

MVP I or its affiliates may be entitled to late fees, loan servicing fees, loan extension and loan modification fees and other fees and expense reimbursement payable by borrowers and other third parties.

Termination and Fee Agreement

In connection with the Merger, pursuant to the Termination and Fee Agreement, at the effective time of the Merger, the Existing MVP I Advisory Agreement will be terminated and MVP I Advisor will waive all fees payable to MVP I Advisor as a result of such termination. However, upon consummation of the Merger, MVP II Advisor will be entitled to receive the Advisor Acquisition Payment from MVP II, as contemplated by the Termination and Fee Agreement, the Existing MVP II Advisory Agreement and the Merger Agreement. As a result, on the closing date, MVP II will pay the Advisor the Advisor Acquisition Payment of approximately $3.6 million in cash, subject to adjustment to the extent that MVP I acquires additional properties prior to closing of the Merger.

The Termination and Fee Agreement also provides for a waiver of any other contractual fee that MVP I Advisor would have been due under the Existing MVP I Advisory Agreement in connection with the Merger. Additionally, all of the shares of convertible stock of MVP I will be cancelled in connection with the Merger, and MVP I Advisor will not receive any consideration in connection therewith.

Conflicts of Interests

MVP I is subject to various conflicts of interest arising out of its relationship with MVP I Advisor and other affiliates, including (1) conflicts related to the compensation arrangements between MVP I Advisor, certain affiliates and MVP I, (2) conflicts with respect to the allocation of the time of MVP I Advisor and its key personnel and (3) conflicts with respect to the allocation of investment opportunities. MVP I’s independent directors have an obligation to function on MVP I’s behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders.

Certain Conflict Mitigation Measures

In order to reduce or mitigate certain potential conflicts of interests, MVP I has adopted the procedures set forth below.

MVP I Advisor Compensation

MVP I’s compensation committee will evaluate at least annually whether the compensation that MVP I contracts to pay to MVP I Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the MVP I charter. MVP I’s compensation committee will supervise the performance of MVP I Advisor and its affiliates and the compensation MVP I pays to them to determine whether the provisions of Existing MVP I Advisory Agreement are being carried out. This evaluation is based on the following factors as well as any other factors they deem relevant:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to MVP I Advisor and its affiliates in relation to the size, composition and performance of the assets;
•	the success of MVP I Advisor in generating appropriate investment opportunities;
•	the rates charged to other companies, including other REITs, by advisors performing similar services;
•	additional revenues realized by MVP I Advisor and its affiliates through their relationship with us, including whether MVP I pays them or they are paid by others with whom MVP I does business;
•	the quality and extent of service and advice furnished by MVP I Advisor and its affiliates;
•	the performance of MVP I’s investment portfolio; and
•	the quality of MVP I’s portfolio relative to the investments generated by MVP I Advisor and its affiliates for their own account and for their other clients.

Term of Advisory Agreement

Each contract for the services of MVP I Advisor may not exceed one year, although there is no limit on the number of times that MVP I may retain a particular advisor. The MVP I charter provides that a majority of the independent directors may terminate the advisory agreement with MVP I Advisor without cause or penalty on 60 days’ written notice. MVP I Advisor may terminate the advisory agreement with good reason on 60 days’ written notice.

Independent Directors

The NASAA REIT Guidelines require the MVP I charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with MVP I Sponsor or MVP I Advisor. A director is deemed to be associated with MVP I Sponsor or MVP I Advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with MVP I Sponsor, MVP I Advisor or any of their affiliates, performs services (other than as a director) for MVP I, or serves as a director or trustee for more than three REITs sponsored by MVP I Sponsor or advised by MVP I Advisor. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from MVP I Sponsor, MVP I Advisor or any of their affiliates exceeds five percent of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with MVP I, MVP I Sponsor, MVP I Advisor or any of its affiliates

A majority of MVP I’s directors, including a majority of the independent directors, must determine the method used by MVP I Advisor for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is fair and reasonable to MVP I. MVP I’s independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the full MVP I Board or MVP I Advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire MVP I Board or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters MVP I expects the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of MVP I’s agreements with MVP I advisor and its affiliates, including the advisory agreement and the property management agreement;
•	transactions with affiliates, including MVP I’s directors and officers;
•	awards under MVP I’s equity incentive plan; and
•	pursuit of a potential liquidity event.

Those conflict of interest matters that cannot be delegated to the independent directors, as a group, under Maryland law must be acted upon by both the MVP I Board and the independent directors.

Role of the Lead Independent Director

MVP I’s bylaws require that at least one of the members of the MVP I Board must be an individual who is not, and has not been during the past five years, an officer, director (including an independent director), employee or business associate of MVP I Advisor or any of its affiliates, and that only a director who meets this standard may serve as MVP I’s lead independent director. Under MVP I’s bylaws, MVP I’s lead independent director has authority to convene and chair meetings of MVP I’s independent directors to address such matters as the lead independent director deems appropriate. The lead independent director does not have any additional authority over the other independent directors, and MVP I expects each independent director to participate fully and consider and vote upon all matters where they do not have a conflicting interest. However, if MVP I is considering a transaction with an affiliate and all of MVP I’s other independent directors are conflicted, then MVP I’s lead independent director will have sole authority to approve or reject the proposed transaction.

MVP I Acquisitions

MVP I will not purchase or lease assets in which MVP I Sponsor, MVP I Advisor, any of MVP I’s directors or any of their affiliates has an interest without a determination by a majority of MVP I’s directors (including a majority of the independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to MVP and at a price to MVP no greater than the cost of the asset to MVP I Sponsor, the advisor, the director or the affiliated seller or lessor, unless there is substantial justification for the excess amount and such excess is reasonable. In no event may MVP acquire any such asset at an amount in excess of its current appraised value.

The consideration MVP I pays for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the MVP I Board or the members of a duly authorized committee of the MVP Board. In cases in which a majority of MVP I’s independent directors so determine, and in all cases in which real property is acquired from MVP I Sponsor, MVP I Advisor, any of MVP I’s directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by MVP I’s independent directors and not otherwise interested in the transaction.

Real Estate Secured Loans Involving Affiliates

The MVP I charter prohibits MVP I from investing in or making real estate secured loans in which the transaction is with MVP I Sponsor, MVP I Advisor, MVP I’s directors or any of their affiliates, unless an independent appraiser appraises the underlying property. MVP I must keep the appraisal for at least five years and make it available for inspection and duplication by any of MVP I’s common stockholders. In addition, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. However, MVP I may acquire an investment in a loan payable by MVP I Advisor or any of its affiliates, when MVP I Advisor has assumed the obligations of the borrower under that loan through a foreclosure on the property. In addition, MVP I may invest in loans that were originated by affiliates provided the loan(s) otherwise satisfy all of MVP I’s lending criteria. The MVP I charter also prohibits MVP I from making or investing in any real estate secured loans that are subordinate to any real estate secured loan or equity interest of MVP I Sponsor, MVP I Advisor, MVP I’s directors or any of their affiliates.

In addition, MVP I may participate in loans with MVP I’s affiliates, but only provided that a majority of MVP I’s directors (including a majority of MVP I’s independent directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to MVP I and on terms and conditions no less favorable to MVP I than those available from unaffiliated third parties. Typically, MVP I participates in loans if:

•	MVP I did not have sufficient funds to invest in an entire loan;
•	MVP I is seeking to increase the diversification of MVP I’s loan portfolio; or
•	A loan fits within MVP I’s investment guidelines, however it would be disproportionately large given MVP I’s then existing portfolio.

MVP I will not borrow from MVP I Sponsor, MVP I Advisor, any of MVP I’s directors or any of their affiliates unless a majority of MVP I’s directors (including a majority of independent directors) not otherwise interested in such transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to MVP I than comparable loans between unaffiliated parties.

As part of our mortgage program, in addition to the limitations in the MVP I charter with respect to MVP I’s investments in mortgage loans as described above, MVP I will not acquire a mortgage in which MVP I Sponsor or any of its affiliates has an interest except in accordance with the following requirements of the NASAA Mortgage Program Guideline V.I.A:

•	MVP I Sponsor or its affiliate may acquire a mortgage in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such mortgage, provided that such mortgage is purchased by MVP I for a price no greater than the cost of such mortgage to the sponsor or its affiliate, except for sponsor compensation permitted in accordance with NASAA Mortgage Program Guideline and the NASAA REIT Program Guidelines, and provided there is no other benefit arising out of such transaction to the sponsor or its affiliates apart from compensation otherwise permitted by the NASAA Mortgage Program Guideline and the NASAA REIT Program Guidelines. Accordingly, all income generated and expenses associated with mortgage so acquired shall be treated as belonging to us. MVP I Sponsor or its affiliate shall not sell a mortgage to MVP I if the cost of the mortgage exceeds the funds reasonably anticipated to be available to MVP I to purchase the mortgage.
•	Alternatively, MVP I may purchase a mortgage from a mortgage program formed by the sponsor or its affiliates pursuant to the rights of first refusal required by NASAA Mortgage Program Guideline V.G. In such a case, the purchase price for the mortgage shall be no more than the fair market value as determined by an independent appraisal.

The foregoing restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the MVP I Board. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit MVP I’s ability to advance reimbursable expenses incurred by directors or officers or MVP I Advisor or its affiliates.

Other Transactions Involving Affiliates

A majority of MVP I’s directors (including a majority of the independent directors) not otherwise interested in the transaction must conclude that all other transactions between MVP I and MVP I Sponsor, MVP I Advisor, any of MVP I’s directors or any of their affiliates are fair and reasonable to MVP I and on terms and conditions not less favorable to MVP I than those available from unaffiliated third parties. To the extent that MVP I contemplates any transactions with affiliates, members of the MVP I Board who serve on the board of the affiliated entity will be deemed “interested directors” and will not participate in approving or making other substantive decisions with respect to such related party transactions.

Limitation on Operating Expenses

In compliance with the NASAA REIT Guidelines, MVP I Advisor must reimburse MVP I the amount by which MVP I’s aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of MVP I’s average invested assets or 25% of MVP I’s net income, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average of the aggregate monthly book value of MVP I’s assets during a specified period invested, directly or indirectly in equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all costs and expenses paid or incurred by MVP I, as determined under GAAP, that are in any way related to MVP I’s operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of MVP I’s stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) acquisition fees and expenses; (vii) real estate commissions on the sale of real property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

While the MVP I charter permits MVP I to pay MVP I Advisor an incentive fee equal to an interest in the gain from the sale of an asset for which full consideration is not paid in cash or property of equivalent value, MVP I does not intend to pay such an incentive fee in the foreseeable future. The MVP I charter provides that amount or percentage of such incentive fee must be reasonable, and is considered presumptively reasonable if it does not exceed 15% of the net proceeds from the sale of the asset remaining after payment to MVP I’s stockholders, in the aggregate, of an amount equal to 100% of the invested capital, plus an amount equal to six percent of the invested capital per annum cumulative. In the case of multiple advisors, such advisor and any of their affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the assets by each respective advisor or any affiliate.

Notwithstanding the foregoing, to the extent that operating expenses payable or reimbursable by MVP I exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, MVP I Advisor may be reimbursed in future periods for the full amount of the excess expenses or any portion thereof. Within 60 days after the end of any fiscal quarter for which MVP I’s total operating expenses for the four consecutive fiscal quarters then ended exceed these limits, MVP I will send MVP I’s stockholders a written disclosure of such fact, together with an explanation of the factors MVP I’s independent directors considered in arriving at the conclusion that such excess expenses were justified. In addition, MVP I’s independent directors will review the total fees and expense reimbursements for operating expenses paid to MVP I Advisor to determine if they are reasonable in light of MVP I’s performance, MVP I’s net assets and MVP I’s net income and the fees and expenses of other comparable unaffiliated REITs.

Issuance of Options and Warrants to Certain Affiliates

Until MVP I common stock is listed on a national securities exchange, MVP I will not issue options or warrants to purchase MVP I common stock to MVP I Advisor, MVP I Sponsor or any of their affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. MVP I may issue options or warrants to persons other than MVP I Advisor, MVP I Sponsor and their affiliates prior to listing MVP I common stock on a national securities exchange, but not at an exercise price less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the MVP I Board has a market value less than the value of such option or warrant on the date of grant. Any options or warrants MVP I issues to MVP I Advisor, MVP I Sponsor or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of MVP I common stock on the date of grant. In addition, no option, warrant or any other equity award will be issued under MVP I’s equity incentive plan or otherwise to MVP I Advisor, MVP I Sponsor or any of their affiliates, if the issuance of any such award would result in a violation of any applicable NASAA REIT Guidelines, including the limitations imposed under the NASAA REIT Guidelines on MVP I’s total operating expenses (after giving effect to the expense associated with such equity award).

Reports to Stockholders

MVP I will prepare an annual report and deliver it to its common stockholders within 120 days after the end of each fiscal year. MVP I’s directors are required to take reasonable steps to ensure that the annual report complies with the MVP I charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to MVP I Advisor and any affiliates of MVP I Advisor by MVP or third parties doing business with MVP during the year;
•	MVP I’s total operating expenses for the year stated as a percentage of MVP I’s average invested assets and as a percentage of MVP I’s net income;
•	a report from the independent directors that MVP I’s policies are in the best interests of MVP I’s stockholders and the basis for such determination; and
•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving MVP I and MVP I Advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

Director Independence

The MVP I Board has determined that each of Messrs. Aalberts, Nilsen, Nelson, Dawson, and Idler qualify as “independent directors” as that term is defined in the NASAA Guidelines. Although MVP I’s shares are not listed for trading on any national securities exchange, MVP I’s independent directors also meet the current independence and qualifications requirements of the Nasdaq Stock Market, Inc. In making these determinations, the MVP I Board did not rely on any exemptions to The Nasdaq Stock Market, Inc.’s requirements.

The Combined Company

The Combined Company will be renamed “The Parking REIT, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code beginning with its taxable year ended December 31, 2016. The Combined Company will continue to invest primarily in a portfolio of parking facilities located throughout the United States and Canada.

Following the effective time of the Merger, the Combined Company intends to merge Merger Sub with MVP II OP. Upon completion of that affiliated merger, the Combined Company will own substantially all of its assets and will conduct its operations through MVP II OP and will be advised by MVP II Advisor.

The Combined Company’s principal executive offices will continue to be located at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, and its telephone number will continue to be (702) 534-5577.

Combined Company Portfolio Information

Immediately following the Merger, the Combined Company’s assets would consist of investments in 44 parking facilities located in 15 states, based on the investment portfolios of MVP I and MVP II as of June 30, 2017.

Combined Company Property Portfolio

Combined Company Property Portfolio
As of June 30, 2017

Property Name	Date Acquired	City	State	MVP REIT I % Owned	MVP REIT II % Owned	3rd Party % Owned	Purchase Price		Mortgage Debt Outstanding
MVP PF Ft. Lauderdale 2013, LLC	7/31/2013	Ft. Lauderdale	FL	100%	0%	0%	$3,400,000.00		$(1,302,841.30)
MVP PF Memphis Court 2013, LLC	8/28/2013	Memphis	TN	100%	0%	0%	$190,000.00		$(72,805.84)
MVP PF Memphis Poplar 2013, LLC	8/28/2013	Memphis	TN	100%	0%	0%	$2,685,000.00		$(1,028,861.44)
MVP PF Kansas City 2013, LLC	8/28/2013	Kansas City	MO	100%	0%	0%	$1,550,000.00		$—
MVP PF St. Louis 2013, LLC	9/4/2013	St Louis	MO	100%	0%	0%	$4,125,000.00		$(1,580,653.05)
Mabley Place Garage, LLC	12/9/2014	Cincinnati	OH	83%	0%	17%	$14,580,000.00		$(8,608,793.31)
MVP Denver Sherman, LLC	1/26/2015	Denver	CO	100%	0%	0%	$585,000.00		$(285,607.00)
MVP Fort Worth Taylor, LLC	3/16/2015	Fort Worth	TX	100%	0%	0%	$23,336,000.00		$(12,981,658.81)
MVP Milwaukee Old World, LLC	3/31/2015	Milwaukee	WI	100%	0%	0%	$1,000,000.00		$—
MVP St. Louis Convention Plaza, LLC	5/13/2015	St. Louis	MO	100%	0%	0%	$2,575,000.00		$—
MVP Houston Saks Garage, LLC	5/28/2015	Houston	TX	100%	0%	0%	$8,375,000.00		$(3,490,670.50)
MVP St. Louis Lucas, LLC	6/29/2015	St. Louis	MO	100%	0%	0%	$3,463,000.00		$(3,383,534.89)
MVP Milwaukee Wells, LLC	6/30/2015	Milwaukee	WI	100%	0%	0%	$3,900,000.00		$—
MVP Wildwood NJ Lot, LLC	7/10/2015	Wildwood	NJ	100%	0%	0%	$970,000.00		$—
MVP Wildwood NJ Lot, LLC #2	12/16/2015	Wildwood	NJ	100%	0%	0%	$615,000.00		$—
MVP Indianapolis City Park, LLC	10/5/2015	Indianapolis	IN	100%	0%	0%	$10,500,000.00		$(7,949,852.94)
MVP KC Cherry Lot, LLC	10/9/2015	Kansas City	MO	100%	0%	0%	$515,000.00		$—
MVP Indianapolis WA Street Lot, LLC	10/29/2015	Indianapolis	IN	100%	0%	0%	$4,995,000.00		$—
MVP Minneapolis Venture, LLC	1/6/2016	Minneapolis	MN	87%	13%	0%	$6,100,000.00		$—
MVP Indianapolis Meridian Lot, LLC	1/15/2016	Indianapolis	IN	100%	0%	0%	$1,550,000.00		$(937,712.00)
MVP Milwaukee Clybourn, LLC	1/20/2016	Milwaukee	WI	100%	0%	0%	$205,000.00		$—
MVP Milwaukee Arena, LLC	2/1/2016	Milwaukee	WI	100%	0%	0%	$3,900,000.00		$(2,142,054.00)
MVP Clarksburg Lot, LLC	2/9/2016	Clarksburg	WV	100%	0%	0%	$620,000.00		$—
MVP Denver Sherman 1935, LLC	2/12/2016	Denver	CO	76%	24%	0%	$2,437,500.00		$(761,619.00)
MVP Bridgeport Fairfield Garage, LLC	3/30/2016	Bridgeport	CT	90%	10%	0%	$7,800,000.00		$(4,304,273.51)
Minneapolis City Parking, LLC	1/6/2016	Minneapolis	MN	87%	13%	0%	$9,395,000.00		$(5,113,799.22)
MVP Cleveland West 9th, LLC	5/11/2016	Cleveland	OH	49%	51%	0%	$5,675,000.00		$(5,222,312.75)
33740 Crown Colony, LLC	5/17/2016	Cleveland	OH	49%	51%	0%	$3,030,000.00		$—
MVP San Jose 88 Garage, LLC	6/15/2016	San Jose	CA	0%	100%	0%	$3,575,500.00		$(2,200,000.00)
MCI 1372 Street, LLC	7/8/2016	Canton	OH	0%	100%	0%	$700,000.00		$—
MVP Cincinnati Race Street Garage, LLC	7/8/2016	Cincinnati	OH	0%	100%	0%	$4,500,000.00		$(3,000,000.00)
MVP St. Louis Washington, LLC	7/18/2016	St Louis	MO	0%	100%	0%	$3,000,000.00		$(1,380,435.00)
MVP St. Paul Holiday Garage, LLC	8/12/2016	St Paul	MN	0%	100%	0%	$8,200,000.00		$(4,131,784.00)
MVP Louisville Station Broadway, LLC	8/23/2016	Louisville	KY	0%	100%	0%	$3,050,000.00		$(1,682,366.00)
White Front Garage Partners, LLC	9/30/2016	Nashville	TN	20%	80%	0%	$11,496,000.00		$(6,453,666.00)
Cleveland Lincoln Garage Owners, LLC	10/19/2016	Cleveland	OH	0%	100%	0%	$7,316,950.00		$(3,998,501.00)
MVP Houston Jefferson Lot, LLC	11/22/2016	Houston	TX	0%	100%	0%	$700,000.00		$—
MVP Houston Preston Lot, LLC	11/22/2016	Houston	TX	40%	60%	0%	$2,800,000.00		$(1,627,206.00)
MVP Houston San Jacinto Lot, LLC	11/22/2016	Houston	TX	0%	100%	0%	$3,200,000.00		$(1,820,265.00)
MVP Detroit Center Garage, LLC	1/10/2017	Detroit	MI	20%	80%	0%	$55,000,000.00		$(31,253,047.36)
St. Louis Broadway Group, LLC	2/1/2017	St. Louis	MO	0%	100%	0%	$2,400,000.00		$(1,671,334.00)
St. Louis Seventh & Cerre, LLC	2/1/2017	St. Louis	MO	0%	100%	0%	$3,300,000.00		$(2,057,451.00)
MVP St. Louis Cardinal Lot, DST	5/31/2017	St. Louis	MO	0%	51%	49%	$2,800,000.00	*	$—
MVP Preferred Parking, LLC	6/29/2017	Houston	TX	0%	100%	0%	$20,500,000.00		$—
*	MVP II acquired a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust, or MVP St Louis, for approximately $2.8 million. MVP St. Louis purchased the St. Louis parking lot from an unaffiliated seller for a purchase price of $11,350,000, plus payment of closing costs, financing costs, and related transactional costs. MVP St. Louis used MVP II’s investment to fund a portion of the purchase price for the property. The remaining equity portion was funded through short-term investments by VRM II, an affiliate of MVP II Advisor, pending the private placements of additional beneficial interest in MVP St. Louis exempt from registration under the Securities Act.

Management of the Combined Company

The following table sets forth certain information with respect to each of the persons who will serve as directors and executive officers of the Combined Company.

Name	Age	Position
Michael V. Shustek	58	Chief Executive Officer & Director
Ed Bentzen	40	Chief Financial Officer
Dan Huberty	49	President
Allen Wolff	45	Independent Director
David Chavez	51	Independent Director
Erik Hart	46	Independent Director
John E. Dawson	59	Independent Director
Robert J. Aalberts	65	Independent Director
Nicholas Nilsen	80	Independent Director
Shawn Nelson	50	Independent Director

There are no family relationships between any directors or executive officers, or between any director and executive officer.

Michael V. Shustek will serve as Chief Executive Officer and Chairman of the Board of the Combined Company, positions he has held at both MVP I and MVP II since their respective inceptions. He also serves as the Chief Executive Officer of the Advisor. He has served as Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a director and CEO of VRM II and VRM I since January 2006. In July 2012, Mr. Shustek became a principal of MVP American Securities. During January 2013, Mr. Shustek became the sole owner of MVP American Securities.

In February 2004, Mr. Shustek became the President of Vestin Group. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Originations, Inc. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. Mr. Shustek is highly knowledgeable with regard to the business operations of MVP I and MVP II. In addition, his participation on the board of directors of the Combined Company is essential to ensure efficient communication between the board and management. Mr. Shustek was selected to serve as a director of the Combined Company because he will be the Chief Executive Officer of the Combined Company, has significant real estate experience and expansive knowledge of the real estate industry, and has relationships with chief executives and other senior management at numerous real estate companies.

Ed Bentzen will serve as the Combined Company’s Chief Financial Officer (CFO). He was appointed to that position for both MVP I and MVP II on June 14, 2016. From August 2013, Mr. Bentzen has been the Chief Financial Officer of Western Funding, Inc., a subsidiary of Westlake Financial Services, a company that specializes in sub-prime auto financing. From January, 2013 to August, 2013, Mr. Bentzen was the Assistant Vice President of Finance for Western Funding and from October, 2010 through January, 2013, he was the corporate controller of Western Funding. Previous to his experience at Western Funding, Mr. Bentzen served in the capacity of Financial Analyst from January 2006 to April 2007 and then as corporate controller from April 2007 to October 2010 of VRM I and VRM II, which are the owners of the Advisor. Mr. Bentzen received his BS in Hotel Administration from the University of Nevada Las Vegas in 1999 and his Masters of Science in Accountancy from the University of Nevada Las Vegas in 2007. In 2005 he passed the Certified Internal Auditor’s exam and received his CIA Certification from the Institute of Internal Auditors (currently inactive status).

Dan Huberty will serve as the Combined Company’s President. He was appointed to that position at MVP I in March 2016. In addition he serves as the Vice President of Parking Operations for the Advisor. Prior to employment with MVP I, Mr. Huberty was the Vice President of Sales and Acquisitions at JNL Parking from February 2015 to March 2016 and served as an Executive Vice President of SP Plus (and Central Parking, prior to their merger) from 2011 to 2014, where he oversaw the southern division of the company. From 2009 to 2011, he served as a Vice President for Clean Energy Fuels.

Previous to Clean Energy Fuels, Mr. Huberty served in various roles with ABM Industries. During his approximately 17 years with ABM Industries, Mr. Huberty served in various roles including Facility Manager, Regional Manager, Regional Vice President, and finally Vice President of Sales for ABM’s Parking Division. Mr. Huberty earned his BBA from Cleveland State University in 1991, and his MBA from the University of Phoenix in 1998. In addition, since January 2011, Mr. Huberty has served as State Representative for the 127 District in the Texas House of Representatives. During his time as a State Representative, Mr. Huberty was a member of various committees, including the Public Education and State Affairs committees, Select Committee of Redistricting, and the Select Committee on Transportation Funding, Expenditures & Finance.

Independent Directors of the Combined Company

Allen Wolff will serve as one of the Combined Company’s independent directors and currently serves as an independent director of MVP II. Since December 2014, Mr. Wolff has served as Chief Financial Officer for NTN Buzztime, Inc. (NYSE MKT: NTN), a social entertainment and integrated marketing platform. Previous to that, from July 2013 to December 2014, Mr. Wolff served as Co-Founder and Financial Strategist for PlumDiggity, LLC, a financial and marketing strategy firm. From January 2011 to July 2013, Mr. Wolff served as Chief Financial Officer and director for 365 Retail Markets, LLC, a micro-market self-checkout POS technology firm, and from January 2006 to January 2011, Mr. Wolff served as Co-Founder and Chief Financial Officer of Paysimple, Inc., a provider of payment management solutions. From January 2003 to July 2009, Mr. Wolff served as President and Chief Financial Officer of The Conclave Group, LLC, a real estate industry publication serving 12,000 apartment communities nationwide. Mr. Wolff received his Bachelor’s Degree from the University of Michigan, and his Master of Business Administration Degree from the R.H. Smith School of Business at the University of Maryland. Mr. Wolff was selected to serve as an independent director of the Combined Company because of his public company accounting and financial reporting expertise, as well as his experience with real estate transactions.

David Chavez will serve as one of the Combined Company’s independent directors and currently serves as an independent director of MVP II. Since 2009, Mr. Chavez has served as Chief Executive Officer of Assured Strategies, LLC, a strategic consulting, coaching and advisory firm. From 1996 to 2007, Mr. Chavez served as Chief Executive Officer of the Chavez & Koch, a Professional Corporation, Certified Public Accountants (CPA’s), Ltd., certified public accounting firm, and from 1995 to 1996, he was a private business and financial consultant. From 1991 to 1995 Mr. Chavez worked with Arthur Andersen’s Las Vegas office, taking several companies public, and working on auditing as well as consulting. Mr. Chavez received a Bachelor of Science in Business Administration Degree, with a concentration in Accounting, from the University of Nevada, Las Vegas. Mr. Chavez was selected to serve as an independent director of the Combined Company because of his accounting and financial reporting expertise and his experience in the strategic consulting industry.

Erik A. Hart will serve as one of the Combined Company’s independent directors and currently serves as an independent director of MVP II. Since May 2012, Mr. Hart has served as Managing Partner for Romandad Partners and the Romandad Trust. Previous to that, from 2001 to July 2013, Mr. Hart practiced law at The Law Offices of Erik A. Hart, and from 1998 to 2001, Mr. Hart was a lawyer for the Business Affairs and Business Development Department of the Spelling Entertainment Group, Inc., formerly Republic Entertainment, Inc. Mr. Hart received his Bachelor’s Degree from the University of the Pacific, and his Juris Doctor from McGeorge School of Law. Mr. Hart is a member of the California Bar and reactivated his California bar license and plans to keep it active indefinitely. Mr. Hart was selected to serve as an independent director of the Combined Company because of his finance experience, including experience analyzing and investing in REITs, as well as his corporate law experience.

John E. Dawson will serve as one of the Combined Company’s independent directors and currently serves as an independent director of MVP I and MVP II. He has been a director of MVP I since its inception. He was a director of Vestin Group from March 2000 to December 2005, was a director of VRM I, from March 2007 until he resigned in November 2013 and was a director for VRM I from March 2007 until January 2008. Since January of 2015 Mr. Dawson has been a Partner at the International law firm of Dickinson Wright PLLC. Mr. Dawson was a partner of the Las Vegas law firm of Lionel Sawyer & Collins from 2005 until its closing in December of 2014. Previous to that, from 1995 to 2005, Mr. Dawson was a partner at the law firm of Marquis & Aurbach. Mr. Dawson received his Bachelor’s Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989. Mr. Dawson was selected to serve as an independent director of the Combined Company due to his legal background and significant experience in the real estate industry and his experience as a public company director.

Robert J. Aalberts will serve as one of the Combined Company’s independent directors, currently serves as an independent director of MVP I, and was a director of Vestin Group, Inc., from April 1999 to December 2005. He was a director for VRM I, from January 2006 until he resigned in January 2008 and for VRM II from January 2006 until he resigned in November 2013. Most recently, Professor Aalberts was Clinical Professor of Business Law in the Smeal College of Business, at the Pennsylvania State University in University Park, PA from 2014 to 2017, and retired in June 2017. Prior to his position at Penn State, Professor Aalberts held the Ernst Lied Professor of Legal Studies professorship in the Lee College of Business at the University of Nevada, Las Vegas from 1991 to 2014. Before UNLV, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport from 1984 to 1991. From 1982 through 1984, he served as an attorney for the Gulf Oil Company in its New Orleans office, specializing in contract negotiations and mineral law. Professor Aalberts has co-authored books relating to the regulatory environment and the law and business of real estate; including Real Estate Law (2015), now in its 9th edition, published by the Cengage Book Company. He is also the author of numerous legal articles dealing with various aspects of real estate, business and the practice of law. From 1992 to 2016, Professor Aalberts was the Editor-in-chief of the Real Estate Law Journal published by the Thomson-West Publishing Company. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and a Bachelor of Arts degree in Social Sciences and Geography from Bemidji State University in Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status). Mr. Aalberts was selected to serve as an independent director of the Combined Company because of his significant knowledge of, and experience in, the real estate industry and his experience as a public company director.

Nicholas Nilsen will serve as one of the Combined Company’s independent directors and currently serves as an independent director of MVP I. He has been involved in the financial industry for more than four decades. He has been in retirement during the past five years. Most recently, Mr. Nilsen served as a Senior Vice President of PNC Financial, a bank holding company, where he served from 1960 to 2000. He began his long career with PNC Financial as a stock analyst. Later, he managed corporate and Taft-Hartley pension plans for the bank. Mr. Nilsen served as an executive investment officer at the time of his retirement from PNC Financial. Mr. Nilsen is a CFA charter holder. Mr. Nilsen received a Bachelor’s degree from Denison University and a Master of Business Administration from Northwestern University.

Shawn Nelson will serve as one of the Combined Company’s independent directors and currently serves as an independent director of MVP I. Since June, 2010, Mr. Nelson has served as a member of the Orange County Board of Supervisors in Orange County California, serving as chairman in 2013 and 2014. Mr. Nelson currently serves as the board of the Southern California Regional Rail Authority (Metrolink) and was the former Chairman. He is a director of the Orange County Transportation Authority having served as the chair in 2014, and is a director of the South Coast Air Quality Management District, Southern California Association of Governments, Transportation Corridor Agency, Foothill/Eastern, Southern California Water Committee, Orange County Council of Governments and Orange County Housing Authority Board of Commissioners. From 1994 to 2010 Mr. Nelson was the managing partner of the law firm of Rizio & Nelson. From 1992-1994 he was the Leasing Director/Project Manager of S&P Company. Prior to that, from 1989 to 1992 Mr. Nelson served as the Leasing Director/Acquisitions Analyst for IDM Corp and from 1988 to 1989 he served as a Construction Superintendent for Pulte Home. Mr. Nelson has a Bachelor of Science degree in business with a certificate in real property development from the University of Southern California and a Juris Doctor Degree from Western State University College of Law. Mr. Nilsen was selected to serve as an independent director of the Combined Company due to his significant experience in the financial services industries.

The Combined Company’s directors and executive officers will serve until their successors are elected and qualify. The Combined Company’s officers will devote such portion of their time to the Combined Company’s affairs as is required for the performance of their duties, but they are not required to devote all of their time to the Combined Company.

THE MVP I SPECIAL MEETING

Date, Time and Place

The MVP I special meeting will be held at             , on             , 2017, commencing at 10:00 a.m., local time.

Purpose of the MVP I special meeting

The purpose of the MVP I special meeting is:

1.	to consider and vote on a proposal to approve the Merger;
2.	to consider and vote on the Charter Amendment, a copy of which is attached as Annex B to this proxy statement/prospectus; and
3.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals to approve the Merger and the Charter Amendment.

Recommendation of the MVP I Board

MVP I’S BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF MVP I’S BOARD OF DIRECTORS, HAS (1) DETERMINED THAT THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR, REASONABLE, ADVISABLE AND IN THE BEST INTERESTS OF MVP I AND ITS STOCKHOLDERS AND (2) APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. MVP I’S BOARD OF DIRECTORS unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) RECOMMENDS THAT MVP I STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT AND FOR THE PROPOSAL TO ADJOURN THE MVP I SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER OR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

For the reasons for this recommendation, see “The Merger—Recommendation of the MVP I Board and Its Reasons for the Merger” beginning on page 91.

Record Date; Who Can Vote at the MVP I Special Meeting

MVP I stockholders who owned shares of MVP I common stock at the close of business on             , 2017, the MVP I record date, are entitled to notice of, and to vote at, the MVP I special meeting except for those not entitled to vote on the Merger pursuant to the MVP I charter. On the MVP I record date, there were              shares of MVP I common stock outstanding adjusted for subsequent redemptions due to death or disability, of which             shares were entitled to vote at the MVP I special meeting, held by approximately              holders of record. Each such share of MVP I common stock outstanding on the MVP I record date is entitled to one vote on each proposal at the MVP I special meeting except for those not entitled to vote on the Merger pursuant to the MVP I charter.

The MVP I charter provides that, with respect to shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates, neither MVP I Advisor, the directors of MVP I nor their affiliates (including MVP II, MVP II Advisor and the directors of MVP II) may vote on matters submitted to the MVP I stockholders regarding any transaction between MVP I and any of them. As a result, shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates (including MVP II, MVP II Advisor and the directors of MVP II) are not entitled to be voted on the Merger proposal and such shares will be excluded (from the numerator and denominator) for purposes of determining whether the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on the Merger approved the Merger. On the MVP I record date, the directors and executive officers of MVP I and their affiliates held              shares of MVP I common stock (excluding certain shares that, according to the MVP I charter, may not be voted on the Merger), collectively representing approximately              of all of the shares of MVP I common stock outstanding and entitled to vote.

In addition, as of the MVP I record date, Michael V. Shustek, who is also a director of MVP II, held shares of MVP II common stock. See “The Companies—MVP II—Security Ownership of Certain Beneficial Owners, Directors and Management, and Related Matters” and “The Companies—MVP I—Security Ownership of Certain Beneficial Owners, Directors and Management, and Related Matters” on pages 55 and 56, respectively.

MVP I stockholders who attend the meeting may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. MVP I stockholders who hold their shares in “street name” (that is, through a bank, broker or other nominee) will need to bring a copy of the brokerage statement or other evidence of their stock ownership as of the MVP I record date.

Quorum

A quorum of MVP I stockholders is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. On the MVP I record date, there were              shares of MVP I common stock outstanding and entitled to vote; provided, however, that pursuant to the MVP I charter, certain shares of MVP I common stock may not be voted on the Merger.

Vote Required for Approval

Each of the proposals to approve the Merger and the Charter Amendment require the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on such proposal. The adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled vote on the Merger.

The closing of the Merger is conditioned upon approval of the Charter Amendment. Thus, if MVP I stockholders do not approve the Charter Amendment, the Merger will not be completed even if the Merger proposal is approved. Likewise, approval of the Charter Amendment is conditioned on approval of the Merger and the closing of the Merger. If MVP I stockholders do not approve the Merger proposal and the Merger does not close, the approval of the Charter Amendment will not be effective.

Failure to Vote

If you are a MVP I stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have the same effect as an “Against” vote on the Merger and the Charter Amendment, and it will have no effect on the result of the vote on the adjournment proposal.

Abstentions

Abstentions will be counted in determining the presence of a quorum and will have the same effect as votes cast “Against” the Merger and the Charter Amendment. However, abstentions will have no effect on the adjournment proposal.

Broker Non-Votes

The Merger, the Charter Amendment and the adjournment proposal are considered “non-routine” proposals. A broker non-vote occurs when a broker, bank or other nominee returns a valid proxy but does not vote on a non-routine proposal because such nominee does not have discretionary authority from the holder of such MVP I common stock in street name to do so. Broker non-votes, if any, will have the same effect as a vote “Against” the Merger and Charter Amendment, but will have no effect on the adjournment proposal. Broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum. Please see “—Shares held in ‘Street Name,”’ below for a discussion of how to vote your shares held in “street name.”

Manner of Voting and Authorizing Proxy

Whether or not you plan to attend the MVP I special meeting in person, please authorize a proxy to vote your shares as soon as possible.

Shares Held in Your Own Name

If you own MVP I common stock in your own name, you are a holder of record. This means that you may use the attached proxy card to instruct the persons named as proxies how to vote your shares of MVP I common stock. You have four options regarding how to vote or to authorize a proxy to vote your shares:

•	In person. To vote in person, come to the MVP I special meeting and you will be able to vote by ballot. To ensure that your shares of MVP I common stock are voted at the MVP I special meeting, you are encouraged to authorize a proxy even if you plan to attend the MVP I special meeting.
•	Internet. MVP I stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.
•	Telephone. MVP I stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.
•	Mail. MVP I stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Authorizing a proxy will not affect your right to vote in person if you decide to attend the MVP I special meeting. MVP I stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.

The method by which MVP I stockholders authorize a proxy will in no way limit their right to vote at the MVP I special meeting if they later decide to attend the meeting in person.

All shares of MVP I common stock entitled to vote and represented by properly completed proxies received prior to the MVP I special meeting, and not revoked, will be voted at the MVP I special meeting as instructed on the proxies. If MVP I stockholders of record do not indicate how their shares of MVP I common stock should be voted on a matter, the shares of MVP I common stock represented by their properly executed proxy will be voted as the MVP I Board recommends and, therefore, FOR the Merger, FOR the Charter Amendment and FOR the adjournment proposal.

No other business will be presented for consideration at the MVP I special meeting other than the matters set forth in this proxy statement/prospectus and the accompanying Notice of Special Meeting of Stockholders. In accordance with the MVP I bylaws and MGCL, business transacted at the MVP I special meeting will be limited to those matters set forth in such notice.

Shares Held in “Street Name”

If a MVP I stockholder holds shares of MVP I common stock in a stock brokerage account or if the shares of MVP I common stock are held by a broker, bank or other nominee (that is, in street name), such stockholder must provide the broker, bank or other nominee with instructions on how to vote its shares of MVP I common stock. If a MVP I stockholder does not provide such voting instructions to its broker, bank or other nominee, its shares of MVP I common stock will NOT be voted at the MVP I special meeting for or against the Merger, the Charter Amendment or the adjournment proposal because they are “non-routine” matters, as discussed above. Please follow the voting instructions provided by your broker, bank or other nominee on the enclosed voting instruction card. A MVP I stockholder may not vote shares of MVP I common stock held in street name by returning a proxy card directly to MVP I or by voting in person at the MVP I special meeting unless such stockholder provides a “legal proxy,” which such stockholder must obtain from its broker, bank or other nominee.

Delivery and Householding of Proxy Materials

MVP I may give a single notice of the MVP I special meeting to all MVP I stockholders who share an address, which single notice shall be effective as to any MVP I stockholder at such address, unless such MVP I stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, a MVP I stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such MVP I stockholder should so notify MVP I by directing written notice to 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, or by phone at 1-888-457-2358.

Revocation of Proxies or Voting Instructions

MVP I stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the MVP I special meeting by:

•	submitting notice in writing to MVP I’s Secretary at 8880 W. Sunset Rd., Suite 240, Las Vegas, NV 89148, that you are revoking your proxy;
•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or
•	voting in person at the MVP I special meeting.

Attending the MVP I special meeting without voting will not revoke your proxy.

Solicitation of Proxies

The solicitation of proxies from MVP I stockholders is made on behalf of the MVP I Board. MVP I will pay the cost of soliciting proxies from MVP I stockholders. Directors, officers and employees of MVP I and/or MVP II may solicit proxies on behalf of MVP I in person or by telephone, facsimile or other means, but will not receive any              additional compensation for doing so. MVP I has engaged Georgeson Inc. to assist it in the solicitation of proxies. MVP I has agreed to pay Georgeson Inc. an initial fee of $             , and will reimburse it for its reasonable expenses, for its services to solicit proxies.

In accordance with the regulations of the SEC, MVP I also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to MVP I stockholders.

Adjournment

In addition to the Merger and the Charter Amendment, MVP I stockholders are also being asked to approve a proposal that will give the chairman of the MVP I special meeting authority to adjourn the MVP I special meeting, as determined in the sole discretion of the chairman of the MVP I special meeting, to solicit additional proxies in favor of the Merger and the Charter Amendment if there are not sufficient votes at the time of such adjournment to approve such proposals. If the adjournment proposal is approved, the MVP I special meeting may be successively adjourned without notice other than announcement at the meeting to any date, not more than 120 days after the record date for the MVP I special meeting. In addition, the MVP I Board could postpone the MVP I special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the MVP I special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise. Additionally, if a quorum is not established at the MVP I special meeting, the chairman of the MVP I special meeting has the power to adjourn the MVP I special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

PROPOSALS SUBMITTED TO MVP I STOCKHOLDERS

Merger Proposal

(Proposal 1 on the MVP I Proxy Card)

MVP I stockholders are asked to approve the Merger. For a summary and detailed information regarding this proposal to approve the Merger, see the information about the Merger Agreement and the Merger throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 84 and “The Merger Agreement” beginning on page 137. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of this proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.

Vote Required

Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on such proposal. Shares of MVP I common stock owned by MVP I Advisor, any director of MVP I or any of their respective affiliates are not entitled vote on the Merger.

Recommendation of MVP I Board

The MVP I Board unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) recommends that the MVP I stockholders vote “FOR” the Merger proposal.

Charter Amendment Proposal

(Proposal 2 on the MVP I Proxy Card)

MVP I is seeking approval of its stockholders of the Charter Amendment. If adopted, the Charter Amendment would delete Article XIV related to Roll-Up Transactions (and the associated definitions) from the MVP I charter. This article imposes substantive and procedural requirements relating to Roll-Up Transactions, all of which will not be applicable if the Charter Amendment is approved. Pursuant to the Merger Agreement, approval of this proposal is a condition to completing the Merger and if the Charter Amendment is not approved, the Merger will not be completed even if the Merger is approved. Likewise, the effectiveness of the Charter Amendment is conditioned on approval of the Merger and the closing of the Merger. If MVP I stockholders do not approve the Merger and the Merger does not close, the approval of the Charter Amendment will not become effective.

The MVP I charter defines a Roll-Up Transaction as a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of MVP I and the issuance of securities of a Roll-Up Entity that is created or would survive after the successful completion of the Roll-Up Transaction. This definition does not include (1) a transaction involving securities of MVP I that have been listed on a national securities exchange for at least 12 months or (2) a transaction involving MVP I’s conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of MVP I’s existence, compensation to MVP I Advisor, its sponsor or MVP I’s investment objectives. The Merger and the issuance of securities of MVP II may be considered a Roll-Up Transaction.

In connection with any Roll-Up Transaction involving the issuance of securities of a Roll-Up Entity, the MVP I charter requires MVP I to obtain an appraisal of its assets from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the SEC and the states as an exhibit to the registration statement for the offering, and a summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed Roll-Up Transaction. In addition, in connection with a proposed Roll-Up Transaction, the MVP I charter requires the person sponsoring the Roll-Up Transaction to offer to MVP I stockholders who vote against the proposed Roll-Up Transaction the choice of: (1) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction or one of the following: (a) remaining as holders of MVP I common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of MVP I’s net assets. Under the MVP I charter, MVP I is prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the MVP I charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in the MVP I charter or (4) in which any of the costs of the Roll-Up Transaction would be borne by MVP I if the Roll-Up Transaction is rejected by the MVP I stockholders.

MVP I does not intend to obtain an appraisal of its assets in connection with the Merger or comply with the other provisions of the MVP I charter applicable to Roll-Up Transactions. MVP I believes that it would not be practical to complete the Merger if it were required to comply with these provisions and the Merger is specifically conditioned on the Charter Amendment.

Vote Required

Approval of the Charter Amendment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of MVP I common stock entitled to vote on such proposal.

Recommendation of MVP I Board

The MVP I Board unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) recommends that MVP I stockholders vote “FOR” the Charter Amendment proposal.

Adjournment Proposal

(Proposal 3 on the MVP I Proxy Card)

MVP I stockholders are asked to approve the proposal to adjourn the MVP I special meeting to a later date or dates if necessary or appropriate to solicit additional proxies in favor of the Merger proposal and/or the Charter Amendment proposal.

If MVP I stockholders approve this proposal, the MVP I special meeting may be adjourned and MVP I may use the additional time to solicit additional proxies until the meeting is reconvened.

Vote Required

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the MVP I special meeting on such proposal, assuming a quorum is present. If a quorum is not established, the chairman of the MVP I special meeting has the power to adjourn the MVP I special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Recommendation of MVP I Board

The MVP I Board unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) recommends that the MVP I stockholders vote “FOR” the adjournment proposal.

THE MERGER

The following is a description of the material aspects of the Merger. While MVP I and MVP II believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to the MVP I stockholders. MVP I and MVP II encourage the MVP I stockholders to carefully read this entire proxy statement/prospectus, including the Merger Agreement and the other documents attached to this proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the Merger.

General

Each of the MVP I Board and the MVP II Board has approved the Merger Agreement, the Merger and the Charter Amendment and the MVP I Board has declared the Merger and the Charter Amendment fair, reasonable, advisable and submitted the Merger and the Charter Amendment for consideration and approval of the stockholders of MVP I. In the Merger, MVP I will merge with and into Merger Sub, with Merger Sub continuing as a wholly owned subsidiary of MVP II. MVP II will continue as the Combined Company. MVP I stockholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration.”

Background of the Merger

MVP I was incorporated in April 2012 and commenced its initial public offering in September 2012. In connection with its initial public offering and due in part to the fact that its shares would not be actively traded on an exchange, MVP I indicated that it did not anticipate evaluating a transaction providing liquidity for its stockholders until the later of 2018 or three years after the date of the closing of the initial public offering (which occurred in 2015). However, MVP I noted that the MVP I Board, in the exercise of its duties, would determine to pursue a liquidity event when it believed conditions were favorable in the marketplace. MVP I has previously disclosed that a liquidity event could include (a) the listing of shares of MVP I common stock on a national securities exchange, (b) selling all or substantially all of its assets, or (c) conducting a merger or another transaction in which its stockholders would receive cash or shares of a publicly traded company that are listed on a national securities exchange. MVP I has sought to execute its investment objectives by investing in and operating a diversified portfolio of parking related assets.

On March 7, 2016, the MVP I Board approved taking the necessary action to list shares of MVP I common stock on the NASDAQ Global Market with view to providing a liquidity event for its stockholders.

On June 14, 2016, MVP I and MVP II jointly announced the engagement of Ladenburg Thalmann & Co., Inc., which is referred to as Ladenburg, to assist in evaluating a potential listing of the shares of MVP I common stock and other potential alternatives intended to enhance stockholder liquidity and value. In connection with the engagement, based on Ladenburg’s advice, MVP I decided to defer taking further action to list shares of MVP I common stock on the NASDAQ Global Market, in large part due to the lack of scale of MVP I as a separate listed entity. During the second half of 2016, after discussions with Ladenburg, the Advisor began exploring the possibility of combining MVP I and MVP II, because it believed the scale provided by the combination of MVP I and MVP II had the potential to enhance the Combined Company’s ability to list its shares of common stock on a national securities exchange.

On September 29, 2016, the MVP I Board formed the MVP I Special Committee consisting of Nicholas Nilsen, Shawn Nelson, Daryl Idler, Jr. and Robert Aalberts, and delegated to the MVP I Special Committee the authority to consider potential strategic transactions for MVP I, including a potential transaction with MVP II. As noted below, Mr. Idler resigned as a member of the MVP I Special Committee on or about December 31, 2016. Each of Messrs. Nilsen, Nelson and Aalberts are MVP I directors who are independent from management and do not serve as directors of MVP II. From December 7, 2016 to May 26, 2017, the MVP I Special Committee held 12 formal meetings, in addition to various calls and other correspondence, to discuss and analyze a potential transaction with MVP II and the other transactions related thereto. All members of the MVP I Special Committee were present at each of the meetings of the MVP I Special Committee described below, unless otherwise noted.

On October 24, 2016, the MVP II Board formed the MVP II Special Committee consisting of David Chavez, Allen Wolff and Erik Hart, and delegated to the MVP II Special Committee the authority to, among other things, consider a strategic transaction between MVP II and MVP I. Each of Messrs. Chavez, Wolff and Hart are MVP II directors who are independent from management and do not serve as directors of MVP I. Immediately after the October 24, 2016 MVP II Board meeting was adjourned, the MVP II Special Committee met telephonically to discuss the MVP II Special Committee’s responsibilities and to appoint a chairman. The MVP II Special Committee members then elected Mr. Chavez to act as chairman of the MVP II Special Committee. From October 24, 2016 to May 26, 2017, the MVP I Special Committee held 15 formal meetings, in addition to various calls and other correspondence, to discuss and analyze a potential transaction with MVP I and the other transactions related thereto. All members of the MVP II Special Committee were present at each of the meetings of the MVP II Special Committee described below, unless otherwise noted.

On December 7, 2016, the MVP I Special Committee held its first meeting. During the meeting, the MVP I Special Committee met telephonically with representatives of the law firm of Venable LLP, or Venable, to (i) discuss Venable’s engagement as counsel to the MVP I Special Committee, (ii) provide background regarding the MVP I Special Committee’s formation and purpose and elect one of the members of the MVP I Special Committee as the Chairman of the MVP I Special Committee, (iii) discuss with Venable the independence of each of the members of the MVP I Special Committee, (iv) discuss with Venable the process the MVP I Special Committee would need to undertake in order to explore a potential business combination transaction between MVP I and MVP II and to explore other potential strategic transactions for MVP I, (v) discuss with Venable the duties of the directors of a Maryland corporation, including when acting as members of a special committee (such as the MVP I Special Committee) and in considering a transaction, (vi) discuss selecting an independent financial advisor for the MVP I Special Committee and (vii) discuss certain other administrative matters. During the interview process, Venable informed the MVP I Special Committee that it had performed or was performing certain legal services as Maryland counsel for MVP I, MVP II and certain affiliates of each, and disclosed to the MVP I Special Committee the fees it had received for such services during each of the past three years. The MVP I Special Committee concluded, following discussion, that such relationships were unrelated to the potential transaction with MVP II and immaterial insofar as they constituted significantly less than .01% of Venable’s revenue in each of the prior three years, and would not affect Venable’s ability to provide disinterested legal advice to the MVP I Special Committee in connection with the consideration of the potential transaction with MVP II. In addition, the MVP I Special Committee concluded that any potential impact of such relationships was outweighed by Venable’s knowledge and familiarity of the REIT industry as well as Venable’s experience representing special committees of non-traded REITs in connection with transactions among related parties.

The MVP I Special Committee then determined to (a) engage Venable as its counsel (subject to entering into an engagement agreement with Venable) and (b) elect Mr. Nilsen as the Chairman of the MVP I Special Committee. The MVP I Special Committee also discussed several possible candidate firms that could serve as independent financial advisor to the MVP I Special Committee and asked Venable to contact representatives from such firms on the MVP I Special Committee’s behalf to request a proposal from each firm to include a description of its relevant experience, a description of the proposed scope of work and process it would recommend, information about the team of professionals at the firm who would be responsible for the engagement and a fee proposal, including the fee for a fairness opinion.

During the week of December 12, 2016, Venable contacted three potential financial advisors to discuss the potential representation of the MVP I Special Committee as its financial advisor. Venable attempted to contact a fourth potential financial advisor, but, after several attempts, was unable to reach a representative of such financial advisor. Through e-mail correspondence, Venable updated the MVP I Special Committee on proposals received from various potential financial advisors, and the MVP I Special Committee instructed Venable to schedule conference calls among the MVP I Special Committee, Venable and each potential financial advisor so that the MVP I Special Committee could interview them and discuss each of their proposals.

On or about December 13, 2016, Mr. Idler submitted a letter resigning as a member of the MVP I Special Committee. Mr. Idler’s resignation did not result from any disagreements regarding the process being undertaken by the MVP I Special Committee.

On December 19, 2016 and December 21, 2016, the MVP I Special Committee held three separate meetings, during each of which the MVP I Special Committee met telephonically with Venable and representatives of each potential financial advisor to review such advisor’s strategies and capabilities for acting as an independent financial advisor to the MVP I Special Committee, including a review of any past or existing relationships between the firms and MVP I, MVP II or their affiliates.

On or about December 20, 2016, Mr. Chavez, as Chairman of the MVP II Special Committee, contacted Vinson & Elkins L.L.P., or “V&E,” to discuss engaging V&E to act as counsel to the MVP II Special Committee.

On December 21, 2016, the MVP I Special Committee held a meeting at which it authorized Venable to negotiate the engagement of Stanger as financial advisor to the MVP I Special Committee. The MVP I Special Committee noted that the engagement of Stanger was dependent on the negotiation of an agreed upon engagement letter.

On January 12, 2017, the MVP II Special Committee held a meeting at which representatives of V&E were in attendance. During the meeting, the MVP II Special Committee (i) discussed V&E’s engagement as counsel to the MVP II Special Committee, (ii) provided background regarding the MVP II Special Committee’s formation and purpose, (iii) discussed with V&E the independence of each of the members of the MVP II Special Committee, (iv) discussed with V&E the process the MVP II Special Committee would need to undertake in order to explore a potential business combination transaction between MVP II and MVP I, (v) discussed with V&E the duties of the directors of a Maryland corporation, including when acting as members of a special committee and in considering a transaction; (vi) discussed selecting a financial advisor to the MVP II Special Committee and (vii) discussed certain other administrative matters. During the meeting, the MVP II Special Committee members inquired about the relevant experience of the V&E team and whether V&E had any conflicts or potential conflicts of interest. The V&E representatives confirmed that V&E had no relationships that would give rise to a conflict of interest. The V&E representatives then provided information to the MVP II Special Committee members about V&E’s relevant experience in the REIT industry, including representing special committees of both listed and non-traded REITs, including in connection with transactions among related parties. After further discussion, the MVP II Special Committee then determined to engage V&E as its counsel.

The MVP II Special Committee then discussed several possible candidate firms that could serve as financial advisor to the MVP II Special Committee and asked V&E to contact representatives from such firms on the MVP II Special Committee’s behalf.

During the week of January 16, 2017, V&E contacted five potential financial advisors to discuss the potential representation of the MVP II Special Committee as its financial advisor. Through e-mail correspondence, V&E updated the MVP II Special Committee on proposals received from various potential financial advisors, and the MVP II Special Committee instructed V&E to schedule conference calls among the MVP II Special Committee, V&E and each potential financial advisor so that the MVP II Special Committee could interview the potential financial advisors.

On January 16, 2017, the MVP I Special Committee entered into an engagement letter with Stanger.

On January 20, 2017, V&E sent an initial draft of a mutual non-disclosure agreement to Venable. On February 7, 2017, MVP I entered into a mutual non-disclosure agreement with MVP II so that the MVP I Special Committee, and its advisors, and the MVP II Special Committee, and its advisors, could undertake a due diligence process in order to determine whether pursuing a strategic transaction between MVP I and MVP II was appropriate. The non-disclosure agreement included, among other provisions, a mutual standstill provision, which prohibits each of MVP I and MVP II from undertaking any hostile takeover attempt of the other during the 18-month period following the execution of the non-disclosure agreement.

During the week of January 23, 2017, the MVP II Special Committee conducted telephonic interviews of three of the potential financial advisory firms that had submitted proposals to serve as the financial advisor to the MVP II Special Committee. On January 31, 2017, the MVP II Special Committee determined to engage Houlihan Lokey Capital, Inc., or “Houlihan.”

Between February 6, 2017 and April 2, 2017, representatives of V&E and Houlihan performed legal and financial due diligence investigations of MVP I on behalf of the MVP II Special Committee.

From February 7, 2017 through April 3, 2017, representatives of Stanger and Venable conducted legal and financial due diligence on MVP II on behalf of the MVP I Special Committee.

On March 31, 2017, the Advisor proposed amending and restating the Existing MVP II Advisory Agreement in the event that MVP I and MVP II consummated the Proposed Merger (as defined below). Under the terms of the amended and restated agreement, all acquisition fees, disposition fees and subordinated performance fees would be eliminated and the Advisor would be entitled to receive a 1.1% asset management fee, or the Proposed Asset Management Fee. In addition, in connection with the Proposed Merger, the Advisor proposed receiving an acquisition fee from MVP II in the amount of 2.25% of the value of the assets acquired by MVP II in the Proposed Merger, or the 2.25% Acquisition Fee.

At the April 2, 2017 meeting of the MVP II Special Committee, the committee members reviewed with V&E and Houlihan the terms of the initial non-binding letter of intent, including a range of proposed exchange ratios, Advisor fees, board size and composition, an exclusivity provision, and the length of a go shop period, and authorized V&E to deliver the initial non-binding letter of intent to the MVP I Special Committee and its advisors, and Houlihan to negotiate the exchange ratio with Stanger within the range proposed in the letter of intent.

On April 3, 2017, V&E, acting on behalf of the MVP II Special Committee, sent a non-binding letter of intent, or the Initial LOI, to the MVP I Special Committee proposing the acquisition of MVP I by MVP II, pursuant to one or more mergers, or, collectively, the Proposed Merger, in an all stock acquisition transaction. The Initial LOI provided that the merger consideration would be payable in shares of MVP II common stock at an exchange ratio of 0.357 shares of MVP II common stock per share of MVP I common stock, which would enable the Proposed Merger to qualify as a “reorganization” under Section 368 of the Code. The Initial LOI also provided, among other items, that MVP II would pay the 2.25% Acquisition Fee, that MVP I Advisor would waive all other fees payable pursuant to the MVP I Advisory Agreement, that MVP I would be entitled to appoint one additional member of the Combined Company’s board of directors and that the definitive merger agreement would include a 45-day go shop period.

On April 19, 2017, the MVP I Special Committee met telephonically with representatives of Venable and Stanger. The MVP I Special Committee discussed the Initial LOI and the terms of the Proposed Merger in detail. The meeting participants discussed, among other items, the consideration to be received by the stockholders of MVP I in the Proposed Merger and potential adjustments thereto, the composition of the Combined Company’s board of directors following the Proposed Merger, the fees payable to MVP I Advisor in connection with the Proposed Merger and certain other potential terms of a definitive merger agreement, including the proposed 45-day go shop period. Venable also informed the MVP I Special Committee that it had sent a revised letter of intent to V&E immediately prior to the meeting reflecting proposed “legal” comments. Stanger then provided the MVP I Special Committee with its preliminary financial analysis which included, among other things, an analysis of the assets, liabilities, finances and projections of each of MVP I, MVP II and the Combined Company. At the conclusion of the meeting, the MVP I Special Committee directed Venable and Stanger to continue negotiating the terms of the letter of intent.

On April 24, 2017, the MVP II Special Committee met. Houlihan reviewed financial aspects of the Proposed Merger with the MVP II Special Committee and representatives of V&E and Houlihan reviewed with the MVP II Special Committee comments they had received from the MVP I Special Committee and Venable on the Initial LOI.

On April 24, 2017, the MVP I Special Committee received a revised draft of the letter of intent, or the April 24 LOI, relating to the Proposed Merger from the MVP II Special Committee.

Also on April 24, 2017, Stanger, Houlihan and representatives of the Advisor met to discuss the Proposed Asset Management Fee. Following discussion, the Advisor preliminarily agreed in principle that the amount of Proposed Asset Management Fee would not exceed $2,000,000 per year until the Combined Company owns assets with an appraised value equal to or in excess of $500,000,000 and that any amount in excess of $2,000,000 would be deferred until such time as the Combined Company has $500,000,000 or more in assets.

On April 26, 2017, the MVP I Special Committee met telephonically with representatives of Venable and Stanger to discuss the status of discussions regarding the Proposed Merger. Stanger provided an overview the analysis it had conducted regarding MVP I, MVP II, the April 24 LOI and the Proposed Merger. Representatives of Stanger discussed, among other items, (a) a summary of the materials reviewed by Stanger; (b) a summary of the April 24 LOI, including the fact that two of the independent directors of MVP I would be added to the Combined Company’s board of directors in connection with the Proposed Merger; (c) a review of current and projected financials for each of MVP I, MVP II and the Combined Company; (d) a review of potential strategic alternatives for MVP I, including (i) liquidating, (ii) remaining as a stand-alone entity, (iii) selling certain assets and reinvesting the proceeds, (iv) listing MVP I on a national securities exchange and/or (v) undertaking the Potential Transaction or another strategic transaction, and of the advantages and disadvantages of each potential strategic alternative; (e) a review of the proposed exchange ratio of 0.357 included in the April 24 LOI and general discussion of the consideration to be paid to holders of MVP I common stock in the Proposed Merger; (f) a review of potential adjustments to the fees payable to MVP I Advisor as a result of the Proposed Merger; and (g) certain considerations for the MVP I Special Committee in responding to the April 24 LOI. The MVP I Special Committee considered and observed that (i) more than $36.2 million of debt was in a lockout period and was not pre-payable, (ii) substantial transaction costs would be incurred in connection with an alternative strategic transaction, (iii) ten properties are jointly owned with other parties (including nine properties with MVP II) and (iv) such matters would likely adversely influence the results of an immediate liquidation of MVP I. The MVP I Special Committee discussed the relatively high general and administrative costs of continuing to operate MVP I as a stand-alone entity and that the joint ownership of ten properties with other parties would likely adversely impact the per share value of continuing to operate MVP I as a stand-alone entity followed by a liquidation at a later date. The MVP I Special Committee also discussed concerns about the potential initial listing price that would be assigned to MVP I in a stand-alone listing on an established exchange given the relatively small equity capitalization of MVP I. After further deliberation, and considering the proposed exchange ratio in the Proposed Merger and the proposed restructuring of fees charged by the Advisor in the transaction and post transaction, the MVP I Special Committee concluded that the Proposed Merger was likely to be superior to the other potential strategic alternatives.

Following discussions with Stanger, the MVP I Special Committee determined that the exchange ratio should be increased after considering the estimated ranges of net asset value per share of MVP I and MVP II and the relative exchange ratio range. The MVP I Special Committee authorized Stanger and Venable to preliminarily agree to an exchange ratio within a specified range, subject in all respects to final review and approval by the MVP I Special Committee.

On April 27, 2017 Stanger, Houlihan, Ladenburg and the Advisor met to discuss the process and prospects for a potential listing of the Combined Company’s common stock on a national securities exchange after the Proposed Merger.

Also on April 27, 2017, the MVP II Special Committee met with representatives of Houlihan and V&E, and representatives of Houlihan updated the MVP II Special Committee on its discussions with Stanger regarding the exchange ratio.

On April 28, 2017, the MVP I Special Committee met telephonically with representatives of Venable and Stanger to discuss negotiations relating to the exchange ratio. Mr. Nelson was unable to attend the meeting. At the meeting, representatives of Stanger updated the MVP I Special Committee regarding the meeting in New York with Ladenburg and the negotiations surrounding the exchange ratio, informing the MVP I Special Committee that Stanger had preliminarily agreed to an exchange ratio of 0.365 shares of MVP II Common Stock for each share of MVP I Common Stock outstanding at the time of the Proposed Merger, or the Exchange Ratio. Representatives of Stanger noted that the Exchange Ratio was within the range previously authorized (on a preliminary basis) by the MVP I Special Committee. Following discussions, the members of the MVP I Special Committee approved the Exchange Ratio and authorized Venable to finalize and circulate an updated letter of intent incorporating the Exchange Ratio, or the Revised LOI, subject in all respects to the review and approval of Mr. Nelson.

Also on April 28, 2017, representatives of Venable and Stanger separately met telephonically with Mr. Nelson. Mr. Nelson received substantially similar information as was provided to the other members of the MVP I Special Committee with regard to the Exchange Ratio and the Revised LOI. Following discussion, Mr. Nelson approved the Exchange Ratio and authorized Venable to finalize and circulate the Revised LOI incorporating the Exchange Ratio.

Later that day, the MVP I Special Committee adopted resolutions through a unanimous written consent approving the Revised LOI incorporating the Exchange Ratio and authorizing Mr. Nilsen, in his capacity as Chairman of the MVP I Special Committee, to execute the Revised LOI. The resolutions also included a recommendation by the MVP I Special Committee that the MVP I Board suspend the MVP I DRP and MVP I’s Share Repurchase Program, or the MVP I SRP. The MVP I Board subsequently authorized the suspension of the MVP I DRP and the MVP I SRP, in each case pursuant to the terms of such plan.

On April 28, 2017, the MVP II Special Committee delivered an executed copy of the Revised LOI, or the Executed LOI, to the MVP I Special Committee, which was executed by Mr. Nilsen, in his capacity as Chairman of the MVP I Special Committee, and Mr. David Chavez, in his capacity as Chairman of the MVP II Special Committee.

On May 1, 2017, MVP I and MVP II issued a joint press release announcing that they had entered into the Executed LOI. Each of MVP I and MVP II also filed a Form 8-K with the Commission relating to the Executed LOI.

On May 9, 2017, the MVP II Special Committee met with representatives of V&E and Houlihan. V&E provided an update on the draft merger agreement and reviewed the open issues, the matters that would require MVP I stockholder approval, and the termination provisions and termination fees.

On May 10, 2017, V&E, in its capacity as counsel to the MVP II Special Committee, transmitted a draft merger agreement, or the May 10 Merger Agreement, to the MVP I Special Committee and its advisors.

On May 16, 2017, Venable transmitted an updated draft of the merger agreement, or the May 16 Merger Agreement, to V&E.

On May 18, 2017, the MVP I Special Committee met telephonically with representatives of Venable and Stanger. At the meeting, representatives of Venable provided an overview of the terms of the May 10 Merger Agreement and the May 16 Merger Agreement. Venable noted that both the May 10 Merger Agreement and the May 16 Merger Agreement reflected the material terms of the Executed LOI. A representative of Venable also explained that, in connection with the Proposed Merger and as contemplated in each of the May 10 Merger Agreement and the May 16 Merger Agreement, MVP I would be required to amend the MVP I charter to remove restrictions related to roll-up transactions, or the Charter Amendment. A representative of Venable explained that approval of the transaction by the MVP II’s stockholders is not required by Maryland law and that, consistent with Maryland law, neither the May 10 Merger Agreement nor the May 16 Merger Agreement contemplated a vote of MVP II stockholders with regard to the Proposed Merger or the Charter Amendment. The participants at the meeting then discussed the go shop provision, representations, warranties and covenants, termination and termination fee provisions and other open items included in the May 16 Merger Agreement. The participants also discussed the necessity of the Charter Amendment.

At that same meeting, representatives of Stanger provided an updated version of Stanger’s preliminary financial analysis of MVP I, MVP II and the Combined Company.

Following discussions, the MVP I Special Committee authorized and directed Venable and Stanger to continue to (a) perform legal and financial due diligence regarding MVP II, as necessary, and (b) negotiate the terms of the definitive merger agreement to be executed in connection with the Proposed Merger.

On May 19, 2017, V&E circulated a draft of the MVP II Amended and Restated Advisory Agreement, pursuant to which the Existing MVP II Advisory Agreement would be amended and restated upon the consummation of the Proposed Merger. Pursuant to the terms of the MVP II Amended and Restated Advisory Agreement, the Proposed Asset Management Fee would be capped at $2,000,000 per year until the time that Combined Company has $500,000,000 or more in assets.

On May 22, 2017, which is referred to as the “May 22 Meeting”, Stanger, Houlihan and representatives of the Advisor met again to discuss the Proposed Asset Management Fee. The Advisor agreed that (a) the Proposed Asset Management Fee would be capped until the earlier of such time, if ever, that (i) the Combined Company has $500,000,000 or more in assets or (ii) the Combined Company reports AFFO equal to or greater than $0.3125 per share of common stock for two consecutive quarters, and that (b) the Subordinated Compensation (as defined below) will be paid to the Advisor at such time, if ever, that either of clause (i) or (ii) is satisfied.

Also on May 22, 2017, the MVP II Special Committee met with representatives of V&E and Houlihan. V&E reviewed the status of negotiations regarding the draft merger agreement, focusing on the termination fee provisions. The committee asked V&E to submit a counteroffer to MVP I on the termination fees. V&E then reviewed with the committee the schedule for finalizing the merger agreement and the timetable and required actions from execution of the definitive merger agreement through closing.

On May 23, 2017, Venable and V&E transmitted revised drafts of the merger agreement reflecting their ongoing negotiations and the input from the MVP I Special Committee and the MVP II Special Committee and their respective financial advisors.

Also on May 23, 2017, the MVP I Special Committee met telephonically with representatives of Venable and Stanger. At the meeting, representatives of Venable led a discussion regarding the termination fees payable under the proposed merger agreement. Venable explained that the parties had been negotiating fees and expenses relating to the termination of the merger agreement in certain instances between $1,000,000 and $3,500,000. Venable noted that it, Stanger, V&E and Houlihan had negotiated, subject to the approval of the MVP I Special Committee and the MVP II Special Committee, a $1,500,000 termination fee (of which only $750,000 would be payable in the event MVP I entered into an alternative transaction during the go shop period) and up to $500,000 in expense reimbursements, or the Fee Proposal. Following discussion, the MVP I Special Committee approved the Fee Proposal.

On May 24, 2017, V&E transmitted an updated draft of the merger agreement, or the May 24 Merger Agreement, to Venable, which Venable then provided to the MVP I Special Committee and the MVP I Board. Venable noted in its transmission that the May 24 Merger Agreement was still in draft form, but that the parties had agreed on all material business and legal points. Venable also circulated an updated draft of the MVP II Amended and Restated Advisory Agreement. The MVP II Amended and Restated Advisory Agreement, as amended by Venable and Stanger, capped the annual asset management fees payable to MVP II Advisor at $2,000,000. Under the MVP II Amended and Restated Advisory Agreement, as amended by Venable and Stanger and as agreed to at the May 22 Meeting, any compensation that will otherwise be payable but for the aforementioned cap will become payable at the earlier of such time, if ever, that (i) MVP II holds assets with an appraised value equal to or in excess of $500,000,000 or (ii) MVP II reports AFFO (as defined in the MVP II Amended and Restated Advisory Agreement) equal to or greater than $0.3125 per share of MVP II common stock for two consecutive quarters on a fully diluted basis. Such compensation is referred to herein as the Subordinated Compensation.

On May 25, 2017, the MVP II Special Committee met with representatives of V&E and Houlihan to discuss the status of the Proposed Merger. V&E made a presentation to the MVP II Special Committee regarding the duties of the directors of a Maryland corporation, including when acting as members of a special committee and in considering a transaction such as the Proposed Merger. Houlihan then reviewed with the Committee financial aspects of the Proposed Merger. V&E then reviewed with the Committee its presentation describing the material terms and conditions of the Proposed Merger as set forth in the May 24 draft of the Merger Agreement. V&E also reviewed the fees payable by MVP II pursuant to the MVP II Amended and Restated Advisory Agreement, and the 2.25% Acquisition Fee payable by MVP II upon consummation of the Proposed Merger. V&E further explained that, based on continued negotiations and due to the relative sizes of MVP I and MVP II, MVP I had proposed that three independent MVP I directors would be elected to the Combined Company’s board of directors in connection with the Proposed Merger, rather than two. Specifically, each of Messrs. Aalberts, Nilsen and Nelson would be elected to the Combined Company’s board of directors in connection with the Proposed Merger. V&E also described the MVP I Charter Amendment and the proposed amendments to the MVP II charter and the related approval process.

The MVP II Special Committee and V&E then discussed the proposed resolutions of the MVP II Special Committee approving the Proposed Merger and the other transactions contemplated by the merger agreement, as well as the proposed amended and restated charter of MVP II that would become effective only upon a listing of the Combined Company’s common stock on a national securities exchange following the closing of the Proposed Merger. After discussing the proposed resolutions that V&E had previously distributed, the MVP II Special Committee unanimously approved and adopted the resolutions, including a resolution recommending that the MVP II Board approve the same matters.

Also on May 25, 2017, the MVP II Board met. At the MVP II Board Meeting, representatives of V&E made a presentation to the MVP II Board in which V&E described the duties of the directors of a Maryland corporation provided the MVP II Board with a presentation similar to its presentation to the MVP II Special Committee summarizing of the material terms and conditions of the Proposed Merger and the definitive merger agreement. The MVP II Special Committee provided its recommendation that the MVP II Board approve the Proposed Merger and the definitive merger agreement, as well as the proposed amended and restated charter of MVP II that would become effective only upon a listing of the Combined Company’s common stock on a national securities exchange following the closing of the Proposed Merger and approval by the holders of common stock of MVP II. Following discussion, the MVP II Board, other than Messrs. Shustek and Dawson, who recused themselves, approved the Proposed Merger and the definitive merger agreement, as well as the proposed amended and restated charter of MVP II that would become effective only upon a listing of the Combined Company’s common stock on a national securities exchange following the closing of the Proposed Merger.

On May 25, 2017, the MVP I Special Committee met in person with representatives of Venable and Stanger at MVP I’s headquarters in Las Vegas, Nevada, to discuss the status of the Proposed Merger. Venable made a presentation to the MVP I Special Committee in which Venable described the duties of the directors of a Maryland corporation, including when acting as members of a special committee (such as the MVP I Special Committee) and in considering a transaction such as the Proposed Merger, and described the terms and conditions of the Proposed Merger and the May 24 Merger Agreement. Venable also provided a summary of the fees payable by MVP II pursuant to the MVP II Amended and Restated Advisory Agreement, and the 2.25% Acquisition Fee payable by MVP II upon consummation of the Proposed Merger. Venable further explained that, based on continued negotiations and due to the relative sizes of MVP I and MVP II, it had been agreed that three independent MVP I directors would be elected to the Combined Company’s board of directors in connection with the Proposed Merger, rather than two. Specifically, each of Messrs. Aalberts, Nilsen and Nelson would be elected to the Combined Company’s board of directors in connection with the Proposed Merger. Venable also described the Charter Amendment and the related approval process. Stanger then led the MVP I Special Committee through its valuation analysis of MVP I, MVP II, the Combined Company and the Proposed Merger, including applicable valuation metrics and other related analysis. Stanger then provided the MVP I Special Committee with a summary of its opinion, or the Fairness Opinion, a draft of which was previously distributed to the MVP I Special Committee for review and consideration, declaring that, subject to the assumptions, limitations and qualifications contained therein, as of the date of the Fairness Opinion, the Exchange Ratio, and the shares of MVP II Common Stock to be received by the stockholders of MVP I pursuant to the Merger Agreement, are fair to the stockholders of MVP I, from a financial point of view. Stanger noted that it was prepared to orally deliver its Fairness Opinion once the merger agreement was finalized in all respects.

The MVP I Special Committee and Venable then discussed the legal due diligence undertaken by Venable in connection with the Proposed Merger and the proposed resolutions of the MVP I Special Committee approving the Proposed Merger, the Charter Amendment and the other transactions contemplated by the definitive merger agreement. After discussing the proposed resolutions, the MVP I Special Committee conditionally approved and adopted the resolutions, pending the receipt of the Fairness Opinion by the MVP I Special Committee.

Also on May 25, 2017, after discussions at separate meetings with Stanger and Houlihan, the Advisor agreed that the Subordinated Compensation would bear interest at a rate of 3.5% per annum.

On May 26, 2017, V&E circulated an updated draft of the MVP II Amended and Restated Advisory Agreement, which provided that all Subordinated Compensation will bear interest at a rate of 3.5% per annum.

Also on May 26, 2017, the MVP I Special Committee met telephonically with Venable and Stanger. At the meeting, Stanger orally delivered its Fairness Opinion to the MVP I Special Committee. Later that day, Stanger provided a written, executed copy of the Fairness Opinion to Venable, which Venable then provided to the MVP I Special Committee.

Also on May 26, 2017, the MVP I Board met. At the MVP I Board Meeting, Venable made a presentation to the MVP I Board in which Venable described the duties of the directors of a Maryland corporation. Representatives of Venable also provided the MVP I Board with a summary of the terms and conditions of the Proposed Merger and the definitive merger agreement and the MVP I Special Committee provided its recommendation that the MVP I Board approve the Proposed Merger, the Charter Amendment and the definitive merger agreement. Additionally, representatives of Venable provided a summary of a proposed amendment to the Bylaws of MVP I, or the Bylaw Amendment, which would require that derivative claims, breach of director, officer or employee duty claims, claims pursuant to the Maryland General Corporation Law or the MVP I charter or bylaws and claims governed by the internal affairs doctrine must be brought in the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division). Representatives of Stanger also provided a summary of (i) the analysis presented to the MVP I Special Committee and (ii) the Fairness Opinion delivered to the MVP I Special Committee. Following discussion, the MVP I Board unanimously approved the Bylaw Amendment, and the directors, other than Messrs. Shustek and Dawson, who recused themselves, approved the Proposed Merger, the Charter Amendment and the definitive merger agreement and recommended that the holders of MVP I Common Stock approve the Proposed Merger and the Charter Amendment.

On May 26, 2017, MVP I and MVP II executed and delivered the Merger Agreement and certain ancillary documents. On May 30, 2017, MVP I and MVP II issued a joint press release announcing the Proposed Merger and the related transactions described in the Merger Agreement.

From May 30, 2017, through July 10, 2017, in connection with the “go shop” process provided for under the Merger Agreement, Stanger contacted approximately 78 parties, which the MVP I Special Committee and Stanger believed had the financial ability and potential strategic interest in reviewing the opportunity, to solicit their interest in a possible alternative transaction with MVP I. Stanger and Venable negotiated with 12 parties with regard to signing a confidentiality agreement of which 8 confidentiality agreements were executed. No bids were received prior to the July 10, 2017 Go Shop Period End Time.

Recommendation of the MVP I Board and Its Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Charter Amendment, the MVP I Board consulted with the MVP I Special Committee’s legal and financial advisors and considered the unanimous recommendation of the MVP I Special Committee. In reaching their respective determinations, the MVP I Board and MVP I Special Committee considered a number of factors, including the following material factors which the MVP I Board and MVP I Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

•	the scale provided by the combination of MVP I and MVP II into the Combined Company is expected to enhance the Combined Company’s ability to list its shares of common stock on a national securities exchange;
•	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of MVP I and MVP II, independently and as a combined entity;
•	the receipt of MVP II common stock as the merger consideration provides MVP I stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including that the Combined Company will have enhanced geographic diversity and a strategically consistent portfolio of parking facilities located throughout the United States and Canada, allowing MVP I stockholders to benefit from a platform that offers enhanced ability to take advantage of opportunistic growth opportunities in the parking industry;
•	the exchange ratio utilizes a fixed price per share of MVP I common stock and MVP II common stock and will not be adjusted in the event of any change in the value of the shares of MVP I common stock or MVP II common stock, which limits the impact of external factors on the Merger;
•	the integrated organizational structure of the Combined Company will allow management of MVP I and MVP II to focus its efforts on the operation of a single REIT;
•	the fact that Messrs. Aalberts, Nilsen and Nelson will each be elected to the MVP II Board in connection with the Merger, ensuring that the independent directors of MVP I will continue to have oversight responsibilities and duties with regard to the Combined Company;
•	the transaction fees and costs associated with a sale or sales of all or substantially all of the MVP I assets would likely be significant even when compared to the transaction fees and costs to be incurred by MVP I in connection with the Merger, thus decreasing returns to stockholders; for example, debts associated with the assets of MVP I would likely have to be assumed by purchasers or prepaid, possibly with associated fees and penalties, and the promoted interest payment and disposition fees payable to the MVP I Advisor would be substantially higher;
•	the Combined Company is expected to benefit from the capital raising activities and growth of MVP II, including the ongoing offering of MVP II Series 1 Convertible Redeemable Preferred Stock, which is expected to allow the Combined Company to, among other things, acquire additional properties and capture opportunities across business cycles;
•	the Merger is expected to (a) reduce aggregate general and administrative expenses of the Combined Company by approximately $691,000 annually, as compared to the combined general and administrative expenses of each of MVP I and MVP II, which is expected, in turn, produce a greater return on investment for the stockholders of the Combined Company, and (b) generate other related annual cost savings resulting from the increased efficiency of operating one public company instead of two;
•	the MVP II Amended and Restated Advisory Agreement to be effective at the effective time of the Merger is expected to reduce the aggregate advisory fees payable by the Combined Company to the Advisor as compared to the advisory fees currently paid by MVP I to the MVP I Advisor under the Existing MVP I Advisory Agreement by eliminating acquisition fees, disposition fees and subordinated performance fees;
•	the written opinion of Stanger, dated May 26, 2017, to the MVP I Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of shares of MVP I common stock of the consideration to be received by the MVP I stockholders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken as more fully described in the section entitled “—Opinion of the MVP I Special Committee’s Financial Advisor” beginning on page 97;
•	the Merger Agreement provides MVP I a 45-day “go shop” period during which the MVP I Special Committee may actively solicit any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in “The Merger

Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”) by way of contacting third parties, providing an opportunity to determine if the offer will result in a Superior Proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”);

•	after expiration of the “go shop” period, the Merger Agreement provides MVP I with the right, under certain specified circumstances, to accept a Superior Proposal and provides the MVP I board with the right, under certain specified circumstances, to make an “Adverse Recommendation Change” (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by MVP I”) and, subject to MVP I’s obligations under the Merger Agreement, to terminate the Merger Agreement following an Adverse Recommendation Change and/or in order to enter into an agreement with respect to a Superior Proposal outside the go shop process;
•	the Merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code, which means that MVP I stockholders will be able to defer the recognition of any gain in their shares of MVP I common stock at the time of the Merger;
•	the amounts of the termination fees and expense reimbursement payable in certain instances under the Merger Agreement, particularly during the “go shop” period, are favorable to MVP I compared to such fees in other merger transactions;
•	the Merger and the Charter Amendment are each subject to approval of the holders of a majority of the outstanding shares of MVP I common stock entitled to vote on each such matter;
•	the intent for the Merger to qualify as a reorganization for U. S. federal income tax purposes resulting in the deferral of recognition of taxable gain by the MVP I stockholders with respect to shares of MVP II common stock they receive in the Merger;
•	the commitment on the part of each of MVP I and MVP II to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents by December 31, 2017; and
•	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The MVP I Board and MVP I Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated by the Merger Agreement, including the following material factors:

•	the decision of the MVP I Special Committee to agree to an exclusivity period pursuant to the Executed LOI and the deterrent effect of such exclusivity period on alternative Acquisition Proposals prior to the execution of the Merger Agreement;
•	the risk that changes in general local and national economic conditions may adversely impact the Combined Company’s operating results and the parking industry could experience a significant decline in occupancy and average daily rates due to an increase in telecommuting and online commercial and retail shopping;
•	the fees payable by MVP II to the Advisor in connection with the Merger, which amounts would otherwise be kept within the Combined Company and invested for the benefit of the stockholders of the Combined Company;
•	the risk that the estimated value of MVP II common stock to be received by MVP I stockholders may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated;
•	the risk that, because the exchange ratio in the Merger Agreement will not be adjusted in the event of any increase in the value of the shares of MVP I common stock or decrease in the value of MVP II common stock, a decline in the value of MVP II that is unmatched by a similar decline in the value of MVP I would reduce the relative value of the MVP II common stock received in the Merger;
•	if the MVP I stockholders approve the Charter Amendment, the consummation of the Merger will not trigger “Roll Up” procedures set forth in the MVP I charter;

•	the risk that the MVP I stockholders do not approve the Merger or the Charter Amendment contemplated under the Merger Agreement;
•	the transaction fees payable by MVP I in connection with undertaking the Merger, which amounts would otherwise be kept by MVP I and invested for the benefit of the MVP I stockholders;
•	the risk that, under the terms of the Merger Agreement, MVP I may be obligated to pay MVP II termination fees in the amount of $1,500,000 or $750,000 in certain circumstances, in addition to up to $500,000 in expense reimbursement fees in certain circumstances;
•	the terms of the Merger Agreement place limitations on the right of MVP I to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal beginning on July 10, 2017;
•	the risk that changes in general local and national economic conditions may adversely impact the Combined Company’s operating results;
•	the risk that a different strategic alternative could prove to be more beneficial to MVP I stockholders than the Merger;
•	the risk that an eventual listing of the Combined Company may not be feasible due to market conditions or other factors, resulting in MVP I stockholders continuing to own stock with limited liquidity;
•	the risk that the anticipated benefits of the Merger to the Combined Company may not be realized;
•	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived; such conditions necessary to closing include but are not limited to:
•	all consents or approvals of certain governmental authorities necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement will have been obtained and any applicable waiting periods in respect thereof will have expired or been terminated;
•	approval by the MVP I stockholders of the Merger and the Charter Amendment contemplated under the Merger Agreement; and
•	the absence of any judgment or decree issued by any governmental authority prohibiting the consummation of the Merger, and the absence of any law that has been enacted by any governmental authority after the date of the Merger Agreement that prohibits the consummation of the Merger;
•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;
•	the obligations under the Merger Agreement regarding the restrictions on the operation of MVP I’s business during the period between the signing of the Merger Agreement and the completion of the Merger may delay or prevent MVP I from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the Merger;
•	the specific limitations on the payments of dividends and other distributions by MVP I to the MVP I stockholders during the period between the signing of the Merger Agreement and the completion of the Merger;
•	MVP I and MVP II are affiliated entities with common management, and there are conflicts of interest inherent where the individuals who comprise the management teams of MVP I and MVP II are assisting the MVP I Special Committee in connection with the Merger, and some of MVP I’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of MVP I stockholders, as more fully described in the sections entitled “—Interests of MVP I and MVP II Directors and Executive Officers in the Merger” beginning on page 104;
•	the success of the Combined Company on an ongoing basis will depend on MVP II’s ability to raise significant amount of equity capital and invest such capital on attractive terms; and
•	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 32.

The foregoing discussion of the factors considered by the MVP I Board and MVP I Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the MVP I Board and the MVP I Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the MVP I Board and the MVP I Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The MVP I Board and the MVP I Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and declaring the Merger and the Charter Amendment advisable.

The explanation and reasoning of the MVP I Board and the MVP I Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 52.

After careful consideration, for the reasons set forth above and based on the unanimous recommendation of the MVP I Special Committee, the MVP I Board has (1) determined that the Merger Agreement, the Charter Amendment, the Merger and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of MVP I and MVP I stockholders and (2) approved the Merger Agreement, the Charter Amendment, the Merger and the other transactions contemplated by the Merger Agreement. The MVP I Board unanimously (with the exception of the members of the MVP I Board who are also members of the MVP II Board, each of whom abstained) recommends that MVP I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the Adjournment Proposal.

MVP II’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the MVP II Board considered the recommendation of the MVP II Special Committee. In reaching their respective determinations, the MVP II Board and MVP II Special Committee considered a number of factors, including the following material factors which the MVP II Board and MVP II Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

•	the Merger will allow MVP II to acquire income-producing parking properties that have significant operating histories;
•	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of MVP I and MVP II, independently and as a combined entity;
•	the right of MVP II under the Merger Agreement to pay the merger consideration to holders of the MVP I common stock in shares of MVP II common stock (and not in cash) at a fixed exchange ratio of 0.365 shares of MVP II common stock per share of MVP I common stock, or the “Exchange Ratio”;
•	the Exchange Ratio is fixed and will not be adjusted in the event of any change in the value of the shares of MVP I common stock or MVP II Common Stock, which limits the impact of external factors on the Merger;
•	the scale provided by the combination of MVP I and MVP II into the Combined Company will enhance the Combined Company’s ability to list its shares of common stock on a national securities exchange;
•	the stockholders of the Combined Company, including the MVP II stockholders, have the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including that the Combined Company, with enhanced geographic diversity and a strategically consistent portfolio, which will allow MVP II stockholders to benefit from a platform that offers enhanced ability to take advantage of opportunistic growth opportunities;
•	the integrated organizational structure of the Combined Company will allow management of MVP I and MVP II to focus its efforts on the operation of a single REIT;

•	the Merger will allow the Combined Company to increase significantly the size of its portfolio of properties without the expense of negotiating acquisitions of individual properties;
•	the Merger Agreement provides that MVP I will pay a $750,000 termination fee plus reimbursement of up to $500,000 of the transaction costs and expenses incurred by MVP II if MVP I terminates the Merger Agreement during the “go shop” period after complying with applicable provisions to enter into an agreement for a Superior Proposal in connection with the go shop process;
•	the Merger Agreement provides that MVP I will pay a $1,500,000 termination fee plus expense reimbursement of up to $500,000 of the costs and expenses incurred by MVP II if after the “go shop” period a MVP I change in recommendation occurs or MVP I accepted a Superior Proposal and the Merger Agreement is terminated by MVP I or MVP II, as applicable, following such MVP I change in recommendation and/or in order to enter into an agreement with respect to a Superior Proposal outside the go shop process;
•	the anticipated benefits of the Merger to the Combined Company, including potential substantial annual cost savings that will result from the increased efficiency of operating one public company instead of two;
•	the commitment on the part of each of MVP I and MVP II to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents; and
•	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The MVP II Board and MVP II Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

•	the risk that the MVP I stockholders do not approve the Merger or the Charter Amendment contemplated under the Merger Agreement;
•	the risk that MVP I may receive an Acquisition Proposal during the “go shop” period and deem it to be a Superior Proposal;
•	the risk that changes in general local and national economic conditions may adversely impact the Combined Company’s operating results;
•	the risk that the estimated value of MVP II common stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated;
•	the risk that a different strategic alternative could prove to be more beneficial to MVP II stockholders than the Merger;
•	the risk that the anticipated benefits of the Merger to the Combined Company may not be realized;
•	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived; such conditions necessary to closing include but are not limited to:
•	all consents or approvals of certain governmental authorities necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement will have been obtained and any applicable waiting periods in respect thereof will have expired or been terminated;
•	approval by the MVP I stockholders of the Merger and the Charter Amendment contemplated under the Merger Agreement;
•	the absence of any judgment or decree issued by any governmental authority prohibiting the consummation of the Merger, and the absence of any law that has been enacted by any governmental authority after the date of the Merger Agreement that prohibits the consummation of the Merger;
•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

•	the restrictions in the Merger Agreement on the operation of MVP II’s business during the period between the signing of the Merger Agreement and the completion of the Merger may delay or prevent MVP II from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the Merger;
•	the expenses to be incurred in connection with pursuing the Merger, including fees payable to the Advisor;
•	MVP I and MVP II are affiliated entities with common management, and there are conflicts of interest inherent where the individuals who comprise the management teams of MVP I and MVP II are assisting the Special Committee in connection with the Merger, and some of MVP II’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of MVP II stockholders, as more fully described in the sections entitled “—Interests of MVP I and MVP II Directors and Executive Officers in the Merger” beginning on page 104;
•	the success of the Combined Company on an ongoing basis will depend on MVP II’s ability to raise significant amount of equity capital and invest such capital on attractive terms; and
•	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 32.

The foregoing discussion of the factors considered by the MVP II Board and MVP II Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the MVP II Board and the MVP II Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the MVP II Board and the MVP II Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The MVP II Board and the MVP II Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the MVP II Board and the MVP II Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 52.

After careful consideration, for the reasons set forth above and based on the unanimous recommendation of the MVP II Special Committee, the MVP II Board has (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of MVP II and MVP II stockholders and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Opinion of the MVP I Special Committee’s Financial Advisor

Fairness Opinion From Stanger

In connection with the proposed Merger, on May 26, 2017, Stanger delivered to the MVP I Special Committee its oral opinion, subsequently confirmed in writing, based upon and subject to the limitations and assumptions set forth in its written opinion, that the consideration, which is referred to as the “Consideration”, to be received in the Merger pursuant to the Merger Agreement is fair to the stockholders of MVP I from a financial point of view.

The full text of Stanger’s written opinion dated May 26, 2017, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. The summary of the Stanger opinion provided in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the written opinion. Stanger’s advisory services and opinion were provided for the information and assistance of the MVP I Special Committee in connection with its consideration of the proposed Merger, and the opinion does not constitute a recommendation as to how any holder of shares of the MVP I common stock should vote with respect to the proposed Merger or any other matter.

Experience of Stanger.   Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.

Summary of Materials Considered.   In the course of Stanger’s analysis to render its opinion regarding the Merger, Stanger: (i) reviewed a draft copy of the Merger Agreement which MVP I indicated to be in substantially the form intended to be entered into by the parties; (ii) reviewed the financial statements of MVP I for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, contained in the Form 10-K filed with the SEC; (iii) reviewed the financial statements of MVP II for the years ended December 31, 2015 and 2016, contained in the Form 10-K filed with the SEC; (iv) reviewed the March 31, 2017 financial statements of MVP I and MVP II, as prepared by the Advisor ; (v) reviewed the charters, bylaws, advisory agreements and their respective amendments for MVP I and MVP II; (vi) reviewed the notes, loan agreements and amortization tables for the mortgage debts payable by MVP I and MVP II; (vii) reviewed the net asset value estimate of MVP I, as prepared by MVP I Advisor, as of March 30, 2017 and supporting documentation; (viii) reviewed the Confidential Private Placement Memorandum for the MVP II Series A Convertible Redeemable Preferred Stock dated November 1, 2016; (ix) reviewed the Confidential Private Placement Memorandum for the MVP II Series 1 Convertible Redeemable Preferred Stock dated March 28, 2017; (x) reviewed an appraisal for each property, which is referred to as the “Properties”, in which MVP I and MVP II have an ownership interest; (xi) reviewed the five year projection for each Property in which MVP I and MVP II has an ownership interest; (xii) conducted a site visit of each of the Properties; (xiii) discussed with management each of the Properties and the portfolio; and (xiv) conducted such other analyses as it deemed appropriate.

Summary of Analyses.   In preparing its opinion for the MVP I Special Committee, Stanger performed a variety of analyses, including those described below. In rendering the opinion, Stanger applied judgment to a variety of complex analyses and assumptions. Stanger advised the MVP I Special Committee that the preparation of a fairness opinion is a complex process that involves various quantitative and qualitative judgments and determinations with respect to financial, comparative and other analytical methods and information and the application of these methods and information to the unique facts and circumstances presented. Stanger arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. The fact that any specific analysis is referred to is not meant to indicate that such analysis was given greater weight than any other analysis. Stanger made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its reviews and analyses. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. Accordingly, Stanger advised the MVP I Special Committee that its entire analysis must be considered as a whole, and that selecting portions of its analyses, analytical methods and the factors considered without considering all factors and analyses and assumptions, qualifications and limitations of each analysis would create an incomplete view of the evaluation process underlying the opinion.

The analyses relating to the value of MVP I’s assets or securities do not purport to be appraisals or reflect the prices at which such assets or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond MVP I’s control and the control of Stanger. Much of the information used in, and accordingly the results of, Stanger’s analyses are inherently subject to substantial uncertainty and, therefore, neither MVP I nor Stanger assumes any responsibility if future results are materially different from those estimated or indicated.

Stanger’s opinion was provided to the MVP I Special Committee in connection with the MVP I Special Committee’s consideration of the proposed Merger and was one of several factors considered by the MVP I Special Committee in evaluating the Merger. Neither Stanger’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the MVP I Special Committee or the MVP I Board with respect to the Merger. Below is a summary of the material valuation analyses prepared in connection with Stanger’s opinion.

Overview of Reviews and Analyses

In conducting its reviews and analysis, Stanger considered, among other things the following financial and comparative valuation analyses: (1) net asset value analysis and (2) discounted cash flow (“DCF”) analysis.

Net Asset Value Analysis

Stanger conducted an analysis of the net asset value of MVP I and MVP II utilizing financial estimates and certain operating and other information provided by MVP I Advisor regarding their respective properties and publicly available information with respect to relevant real estate capitalization rates and price per unit (per square foot). The net asset value analysis reflected, among other things, information on an asset by asset basis for MVP I and MVP II with respect to the asset quality, asset location and operating projection as provided to Stanger by MVP I Advisor. To establish the range of capitalization rates, Stanger reviewed information on 58 parking lot and garage property sales and observed that the range of capitalization rates and sale per land square foot reported for these purchase and sale transactions ranged from 4.5% to 8.7% and $14 to $356 per square foot, respectively. Stanger also reviewed survey data including the Situs RERC Real Estate Report for the second quarter 2016 (the “RERC Survey”), which was the most current survey on parking facilities published by Situs RERC at the time of Stanger’s analysis. Stanger observed that target going-in capitalization rates among survey participants, per the RERC Survey, for: (i) national buyers of parking facilities ranged from 5.0% to 10.0% and averaged 7.0%; and (ii) national sellers of parking facilities ranged from 4.5% to 10.0% and averaged 6.3%. For purposes of the net asset value analysis, Stanger applied its experience and professional judgment and utilized direct capitalization rates ranging from 4.75% to 8.25% for MVP I and 5.25% to 8.25% for MVP II. Stanger used a sales comparison approach to value certain properties it identified, using its experience and professional judgment, as the appropriate valuation method and concluded prices per land square foot ranging from $24 to $227 for MVP I and $54 to $227 for MVP II. A summary of Stanger’s analysis is as follows:

	Low	High
Indicated Exchange Ratio	0.353x	0.385x

The net asset value analysis indicated an implied exchange ratio reference range of 0.353 to 0.385 shares of MVP II common stock per share of MVP I common stock, as compared to the exchange ratio provided for in the Merger of 0.365 shares of MVP II common stock per share of MVP I common stock.

Stanger noted that the exchange ratio of 0.365 shares of MVP II common stock per share of MVP I common stock was within the range of the estimated exchange ratios indicated by the foregoing analysis. Stanger concluded that the Net Asset Value Analysis supports the fairness of the Consideration to be received by the stockholders of MVP I in the Merger.

Discounted Cash Flow Analysis.

Stanger performed a five year discounted cash flow analysis of MVP I and MVP II. To establish the range of discount rates Stanger applied a 125 to 150 basis point premium to the terminal capitalization rate range for MVP I and MVP II properties. To establish the range of terminal capitalization rates for MVP I and MVP II, Stanger applied its experience and professional judgement and adjusted the weighted average portfolio direct capitalization rate range derived in the net asset value analysis by 50 basis points for MVP I and MVP II.

The discounted cash flow analysis for MVP I assumed, among other things, that: (i) general and administrative expense would grow at 3.0% per annum, (ii) annual cash distributions to shareholders would be $0.27 per share, (iii) no new shares would be issued, and the total shares outstanding would be 10,978,736 throughout the projection period; (iv) eight assets representing approximately $25 million of gross real estate value would be sold and the net proceeds would be redeployed into real estate assets assuming a 6.50% capitalization rate and 4.5% interest only financing; (v) the sale of properties would occur at the terminal values projected by capitalizing the estimated net operating income in year six at a range of terminal capitalization rates of 5.50% to 6.00%; (vi) real estate selling costs would be incurred equal to 3.0% of the terminal value; (vii) MVP I Advisor’s convertible stock would convert into a number of shares of common stock equal to up to 3.5% of the outstanding shares of common stock immediately preceding the conversion upon return of investor capital and a 6.0% cumulative non-compounded annual return; and (viii) the remaining proceeds would be distributed to the stockholders. Distributions and sale proceeds per share were then discounted in the projections at a range of discount rates of 7.00% to 7.50% to determine an estimated present value per share.

The discounted cash flow analysis for MVP II assumed, among other things, that (i) general and administrative expense would grow at 3.0% per annum, (ii) annual cash distributions to shareholders would be $0.75 per share, (iii) no new shares of common stock would be issued, and the total shares of common stock outstanding would be 2,521,088 throughout the projection period; (iv) approximately $11 million of preferred equity would be raised and the proceeds would be used to acquire two properties currently under contract; (v) two assets representing approximately $12 million of gross real estate value would be sold and the net proceeds would be redeployed into real estate assets assuming a 6.50% capitalization rate and 4.5% interest only financing; (vi) the sale of properties would occur at the terminal values projected by capitalizing the estimated net operating income in year six at a range of terminal capitalization rates of 6.00% to 6.50%; (vii) real estate selling costs would be incurred equal to 3.0% of the terminal value; (viii) MVP I Advisor’s subordinated performance fee of 15% of net proceeds would be paid upon investor return of invested capital and a 6% annual cumulative, non-compounded return; and (viii) the remaining proceeds would be distributed to the stockholders. Distributions and sale proceeds per share were then discounted in the projections at a range of discount rates of 7.25% to 7.75% to determine an estimated present value per share. A summary of Stanger’s analysis is as follows:

	Low	High
Indicated Exchange Ratio	0.353x	0.365x

The discounted cash flow analysis indicated an implied exchange ratio reference of 0.353 to 0.365 shares of MVP II common stock per share of MVP I common stock. Stanger noted that the exchange ratio of 0.365 shares of MVP II common stock per share of MVP I common stock was within the range of the estimated exchange ratios indicated by the foregoing analysis. Stanger concluded that the discounted cash flow analysis supports the fairness of the Consideration to be received by the stockholders of MVP I in the Merger.

Conclusions.   Stanger advised the MVP I Special Committee that the use of relative net asset value analysis and relative discounted cash flow are usual and customary methods for evaluating the fairness of the consideration to be received in the combination of real estate entities. Stanger concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the Consideration to be received by the stockholders of MVP I pursuant to the Merger Agreement is fair to the stockholders of MVP I, from a financial point of view. The issuance of the fairness opinion was approved by the Fairness Opinion Committee of Stanger.

Assumptions.   In conducting its review and rendering its opinion, Stanger assumed with the consent of the MVP I Special Committee that the Merger Agreement will not, when executed, differ in any material respect from the draft thereof which Stanger reviewed and that the Merger will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, Stanger has been advised that it may rely upon, and therefore relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to Stanger by MVP I. Stanger did not perform an independent appraisal of our assets and liabilities, or engineering, structural or environmental studies of the Properties, and Stanger relied upon our representations and our representatives regarding the physical condition and capital expenditure requirements of the Properties. Stanger has also relied on our assurance that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Merger provided or communicated to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of our assets and liabilities or the information reviewed between the date such information was provided and the date of the opinion letter; and that we are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

Limitations and Qualifications.   Stanger was not requested to, and therefore did not: (i) appraise our assets or liabilities; (ii) make any recommendation to the stockholders of MVP I with respect to whether or not to approve the Merger Agreement or the impact, tax or otherwise, of approving the Merger Agreement; (iii) select the method of determining the Exchange Ratio used in the Merger; (iv) express any opinion as to: (a) the business decision to pursue the Merger or alternatives to the Merger; (b) the amount or allocation of expenses relating to the Merger; (c) any legal, tax, regulatory or accounting matters, which Stanger understood that we obtained advice with respect to such matters, as we deemed necessary, from qualified professionals; or (d) any other terms of the Merger other than the fairness from a financial point of view of the exchange ratio pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any of our officers, directors, or employees, or any class of such persons, relative to the compensation or consideration to the stockholders of MVP I.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger advised the MVP I Special Committee that Stanger’s entire analysis must be considered as a whole and that selecting portions of Stanger’s analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

Compensation and Material Relationships.   Stanger has been paid a fee of $500,000 in connection with this fairness opinion engagement. In addition, Stanger served as financial advisor to MVP I Special Committee in connection with the Merger. Stanger will also be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to MVP I. The fee for this engagement was negotiated with Stanger. Payment of the fairness opinion fee to Stanger is not dependent upon completion of the Merger or upon the findings of Stanger with respect to fairness. During the past two years, MVP I Advisor paid Stanger usual and customary fees for subscriptions to certain trade publications issued by Stanger.

Certain Unaudited MVP I Prospective Financial Information

MVP I does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the MVP I Special Committee’s consideration of the Proposed Merger, MVP I’s management prepared certain non-public unaudited prospective financial information regarding MVP I’s anticipated future performance on a stand-alone basis for fiscal years 2017 through 2021 (the “MVP I financial projections”), which are summarized below. The MVP I financial projections were provided, in whole or in part, to the MVP I Special Committee and to Stanger for Stanger’s use and reliance in connection with its financial analyses and opinion (see “—Opinion of the MVP I Special Committee’s Financial Advisor).

The MVP I financial projections are summarized in this proxy statement/prospectus solely to give MVP I stockholders access to information that was made available to the MVP I Special Committee and Stanger in connection with their respective evaluations of the Merger, and are not included in this proxy statement/prospectus in order to influence any MVP I stockholder to make any investment or voting decision with respect to the Merger.

The MVP I financial projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the MVP I financial projections in this proxy statement/prospectus should not be regarded as an indication that MVP I, MVP II or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The MVP I financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither MVP I’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the MVP I financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of MVP I contained in MVP I Annual Report on Form 10-K for the year ended December 31, 2016, which is attached as Annex D, relates to MVP I’s historical financial statements. It does not extend to the MVP I financial projections and should not be read to do so.

Furthermore, the MVP I financial projections do not necessarily reflect MVP I’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared. In particular, the MVP I financial projections set forth below do not give effect to the Merger nor do they take into account the effect of any failure of the Merger to occur.

Although the MVP I financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events. The MVP I financial projections were based on assumptions and estimates that MVP I’s management believed were reasonable at the time the MVP I financial projections were prepared, taking into account relevant information available to MVP I’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 32 and 51, respectively, and in MVP I’s Annual Report on Form 10-K for the year ended December 31, 2016, which is attached as Annex D to this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of MVP I and will be beyond the control of the Combined Company. As a result, neither MVP I, MVP II nor any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the MVP I financial projections, and neither MVP I nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the MVP I financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events.

The inclusion of a summary of the MVP I financial projections herein should not be deemed an admission or representation by MVP I or MVP II that such financial projections are viewed by MVP I or MVP II as material information of MVP I. The MVP I financial projections should be evaluated in conjunction with MVP I’s reported financial results and the risk factors with respect to the business of MVP I. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 52 and “Where You Can Find More Information” beginning on page 186.

The following summarizes the MVP I financial projections:

	2017	2018	2019	2020	2021
Rental Revenue	$10,004,803	$10,313,197	$10,653,161	$10,903,364	$11,215,474
Net Landlord Taxes	(1,821,700)	(1,685,873)	(1,739,020)	(1,793,615)	(1,849,900)
Landlord Insurance	(117,980)	(118,930)	(120,109)	(121,300)	(122,503)
Net Operating Income	8,065,123	8,508,394	8,794,032	8,988,449	9,243,071
General and Administrative Expense	(1,346,399)	(1,386,791)	(1,428,395)	(1,471,247)	(1,515,384)
Asset Management Fees	(1,331,510)	(1,324,945)	(1,364,693)	(1,405,634)	(1,447,803)
Debt Financing Fee	(147,042)	(158,269)	(154,985)	(151,710)	(148,260)
Interest Expense	(2,773,524)	(2,915,388)	(2,842,779)	(2,780,588)	(2,712,754)
Funds from Operations	2,466,649	2,723,001	3,003,180	3,179,271	3,418,870
Capital Expenditures	(343,418)	(246,661)	(253,481)	(260,491)	(267,696)
Adjusted Funds from Operations	$2,123,231	$2,476,340	$2,749,699	$2,918,780	$3,151,174

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, MVP I DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Certain Unaudited MVP II Prospective Financial Information

MVP II does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the MVP II Special Committee’s consideration of the Proposed Merger, MVP II’s management prepared certain non-public unaudited prospective financial information regarding MVP II’s anticipated future performance on a stand-alone basis for fiscal years 2017 through 2021 (the “MVP II financial projections”), which are summarized below. The MVP II financial projections were provided, in whole or in part, to the MVP I Special Committee and Stanger for Stanger’s use and reliance in connection with its financial analyses and opinion (see “—Opinion of the MVP I Special Committee’s Financial Advisor”).

The MVP II financial projections are summarized in this proxy statement/prospectus solely to give MVP I stockholders access to information that was made available to the MVP I Special Committee and Stanger in connection with their respective evaluations of the Merger, and are not included in this proxy statement/prospectus in order to influence any MVP I stockholder to make any investment or voting decision with respect to the Merger.

The MVP II financial projections were prepared solely for internal use and are subjective in many respects. Further, the MVP II financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. The inclusion of a summary of the MVP II financial projections in this proxy statement/prospectus should not be regarded as an indication that MVP I, MVP II or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The MVP II financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither MVP II’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the MVP II financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of MVP II contained in MVP II’s Annual Report on Form 10-K for the year ended December 31, 2016, which is attached as Annex E to this proxy statement/prospectus, relates to MVP II’s historical financial statements. It does not extend to the MVP II financial projections and should not be read to do so.

Furthermore, the MVP II financial projections do not necessarily reflect MVP II’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the MVP II financial projections set forth below do not give effect to the Merger nor do they take into account the effect of any failure of the Merger to occur, and should not be viewed as such.

Although the MVP II financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events. The MVP II financial projections were based on assumptions and estimates that MVP II’s management believed were reasonable at the time the MVP II financial projections were prepared, taking into account relevant information available to MVP II’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 32 and 52, respectively, and in MVP II’s Annual Report on Form 10-K for the year ended December 31, 2016, which is attached as Annex E to this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of MVP II and will be beyond the control of the Combined Company. As a result, neither MVP I, MVP II, nor any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the MVP II financial projections, and neither MVP II nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the MVP II financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such financial projections are shown to be in error.

The inclusion of a summary of the MVP II financial projections herein should not be deemed an admission or representation by MVP I or MVP II that such financial projections are viewed by MVP I or MVP II as material information of MVP II, and in fact, neither MVP I nor MVP II views the MVP II financial projections as material because of the inherent risks and uncertainties associated with such long-term projections. Further, MVP II has made no representations to MVP I in the Merger Agreement or otherwise concerning the MVP II financial projections or the estimates on which they are based. The MVP II financial projections should be evaluated in conjunction with MVP II’s reported financial results and the risk factors with respect to the business of MVP II. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 52 and “Where You Can Find More Information” beginning on page 186.

The following summarizes the MVP II financial projections:

	2017	2018	2019	2020	2021
Rental Revenue	$10,183,954	$10,429,104	$10,764,058	$11,031,293	$11,330,040
Net Landlord Taxes	(683,607)	(820,698)	(861,693)	(903,482)	(947,529)
Landlord Insurance	(92,830)	(92,513)	(93,612)	(94,729)	(95,861)
Net Operating Income	9,407,518	9,515,892	9,808,753	10,033,082	10,286,650
General and Administrative Expense	(1,101,303)	(1,134,342)	(1,168,372)	(1,203,424)	(1,239,526)
Asset Management Fees	(1,289,755)	(1,279,913)	(1,279,913)	(1,279,913)	(1,279,913)
Preferred Equity Dividend	(895,900)	(1,145,441)	(1,145,441)	(1,145,441)	(1,145,441)
Interest Expense	(2,808,394)	(3,753,061)	(3,653,404)	(3,607,357)	(3,557,489)
Funds from Operations	3,312,166	2,203,135	2,561,622	2,796,947	3,064,281
Capital Expenditures	(2,910,719)	(447,252)	(459,868)	(472,842)	(486,186)
Adjusted Funds from Operations	$401,447	$1,755,883	$2,101,754	$2,324,105	$2,578,096

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, MVP II DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Directors and Executive Officers of the Combined Company

Following the consummation of the Merger, the Combined Company’s board of directors will consist of the following eight members, all of whom are current directors of MVP I and/or MVP II: Michael V. Shustek, Allen Wolff, David Chavez, Erik Hart, John E. Dawson, Robert J. Aalberts, Nicholas Nilsen and Shawn Nelson. Mr. Shustek will serve as the Chairman of the board of directors of the Combined Company, and each of Messrs. Wolff, Chavez, Hart, Dawson, Aalberts, Nilsen and Nelson will be independent directors of the Combined Company. Mr. Shustek will serve as Chief Executive Officer and Secretary of the Combined Company. Ed Bentzen will serve as Chief Financial Officer of the Combined Company. Mr. Bentzen currently holds the same positions for each of MVP I and MVP II. Mr. Shustek currently serves as Chairman of the Board, Chief Executive Officer and Secretary of MVP I and Chairman of the Board, Chief Executive Officer, President and Secretary of MVP II.

Interests of MVP I and MVP II Directors and Executive Officers in the Merger

In addition to their interests in the Merger as stockholders, some of the MVP I and MVP II directors and executive officers have interests in the Merger that differ from, or are in addition to, the interests of the MVP I stockholders. The MVP I Special Committee and MVP I Board were aware of these interests, and the MVP I Board considered them, among other matters, in reaching its decision to recommend, approve and declare the Merger, the Merger Agreement, the Termination and Fee Agreement and Charter Amendment advisable, as applicable.

Affiliation of MVP I and MVP II

MVP I and MVP II are affiliated entities that are both advised by the Advisor, which is partially owned (on an indirect basis) and controlled by Michael V. Shustek. Michael V. Shustek also serves as Chairman of both the MVP I Board and the MVP II Board. In addition, Mr. Shustek serves as Chairman of the Board, Chief Executive Officer and Secretary of MVP I and Chairman of the Board, Chief Executive Officer, President and Secretary of MVP II. Ed Bentzen serves as Chief Financial Officer of MVP I and MVP II.

Officers and Directors of the Combined Company

Pursuant to the Merger Agreement and as noted above, three members of the MVP I Board—Messrs. Aalberts, Nilsen and Nelson—will be elected to the MVP II Board in connection with the consummation of the Merger. In addition, Mr. Shustek will serve as Chairman of the Board, Chief Executive Officer and Secretary of the Combined Company, and Mr. Bentzen will serve as Chief Financial Officer of the Combined Company.

Termination and Fee Agreement

In connection with the Merger, pursuant to the Termination and Fee Agreement, at the effective time of the Merger, the Existing MVP I Advisory Agreement will be terminated, and MVP I Advisor will waive all fees payable to MVP I Advisor as a result of such termination. However, upon consummation of the Merger, MVP II Advisor will be entitled to receive the Advisor Acquisition Payment from MVP II, as contemplated by the Termination and Fee Agreement, the Existing MVP II Advisory Agreement and the Merger Agreement. As a result, on the closing date, MVP II will pay MVP II Advisor the Advisor Acquisition Payment of approximately $3.6 million in cash, subject to adjustment to the extent that MVP I acquires additional properties prior to closing of the Merger.

The Termination and Fee Agreement also provides for a waiver of any other contractual fee that MVP I Advisor would have been due under the Existing MVP I Advisory Agreement in connection with the Merger. Additionally, all of the shares of convertible stock of MVP I will be cancelled in connection with the Merger, and MVP I Advisor will not receive any consideration in connection therewith. Michael V. Shustek is the Chief Executive Officer of MVP I Advisor and MVP II Advisor.

Conversion of Outstanding Shares of MVP I Common Stock; Treatment of MVP I Convertible Stock; Director Compensation

Shares of MVP I common stock owned by executive officers and directors of MVP I will be converted into the right to receive shares of MVP II common stock on the same terms and conditions as the other MVP I stockholders. As of the MVP I record date, the executive officers and directors of MVP I beneficially owned, in the aggregate, shares of MVP I common stock.

Shares of convertible stock of MVP I will automatically be cancelled in connection with the Merger, and no consideration will be paid therefore in connection with the Merger. MVP I Advisor is the sole holder of shares of MVP I convertible stock.

Each independent director of MVP II receives an annual retainer of $30,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also will receive $1,000 for each meeting of the Board attended in-person or by telephone. In addition, MVP II directors may be entitled to receive awards in the future under MVP II’s equity incentive plan, although MVP II does not have any current plans to grant any such awards.

Indemnification and Insurance

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, MVP II will, and will cause the Surviving Entity to, indemnify, advance expenses to, defend and hold harmless among others, current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of MVP I or any subsidiaries of MVP I, which are referred to as the “Indemnified Parties,” for actions at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. MVP II and the Surviving Entity have agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of MVP I or similar organizational documents or agreements of any subsidiary of MVP I and (ii) any indemnification agreements of MVP I will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the Merger, the organizational documents of MVP II and the Surviving Entity and the organizational documents of any subsidiary of MVP II or subsidiary of MVP I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the MVP I organizational documents.

MVP II has agreed to cause the Surviving Entity to maintain MVP I’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the Merger. Notwithstanding the previous sentence, (i) the Surviving Entity may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under MVP I’s existing policies, or (ii) MVP I may, in consultation with MVP II, obtain extended reporting period coverage under MVP I’s existing insurance programs for a period of six years after the effective time of the Merger. Notwithstanding the foregoing, (i) the Surviving Entity will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by MVP I for such insurance, and (ii) if the annual premiums exceed 300%, the Surviving Entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Asset Management Fees

Concurrently with the execution and delivery of the Merger Agreement, MVP II, MVP II OP and the Advisor entered into an Amended and Restated Advisory Agreement, or the “MVP II Amended and Restated Advisory Agreement,” which will become effective at the effective time of the Merger.

The Existing MVP II Advisory Agreement provides for the payment to MVP II Advisor of acquisition fees, disposition fees, asset management fees and subordinated performance fees. Pursuant to the MVP II Amended and Restated Advisory Agreement, after the Merger, MVP II Advisor will only be entitled to an asset management fee as compensation for services rendered pursuant to the MVP II Amended and Restated Advisory Agreement in connection with the management of MVP II’s assets. The asset management fee will be calculated and paid monthly and will consist of a monthly fee of one-twelfth of 1.1% of (i) the cost of each asset then held by MVP II, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) MVP II’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment. For any month in which an asset is disposed of, MVP II will prorate the portion of the asset management fee related to that specific asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month.

The asset management fee will not exceed $2 million per year until the earlier of such time, if ever, that (i) the Combined Company holds assets with an appraised value equal to or in excess of $500,000,000 or (ii) the Combined Company reports AFFO (as defined in the MVP II Amended and Restated Advisory Agreement) equal to or greater than $0.3125 per share of MVP II common stock for two consecutive quarters on a fully diluted basis. All subordinated asset management fees in excess of $2 million per year will be paid, with interest rate of 3.5% per annum, to MVP II Advisor at such time, if ever, that either of clause (i) or (ii) of the preceding sentence is satisfied.

Regulatory Approvals Required for the Merger

The Merger may be subject to regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. MVP II and MVP I are currently working to evaluate and comply in all material respects with such requirements, as applicable, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger.

It is possible that one or more of the regulatory approvals required to complete the Merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the Merger.

Except as described herein, although MVP II and MVP I do not expect any regulatory authorities to raise any significant objections to the Merger that would result in the failure to satisfy the conditions to consummation of the Merger on a timely basis, MVP II and MVP I can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to MVP II after the effective time of the Merger. MVP II and MVP I have not yet obtained any of the regulatory approvals required to complete the Merger.

Accounting Treatment

The Merger will be accounted for as an integrated business combination transaction by MVP II in accordance with Accounting Standards Codification Topic 805, Business Combinations. In applying the acquisition method specified by this guidance, it is necessary to identify an accounting acquirer, which may be different than the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, which entity issues additional shares in conjunction with the Merger, the relative voting interests of the respective stockholders after consummation of the Merger, and the composition of the board of directors and senior management after consummation of the Merger.

After consideration of these factors, MVP II has been identified as the accounting acquirer. In reaching this conclusion, emphasis was placed on the anticipated relative voting interests of the respective stockholders subsequent to the Merger and the fact that MVP II initiated the transaction and will issue its shares as a component of the consideration. Accordingly, MVP I’s assets (including any identifiable intangible assets) and liabilities will be recorded at their respective fair values at the date of the Merger.

The estimated fair value of the assets acquired, liabilities assumed and consideration transferred may change significantly until such time that the Merger closes. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the consolidated results of operations subsequent to the date of the Merger. As MVP II has been determined to be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page PF-2 of this proxy statement/prospectus.

No Appraisal Rights

MVP I stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger or the Charter Amendment.

Since the consummation of the Merger is conditioned on the approval of the Charter Amendment, MVP I stockholders who vote “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of MVP I’s net assets.

Conversion of Shares in the Merger; Surrender of Certificates

As described herein, and subject to the terms and conditions of the Merger Agreement, shares of MVP I common stock will be converted into the right for the holder of each such share to receive the merger consideration. Such conversion will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, MVP II will appoint an exchange agent to handle the payment and delivery of the merger consideration. Prior to the effective time of the Merger, MVP II will deposit with the exchange agent, for the sole benefit of the MVP I stockholders, (i) certificated or book-entry shares representing shares of MVP II common stock to be issued equal to the aggregate stock consideration and (ii) cash required to be paid in lieu of fractional shares. After the effective time of the Merger, the Combined Company will provide or cause to be provided to the exchange agent any dividends or other distributions payable on such shares of Combined Company common stock, and will make available cash sufficient to pay cash in lieu of fractional shares.

As soon as reasonably practicable after the effective time (but in no event later than two (2) business days thereafter), the Combined Company will cause the exchange agent to mail (and make available for collection by hand) to each holder of record of MVP I common stock, a letter of transmittal and instructions explaining how to transfer shares of MVP I common stock in certificated or book-entry form in exchange for the merger consideration and subject to the terms of the Merger Agreement.

Each MVP I stockholder that transfers its certificated or book-entry shares representing shares of MVP I common stock to the exchange agent together with a properly completed and validly executed letter of transmittal or causes the receipt by the exchange agent of an “agent’s message” (or such other evidence, if any, of transfer as the exchange agent may reasonably request) and such other documents as may reasonably be required by the exchange agent, will be entitled to receive in exchange therefor the merger consideration due to such stockholder (including cash in lieu of any fractional shares and any amounts that such stockholder has the right to receive in respect of certain dividends or other distributions), subject to the terms and restrictions of the Merger Agreement. After the effective time of the Merger, each certificated or book-entry share that previously represented MVP I common stock will only represent the right to receive the merger consideration into which those shares of MVP I common stock have been converted.

Dividends

MVP I currently pays a monthly dividend on its shares of common stock at a daily rate of $0.002192 per share and MVP II currently pays a monthly dividend on its shares of common stock at a daily rate of $0.00479 per share. Each of MVP I and MVP II plans to continue its current dividend policy until the closing of the Merger. In addition, the Merger Agreement permits MVP I to continue to pay regular dividends in accordance with past practice at a daily rate not to exceed $0.002192 per share, and any dividend or other distribution that is reasonably necessary to maintain its REIT status and to avoid or reduce the imposition of any entity level income or excise tax. The Merger Agreement also permits MVP II to continue to pay regular dividends in accordance with past practice at a daily rate not to exceed $0.00479 per share, and any dividend or other distribution that is reasonably necessary to maintain its ability to elect REIT status and to avoid or reduce the imposition of any entity level income or excise tax.

Following the closing of the Merger, the Combined Company expects to continue MVP II’s current dividend policy for stockholders of the Combined Company, subject to the discretion of the Combined Company’s board of directors, which reserves the right to change the Combined Company’s dividend policy at any time and for any reason.

Deregistration of MVP I Common Stock

If the Merger is completed, MVP I common stock will be deregistered under the Exchange Act, and MVP I will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of MVP II Common Stock Received in the Merger

Shares of MVP II common stock are subject to certain restrictions regarding ownership and transfer. See “Description of Capital Stock—Restrictions on Ownership of Shares of Capital Stock” on page 160. This proxy statement/prospectus does not cover resales of MVP II common stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to tax consequences of the Merger, the qualification and taxation of the Combined Company as a REIT and the acquisition, holding, and disposition of the Combined Company’s common stock. For purposes of this section, references to “we,” “us” or “our company” means the Combined Company and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the Treasury Regulations promulgated under the Code, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary, and the statements in this summary are not binding on the IRS or any court. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, including our operating partnership will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	trusts and estates;
•	persons who hold our common stock on behalf of another person as nominees;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code;
•	persons holding our common stock through a partnership or similar pass-through entity;
•	persons holding a 10% or more (by vote or value) beneficial interest in our company;
•	tax-exempt organizations, except to the extent discussed below in “—Taxation of Tax-Exempt U.S. Stockholder;” and
•	non-U.S. persons (as defined below), except to the extent discussed below in “—Taxation of Non-U.S. Stockholder.”

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment. For the purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds MVP I common stock (or, following the Merger, shares of the Combined Company’s common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

For the purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER, TO HOLDING AND DISPOSING OF SHARES OF THE COMBINED COMPANY, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. MVP I STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP OF THE COMBINED COMPANY’S COMMON STOCK, AND THE COMBINED COMPANY’S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Merger

Tax Opinions from Counsel Regarding the Merger

It is a condition to the completion of the Merger that Venable LLP render an opinion to MVP I and Vinson & Elkins LLP render an opinion to MVP II, dated as of the closing date of the Merger, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by MVP II and MVP I regarding factual matters, and covenants undertaken by MVP II and MVP I. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will be as follows:

•	Taxation of MVP I and MVP II. MVP I and MVP II will not recognize any gain or loss as a result of the Merger.
•	Exchange Solely for MVP II Common Stock. A U.S. stockholder of MVP I common stock who receives solely shares of MVP II common stock in exchange for shares of MVP I common stock pursuant to the Merger generally will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of MVP II common stock (as discussed below).
•	Holding Period and Basis in MVP II Common Stock. The aggregate U.S. federal income tax basis of MVP II common stock received (including fractional shares deemed received and redeemed as described below) in the Merger will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of MVP I common stock surrendered therefor pursuant to the Merger. The holding period of the MVP II common stock received (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of MVP I common stock surrendered therefor pursuant to the

Merger. U.S. stockholders holding blocks of MVP I common stock acquired at different times or difference prices should consult their tax advisors with respect to identifying the bases and holding periods of the particular shares of MVP II common stock received in the Merger.

•	Cash Received Instead of Fractional Shares. A U.S. stockholder of MVP I common stock who receives cash in lieu of a fractional share of MVP II common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized for U.S. federal income tax purposes based on the difference between the amount of cash received instead of the fractional share and the portion of the U.S. stockholder’s aggregate adjusted U.S. federal income tax basis of the shares of MVP I common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such shares of MVP I common stock is more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations.
•	Additional Medicare Tax. U.S. stockholders of MVP I common stock that are individuals, trusts or estates and whose modified adjusted gross income exceeds certain thresholds generally will be subject to an additional 3.8% tax with regard to dividends on and “net gains” from the deemed disposition of MVP I common stock due to the receipt of cash in lieu of fractional shares pursuant to the Merger. U.S. stockholders of MVP I common stock should consult their tax advisors with respect to the applicability of this tax.
•	Backup Withholding. Certain U.S. stockholders of MVP I common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the Merger. Backup withholding will not apply, however, to a U.S. stockholder of MVP I common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. stockholder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
•	Dividends as Merger Consideration. If MVP I declares additional dividends prior, but close in time, to the effective time of the Merger in order to satisfy its REIT distribution requirements, it is possible the payment of such dividends could be treated as part of the merger consideration, in which case a U.S. stockholder generally would recognize gain, but not loss, equal to the lesser of (i) the amount of such dividends received or (ii) the excess, if any, of (a) the sum of the amount of such dividends received and the fair market value of the MVP II common stock and cash in lieu of fractional shares of MVP II common stock received in the Merger over (b) such holder’s adjusted tax basis in its shares of MVP I common stock. MVP I and MVP II intend to take the position that any such dividends are not taxable as part of the merger consideration.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF MVP I COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Liabilities and Attributes After the Merger

The Combined Company generally will take a carryover basis and holding period in the assets transferred in connection with the Merger. As the successor by Merger, the Combined Company will generally be responsible for all of MVP I’s liabilities (as well as continuing to be responsible for all of MVP II’s liabilities) including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by MVP I to distribute all of its taxable income in any taxable period, including the short taxable period ending on the date of the Merger, or taxes that might otherwise be due and payable by MVP I. In addition to the Combined Company inheriting such tax liabilities, if MVP I or MVP II has failed or fails to qualify as a REIT for any period prior to the Merger, the amount of MVP I’s tax liabilities inherited by the Combined Company as a result of the Merger (or the liabilities of MVP II being retained) could be substantial. In addition, should MVP I’s or MVP II’s disqualifying activities continue after the

Merger, the Combined Company could fail to qualify as a REIT after the Merger. Even if the Combined Company retains its REIT qualification, if MVP I or MVP II has not been or loses its REIT qualification for a taxable year before the Merger or that includes the Merger and no relief is available, in addition to the exposure to increased income tax liabilities being inherited from MVP I (or retained by MVP II), the Combined Company could face the following adverse income tax or other economic consequences, including consequences that could substantially reduce its cash available for distribution to its stockholders:

•	As a result of these factors, any failure by MVP II and MVP I before the Merger to qualify as a REIT could impair the Combined Company’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of the Combined Company’s common stock. The Combined Company, as the successor by merger to MVP I, would generally inherit any corporate income tax liabilities of MVP I, including penalties and interest;
•	The Combined Company would be subject to tax on any built-in gain on each of the assets of MVP I existing at the time of the Merger (and will continue to be liable for built-in gain in the assets of MVP II) if the Combined Company were to dispose of the MVP I assets within a statutory period, which would extend for five years following the Merger; and
•	The Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by MVP I or MVP II for taxable periods that they did not qualify as REITs;
•	A failure by MVP I before the Merger to qualify as a REIT could prevent the Combined Company, as a successor to MVP I, from re-electing to be taxed as a REIT for the four taxable years following the year during which MVP I’s qualification as a REIT was lost. The Combined Company will be considered a successor to MVP I if the former stockholders of MVP I own, after the Merger, 50% or more in value of the outstanding shares of the Combined Company. The Code provides an exception to this general rule preventing the Combined Company’s re-election if (i) MVP I timely files its income tax return for the taxable year during which its REIT status was lost; (ii) the inclusion of any incorrect information on this income tax return is not due to fraud; and (iii) MVP I’s failure to qualify as a REIT is due to reasonable cause and not due to willful neglect.

Tax Opinion from Counsel Regarding REIT Qualification of MVP II

It is a condition to the obligation of MVP I to complete the Merger that MVP I shall have received a written opinion of Morrison & Foerster LLP, or other counsel to MVP II reasonably satisfactory to MVP I, dated as of the closing date of the Merger and in form and substance reasonably satisfactory to MVP I, to the effect that, commencing with MVP II’s taxable year that ended December 31, 2016, MVP II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable MVP II to meet, for its taxable year that includes the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by MVP II.

The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of MVP I and MVP II. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Tax Opinion from Counsel Regarding REIT Qualification of MVP I

It is a condition to the obligation of MVP II to complete the Merger that MVP II shall have received a written opinion of Morrison & Foerster LLP, or other counsel to MVP I reasonably satisfactory to MVP II, dated as of the closing date of the Merger and in form and substance reasonably satisfactory to MVP II, to the effect that, commencing with MVP I’s taxable year that ended on December 31, 2013, MVP I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled MVP I to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by MVP I.

Taxation of the Combined Company

MVP II intends to elect to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2016 upon the filing of its federal income tax return for such year. MVP II believes that it has been organized and has operated in a manner that has enabled it to qualify as a REIT, and the Combined Company intends to continue to operate in a manner that will allow the Combined Company to qualify for taxation as a REIT under the Code.

As described above, in connection with the Merger, Morrison & Foerster LLP will issue certain opinions regarding the REIT qualification of MVP II and MVP I. It must be emphasized that the opinions of Morrison & Foerster LLP will be based on various assumptions relating to the organization and operation of MVP II and MVP I, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this proxy statement/prospectus are completed in a timely fashion and that MVP II and MVP I will at all times operate in accordance with the method of operation described in their organizational documents and this proxy statement/prospectus. Additionally, the opinions of Morrison & Foerster LLP will be conditioned upon factual representations and covenants made by MVP II, MVP I and their management regarding their organization, assets, past, present and future conduct of their business operations and other items regarding their ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that MVP II and MVP I will take no action inconsistent with their qualification as a REIT. In addition, to the extent MVP II or MVP I make certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinions will also depend on the accuracy of certain opinions rendered to MVP II or MVP I in connection with such transactions. While MVP II and MVP I believe that they are organized and have operated and intend to continue to operate so that they will each qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances or applicable law, no assurance can be given by Morrison & Foerster LLP, MVP I or MVP II that MVP II and MVP I will so qualify for any particular year. Morrison & Foerster LLP will have no obligation to advise the Combined Company or the holders of shares of the Combined Company’s common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Morrison & Foerster LLP’s opinions will not foreclose the possibility that MVP II, MVP I or the Combined Company may have to utilize one or more REIT savings provisions discussed below, which could require the payment of a deficiency dividend or an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.

Qualification and taxation as a REIT depend on the Combined Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the Combined Company’s compliance with which has not been reviewed by Morrison & Foerster LLP. In addition, the Combined Company’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which the Combined Company invests, which entities have not been reviewed by Morrison & Foerster LLP. The Combined Company’s ability to qualify as a REIT also requires that it satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by the Combined Company or which serve as security for loans made by the Combined Company. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of the Combined Company’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While MVP II believes that it has operated so as to qualify as a REIT, and the Combined Company intends to continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge the Combined Company’s qualification as a REIT or that the Combined Company will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify as a REIT.”

Provided that the Combined Company qualifies as a REIT, it generally will be entitled to a deduction for dividends paid and, therefore, will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders.

U.S. stockholders (as defined above) who are individuals are generally taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from the Combined Company or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. U.S. individual and certain other non-corporate U.S. stockholders may also be subject to an additional Medicare tax at a rate of 3.8%.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.” Even if the Combined Company qualifies for taxation as a REIT, however, it will be subject to U.S. federal income taxation as follows:

•	The Combined Company will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.
•	The Combined Company may be subject to the “alternative minimum tax” on its items of tax preference, if any.
•	If the Combined Company has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Requirements for Qualification as a REIT — Prohibited Transactions” and “Requirements for Qualification as a REIT — Foreclosure Property” below.
•	If the Combined Company elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the net income from the sale or operation of the property not qualifying for purposes of the REIT gross income tests discussed below will be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).
•	If the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which it fails the 75% gross income test or (B) the amount by which it fails the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect profitability.
•	If the Combined Company fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but such failure is due to reasonable cause and not due to willful neglect and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.

•	If the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, it may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.
•	If the Combined Company fails to distribute during each calendar year at least the sum of (i) 85% its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods (or the required distribution), it will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.
•	The Combined Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of its stockholders, as described below in “— Requirements for Qualification as a REIT.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between the Combined Company and any TRS that the Combined Company may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If the Combined Company acquires appreciated assets from a C corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in the Combined Company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, the Combined Company will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the five-year period following their acquisition from the C corporation, as discussed below in “—Tax on Built-In-Gains.” The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by the Combined Company.
•	The Combined Company may elect to retain and pay U.S. federal income tax on the Combined Company’s net long-term capital gain. In that case, a stockholder would include its proportionate share of the Combined Company’s undistributed long-term capital gain (to the extent the Combined Company makes a timely designation of such gain to the stockholder) in its income, and would be allowed a credit for its proportionate share of the tax that the Combined Company paid, and an adjustment would be made to increase the stockholder’s basis in the Combined Company’s common stock by the difference between (i) the amounts of capital gain that the Combined Company designated and that the stockholder included in its taxable income, minus (ii) the tax that the Combined Company paid with respect to that income.
•	The Combined Company may have subsidiaries or own interests in other lower-tier entities, that are domestic subchapter C corporations treated as TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, the Combined Company may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise, property and other taxes. The Combined Company could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

i.	that is managed by one or more trustees or directors;
ii.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
iii.	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
iv.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

v.	the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution);
vi.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);
vii.	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;
viii.	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;
ix.	that uses the calendar year for U.S. federal income tax purposes; and
x.	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. For purposes of determining stock ownership under condition (vi), an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding its stock in proportion to their actuarial interests in the trust for purposes of condition (vi). MVP I and MVP II believe that they have outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (v) and (vi). In addition, MVP II’s charter provides restrictions regarding the ownership and transfer of its shares, which are intended to ensure satisfaction of the share ownership requirements described in conditions (v) and (vi) above.

To monitor compliance with the share ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its shares. To do so, the Combined Company must demand written statements each year from the record holders of significant percentages of its shares of stock, in which the record holders are to disclose the actual owners of the shares (that is, the persons required to include in gross income the dividends paid by the Combined Company). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Combined Company’s records. Failure to comply with these record-keeping requirements could subject the Combined Company to monetary penalties. If the Combined Company satisfies these requirements and after exercising reasonable diligence would not have known that condition (vi) is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

With respect to condition (viii), MVP I and MVP II believe that they have not had any non-REIT earnings and profits and that the Merger will not result in the Combined Company having any non-REIT earnings and profits. With respect to condition (ix), MVP I and MVP II have adopted December 31 as their respective taxable year ends and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, the Combined Company’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest is treated as assets and items of income of the Combined Company for purposes of applying the REIT requirements described below. Consequently, to the extent that the Combined Company directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the Combined Company’s ability to qualify as a REIT, even though it may have no control or only limited influence over the partnership.

As discussed in greater detail in “— Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of the Combined Company’s assets and items of gross income would change, possibly causing the Combined Company to fail the requirements to qualify as a REIT. See “— Tax Aspects of Investments in Partnerships — Entity Classification” and “Failure to Qualify as a REIT” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect the Combined Company. See “— Tax Aspects of Investments in Partnerships — Tax Allocations With Respect to Partnership Properties” below.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which the Combined Company holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” In the event that a disregarded subsidiary ceases to be wholly owned (for example, if any equity interest in the subsidiary is acquired by another person), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Combined Company’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. However, a corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders. The Combined Company may in the future elect to treat one or more of its subsidiaries as a TRS.

A REIT is not treated as holding the assets of a TRS in which the REIT holds an interest or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of any such TRS in determining the parent REIT’s compliance with the REIT requirements, such TRSs may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible. If dividends are paid to the Combined Company by one or more TRSs that it may own, then a portion of the dividends that the Combined Company distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the excess of such payments over the TRS’s interest income exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess, such as any redetermined rents, redetermined deductions, excess interest or, for taxable years beginning after December 31, 2015, redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS of a REIT, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of a REIT for amounts paid to the REIT that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to the REIT or on its behalf. The Combined Company intends to continue to scrutinize all of its transactions with any of its subsidiaries that are treated as TRSs in an effort to ensure that the Combined Company will not become subject to this excise tax; however, the Combined Company cannot assure you that it will be successful in avoiding this excise tax.

Gross Income Tests

In order to maintain qualification as a REIT, the Combined Company must satisfy annually two gross income tests. First, at least 75% of its gross income for each taxable year generally must consist of the following:

•	rents from real property;
•	interest on debt secured by mortgages on real property or on interests in real property, and, for taxable years beginning after December 31, 2015, interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;
•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interests in other REITs;
•	gain from the sale of real estate assets (other than gain from prohibited transactions);
•	income and gain derived from foreclosure property;
•	abatements and refunds of taxes on real property; and
•	income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company receives during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, at least 95% of the Combined Company’s gross income in each taxable year must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from the “hedging transactions,” as defined in “—Other Income,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The Combined Company intends to monitor the amount of its non-qualifying income and manage its portfolio of assets to comply with the gross income tests, but the Combined Company cannot assure you that it will be successful in the effort.

Rents From Real Property

Rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met.

First, the amount of rent received must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales and the percentages generally: (1) are fixed at the time the leases are entered into; (2) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (3) conform with normal business practice. The Combined Company intends to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent determined by reference to any person’s income or profits, in compliance with the rules above.

Second, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. If a portion of the rent received from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. The Combined Company does not intend to lease significant amounts of personal property pursuant to its leases.

Third, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue or a TRS. A REIT is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered for the tenants’ convenience. In addition, a REIT may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT’s direct cost of providing the service. To the extent a TRS provides such non-customary services to the Combined Company’s tenants, the Combined Company must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm’s length transactions between a REIT and a TRS. The Combined Company does not intend to provide any non-customary services to its tenants unless such services are provided through independent contractors from whom the Combined Company does not derive or receive any income or through TRSs.

Fourth, rental income will qualify as “rents from real property” only to the extent that the REIT does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity. The constructive ownership rules generally provide that, if 10% or more in value of its stock is owned, directly or indirectly, by or for any person, the Combined Company is considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of its stock continually, no assurance can be given that such transfers or other events of which the Combined Company has no knowledge will not cause the Combined Company to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified). Notwithstanding the foregoing, under an exception to the related-party tenant rule described above, rent that the Combined Company receives from a TRS will qualify as “rents from real property” as long as: (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

Other Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If the Combined Company receives interest income with respect to a mortgage loan that is secured by both real property and other property, the value of the personal property exceeds 15% of the value of all property securing the loan, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Combined Company had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. For taxable years beginning after December 31, 2015, in the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest income from such loan qualifies for purposes of the 75% gross income test. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount received or accrued is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower.

The Combined Company may hold mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The Combined Company’s mezzanine loans might not meet all of the requirements for reliance on this safe harbor. The Combined Company intends to make any investment in mezzanine loans in a manner that will enable it to continue to satisfy the REIT gross income and asset tests.

The Combined Company may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends the Combined Company receives from another REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.

The Combined Company may receive various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income or profits. Other fees may not be qualifying income for purposes of either gross income test.

From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will not be treated as gross income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. A “hedging transaction” means (1) any transaction entered into in the normal course of the Combined Company’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) for taxable years beginning after December 31, 2015, any new transaction entered into to hedge the income or loss from a prior hedging transaction, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. The Combined Company is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT; however, no assurance can be given that its hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.

Prior to the making of investments in real properties, the Combined Company may invest net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% gross income test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that the Combined Company holds any proceeds of the offering for longer than one year, it may invest those amounts in less liquid investments such as certain mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs to satisfy the 75% and 95% gross income tests and the asset tests described below.

Failure to Satisfy the Gross Income Tests

The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure compliance with the gross income tests. There can be no assurances, however, that the Combined Company will be able to satisfy the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, the Combined Company sets forth a description of each item of its gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether the Combined Company would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, the Combined Company will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which the Combined Company fails to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, the Combined Company must also satisfy multiple tests relating to the nature of its assets. First, at least 75% of the value of the Combined Company’s total assets generally must consist of:

•	cash or cash items, including certain receivables and shares in certain money market funds;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	for taxable years beginning after December 31, 2015, interests in mortgage loans secured by both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;
•	stock or shares of beneficial interest in other REITs;
•	investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;
•	for taxable years beginning after December 31, 2015, personal property leased in connection with real property if the rent attributable to such personal property is not greater than 15% of the total rent received under the lease; and
•	for taxable years beginning after December 31, 2015, debt instruments issued by “publicly offered REITs.”

Second, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of any one issuer’s securities owned by the Combined Company may not exceed 5% of the value of its total assets.

Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

Fourth, the aggregate value of all securities of TRSs held by the Combined Company may not exceed 25% (20% for taxable years beginning after December 31, 2017) of the value of the Combined Company’s total assets.

Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of the Combined Company’s total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property.

The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. Solely for purposes of the 10% value test, the determination of the Combined Company’s interest in the assets of a partnership in which it owns an interest will be based on the Combined Company’s proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the Combined Company, and any of its “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, the Combined Company’s interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, the Combined Company will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the Combined Company fails to satisfy the asset tests because it acquires assets during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If the Combined Company fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, it may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of the Combined Company’s assets at the end of the relevant quarter or $10,000,000. If the Combined Company fails any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset test.

MVP I and MVP II believe that their assets comply with the foregoing REIT asset requirements. The Combined Company intends to monitor compliance on an ongoing basis. There can be no assurance, however, that the Combined Company will be successful in this effort. In this regard, to determine compliance with these requirements, the Combined Company will need to estimate the value of its assets. The Combined Company is not required to obtain independent appraisals to support its conclusions concerning the values of its assets, and the values of some of its assets may not be susceptible to a precise determination and are subject to change in the future. Although the Combined Company will be prudent in making estimates as to the value of its assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case the Combined Company might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that the Combined Company’s interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, the Combined Company will be required to distribute dividends, other than capital gain dividends, each year to its stockholders in an amount at least equal to:

(a) the sum of:

•	90% of its “REIT taxable income” (computed without regard to the deduction for dividends paid and its net capital gains); and
•	90% of its after-tax net income, if any, from foreclosure property (as described below);

minus

(b) the sum of specified items of non-cash income that exceeds a percentage of its REIT taxable income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year. If such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year, such distributions are treated as both paid by the Combined Company and received by each stockholder on December 31 of the year in which they are declared. In addition, at the Combined Company’s election, a distribution for a taxable year may be declared before the Combined Company timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to the Combined Company’s prior taxable year for purposes of the 90% distribution requirement.

To the extent that the Combined Company distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, the Combined Company will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, the Combined Company may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the Combined Company could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by the Combined Company. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If the Combined Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Combined Company will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which the Combined Company has paid corporate income tax.

In addition, if the Combined Company were to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which Combined Company’s basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), the Combined Company would be required to distribute at least 90% of the built-in gain net of the tax the Combined Company would pay on such gain. See “— Tax on Built-In Gains” below.

The Combined Company intends to make sufficient distributions to satisfy the distribution requirement and avoid income and excise taxes, but it is possible that the Combined Company, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from its subsidiaries and (ii) the inclusion of items in income by it for U.S. federal income tax purposes prior to receipt of such income in cash or due to obligations to repay indebtedness. In such event, to meet the distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that the Combined Company regards as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources.

In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide the Combined Company with a REIT-level tax deduction, the distribution must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in its organizational documents. Notwithstanding the foregoing, such preferential dividend rules will not apply to its distributions in taxable years beginning after December 31, 2014 if the Combined Company qualifies as a “publicly offered REIT.” The Combined Company believes that it is, and expects that it will continue to be, a “publicly offered REIT.”

Under certain circumstances, it is possible that the IRS could assert that the Combined Company’s net income for a taxable year was greater than it reported. If the IRS were successful in asserting such an adjustment, the adjustment could cause the Combined Company to fail to satisfy the distribution requirements for such taxable year if the Combined Company’s distributions with respect to such taxable year were not sufficient after taking into account the increase in its net income. In such event, the Combined Company may be able to rectify such failure to meet the distribution requirements by paying “deficiency dividends” to stockholders in a later year, which may be included in its deduction for dividends paid for the year that was subject to the adjustment. In this case, the Combined Company may be able to avoid losing its qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, it would be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If the Combined Company acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the Combined Company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if the Combined Company subsequently disposes of any such assets during the five-year period following the acquisition of the assets from the C corporation, the Combined Company will be subject to tax at the highest U.S. federal corporate income tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to the Combined Company over the basis of such assets on such date, referred to as “built-in gains.” However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by the Combined Company.

Recordkeeping Requirements

The Combined Company is required to maintain certain records and demand on an annual basis information from specified stockholders designed to assist the Combined Company in determining the actual ownership of its outstanding stock and maintaining its qualification as a REIT. The Combined Company must maintain a list of those persons failing or refusing to comply with such demand as part of its records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of its stock and other information. The Combined Company intends to comply with these recordkeeping requirements.

Prohibited Transactions

Net income the Combined Company derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. The Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. The safe harbor is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) for taxable years beginning after December 18, 2015 either (a) the REIT satisfies the requirements of clause (2) applied by substituting “20%” for “10%” and the “3-year average adjusted bases percentage” (as defined in the Code) for the taxable year does not exceed 10%, or (b) the REIT satisfies the requirements of clause (3) applied by substituting “20%” for “10%” and the “3-year average fair market value percentage” (as defined in the Code) for the taxable year does not exceed 10%;

•	in the case of property not acquired through foreclosure (or deed in lieu of foreclosure) or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven property sales (excluding sales of foreclosure property and sales to which Section 1033 of the Code applies) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, for taxable years beginning after December 31, 2015, a TRS.

The Combined Company intends to conduct its operations so that no asset owned by it or its pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by the Combined Company directly or through a pass-through subsidiary will not be in the ordinary course of a trade or business. In addition, the Combined Company will attempt to comply with the terms of the foregoing safe-harbor provisions with respect to any real estate sale. However, there can be no assurance that any disposition of the Combined Company’s assets would comply with these safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. The Combined Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Combined Company receives any such income, it intends to elect to treat the related property as foreclosure property. Property is not eligible for the election to be treated as foreclosure property if the loan with respect to which the default occurs or is imminent is acquired by a REIT with an intent to foreclose, or when the REIT knows or has reason to know that default would occur.

Like-Kind Exchanges

The Combined Company may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay federal income tax, possibly including the 100% prohibited transaction tax, depending of the facts and circumstances surrounding the particular transaction.

Tax Aspects of Investments in Partnerships

General

In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. The Combined Company will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its interest in such partnership. Moreover, for purposes of the REIT asset tests, the Combined Company will include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of the Combined Company’s interest in partnership assets will be based on its proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that the Combined Company holds an equity interest in a partnership, the partnership’s assets and operations may affect the Combined Company’s ability to qualify as a REIT, even though the Combined Company may have no control, or only limited influence, over the partnership. If a partnership in which the Combined Company owns an interest takes or expects to take actions that could jeopardize its status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or take other corrective action on a timely basis. In that case, the Combined Company could fail to qualify as a REIT unless the Combined Company were entitled to relief, as described above.

Entity Classification

The investment by the Combined Company in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Combined Company’s subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section, which generally includes income that is qualifying income for purposes of the 95% gross income test. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradeable on a secondary market or a substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. MVP II OP is currently disregarded from MVP II (and following the Merger, will be disregarded from the Combined Company) for U.S. federal income tax purposes and will not be subject to these rules. However, in the event MVP II OP admits additional partners, then MVP II OP will become a partnership subject to these rules. The Combined Company, as the sole general partner of MVP II OP, will have the authority to take any steps it determines necessary to prevent any trading of interests in MVP II OP that would cause MVP II OP to become a publicly traded partnership, including any steps necessary to ensure compliance with any safe harbor. However, if (i) MVP II OP is treated as a partnership for U.S. federal income tax purposes, (ii) it does not qualify for the 100-partner safe harbor, and (iii) certain other safe harbor provisions of applicable Treasury Regulations are not available, then MVP II OP could be classified as a publicly traded partnership.

If MVP II OP were taxable as a corporation, the character of the Combined Company’s assets and items of its gross income would change and would preclude the Combined Company from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Requirements for Qualification as a REIT,” “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent the Combined Company from qualifying as a REIT. See “Failure to Qualify as a REIT,” below, for a discussion of the effect of the Combined Company’s failure to meet these tests for a taxable year. In addition, any change in the status of any of the Combined Company’s subsidiary partnerships for tax purposes might be treated as a taxable event, in which case the Combined Company could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Partnership Allocations

A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. MVP II OP’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under such section.

Tax Allocations With Respect to Contributed Properties

Under Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. MVP II OP’s allocations with respect to any appreciated or depreciated property contributed to MVP II OP in exchange for MVP II OP units are intended to comply with the requirements of Section 704(c) of the Code and the Treasury Regulations promulgated under such section. Basis in Partnership Interest.

The Combined Company’s adjusted tax basis in any partnership interest the Combined Company owns generally will be:

•	the amount of cash and the basis of any other property the Combined Company contributes to the partnership;
•	increased by its distributive share of the partnership’s income (including tax-exempt income) and any increase in its allocable share of indebtedness of the partnership; and
•	reduced, but not below zero, by its distributive share of the partnership’s loss (including any non-deductible items), the amount of cash and the basis of property distributed to the Combined Company, and any reduction in its allocable share of indebtedness of the partnership.

Loss allocated to the Combined Company in excess of its basis in a partnership interest will not be taken into account for U.S. federal income tax purposes until the Combined Company again has basis sufficient to absorb the loss. A reduction of its allocable share of partnership indebtedness will be treated as a constructive cash distribution to the Combined Company, and will reduce its adjusted tax basis in the partnership interest. Distributions, including constructive distributions, in excess of the basis of its partnership interest will constitute taxable income to the Combined Company. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. The Combined Company’s share of any partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See “—Prohibited Transactions.”

Partnership Audit Rules

The recently enacted Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which the Combined Company directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and the Combined Company, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though the Combined Company, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future Treasury Regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in the Combined Company’s common stock.

Failure to Qualify as a REIT

In the event that the Combined Company violates a provision of the Code that would result in its failure to qualify as a REIT, the Combined Company may nevertheless continue to qualify as a REIT under specified relief provisions if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) the Combined Company pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to the Combined Company’s disqualification as a REIT for violations due to reasonable cause. If the Combined Company fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, the Combined Company will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular U.S. federal corporate income tax rates. Distributions to its stockholders in any year in which the Combined Company is not a REIT will not be deductible by the Combined Company, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to the Combined Company’s stockholders will generally be taxable in the case of U.S. stockholders (as defined above) who are individuals at a maximum rate of 20%, and dividends in the hands of corporate U.S. stockholders may be eligible for the dividends received deduction. Unless the Combined Company is entitled to relief under the specific statutory provisions, it will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. Additionally, certain exemptions from U.S. taxation provided to non-U.S. stockholders may not be available if the Combined Company fails to qualify as a REIT. It is not possible to state whether, in all circumstances, the Combined Company will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds stock of the Combined Company, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock of the Combined Company should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of stock of the Combined Company by the partnership.

Distributions

Provided that the Combined Company qualifies as a REIT, distributions made to taxable U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by such holders as ordinary dividend income and will not be eligible for the dividends-received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations except in certain circumstances described below.

In addition, distributions that the Combined Company designates as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of the

Combined Company for the taxable year, without regard to the period for which the U.S. stockholder has held the stock. To the extent that the Combined Company elects under the applicable provisions of the Code to retain its net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, its undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by the Combined Company on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in the Combined Company’s common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by the Combined Company. Corporate U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Distributions from the Combined Company in excess of its current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of its common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of the Combined Company’s common stock, such excess will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. See also “Medicare Tax on Unearned Income” below.

Any dividend declared by the Combined Company in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by the Combined Company and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by the Combined Company before the end of January of the following calendar year.

In certain circumstances, the Combined Company may elect to designate a portion of its distributions paid to U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of the Combined Company’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(i)	the qualified dividend income received by the Combined Company during such taxable year from non-REIT C corporations (including TRSs in which the Combined Company may own an interest);
(ii)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by the Combined Company with respect to such undistributed REIT taxable income; and
(iii)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by the Combined Company with respect to such built-in gain.

To the extent that the Combined Company has available net operating losses and capital losses carried forward from prior taxable years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of the Combined Company” and “Requirements for Qualification as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by the Combined Company, which are generally subject to tax in the hands of U.S. stockholders to the extent that the Combined Company has current or accumulated earnings and profits.

Dispositions of the Combined Company’s Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of the Combined Company’s common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of the Combined Company’s common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (up to 39.6% if such shares were held for 12 months or less). Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” See also “— Medicare Tax on Unearned Income” below.

U.S. stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of the Combined Company’s common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of the Combined Company’s common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received that were required to be treated by the U.S. stockholder as long-term capital gain.

Repurchases of Common Stock

A repurchase of common stock of the Combined Company will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of common stock discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in common stock of the Combined Company, (ii) results in a substantially disproportionate redemption with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common stock actually owned, as well as common stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common stock pursuant to a repurchase generally will result in a “substantially disproportionate” redemption with respect to a holder if the percentage of the Combined Company’s then outstanding voting stock owned by the holder immediately after the sale is less than 80% of the percentage of the Combined Company’s voting stock owned by the holder determined immediately before the sale. The sale of common stock pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in the Combined Company’s stock as a result of the repurchase constitutes a “meaningful reduction” of such holder’s interest.

A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is treated as a taxable distribution and taxed in the same manner as regular distributions, as described above. In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of the Combined Company’s common stock taxable as a dividend in the amount of their increased percentage ownership of the Combined Company’s common stock as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.

Passive Activity Losses and Investment Interest Limitations

Distributions made by the Combined Company and gain arising from the sale or exchange by a U.S. stockholder of the Combined Company’s common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to the Combined Company’s common stock. Distributions made by the Combined Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Combined Company’s common stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that regular distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. stockholder has not held the Combined Company’s common stock as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (ii) the Combined Company’s common stock is not otherwise used in an unrelated trade or business and (iii) the Combined Company is not a “pension-held REIT,” distributions from the Combined Company and income from the sale of the Combined Company’s common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Combined Company as UBTI.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is exempt from taxation under Section 501(a) of the Code, and (iii) that owns more than 10% of the stock of the Combined Company could be required to treat a percentage of the dividends from the Combined Company as UBTI if the Combined Company is a “pension-held REIT.” The Combined Company will not be a pension-held REIT unless (A) either (x) one pension trust owns more than 25% of the value of the Combined Company’s stock, or (y) a group of pension trusts, each individually holding more than 10% of the value of the Combined Company’s stock, collectively owns more than 50% of such stock; and (B) the Combined Company would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions in the charter relating to the ownership and transfer of the Combined Company’s stock should generally prevent a U.S. tax-exempt entity from owning more than 10% of the value of the Combined Company’s stock, or the Combined Company from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning stock of the Combined Company.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Combined Company’s common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. stockholders should consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on the ownership and disposition of the Combined Company’s common stock, including any reporting requirements.

Ordinary Dividends

Subject to the discussion below under “— Capital Gain Dividends,” dividends received by non-U.S. stockholders payable out of the Combined Company’s earnings and profits which are not attributable to gains from dispositions of “United States real property interests” (or USRPI) or designated as capital gains dividends and are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, the Combined Company may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

A non-U.S. stockholder of the Combined Company who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for ordinary dividends will be required (i) to complete the applicable IRS Form W-8 and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (ii) if common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. stockholders that are pass-through entities rather than corporations or individuals. A non-U.S. stockholder of the Combined Company eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of stock of the Combined Company. In cases where the dividend income from a non-U.S. stockholder’s investment in common stock of the Combined Company is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders, and may also be subject to the 30% (or lower applicable treaty rate) branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Distributions by the Combined Company which are not dividends out of the Combined Company’s earnings and profits and that do not exceed a non-U.S. stockholder’s adjusted basis in their stock will not be subject to U.S. federal income tax. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in its common stock of the Combined Company. The excess of a distribution over both its current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in its common stock of the Combined Company will be taxed, if at all, as gain from the sale or disposition of its common stock of the Combined Company. See “—Sales of Common Stock of the Combined Company” below. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current or accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current or accumulated earnings and profits.

If common stock of the Combined Company constitutes a USRPI, as described below, distributions by the Combined Company in excess of the sum of the Combined Company’s earnings and profits plus the non-U.S. stockholder’s adjusted basis in the Combined Company’s common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of the Combined Company’s earnings and profits unless the Combined Company is a domestically controlled REIT as described below. Non-U.S. stockholders that are treated as (i) “qualified foreign pension funds” or (ii) certain “qualified collective investment vehicles” are exempt from federal income and withholding tax under FIRPTA on such distributions.

Capital Gain Dividends

Under FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with the conduct of a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresidential alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to a USRPI if the Combined Company held an interest in the underlying asset solely as a creditor.

The Combined Company will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gain dividends to the extent of the Combined Company’s net capital gain for the taxable year of the distribution. The amount withheld, which may exceed the actual tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

The 35% withholding tax will not apply to any capital gain dividend with respect to any class of stock of the Combined Company which is “regularly traded” on an established securities market located in the United States if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any such capital gain dividend would be treated as an ordinary dividend. Also, the branch profits tax would not apply to such a distribution. However, it is not anticipated that common stock of the Combined Company will be “regularly traded” on an established securities market.

A capital gain dividend to a non-U.S. stockholder attributable to gain from the sale or exchange of non-USRPIs will not be subject to U.S. federal income taxation unless (i) such capital gain dividend is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, in which case such capital gain dividend generally would be subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% (or lower applicable treaty rate) branch profits tax or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. stockholder generally would incur a 30% tax on any such capital gain dividend.

Although the law is not clear on the matter, it appears that amounts that the Combined Company designates as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by the Combined Company of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by the Combined Company on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by the Combined Company were to exceed their actual U.S. federal income tax liability. If the Combined Company were to designate a portion of its net capital gain as undistributed capital gain, a non-U.S. stockholder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

Sales of Common Stock of the Combined Company

Subject to the discussion in this section under “Taxation of U.S. Stockholders—Repurchases of Common Stock,” gain recognized by a non-U.S. stockholder upon the sale or exchange of stock of the Combined Company generally would not be subject to U.S. taxation unless:

•	the investment in common stock of the Combined Company is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to a 30% (or lower applicable treaty rate) branch profits tax;
•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or
•	common stock of the Combined Company constitutes a USRPI within the meaning of FIRPTA, as described below.

Common stock of the Combined Company is expected to constitute a USRPI within the meaning of FIRPTA unless the Combined Company is a domestically controlled REIT. The Combined Company will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of the stock of the Combined Company is held directly or indirectly by non-U.S. stockholders. No assurance can be given, however, that the Combined Company is or will be a domestically controlled REIT.

Even if the Combined Company were not a domestically controlled REIT, a sale of common stock by a non-U.S. stockholder would nevertheless not be subject to taxation under FIRPTA as a sale of a USRPI if:

•	common stock of the Combined Company were “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations; and
•	the non-U.S. stockholder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of common stock of the Combined Company at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

However, it is not anticipated that common stock of the Combined Company will be “regularly traded” on an established securities market. If gain on the sale or exchange of common stock of the Combined Company were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA, the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

In addition, even if the Combined Company is a domestically controlled REIT, upon a disposition of the common stock of the Combined Company, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of common stock of the Combined Company within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of common stock of the Combined Company within 30 days after such ex-dividend date.

Repurchases of Common Stock of the Combined Company

A repurchase of common stock of the Combined Company that is not treated as a sale or exchange will be taxed in the same manner as regular distributions under the rules described above. See “—Taxation of U.S. Taxable Stockholders—Repurchases of Common Stock” for a discussion of when a redemption will be treated as a sale or exchange and related matters.

A repurchase of common stock of the Combined Company generally will be subject to tax under FIRPTA to the extent the distribution in the repurchase is attributable to gains from its dispositions of USRPI. To the extent the distribution is not attributable to gains from its dispositions of USRPI, the excess of the amount of money received in the repurchase over the non-U.S. stockholder’s basis in the repurchased shares will be treated in the manner described above under “—Sales of Common Stock of the Combined Company.” The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of USRPI (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from dispositions of USRPI. Due to the uncertainty, the Combined Company may withhold at the 35% rate from all or a portion of repurchase payments to non-U.S. stockholders. To the extent the amount of tax the Combined Company withholds exceeds the amount of a non-U.S. stockholder’s U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.

U.S. Federal Income Tax Returns

If a non-U.S. stockholder is subject to taxation under FIRPTA on proceeds from the sale of common stock of the Combined Company or on distributions the Combined Company makes, the non-U.S. stockholder will be required to file a U.S. federal income tax return. Prospective non-U.S. stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of common stock of the Combined Company, including any reporting requirements.

Backup Withholding and Information Reporting

The Combined Company will report to U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding (at a rate of 28%) with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, the Combined Company may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status to the Combined Company.

The Combined Company must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder, such holder’s name and address and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Under the Foreign Account Tax Compliance Act, or FACTA, and existing guidance issued thereunder, a 30% withholding tax is generally imposed on dividends in respect of, and, after December 31, 2018, gross proceeds from a disposition of, stock of the Combined Company held by or through (1) a foreign financial institution (as that term is defined in the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which common stock of the Combined Company is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. If the Combined Company determines withholding is appropriate in respect of the Combined Company’s common stock, the Combined Company may withhold tax at the applicable statutory rate, and the Combined Company will not pay any additional amounts to stockholders in respect of such withholding. If withholding is required under FACTA on a payment related to the Combined Company’s common stock, holders of the Combined Company’s common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Holders of the Combined Company’s common stock are encouraged to consult with their own tax advisor regarding the possible implications of this legislation on their particular circumstances.

State, Local and Foreign Taxes

The Combined Company and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which the Combined Company or its stockholders transact business, own property or reside. The state, local or foreign tax treatment of the Combined Company and its stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by the Combined Company would not pass through to stockholders as a credit against their U.S. federal income tax liability. Stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws related to an investment in the common stock of the Combined Company.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in the Combined Company. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in the Combined Company’s common stock. According to publicly released statements, a top legislative priority of the new Congress and administration may be to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on the Combined Company or an investment in the Combined Company’s common stock. Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect the Combined Company. We cannot predict how changes in the tax laws might affect the Combined Company. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect the Combined Company’s ability to continue to qualify as a REIT, or the U.S. federal income tax consequences to its stockholders and the Combined Company of such qualification, or could have other adverse consequences, including with respect to ownership of the Combined Company’s common stock. For example, lower revised tax rates for corporations, or for individuals, trusts and estates, might cause current or potential stockholders to perceive investments in REITs to be relatively less attractive than is the case under current law. Investors are urged to consult their tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in the Combined Company’s common stock.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. As a stockholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the Merger Agreement that is important to you. MVP II and MVP I urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about MVP II or MVP I. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of MVP II and MVP I filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of MVP II and MVP I file with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 186.

MVP II and MVP I acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Merger

The Merger Agreement provides for the Merger of MVP I with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Merger Sub will be the Surviving Entity in the Merger and, following completion of the Merger, will continue as a direct wholly owned subsidiary of MVP II. The Merger will become effective upon the later of the time of filing of articles of merger with, and acceptance for record of articles of merger by, the State Department of Assessments and Taxation of the State of Maryland and the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by MVP II and MVP I and specified in the articles of merger and certificate of merger.

The Merger Agreement provides that the consummation of the Merger will take place on the third business day following the date on which the last of the conditions to consummation of the Merger (described under “The Merger Agreement — Conditions to Completion of the Merger”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the consummation of the Merger, but subject to the satisfaction or waiver of those conditions).

Merger Consideration

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, MVP II has agreed to pay consideration of 0.365 shares of MVP II common stock per share of MVP I common stock, which is referred to as the “merger consideration.”

Fractional Shares

To the extent that a MVP I stockholder would otherwise be entitled to receive a fraction of a share of MVP II common stock computed on the basis of the aggregate number of shares of MVP I common stock held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share in an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise be entitled by (ii) $25.00.

Letter of Transmittal

Promptly after the completion of the Merger, but not later than two (2) business days thereafter, the exchange agent will send a letter of transmittal to those persons who were MVP I stockholders of record at the effective time of the Merger and hold certificated or book-entry shares of MVP I common stock, if any. This mailing will contain instructions on how to effect the surrender of shares of MVP I common stock in exchange for the consideration that the holder of such shares is entitled to receive under the Merger Agreement. Upon proper surrender of a share for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal, and delivery of any other documents specified in the letter of transmittal, the holder of such share will receive the merger consideration in accordance with the Merger Agreement.

Withholding

All payments under the Merger Agreement are subject to applicable withholding requirements.

Organizational Documents

Following the effective time of the Merger, the current charter and bylaws of MVP II will remain the charter and bylaws of the Combined Company until such time as amended in accordance with applicable law.

MVP II will file a proxy statement submitting for stockholder approval an amended and restated charter, which is referred to as the “MVP II Charter Amendment,” that would become effective at, and subject to, the listing of MVP II common stock on a national securities exchange. Subject to approval of the MVP II Charter Amendment by the MVP II stockholders, and conditioned upon the listing of MVP II common stock, the charter of MVP II will be amended and restated in the form attached to the Merger Agreement as Exhibit D and will be the charter of the Combined Company following such listing until such time as further amended in accordance with applicable law.

At the effective time of the Merger, the certificate of formation of the Surviving Entity will be substantially in the form attached to the Merger Agreement, and the limited liability company agreement of the Surviving Entity will be substantially in the form attached to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by MVP I, on the one hand, and MVP II and Merger Sub, on the other hand. Additionally, MVP I Advisor and the MVP II Advisor each represent that they have no knowledge that the other parties are in a breach of any representation, warranty, covenant or agreement under the Merger Agreement and that neither MVP I Advisor or the MVP II Advisor are aware of anything that would constitute a material adverse effect for MVP I or MVP II.

The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the effective time of the Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement, information each of MVP II and MVP I filed with the SEC prior to the effective date of the Merger Agreement or the disclosure letters delivered in connection therewith.

Representations and Warranties of MVP I

MVP I made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	due authorization, execution, delivery and validity of the Merger Agreement and the authority to enter into all transactions contemplated by the Merger;
•	absence of conflicts with existing laws;
•	capitalization;
•	compliance with regulatory authorities and laws;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	absence of undisclosed liabilities;
•	permits and compliance with law;
•	absence of certain litigation;
•	real properties;
•	environmental matters;
•	material contracts;
•	taxes;
•	intellectual property;
•	insurance;
•	benefit plans;
•	related party transactions;
•	broker’s, finders and similar fees or commissions;
•	the financial advisor to the MVP I Special Committee;
•	exemption of the Merger and the other transactions contemplated by the Merger Agreement from Maryland takeover defense statutes; and
•	accuracy of information supplied for inclusion in the proxy statement/prospectus or registration statement.

Representations and Warranties of MVP II and Merger Sub

MVP II and Merger Sub made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	due authorization, execution, delivery and validity of the Merger Agreement and the authority to enter into all transactions contemplated by the Merger;
•	absence of conflicts with existing laws;
•	capitalization;
•	compliance with regulatory authorities and laws;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	absence of undisclosed liabilities;
•	permits and compliance with law;
•	absence of certain litigation;
•	real properties;
•	environmental matters;
•	material contracts;
•	taxes;
•	benefit plans;
•	intellectual property;
•	insurance;
•	related party transactions;
•	broker’s, finders and similar fees or commissions;

•	exemption of the Merger and the other transactions contemplated by the Merger Agreement from Maryland takeover defense statutes;
•	ownership of Merger Sub; and
•	financing.

Definition of “Material Adverse Effect”

Many of the representations of MVP I, MVP II, and Merger Sub are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect).

A “material adverse effect” with respect to either MVP I or MVP II means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of MVP I or MVP II (and their respective subsidiaries), taken as a whole, or (ii) would prevent or materially impair the ability of MVP I or MVP II to consummate the Merger before the outside date; provided, that, for purposes of the foregoing clause (i), “material adverse effect” does not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of MVP I or MVP II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect), (B) any changes that affect the parking industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of the Merger Agreement, or the public announcement of the Merger or the other transactions contemplated by the Merger Agreement, (G) the taking of any action expressly required by the Merger Agreement, or the taking of any action at the written request or with the prior written consent of MVP I or MVP II, as the case may be, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in applicable law or GAAP (or the interpretation thereof), or (J) any action made or initiated by any MVP I or MVP II stockholder, including any derivative claims, arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect MVP I or MVP II (and their respective subsidiaries), taken as a whole, relative to others in the REIT industry that invest primarily in parking lots and decks in the geographic regions in which MVP I or MVP II (and their respective subsidiaries) operate.

Covenants and Agreements

Conduct of Business of MVP I Pending the Merger

MVP I has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with MVP II’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the Merger Agreement or required by law, MVP I has agreed that, it will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (a) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (b) maintain the status of MVP I as a REIT. Without limiting the foregoing, MVP I has also agreed that, except with MVP II’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the Merger Agreement, it will not, and it will not cause or permit any of its subsidiaries to do any of the following:

•	amend or propose to amend the organizational or governing documents of MVP I (other than pursuant to the Charter Amendment) or a MVP I subsidiary, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the MVP I charter) under the MVP I charter;
•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MVP I or any MVP I subsidiary;

•	declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MVP I or any MVP I subsidiary or other equity securities or ownership interests in MVP I or any MVP I subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the payment by MVP I to holders of shares of MVP I common stock as of May 24, 2017 on or about June 10, 2017 of (i) $0.0225 per share and a stock dividend equal to .002414 shares of MVP I common stock per share and (ii) a special one-time dividend of $0.0105 per share, (B) the declaration and payment by MVP I of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0225 per share and stock dividends not to exceed .0024 shares of MVP I common stock per share, (C) the declaration and payment of dividends or other distributions to MVP I by any directly or indirectly wholly owned MVP I subsidiary, and (D) distributions by any MVP I subsidiary that is not wholly owned, directly or indirectly, by MVP I, in accordance with the requirements of the organizational documents of such MVP I subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions, MVP I and any MVP I subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for MVP I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;
•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MVP I or a MVP I Subsidiary (other than (A) repurchases of shares of MVP I common stock pursuant to the MVP I share repurchase program in an amount not to exceed $500,000 and (B) any acquisitions of shares of MVP I common stock pursuant to the MVP I charter);
•	except for transactions among MVP I and one or more wholly owned MVP I subsidiaries or among one or more wholly owned MVP I subsidiaries, or as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any shares of MVP I or any of MVP I’s subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MVP I or any of MVP I’s subsidiaries’ capital stock or other equity interests;
•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by MVP I or any of MVP I’s subsidiaries of or from an existing wholly owned subsidiary of MVP I and (B) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate; provided, that such restrictions will not apply to acquisitions of personal property required by a franchisor of MVP I real property;
•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (y) the satisfaction of any margin call, (z) the posting of collateral in connection with any contract to which MVP I or any MVP I subsidiary is a party and (B) MVP I or any MVP I subsidiary is permitted to effect a deed in lieu of foreclosure if failure to do so would result in personal or recourse liability to MVP I, any MVP I subsidiary or any of their respective affiliates under any indebtedness;
•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MVP I or any MVP I subsidiary, except (A) indebtedness incurred under MVP I’s existing debt facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the Merger Agreement), (B) funding any transactions permitted by the Merger Agreement, (C) indebtedness that does not, in the aggregate, exceed $200,000; and (D) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on MVP I compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);
•	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by MVP I or a wholly owned subsidiary of MVP I to MVP I or a wholly owned subsidiary of MVP I and (B) investments permitted pursuant to the terms of the Merger Agreement;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of MVP I’s material contracts, other than (A) any termination, renewal, modification or amendment in accordance with the terms of any such existing material contract (x) that occurs automatically without any action (other than notice of renewal) by MVP I or any MVP I subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable material contract, or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement, including the termination of the MVP I advisory agreement;
•	make any payment, direct or indirect, of any liability of MVP I or any subsidiary of MVP I before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any indebtedness permitted under the Merger Agreement;
•	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of MVP I made available to MVP II prior to the date of the Merger Agreement or (y) that do not exceed $50,000 individually or $200,000 in the aggregate, (B) do not involve the imposition of injunctive relief against MVP I or any MVP I subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by MVP I or any MVP I subsidiary, excluding in each case any such matter relating to taxes, and (D) with respect to any action involving any present, former or purported holder or group of holders of MVP I common stock in accordance with the Merger Agreement;
•	(a) hire or terminate any officer or director of MVP I or any subsidiary of MVP I, (b) increase in any manner the amount, rate or terms of compensation or benefits of any of MVP I’s directors (except for any reasonable compensation that may be payable to the members of the MVP I special committee), or (c) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable laws;
•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
•	enter into any new line of business;
•	form any new funds, joint ventures or non-listed real estate investment trusts or other pooled investment vehicles other than with MVP II or any MVP II subsidiary;
•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;
•	enter into or modify in a manner adverse to MVP I any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve MVP I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any MVP I subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;
•	take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause MVP I to fail to qualify as a REIT or any subsidiary of MVP I to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•	other than as permitted under the Merger Agreement, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;
•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the terms of the Merger Agreement in a manner that would not reasonably be expected to be materially adverse to MVP I or to prevent or impair the ability of MVP I to consummate the Merger;
•	amend or modify the engagement letters entered into with Stanger, in a manner adverse to MVP I, any MVP I subsidiary or MVP II; or
•	authorize, or enter into any contract to do any of the foregoing.

Notwithstanding anything to the contrary set forth above and in the Merger Agreement, nothing shall prohibit MVP I from taking any action, at any time or from time to time, that in the reasonable judgment of the MVP I Board, upon advice of counsel to MVP I, is reasonably necessary (i) for MVP I to avoid or to continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that MVP I or any subsidiary of MVP I be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to MVP I stockholders.

Conduct of Business of MVP II and Merger Sub Pending the Merger

MVP II and Merger Sub have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with the MVP I Special Committee’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the Merger Agreement or required by law, each of MVP II and Merger Sub has agreed that it will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (a) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (b) maintain the status of MVP II as a REIT. Without limiting the foregoing, each of MVP II and Merger Sub has also agreed that, except with the MVP I Special Committee’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the Merger Agreement, it will not, and it will not cause or permit any of its subsidiaries to:

•	except for the corporate, board and stockholder action necessary or advisable to propose, adopt and approve the MVP II Charter Amendment, amend or propose to amend the organizational or governing documents of MVP II or a MVP II subsidiary, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the MVP II charter) under the MVP II charter;
•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MVP II or any MVP II subsidiary;
•	declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MVP II or any MVP II subsidiary or other equity securities or ownership interests in MVP II or any MVP II subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by MVP II of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0625 per share and stock dividends not to exceed 0.0625 shares of MVP II Common Stock per share, (B) the declaration and payment by MVP II OP of regular distributions in accordance with past practice and for any interim period through the closing of the Merger, on MVP II OP Units, (C) the declaration and payment of dividends or other distributions to MVP II by any directly or indirectly wholly owned subsidiary, and (D) distributions by any MVP II subsidiary that is not wholly owned, directly or indirectly, by MVP II, in accordance with the requirements of the organizational documents of such MVP II subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions, MVP II and any MVP II subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for MVP II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MVP II or one of its subsidiaries (other than (1) repurchases of shares of MVP II common stock pursuant to the MVP II share repurchase program in an amount not to exceed $500,000, (2) redemptions of MVP II OP Units pursuant to MVP II OP’s limited partnership agreement and (3) any acquisitions of shares of MVP II common stock pursuant to the MVP II charter);
•	except (1) pursuant to and in accordance with the terms of the MVP II ongoing private placement as of the date of the Merger Agreement and (2) for transactions among MVP II and one or more wholly owned MVP II subsidiaries or among one or more wholly owned MVP II subsidiaries, or as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any shares of MVP II or any MVP II subsidiaries’ capital stock (including MVP II OP Units), or any options, warrants (excluding warrants issued or issuable in connection with MVP II’s ongoing private placement), convertible securities or other rights of any kind to acquire any shares of MVP II or any of MVP II’s subsidiaries’ capital stock or other equity interests;
•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by MVP II or any of MVP II’s subsidiaries of or from an existing wholly owned subsidiary of MVP II and (B) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate; provided, that such restrictions will not apply to acquisitions of personal property required by a franchisor of MVP II real property;
•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (y) the satisfaction of any margin call, (z) the posting of collateral in connection with any contract to which MVP II or any MVP II subsidiary is a party, and (B) MVP II or any MVP II subsidiary is permitted to effect a deed in lieu of foreclosure if failure to do so would result in personal or recourse liability to MVP II, any MVP II subsidiary or any of their respective affiliates under any indebtedness;
•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MVP II or any MVP II subsidiary, except (A) indebtedness incurred under MVP II’s existing debt facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the Merger Agreement), (B) funding any transactions permitted by the Merger Agreement, (C) indebtedness that does not, in the aggregate, exceed $200,000; and (D) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on MVP II compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);
•	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by MVP II or a wholly owned subsidiary of MVP II to MVP II or a wholly owned subsidiary of MVP II and (B) investments permitted pursuant to the terms of the Merger Agreement;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of MVP II’s material contracts, other than (A) any termination, renewal, modification or amendment in accordance with the terms of any such existing material contract (x) that occurs automatically without any action (other than notice of renewal) by MVP II or any MVP II subsidiary or (y)

occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable material contract, or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement, including, without limitation, the Amended and Restated MVP II Advisory Agreement;

•	make any payment, direct or indirect, of any liability of MVP II or any subsidiary of MVP II before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any indebtedness permitted under the Merger Agreement;
•	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of MVP II made available to MVP I prior to the date of the Merger Agreement or (y) that do not exceed $50,000 individually or $200,000 in the aggregate, (B) do not involve the imposition of injunctive relief against MVP II or any MVP II subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by MVP II or any MVP II subsidiary, excluding in each case any such matter relating to taxes, and (D) with respect to any action involving any present, former or purported holder or group of holders of MVP II common stock in accordance with the Merger Agreement;
•	(a) hire or terminate any officer or director of MVP II or any MVP II subsidiary, (b) increase in any manner the amount, rate or terms of compensation or benefits of any of MVP II’s directors (except for any reasonable compensation that may be payable to the members of the MVP II special committee), or (c) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable laws;
•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
•	enter into any new line of business;
•	form any new funds, joint ventures or non-listed real estate investment trusts or other pooled investment vehicles other than with MVP I or any MVP I subsidiary;
•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;
•	enter into or modify in a manner adverse to MVP II any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve MVP II’s ability to qualify as a REIT under the Code or (y) to qualify or preserve the status of any MVP II subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;
•	take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause MVP II to fail to qualify as a REIT or any subsidiary of MVP II to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;
•	other than as permitted under the Merger Agreement, make or commit to make any recurring capital expenditures that are in excess of $200,000 per quarter in the aggregate;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the terms of the Merger Agreement in a manner that would not reasonably be expected to be materially adverse to MVP II or to prevent or impair the ability of MVP II and its related entities to consummate the Merger;
•	amend or modify the engagement letters entered into with the financial advisor to the MVP II Special Committee in a manner adverse to MVP II, any MVP II subsidiary, or engage other financial advisers in connection with the transactions contemplated by the Merger Agreement;
•	make any payment, distribution or transfer of assets to MVP II Advisor or any of its affiliates (other than MVP II or any MVP II subsidiary) except as permitted by the Merger Agreement; or
•	authorize, or enter into any contract to do any of the foregoing.

Notwithstanding anything to the contrary set forth above and in the Merger Agreement, nothing shall prohibit MVP II from taking any action, at any time or from time to time, that in the reasonable judgment of the MVP II Board, upon advice of counsel to MVP II, is reasonably necessary (i) for MVP II to avoid or to continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that MVP II or any subsidiary of MVP II be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to MVP II stockholders.

No Solicitation of Transactions by MVP I

Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on July 10, 2017, or the “Go Shop Period End Time,” MVP I had a “go shop” right that allowed MVP I and its subsidiaries to directly or indirectly, to do the following:

•	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of MVP I and its subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements; provided, however, that MVP I has previously or contemporaneously furnished, made available or provided access to such non-public information to MVP II;
•	enter into, continue or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;
•	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to MVP I or its subsidiaries; or
•	disclose to the MVP I stockholders any information required to be disclosed under applicable law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the MVP I Board with respect to the Merger Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the recommendation of the MVP I Board in favor of the Merger and the Merger Agreement.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that MVP I may not, and will cause its subsidiaries not to, do any of the following:

•	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal;
•	enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal;
•	release any person from or fail to enforce any standstill agreement or similar obligation to MVP I or its subsidiaries;

•	make an Adverse Recommendation Change;
•	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal; or
•	take any action to exempt any person from any takeover statute or similar restrictive provision of the MVP I charter and related documents.

Notwithstanding the foregoing, at any time up to five business days after the Go Shop Period End Time, the MVP I Board had the right, upon receipt of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, to give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal subject to the following conditions:

•	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;
•	MVP I must notify MVP II in writing of the Superior Proposal, attaching the most current version of such proposal; and
•	during the five business days after MVP II receives such notice, MVP I must offer to negotiate with MVP II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

In addition, at any time beginning on the sixth business day after the Go Shop Period End Time but before receiving the necessary approvals of the MVP I stockholders, the MVP I Board may, upon receipt of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change and may terminate the Merger Agreement. There are several conditions to taking such action:

•	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;
•	MVP I must notify MVP II in writing of the intent to make the Adverse Recommendation Change; and
•	during the five business days after MVP II has received such notice, MVP I must offer to negotiate with MVP II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

The Merger Agreement also does not prevent the MVP I Board or MVP I, directly or indirectly, from (i) taking and disclosing to the MVP I stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the MVP I stockholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the MVP I stockholders if the MVP I Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the MVP I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the MVP I Board with respect to the Merger Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the recommendation of the MVP I Board.

For purposes of the Merger Agreement:

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving MVP I or any MVP I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of MVP I or any of the MVP I Subsidiaries representing 20% or more of the consolidated assets of MVP I and the MVP I Subsidiaries, taken as a whole, (c) issue, sale or other disposition by MVP I or any of the MVP I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of MVP I common stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of MVP I common stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to MVP I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of MVP I common stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among MVP I and one or more of the MVP I Subsidiaries or solely among the MVP I Subsidiaries.

“Adverse Recommendation Change” means (i) a withdrawal, modification or amendment of the recommendation of the MVP I Board in a manner adverse to MVP II or the failure to make the required recommendation of the MVP I Board as described above or to include such recommendation in the proxy statement to be sent to the MVP I stockholders or (ii) the approval, endorsement or recommendation of any Acquisition Proposal.

“Go Shop Bidder” means any person that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the MVP I Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five business days before the date of the Go Shop Period End Time, not later than five business days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the MVP I Board (based on the recommendation of the MVP I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by MVP II) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the MVP I stockholders (in their capacities as stockholders) than the Merger and the other transactions contemplated by the Merger Agreement (as it may be proposed to be amended by MVP II)) taking into account all reasonably available legal, financial, regulatory and other aspects of such Acquisition Proposal that the MVP I Board deems relevant.

Form S-4, Proxy Statement/Prospectus; MVP I Stockholders Meeting

MVP I agreed to prepare and cause to be filed with the SEC the proxy statement included in this proxy statement/prospectus and MVP II agreed to prepare and file a registration statement on Form S-4 with respect to the Merger, which includes this proxy statement/prospectus, in each case as promptly as reasonably practicable. MVP I and MVP II also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the Merger.

MVP I agreed to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the MVP I special meeting and to hold the MVP I special meeting as soon as practicable after the Form S-4 is declared effective. MVP I further agreed to include in the proxy statement/prospectus its recommendation to its stockholders that they approve the Merger and the other transactions contemplated by the Merger Agreement and to use its reasonable best efforts to obtain its stockholder approval.

Access to Information; Confidentiality

The Merger Agreement requires MVP I, on the one hand, and MVP II and Merger Sub, on the other hand, to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, personnel and records, and each of MVP I, on the one hand, and MVP II and Merger Sub on the other hand, are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of MVP I, on the one hand, and MVP II and Merger Sub, on the other hand, has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Public Announcements

Each of the parties to the Merger Agreement has agreed, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement. In addition, none of the parties to the Merger Agreement will, subject to certain exceptions, issue any press release or otherwise make a public statement or filing without obtaining the other parties’ consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, MVP II will, and will cause Merger Sub to, indemnify, advance expenses to, defend and hold harmless the Indemnified Parties for actions at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. MVP II and the Surviving Entity have agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of MVP I or similar organizational documents or agreements of any subsidiary of MVP I and (ii) any indemnification agreements of MVP I will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the Merger, the organizational documents of MVP II and the Surviving Entity and the organizational documents of any subsidiary of MVP II or subsidiary of MVP I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the MVP I organizational documents.

Prior to the effective time of the Merger, MVP II has agreed to cause the Surviving Entity to maintain MVP I’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the Merger. Notwithstanding the previous sentence, (i) the Surviving Entity may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under MVP I’s existing policies, or (ii) MVP I may, in consultation with MVP II, obtain extended reporting period coverage under MVP I’s existing insurance programs for a period of six years after the effective time of the Merger. Notwithstanding the foregoing, (i) the Surviving Entity will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by MVP I for such insurance, and (ii) if the annual premiums exceed 300%, the Surviving Entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Appropriate Action; Consents; Filings

Both MVP I and MVP II will, and will cause their respective subsidiaries to, use their reasonable best efforts (subject to certain limitations) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including:

•	taking all actions necessary to satisfy the closing conditions set forth in the Merger Agreement;
•	preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority or agency;
•	obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities, agencies or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the making of all necessary or advisable registrations and filings and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the

Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the closing to occur as soon as reasonably possible; and

•	executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

Neither party will have any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such party, any of its subsidiaries (including the subsidiaries of Combined Company after the closing) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including subsidiaries of the Combined Company after the closing) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. MVP I and MVP II will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters; Transaction Litigation

Each of MVP I, on the one hand, and MVP II and Merger Sub, on the other, has agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of MVP I, on the one hand, and MVP II and Merger Sub, on the other, has agreed to provide prompt notice to the other if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the outside date, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement.

Each of MVP I, on the one hand, and MVP II and Merger Sub, on the other, has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries, directors, officers or parties in connection with the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement. Each has agreed to allow the other the opportunity to reasonably participate in (but not control) the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld, delayed or conditioned).

Conditions to Completion of the Merger

Mutual Closing Conditions

The obligation of each of MVP I and MVP II to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the Merger, of the following conditions:

•	all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;
•	approval by the MVP I stockholders of the Merger and the Charter Amendment;
•	the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•	approval by the boards of directors of VRM I and VRM II of the Termination and Fee Agreement and the Amended and Restated MVP II Advisory Agreement;
•	due execution and delivery of the Termination and Fee Agreement and the Amended and Restated MVP II Advisory Agreement; and
•	the registration statement of which this proxy statement/prospectus is a part having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn.

Additional Closing Conditions for the Benefit of MVP II and Merger Sub

The obligation of MVP II and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by MVP I regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the Investment Company Act of 1940;
•	the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by MVP I regarding certain aspects of its capital structure;
•	the accuracy of all other representations and warranties made in the Merger Agreement by MVP I (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect (as defined above) on MVP I;
•	MVP I and its related entities having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the effective time of the Merger;
•	on the closing date, no circumstance shall exist that constitutes a material adverse effect of MVP I;
•	receipt by MVP II of an officer’s certificate dated as of the closing date and signed by MVP I’s chief executive officer and chief financial officer on behalf of MVP I, certifying that the closing conditions described in the five preceding bullets have been satisfied;
•	the receipt by MVP II of an opinion of Morrison & Foerster LLP, or other counsel to MVP I reasonably satisfactory to MVP II, regarding MVP I’s qualification and taxation as a REIT under the Code; and
•	the receipt by MVP II of an opinion of Vinson & Elkins L.L.P., or other counsel to MVP II reasonably satisfactory to MVP I, dated as of the closing date and in form and substance reasonably satisfactory to MVP II, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of MVP I

The obligation of MVP I to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by MVP II regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the Investment Company Act of 1940;

•	the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by MVP II regarding certain aspects of its capital structure;
•	the accuracy of all other representations and warranties made in the Merger Agreement by MVP II (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect (as defined above) on MVP II;
•	MVP II and its related entities having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the effective time of the Merger;
•	on the closing date, no circumstance shall exist that constitutes a MVP II material adverse effect;
•	receipt by MVP I of an officer’s certificate dated as of the closing date and signed by MVP II’s chief executive officer and chief financial officer on behalf of MVP II, certifying that the closing conditions described in the five preceding bullets have been satisfied;
•	the receipt by MVP I of an opinion of Morrison & Foerster LLP, or other counsel to MVP II reasonably satisfactory to MVP I, regarding MVP II’s qualification and taxation as a REIT under the Code;
•	the receipt by MVP I of an opinion of Venable LLP, or other counsel to MVP I reasonably satisfactory to MVP II, dated as of the closing date and in form and substance reasonably satisfactory to MVP I, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and
•	as of the effective time of the Merger, the MVP I designated members will be elected to the MVP II Board.

Termination of the Merger Agreement

Termination by Mutual Agreement

MVP II and MVP I (acting through their special committees), by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after approval of the MVP I stockholders.

Termination by Either MVP II or MVP I

The Merger Agreement may also be terminated prior to the effective time of the Merger by either MVP II or MVP I (acting through their respective special committees) if any of the following occur:

•	The Merger has not occurred on or before December 31, 2017, the outside date. However, the right to terminate due to the failure of the Merger to occur on or before the outside date will not be available to MVP II or the MVP I Special Committee if the failure of MVP II or MVP I to perform or comply in all material respects with any of their respective obligations under the Merger Agreement caused the failure of the Merger to be consummated on the outside date.
•	There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to MVP II or MVP I if the issuance of such final, non-appealable order was primarily due to the failure of MVP II or MVP I to perform or comply in all material respects with any of their respective obligations under the Merger Agreement.

•	If the approvals of the MVP I stockholders approving the Merger and the Charter Amendment have not been obtained at the MVP I special meeting. The right to terminate due to the failure to receive the requisite approvals of the MVP I stockholders will not be available to MVP II or MVP I if such failure was primarily due to the failure of MVP II or MVP I to perform or comply in all material respects with any of their respective obligations under the Merger Agreement.

Termination by MVP I

The Merger Agreement may also be terminated prior to the effective time of the Merger by MVP I (acting through its special committee) upon any of the following:

1)	MVP II or Merger Sub have breached or failed to perform any of their representations, warranties, obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time of the Merger (A) would result in the failure of certain conditions to closing set forth in the Merger Agreement and (B) cannot be cured or waived by the outside date; provided, that the MVP I Special Committee does not have the right to terminate the Merger Agreement for such a breach if MVP I has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements in the Merger Agreement, if such breach or failure to perform, individually or in the aggregate, would result in the failure of any of the conditions to the obligations of MVP I to the consummation of the Merger and is continuing at the time MVP I Special Committee delivers notice of its election to terminate the Merger Agreement pursuant to a breach by MVP II or Merger Sub.
2)	MVP I accepted a Superior Proposal by a Go Shop Bidder within five (5) business days of the Go Shop Period End Time in accordance with the Merger Agreement; provided, that MVP I could not have so terminated the Merger Agreement unless concurrently with the occurrence of such termination the termination payment required by the Merger Agreement and described below was made in full to MVP II and the definitive agreement relating to the Superior Proposal was entered into, and in the event that such definitive agreement was not concurrently entered into and such payment was not concurrently made, such termination shall be null and void.
3)	MVP I has accepted a Superior Proposal at any time beginning on the sixth (6th) business day after the Go Shop Period End Time and prior to receipt of the MVP I stockholder approvals in accordance with the Merger Agreement; provided, however, that the Merger Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by the Merger Agreement is made in full to MVP II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
4)	if (i) all of the conditions to closing have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing), (ii) MVP I has confirmed by written notice to MVP II that it stands ready, willing and able to consummate the Merger when required pursuant to the Merger Agreement and (iii) MVP II and Merger Sub fail to consummate the Merger and other transactions contemplated by the merger agreement within four (4) business days of the date the closing should have occurred pursuant to the Merger Agreement (provided that during such four (4) business day period, MVP II shall not be entitled to terminate this Agreement).

Termination by MVP II

The Merger Agreement may also be terminated prior to the effective time of the Merger by MVP II (acting through its special committee) upon any of the following:

1)	MVP I has breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time of the Merger (A) would result in the failure of certain conditions to closing set forth in the Merger Agreement and (B) cannot be cured or waived by the outside date; provided, that MVP II does not have the right to terminate the Merger Agreement for such a breach if MVP II or Merger Sub have breached or failed to perform any of their representations, warranties, obligations, covenants or agreements in the Merger Agreement, if such breach or failure to perform, individually or in the aggregate, would result in the failure of any of the conditions to the obligations of MVP II to the consummation of the Merger and is continuing at the time MVP II delivers notice of its election to terminate the Merger Agreement pursuant to a breach by MVP I.

2)	At any time following the date that is five business days after the Go Shop Period End Time and prior to the approval by the MVP I stockholders of the Merger and the Charter Amendment, (A) the MVP I Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the MVP I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of MVP I common stock that constitutes an Acquisition Proposal (other than by MVP II or any of its affiliates) is commenced and the MVP I Board fails to recommend against acceptance of such tender offer or exchange offer by the MVP I stockholders and to publicly reaffirm the recommendation of the MVP I Board in favor of the Merger and Charter Amendment within ten business days of being requested to do so by MVP II, (D) the MVP I Board or any committee thereof fails to include the recommendation of the MVP I Board in favor of the Merger and Charter Amendment in this proxy statement/prospectus, or (E) MVP I shall have materially violated any of its obligations under the go shop provisions of the Merger Agreement (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).
3)	if (i) all of the conditions to closing have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing), (ii) MVP II has confirmed by written notice to MVP I that it stands ready, willing and able to consummate the Merger when required pursuant to the Merger Agreement and (iii) MVP I fails to consummate the Merger and the other transactions contemplated by the Merger Agreement within four (4) business days of the date the closing should have occurred pursuant to the Merger Agreement (provided that during such four (4) business day period, MVP I shall not be entitled to terminate this Agreement).

Termination Fees and Expense Reimbursement

MVP I has agreed to pay MVP II termination fees and expense reimbursements as follows:

•	A termination fee of $1.5 million, plus an expense reimbursement of up to $500,000, upon the occurrence of any of the following:
•	if the Merger Agreement is terminated (A) (x) by MVP II because of a willful breach by MVP I as described above and, prior to such breach a bona fide Acquisition Proposal (meeting certain other conditions) has been publicly announced or communicated to the MVP I Board or (y) by MVP I or MVP II because the MVP I stockholders have not approved the Merger and the Charter Amendment and, prior to the MVP I special meeting, a bona fide Acquisition Proposal has been publicly announced or communicated to the MVP I stockholders, and (B) within twelve months after the date of such termination, a transaction with respect to such Acquisition Proposal is consummated or MVP I enters into a definitive agreement in respect of an Acquisition Proposal that is later consummated.
•	If the Merger Agreement is terminated by MVP II pursuant to item (2) under “—Termination by MVP II,” above.
•	If the Merger Agreement is terminated by MVP I pursuant to item (3) under “—Termination by MVP I,” above.
•	A termination fee of $750,000 plus an expense reimbursement of up to $500,000, if MVP I terminates the Merger Agreement pursuant to item (2) under “—Termination by MVP I,” above.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “Termination Fees and Expense Reimbursement,” the Merger Agreement provides that each party will pay its own fees and expenses in connection with the Merger Agreement, except that MVP I and MVP II will share equally all expenses related to the printing, filing and distribution of this proxy statement/prospectus and this registration statement of which this proxy statement/prospectus forms a part (other than attorneys’ and accountants’ fees).

Specific Performance

The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the Merger Agreement may amend the Merger Agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the Merger and the Charter Amendment by the MVP I stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of MVP I common stock or which by law or in accordance with the rules of any stock exchange requires further approval by the MVP I stockholders, without the approval of such stockholders.

Waiver

Prior to the effective time of the Merger, MVP I, MVP II, or Merger Sub may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.

Governing Law

The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

RELATED AGREEMENTS

Concurrently with the execution of the Merger Agreement on May 26, 2017, MVP II, MVP II OP and MVP II Advisor entered into the MVP II Amended and Restated Advisory Agreement, which will become effective at the effective time of the Merger. The MVP II Amended and Restated Advisory Agreement will amend and restate the Existing MVP II Advisory Agreement to provide that, among other things, after the Merger, MVP II Advisor will only be entitled to an asset management fee as compensation for services rendered pursuant to the MVP II Amended and Restated Advisory Agreement in connection with the management of MVP II’s assets. See “The Merger—Interests of MVP I and MVP II Directors and Executive Officers in the Merger—Asset Management Fees.”

Concurrently with the execution of the Merger Agreement, MVP I, MVP I Advisor, MVP II and MVP II OP entered into the Termination and Fee Agreement. Pursuant to the Termination and Fee Agreement, at the effective time of the Merger, the Existing MVP I Advisory Agreement will be terminated, and MVP I Advisor will waive all fees payable to MVP I Advisor as a result of such termination. However, upon consummation of the Merger, MVP II Advisor will be entitled to receive the Advisor Acquisition Payment from MVP II, as contemplated by the Termination and Fee Agreement, the Existing MVP II Advisory Agreement and the Merger Agreement. As a result, on the closing date, MVP II will pay MVP II Advisor the Advisor Acquisition Payment of approximately $3.6 million in cash, subject to adjustment to the extent that MVP I acquires additional properties prior to closing of the Merger.

The Termination and Fee Agreement also provides for a waiver of any other contractual fee that MVP I Advisor would have been due under the Existing MVP I Advisory Agreement in connection with the Merger. Additionally, all of the shares of convertible stock of MVP I will be cancelled in connection with the Merger, and MVP I Advisor will not receive any consideration in connection therewith. In the event that the Merger Agreement is terminated, the Termination and Fee Agreement will automatically be deemed revoked and void ab initio.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain terms of MVP II’s capital stock, the MVP II charter, MVP II’s bylaws and certain provisions of the MGCL governing real estate investment trusts formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the MVP II charter and MVP II’s bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the MVP II charter and MVP II’s bylaws and the applicable provisions of the MGCL for complete information on MVP II’s capital shares. To obtain copies of the MVP II charter and MVP II’s bylaws, see “Where You Can Find More Information” beginning on page 186.

The description of MVP II’s capital stock in this section applies to the capital stock of the Combined Company after the Merger. For additional information, see “Comparison of Rights of MVP I Stockholders and MVP II Stockholders” beginning on page 169. See also “—Proposed Amendment to MVP II Charter” for a description of the proposal by MVP II to amend the charter of MVP II, subject to certain conditions.

Shares Authorized

Under the MVP II charter, MVP II has authority to issue a total of 100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 98,999,000 shares are classified as common stock, par value $0.0001 per share, 1,000,000 shares are classified as preferred stock, par value $0.0001 per share, within which (i) 97,000 shares are classified and designated as MVP II Series 1 Convertible Redeemable Preferred Stock, and (ii) 50,000 shares are classified and designated as MVP II Series A Convertible Redeemable Preferred Stock, and 1,000 shares are classified as convertible stock, par value $0.0001 per share. The MVP II Board, with the approval of a majority of the entire MVP II Board and without any action by MVP II stockholders, may amend the MVP II charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series that MVP II has authority to issue.

Shares Outstanding

As of June 30, 2017, MVP II had approximately 2,559,286 shares of common stock issued and outstanding, 2,862 shares of MVP II Series A Convertible Redeemable Preferred Stock issued and outstanding, 5,069 shares of MVP II Series 1 Convertible Redeemable Preferred Stock issued and outstanding and zero shares of non-voting, non-participating convertible stock issued and outstanding. Upon consummation of the Merger, the Combined Company is expected to have approximately 6,325,647 shares of common stock issued and outstanding, based on the number of shares of MVP I common stock and MVP II common stock outstanding as of June 30, 2017.

Common Stock

The holders of shares of MVP II common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of MVP II’s directors. The MVP II charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of MVP II common stock can elect the entire MVP II Board. Subject to any preferential rights of any outstanding series of preferred stock, the holders of shares of MVP II common stock are entitled to such distributions as may be authorized from time to time by the MVP II Board out of legally available assets and declared by MVP II and, upon liquidation, are entitled to receive all assets available for distribution to MVP II stockholders. Holders of MVP II’s shares do not have preemptive rights, which means that such holders do not have an automatic option to purchase any new shares that MVP II issues, or preference, conversion, exchange, redemption or appraisal rights, unless, in the case of appraisal rights, the MVP II Board determines that appraisal rights apply, with respect to all or any classes or series of MVP II’s stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. MVP II stockholders are not generally liable for MVP II’s acts or obligations.

MVP II will not issue certificates for shares of MVP II common stock issued in connection with the Merger. MVP II’s shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Subject to the transferee meeting the suitability standards described below in “—Restrictions on Ownership and Transfer of Shares—Suitability Standards,” transfers can be effected simply by mailing a transfer and assignment form, which MVP II will provide at no charge, to:

MVP Realty Advisors, LLC
8880 WEST SUNSET ROAD, SUITE 240
LAS VEGAS, NEVADA 89148
702-534-5577
Attn: Investor Relations

DST Systems, Inc. acts as MVP II’s registrar and transfer agent for MVP II’s shares. The address and phone number of DST Systems, Inc. to which MVP II stockholders should address their questions and correspondence regarding stock transfers, dividends, and other transfer matters from and after the effective date of the appointment of DST Systems, Inc. are:

DST Systems, Inc.
430 W 7th St
Kansas City Mo 64105
(816) 435-1000

Preferred Stock

The MVP II charter authorizes the MVP II Board, without stockholder approval, to classify and reclassify any unissued shares of MVP II common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the MVP II Board is required by the MGCL and by the MVP II charter to set, subject to the MVP II charter restrictions on ownership and transfer of MVP II’s stock and the terms of any class or series of stock of MVP II outstanding at such time, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the MVP II Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of MVP II common stock or otherwise be in their best interest.

On October 27, 2016, MVP II filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland classifying and designating 50,000 shares of MVP II’s authorized preferred stock as shares of MVP II Series A Convertible Redeemable Preferred Stock.

On March 29, 2017, MVP II filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland classifying and designating 97,000 shares of MVP II’s authorized preferred stock as shares of MVP II Series 1 Convertible Redeemable Preferred Stock.

The MVP II Board may issue additional series of preferred stock at any time in the future without stockholder approval. However, the issuance of preferred stock must be approved by a majority of MVP II’s independent directors not otherwise interested in the transaction, who will have access, at MVP II’s expense, to MVP II’s legal counsel or to independent legal counsel.

Convertible Stock

MVP II’s authorized capital stock includes 1,000 shares of convertible stock, par value $0.0001 per share. No shares of MVP II’s convertible stock are issued or outstanding as of the date of this proxy statement/prospectus. MVP II has no present plans to issue any convertible stock, but MVP II may do so in the future without stockholder approval.

Meetings, Special Voting Requirements and Access to Records

An annual meeting of the MVP II stockholders will be held each year, beginning in 2017, on a specific date and time set by the MVP II Board, which will be at least 30 days after delivery of MVP II’s annual report and at a place set by the MVP II Board. Special meetings of stockholders may be called only upon the request of a majority of MVP II’s directors, a majority of MVP II’s independent directors, the chairman of the MVP II Board, MVP II’s chief executive officer or MVP II’s president and must be called by MVP II’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request of stockholders entitled to cast at least 10% of the votes entitled to be cast, either in person or by mail, stating the purpose of the meeting, MVP II will provide all stockholders, within 10 days after receipt of such request, with written notice either in person or by mail, of such meeting and the purpose thereof. The meeting must be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to MVP II stockholders. The presence either in person or by proxy of MVP II stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum at a meeting of stockholders duly called at which a quorum is present. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present, without the concurrence of the MVP II Board, is required to elect a director.

Under the MGCL and the MVP II charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present, on matters including (i) the amendment of the MVP II charter (except as otherwise provided in the MVP II charter or the MGCL), (ii) the dissolution of MVP II or (iii) MVP II’s merger or consolidation, MVP II’s conversion, a statutory share exchange or the sale or other disposition of all or substantially all of MVP II’s assets, after the MVP II Board has adopted a resolution declaring that such a proposed action is fair, reasonable, advisable and in the best interests and directing that the matter be submitted to stockholders for approval or ratification. Under the MVP II charter, these matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. The holders of a majority of shares entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the MVP II Board, vote to elect MVP II’s directors, pursuant to the MVP II charter. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless the MVP II Board determines that such rights shall apply with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. With respect to stock owned by MVP II Advisor, MVP II’s directors, or any of their respective affiliates, neither MVP II Advisor nor such directors, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of MVP II Advisor, such directors or any of their affiliates or any transaction between MVP II and any of them. In terms of determining the requisite percentage in interest of shares necessary to approve a matter on which MVP II Advisor, MVP II’s directors or their respective affiliates may not vote or consent, any shares owned by any of them shall not be included.

MVP II’s advisory agreement, including the selection of MVP II’s advisor, is approved annually by the MVP II Board including a majority of MVP II’s independent directors. While the stockholders do not have the ability to vote to replace MVP II’s advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors and subject to the rights of holders of any class or series of Preferred Stock, to remove a director (or all of the directors) from the MVP II Board.

Under the MGCL, any MVP II stockholder and any designated representative will be permitted access to the following records: the MVP II charter, MVP II’s bylaws, the minutes of the proceedings of the MVP II stockholders, MVP II’s annual statements of affairs and voting trust agreements deposited with MVP II. MVP II will make any of these requested documents available at MVP II’s principal office within seven days after receipt of a request; provided, however, that MVP II will have up to 20 days to prepare and have available on file for inspection and copying certain requested statements of stock and securities issued. A requesting stockholder may inspect and copy any of them for a reasonable charge, upon reasonable notice and during normal business hours. In addition, MVP II may require the stockholder to execute a confidentiality agreement prior to reviewing certain other corporate records relating to MVP II’s proposed and existing investments. An alphabetical list of the names, addresses and telephone numbers of the MVP II stockholders, along with the number of shares of MVP II common stock held by each of them, will be maintained as part of MVP II’s books and records and will be available for inspection by any MVP II stockholder or the stockholder’s designated agent at MVP II’s office upon the request of the stockholder. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any MVP II stockholder who requests the list within 10 days of the request. A MVP II stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. An MVP II stockholder requesting a list will be required to pay reasonable costs of postage and duplication. In addition to the foregoing, MVP II stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, MVP II is required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at MVP II’s option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs, including reasonable attorneys’ fees, incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, an MVP II stockholder will not have the right to, and MVP II may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in MVP II.

Restriction on Ownership of Shares of Capital Stock

For MVP II to maintain its REIT qualification, no more than 50% in value of MVP II’s outstanding shares may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year other than MVP II’s first taxable year. In addition, MVP II’s outstanding shares must be owned by 100 or more persons independent of MVP II and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding MVP II’s first taxable year for which MVP II elects to be taxed as a REIT. In addition, MVP II must meet requirements regarding the nature of MVP II’s gross income to qualify as a REIT. One of these requirements is that at least 75% of MVP II’s gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received from any tenant will not qualify as rents from real property, which could result in MVP II’s loss of REIT status, if MVP II owns, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. To assist MVP II in preserving MVP II’s status as a REIT, among other purposes, the MVP II charter contains limitations on the ownership and transfer of MVP II’s shares which prohibit: (i) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% in value of the aggregate of MVP II’s then outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of MVP II’s then outstanding shares of common stock (collectively, the “9.8% ownership limits”); (ii) any person or entity from owning or acquiring, directly or indirectly, MVP II’s shares to the extent such ownership would result in MVP II being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise failing to qualify as a REIT; and (iii) any transfer of or other event or transaction with respect to MVP II’s shares that would, if effective, result in the beneficial ownership of MVP II’s outstanding shares by fewer than 100 persons.

The MVP II charter provides that the shares of MVP II’s capital stock that, if transferred, would: (i) result in a violation of the 9.8% ownership limits; (ii) result in MVP II being “closely held” within the meaning of Section 856(h) of the Code; or (iii) otherwise cause MVP II to fail to qualify as a REIT, then that number of shares of that would cause such person to violate the previously listed restrictions (rounded up to the nearest share) will be transferred automatically to a trust effective as of the close of business on the business day before the purported transfer of such shares. MVP II will designate a trustee of the trust that will not be affiliated with MVP II or the purported transferee or record holder. MVP II will also name a charitable organization as beneficiary of the trust. The trustee will receive all distributions on the shares in the trust and will hold such distributions in trust for the benefit of the charitable beneficiary. The trustee also will have all voting rights with respect to the shares held in the trust and, subject to Maryland law, will have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by the purported transferee prior to MVP II’s discovery that the shares have been transferred to the trust and (2) to rescind and recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary; provided, however, that if MVP II has already taken irreversible corporate action then the trustee shall not have the authority to rescind and recast such vote. The purported transferee will acquire no rights in such shares, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limits, the transfer is exempted (prospectively or retroactively) by the MVP II Board from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for MVP II’s qualification as a REIT. In addition, the MVP II charter provides that any transfer of MVP II’s shares that would result in MVP II’s shares being owned by fewer than 100 persons will be null and void and the purported transferee will acquire no rights in such shares.

Within 20 days of receiving notice from MVP II that shares of stock of MVP II have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. During this 20-day period, MVP II will have the option of repurchasing such shares. Upon any such transfer or repurchase, the purported transferee will receive a per share price equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift, devise or other transaction, Market Price (as such term is defined in the MVP II Charter) at the time of the gift, devise or other transaction) or (ii) the Market Price on the date MVP II, or MVP II’s designee, accepts the offer to purchase, in the case of a purchase by MVP II, or the price received by the trustee net of any selling commission and expenses, in the case of a sale by the trustee to a person designated by the trustee. MVP II (in the case of a purchase by MVP II) and the trustee (in the case of a sale by the trustee to a person designated by the trustee) may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to such purported transferee and are owed by such purported transferee or holder to the trustee. The charitable beneficiary will receive any net proceeds.

Any person who acquires or attempts to acquire MVP II shares in violation of the foregoing restrictions or who would have owned shares of stock of MVP II that were otherwise transferred to any such trust is required to give immediate written notice to MVP II of such event, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and, in either case provide MVP II with such information as MVP II may request in order to determine the effect, if any, of the transfer on MVP II’s qualification as a REIT. The foregoing restrictions will continue to apply unless the MVP II Board determines it is no longer in MVP II’s best interest to attempt to, or to continue to, qualify as a REIT or that compliance with the restrictions is no longer required in order for MVP II to qualify as a REIT.

The 9.8% ownership limits do not apply to a person or persons that the MVP II Board exempts (prospectively or retroactively) from the applicable ownership limit upon appropriate assurances (including certain representations and undertakings required by the MVP II charter) that MVP II’s qualification as a REIT is not jeopardized. Generally, the limit can be waived by the MVP II Board.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of MVP II’s outstanding stock is required, within 30 days after the end of each taxable year, to give MVP II written notice stating his, her or its name and address, the number of shares of each class and series of our stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide MVP II with such additional information as MVP II may request in order to determine the effect, if any, of his, her or its beneficial ownership on MVP II’s qualification as a REIT and to ensure compliance with the ownership limits discussed above. In addition, each stockholder shall upon demand be required to provide MVP II with such information as MVP II may request in order to determine MVP II’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Distributions

On October 23, 2015, MVP II announced that the MVP II Board had approved a plan for payment of an initial monthly cash distribution of $0.0625 per share and a monthly stock dividend of $0.0625 per share, based on a purchase price of $25.00 per common share. The initial cash distribution and stock dividend were paid on February 10, 2016. The MVP II Board intends to authorize, and MVP II intends to pay, cash distributions and stock dividends monthly on the 10th date of each calendar month. There can be no assurance that distributions and dividends will continue to be paid at this rate, or at all. The initial cash distributions were paid from offering proceeds rather than funds from operations and therefore may represent a return of capital. The MVP II Board may at any time change the distribution and dividend rate or suspend payment of distributions and dividends if it determines that such action is in the best interest of MVP II. MVP II expects that the MVP II Board will continue to authorize, and MVP II will declare, distributions based on a record date on the 24th of each month, and MVP II expects to continue to pay distributions on the 10th day of the following month (or the next business day if the 10th is not a business day), monthly in arrears. MVP II has not established a minimum distribution level, and the MVP II charter does not require that MVP II make distributions to the MVP II stockholders; however, MVP II anticipates the payment of monthly distributions. MVP II may also make special stock dividends. The timing and amount of distributions will be determined and authorized by the MVP II Board in its sole discretion and may vary from time to time.

To maintain its qualification as a REIT, MVP II will be required to make aggregate annual distributions to the MVP II stockholders of at least 90% of MVP II’s REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). The MVP II Board may authorize distributions in excess of those required for MVP II to maintain REIT status depending on MVP II’s financial condition and such other factors as the MVP II Board deems relevant.

The MVP II Board will consider many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions, limitations under Maryland law and REIT qualification requirements.

Distribution Reinvestment Plan

MVP II currently has a distribution reinvestment plan, or DRIP, pursuant to which MVP II stockholders may have the distributions they receive automatically reinvested in additional shares of MVP II common stock. Participants will acquire DRIP shares at a fixed price of $25.00 per share until (i) all such shares registered in the offering are issued, (ii) the offering terminates and MVP II elects to deregister any unsold shares under the DRIP, or (iii) the MVP II Board decides to change the purchase price for DRIP shares or terminate the DRIP for any reason. Commencing on a date not later than May 29, 2018 (the “Valuation Date”), if MVP II’s DRIP is ongoing, MVP II will adjust the price of shares offered in the DRIP to equal MVP II’s net asset value per share. MVP II will update MVP II’s net asset value per share at least annually following the Valuation Date and further adjust the per share price in MVP II’s DRIP accordingly. MVP II may amend the plan to offer shares at such prices as MVP II determines necessary or appropriate to ensure MVP II’s dividends are not “preferential” for income tax purposes. MVP II has allocated $50,000,000 in shares for issuance under the DRIP. No selling commissions will be paid in connection with shares purchased pursuant to MVP II’s DRIP.

Investors participating in MVP II’s DRIP may purchase fractional shares. If sufficient shares of MVP II common stock are not available for issuance under MVP II’s DRIP, MVP II will remit excess distributions in cash to the participants. If you elect to participate in MVP II’s DRIP, you must agree that, if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus, the subscription agreement from MVP II’s initial public offering or the MVP II charter relating to such investment, you will promptly notify MVP II in writing of that fact.

At least quarterly, MVP II will provide each participant a confirmation showing the amount of the distributions reinvested in MVP II’s shares during the covered period, the number of MVP II’s shares owned at the beginning of the covered period, and the total number of MVP II’s shares owned at the end of the covered period. MVP II has the discretion not to provide a DRIP, and a majority of the MVP II Board may amend, suspend or terminate MVP II’s DRIP for any reason (except that MVP II may not amend the DRIP to eliminate a participant’s ability to withdraw from the plan) at any time upon 10 days’ prior notice to the participants. Your participation in the plan will also be terminated to the extent that a reinvestment of your distributions in MVP II’s shares would cause the percentage ownership limitation contained in the MVP II charter to be exceeded. Otherwise, unless you terminate your participation in MVP II’s DRIP in writing, your participation will continue even if the shares to be issued under the plan are registered in a future registration. You may terminate your participation in MVP II’s DRIP at any time by providing MVP II with 10 days’ written notice. A withdrawal from participation in MVP II’s DRIP will be effective only with respect to distributions paid more than 30 days after receipt of written notice. Generally, a transfer of shares will terminate the stockholder’s participation in MVP II’s DRIP as of the first day of the month in which the transfer is effective.

If you participate in MVP II’s DRIP and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash, but rather to have the distributions withheld and reinvested in MVP II common stock. Specifically, you will be treated as if you have received the distribution from MVP II in cash and then applied such distribution to the purchase of additional shares. You will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless MVP II has designated all or a portion of the distribution as a capital gain distribution. In addition, the difference between the public offering price of MVP II’s shares and the amount paid for shares purchased pursuant to MVP II’s DRIP may be deemed to be taxable as income to participants in the plan.

Share Repurchase Program

The MVP II Board has adopted a share repurchase program, or SRP, to repurchase shares of MVP II common stock upon the request of a stockholder at a price equal to or at a discount from the purchase price paid for the shares being repurchased. Unless the shares are being repurchased in connection with a stockholder’s death or disability (which, for the purposes of the SRP, is as defined in the Code), MVP II may not repurchase shares unless the holder has held the shares for at least two years. In the event that MVP II declares and pay stock dividends rather than cash distributions, MVP II stockholders may request repurchase of the shares received one year after issuance.

Unless shares of MVP II common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under MVP II’s SRP will be as set forth below until the Valuation Date. Prior to the Valuation Date, and unless the shares are being repurchased in connection with a stockholder’s death or disability, MVP II will initially repurchase shares at a price equal to, or at a discount from, the purchase price paid for the shares being repurchased as follows:

Share Purchase Anniversary	Repurchase Price as a Percentage of Purchase Price
Less than 2 years	No Repurchase Allowed
After 2 years	95.0%
After 3 years	97.0%

In addition, the purchase price per share will be adjusted for any stock combinations, splits, recapitalizations and the like with respect to the shares of common stock and reduced by the aggregate amount of net sale or refinance proceeds per share, if any, distributed to the stockholder prior to the repurchase date.

Shares repurchased in connection with a stockholder’s death or disability will be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or, once MVP II has established an estimated net asset value per share, 100% of such amount, as determined by the MVP II Board, subject to any special distributions previously made to MVP II stockholders. A stockholder must have beneficially held the shares, for at least two years prior to offering them for sale to MVP II through MVP II’s SRP, unless the shares are being repurchased in connection with a stockholder’s death, disability, or certain other exigent circumstances. The MVP II Board reserves the right, in its sole discretion, at any time and from time to time, to waive the two-year holding period requirement in the event of the death or disability of a stockholder, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s individual retirement account. Shares repurchased in connection with a stockholder’s other exigent circumstances, such as bankruptcy, within two years from the purchase date, will be repurchased at a price per share equal to the price per share MVP II would pay had the stockholder held the shares for two years from the purchase date, and at all other times in accordance with the provisions described above.

After the Valuation Date, unless the shares are being repurchased in connection with a stockholder’s death or disability as described above, MVP II will repurchase shares under MVP II’s SRP at a price equal to, or at a discount from, MVP II’s most recent estimated net asset value per share as of the applicable repurchase date as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to MVP II common stock):

Share Purchase Anniversary	Repurchase Price as a Percentage of Net Asset Value per share
Less than 2 years	No Repurchase Allowed
After 2 years	95.0%
After 3 years	97.0%
After 5 years	100.0%

For purposes of determining the time period a stockholder requesting repurchase has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased pursuant to MVP II’s DRIP by the stockholder requesting repurchase will be deemed to have been acquired on the same date as the initial share to which the DRIP shares relate. At any time the repurchase price is determined by any method other than the net asset value of the shares, if MVP II has sold or financed a property and has made one or more special distributions to MVP II stockholders of all or a portion of the net proceeds from such sales or financings, the per share repurchase price will be reduced by the net sale proceeds per share distributed to investors prior to the repurchase date. The MVP II Board will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While the MVP II Board does not have specific criteria for determining a special distribution, MVP II expects that a special distribution will only occur upon the sale or financing of a property and the subsequent distribution of the net sale proceeds. Upon receipt of a request for repurchase, MVP II will conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. MVP II will not repurchase any shares subject to a lien. Any costs in conducting the Uniform Commercial Code search will be borne by MVP II.

MVP II is not obligated to repurchase shares of MVP II common stock under MVP II’s SRP. The number of shares to be repurchased during each calendar quarter is limited to the lesser of (i) 5% of the weighted average number of shares outstanding during the prior calendar year, and (ii) those repurchases that could be funded from the net proceeds of the sale of shares under MVP II’s DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by the MVP II Board; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder. In the event that MVP II does not have sufficient funds available to repurchase all of the shares for which repurchase requests have been submitted in any quarter, MVP II will repurchase the shares on a pro rata basis on the repurchase date. MVP II’s SRP provides stockholders only a limited ability to have their shares repurchased for cash until a secondary market develops for MVP II’s shares, at which time the program would terminate. No such market presently exists, or will exist following the Merger, and MVP II cannot assure you that any market for MVP II’s shares will ever develop. MVP II’s SRP will be terminated if MVP II’s shares become listed for trading on a national securities exchange or if the MVP II Board determines that it is in MVP II’s best interest to terminate MVP II’s SRP. MVP II may amend or modify MVP II’s SRP at any time upon 30 days’ written notice and at the discretion of the MVP II Board.

To have MVP II shares repurchased, the holder or the holder’s representative must submit a written request to the MVP II Advisor. If a holder’s testamentary estate or heirs are requesting a repurchase without discount from the repurchase value, the written notice must be received within a year after the holder’s death. For all other repurchases, if a holder wants his, her or its shares repurchased, the holder must submit a written request form provided by MVP II and stating the number of shares the holder wants repurchased. Written requests must be received by MVP II at least 15 days prior to the end of the applicable quarter.

Repurchase requests made in connection with a stockholder’s death or disability will be satisfied within 15 days following MVP II’s receipt of such repurchase request or as soon as practicable thereafter subject to sufficient available funds. Except for repurchase requests made in connection with the death or disability of a stockholder, MVP II will repurchase shares as of March 31, June 30, September 30, and December 31 of each year. Each MVP II stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter (the “repurchase date”).

If funds available for MVP II’s SRP are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of the MVP II Board, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder’s individual retirement account; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If a holder’s repurchase request is not honored during a repurchase period, the holder will be required to resubmit the request to have it considered in a subsequent repurchase period.

MVP II Sponsor, MVP II Advisor, MVP II’s directors and their respective affiliates are prohibited from receiving a fee in connection with MVP II’s SRP. Affiliates of MVP II Advisor are eligible to have their shares repurchased on the same terms as MVP II’s other stockholders.

The MVP II Board may, in its sole discretion, terminate, suspend or amend MVP II’s SRP upon 30 days’ written notice without stockholder approval if it determines that the funds available to fund MVP II’s SRP are needed for other business or operational purposes or that amendment, suspension or termination of MVP II’s SRP is in the best interest of MVP II’s stockholders. Among other things, MVP II may amend the plan to repurchase shares at prices different from those described above for the purpose of ensuring MVP II’s dividends are not “preferential” for income tax purposes. Any notice of a termination, suspension or amendment of MVP II’s SRP will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. The MVP II Board may also limit the amounts available for repurchase at any time in its sole discretion. Notwithstanding the foregoing, MVP II’s SRP will terminate if the shares of MVP II common stock are listed on a national securities exchange or a secondary trading market develops.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, certain asset transfers and certain issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, the MVP II Board has by resolution exempted any business combination involving MVP II and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between MVP II and any person (including the Merger). As a result, any person may be able to enter into business combinations with MVP II that may not be in the best interest of MVP II stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

However, the MVP II Board may, by resolution, opt in to the business combination statute in the future. Should the MVP II Board opt into the business combination statute, it may discourage others from trying to acquire control of MVP II and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with regard to those shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to exercise or direct the exercise of voting power, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or, if a meeting of stockholders is held at which the voting rights for control shares are considered and not approved as of the date of such meeting.

If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares of stock acquired in a merger or consolidation or on a share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, MVP II has provided in its bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of MVP II’s stock, but the MVP II Board retains the discretion to amend the bylaws to opt into these provisions in the future.

Advance Notice of Director Nominations and New Business

MVP II’s bylaws provide that with respect to an annual meeting of the stockholders, nomination of individuals for election to the MVP II Board and the proposal of business to be considered by the stockholders may be made only (i) pursuant to MVP II’s notice of the meeting, (ii) by or at the direction of the MVP II Board or (iii) by any stockholder of MVP II who is a stockholder of record at the time of giving the notice required by MVP II’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of MVP II’s bylaws.

With respect to special meetings of stockholders, only the business specified in MVP II’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the MVP II Board at a special meeting at which directors are to be elected may be made only (i) by or at the direction of the MVP II Board or (ii) provided that the special meeting has been called in accordance with MVP II’s bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the time of giving the notice required by MVP II’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of MVP II’s bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board of directors;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that vacancies on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-required special meeting of stockholders.

MVP II has opted into the Subtitle 8 provision providing that vacancies on the MVP II Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the MVP II charter and MVP II’s bylaws unrelated to Subtitle 8, MVP II vests in the MVP II Board the exclusive power to fix the number of directors provided that the number is not fewer than three nor more than 15. MVP II has not elected to be subject to the other provisions of Subtitle 8, but the MVP II Board may cause MVP II to do so at any time in the future without stockholder approval.

Tender Offers

The MVP II charter provides that any tender offer made by a person, including, without limitation any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act and provide MVP II notice of such tender offer at least 10 business days before initiating the tender offer. Regulation 14D requires any person initiating a tender offer to provide:

•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•	the ability for stockholders to withdraw tendered shares while the offer remains open;
•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of MVP II’s shares; and
•	that all stockholders of the subject class of shares be treated equally.

If any person initiates a tender offer without complying with the provisions set forth above, no stockholder may transfer MVP II shares to such person as part of the tender offer unless such stockholder shall have first offered such shares to MVP II for purchase at the tender offer price. The non-complying offeror shall also be responsible for all of MVP II’s expenses in connection with that person’s noncompliance or the enforcement of these restrictions.

Restrictions on Roll-Up Transactions

The MVP II charter requires that MVP II follow the policy set forth below with respect to any “roll-up transaction,” as defined below. In connection with any proposed transaction considered a “roll-up transaction” involving MVP II and the issuance of securities of an entity, or a roll-up entity, that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all MVP II’s assets must be obtained from a competent independent appraiser. MVP II’s assets must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of the date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for MVP II’s benefit and MVP II’s stockholders’ benefit. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to MVP II’s stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the SEC, and any states where filing is required, as an exhibit to the registration statement for the offering.

A “roll-up transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of MVP II and the issuance of securities of a roll-up entity to the holders of MVP II common stock. This term does not include:

•	a transaction involving MVP II securities that have been listed on a national securities exchange for at least 12 months; or
•	a transaction involving MVP II’s conversion into a corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: MVP II’s common stockholder voting rights; the term of MVP II’s existence; compensation to MVP II Sponsor or MVP II Advisor; or MVP II’s investment objectives.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to MVP II stockholders who vote “no” on the proposal a choice of:

•	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or
•	one of the following:
•	remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or
•	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of MVP II’s net assets.

MVP II is prohibited from participating in any proposed roll-up transaction:

•	that would result in MVP II’s stockholders having voting rights in a roll-up entity that are less than those provided in the MVP II charter, including, but not limited to, rights with respect to the election and removal of directors, annual and special meetings, amendment of the MVP II charter and dissolution of MVP II;
•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;
•	in which investors’ right to access of records of the roll-up entity will be less than those described above under “—Meetings, Special Voting Requirements and Access to Records”; or
•	in which any of the costs of the roll-up transaction would be borne by MVP II if the roll-up transaction is rejected by MVP II’s stockholders.

Reports to Stockholders

The MVP II charter requires that MVP II prepare an annual report and deliver it to MVP II’s stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	financial statements that are prepared in accordance with GAAP and are audited by MVP II’s independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to MVP II Advisor and any affiliate of MVP II Advisor by MVP II or third parties doing business with MVP II during the year;
•	MVP II’s total operating expenses for the year, stated as a percentage of MVP II’s average invested assets and as a percentage of MVP II’s net income;
•	a report from MVP II’s independent directors that the policies being followed by MVP II are in the best interests of MVP II’s stockholders and the basis for such determination; and
•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving MVP II, MVP II Sponsor MVP II Advisor, any director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

MVP II is subject to the informational reporting requirements of the Exchange Act, and accordingly, MVP II will file annual reports, quarterly reports, proxy statements and other information with the SEC.

Proposed Amendment to MVP II Charter

MVP II will file with the SEC a proxy statement submitting for stockholder approval, among other matters, an amended and restated charter that would become effective at, and subject to, the listing of MVP II common stock on a securities exchange. Subject to approval of the amended and restated charter by MVP II stockholders, and conditioned upon the listing of MVP II common stock, the charter of MVP II will be amended and restated in the form attached to the Merger Agreement as Exhibit D and will be the charter of the Combined Company following such listing until such time as further amended in accordance with applicable law. The changes to the current charter implemented pursuant to the amended and restated charter include, among other things:

•	removal of certain provisions required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association which apply to REITs with shares that are publicly registered with the SEC but are not listed on a national securities exchange; and
•	updates to the MVP II charter in certain other respects to reflect recent developments in public company governance and to more closely reflect national securities exchanges’ listed company standards in anticipation of the listing of MVP II common stock on a national securities exchange.

Please see the MVP II proxy statement when filed with the SEC, available at www.sec.gov, for further description of these proposed changes and information regarding the approval and adoption of the MVP II Charter Amendment. The foregoing description of the MVP II Charter Amendment is not complete and is qualified in its entirety by reference to the Form of Amended and Restated MVP II Charter which is attached as Exhibit D to the Merger Agreement attached hereto as Annex A.

COMPARISON OF RIGHTS OF MVP I STOCKHOLDERS AND MVP II STOCKHOLDERS

If the Merger is consummated, MVP I stockholders will become MVP II stockholders. The rights of MVP I stockholders are currently governed by and subject to the provisions of the MGCL and the MVP I charter and bylaws of MVP I. Upon consummation of the Merger, the rights of the former MVP I stockholders who receive shares of MVP II common stock will be governed by the provisions of the MGCL and the charter and bylaws of MVP II, rather than the charter and bylaws of MVP I.

The following is a summary of the material differences between the rights of holders of MVP I common stock and holders of MVP II common stock. This section does not include a complete description of all differences between the rights of holders of MVP I common stock under the existing MVP II charter and bylaws and holders of MVP II common stock, nor does it include a complete description of the specific rights of such holders or the terms of the MVP II common stock to be issued in connection with the Merger. The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) Maryland law; (ii) the MVP I charter; (iii) the MVP II charter; (iv) the Charter Amendment; (v) the MVP I bylaws; and (vi) the MVP II bylaws, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

Rights of MVP II stockholders (which
will be the rights of stockholders of the
Combined Company following the Merger) (all capitalized terms that follow shall have the meaning ascribed to them
in the MVP II charter)
Rights of MVP I stockholders (all capitalized terms that follow shall have the meaning ascribed to them in the MVP I charter)
Corporate Governance	MVP II is a Maryland corporation that intends to qualify as a REIT under the Code beginning with its taxable year ended December 31, 2016.	MVP I is a Maryland corporation that has elected to be taxes as a REIT under the Code beginning with its taxable year ended December 31, 2013.

	The rights of MVP II stockholders are governed by the MGCL, the MVP II charter and MVP’s II bylaws.	The rights of MVP I stockholders are governed by the MGCL, the MVP I charter and MVP I’s bylaws.

Rights of MVP II stockholders (which
will be the rights of stockholders of the
Combined Company following the Merger) (all capitalized terms that follow shall have the meaning ascribed to them
in the MVP II charter)
Rights of MVP I stockholders (all capitalized terms that follow shall have the meaning ascribed to them in the MVP I charter)
Authorized Capital Stock
MVP II is currently authorized to issue a total of 100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 98,999,000 shares are classified as common stock, par value $0.0001 per share, 1,000,000 shares are classified as preferred stock, par value $0.0001 per share, within which (i) 97,000 shares are classified and designated as MVP II Series 1 Convertible Redeemable Preferred Stock and (ii) 50,000 shares are classified and designated as MVP II Series A Convertible Redeemable Preferred Stock, and 1,000 shares are classified as convertible stock, par value $0.0001 per share.

As of June 30, 2017, MVP II had approximately 2,559,286 shares of common stock issued and outstanding, 2,862 shares of MVP II Series A Convertible Redeemable Preferred Stock issued and outstanding, 5,069 shares of MVP II Series 1 Convertible Redeemable Preferred Stock issued and outstanding and zero shares of non-voting, non-participating convertible stock issued and outstanding. MVP II has 500,000 shares of MVP II common stock available for grant pursuant to its equity incentive plan.

MVP I is currently authorized to issue a total of 100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 98,999,000 shares are classified as common stock, par value $0.001 per share, 1,000,000 shares are classified as preferred stock, par value $0.001 per share, and 1,000 shares are classified as convertible stock, par value $0.001 per share.

As of June 30, 2017, MVP I had approximately 11,023,719 shares of common stock issued and outstanding, zero shares of preferred stock issued and outstanding and 1,000 shares of non-participating, non-voting convertible stock issued and outstanding. MVP I has 300,000 shares of MVP I common stock available for grant pursuant to its equity incentive plan.

Rights of MVP II stockholders (which
will be the rights of stockholders of the
Combined Company following the Merger) (all capitalized terms that follow shall have the meaning ascribed to them
in the MVP II charter)
Rights of MVP I stockholders (all capitalized terms that follow shall have the meaning ascribed to them in the MVP I charter)
Suitability Standards
Until the MVP II common stock is listed on a national securities exchange, prospective stockholders who are individuals or fiduciaries must represent to MVP II that (a) such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who supplies the funds to purchase the shares) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of at least $70,000; or (b) such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who supplies the funds to purchase the shares) has a net worth (excluding home, furnishings and automobiles) of at least $250,000.

Until the MVP I common stock is listed on a national securities exchange or traded in the over-the-counter market, prospective stockholders who are individuals or fiduciaries must represent to MVP II that (a) such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who supplies the funds to purchase the shares) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of at least $70,000; or (b) such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who supplies the funds to purchase the shares) has a net worth (excluding home, furnishings and automobiles) of at least $250,000; and (c) a net worth (excluding home, furnishings and automobiles) of at least ten times such individual’s investment in MVP I and similar programs.

Minimum Investment and Transfer
No initial sale of MVP II common stock in a public offering or transfer of MVP II common stock purchased in a public offering of less than $10,000, or such other amount as determined by the MVP II Board, is permitted.

No initial sale or transfer of MVP I common stock of less than $4,500 (or less than $1,350 for sales or transfers to individual retirement accounts and other qualified retirement plans), or such other amount as determined by the MVP I Board, is permitted.

Rights of MVP II stockholders (which
will be the rights of stockholders of the
Combined Company following the Merger) (all capitalized terms that follow shall have the meaning ascribed to them
in the MVP II charter)
Rights of MVP I stockholders (all capitalized terms that follow shall have the meaning ascribed to them in the MVP I charter)
Disposition Fee on Sale of Property
MVP II may pay MVP II Advisor a disposition fee upon the sale of one or more properties, equal to the lesser of (a) (i) where a brokerage commission is also payable to a third party, one-half of the aggregate brokerage commission paid, including brokerage commissions payable to third parties, or (ii) where no brokerage commission is payable to any third party, a real estate or brokerage commission paid for the purchase or sale of a property that is reasonable, customary and competitive in light of the size, type and location of the property (a “Competitive Real Estate Commission”) or (b) 3% of the contract purchase price. With respect to a property held in a joint venture, the disposition fee payable to MVP II Advisor will be equal to the percentage of the contract purchase price reflecting MVP II’s economic interest in the joint venture. Payment of the fee may be made only if MVP II Advisor provides a substantial amount of services in connection with the sale of a property or properties.

MVP I may pay MVP I Advisor a real estate commission upon the sale of one or more properties, in an amount equal to the lesser of (a) one-half of the Competitive Real Estate Commission or (b) 3% of the sales price of such property or properties. Payment of the fee may be made only if MVP I Advisor provides a substantial amount of services in connection with the sale of a property or properties, as determined by a majority of MVP I’s independent directors.

Reimbursement Limitation
The MVP II charter does not contain a provision that prohibits MVP II from reimbursing MVP II Advisor or its affiliates for services for which MVP II Advisor or its affiliates are entitled to compensation in the form of a separate fee.
MVP I may not reimburse MVP I Advisor or its affiliates for services for which MVP I Advisor or its affiliates are entitled to compensation in the form of a separate fee.

Rights of MVP II stockholders (which
will be the rights of stockholders of the
Combined Company following the Merger) (all capitalized terms that follow shall have the meaning ascribed to them
in the MVP II charter)
Rights of MVP I stockholders (all capitalized terms that follow shall have the meaning ascribed to them in the MVP I charter)
Permitted Investments
Investments in equity securities in publicly-traded entities that are otherwise approved by a majority of MVP II’s directors (including a majority of MVP II’s independent directors) will be deemed fair, competitive and commercially reasonable if MVP II acquires such equity securities through a trade that is effected in a recognized securities market. The foregoing limitation will not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, or (ii) investments in wholly owned subsidiaries of MVP II.

MVP I may (i) through one or more taxable REIT subsidiaries, invest in companies that manage real estate or real estate secured loan investment programs (provided that no more than 25% of MVP I’s total assets are invested in stock or securities of one or more taxable REIT subsidiaries) and (ii) make investments (including equity investments) to acquire control of another company whose operating assets are limited to real property and/or loans secured by real property.

Investment Limitations	The MVP II charter does not contain a provision that prohibits MVP II from engaging in securities trading or investing in unimproved real property.	MVP I may not (i) engage in securities trading, except for the purpose of short-term investments or (ii) acquire unimproved real property as an investment.

Following the effective time of the Merger, the current charter and bylaws of MVP II will remain the charter and bylaws of the Combined Company until such time as amended in accordance with applicable law, except that the MVP II Board intends to amend the charter to change the name of MVP II, effective at or immediately prior to the Merger, to “The Parking REIT, Inc.”

MVP II will file with the SEC a proxy statement submitting for stockholder approval an amended and restated charter that would become effective at, and subject to, the listing of MVP II common stock on a securities exchange. Subject to approval of the amended and restated charter by MVP II stockholders, and conditioned upon the listing of MVP II common stock, the charter of MVP II will be amended and restated in the form attached to the Merger Agreement as Exhibit D and will be the charter of the Combined Company following such listing until such time as further amended in accordance with applicable law. The changes to the current charter (represented in the table above) implemented pursuant to the amended and restated charter include, among other things:

•	removal of certain provisions required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association which apply to REITs with shares that are publicly registered with the SEC but are not listed on a national securities exchange; and
•	updates to the MVP II charter in certain other respects to reflect recent developments in public company governance and to more closely reflect national securities exchanges’ listed company standards in anticipation of the listing of MVP II common stock on a national securities exchange.

Please see the MVP II proxy statement when filed with the SEC, available at www.sec.gov, for further description of these proposed changes and information regarding the approval and adoption of the MVP II Charter Amendment. The foregoing description of the MVP II Charter Amendment is not complete and is qualified in its entirety by reference to the Form of Amended and Restated MVP II Charter which is attached as Exhibit D to the Merger Agreement attached hereto as Annex A.

MVP II’S INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of MVP II’s current policies with respect to investments and certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the MVP II Board without a vote of the MVP II stockholders. Any change to any of these policies would be made by the MVP II Board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of the MVP II Board’s business judgment, it believes that it is advisable to do so in MVP II and the MVP II stockholders’ best interests. MVP II cannot assure you that its investment objectives will be attained. Since it entered into the Merger Agreement, MVP II’s ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement—Covenants and Agreements—Conduct of Business of MVP II and Merger Sub Pending the Merger” beginning on page 143.

Investment Objectives

MVP II’s primary investment objectives are to:

•	preserve, protect and return the capital contributions of MVP II stockholders;
•	provide periodic distributions once MVP II has acquired a substantial portfolio of investments; and
•	realize growth in the value of MVP II’s investments.

MVP II cannot assure you that it will attain these objectives or that the value of MVP II’s assets will not decrease. Furthermore, within MVP II’s investment objectives and policies, MVP II Advisor has substantial discretion with respect to the selection of specific investments and the purchase and sale of MVP II’s assets. The MVP II Board will review MVP II’s investment policies at least annually to determine whether MVP II’s investment policies continue to be in the best interests of the MVP II stockholders.

The MVP II charter does not require that MVP II consummate a transaction to provide liquidity to stockholders on any certain date or at all; therefore, MVP II may continue indefinitely. As a result, MVP II shares should only be purchased as a long-term investment, and purchasers must be prepared to hold their shares for an indefinite length of time.

Investment Strategy

REITs generally fall into three categories: equity REITs, mortgage REITs, and hybrid REITs. Equity REITs generally own and operate income-producing real estate. Mortgage REITs generally provide money to real estate owners and operators either directly in the form of mortgages or other types of real estate loans, or indirectly through the acquisition of mortgage-backed securities. Hybrid REITs generally are companies that use the investment strategies of both equity REITs and mortgage REITs. As an equity REIT, MVP II seeks to generate income from rent and capital gains.

MVP II’s investment strategy is to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. To a lesser extent, MVP II may also invest in properties other than parking facilities. In addition, through one or more taxable REIT subsidiaries, MVP II may invest in companies that manage real estate investment programs. MVP II may also consider opportunities to acquire all of the equity interests or assets in another company whose operating assets are limited to real property. Any such acquisition would be pursued to expand MVP II’s portfolio of real estate and will be undertaken only if MVP II obtains control of the entity or substantially all of its assets. MVP II may make investments in loans on properties with the same characteristics as MVP II’s targeted property investments with the approval of the MVP II Board. MVP II will not make passive investments in other companies that are engaged in the real estate business.

MVP II believes that the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property locations rather than building a diversified portfolio of a variety of property types and locations. As a result, MVP II believes that focusing its portfolio on parking facilities would enhance stockholder value through specialization that could distinguish MVP II from other REITs in the marketplace. MVP II also believes that its parking-focused investment strategy will enhance the value of MVP II’s portfolio upon a sale, merger or listing of MVP II’s shares on a national securities exchange at the time that the MVP II Board determines to pursue a transaction that would provide liquidity to the MVP II stockholders.

Parking Facilities

The primary focus of MVP II’s investment strategy is on parking facilities, including parking lots, parking garages and other parking structures. MVP II will seek to acquire properties throughout the United States and Canada.

MVP II believes that parking facilities possess attractive characteristics not found in other commercial real estate investments, including the following:

•	generally can be leased to any number of parking operators, which gives the property owner flexibility and pricing power;
•	if a tenant that operates a facility terminates a lease, replacement operators can generally be found quickly, minimizing any dark period;
•	generally, no leasing commissions;
•	generally, no tenant improvement requirements;
•	during the recent recession, parking revenues remained resilient;
•	relatively low capital expenditures; and
•	opportunity for geographic diversification.

The parking industry is large and fragmented and includes companies that provide temporary parking spaces for vehicles on an hourly, daily, weekly, or monthly basis along with providing various ancillary services. A substantial number of companies in the industry offer parking services as an ancillary business operation in connection with their primary business of property management or ownership, and the vast majority of companies in the industry are small, private and operate a single parking facility. The owner of a parking facility may operate the facility or may engage a management company for this purpose. MVP II expects to net lease its parking facilities to parking management companies. MVP II expects that the parking management companies operating MVP II’s parking facilities will offer both contract and transient parking arrangements. Location is critically important to the performance of parking facilities. Parking rates and ancillary services offered at the facility (such as car wash or electric car charging stations) may also influence a driver’s decision to use a particular parking facility. The performance of parking facilities may fluctuate significantly based on economic trends.

Other Real Property Investments

MVP II may also seek to invest in properties other than parking facilities, including but not limited to multifamily, office, industrial and retail properties. MVP II may also enter into various leases for these properties. The terms and conditions of any lease MVP II enters into with its tenants may vary substantially. However, MVP II expects that its leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.

Investment Process

The MVP II Board has delegated to the II Advisor the authority to make certain decisions regarding MVP II’s investments consistent with the investment guidelines and borrowing policies approved by the MVP II Board and subject to the limitations in the MVP II charter, advisory agreement and the direction and oversight of the MVP II Board. The MVP II Board will formally review at a duly called meeting MVP II’s investment guidelines on an annual basis and MVP II’s investment portfolio on a quarterly basis or, in each case, more often as the MVP II Board deems appropriate. Changes to MVP II’s investment guidelines must be approved by the MVP II Board.

MVP II Advisor will source MVP II’s investments from new or existing customers, former and current financing and investment partners, third party intermediaries, competitors looking to share risk and securitization or lending departments of major financial institutions. The process for selecting MVP II’s investments in real property is described in further detail below under the headings “—Investment Criteria,” and “—Joint Venture Investments.”

Investment Criteria

MVP II will seek to achieve its investment objectives through the careful selection and underwriting of individual assets. When making an acquisition, MVP II will emphasize the performance and risk characteristics of that individual investment and how that investment will fit with MVP II’s portfolio-level performance objectives, the other assets in MVP II’s portfolio and the returns and risks of available investment alternatives. MVP II will focus on acquiring properties that meet the following criteria:

•	properties that generate current cash flow;
•	properties that are located in populated metropolitan areas; and
•	while MVP II may acquire properties that require renovation, MVP II will only do so if MVP II anticipates the properties will be income producing within 12 months of acquisition.

The foregoing criteria are guidelines, and MVP II Advisor and the MVP II Board may vary from these guidelines to acquire properties which they believe represent value opportunities.

MVP II Advisor has substantial discretion with respect to the selection of specific properties. The MVP II Board has delegated to MVP II Advisor the authority to make certain decisions regarding MVP II’s investments consistent with the investment guidelines approved by the MVP II Board and subject to the limitations in the MVP II charter, advisory agreement and the direction and oversight of the MVP II Board. In selecting a potential property for acquisition, MVP II and MVP II Advisor consider a number of factors, including, but not limited to, the following:

•	projected demand for parking facilities in the area;
•	a property’s geographic location and type;
•	a property’s physical location in relation to population density, traffic counts and access;
•	construction quality and condition;
•	potential for capital appreciation;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	rental/parking rates and occupancy/use levels for the property and competing properties in the area;
•	potential for rent increases;
•	demographics of the area;
•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;
•	potential capital improvements and reserves required to maintain the property;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	potential competitors;
•	the potential for the construction of new properties in the area;
•	treatment under applicable federal, state and local tax and other laws and regulations;
•	evaluation of title and obtaining of satisfactory title insurance; and
•	evaluation of any reasonably ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that MVP II may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition. Moreover, depending upon real estate market conditions, economic changes and other developments, the MVP II Board may change MVP II’s targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent. See “Risk Factors—Risks Related to an Investment in MVP II—MVP II may change its targeted investments and investment guidelines without stockholder consent.”

MVP II intends to acquire such interests either directly or indirectly through investments in joint ventures, partnerships or other co-ownership arrangements with the developers of the properties, affiliates or other persons. In addition, MVP II may purchase real property and lease it back to the sellers of such property. While MVP II will use its best efforts to structure any such sale-leaseback transaction in which the lease will be characterized as a “true lease” so that MVP II will be treated as the owner of the property for federal income tax purposes, MVP II cannot assure you that the Internal Revenue Service will not challenge such characterization. In the event that any such recharacterization were successful, deductions for depreciation and cost recovery relating to such property would be disallowed and it is possible that under some circumstances MVP II could fail to maintain its status as a REIT as a result.

In determining whether to purchase a particular property, MVP II may, in accordance with customary practices, obtain a purchase option on such real property. The amount paid for a purchase option, if any, is normally surrendered if the real property is not purchased and is normally credited against the purchase price if the real property is purchased.

Due Diligence

MVP II Advisor generally will obtain an environmental site assessment for each proposed real property acquisition, which at a minimum will identify potential or existing environmental contamination liabilities, or Phase I Assessment. However, MVP II may purchase a property without obtaining a Phase I Assessment if MVP II Advisor determines the assessment is not necessary because there is an existing recent Phase I Assessment. A Phase I Assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, interviewing the key site manager and/or property owner, contacting local governmental agency personnel and performing an environmental regulatory database search in an attempt to determine any known environmental concerns in, and in the immediate vicinity of, the property. A Phase I Assessment does not generally include any sampling or testing of soil, ground water or building materials from the property (which is typically undertaken as part of a Phase II environmental site assessment, or a Phase II Assessment) and may not reveal all environmental hazards on a property.

In the event the Phase I Assessment uncovers potential environmental problems with a property, MVP II Advisor will determine whether MVP II will pursue the investment opportunity and whether MVP II will have a Phase II Assessment performed. The factors MVP II may consider in determining whether to conduct a Phase II Assessment include, but are not limited to, (i) the types of operations conducted on the property and surrounding property, (ii) the time, duration and materials used during such operations, (iii) the waste handling practices of any tenants or property owners, (iv) the potential for hazardous substances to be released into the environment, (v) any history of environmental law violations on the subject property and surrounding property, (vi) any documented environmental releases, (vii) any observations from the consultant that conducted the Phase I Assessment, and (viii) whether any party (i.e., surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. MVP II will determine whether to conduct a Phase II Assessment on a case-by-case basis.

MVP II will not close the purchase of any real property unless MVP II is generally satisfied with the environmental status of the property except under limited exceptional circumstances in which MVP II determines that there are factors that mitigate any potential environmental risk or liability.

MVP II will also generally seek to condition MVP II’s obligation to close the purchase of any real property upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;
•	environmental reports;
•	tenant rent rolls, including concessions, security deposits, waivers of material conditions or other special conditions;
•	surveys;
•	evidence of title free and clear of any encumbrances, liens, burdens or other limitations except as are acceptable to MVP II Advisor;
•	audited financial statements covering recent operations of real properties having operating histories;
•	title and liability insurance policies;
•	business licenses, license fees, permits and permit bills;

•	capital expenditure history through the current year to date, including detail of any exterior work;
•	certificates of occupancy;
•	contracts and service agreements, including equipment leases;
•	correspondence with federal, state or municipal government offices, branches or agencies;
•	leases;
•	income tax returns with income schedules for the last three years;
•	insurance invoices for the last two years and insurance losses, claims or other material correspondence regarding claims for the last five years;
•	list of any pending litigation affecting the property;
•	occupancy reports for the past two years;
•	personal property inventory;
•	personnel list, wages and benefits;
•	tax bills and assessment notices for the property and any personalty for the past four years, including any correspondence relating to tax appeals and reassessments;
•	tenant and vendor correspondence files;
•	termite and other pest inspections reports;
•	unexpired warranties; and
•	utility bills (gas, electric, water and sewer) for the past year, as well as the current year.

Leasing

MVP II expects to net lease its parking facilities to parking management companies that will operate the facilities. Under a net lease, as lessor, MVP II generally charges the lessee a fixed annual rent, a percentage of gross customer collections, or a combination of both. The lessee is generally responsible under the lease for collecting revenues and paying most operating expenses attributable to the parking facilities, including insurance and ordinary maintenance costs. The party responsible for paying taxes on the property is a term separately negotiated in each lease. MVP II would have no additional management responsibility or decision making authority, including with respect to the daily operations of a parking facility, beyond MVP II’s ownership interest in such a facility. The typical term of the net leases for MVP II’s parking facilities is between five and ten years. However, MVP II oftentimes has the right to terminate the lease in the event that MVP II sells the property.

MVP II may also enter into various leases for properties other than parking facilities. The terms and conditions of any lease MVP II enters into with MVP II’s tenants may vary substantially. However, MVP II expects that its leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.

MVP II will execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current market conditions. If it is economically practical, MVP II may verify the creditworthiness of each tenant and any guarantors of such tenant. If MVP II verifies the creditworthiness of a tenant, MVP II may rely on industry credit rating services. MVP II may also obtain relevant financial data from potential tenants and guarantors, such as income statements, balance sheets and cash flow statements. MVP II may require personal guarantees from stockholders of MVP II’s corporate tenants. However, there can be no guarantee that the tenants selected will not default on their leases or that MVP II can successfully enforce any guarantees.

MVP II anticipates that tenant improvements, if any, will be funded by MVP II from its cash flow or a line of credit. When one of MVP II’s tenants vacates its space in one of MVP II’s facilities, MVP II may, in order to attract new tenants, be required to expend funds for tenant improvements. In addition, MVP II may provide free rent for a certain time period, provide tenant improvement allowances and provide other concessions in order to attract new tenants.

Joint Venture Investments

MVP II may enter into joint ventures, partnerships and other co-ownership or participation arrangements for the purpose of obtaining interests in real property. MVP II may also enter into joint ventures for the development or improvement of such property. Joint venture investments permit MVP II to own interests in large properties and other investments without unduly limiting the diversity of MVP II’s portfolio. In determining whether to recommend a particular joint venture, MVP II Advisor will evaluate the real property that the joint venture owns or is being formed to own under the same criteria used for the selection of MVP II’s direct real property investments.

MVP II Advisor will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. MVP II may enter into joint ventures with affiliates, but only provided that:

•	a majority of MVP II’s directors, including a majority of MVP II’s independent directors, approve the transaction as being fair and reasonable to MVP II; and
•	the investment by MVP II and such affiliate are on terms and conditions that are substantially the same as those received by the other joint venturers in such joint venture.

MVP II has not established the specific terms MVP II will require in MVP II’s joint venture agreements. Instead, MVP II will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after the MVP II Board considers all the facts that are relevant, such as the nature and attributes of MVP II’s potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the nature of the property and its operations, the liabilities and assets associated with the proposed joint venture and the size of MVP II’s interest when compared to the interest owned by other partners in the venture. With respect to any joint venture MVP II enters into, MVP II expects to consider the following types of concerns and safeguards:

•	MVP II’s ability to manage and control the joint venture—MVP II will consider whether MVP II should obtain certain approval rights in joint ventures MVP II does not control and for proposed joint ventures in which MVP II is to share control with another entity, MVP II will consider the procedures to address decisions in the event of an impasse.
•	MVP II’s ability to exit the joint venture—MVP II will consider requiring buy/sell rights, redemption rights or forced liquidation rights.
•	MVP II’s ability to control transfers of interests held by other partners to the venture—MVP II will consider requiring consent provisions, a right of first refusal and forced redemption rights in connection with transfers.

Borrowing Policy

MVP II intends to employ borrowings in order to provide more funds available for investment. MVP II’s intended targeted debt level following the investment of the proceeds of MVP II’s initial public offering (which ended in March 2017) is no more than 50% of the loan to value of MVP II’s portfolio of assets. However, MVP II’s use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, MVP II may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

The MVP II charter precludes MVP II from borrowing more than the limit set forth in the NASAA REIT Guidelines of 300% of MVP II’s net assets, unless a majority of MVP II’s independent directors approve any borrowing in excess of 300% of MVP II’s net assets and the justification for such excess borrowing is disclosed to MVP II’s stockholders in MVP II’s next quarterly report. Net assets for purposes of this calculation are defined to be MVP II’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of MVP II’s assets before non-cash reserves and depreciation. However, MVP II may borrow in excess of these amounts if such excess is approved by a majority of MVP II’s independent directors and disclosed to stockholders in MVP II’s next quarterly report, along with an explanation for such excess. In such event, MVP II will review its debt levels at that time and take action to reduce any such excess as soon as practicable. MVP II expects that it may use leverage for any senior debt or equity investments that MVP II makes. MVP II does not intend to exceed the MVP II charter’s leverage limit except in the early stages of MVP II’s operations when the costs of

MVP II’s investments are most likely to exceed MVP II’s net offering proceeds. MVP II’s aggregate borrowings, secured and unsecured, will be reviewed by the MVP II Board at least quarterly.

MVP II Advisor will use its best efforts to obtain financing on the most favorable terms available to MVP II and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Other Operating Policies

Credit Risk Management

MVP II may be exposed to various levels of credit and special hazard risk depending on the nature of MVP II’s underlying assets and the nature and level of credit enhancements supporting MVP II’s assets. MVP II Advisor and MVP II’s executive officers review and monitor credit risk and other risks of loss associated with each investment. In addition, MVP II seeks to diversify its portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. The MVP II Board monitors the overall portfolio risk and levels of provision for loss.

Equity Capital Policies

The MVP II Board may amend the MVP II charter from time to time to increase or decrease the number of authorized shares of capital stock or the number of shares of stock of any class or series that MVP II has authority to issue without stockholder approval. The MVP II Board may elect to: (i) sell additional shares in future public offerings, (ii) issue equity interests in private offerings, or (iii) issue shares to MVP II Advisor, or its successors or assigns. To the extent MVP II issues additional equity interests after an investor’s purchase of shares of MVP II common stock, MVP II’s percentage ownership interest in MVP II will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of MVP II’s investments, investors may also experience dilution in the book value and fair value of their MVP II shares.

Disposition Policies

The period that MVP II will hold MVP II’s investments in real property will vary depending on the type of asset, interest rates and other factors. MVP II Advisor will continually perform a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return to MVP II stockholders. MVP II is not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After MVP II has paid down any acquisition financing on a property, if and when the property has increased in value, MVP II may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to MVP II’s stockholders. The determination of whether a particular real estate asset should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors to be considered by MVP II Advisor when disposing of an investment include:

•	the prevailing economic, real estate and securities market conditions;
•	the extent to which the investment has realized its expected total return;
•	portfolio rebalancing and optimization;
•	diversification benefits;
•	opportunity to pursue a more attractive investment in real property;
•	liquidity benefits with respect to sufficient funds for MVP II’s SRP; and
•	other factors that, in the judgment of MVP II Advisor, determine that the sale of the investment is in MVP II’s best interests.

In addition, with respect to refinancing properties, MVP II Advisor will consider the amount of MVP II’s initial cash investment and whether the property is subject to financing that comes due in a relatively short term.

Investment Limitations

The MVP II charter places numerous limitations on MVP II with respect to the manner in which MVP II may invest its funds. Pursuant to the MVP II charter, MVP II may not:

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	invest more than 10% of MVP II’s total assets in unimproved property or mortgage loans on unimproved real property;
•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with MVP II’s ordinary business of investing in real estate assets;
•	invest in equity securities, unless a majority of MVP II’s directors (including a majority of MVP II’s independent directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable;
•	issue “redeemable securities,” as defined in Section 2(a)(32) of the Investment Company Act (this limitation, however does not limit or prohibit the operation of the MVP II SRP);
•	issue debt securities in the absence of adequate cash flow to cover debt service;
•	issue options or warrants to purchase shares to MVP II Advisor, MVP II’s directors, MVP II Sponsor or any affiliates thereof except on the same terms as the options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to such persons cannot exceed an amount equal to 10% of MVP II’s outstanding shares on the date of grant of the warrants and options;
•	issue shares on a deferred payment basis or under similar arrangement;
•	engage in trading, except for the purpose of short-term investments;
•	engage in underwriting or the agency distribution of securities issued by others; or
•	make any investment that the MVP II Board believes will be inconsistent with MVP II’s objectives of qualifying and remaining qualified as a REIT unless and until the MVP II Board determines, in its sole discretion, that REIT qualification is not in MVP II’s best interests.

MVP II does not intend to invest in the securities of other issuers for the purpose of exercising control, to engage in the purchase and sale of investments other than as described in this proxy statement/prospectus, to offer securities in exchange for property unless deemed prudent by the MVP II Board, to repurchase or otherwise reacquire MVP II’s shares or to make loans to other persons except as described herein.

Competition

Outside of affiliates of MVP II Advisor, MVP II is unaware of any REITs in the United States or Canada that invest predominantly in parking facilities. Nevertheless, MVP II will compete with many other entities engaged in real estate investment activities, including individuals, corporations, owners and managers of parking facilities, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than MVP II does. Larger competitors may enjoy significant advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If MVP II pays higher prices for properties and other investments as a result of competition with third parties without a corresponding increase in tenant lease rates, MVP II’s profitability will be reduced, and MVP II’s investors may experience a lower return on their investment.

Competition in MVP II’s market niche depends upon a number of factors, including the price of a property, speed of loan processing and closing escrow on properties, cost of capital, terms and interest rates of a loan, market presence and visibility, quality and reliability of loan and related support services. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction than MVP II is, MVP II’s investment volume and profit margins for MVP II’s investment portfolio could be impacted. MVP II’s competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that MVP II has targeted for acquisition. Although MVP II believes that it is well positioned to compete effectively in each facet of MVP II’s business, there is enormous competition in MVP II’s market sector and there can be no assurance that MVP II will compete effectively or that MVP II will not encounter increased competition in the future that could limit MVP II’s ability to conduct MVP II’s business effectively.

Moreover, any parking facilities MVP II acquires or invests in will face intense competition, which may adversely affect rental income. MVP II believes that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities MVP II acquires may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than MVP II does in owning and operating parking facilities. Moreover, some of MVP II’s competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to MVP II, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect MVP II’s operating results.

Economic Dependency

Under various agreements, MVP II has engaged or will engage MVP II Advisor and its affiliates to provide certain services that are essential to MVP II’s operations, including asset management services, supervision of the management and leasing of properties, asset acquisition and disposition decisions, the sale of MVP II’s shares available for issue, as well as other administrative responsibilities including accounting services and investor relations. As a result of these relationships, MVP II is dependent upon MVP II Advisor and its affiliates. In the event that these companies are unable to provide MVP II with their respective services, MVP II will be required to find alternative providers of these services.

MVP II’s real estate investments may be concentrated in one or few geographic locations, and MVP II may experience losses as a result. A worsening of economic conditions in the geographic area in which MVP II’s investments may be concentrated could have an adverse effect on MVP II’s business.

Income Taxes

MVP II will conduct its operations to qualify as a REIT under Sections 856 to 860 of the Code. A REIT is generally not subject to federal income tax on that portion of its taxable income which is distributed to its stockholders, provided that at least 90% of REIT taxable income is distributed and provided that certain other requirements are met. REIT taxable income may substantially exceed or be less than net income as determined based on GAAP, because of differences in GAAP and REIT taxable net income, consisting primarily of allowances for loan losses or doubtful accounts, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses and deferred income.

Regulations and Environmental

MVP II’s investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. MVP II intends to obtain all permits and approvals necessary under current law to operate MVP II’s investments. In addition, as an owner of real estate, MVP II is subject to various environmental laws of federal, state and local governments. MVP II does not believe that compliance with existing laws will have a material adverse effect on MVP II’s financial condition or results of operations. However, MVP II cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which MVP II holds an interest, or on properties that may be acquired directly or indirectly in the future.

Investment Company Act Considerations

MVP II intends to conduct its operations so that neither MVP II, nor MVP II OP or the subsidiaries of MVP II OP are required to register as investment companies under the Investment Company Act of 1940, as amended, or the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. MVP II is organized as a holding company that conducts its businesses primarily through MVP II OP and its subsidiaries. MVP II believes neither MVP II nor MVP II OP nor the subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither MVP II nor MVP II OP nor the subsidiaries will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through MVP II OP’s wholly owned or majority-owned subsidiaries, MVP II and MVP II OP will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real property.

Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which is referred to as the “40% test.” Excluded from the term “investment securities,” among other things, are (i) U.S. government securities and (ii) securities issued by majority-owned subsidiaries that are (a) not themselves investment companies and (b) not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act relating to private investment companies. MVP II believes that MVP II, MVP II OP and the subsidiaries of MVP II OP will each comply with the 40% test as MVP II has invested in real property, rather than in securities, through MVP II’s wholly and majority-owned subsidiaries. As MVP II is organized as a holding company that conducts its businesses primarily through MVP II OP, which in turn is a holding company conducting its business of investing in real property through wholly-owned or majority-owned subsidiaries, MVP II believes neither MVP II nor MVP II OP nor the subsidiaries will fall within the definition of “investment company” under Section 3(a)(1)(C) of the Investment Company Act. MVP II monitors its holdings to ensure continuing and ongoing compliance with the 40% test.

Even if the value of investment securities held by one of MVP II’s subsidiaries were to exceed 40% of the value of its total assets, MVP II expects that subsidiary to be able to rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of MVP II’s subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which are referred to as “qualifying real estate assets,” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

For purposes of the exclusions provided by Section 3(c)(5)(C), MVP II will classify its investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on MVP II’s view of what constitutes a qualifying real estate asset and a real estate-related asset. Although MVP II intends to monitor its portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that MVP II will be able to maintain this exclusion for each of these subsidiaries. It is not certain whether or to what extent the SEC or its staff in the future may modify its interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Any such future guidance may affect MVP II’s ability to rely on this exception.

Although MVP II intends to monitor its portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that MVP II, MVP II OP or MVP II’s subsidiaries will be able to maintain this exemption from registration for MVP II and each of its subsidiaries. If the SEC or its staff does not agree with MVP II’s determinations, MVP II may be required to adjust its activities or those of its subsidiaries.

In the event that MVP II, or MVP II OP, were to acquire assets that could make MVP II fall within the definition of investment company under Section 3(a)(1)(C) of the Investment Company Act, MVP II believes that MVP II would still qualify for the exception from the definition of “investment company” provided by Section 3(c)(6) of the

Investment Company Act. Although the SEC or its staff has issued little interpretive guidance with respect to Section 3(c)(6), MVP II believes that MVP II and MVP II OP may rely on Section 3(c)(6) if 55% of the assets of MVP II OP consist of, and at least 55% of the income of MVP II OP is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of MVP II OP.

Qualification for this exemption will limit MVP II’s ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such tests and/or exceptions, MVP II may be required to adjust its strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to MVP II, or it could further inhibit MVP II’s ability to pursue the strategies MVP II has chosen.

Real Property

An investment in real property will be treated as a qualifying real estate asset.

Other Investments

The treatment of any other investments as qualifying real estate-related assets will be based on the characteristics of the investment and will be consistent with SEC guidance.

Absence of No-Action Relief

If MVP II or certain of its subsidiaries fail to own a sufficient amount of qualifying real estate-related assets, MVP II or a subsidiary of MVP II could be characterized as an investment company. In the event MVP II or a subsidiary of MVP II are unable to rely upon the exemption discussed above, then absent another available exemption, MVP II or such subsidiary would be required to register as an investment company or cease operations. MVP II has not sought a no-action letter from the SEC staff regarding how MVP II’s investment strategy fits within the exceptions from registration under the Investment Company Act on which MVP II and its subsidiaries intend to rely. To the extent that the SEC or its staff provides more specific or different guidance regarding the treatment of assets as qualifying real estate-related assets, MVP II may be required to adjust its investment strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to MVP II, or it could inhibit MVP II’s ability to pursue the investment strategy MVP II has chosen.

STOCKHOLDER PROPOSALS

MVP I 2017 Annual Stockholder Meeting and Stockholder Proposals

If the Merger is completed on the expected timetable, MVP I does not intend to hold a 2017 annual meeting of its stockholders. However, if the Merger is not completed, or if MVP I is otherwise required to do so under applicable law, MVP I will hold a 2017 annual meeting of stockholders. For a stockholder proposal to be properly submitted for presentation at the 2017 annual meeting of stockholders, if it is held, MVP I’s secretary must have received written notice of the proposal at its principal executive offices during the period beginning on March 15, 2017 and ending at 5:00 p.m., Eastern Time on April 14, 2017. However, if MVP I’s annual meeting is held more than 30 days before or after September 23, 2017, then any stockholder proposals must be submitted no earlier than the 150th day before the date of MVP I’s 2017 annual meeting and no later than the later of (i) the 120th day before the date of MVP I’s 2017 annual meeting or (ii) the tenth day following the day on which the date of MVP I’s 2017 annual meeting is first announced. In order to be included in the proxy statement, such proposals must have complied with the requirements set forth in MVP I’s bylaws. Under SEC regulations, any stockholder desiring to make a proposal to be considered for inclusion in the MVP I proxy statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must have caused such proposal to be received at MVP I’s principal executive offices no later than April 14, 2017.

LEGAL MATTERS

The validity of the MVP II common stock to be issued in the Merger will be passed upon by Venable LLP. It is a condition to the Merger that MVP I receive an opinion from Vinson & Elkins L.L.P. and that MVP II receive an opinion from Venable LLP, concerning the U.S. federal income tax consequences of the Merger, and that MVP I and MVP II receive opinions from Morrison & Foerster LLP regarding MVP II’s and MVP I’s respective qualification as REITs.

EXPERTS

The audited consolidated financial statements of MVP II and subsidiaries included in this prospectus and elsewhere in this registration statement have been included in reliance upon the report of RBSM LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The audited consolidated financial statements of MVP I and subsidiaries included in this prospectus and elsewhere in this registration statement have been included in reliance upon the report of RBSM LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

MVP I and MVP II each file annual, quarterly, and current reports, proxy statements and other information with MVP I and MVP II each file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any materials filed by MVP I and MVP II with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. MVP I and MVP II’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. This reference to the SEC’s Internet site is intended to be an inactive textual reference only.

Investors may also consult MVP I’s or MVP II’s website for more information about MVP I or MVP II, respectively. MVP I’s website is http://mvpreit.com/. MVP II’s website is http://mvpreitii.com/. Information included on these websites is not incorporated by reference into this proxy statement/prospectus. You can also obtain copies of these documents, without charge, by requesting them in writing, by email or by telephone at the address or telephone number below:

MVP REIT, Inc.
8880 W. Sunset Rd., Suite 240
Las Vegas, NV 89148
Attention: Investor Relations
(702) 534-5577
Email: sales@mvpreits.com

You may also request information from Georgeson Inc., MVP I’s proxy solicitor, at the following address and telephone number:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
All Shareholders Call Toll-Free: 888-666-2580

MVP II has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the MVP II common stock to be issued to the MVP I stockholders in connection with the Merger, as well as MVP II common stock to be issued to MVP II Advisor. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about MVP II common stock. The rules and regulations of the SEC allow MVP I and MVP II to omit certain information included in the registration statement from this proxy statement/prospectus.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2017	PF-3

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2016	PF-4

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the quarter ended March 31, 2017	PF-5

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	PF-6

MVP REIT II, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On May 26, 2017, MVP REIT, Inc. (“MVP I”), MVP REIT II, Inc. (“MVP II”), MVP Realty Advisors, LLC, in its capacities as external advisor to MVP I (“MVP I Advisor”) and MVP II (“MVP II Advisor”) and MVP Merger Sub, LLC (“Merger Sub”) entered into an agreement and plan of merger, or the Merger Agreement. Pursuant to the Merger Agreement, MVP I will merge with and into Merger Sub, with Merger Sub continuing as a wholly-owned subsidiary of MVP II (such transaction, the “Merger”). The combined company resulting from the Merger is referred to as the “Combined Company.”

Subject to the terms and conditions of the Merger Agreement, MVP II has agreed to pay consideration of 0.365 shares of MVP II common stock per share of MVP I common stock, which is referred to as the “merger consideration.” At the effective time of the Merger, each outstanding share of MVP I common stock will be automatically cancelled and retired, and converted into the right to receive the merger consideration. To the extent that a MVP I stockholder would otherwise be entitled to receive a fraction of a share of MVP II common stock computed on the basis of the aggregate number of shares of MVP I common stock held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share in an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise be entitled by (ii) $25.00.

As of May 31, 2017 there were 10,997,172 shares of MVP I common stock issued and outstanding. After consideration of all applicable factors pursuant to the business combination accounting rules, MVP II is considered the “legal acquirer” because, among other factors, MVP II is issuing common stock to MVP I stockholders. See “The Merger—Accounting Treatment.

Pro forma information

The following unaudited pro forma condensed consolidated financial statements combine the historical consolidated financial statements of MVP II and MVP I as if the Merger had previously occurred on the dates specified below. The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 2017 has been prepared as if the Merger had occurred as of that date. The accompanying unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2016 and for the year ended December 31, 2016 have been prepared as if the Merger had occurred as of January 1, 2016.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The pro forma adjustments and the purchase price allocation as presented are based on assumptions, estimates and certain information that is currently available. The total merger consideration and the assignment of fair values to MVP I’s assets and liabilities have not been finalized, are subject to change and could vary materially from the actual amounts presented herein at the time the Merger is completed. The purchase price allocation will not be finalized until after the Merger is consummated.

For purposes of the pro forma financial information, adjustments for estimated transaction costs for the Merger have been made. These aggregate estimated transaction costs are expected to be approximately $6.2 million and include estimated costs associated with financial advisor advisory fees, legal and accounting fees, stockholder servicing fees and other transaction costs. These costs will impact stockholders’ equity and the results of operations and will be recognized when incurred. The unaudited pro forma condensed consolidated financial statements included herein do not give effect to any potential cost reductions or other operating efficiencies that we expect to result from the Merger.

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant adjustments necessary to reflect the effects of the Merger that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position. You are urged to read the pro forma information below together with MVP II’s and MVP I’s publicly available historical consolidated financial statements and accompanying notes, which are included elsewhere in this proxy statement/prospectus.

MVP REIT II
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2017

	MVP II Historical (a)	MVP I Historical (a)	Pro Forma Adjustments			MVP II Pro Forma
ASSETS
Cash	$4,675,000	$2,191,000		$(5,200,000)	(g)	$1,666,000
Cash - restricted	1,125,000	1,629,000				2,754,000
Accounts receivable	351,000	83,000				434,000
Investments in MVP I	3,086,000	—		(3,086,000)	(d)	—
Prepaid expenses	696,000	606,000		(400,000)	(g)	902,000
Deferred rental assets	—	100,000				100,000
Total investments in real estate and fixed assets, net	114,358,000	112,968,000		27,416,000	(f)	254,742,000

Deposits		19,000				19,000
Assets held for sale	730,000	7,708,000				8,438,000
Investment in cost method investee - held for sale	836,000	—		(836,000)	(c)	—
Investment in equity method investee	1,150,000	9,176,000		(10,326,000)	(c)	—
Investment in cost method investee	923,000	—		(923,000)	(c)	—
Other assets	282,000	120,000		—		402,000
Total assets	$128,212,000	$134,600,000		$6,645,000		$269,457,000

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$765,000	$876,000	$			$1,641,000
Deferred revenue	82,000	42,000				124,000
Due to related parties	929,000	869,000		—	(b)	1,798,000
Liabilities related to assets held for sale	26,000	78,000				104,000
Security deposits	46,000	186,000				232,000
Line of Credit	19,674,000	7,918,000				27,592,000
Notes payable, net of loan issuance costs	41,724,000	49,114,000		2,963,000	(f)	93,801,000
Total liabilities	63,246,000	59,083,000		2,963,000		125,292,000

Commitments and contingencies

Equity
Non-voting, non-participating convertible stock,	—	—		—		—
Preferred stock	—	—		—		—
Common stock,	—	11,000		(5,000)	(e)	6,000
Additional paid-in capital	63,283,000	88,744,000		22,448,000	(d) (e) (f)	174,475,000
Accumulated deficit	(7,494,000)	(17,143,000)		(8,786,000)	(c)	(33,423,000)
Total Shareholders' Equity	55,789,000	71,612,000		13,657,000		141,058,000
Noncontolling interest - related party	9,177,000	3,905,000		(9,975,000)	(c) (f)	3,107,000
Total equity	64,966,000	75,517,000		3,682,000		144,165,000
Total liabilities and equity	$128,212,000	$134,600,000		$6,645,000		$269,457,000
	—	—		—		—
Shares as of March 31, 2017	2,521,088	10,978,736		(7,097,093)		6,402,731

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MVP REIT II, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED December 31, 2016

	MVP II Historical (a)	MVP I Historical (a)	Pro Forma Adjustments			MVP II Pro Forma
Revenues
Rental revenue - base rent	$1,602,000	$8,592,000	$			$10,194,000
Total revenues	1,602,000	8,592,000		—		10,194,000

Operating expenses
General and administrative	1,049,000	1,791,000				2,840,000
Acquisition expenses	2,472,000	1,081,000				3,553,000
Acquisition expenses – related party	1,229,000	1,458,000				2,687,000
Operation and maintenance	460,000	1,980,000				2,440,000
Operation and maintenance - related party	197,000	1,055,000				1,252,000
Merger Costs	16,000	—		5,200,000		5,216,000
Loss from impairment	—	100,000				100,000
Debt extinguishment fees	—	587,000				587,000
Depreciation	195,000	1,263,000				1,458,000
Total operating expenses	5,618,000	9,315,000		5,200,000		20,133,000
Loss from operations	(4,016,000)	(723,000)		(5,200,000)		(9,939,000)

Other income (expense)
Interest expense	(154,000)	(2,381,000)				(2,535,000)
Income from investment in equity method investee	3,000	116,000		(119,000)	(b)	—
Loss on acquisition in real estate	—	(2,000)				(2,000)
Distribution income - related party	34,000	—		(34,000)	(c)	—
Interest income	—	1,000				1,000
Total other expense	(117,000)	(2,266,000)		(153,000)		(2,536,000)

Loss from continuing operations	(4,133,000)	(2,989,000)		(5,353,000)		(12,475,000)

Discontinued operations, net of income taxes	—	—				—
Loss from assets held for sale, net of income taxes	(19,000)	(244,000)				(263,000)
Total income (loss) from discontinued operations	(19,000)	(244,000)		—		(263,000)

Provision for income taxes	—	—		—		—

Net loss	(4,152,000)	(3,233,000)		(5,353,000)		(12,738,000)
Net income (loss) attributable to non-controlling interest – related party	116,000	33,000		(101,000)	(b)	48,000
Net loss attributable to common stockholders	$(4,268,000)	$(3,266,000)		$(5,252,000)		$(12,786,000)
Net loss attributable to common stockholders	$(3.87)	$(0.30)		$0.75		$(2.50)
Weighted average shares outstanding	1,102,459	10,999,713		(6,984,818)		5,118,354

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MVP REIT II, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2017

	MVP II Historical (a)	MVP I Historical (a)	Pro Forma Adjustments		MVP II Pro Forma
Revenues
Rental revenue - base rent	$2,002,000	$2,122,000			$4,124,000
Total revenues	2,002,000	2,122,000	—		4,124,000

Operating expenses
General and administrative	328,000	413,000			741,000
Acquisition expenses	1,766,000	265,000			2,031,000
Acquisition expenses – related party	1,118,000	330,000			1,448,000
Operation and maintenance	351,000	545,000			896,000
Operation and maintenance - related party	237,000	309,000			546,000
Merger Costs	125,000	138,000	5,200,000		5,463,000
Depreciation	425,000	334,000			759,000
Total operating expenses	4,350,000	2,334,000	5,200,000		11,884,000
Loss from operations	(2,348,000)	(212,000)	(5,200,000)		(7,760,000)

Other income (expense)
Interest expense	(796,000)	(696,000)			(1,492,000)
Income from investment in equity method investee	14,000	28,000	(42,000)	(b)	—
Distribution income - related party	52,000	—	(52,000)	(c)	—
Total other expense	(730,000)	(668,000)	(94,000)		(1,492,000)

Loss from continuing operations	(3,078,000)	(880,000)	(5,294,000)		(9,252,000)

Discontinued operations, net of income taxes					—
Loss from assets held for sale, net of income taxes	6,000	(59,000)			(53,000)
Total income (loss) from discontinued operations	6,000	(59,000)	—		(53,000)

Provision for income taxes	—	—	—		—

Net loss	(3,072,000)	(939,000)	(5,294,000)		(9,305,000)
Net income (loss) attributable to non-controlling interest – related party	28,000	13,000	(38,000)	(b)	3,000
Net loss attributable to common stockholders	$(3,100,000)	$(952,000)	$(5,256,000)		$(9,308,000)
Net loss attributable to common stockholders	$(1.28)	$(0.09)	$0.75		$(1.45)
Weighted average shares outstanding	2,425,200	10,969,524	(6,965,648)		6,429,076

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MVP REIT II, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Reflects MVP II’s and MVP I’s historical unaudited condensed consolidated operations for the three months ended March 31, 2017 derived from the companies’ Annual Reports on Form 10-Q as filed with the Securities and Exchange Commission on May 18, 2017 and May 10, 2017, respectively.
(b)	MVP I owes MVP II approximately $205,000; however, since it is shown net on MVP II balance sheet with Due to Related Parties the net consolidating entry is zero.
(c)	Reflects the elimination of Investment in cost method investee and investments held at cost, where ownership would be held 100% by the Combined Company. The remaining non-controlling interest is related to the ownership of Mabley Place Garage, LLC.
(d)	Reflects the elimination of the MVP I shares held by MVP II.
(e)	Reflects the conversion of MVP I’s common stock at 0.365 to 1 for MVP II's common stock.
(f)	Reflects the net purchase price as shown above, allocated to assets and liabilities of MVP I on a preliminary basis as of March 31, 2017:
Cash	$2,191,000
Cash - restricted	$1,629,000
Accounts receivable	$83,000
Prepaid expenses and other assets	$745,000
Deferred rental assets	$100,000
Total investments in real estate and fixed assets, net	$157,268,000
Accounts payable and accrued liabilities	$(876,000)
Deferred revenue	$(42,000)
Due to related parties	$(869,000)
Liabilities related to assets held for sale	$(78,000)
Security deposits	$(186,000)
Line of Credit	$(7,918,000)
Notes payable, net of loan issuance costs	$(52,077,000)
Noncontolling interest - related party	$(2,829,000)

$97,141,000 *
*	For purposes of the preliminary allocation, the purchase price is determined by multiplying 3,885,630, or the total number of shares of MVP II common stock expected to be issued to MVP I stockholders at the closing of the Merger, by $25.00, or the initial public offering price for a share of MVP II common stock.
(g)	Reflects use of $5,200,000 of cash balance as of March 31, 2017 to fund the cash consideration in the merger and pay other expenses related to the Merger.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2016

(a)	Reflects MVP II’s and MVP I’s historical unaudited condensed consolidated operations for the year ended December 31, 2016 derived from the companies’ Annual Reports on Form 10-K as filed with the SEC on March 27, 2017 and March 24, 2017, respectively.
(b)	Reflects the elimination of Investment in cost method investee and investments held at cost, where ownership would be held 100% by the Combined Company, except for Maybley Place that would be 83.33% held by the Combined Company.
(c)	Reflects the elimination of the MVP I shares held by MVP II.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2017

(a)	Reflects MVP II’s and MVP I’s historical unaudited condensed consolidated operations for the three months ended March 31, 2017 derived from the companies’ Annual Reports on Form 10-Q as filed with the Securities and Exchange Commission on May 18, 2017 and May 10, 2017, respectively.
(b)	Reflects the elimination of Investment in cost method investee and investments held at cost, where ownership would be held 100% by the Combined Company, except for Maybley Place that would be 83.33% held by the Combined Company.
(c)	Reflects the elimination of the MVP I shares held by MVP II.
(d)	Reflects use of $5,200,000 of cash balance as of March 31, 2017 to fund the cash consideration in the merger and pay other expenses related to the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

MVP REIT II, INC.,

MVP REALTY ADVISORS, LLC

ONLY FOR THE PURPOSES OF SECTION 4.21, SECTION 4.22(B), SECTION 5.21, SECTION 5.23(B) AND SECTION 6.4

MVP MERGER SUB, LLC, AND

MVP REIT, INC.

DATED AS OF MAY 26, 2017

ARTICLE 1 DEFINITIONS

Section 1.1	Definitions.	A-1
Section 1.2	Interpretation and Rules of Construction	A-9

ARTICLE 2 THE MERGER

Section 2.1	The Merger; Other Transactions	A-10
Section 2.2	Closing	A-10
Section 2.3	Merger Effective Time	A-10
Section 2.4	Organizational Documents of the Surviving Entity	A-10
Section 2.5	Managers of the Surviving Entity	A-10
Section 2.6	Tax Treatment of the Merger	A-11
Section 2.7	Subsequent Actions	A-11

ARTICLE 3 EFFECTS OF THE MERGER

Section 3.1	Effects of the Merger.	A-11
Section 3.2	Exchange Procedures; Distributions with Respect to Unexchanged Shares.	A-12
Section 3.3	Withholding Rights	A-14
Section 3.4	Lost Certificates	A-14
Section 3.5	Dissenters Rights	A-14
Section 3.6	General Effects of the Merger	A-14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF REIT I

Section 4.1	Organization and Qualification; Subsidiaries.	A-15
Section 4.2	Authority; Approval Required.	A-15
Section 4.3	No Conflict; Required Filings and Consents.	A-16
Section 4.4	Capital Structure.	A-17
Section 4.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.	A-18
Section 4.6	Absence of Certain Changes or Events	A-19
Section 4.7	No Undisclosed Liabilities	A-19
Section 4.8	Permits; Compliance with Law.	A-20
Section 4.9	Litigation	A-20
Section 4.10	Properties.	A-20
Section 4.11	Environmental Matters	A-21
Section 4.12	Material Contracts.	A-21
Section 4.13	Taxes.	A-23
Section 4.14	Intellectual Property	A-25
Section 4.15	Insurance	A-25
Section 4.16	Benefit Plans.	A-25
Section 4.17	Related Party Transactions	A-26
Section 4.18	Brokers	A-26
Section 4.19	Opinion of Financial Advisor	A-26
Section 4.20	Takeover Statutes	A-26
Section 4.21	Information Supplied	A-26
Section 4.22	No Other Representations and Warranties.	A-27

A-i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES

Section 5.1	Organization and Qualification; Subsidiaries.	A-28
Section 5.2	Authority.	A-28
Section 5.3	No Conflict; Required Filings and Consents.	A-29
Section 5.4	Capital Structure.	A-30
Section 5.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.	A-31
Section 5.6	Absence of Certain Changes or Events	A-32
Section 5.7	No Undisclosed Liabilities	A-33
Section 5.8	Permits; Compliance with Law.	A-33
Section 5.9	Litigation	A-33
Section 5.10	Properties.	A-33
Section 5.11	Environmental Matters	A-34
Section 5.12	Material Contracts.	A-34
Section 5.13	Taxes.	A-36
Section 5.14	Benefit Plans.	A-38
Section 5.15	Intellectual Property	A-39
Section 5.16	Insurance	A-39
Section 5.17	Related Party Transactions	A-39
Section 5.18	Brokers	A-39
Section 5.19	Takeover Statutes	A-39
Section 5.20	Ownership of Merger Sub; No Prior Activities.	A-40
Section 5.21	Information Supplied	A-40
Section 5.22	Financing	A-40
Section 5.23	No Other Representations and Warranties.	A-40

ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1	Conduct of Business by REIT I.	A-41
Section 6.2	Conduct of Business by REIT II.	A-44
Section 6.3	No Control of Other Parties’ Business	A-47
Section 6.4	Advisor Assistance Prior to Consummation of the Merger.	A-47

ARTICLE 7 ADDITIONAL COVENANTS

Section 7.1	Preparation of the Form S-4 and the Proxy Statement; Common Stockholder Approvals.	A-48
Section 7.2	Access to Information; Confidentiality.	A-49
Section 7.3	No Solicitation of Transactions.	A-50
Section 7.4	Public Announcements	A-53
Section 7.5	Appropriate Action; Consents; Filings.	A-53
Section 7.6	Notification of Certain Matters; Transaction Litigation.	A-55
Section 7.7	Indemnification; Directors’ and Officers’ Insurance.	A-55
Section 7.8	Dividends.	A-57
Section 7.9	Takeover Statutes	A-57
Section 7.10	Obligations of the Parties	A-57
Section 7.11	Related Party Agreements	A-57
Section 7.12	Tax Matters.	A-58
Section 7.13	REIT II Board	A-58

A-ii

EXHIBITS

Exhibit A – Termination and Fee Agreement
Exhibit B – Amended and Restated REIT II Advisory Agreement
Exhibit C – REIT I Charter Amendment
Exhibit D – REIT II Charter Amendment
Exhibit E – Articles of Merger
Exhibit F – Certificate of Merger
Exhibit G – Surviving Entity Certificate of Formation
Exhibit H – Surviving Entity Operating Agreement

DISCLOSURE LETTERS

REIT I Disclosure Letter
REIT II Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2017 (this “Agreement”), is among MVP REIT II, INC., a Maryland corporation (“REIT II”), MVP MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), MVP REALTY ADVISORS, LLC, a Delaware limited liability company (the “Advisor”), in its capacity as the external advisor to REIT I (as defined herein) (in that capacity, “REIT I Advisor”), which is a Party hereto only for purposes of Section 4.21, Section 4.22(b) and Section 6.4, MVP REIT, INC., a Maryland corporation (“REIT I”), and the Advisor, in its capacity as the external advisor to REIT II (in that capacity, “REIT II Advisor”), which is a Party hereto only for purposes of Section 5.21, Section 5.23(b) and Section 6.4. Each of REIT II, Merger Sub, REIT I, REIT I Advisor and REIT II Advisor is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which REIT I will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company, and each share of common stock, $0.001 par value per share (the “REIT I Common Stock”), of REIT I issued and outstanding immediately prior to the Merger Effective Time (as defined herein) that is not retired pursuant to this Agreement will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”);

WHEREAS, on the recommendation of the special committee (the “REIT I Special Committee”) of the Board of Directors of REIT I (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the REIT I Charter Amendment, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and its stockholders, (b) authorized and approved this Agreement, the REIT I Charter Amendment, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger and the REIT I Charter Amendment be submitted for consideration at the Stockholders Meeting and (d) recommended the approval of the Merger and the REIT I Charter Amendment by the REIT I stockholders;

WHEREAS, on the recommendation of the special committee (the “REIT II Special Committee”) of the Board of Directors of REIT II (the “REIT II Board”), the REIT II Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and its stockholders and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, REIT II, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1   Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT II than those contained in the Confidentiality Agreement; provided, any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Advisor Board Approvals” means the approval of each of the Board of Directors of Vestin Realty Mortgage, Inc. and the Board of Directors of Vestin Realty Mortgage II, Inc. of the Advisor’s entry into (i) the Termination and Fee Agreement and (ii) the Amended and Restated REIT II Advisory Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Amended and Restated REIT II Advisory Agreement” means the agreement substantially in the form attached hereto as Exhibit B.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stockholder Approvals” means (a) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote on the Merger, excluding any shares of REIT I Common Stock owned by the REIT I Advisor, any director of REIT I or any of their Affiliates (as defined in the REIT I Charter) from the numerator and denominator for purposes of determining whether a majority of the outstanding shares of REIT I Common Stock have voted affirmatively for the Merger and (b) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote on the REIT I Charter Amendment.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement between REIT I and REIT II dated February 7, 2017.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Environmental Law” means any Law (including common law) relating to the prevention of pollution, protection of the environment (including air, surface water, groundwater, land surface or subsurface land and natural resources), remediation of contamination, restoration of environmental quality or occupational health or workplace safety, including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.365, as such number may be adjusted in accordance with Section 3.1(b).

“Expenses” means all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Expense Reimbursement” means payment in an amount equal to the documented Expenses incurred by REIT II; provided that such payment will not exceed $500,000.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.5(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); and Section 5.5(f) (Investment Company Act);

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those substances, materials or wastes listed in, defined in, subject to, classified by or regulated under any Environmental Law as hazardous or toxic, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any REIT II Party or, solely for purposes of Section 5.23(b), REIT II Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT II Disclosure Letter and (ii) with respect to REIT I or, solely for purposes of Section 4.22(b), REIT I Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any REIT II Material Contract or any REIT I Material Contract, as applicable.

“Merger Consideration” means, in respect of any share of REIT I Common Stock, the right to receive from REIT II the number of shares of REIT II Common Stock equal to the Exchange Ratio (subject to the treatment of fractional shares of REIT II Common Stock in accordance with Section 3.1(d)).

“Merger Sub Governing Documents” means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to REIT II, Liens that are disclosed on Section 5.4(b) of the REIT II Disclosure Letter, and with respect REIT I, Liens that are disclosed on Section 4.4(b) of the REIT I Disclosure Letter; (v) with respect to REIT II, Liens that are disclosed on the consolidated balance sheet of REIT II dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Liens that are disclosed on the consolidated balance sheet of REIT I dated December 31, 2016, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to REIT II or REIT I, Liens arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of REIT II or REIT I, Liens that are recorded in a public record or disclosed on existing title policies; or (viii) with respect to REIT II or REIT I, Liens that were incurred in the ordinary course of business since December 31, 2016 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“REIT I Advisory Agreement” means the Advisory Agreement, dated as of September 25, 2012, by and between REIT I and REIT I Advisor, as amended and in effect on the date hereof.

“REIT I Bylaws” means the Bylaws of REIT I, as in effect on the date hereof.

“REIT I Charter” means the charter of REIT I as in effect on the date hereof.

“REIT I Charter Amendment” means the amendment to the REIT I Charter, substantially in the form attached hereto as Exhibit C.

“REIT I Convertible Stockholder Approvals” means the approval of the Merger and the REIT I Charter Amendment by the sole holder of the REIT I Convertible Stock.

“REIT I DRIP” means the distribution reinvestment plan of REIT I.

“REIT I Equity Incentive Plan” means the MVP REIT, Inc. 2012 Stock Incentive Plan.

“REIT I Governing Documents” means the REIT I Bylaws and the REIT I Charter.

“REIT I Material Adverse Effect” means any event, circumstance, change, effect, develop-ment, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT I to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT I to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT I Material Adverse Effect), (B) any changes that affect the parking industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, relative to others in the REIT industry that invest primarily in parking lots and decks in the geographic regions in which REIT I and the REIT I Subsidiaries operate.

“REIT I Public Offering” means the registered public offering of shares of REIT I Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-180741).

“REIT I Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I, any REIT I Subsidiary or any joint venture in which REIT I or any REIT I Subsidiary has an interest as of the date of this Agreement (including all of REIT I’s or any REIT I Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT I Share Repurchase Program” means the share repurchase program of REIT I as described in the prospectus for the REIT I Public Offering.

“REIT I Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities entitled to vote in the election of directors, managers or trustees thereof is, directly or indirectly, owned by REIT I or one or more of the other REIT I Subsidiaries, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT I or one or more of the other REIT I Subsidiaries or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent.

“REIT II Advisory Agreement” means the Amended and Restated Advisory Agreement by and among REIT II, the REIT II Operating Partnership and REIT II Advisor, dated as of October 5, 2015, as amended and in effect on the date hereof.

“REIT II Articles Supplementary” means Articles Supplementary to be filed with, and accepted for record by, the SDAT in connection with the reclassification of shares of REIT II Convertible Stock into additional authorized but unissued shares of REIT II Common Stock.

“REIT II Bylaws” means the Bylaws of REIT II, as amended and in effect on the date hereof.

“REIT II Charter” means the charter of REIT II in effect on the date hereof.

“REIT II Charter Amendment” means the amendment to the REIT II Charter, substantially in the form attached hereto as Exhibit D.

“REIT II Common Stock” means the common stock, $0.0001 par value per share, of REIT II.

“REIT II DRIP” means the distribution reinvestment plan of REIT II.

“REIT II Equity Incentive Plan” means the MVP REIT II, Inc. Long-Term Incentive Plan (including the MVP REIT II, Inc. Independent Directors Compensation Plan).

“REIT II Governing Documents” means the REIT II Bylaws and the REIT II Charter.

“REIT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT II Parties to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT II Material Adverse Effect), (B) any changes that affect the parking industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT II and the REIT II Subsidiaries, taken as a whole, relative to others in the REIT industry that invest primarily in parking lots and decks in the geographic regions in which REIT II and the REIT II Subsidiaries operate.

“REIT II Operating Partnership” means MVP REIT II Operating Partnership, LP, a Delaware limited partnership and the operating partnership of REIT II.

“REIT II Parties” means REIT II and Merger Sub.

“REIT II Partnership Agreement” means the Limited Partnership Agreement, dated as of September 22, 2015, of the REIT II Operating Partnership, as amended through the date hereof.

“REIT II Private Placements” means the REIT II Series 1 Private Placement and the REIT II Series A Private Placement.

“REIT II Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT II, any REIT II Subsidiary or any joint venture in which REIT II or any REIT II Subsidiary has an interest as of the date of this Agreement (including all of REIT II’s or any REIT II Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT II Public Offering” means the registered public offering of shares of REIT II Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-205893).

“REIT II Series 1 Preferred Stock” means the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of REIT II.

“REIT II Series 1 Private Placement” means the private placement of the REIT II Series 1 Preferred Stock, together with REIT II Warrants.

“REIT II Series A Preferred Stock” means the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of REIT II.

“REIT II Series A Private Placement” means the private placement of the REIT II Series A Preferred Stock, together with REIT II Warrants.

“REIT II Share Repurchase Program” means the share repurchase program of REIT II as described in the prospectus for the REIT II Public Offering.

“REIT II Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities entitled to vote in the election of directors, managers or trustees thereof is, directly or indirectly, owned by REIT II or one or more of the other REIT II Subsidiaries, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT II or one or more of the other REIT II Subsidiaries or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including the REIT II Operating Partnership.

“REIT II Warrants” means the warrants to acquire shares of REIT II Common Stock, which warrants have been and may be issued from time to time in connection with the REIT II Private Placements.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” means the REIT I Special Committee or the REIT II Special Committee, as applicable.

“Stockholder Approvals” means the Common Stockholder Approvals and the REIT I Convertible Stockholder Approvals.

“Stockholders Meeting” means the meeting of the holders of shares of REIT I Common Stock for the purpose of seeking the Common Stockholder Approvals, including any postponement or adjournment thereof.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Termination and Fee Agreement” means the agreement substantially in the form attached hereto as Exhibit A.

“Termination Fee” means an amount equal to $1,500,000.

“Wholly Owned REIT I Subsidiary” means any subsidiary that is, directly or indirectly, wholly owned by REIT I.

“Wholly Owned REIT II Subsidiary” means the REIT II Operating Partnership and any subsidiary that is, directly or indirectly, wholly owned by REIT II or the REIT II Operating Partnership.

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Recitals
Articles of Merger	Section 2.3
Certificate	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
DE SOS	Section 2.3
DLLCA	Recitals
Escrow Agreement	Section 9.3(f)
Exchange Agent	Section 3.2(a)
Exchange Agent Agreement	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Expected Holder Limit	Section 4.1(f)
Form S-4	Section 7.1(a)
Go Shop Bidder	Section 7.3(a)
Go Shop End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.2(c)
Merger	Recitals
Merger Effective Time	Section 2.3
Merger Sub	Recitals
MGCL	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Recitals
Payor	Section 9.3(d)
Prime Rate	Section 9.3(e)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT	Section 5.13(b)
REIT I	Recitals
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Common Stock	Recitals
REIT I Convertible Stock	Section 4.4(a)
REIT I Notice of Intention	Section 7.3(c)(i)
REIT I Designees	Section 7.13
REIT I Disclosure Letter	Article 4
REIT I Financial Advisor	Section 4.19
REIT I Insurance Policies	Section 4.15
REIT I Management Agreements	Section 4.12(a)(xv)
REIT I Material Contract	Section 4.12(b)
REIT I Organizational Documents	Section 7.7(b)
REIT I Permits	Section 4.8(a)
REIT I Preferred Stock	Section 4.4(a)

Defined Term	Location of Definition
REIT I Related Party Agreements	Section 4.16
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(c)
REIT II	Recitals
REIT II Board	Recitals
REIT II Convertible Stock	Section 5.4(a)
REIT II Disclosure Letter	Article 5
REIT II Insurance Policies	Section 5.16
REIT II Management Agreements	Section 5.12(a)(xv)
REIT II Material Contract	Section 5.12(b)
REIT II Permits	Section 5.8(a)
REIT II Preferred Stock	Section 5.4(a)
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)
REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(c)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
Superior Proposal	Section 7.3(f)(ii)
Surviving Entity	Section 2.1
Surviving Entity Certificate of Formation	Section 2.4
Surviving Entity Operating Agreement	Section 2.4
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 5.1(c)
Transfer Taxes	Section 7.12(d)

Section 1.2   Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)“or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1   The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the Merger (the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of REIT II. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.

Section 2.2   Closing. The closing (the “Closing”) of the Merger will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by REIT I and REIT II. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date”.

Section 2.3   Merger Effective Time. On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the Merger, in substantially the form attached hereto as Exhibit E, to be duly executed and filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL (the “Articles of Merger”), (ii) cause a certificate of merger with respect to the Merger, in substantially the form attached hereto as Exhibit F, to be duly executed and filed with, and accepted for record by, the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “Certificate of Merger”), and (iii) make any other filings, recordings or publications required to be made by REIT I, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at the time the Articles of Merger and the Certificate of Merger are accepted for record by the SDAT and the DE SOS, as applicable, on the Closing Date or on such other date and time not to exceed 30 days from the date of filing as shall be agreed to by REIT I and REIT II, upon approval by the REIT I Special Committee and the REIT II Special Committee, respectively, and specified in the Articles of Merger and the Certificate of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4   Organizational Documents of the Surviving Entity. At the Merger Effective Time and by virtue of the Merger, (i) the certificate of formation of the Surviving Entity (the “Surviving Entity Certificate of Formation”) shall be substantially in the form attached hereto as Exhibit G, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation, and (ii) the limited liability company operating agreement of the Surviving Entity (the “Surviving Entity Operating Agreement”) shall be substantially in the form attached as Exhibit H, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity Certificate of Formation and the Surviving Entity Operating Agreement.

Section 2.5   Managers of the Surviving Entity. At the Merger Effective Time, by virtue of the Merger, the managers of Merger Sub shall serve as the managers of the Surviving Entity.

Section 2.6   Tax Treatment of the Merger. The Parties hereby confirm, covenant and agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.

Section 2.7   Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of REIT I or the Surviving Entity acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement, then the managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1   Effects of the Merger.

(a) The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of REIT II, REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:

(i) Except as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii) and subject to Section 3.1(c) and Section 3.1(d), each share of REIT I Common Stock outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such

(ii) share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share), the Merger Consideration.

(iii) Each share of REIT I Common Stock, if any, then held by any Wholly Owned REIT I Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor, except as expressly provided in the Termination and Fee Agreement, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(iv) Each share of REIT I Common Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(v) Each share of REIT I Convertible Stock shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or other right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(vi) Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.

(b) Adjustment of the Merger Consideration. Without limiting the other provisions of this Agreement, between the date of this Agreement and the Merger Effective Time, if either of REIT I or REIT II should split, combine or otherwise reclassify the REIT I Common Stock or the REIT II Common Stock or make a dividend or other distribution in shares of the REIT I Common Stock (other than as specifically contemplated in this Agreement) or the REIT II Common Stock (including any dividend or other distribution of securities convertible into REIT I Common Stock or REIT II Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c) Transfer Books. From and after the Merger Effective Time, the share transfer books of REIT I shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock. From and after the Merger Effective Time, Persons who held REIT I Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates or Book-Entry Shares of REIT I Common Stock presented to the Exchange Agent, REIT II, the Surviving Entity or the transfer agent shall be exchanged for the Merger Consideration with respect to REIT I Common Stock formerly represented thereby, as applicable.

(d) No Fractional Shares. No certificates or scrip representing fractional shares of REIT II Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of REIT II. In lieu of receiving any such fractional share, the holder shall receive cash (without interest) in an amount rounded up to the nearest whole cent, determined by multiplying (i) the fraction of a share to which such holder would otherwise be entitled by (ii) $25.00.

Section 3.2   Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a) As soon as practicable prior to the Merger Effective Time, REIT II will designate a bank or trust company reasonably acceptable to REIT I to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(i). Within 20 Business Days of the date of this Agreement, REIT II will use its commercially reasonable efforts enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to REIT I (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2.

(b) Prior to the Merger Effective Time, REIT II shall deposit with the Exchange Agent for the sole benefit of the holders of shares of REIT I Common Stock, for exchange in accordance with this Article 3, (i) certificates or Book-Entry shares representing shares of REIT II Common Stock to be issued pursuant to Section 3.1(a)(i) equal to the aggregate Merger Consideration (together with cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(d), the “Exchange Fund”). In addition to the foregoing, after the Merger Effective Time on the appropriate payment date, if applicable, REIT II shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of REIT II Common Stock pursuant to Section 3.2(e) and such dividends or other distributions shall be deemed to be part of the Exchange Fund. REIT II shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration and any applicable dividends or other distributions out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by REIT II. No investment of the Exchange Fund shall relieve REIT II or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, REIT II shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy REIT II’s obligations hereunder for the benefit of the holders of shares of REIT I Common Stock at the Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c) As soon as reasonably practicable after the Merger Effective Time (but in no event later than two (2) Business Days thereafter), REIT II shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of REIT I Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by REIT II and reasonably acceptable to REIT I (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry

(d) Shares to the Exchange Agent) and (A) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of REIT I Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(e) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of REIT I Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of REIT I Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with Section 3.2(e), if any, after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be deemed, at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(f) No dividends or other distributions declared or made after the Merger Effective Time with respect to REIT II Common Stock with a record date after the Merger Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates or Book-Entry Shares representing REIT II Common Stock and no cash payment (including cash payment in lieu of a fractional share of REIT II Common Stock) shall be paid to any such holder pursuant to Section 3.1(d) until such holder shall have surrendered its Certificates or Book-Entry Share pursuant to this Section 3.2 and all such dividends and other distributions shall be paid by REIT II to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of REIT II Common Stock represented by the certificate or Book-Entry Shares received by such holder and having a record date on or after the Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of REIT II Common Stock and having a record date on or after the Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

(g) In the event of a transfer of ownership of shares of REIT I Common Stock that is not registered in the transfer records of REIT I, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of REIT II that such Tax either has been paid or is not applicable.

(h) Any portion of the Exchange Fund that remains undistributed to the holders of REIT I Common Stock for twelve (12) months after the Merger Effective Time shall be delivered to REIT II upon demand, and any former holders of REIT I Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to REIT II for payment of their claims with respect thereto.

(i) None of REIT I, the REIT II Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger

Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of REIT I Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of REIT II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3   Withholding Rights. Each Party (including the Surviving Entity) and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by REIT II, the posting by such Person of a bond in such reasonable amount as REIT II may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.5   Dissenters Rights. After giving effect to the REIT I Charter Amendment, no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including without limitation the REIT I Charter Amendment.

Section 3.6   General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges and powers of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF REIT I

Except (a) as set forth in the disclosure letter prepared by REIT I and delivered by REIT I to the REIT II Parties prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of REIT I made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2016 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided that the disclosures in the REIT I SEC documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the REIT I Disclosure Letter, and (ii) Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a)-(c) (SEC Documents; Financial Statements), Section 4.18 (Brokers), Section 4.19 (Opinion of Financial Advisor), REIT I hereby represents and warrants to the REIT II Parties, and, solely with respect to representations made by it in Section 4.21 and Section 4.22(b), REIT I Advisor hereby represents and warrants to the REIT II Parties, that:

Section 4.1   Organization and Qualification; Subsidiaries.

(a) REIT I is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a REIT I Material Adverse Effect. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(c) Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).

(e) REIT I is in compliance with the terms of the REIT I Governing Documents in all material respects.

(f) REIT I has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2   Authority; Approval Required.

(a) REIT I has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by REIT I and the consummation by REIT I of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of REIT I is necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the Merger, to receipt of the applicable Stockholder Approvals, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL, and the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the DE SOS in accordance with the DLLCA and (ii) with respect to the REIT I Charter Amendment, to receipt of the applicable Stockholder Approvals and to the filing of Articles of Amendment with, and acceptance for record of Articles of Amendment by, the SDAT.

(b) This Agreement has been duly executed and delivered by REIT I, and assuming due authorization, execution and delivery by the REIT II Parties, constitutes a legally valid and binding obligation of REIT I enforceable against REIT I in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the REIT I Special Committee, the REIT I Board has (i) determined that the terms of this Agreement, the REIT I Charter Amendment, the Merger and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT I and the holders of REIT I Common Stock, (ii) approved, authorized, adopted and declared advisable this Agreement, the REIT I Charter Amendment and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger and the REIT I Charter Amendment be submitted to a vote of the holders of REIT I Common Stock and (iv) recommended that holders of REIT I Common Stock vote in favor of approval of the REIT I Charter Amendment and the Merger (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The Stockholder Approvals are the only vote of the holders of securities of REIT I required to approve the REIT I Charter Amendment and the Merger.

Section 4.3   No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by REIT I do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approvals, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) The execution and delivery of this Agreement by REIT I does not, and the performance of this Agreement by REIT I will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS pursuant to the DLLCA, (iv) the filing of Articles of Amendment setting forth the REIT I Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or as may be necessary to satisfy the applicable requirements of the Laws of the states in which REIT I or any REIT I Subsidiary are qualified or licensed to do business, (vi) such filings as may be required in connection with state and local transfer Taxes, (vii) the consents, authorizations, orders or approvals of each Governmental

Authority listed in Section 8.1(a) of the REIT I Disclosure Letter, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.4   Capital Structure.

(a) The authorized capital stock of REIT I consists of 98,999,000 shares of REIT I Common Stock, 1,000,000 shares of preferred stock, $0.001 par value per share (“REIT I Preferred Stock”) and 1,000 shares of Non-Participating, Non-Voting Convertible Stock, $0.001 par value per share (“REIT I Convertible Stock”). At the close of business on May 22, 2017, (i) 10,997,082 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding, (iii) 1,000 shares of REIT I Convertible Stock were issued and outstanding and (iv) 300,000 shares of REIT I Common Stock were available for grant under the REIT I Equity Incentive Plan. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.

(b) All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(c) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except as set forth in Section 4.4(a) of the REIT I Disclosure Letter and other than (i) shares of REIT I Common Stock issuable pursuant to the terms of the REIT I Convertible Stock and (ii) pursuant to the REIT I DRIP, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.

(d) Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 4.4(d) of the REIT I Disclosure Letter. No REIT I Common Stock is owned by any REIT I Subsidiary.

(e) REIT I does not have a “poison pill” or similar stockholder rights plan.

(f) All dividends or other distributions on the shares of REIT I Common Stock and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5   SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) REIT I has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2014 (the forms, documents, statements and reports filed with the SEC since December 31, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date so filed, and (ii) did not or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT I SEC Documents filed as of the date of this Agreement is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. None of the REIT I SEC Documents filed as of the date of this Agreement is the subject of any confidential treatment request by REIT I. No REIT I Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) At all applicable times, REIT I has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.

(d) Since December 31, 2014, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT I, such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT II were required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT I has disclosed to REIT I’s auditors and audit committee (and made summaries of such disclosures available to REIT II) (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I’s ability to record, process, summarize and report financial information and (B) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) REIT I is not and none of the REIT I Subsidiaries is, a party to, and neither REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I’s or such REIT I Subsidiary’s audited financial statements or other REIT I SEC Documents.

(f) Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6   Absence of Certain Changes or Events. Since December 31, 2016 through the date of this Agreement, except as contemplated by this Agreement, (a) REIT I and each REIT I Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1 (Conduct of the Business of REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.7   No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of December 31, 2016 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.

Section 4.8   Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications, registrations and clearances of any Governmental Authority (“Permits”) necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. All applications required to have been filed for the renewal of the REIT I Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such REIT I Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which would not result in the denial, revocation, impairment or invalidation of a REIT I Permit relating to any material REIT I Property. To the Knowledge of REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit, except where the impairment or revocation of any such REIT I Permit would not adversely affect the ownership or operation of any material REIT I Property.

(b) Neither REIT I nor any REIT I Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections), or (ii) any REIT I Permits (except for the REIT I Permits addressed in Section 4.10 or Section 4.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.9   Litigation. There is no material action, suit, proceeding or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. Neither REIT I nor any REIT I Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2016, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.

Section 4.10   Properties.

(a) Section 4.10(a) of the REIT I Disclosure Letter lists the parcels of real property that, together with the structures and improvements thereon, constitute the REIT I Properties, and sets forth REIT I or the applicable REIT I Subsidiary owning such REIT I Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT I or a REIT I Subsidiary owns fee simple title to each of the REIT I Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the REIT I Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT I Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT I Properties, REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect.

(c) REIT I and the REIT I Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither REIT I’s, nor the REIT I Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11   Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to REIT I, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) REIT I and the REIT I Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT I and each REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; and (iv) there are no liabilities or obligations of REIT I or any of the REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12   Material Contracts.

(a) Section 4.12(a) of the REIT I Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to REIT I’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates REIT I or any REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $200,000 and is not cancelable within ninety (90) days without material penalty to REIT I or any REIT I Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT I or any REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT I or any REIT I Subsidiary or the geographic area in which REIT I or any REIT I Subsidiary may conduct business;

(iv) is a Contract that obligates REIT I or any REIT I Subsidiary to indemnify any past or present directors, officers, or employees of REIT I or any REIT I Subsidiary pursuant to which REIT I or any REIT I Subsidiary is the indemnitor; constitutes (A) an Indebtedness obligation of REIT I or any REIT I Subsidiary with a principal amount as of the date hereof greater than $200,000] or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(v) requires REIT I or any REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $200,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii) constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary) by REIT I or any REIT I Subsidiary in an amount in excess of $200,000;

(viii) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT I or any REIT I Subsidiary with a third party;

(ix) prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;

(x) is with a Governmental Authority;

(xi) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $200,000;

(xii) is an employment Contract or consulting Contract;

(xiii) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xiv) is a management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary (the “REIT I Management Agreements”);

(xv) is a ground lease under which REIT I or any REIT I Subsidiary holds a leasehold interest in the REIT I Properties or any portion thereof; or

(xvi) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a) to which REIT I or any REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT I Material Contract.”

(c) Each REIT I Material Contract is legal, valid, binding and enforceable on REIT I and each other REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). REIT I and each REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof. Neither REIT I nor any REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Neither REIT I nor any REIT I Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT I Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.

Section 4.13   Taxes.

(a) REIT I and each REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. REIT I and each REIT I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.

(b) REIT I (i) for all taxable years commencing with REIT I’s year ending December 31, 2013 and through December 31, 2016, has been subject to taxation as a real estate investment trust (a “REIT”) under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2017 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT I. No REIT I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e) Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g) REIT I and the REIT I Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of REIT I or any REIT I Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m) Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14   Intellectual Property. Neither REIT I nor any REIT I Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT I or any REIT I Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, (i) no Intellectual Property used by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT I, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. Since December 31, 2013, neither REIT I nor any REIT I Subsidiary has received any written or, to the Knowledge of REIT I, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15   Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”) have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies. No written notice of cancellation or termination has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16   Benefit Plans.

(a) Other than the REIT I Equity Incentive Plan, REIT I and the REIT I Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT I Material Adverse Effect, none of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT I Material Adverse Effect, the REIT I Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d) None of REIT I, any REIT I Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) The REIT I Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g) Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation under any Contract, the REIT I Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(h) Neither REIT I nor any REIT I Subsidiary has, or has ever had, any employees on its payroll.

(i) No individual who provides services to REIT I or any REIT I Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT I or a REIT I Subsidiary, and neither REIT I nor any REIT I Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT I or any REIT I Subsidiary and, to the Knowledge of REIT I, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT I or any REIT I Subsidiary.

Section 4.17   Related Party Transactions. Except as described in the publicly available REIT I SEC Documents filed with or furnished to the SEC on or after January 1, 2017 and prior to the date hereof (the “REIT I Related Party Agreements”), no agreements, arrangements or understandings between REIT I or any REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18   Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT I or any REIT I Subsidiary.

Section 4.19   Opinion of Financial Advisor. The REIT I Board has received the opinion of Robert A Stanger & Co., Inc. (the “REIT I Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of REIT I Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of REIT I Common Stock. REIT I has provided to REIT II, solely for informational purposes, a complete and accurate copy of that opinion. REIT II and Merger Sub acknowledge that the opinion of the REIT I Financial Advisor is for the benefit of the REIT I Board and that neither REIT II nor Merger Sub shall be entitled to rely on that opinion for any purpose.

Section 4.20   Takeover Statutes. Neither REIT I nor any REIT I Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT II as defined in Section 3-601 of the MGCL. The REIT I Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. After giving effect to the REIT I Charter Amendment, no dissenters’, appraisal or similar rights are available to the holders of REIT I Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21   Information Supplied. None of the information relating to REIT I, any REIT I Subsidiary or the Advisor, acting in its capacity as REIT I Advisor, contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by REIT I, any REIT I Subsidiary or the Advisor, acting in its capacity as REIT I Advisor, in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy

Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22   No Other Representations and Warranties.

(a) Except for the representations or warranties expressly set forth in this Article 4, neither REIT I nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT I or any REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT I or any REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT I nor any other Person makes or has made any representation or warranty to any REIT II Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by REIT I in this Article 4, any oral or written information presented to the REIT II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of REIT I, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, REIT I acknowledges and agrees that neither REIT II nor any other Person has made or is making any representations or warranties relating to the REIT II Parties whatsoever, express or implied, beyond those expressly given by any REIT II Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT II Party furnished or made available to REIT I or any of its Representatives.

(b) Neither REIT I nor REIT I Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT II contained in this Agreement, (ii) any breach or noncompliance by REIT II of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute a REIT II Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT II Parties and delivered by the REIT II Parties to REIT I prior to the execution and delivery of this Agreement (the “REIT II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT II Parties made herein) or (b) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2016 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respecting corresponding Section of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a)-Section 5.5(c) (SEC Documents; Financial

Statements), and Section 5.18 (Brokers), the REIT II Parties hereby jointly and severally represent and warrant to REIT I, and, solely with respect to representations made by it in Section 5.21 and Section 5.23(b), REIT II Advisor hereby represents and warrants to REIT I, that:

Section 5.1   Organization and Qualification; Subsidiaries.

(a) REIT II is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a REIT II Material Adverse Effect. Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(c) Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II Subsidiary, including a list of each REIT II Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).

(e) REIT II is in compliance with the terms of its REIT II Governing Documents in all material respects.

(f) REIT II has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2   Authority.

(a) Each of the REIT II Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the REIT II Parties and the consummation by the REIT II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT II Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL, and the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the DE SOS in accordance with the DLLCA.

(b) This Agreement has been duly executed and delivered by the REIT II Parties, and assuming due authorization, execution and delivery by REIT I, constitutes a legally valid and binding obligation of the REIT II Parties enforceable against the REIT II Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the REIT II Special Committee, the REIT II Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT II and the holders of REIT II Common Stock, and (ii) approved, authorized, adopted and declared advisable (iii) this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of REIT II Common Stock as part of the Merger Consideration and, which shares, when issued, shall be validly issued, fully paid and nonassessable, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) REIT II, as the sole member of Merger Sub, has approved this Agreement and the Merger. No vote of the holders of securities of REIT II is required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.3   No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT II Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT II or any REIT II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any Contract or Permit to which REIT II or any REIT II Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement by each of the REIT II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS pursuant to the DLLCA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, or as may be necessary to satisfy the applicable requirements of the Laws of the states in which any REIT II Party or any REIT II Subsidiary are qualified or licensed to do business, (v) such filings as may be required in connection with state and local transfer taxes, (vi) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT II Disclosure Letter and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.4   Capital Structure.

(a) The authorized capital stock of REIT II consists of 98,999,000 shares of REIT II Common Stock, 1,000,000 shares of preferred stock, $0.0001 par value per share (the “REIT II Preferred Stock”), of which 50,000 shares are classified and designated as shares of Series A Convertible Redeemable Preferred Stock, $0.0001 par value per share (the “REIT II Series A Preferred Stock”), and 50,000 shares are classified and designated as Series 1 Convertible Redeemable Preferred Stock, $0.0001 par value per share (the “REIT II Series 1 Preferred Stock”), and 1,000 shares of Convertible Stock, $0.0001 par value per share (“REIT II Convertible Stock”). At the close of business on May 22, 2017, (i) 2,548,468 shares of REIT II Common Stock were issued and outstanding, (ii) 2,862 shares of REIT II Series A Preferred Stock were issued and outstanding, (iii) 2,828 shares of REIT II Series I Preferred Stock were issued and outstanding, (iv) no shares of REIT II Convertible Stock were issued and outstanding and (v) 500,000 shares of REIT II Common Stock were available for grant under the REIT II Equity Incentive Plan. All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of REIT II Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of REIT II.

(b) All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT II or the REIT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(c) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“REIT II Voting Debt”) of REIT II or any REIT II Subsidiary issued and outstanding. Except as set forth in Section 5.4(c) of the REIT II Disclosure Letter and other than (i) pursuant to the REIT II DRIP, (ii) shares of REIT II Common Stock and/or warrants issuable pursuant to the terms of the REIT II Series A Preferred Stock and the REIT II Series 1 Preferred Stock, (iii) shares of REIT II Common Stock issuable pursuant to the terms of the REIT II Convertible Stock and (iv) pursuant to the REIT II Share Repurchase Program, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.

(d) Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries. Neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock. No REIT II Common Stock is owned by any REIT II Subsidiary.

(e) REIT II does not have a “poison pill” or similar stockholder rights plan.

(f) All dividends or other distributions on the shares of REIT II Common Stock or REIT II OP Units and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5   SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) REIT II has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT II under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since October 22, 2015 (the forms, documents, statements and reports filed with the SEC since October 22, 2015 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT II SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date so filed, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT II SEC Documents filed as of the date of this Agreement is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents. None of the REIT II SEC Documents filed as of the date of this Agreement is the subject of any confidential treatment request by REIT II. No REIT II Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.

(d) Since October 22, 2015, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT II’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT II, such disclosure controls and procedures are effective in timely alerting REIT II’s management to material information required to be included in REIT II’s periodic reports required under the Exchange Act (if REIT II were required to file such reports). REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT II has disclosed to REIT II’s auditors and audit committee (and made summaries of such disclosures available to REIT I) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT II’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT II, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) REIT II is not, and none of the REIT II Subsidiaries are, a party to, and neither REIT II nor any REIT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT II and any REIT II Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT II or any REIT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT II, any REIT II Subsidiary or REIT II’s or such REIT II Subsidiary’s audited financial statements or other REIT II SEC Documents.

(f) Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) Neither REIT II nor any REIT II Subsidiary nor, to the Knowledge of REIT II, any director, officer or Representative of REIT II or any REIT II Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT II nor any REIT II Subsidiary has received any written communication that alleges that REIT II or any REIT II Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6   Absence of Certain Changes or Events. Since December 31, 2016 through the date of this Agreement, except as contemplated by this Agreement, (a) REIT II and each REIT II Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT II nor any REIT II Subsidiary has taken any action that would have been prohibited by Section 6.2 (Conduct of the Business of REIT II) if taken from and after the date of this Agreement and (c) there has not been any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.7   No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of December 31, 2016 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT II Material Adverse Effect.

Section 5.8   Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, REIT II and each REIT II Subsidiary is in possession of all Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “REIT II Permits”), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. All applications required to have been filed for the renewal of the REIT II Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such REIT II Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, would not result in the denial, revocation, impairment or invalidation of a REIT II Permit relating to any material REIT II Property. To the Knowledge of REIT II, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit, except where the impairment or revocation of any such REIT II Permit would not adversely affect the ownership or operation of any material REIT II Property.

(b) Neither REIT II nor any REIT II Subsidiary is, and for the past one (1) year has been, in conflict with, or in default or violation of (i) any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 which are solely addressed in those Sections), or (ii) any REIT II Permits (except for the REIT II Permits addressed in Section 5.10 or Section 5.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.9   Litigation. There is no material action, suit, proceeding or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. Neither REIT II nor any REIT II Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2016, none of REIT II, any REIT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT II or any REIT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.

Section 5.10   Properties.

(a) Section 5.10(a) of the REIT II Disclosure Letter lists the parcels of real property that, together with the structures and improvements thereon, constitute the REIT II Properties, and sets forth REIT II or the applicable REIT II Subsidiary owning such REIT II Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT II or a REIT II Subsidiary owns fee simple title to each of the REIT II Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice of any uncured violation of any Law (including zoning, building, or similar Laws) affecting any portion of any of the REIT II Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT II Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT II Properties, REIT II has not received written notice of, nor does REIT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT II Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect.

(c) REIT II and the REIT II Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal property assets owned, used or held for use by them. Neither REIT II’s nor the REIT II Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 5.11   Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT II, is threatened relating to any of the REIT II Parties, any of the REIT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the REIT II Parties and the other REIT II Subsidiaries are and, for the past one (1) year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT II and each REIT II Subsidiary is in possession of all Environmental Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; and (iv) there are no liabilities or obligations of the REIT II Parties or any of the other REIT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12   Material Contracts.

(a) Section 5.12(a) of the REIT II Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT II or any REIT II Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed as an exhibit to REIT II’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates REIT II or any REIT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $200,000 and is not cancelable within ninety (90) days without material penalty to REIT II or any REIT II Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT II or any REIT II Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT II or any REIT II Subsidiary or the geographic area in which REIT II or any REIT II Subsidiary may conduct business;

(iv) is a Contract that obligates REIT II or any REIT II Subsidiary to indemnify any past or present directors, officers, or employees of REIT II or any REIT II Subsidiary pursuant to which REIT II or any REIT II Subsidiary is the indemnitor;

(v) constitutes (A) an Indebtedness obligation of REIT II or any REIT II Subsidiary with a principal amount as of the date hereof greater than $200,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT II or a REIT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT II or REIT II Subsidiary or (2) REIT II or a REIT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT II or another REIT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi) requires REIT II or any REIT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $200,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii) constitutes a loan to any Person (other than a Wholly Owned REIT II Subsidiary or the REIT II Operating Partnership) by REIT II or any REIT II Subsidiary in an amount in excess of $200,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT II or any REIT II Subsidiary with a third party;

(x) prohibits the pledging of the capital stock of REIT II or any REIT II Subsidiary or prohibits the issuance of guarantees by any REIT II Subsidiary;

(xi) is with a Governmental Authority;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $200,000;

(xiii) is an employment Contract or consulting Contract;

(xiv) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv) is a management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary (the “REIT II Management Agreements”);

(xvi) is a ground lease under which REIT II or any REIT II Subsidiary holds a leasehold interest in the REIT II Properties or any portion thereof; or

(xvii) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT II and the REIT II Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which REIT II or any REIT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT II Material Contract.”

(c) Each REIT II Material Contract is legal, valid, binding and enforceable on the REIT II Parties and each other REIT II Subsidiary that is a party thereto and, to the Knowledge of REIT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT II Parties and each other REIT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT II Material Contract and, to the Knowledge of REIT II, each other party thereto has performed all obligations required to be performed by it under such REIT II Material Contract prior to the date hereof. Neither REIT II nor any REIT II Subsidiary, nor, to the Knowledge of REIT II, any other party thereto, is in breach or violation of, or default under, any REIT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default, under any REIT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Neither REIT II nor any REIT II Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT II Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither REIT II nor any REIT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT II Material Contract.

Section 5.13   Taxes.

(a) Each REIT II Party and each other REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT II Party and each other REIT II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.

(b) REIT II (i) intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ended December 31, 2016, upon the filing of its United States federal income Tax Return for such year, (ii) has operated since January 1, 2016 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other.

(c) Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT II. No REIT II Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT II’s net capital gain for such year.

(d) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) Each REIT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(f) Neither REIT II nor any REIT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(g) Since its inception, REIT II and the REIT II Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT II has not, and none of the REIT II Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.

(h) REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements. As used in herein, “REIT II Tax Protection Agreements” means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a REIT II Subsidiary Partnership, REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “REIT II Subsidiary Partnership” means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.

(j) There are no Tax Liens upon any property or assets of REIT II or any REIT II Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(k) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.

(m) Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(n) Neither REIT II nor any REIT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(o) Neither REIT II nor any REIT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.

(q) Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II, is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.14   Benefit Plans.

(a) Other than the REIT II Equity Incentive Plan, REIT II and the REIT II Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT II nor any REIT II Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT II Material Adverse Effect, none of REIT II, any REIT II Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT II Material Adverse Effect, the REIT II Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d) None of REIT II, any REIT II Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) The REIT II Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g) Neither REIT II nor any REIT II Subsidiary is a party to or has any obligation under any Contract, the REIT II Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(h) Neither REIT II nor any REIT II Subsidiary has, or has ever had, any employees on its payroll.

(i) No individual who provides services to REIT II or any REIT II Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT II or a REIT II Subsidiary, and neither REIT II nor any REIT II Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT II or any REIT II Subsidiary and, to the Knowledge of REIT II, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT II or any REIT II Subsidiary.

Section 5.15   Intellectual Property. Neither REIT II nor any REIT II Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT II or any REIT II Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, (i) no Intellectual Property used by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted. Since May 4, 2015, neither REIT II nor any REIT II Subsidiary has received any written or, to the Knowledge of REIT II, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.16   Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the “REIT II Insurance Policies”) have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies. No written notice of cancellation or termination has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.17   Related Party Transactions. Except (i) the REIT II Partnership Agreement or (ii) as described in the publicly available REIT II SEC Documents filed with or furnished to the SEC on or after January 1, 2017 and prior to the date hereof, no agreements, arrangements or understandings between REIT II or any REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18   Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the REIT II Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.18 of the REIT II Disclosure Letter, pursuant to the terms of the engagement letter between REIT II and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT II or any REIT II Subsidiary.

Section 5.19   Takeover Statutes. None of REIT II, Merger Sub or any REIT II Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT I as defined in Section 3-601 of the MGCL. The REIT II Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. After giving effect to the REIT I Charter Amendment, no dissenters’, appraisal or similar rights are available to the holders of REIT II Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.20   Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by REIT II.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.21   Information Supplied. None of the information relating to REIT II, any REIT II Subsidiary or the Advisor, acting in its capacity as REIT II Advisor, contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by REIT II, any REIT II Subsidiary or the Advisor, acting in its capacity as REIT II Advisor, in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II, its officers, directors and partners and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by REIT I.

Section 5.22   Financing. As of the Closing, REIT II will have available to it all funds necessary to satisfy all of its obligations hereunder and transactions contemplated hereby.

Section 5.23   No Other Representations and Warranties.

(a) Except for the representations or warranties expressly set forth in this Article 5, neither REIT II nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT II or any REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT II or any REIT II Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT II nor any other Person makes or has made any representation or warranty to REIT I or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT II Parties in this Article 5, any oral or written information presented to REIT I or any of its Affiliates or Representatives in the course of their due diligence of the REIT II Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT II Parties acknowledge and agree that neither REIT I nor any other Person has made or is making any representations or warranties relating to REIT I whatsoever, express or implied, beyond those expressly given by REIT I in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding REIT I furnished or made available to the REIT II Parties or any of their respective Representatives.

(b) None of the REIT II Parties nor REIT II Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT I contained in this Agreement, (ii) any breach or noncompliance by REIT I of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute or would reasonably be expected to result in a REIT I Material Adverse Effect.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1   Conduct of Business by REIT I.

(a) REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, REIT I shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.

(b) Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, REIT I shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the REIT I Governing Documents (other than the REIT I Charter Amendment) or (B) such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the payment by REIT I to holders of shares of REIT I Common Stock as of May 24, 2017 on or about June 10, 2017 of (i) $0.0225 per share and a stock dividend equal to .002414 shares of REIT I Common Stock per share and (ii) a special one-time dividend of $0.0105 per share, (B) the declaration and payment by REIT I of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0225 per share and stock dividends not to exceed .0024 shares of REIT I Common Stock per share, (C) the declaration and payment of dividends or other distributions to REIT I by any directly or indirectly Wholly Owned REIT I Subsidiary, and (D) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary (other than (A) repurchases of shares of REIT I Common Stock pursuant to the REIT I Share Repurchase Program in an amount not to exceed $500,000 and (B) any acquisitions of shares of REIT I Common Stock pursuant to Article VI of the REIT I Charter);

(v) except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, or as otherwise contemplated in Section

6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of REIT I or any of the REIT I Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT I or any of the REIT I Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary and (B) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.1(b)(vi) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT I Property;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (y) the satisfaction of any margin call, (z) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party, and (B) this Section 6.1(b)(vii) shall not prohibit REIT I or any REIT I Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT I, any REIT I Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $200,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT I Material Contract (x) that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT I Material Contract (B) as may be reasonably necessary to comply with the terms of this Agreement, including the termination of the REIT I Advisory Agreement;

(xi) make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I included in the REIT I SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $50,000 individually or $200,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Stock in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT I’s directors (except for any reasonable compensation that may be payable to the members of the REIT I Special Committee), or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles other than with REIT II or any REIT II Subsidiary;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) other than as permitted by Section 6.1(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of REIT I to consummate the Merger;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the REIT I Disclosure Letter, in a manner adverse to REIT I or any REIT I Subsidiary; or

(xxiii) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2   Conduct of Business by REIT II.

(a) REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, each of the REIT II Parties shall, and shall cause each of the other REIT II Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT II as a REIT.

(b) Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, the REIT II Parties shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:

(i) except for the corporate, board and stockholder action, as applicable, necessary or advisable to propose, adopt and approve the REIT II Charter Amendment and the REIT II Articles Supplementary, amend or propose to amend (A) the REIT II Governing Documents or (B) such equivalent organizational or governing documents of any REIT II Subsidiary material to REIT II and the REIT II Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT II Charter) under the REIT II Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT II or any REIT II Subsidiary (other than any Wholly Owned REIT II Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II Subsidiary or other equity securities or ownership interests in REIT II or any REIT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by REIT II of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0625 per share and stock dividends not to exceed 0.0625 shares of REIT II Common Stock per share (B) the declaration and payment by the REIT II Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the REIT II OP Units, (C) the declaration and payment of dividends or other distributions to REIT II by any directly or indirectly Wholly Owned REIT II Subsidiary, and (D) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with the requirements of the organizational documents of such REIT II Subsidiary and (E) the declaration and payment by REIT II of regular monthly dividends payable in respect of the REIT II Series 1 Preferred Stock and REIT II Series A Preferred Stock, in each case, in accordance with the terms of the REIT II Series 1 Preferred Stock or the REIT II Series A Preferred Stock, as applicable; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iv), REIT II and any REIT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary (other than (1) repurchases of shares of common stock pursuant to the REIT II Share Repurchase Program in an amount not to exceed $500,000, (2) redemptions of the REIT II OP Units pursuant to the REIT II Partnership Agreement and (3) any acquisitions of shares of REIT II Common Stock pursuant to Article VI of the REIT II Charter);

(v) except (1) pursuant to and in accordance with the terms of the REIT II Private Placement as of the date of this Agreement and (2) for transactions among REIT II and one or more Wholly Owned REIT II Subsidiaries or among one or more Wholly Owned REIT II Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vii), issue, sell, pledge, dispose, encumber or grant any shares of REIT II or any of the REIT II Subsidiaries’ capital stock (including the REIT II OP Units), or any options, warrants (excluding, for the avoidance of doubt, the REIT II Warrants), convertible securities or other rights of any kind to acquire any shares of REIT II or any of the REIT II Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) between the Common Stockholder Approvals and the Closing, any such acquisition that would not have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby, (B) acquisitions by REIT II or any Wholly Owned REIT II Subsidiary of or from an existing Wholly Owned REIT II Subsidiary, and (C) other acquisitions of personal property for a purchase price of less than $200,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.2(b)(vii) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT II Property;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (y) the satisfaction of any margin call, (z) the posting of collateral in connection with any Contract to which REIT II or any REIT II Subsidiary is a party, and (B) this Section 6.2(b)(viii) shall not prohibit REIT II or any REIT II Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT II, any REIT II Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT II or any of the REIT II Subsidiaries, except (A) Indebtedness incurred under REIT II’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iv)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $200,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) (collectively, “Investments”), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) between the Common Stockholder Approvals and the Closing, any such Investment that would have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby and (B) by REIT II or a Wholly Owned REIT II Subsidiary to REIT II or a Wholly Owned REIT II Subsidiary and (C) investments permitted pursuant to Section 6.2(b)(vii);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT II Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT II Material Contract that (x) occurs automatically without any action (other than notice of renewal) by REIT II or any REIT II Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT II Material Contract, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in connection with any investment permitted pursuant to Section 6.2(b)(x), including, without limitation, the Amended and Restated REIT II Advisory Agreement;

(xi) make any payment, direct or indirect, of any liability of REIT II or any REIT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II included in the REIT II SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $50,000 individually or $200,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT II or any REIT II Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xix)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT II Common Stock in accordance with Section 7.6(c);

(xiii) (A) hire or terminate any officer or director of REIT II or any REIT II Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT II’s directors (except for any reasonable compensation that may be payable to the members of the REIT II Special Committee), or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;

(xvi) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles other than with REIT I or any REIT I Subsidiary;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii) enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement, make, change or rescind any material election relating to Taxes (other than making its initial REIT election), change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B)

to the extent necessary (x) to preserve REIT II’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT II to fail to qualify as a REIT or any REIT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) other than as permitted by Section 6.2(b)(vii) above, make or commit to make any recurring capital expenditures that are in excess of $200,000 per quarter in the aggregate;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vii) or Section 6.2(b)(viii) in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Merger;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 5.18 of the REIT II Disclosure Letter, in a manner adverse to REIT II or any REIT II Subsidiary or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) make any payment, distribution or transfer of assets to REIT II Advisor or its Affiliates (other than REIT II and any REIT II Subsidiary) except in such amount and as expressly contemplated by this Agreement; or

(xxiv) authorize, or enter into any Contract to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iv).

Section 6.3   No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary’s operations prior to the Merger Effective Time, or (ii) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.

Section 6.4   Advisor Assistance Prior to Consummation of the Merger.

(a) The Advisor hereby agrees, in its capacity as REIT I Advisor, to do all things in its power to cause REIT I to fulfill all its obligations in this Article 6 and elsewhere in this Agreement and otherwise as may be reasonably necessary or appropriate to enable REIT I to consummate the Merger in accordance with the terms hereof. Without limiting the preceding sentence, to the extent the Advisor, acting in its capacity as REIT I Advisor, is reasonably able to do so, REIT I will cause the Advisor, acting in its capacity as REIT I Advisor, to follow all instructions of the REIT I Board, acting upon the recommendation of the REIT I Special Committee, to cause REIT I to take actions or not take actions between the date of this Agreement and the Merger Effective Time.

(b) The Advisor hereby agrees, in its capacity as REIT II Advisor, to do all things in its power to cause REIT II to fulfill all its obligations in this Article 6 and elsewhere in this Agreement and otherwise as may be reasonably necessary or appropriate to enable REIT II to consummate the Merger in accordance with the terms hereof. Without limiting the preceding sentence, to the extent the Advisor, acting in its capacity as REIT II Advisor, is reasonably able to do so, REIT II will cause the Advisor, acting in its capacity as REIT II Advisor, to follow all instructions of the REIT II Board, acting upon the recommendation of the REIT II Special Committee, to cause REIT II to take actions or not take actions between the date of this Agreement and the Merger Effective Time.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1   Preparation of the Form S-4 and the Proxy Statement; Common Stockholder Approvals.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) REIT I and REIT II shall jointly prepare the Proxy Statement in preliminary orm with respect to the Stockholders Meeting and (ii) REIT II shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of REIT II Common Stock to be issued in the Merger, (together, the “Registered Securities”). Each of REIT II and REIT I shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger, unless this Agreement is terminated pursuant to Article 9. Each of REIT II and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. REIT II shall promptly notify REIT I upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide REIT I with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise REIT I of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 with the SEC (or any amendment or supplement thereto), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Parties shall provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4. Notwithstanding any provision herein to the contrary, no amendment or supplement (including incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without the approval of REIT II Special Committee and the REIT I Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed. REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the registered securities, and REIT II and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Common Stockholder Approvals, any information relating to REIT I or REIT II, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and REIT II. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 5.23, Section 4.22 and this Section 7.1, any information concerning or related to REIT II or its Affiliates will be deemed to have been provided by REIT II, and any information concerning or related to REIT I, its Affiliates or the Stockholders Meeting will be deemed to have been provided by REIT I.

(c) As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Common Stockholder Approvals (and no other matters shall be submitted at such meeting unless consented to by REIT II in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. REIT I shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to REIT I’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its stockholders that they provide the Common Stockholder Approvals, include the REIT I Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Common Stockholder Approvals, except to the extent that the REIT I Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the Common Stockholder Approvals, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that Common Stockholder Approvals would be obtained at such meeting.

Section 7.2   Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.3(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3   No Solicitation of Transactions.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(e), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on July 10, 2017 (the “Go Shop Period End Time”), REIT I, the REIT I Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of REIT I and the REIT I Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that REIT I has previously furnished, made available or provided access to such non-public information to REIT II or promptly makes available to REIT II any such non-public information if such information was not previously made available to REIT II; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to REIT I or any of the REIT I Subsidiaries; and (iv) disclose to the stockholders of REIT I any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change (as defined in Section 7.3(b) below) if not accompanied by an express public re-affirmation of the REIT I Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the REIT I Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal (as defined below) (such Person, a “Go Shop Bidder”); provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between REIT I and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. No later than two (2) Business Days after the Go Shop Period End Time, REIT I shall notify REIT II in writing of the identity of each Go Shop Bidder and provide to REIT II (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to REIT I or any REIT I Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as permitted by, and subject to, Section 7.3(c), Section 7.3(d) and Section 7.3(e), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, REIT I shall not, and shall cause each of the REIT I Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than a REIT II Party or their Representatives, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to REIT I or any REIT I Subsidiary, (iv) withdraw, modify or amend the REIT I Board Recommendation in any manner adverse to REIT II or fail to make the REIT I Board Recommendation or fail to include the REIT I Board Recommendation in the Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the REIT I Board or a committee thereof, an “Adverse Recommendation Change”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the REIT I Organizational Documents. In furtherance of the foregoing, REIT I shall, and shall cause (i) each REIT I Subsidiary and (ii) each Representative of REIT I and the REIT I Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal (other than as permitted by Section 7.3(a) or Section 7.3(c)) and shall immediately terminate all physical and electronic data room access previously granted to any such person. REIT I agrees that in the event any Representative of REIT I or any REIT I Subsidiary takes any action that, if taken by REIT I or a REIT I Subsidiary, would constitute a material violation of this Section 7.3(b), then REIT I shall be deemed to be in violation of this Section 7.3(b) for all purposes of this Agreement.

(c) At any time prior to the date that is five (5) Business Days after the Go Shop Period End Time, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that failing to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by REIT I of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate this Agreement pursuant to Section 9.1(c)(ii) and enter into an agreement related to such Superior Proposal, provided, that:

(i) REIT I has notified REIT II in writing that the REIT I Board intends to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “REIT I Notice of Intention”); and

(ii) during the five (5) Business Day period following REIT II’s receipt of a REIT I Notice of Intention, REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not enter into any such Superior Proposal pursuant this Section

7.3(c) unless REIT I has complied with the requirements of this Section 7.3(c) with respect to such Acquisition Proposal including sending a REIT I Notice of Intention (except that the new negotiation period under this Section 7.3(c) shall be three (3) Business Days instead of five (5) Business Days).

(d) At any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Common Stockholder Approvals, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by REIT I of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make an Adverse Recommendation Change; provided, that:

(i) Such Acquisition Proposal (1) did not result from REIT I’s material breach of its obligations under this Section 7.3, and (2) the REIT I Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the REIT I Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of REIT I to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by REIT II pursuant to Section 7.3(d)(iii);

(ii) REIT I has notified REIT II in writing that the REIT I Board intends to make an Adverse Recommendation Change (a “Adverse Recommendation Change Notice”); and

(iii) during the five (5) Business Day period following REIT II’s receipt of an Adverse Recommendation Change Notice REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not make an Adverse Recommendation Change unless REIT I has complied with the requirements of this Section 7.3(d) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(d)(iii), REIT II’s rejection of REIT I’s offer to negotiate pursuant to this Section 7.3(d)(iii) shall not have any bearing on REIT II’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(e) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the REIT I Board or REIT I, directly or indirectly, from (i) taking and disclosing to the stockholders of REIT I a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of REIT I under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of REIT I if the REIT I Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the REIT I Board Recommendation.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (c) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries.

(ii) “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of REIT I (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II)) taking into account all reasonably available legal, financial, regulatory and other aspects of such Acquisition Proposal that the REIT I Board deems relevant.

Section 7.4   Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5   Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, REIT I and each of the REIT II Parties shall and shall cause the other REIT I Subsidiaries and the other REIT II Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing Date) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing Date) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6   Notification of Certain Matters; Transaction Litigation.

(a) REIT I and its Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to REIT I, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) REIT I and its Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to REIT I, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by REIT I, the REIT II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) or Section 9.1(d)(i)

(c) REIT I and its Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to REIT I, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. REIT I and its Representatives shall give REIT II the opportunity to reasonably participate in (but not control) the defense and settlement of any stockholder litigation against REIT I and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The REIT II Parties and their respective Representatives shall give REIT I the opportunity to reasonably participate in (but not control) the defense and settlement of any litigation against the REIT II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7   Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, REIT II shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of REIT I or any of the REIT I Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b) For a period of six (6) years following the Merger Effective Time, the organizational documents of the REIT II and Surviving Entity and the organizational documents of any applicable REIT II Subsidiary or REIT I Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I Subsidiaries (the “Indemnified Parties”) as provided in the REIT I Governing Documents or, if applicable, similar organizational documents or agreements of any REIT I Subsidiary (the “REIT I Organizational Documents”), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) For a period of six (6) years after the Merger Effective Time, REIT II shall cause the Surviving Entity to maintain in effect REIT I’s current directors’ and officers’ liability insurance covering each Person currently covered by REIT I’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as REIT I’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than REIT I’s existing policies as of the date hereof or (ii) in consultation with REIT II, REIT I may obtain extended reporting period coverage under REIT I’s existing insurance programs (to be effective as of the Merger Effective Time) for a period of six (6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by REIT I for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d) If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to the consummation of any such transaction the successors and assigns of REIT II or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.7.

(e) REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8   Dividends.

(a) In the event that a distribution with respect to the shares of REIT I Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Stock on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of REIT II Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT II Common Stock on the Closing Date immediately prior to the Merger Effective Time. REIT I shall coordinate with REIT II the declaration of, and the setting of record dates and payment dates for, dividends on REIT I Common Stock so that holders of REIT I Common Stock (i) do not receive dividends on both REIT I Common Stock and REIT II Common Stock received in the Merger, or, in respect of a single calendar quarter or fail to receive a dividend on either REIT I Common Stock or REIT II Common Stock received in the Merger, or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock and a dividend permitted by the proviso to Section 6.2(b)(iv) on REIT II Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or a dividend permitted by the proviso to Section 6.2(b)(iv) on REIT II Common Stock received in the Merger.

(b) In the event that either REIT I or REIT II shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iv), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of REIT I, to holders of REIT I Common Stock in an amount per share of REIT I Common Stock equal to the product of (A) the dividend declared by REIT II with respect to each share of REIT II Common Stock by (B) the Exchange Ratio and (ii) in the case of REIT II, to holders of REIT II Common Stock, in an amount per share of REIT II Common Stock equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9   Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the REIT II Charter (“Charter Restrictions”) on the Merger and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.10   Obligations of the Parties. REIT I shall (a) take all actions necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) use its commercially reasonable efforts to obtain the Advisor Board Approvals. REIT II shall (x) take all actions necessary to cause the REIT II Parties to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (y) take all actions necessary to ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement and (z) use its commercially reasonable efforts to obtain the Advisor Board Approvals.

Section 7.11   Related Party Agreements. Except as set forth in Section 7.11 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.

Section 7.12   Tax Matters.

(a) Each of REIT I and REIT II shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of REIT I or REIT II shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP and (ii) deliver to each of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP tax representation letters, dated as of the Closing Date and signed by an officer of REIT I, containing representations of REIT I reasonably necessary or appropriate to enable Morrison & Foerster LLP, Vinson & Elkins L.L.P. or Venable LLP, as applicable, to render the tax opinions described in Section 8.2(f), Section 8.3(e) and Section 8.3(f).

(c) REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP and (ii) deliver to each of Vinson & Elkins L.L.P., Venable LLP, and Morrison & Foerster LLP tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and an officer of Merger Sub, containing representations of REIT II and Merger Sub reasonably necessary or appropriate to enable Morrison & Foerster LLP, Vinson & Elkins L.L.P. or Venable LLP, as applicable, to render the tax opinions described in Section 8.2(e), Section 8.2(f) and Section 8.3(f).

(d) REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.13   REIT II Board. The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Merger Effective Time, to increase the number of directors comprising the REIT II Board to eight and to cause the individuals set forth on Section 7.13 of the REIT I Disclosure Letter (the “REIT I Designees”) to be elected to the REIT II Board effective as of the Merger Effective Time. If a REIT I Designee is not able or willing to serve on the REIT II Board as of the Merger Effective Time, REIT I shall select, within a reasonable period of time prior to the Merger Effective Time, a replacement, and the REIT II Board shall elect such replacement as a member of the REIT II Board as of the Merger Effective Time.

Section 7.14   Section 16 Matters. Prior to the Merger Effective Time, REIT I and REIT II shall, as applicable, take all such steps to cause any dispositions or acquisitions of REIT I Common Stock or REIT II Common Stock resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to REIT I as of immediately prior to the Merger Effective Time or will become subject to such reporting requirements with respect to REIT II, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. Upon request, REIT I shall promptly furnish REIT II with all requisite information for REIT II to take the actions contemplated by this Section 7.14.

ARTICLE 8

CONDITIONS

Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (or in the case of REIT I, waiver by the REIT I Special Committee) at or prior to the Merger Effective Time of the following conditions:

(a) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approvals; REIT I Charter Amendment. The Stockholder Approvals shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws. The REIT I Charter Amendment shall have become effective pursuant to the MGCL.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Advisor Board Approvals. The Advisor Board Approvals shall have been obtained and shall not have been rescinded.

(e) Termination and Fee Agreement. The Termination and Fee Agreement shall have been duly executed and delivered by all parties thereto.

(f) Amended and Restated REIT II Advisory Agreement. The Amended and Restated REIT II Advisory Agreement shall have been duly executed and delivered by all parties thereto.

(g) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2   Conditions to Obligations of REIT I. The obligations of REIT I to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the REIT I Special Committee, at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the REIT II Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the REIT II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.

(b) Performance of Covenants and Obligations of the REIT II Parties. The REIT II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.

(d) Delivery of Certificate. REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Opinion. REIT I shall have received a written opinion of Morrison & Foerster LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, commencing with REIT II’s taxable year ended on December 31, 2016, REIT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT II to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT II.

(f) Section 368 Opinion. REIT I shall have received a written opinion of Venable LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Venable LLP may rely upon the tax representation letters described in Section 7.12.

(g) Board Designees. The REIT I Designees shall have been elected to the REIT II Board effective as of the Merger Effective Time.

Section 8.3   Conditions to Obligations of the REIT II Parties. The obligations of the REIT II Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of REIT I set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of REIT I contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.

(b) Performance of Covenants or Obligations of REIT I. REIT I shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.

(d) Delivery of Certificate. REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion. REIT II shall have received a written opinion of Morrison & Foerster LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I’s taxable year that ended on December 31, 2013, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT I to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT I.

(f) Section 368 Opinion. REIT II shall have received a written opinion of Vinson & Elkins L.L.P., or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Vinson & Elkins L.L.P. may rely upon the tax representation letters described in Section 7.12.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1   Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approvals (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of REIT II and REIT I (in each case acting through their respective Special Committees);

(b) by either REIT II or REIT I (in either case acting through its respective Special Committee):

(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on December 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Common Stockholder Approvals shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and the REIT I Charter Amendment was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Common Stockholder Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c) by REIT I (acting through the REIT I Special Committee):

(i) if any of the REIT II Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a

“REIT II Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that the REIT I Special Committee shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time the REIT I Special Committee delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) if REIT I has accepted a Superior Proposal by a Go Shop Bidder within five (5) Business Days of the Go Shop Period End Time in accordance with the provisions of Section 7.3(c) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if REIT I has accepted a Superior Proposal at any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Common Stockholder Approvals in accordance with the provisions of Section 7.3(d) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iv) if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) REIT I has confirmed by written notice to REIT II that it stands ready, willing and able to consummate the Merger when required pursuant to Section 2.2 and (iii) REIT II and Merger Sub fail to consummate the Merger and other Transactions within four (4) Business Days of the date the Closing should have occurred pursuant to Section 2.2 (it being understood that during such four (4) Business Day period, REIT II shall not be entitled to terminate this Agreement); or

(d) by REIT II (acting through the REIT II Special Committee):

(i) if REIT I shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a “REIT I Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii) if, at any time following the date that is five (5) Business Days after the Go Shop Period End Time and prior to the receipt of the Common Stockholder Approvals, (A) the REIT I Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Acquisition Proposal (other than by REIT II or any of its Affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within ten (10) Business Days of being requested to do so by REIT II, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the Proxy Statement, or (E) REIT I shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal); or

(iii) if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) REIT II has confirmed by written notice to REIT I that it stands ready, willing and able to consummate the Merger when required pursuant to Section 2.2 and (iii) REIT I fails to consummate the Merger and other Transactions within four (4) Business Days of the date the Closing should have occurred pursuant to Section 2.2 (it being understood that during such four (4) Business Day period, REIT I shall not be entitled to terminate this Agreement).

Section 9.2   Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of REIT I or the REIT II Parties, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3   Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any HSR Act and Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement. In the event the Merger is consummated, the REIT II Parties agree to pay any REIT I Transaction Fees and Expenses that are not paid by REIT I.

(b) In the event that this Agreement is terminated:

(i) (A) (x) by REIT II pursuant to Section 9.1(d)(i) as a result of a willful breach of any covenant or agreement by REIT I, and after the date hereof and prior to the willful breach giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by REIT II or REIT I pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to REIT I has been publicly announced, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of an Acquisition Proposal with respect to REIT I that is later consummated, then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus the Termination Fee.

(ii) by REIT I pursuant to Section 9.1(c)(ii), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus 50% of the Termination Fee.

(iii) by REIT I pursuant to Section 9.1(c)(iii), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus the Termination Fee.

(iv) by REIT II pursuant to Section 9.1(d)(ii), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement plus the Termination Fee.

(c) The Parties agree and acknowledge that in no event shall any Party be required to pay the Expense Reimbursement, the Termination Fee, or any portion thereof on more than one occasion. Payment of the Expense Reimbursement, the Termination Fee or any portion thereof shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently with the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee and Expense Reimbursement payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereafter) in the case of any Expense Reimbursement and Termination Fee or portion thereof payable pursuant to any other provision of Section 9.3.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Expense Reimbursement or the Termination Fee or any portion thereof becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the party obligated to pay (the “Payor”) the Expense Reimbursement or the Termination Fee or any portion thereof, and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Expense Reimbursement or the Termination Fee or any portion thereof when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Expense Reimbursement or the Termination Fee or any portion thereof shall not be payable more than once pursuant to this Agreement.

(f) The Payor shall deposit into escrow an amount in cash equal to the Expense Reimbursement and the Termination Fee or any portion thereof with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Expense Reimbursement and the Termination Fee or any portion thereof pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Expense Reimbursement and the Termination Fee or any portion thereof in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i) a letter from the receiving Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the receiving Party without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii) a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the receiving Party of the Expense Reimbursement and the Termination Fee or any portion thereof would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Expense Reimbursement and the Termination Fee or any portion thereof; or

(iii) a letter from the Recipient’s counsel indicating that the receiving Party has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the receiving Party of the Expense Reimbursement and the Termination Fee or any portion thereof would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Expense Reimbursement and the Termination Fee or any portion thereof.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Expense Reimbursement and the Termination Fee or any portion thereof that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B)improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Expense Reimbursement and the Termination Fee or any portion thereof held in escrow for ten (10) years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of the paying Party associated with the release of the funds to the paying Party from the escrow). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

Section 9.4   Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Special Committee and the REIT II Board, respectively, at any time before or after receipt of the Stockholder Approvals and prior to the Merger Effective Time; provided, that after the Common Stockholder Approvals has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 9.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 9.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 10.2   Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

if to a REIT II Party to:

The Special Committee of the Board of Directors
MVP REIT II, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: David Chavez, Chairman
email: dchavez@wearestrategy.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
901 East Byrd Street, Suite 1500
Richmond, Virginia 23219
Attn: Daniel M. LeBey
email: dlebey@velaw.com

if to REIT II Advisor to:

MVP Realty Advisors , LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek

if to REIT I to:

The Special Committee of the Board of Directors
MVP REIT, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Nicholas Nilsen, Chairman
email: nicholasnilsen1@gmail.com

with a copy (which shall not constitute notice) to:

Venable LLP
750 E. Pratt St.
Baltimore, MD 21202
Attn: Sharon A. Kroupa
email: skroupa@venable.com
Fax: 410-244-7742

if to REIT I Advisor to:

MVP Realty Advisors, LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek

Section 10.3   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, the Schedules, the REIT I Disclosure Letter and the REIT II Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6   Extension; Waiver. At any time prior to the Merger Effective Time, the Parties (including the REIT I Special Committee, on behalf of REIT I) may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party (including the REIT I Special Committee, on behalf of REIT I) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7   Governing Law; Jurisdiction; Venue.

(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the filing of the Certificate of Merger with the DE SOS, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) Any and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in a Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined only in such courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (vi) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9   Specific Performance. The Parties agree that irreparable harm would occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent one or more breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11   Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

MVP REIT, INC.

By:	/s/ Michael V. Shustek
	Name:	Michael V. Shustek
	Title:	Chief Executive Officer

MVP REALTY ADVISORS, LLC
ONLY FOR PURPOSES OF SECTION 4.21, SECTION 4.22(B) AND SECTION 6.4

By:	/s/ Michael V. Shustek
	Name:	Michael V. Shustek
	Title:	Chief Executive Officer

MVP REIT II, INC.

By:	/s/ Michael V. Shustek
	Name:	Michael V. Shustek
	Title:	Chief Executive Officer

MVP MERGER SUB, LLC

By:	MVP REIT II, Inc., its Manager

By:	/s/ Michael V. Shustek
	Name:	Michael V. Shustek
	Title:	Chief Executive Officer

MVP REALTY ADVISORS, LLC
ONLY FOR PURPOSES OF SECTION 5.21, SECTION 5.23(B) AND SECTION 6.4

By:	/s/ Michael V. Shustek
	Name:	Michael V. Shustek
	Title:	Authorized Signatory

EXHIBIT A

TERMINATION AND FEE AGREEMENT

THIS TERMINATION AND FEE AGREEMENT, dated as of May 26, 2017 (this “Agreement”), among MVP REIT, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), MVP REIT II, Inc., a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes beginning with the taxable year ending December 31, 2017 (“REIT II”), MVP REIT II Operating Partnership, LP, a Delaware limited partnership (“REIT II OP”), and MVP Realty Advisors, LLC, a Delaware limited liability company and the investment advisor to Company and REIT II (“Advisor”). Each of Company, REIT II, REIT II OP and Advisor is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Company, REIT II, MVP Merger Sub, LLC, a Delaware limited liability company, and, with respect to specific provisions, Advisor, have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto;

WHEREAS, upon the consummation of the Merger, the Parties desire to terminate the Advisory Agreement, dated as of September 25, 2012, as amended by that certain Amendment No. 1 to the Advisory Agreement, dated as of November 21, 2013, between Company and Advisor (collectively, the “REIT I Advisory Agreement”), upon the terms and subject to the conditions set forth herein;

WHEREAS, Advisor desires to waive any fees payable to Advisor in connection with the Merger or the termination of the REIT I Advisory Agreement; and

WHEREAS, upon the consummation of the Merger, Advisor shall be entitled to receive the Advisor Acquisition Payment (as defined below) from REIT II, as contemplated by this Agreement and Section 9(a) of the Amended and Restated Advisory Agreement among REIT II, REIT II OP and Advisor (the “REIT II Advisory Agreement” and, together with the REIT I Advisory Agreement, the “Advisory Agreements”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

TERMINATION OF REIT I ADVISORY AGREEMENT

Section 1.1   Termination of REIT I Advisory Agreement. Advisor and Company hereby agree that the REIT I Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of the Merger Effective Time, subject to the last sentence of Section 1.4 and upon receipt by the Advisor of the Advisor Acquisition Payment payable pursuant to Section 1.3; provided, that, Articles 13, 15, 16 and 17 of the REIT I Advisory Agreement shall survive termination.

Section 1.2   Waiver of Termination Fees. Advisor hereby irrevocably and unconditionally relinquishes and waives any and all fees or compensation payable to Advisor in connection with the termination of the REIT I Advisory Agreement or the Merger. For the avoidance of doubt, none of the fees contemplated by Section 13.3 of the REIT I Advisory Agreement nor any other payment not contemplated by this Agreement (including, but not limited to, any Disposition Fees, as such term is defined in the REIT I Advisory Agreement) shall be payable in connection with the termination of the REIT I Advisory Agreement or the Merger.

Section 1.3   Advisor Acquisition Payment. The fee payable to the Advisor pursuant to and in full satisfaction of Section 9(a) of the REIT II Advisory Agreement (the “Advisor Acquisition Payment”), which shall be the only fee payable to the Advisor in connection with the Merger (as defined in the Merger Agreement), shall be paid by REIT II to the Advisor on the Closing Date to the account of Advisor as set forth in Schedule I to this Agreement.

Section 1.4   Waiver of Notice; Calculation of Fees. Advisor and Company each hereby waives any notice of termination requirement, whether set forth in the Advisory Agreements, any other contract between Company or REIT II, on the one hand, and Advisor, on the other hand, or any of its Affiliates or otherwise. Notwithstanding anything herein or in the Advisory Agreements to the contrary, Advisor shall also be entitled to all unpaid fees and unreimbursed expenses under the Advisory Agreements, incurred in the ordinary course of business for the period up to the Closing as calculated in accordance with the terms of the Advisory Agreements; provided, that Advisor shall have remitted invoices for all such fees and expenses prior to the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ADVISOR

Advisor hereby represents and warrants to Company and REIT II as follows:

Section 2.1   Organization. Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2   Authority. Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.

Section 2.3   No Conflict; Required Filings and Consents. The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4   Claims by Advisor. Advisor has not made any claims against Company or any subsidiaries of Company (the “Company Parties”) and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.

Section 2.5   Claims by Company Parties. None of the Company Parties has made any claims against Advisor and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.

Section 2.6   Brokers. Except as previously disclosed to REIT II pursuant to the REIT I Disclosure Letter or to Company pursuant to the REIT II Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.

ARTICLE 3

GENERAL PROVISIONS

Section 3.1   Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 3.2   Revocation. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

Section 3.3   Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 3.4   Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 3.5   Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered.

Section 3.6   Personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

if to Advisor, to:

MVP Realty Advisors, LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com

if, prior to Closing, to a Company Party, to

MVP REIT, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com

if to REIT II or, following Closing, a Company Party, to:

MVP REIT II, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek
Email: mike@mvpreits.com

Section 3.7   Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneously with this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 3.8   Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflict-of-law principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in a Maryland state or federal court located in Baltimore City. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts, for the purpose of any dispute based upon, arising out of or relating to this Agreement brought by any Party, agrees not to commence any such dispute except in such courts, agrees that any claim in respect of any such dispute may be heard and determined only in such courts, waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute in such courts, and waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute in such courts. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 3.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 3.9   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 3.10   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 3.11   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 3.12   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.11.

Section 3.13   Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MVP REIT, INC.

By:
Name:	Michael V. Shustek
Title:	Chief Executive Officer

MVP REALTY ADVISORS, LLC

By:
Name:	Michael V. Shustek
Title:	Authorized Signatory

MVP REIT II, INC.

By:
Name:	Michael V. Shustek
Title:	Chief Executive Officer

MVP REIT II Operating Partnership, LP

By:	MVP REIT II, Inc., its General Partner

By:
Name:	Michael V. Shustek
Title:	Chief Executive Officer

Schedule I

Advisor Acquisition Fee Calculation and Wire Transfer Instructions

[to be delivered prior to Closing]

EXHIBIT B

US 5061663v.1

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

AMONG

MVP REIT II, INC.,

MVP REIT II OPERATING PARTNERSHIP, LP,

AND

MVP REALTY ADVISORS, LLC

1.     DEFINITIONS

2.     APPOINTMENT

3.     DUTIES OF THE ADVISOR

4.     AUTHORITY OF ADVISOR

5.     BANK ACCOUNTS

6.     RECORDS; ACCESS

7.     LIMITATIONS ON ACTIVITIES

8.     RELATIONSHIP WITH DIRECTORS

9.     FEES

10.   EXPENSES

11.   OTHER SERVICES

12.   REIMBURSEMENT TO THE ADVISOR

13.   RELATIONSHIP OF THE PARTIES

14.   OTHER ACTIVITIES OF THE ADVISOR

15.   TERM OF AGREEMENT

16.   TERMINATION BY THE PARTIES

17.   ASSIGNMENT TO AN AFFILIATE

18.   PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION

19.   INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP

20.   INDEMNIFICATION BY ADVISOR

21.   EXCLUSION OF CERTAIN TRANSACTIONS

22.   NON-SOLICITATION

23.   THE MVP NAME

24.   NOTICES

25.   MODIFICATION

26.   SEVERABILITY

27.   CONSTRUCTION

28.   ENTIRE AGREEMENT

29.   INDULGENCES, NOT WAIVERS

30.   GENDER

31.   TITLES NOT TO AFFECT INTERPRETATION

32.   EFFECTIVENESS OF AGREEMENT..

33.   EXECUTION IN COUNTERPARTS..

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS SECOND AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of May 26, 2017 (this “Agreement”), is entered into by and among MVP REIT II, Inc., a Maryland corporation (the “Company”), MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and MVP Realty

Advisors, LLC, a Delaware limited liability company (the “Advisor,” and together with the Company and the Operating Partnership, the “Parties”). This Agreement amends and restates in its entirety the Amended and Restated Advisory Agreement dated October 5, 2015 entered into by and among the parties hereto (the “Original Agreement”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

WITNESSETH

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all investments through the Operating Partnership;

WHEREAS, the Company and the Advisor (which is a party thereto only for purposes of Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4 therein) are parties to that certain Agreement and Plan of Merger dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, the Advisor (only for the purposes of the sections referenced above), MVP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and MVP REIT, Inc., a Maryland corporation (“REIT I”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, upon the time that the Merger (defined below) becomes effective (the “Merger Effective Time”), REIT I will be merged with and into Merger Sub, with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Parties desire to amend and restate the Original Agreement pursuant to the terms hereof;

WHEREAS, this Agreement will become effective in accordance with Section 32 hereof;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” means any and all expenses incurred by the Company, the Operating Partnership, the Advisor or any Affiliate in connection with the selection, evaluation acquisition and development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and miscellaneous expenses related to the selection and acquisition of Assets, whether or not acquired.

“Acquisition Fee” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with the purchase, development or construction of a Property or the origination of or investment in Assets, including, without limitation, real estate commissions, selection fees, Development Fees and Construction Fees (except as provided in the following sentence), nonrecurring management fees, consulting fees, loan fees, points or any other fees of a similar nature. Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Advisor in connection with the actual development and construction of a project.

“Advisor” means MVP Realty Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company or any Person to which MVP Realty Advisors, LLC or any successor advisor subcontracts substantially all of its functions.

“Affiliate” or “Affiliated” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.

“AFFO” means net income attributable to the holders of Common Stock calculated in accordance with GAAP plus real estate depreciation expense, minus (i) straight line rent, (ii) recurring capital expenditures on all real estate assets owned and (iii) gains from the sale of real estate by the Company or any subsidiary, including the Operating Partnership; and making such other adjustments, including, without limitation, adjustments for acquisition costs and other non-recurring items, as approved in good faith by the Board of Directors, including a majority of the Independent Directors after discussion with the Advisor.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Appraised Value” means a valuation according to an appraisal made by an Independent Appraiser.

“Asset” or “Assets” means any Property, mortgage, or other investment owned by the Company, directly or indirectly through one or more of its Affiliates, and any other investment made by the Company, directly or indirectly through one or more of its Affiliates.

“Asset Management Fee” means the fee payable to the Advisor pursuant to Section 9(d).

“Asset Management Fee Cap” has the meaning set forth in Section 9(d).

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the Assets in which the Company invests, whether directly or indirectly, before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Cause” means, with respect to the termination of this Agreement, fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by the Advisor or a material breach of this Agreement by the Advisor.

“Change of Control” means any (i) event (including, without limitation, issue, transfer or other disposition of Shares, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of shares of Common Stock or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company, taken as a whole, to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act).

“Charter” means the Articles of Incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning set forth in the preamble of this Agreement.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or provide repairs or rehabilitations and/or upgrades on a Property.

“Development Fee” means a fee for the packaging of a Property, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.

“Director” means a director of the Company.

“Distributions” means any distributions (as such term is defined in Section 2-301 of the Maryland General Corporation Law) by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Effective Date” means the commencement date of the Initial Public Offering.

“Excess Amount” has the meaning set forth in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Year” has the meaning set forth in Section 12.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Good Reason” means, with respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Selling Agent (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.

“Indemnitee” has the meaning set forth in Section 19.

“Independent Appraiser” means a Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property and/or other Assets of the type held by the Company. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.

“Independent Director” means a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than the Company or any other Affiliate with securities registered under the Exchange Act, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director for the Company, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” per se if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Company.

“Initial Public Offering” means the first Offering pursuant to an effective registration statement filed under the Securities Act.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price at the time of such purchase, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for the repurchase of Shares.

“Joint Ventures” means those joint venture or partnership arrangements in which the Company or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.

“Listing” means the listing of the shares of Common Stock on a national securities exchange.

“Loan” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Market Value” means the market value of the outstanding Shares upon Listing, measured by taking the average closing price for a single Share over a period of 30 consecutive trading days, with such period beginning 180 days after Listing, multiplying that number by the number of Shares outstanding on the date of measurement.

“Merger” has the meaning set forth in the preamble of this Agreement.

“Merger Agreement” has the meaning set forth in the preamble of this Agreement.

“Merger Effective Time” has the meaning set forth in the preamble of this Agreement.

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Minimum Offering Amount” means that the Company receives and accepts a minimum offering amount of $2,000,000 (including Shares purchased by the Company’s sponsor, its affiliates and the Company’s officers and directors) in Gross Proceeds pursuant to the Initial Public Offering.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the commencement date of the Initial Public Offering, as may be modified from time to time.

“NAV Valuation Date” means the first date on which the Company determines its net asset value, not later than 150 days following the second anniversary of the date that the Company satisfies the minimum offering requirement.

“Net Income” means for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Assets.

“Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company or the Operating Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a mortgage or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Company, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, legal fees and expenses and other selling expenses incurred by or allocated to the Company or the Operating Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

“Offering” means any offering and sale of Shares.

“Operating Partnership” means MVP REIT II Operating Partnership, LP, a Delaware limited partnership, through which the Company may own Assets.

“Operating Partnership Agreement” means the Limited Partnership Agreement of the Operating Partnership.

“Organization and Offering Expenses” means any and all costs and expenses incurred by the Advisor or its Affiliates on behalf of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements and private placement memoranda or supplementing prospectuses and private placement memoranda, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Original Agreement” has the meaning set forth in the preamble of this Agreement.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Per Share Amount” has the meaning set forth in Section 9(d).

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Property” or “Properties” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through joint venture arrangements or other partnership or investment interests.

“Property Manager” means an Affiliated entity that has been retained to perform and carry out property-management services at one or more of the Properties.

“Prospectus” means the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 255 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

“Real Property” means land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“REIT I” has the meaning set forth in the preamble of this Agreement.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Asset or portion thereof (including with respect to any mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more Assets within 180 days thereafter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Agents” means those broker-dealers that are members of the Financial Industry Regulatory Authority, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into selling agreements with the Company to sell Shares.

“Selling Commissions” means any and all commissions payable to underwriters, Selling Agents or other broker-dealers in connection with the sale of Shares.

“Shares” shares of stock of the Company of any class or series, including without limitation, shares of Common Stock which have the right to vote in the election of Directors of the Company, as well as convertible shares and shares of preferred stock of the Company.

“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company, who will control, manage or participate in the management of the Company, and any Affiliate of any such Person. “Sponsor” does not include any Person whose only relationship with the Company is that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A person may also be deemed a Sponsor of the Company by:

(a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;

(b) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;

(c) having a substantial number of relationships and contacts with the Company;

(d) possessing significant rights to control Company properties;

(e) receiving fees for providing services to the Company which are paid on a basis that is not customary in the Company’s industry; or

(f) providing goods or services to the Company on a basis which was not negotiated at arm’s length with the Company.

“Stockholder” means a holder of record of Shares as maintained in the books and records of the Company or its transfer agent.

“Stockholders’ 6% Return” means an amount equal to an aggregated 6% cumulative, non-compounded, annual return on Invested Capital.

“Subordinated Compensation” has the meaning set forth in Section 9(d).

“Termination Date” means the date of termination of this Agreement.

“Total Operating Expenses” means all costs and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or to corporate business, including advisory fees, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines, (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

“2%/25% Guidelines” has the meaning set forth in Section 12.

2.   APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.   DUTIES OF THE ADVISOR. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Board, and as amended from time to time with the approval of the Stockholders. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Charter, the Bylaws and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:

(a) assist in the development of any Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents, coordination of the due diligence process relating to selling agents and their review of any prospectus and other offering and Company documents, approval of the Selling Agents and negotiation of the related selling agreements, creation and implementation of various technology and electronic communications related to any Offering, along with the Selling Agent(s), the negotiation and coordination with the Company’s transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions and all other services related to any Offering, other than services that (i) the Company elects to perform directly or (ii) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state;

(b) serve as the Company’s and the Operating Partnership’s investment and financial advisor, obtain certain market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies, monitor and evaluate the performance of the Company’s investments and provide financial and operational planning services and investment portfolio management functions;

(c) provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;

(d) investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors and any and all agents for any of the foregoing, including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;

(e) consult with the officers of the Company and the Directors and assist the Board in the formulation and implementation of the Company’s financial policies and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(f) subject to the provisions of Section 4 of this Agreement, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of investments to the Board and make investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, the Company’s investments; (vi) enter into leases and service contracts for Properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Properties; (vii) actively oversee and manage Assets for purposes of meeting the Company’s investment objectives; (viii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee the performance of the Property Manager or third-party property managers who perform services for the Company or the Operating Partnership; (x) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xii) recommend various liquidity events to the Board when appropriate;

(g) provide the Board with periodic reports regarding prospective investments upon request of the Board, coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain aspects of this Agreement and oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(h) make investments in, and dispositions of, Assets within the discretionary limits and authority as granted by the Board;

(i) negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, monitor and oversee the service of the Company’s debt facilities and other financings, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;

(j) obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Assets or contemplated investments of the Company and the Operating Partnership;

(k) from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates;

(l) provide the Company and the Operating Partnership with all necessary cash management services and manage and coordinate with the transfer agent the process of making distributions and payments to stockholders;

(m) consult with the Company’s officers and the Directors and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations and provide the Company’s officers and the Directors with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters and policies and procedures relating to the corporate governance structure of the Company;

(n) do all things necessary to assure its ability to render the services described in this Agreement;

(o) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Properties as may be required to be obtained by the Board, maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, maintain all appropriate books and records of the Company and oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law;

(p) notify the Board of all proposed material transactions before they are completed; and

(q) effect any private placement, tenancy-in-common or other interests in Assets as may be approved by the Board.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate of the Advisor remains responsible for the performance of the duties set forth in this Section 3.

4.   AUTHORITY OF ADVISOR.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b) Notwithstanding the foregoing, any investment in Properties, including any financing of such investment, will require the prior approval of the Board, except that the Board may delegate to the Advisor the authority to invest in Properties, pursuant to investment guidelines approved by the Board, without the prior approval of the Board. The Advisor will deliver to the Board all documents and other information required by the Board or any committee of the Board, as the case may be, to evaluate a proposed investment in any Property that requires the prior approval of the Board (and any financing related to such proposed investment).

(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d) The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or any of its Affiliates is a party.

(e) The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.   BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6.   RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by the officers, counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

7.   LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT unless the Board has determined that the Company will not seek or maintain REIT qualification, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Shares, or otherwise not be permitted by the Charter or the Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company, the Directors or the Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and partners, directors, officers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 19 of this Agreement.

8.   RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate of the Advisor, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer of the Company other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors, and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Charter.

9.   FEES.

(a) [RESERVED].

(b) Limitation on Total Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Expenses shall not exceed 6.0% of the “contract purchase price,” as defined in the Charter, of all Assets acquired unless a majority of the Board (including a majority of the Independent Directors) not otherwise interested in the transaction approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

(c) [RESERVED].

(d) Asset Management Fee. From and after the date of this Agreement, the Advisor shall receive the Asset Management Fee as compensation for services rendered pursuant to Section 3 of this Agreement in connection with the management of the Company’s Assets. The Asset Management Fee shall be calculated and paid monthly and consists of a monthly fee of one-twelfth of 1.1% of (i) the cost of each Asset then held by the Company, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) the Company’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment. For any month in which an Asset is disposed of, the Company shall prorate the portion of the Asset Management Fee related to that specific Asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month. Following the determination of the Company’s net asset value (to occur on a date not later than 150 days following the second anniversary of the date that the Company raises the Minimum Offering Amount), the Asset Management Fee will be calculated based on the lower of (i) the aggregate of the value of the Company’s Assets and (ii) the historical cost of the Company’s Assets, both without deduction for depreciation, bad debts or other non-cash reserves. The Asset Management Fee shall be payable in arrears for each month on the first of each succeeding month; provided, however, that the Asset Management Fee shall not exceed $2,000,000 per annum (the “Asset Management Fee Cap”) until the earlier of such time, if ever, that (i) the Company holds Assets with an Appraised Value equal to or in excess of $500,000,000 or (ii) the Company reports AFFO equal to or greater than $.3125 per share of Common Stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of Common Stock) (the “Per Share Amount”) for two consecutive quarters, on a fully diluted basis. If the Company should split, combine or otherwise reclassify the Common Stock, make a dividend or other distribution in shares of Common Stock (including any dividend or other distribution of securities convertible into Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Per Share Amount shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Per Share Amount shall be deemed to be the Per Share Amount as so adjusted. All amounts of the Asset Management Fee in excess of the Asset

Management Fee Cap (the “Subordinated Compensation”) shall be subordinated, and such Subordinated Compensation shall bear interest at an interest rate of 3.5% per annum, which interest shall be cumulative but not compounding, and, if the conditions of the second preceding sentence are met, be paid (together with any interest thereon) in accordance with Section (9)(e) of this Agreement.

(e) The Subordinated Compensation, together with any interest thereon, shall be due and payable by the Company no later than ninety (90) days after the earlier of the date that (i) the Company holds Assets with an Appraised Value equal to or in excess of $500,000,000 or (ii) the Company reports AFFO per share of Common Stock equal to or greater than the Per Share Amount for two consecutive quarters, on a fully diluted basis.

10.   EXPENSES.

(a) In addition to the fees paid to the Advisor pursuant to Section 9 of this Agreement and subject to the limitations set forth in the Charter, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for certain expenses paid or incurred by

(b) the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:

(i) Acquisition Expenses incurred in connection with the selection and acquisition of investments subject to the aggregate 6.0% cap on Acquisition Expenses set forth in Section 9(b);

(ii) the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iii) interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv) taxes and assessments on income of the Company or Assets;

(v) costs associated with insurance required in connection with the business of the Company or by the Board;

(vi) expenses of managing and operating Assets, whether payable to an Affiliate of the Company or a non-Affiliated Person;

(vii) expenses in connection with payments to the Directors for attending meetings of the Board and the Stockholders;

(viii) expenses associated with a Listing, if applicable;

(ix) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(x) expenses of organizing, revising, amending, converting, modifying or terminating the Company or the Charter;

(xi) expenses of maintaining communications with Stockholders, including the cost of preparation, printing and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xii) administrative service expenses (including (A) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives property management fees or real estate sales commissions, and (B) the Company’s allocable share of other overhead of the Advisor such as rent and utilities);

(xiii) audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xiv) out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and

(xv) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

(c) The Advisor will be responsible for payment of any and all Organization and Offering Expenses incurred by the Advisor or its Affiliates on behalf of the Company in connection with the Initial Public Offering, and will not seek or be entitled to reimbursement from the Company for any such expenses.

(d) Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Company and the Operating Partnership shall also reimburse the Advisor for expenses, to the extent the Advisor is entitled to reimbursement, that are incurred on behalf of the Company or the Operating Partnership prior to the execution of this Agreement. The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.

11.   OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.   REIMBURSEMENT TO THE ADVISOR. The Company may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however, that the Company shall not reimburse the Advisor at the end of any fiscal quarter commencing on the fourth fiscal quarter after the quarter in which the Company makes its first investment in an Asset, for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such 12-month period. The Company shall not reimburse the Advisor during any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed the 2%/25% Guidelines for such year (the “Excess Amount”), unless the Independent Directors determine that such excess was justified, based on unusual and non-recurring factors which they deem sufficient, in which case the Excess Amount may be reimbursed. Any Excess Amount paid to the Advisor during a fiscal quarter without the Independent Directors determining that such expenses were justified shall be repaid to the Company. Within 60 days after the end of any fiscal quarter of the Company for which Total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines and the Independent Directors determined that such expenses were justified, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

13.   RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

14.   OTHER ACTIVITIES OF THE ADVISOR. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If the Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to use its best efforts to ensure that the method by which investments are to be allocated to the competing investment entities is reasonable, described in the Prospectus, and applied fairly to the Company.

15.   TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the Parties. The Company will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

16.   TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor, (ii) upon 60 days’ written notice without Cause and without penalty by a majority of the Independent Directors of the Company or (iii) upon 60 days’ written notice with Good Reason by the Advisor. The provisions of Sections 17 through 31 survive termination of this Agreement.

17.   ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership is bound by this Agreement.

18.   PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder, except that the Advisor shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv) cooperate with the Company and the Operating Partnership to provide an orderly management transition.

19.   INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Charter or the provisions of Section II.G of the NASAA REIT Guidelines. In addition, the Company and the Operating Partnership shall indemnify and hold harmless the officers of the Company and the Advisor and its Affiliates from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the Charter. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(a) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(b) the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(c) such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(d) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(b) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a stockholder acting in such stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c) the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

20.   INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21.   EXCLUSION OF CERTAIN TRANSACTIONS. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which a Director or an officer of the Company, and the Advisor, or any Affiliate of the Company, the Operating Partnership or the Advisor has a direct or indirect interest, then such transaction shall be approved by a majority of the disinterested members of the Board and also by a majority of the Independent Directors.

22.   NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire on behalf of the Company or any other person or entity, any person who has left the employment of the Advisor or its Affiliates within the one year period following the termination of that person’s employment with the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of this Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

23.   THE MVP NAME. The Sponsor, the Advisor and their Affiliates have a proprietary interest in the name “MVP.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “MVP” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or an Affiliate thereof to perform the services of Advisor, the Company (including the Operating Partnership) will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “MVP” or any derivative thereof and the Company and the Operating Partnership shall change the name of the Company and the Operating Partnership to a name that does not contain the name “MVP” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “MVP.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “MVP” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the Operating Partnership.

24.   NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the Party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Board and to the Company:

MVP REIT II, Inc.
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek

To the Operating Partnership:

MVP REIT II Operating Partnership, LP
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek

To the Advisor:

MVP Realty Advisors, LLC
8880 W Sunset Road, Suite 240
Las Vegas, NV 89148
Attn: Michael V. Shustek

Any Party may at any time give notice in writing to the other Parties of a change in its address for the purposes of this Section 24.

25.   MODIFICATION. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto or their respective successors or assignees.

26.   SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

27.   CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.

28.   ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

29.   INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

30.   GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

31.   TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

32.   EFFECTIVENESS OF AGREEMENT. THIS AGREEMENT, AS AMENDED AND RESTATED HEREIN, SHALL NOT BECOME EFFECTIVE UNTIL THE MERGER EFFECTIVE TIME. IF THE MERGER AGREEMENT IS TERMINATED PRIOR TO THE MERGER EFFECTIVE TIME, THIS AGREEMENT SHALL AUTOMATICALLY BE DEEMED REVOKED AND VOID AB INITIO, AND THE PARTIES SHALL HAVE THE RIGHTS AND OBLIGATIONS SET FORTH IN THE ORIGINAL AGREEMENT.

33.   EXECUTION IN COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED TO BE AN ORIGINAL AS AGAINST ANY PARTY WHOSE SIGNATURE APPEARS THEREON, AND ALL OF WHICH SHALL TOGETHER CONSTITUTE ONE AND THE SAME INSTRUMENT. THIS AGREEMENT SHALL BECOME BINDING WHEN ONE OR MORE COUNTERPARTS HEREOF, INDIVIDUALLY OR TAKEN TOGETHER, SHALL BEAR THE SIGNATURES OF ALL OF THE PARTIES REFLECTED HEREON AS THE SIGNATORIES.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

MVP REIT II, Inc.

By:
Michael V. Shustek
Chief Executive Officer

MVP REIT II Operating Partnership, LP

By:	MVP REIT II, Inc.,
its General Partner

By:
Michael V. Shustek
Chief Executive Officer

MVP Realty Advisors, LLC

By:
Michael V. Shustek
Authorized Signatory

EXHIBIT C

MVP REIT, INC.

ARTICLES OF AMENDMENT

MVP REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: There has been no change in the authorized stock of the Corporation effected by the foregoing amendments to the Charter as set forth above.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ________ of _______, 2017.

ATTEST:	MVP REIT, INC.

(SEAL)

Name:	Name:

Title: Secretary	Title: President

EXHIBIT D

US 5049554v.3

MVP REIT II, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: MVP REIT II, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions and Exhibits A and B are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

MVP REIT, Inc.

ARTICLE II

PURPOSES

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit means 9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.

Beneficial Ownership means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Board or Board of Directors means the Board of Directors of the Corporation.

Business Day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws means the Bylaws of the Corporation, as amended from time to time.

Charitable Beneficiary means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust means any trust provided for in Section 6.2.1 herein.

Charitable Trustee means the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as Trustee of the Charitable Trust.

Charter means the charter of the Corporation.

Code has the meaning as provided in Article II herein.

Common Share Ownership Limit means 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.

Common Shares or Common Stock has the meaning as provided in Section 5.1 herein.

Constructive Ownership means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Corporation has the meaning as provided in Article I herein.

Director has the meaning as provided in Section 7.1 herein.

Distributions means any distribution (as such term is defined in Section 2-301 of the MGCL) pursuant to Section 5.5 herein, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Excepted Holder means a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7 herein.

Excepted Holder Limit means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 and subject to adjustment pursuant to Section 6.1.8, the percentage limit established by the Board of Directors pursuant to Section 6.1.7.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Market Price on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such Shares are not listed or admitted to trading on the NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.

MGCL means the Maryland General Corporation Law, as amended from time to time.

NASDAQ means the NASDAQ Global Market.

Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Preferred Shares or Preferred Stock has the meaning as provided in Section 5.1 herein.

Prohibited Owner means, with respect to any purported Transfer, any Person who, but for the provisions of Article VI herein, would Beneficially Own or Constructively Own Shares in violation of Section 6.1.1, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.

REIT Provisions of the Code means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

Restriction Termination Date means the first day on which the Board of Directors determines pursuant to Section 7.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

SDAT has the meaning as provided in Section 5.4 herein.

Shares means shares of stock of the Corporation of any class or series, including Common Shares and Preferred Shares.

Stockholder means a holder of record of Shares as maintained in the books and records of the Corporation or its transfer agent.

Transfer means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

ARTICLE V

STOCK

Section 5.1   Authorized Shares. The Corporation has authority to issue 100,000,000 Shares, consisting of 99,000,000 shares of Common Stock, $0.0001 par value per share (“Common Shares” or “Common Stock”) and 1,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Shares” or “Preferred Stock”), consisting of 50,000 shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), and 97,000 shares of Series 1 Convertible Redeemable Preferred Stock (the “Series 1 Preferred Stock”). The

aggregate par value of all authorized Shares having par value is $10,000. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article V, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

Section 5.2   Common Shares. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote. The Board may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 5.3   Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, into one or more classes or series of Shares.

Section 5.4   Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 5.5   Distributions. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class or series payable to holders of Shares of another class or series, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.

Section 5.6   Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1   Shares.

Section 6.1.1   Ownership Limitations. Prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i)(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b) Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or (ii),

(i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(ii) if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VI.

Section 6.1.2   Remedies for Breach. If the Board of Directors or its designee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 6.1.1 (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1 shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.

Section 6.1.3   Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.1.4   Owners Required To Provide Information. Prior to the Restriction Termination Date:

(a) every owner of five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) or more of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and

(b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.1.5   Remedies Not Limited. Subject to Section 7.6 of the Charter, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section 6.1.6   Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained in Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 or any such definition with respect to any situation based on the facts known to it. In the event Section 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV or Sections 6.1 or 6.2. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 6.1.7   Exceptions.

(a) Subject to Section 6.1.1(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 6.1.1(b) and 6.2.

(b) Prior to granting any exception pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or

Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 6.1.8   Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 6.1.1(a)(ii) and this Section 6.1.8, the Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit or Aggregate Share Ownership Limit will be effective for any Person whose percentage ownership of Shares is in excess of such decreased Common Share Ownership Limit or Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable; provided, however, any further acquisition of Shares (other than by a Person for whom an exemption has been granted pursuant to Section 6.1.7(a) or an Excepted Holder) in excess of such percentage ownership of Shares owned by such person on the date the decreased Common Share Ownership Limit or Aggregate Share Ownership Limit, as applicable, became effective will be in violation of the Common Share Ownership Limit or Aggregate Share Ownership Limit. No increase to the Common Share Ownership Limit or Aggregate Share Ownership Limit may be approved if the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate, more than 49.9% in value of the outstanding Shares.

Section 6.1.9   Legend. Any certificate representing Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on Transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically Transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.

Section 6.2   Transfer of Shares in Trust.

Section 6.2.1   Ownership in Trust. Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 6.1.1(b). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.

Section 6.2.2   Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

Section 6.2.3   Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been Transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Stockholders.

Section 6.2.4   Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 6.2.5   Purchase Right in Shares Transferred to the Charitable Trustee. Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.

Section 6.2.6   Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Charitable Trustee before the automatic Transfer provided in Section 6.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.3   NASDAQ Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.4   Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.5   Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 7.1   Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be seven, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. The names of the Directors who shall serve until their successors are duly elected and qualify are:

Allen Wolff
David Chavez
Erik Hart
John E. Dawson
Michael V. Shustek
Robert Aalberts
Nicholas Nilsen

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 7.2   Extraordinary Actions. Except as specifically provided in Section 7.7 (relating to removal of Directors) and in Article IX, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 7.3   Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 7.4   Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 7.5   Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 7.6   REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VI is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VI.

Section 7.7   Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 7.8   Advisor Agreements. Subject to such approval of Stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE VIII

LIABILITY LIMITATION AND INDEMNIFICATION

Section 8.1   Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Corporation by reason of his being a Stockholder.

Section 8.2   Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.3   Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and the Bylaws shall vest immediately upon election of a Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except as otherwise provided in the next sentence and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter However, any amendment to Section 7.7 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter of the Corporation was 100,000,000, consisting of 98,999,000 shares of Common Stock, $0.0001 par value per share, 1,000,000 shares of Preferred Stock, $0.0001 par value per share, consisting of 50,000 shares of Series A Convertible Redeemable Preferred Stock and 97,000 shares of Series 1 Convertible Redeemable Preferred Stock, and 1,000 shares of Non-Participating, Non-Voting Convertible Stock, $0.0001 par value per share. The aggregate par value of all shares of stock having par value was $10,000.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter of the Corporation is 100,000,000, consisting of 99,000,000 shares of Common Stock, $0.0001 par value per share and 1,000,000 shares of Preferred Stock, $0.0001 par value per share, consisting of 50,000 shares of Series A Convertible Redeemable Preferred Stock and 97,000 shares of Series 1 Convertible Redeemable Preferred Stock. The aggregate par value of all shares of stock having par value is $10,000.

NINTH: Descriptions of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Convertible Redeemable Preferred Stock and the Series I Convertible Redeemable Preferred Stock of the Corporation are set forth, respectively, in Exhibits A and B, attached hereto as part of Article V and made a part hereof.

TENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ________ of _______, 2017.

ATTEST:	MVP REIT II, INC.

(SEAL)
Name:	Name:
Title: Secretary	Title: President

MVP REIT II, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

EXHIBIT A

Series A Convertible Redeemable Preferred Stock

1. Designation and Number. A series of Preferred Stock, designated the “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of the Series A Preferred Stock shall be 50,000. The par value of the Series A Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) “Listing Event” shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation’s assets or another transaction, in each case, approved by the Board of Directors in which the Corporation’s common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) “NASDAQ” shall mean the Nasdaq Stock Market.

(c) “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(d) “Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(e) “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share (the “Stated Value”) (equivalent to a fixed annual rate of $57.50 per share); provided, however, that if a Listing Event has not occurred within 12 months of the date of the last and final closing of the offering of the Series A Preferred Stock (the “Offering”), such annual dividend rate per share will be increased to 7.50% of the Stated Value (equivalent to a fixed annual rate of $75.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate will revert automatically to 5.75% per annum of the Stated Value. The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”); provided, that, no holder of any shares of Series A Preferred Stock shall be entitled to receive any dividends paid or payable on the Series A Preferred Stock with a Dividend Payment Date before the date such shares of Series A Preferred Stock are issued. Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the “Dividend Record Date”) 15 days preceding the applicable Dividend Payment Date. The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VI of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

6. Conversion.

(a) Subject to the Corporation’s redemption rights set forth in Section 6(b), each share of Series A Preferred Stock will be convertible into shares of the Common Stock, at the election of the holder thereof by written notice to the Corporation (each, a “Conversion Notice”), beginning upon the earlier of (i) 90 days after the occurrence of a Listing Event or (ii) the second anniversary of the final closing of the Offering (whether or not a Listing Event has occurred). The Conversion Notice shall state: (i) the number of shares of Series A Preferred Stock to be converted; and (ii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable terms of the shares of Series A Preferred Stock. Each such share of Series A Preferred Stock will convert into a number of shares of the Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend

Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of the Common Stock (the “Conversion Price”). The Conversion Price will be determined as follows:

i.	Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series A Preferred Stock is received on or prior to December 31, 2017, the Conversion Price for such share of Series A Preferred Stock will be equal to 110% of the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.
ii.	Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series A Preferred Stock is received after December 31, 2017, the Conversion Price for such share of Series A Preferred Stock will be equal to the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.
iii.	If a Conversion Notice with respect to any share of Series A Preferred Stock is received on or after the second anniversary of the final closing of the Offering, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such share of Series APreferred Stock will be equal to 100% of the Corporation’s net asset value per share of the Common Stock (“NAV per share”), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation’s initial public offering.

A holder may elect to convert all or any portion of its shares of Series A Preferred Stock by delivering a Conversion Notice stating its desire to convert such number of shares of Series A Preferred Stock into Common Stock. Subject to the Corporation’s redemption rights in Section 6(b) and Section 7, the conversion of the shares of Series A Preferred Stock subject to a Conversion Notice (the “Conversion Shares”) into shares of the Common Stock will occur at the end of the 20th Trading Day after the Corporation’s receipt of such Conversion Notice (the “Conversion Date”).

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, determined as follows (the “Redemption Price”):

i.	If a Conversion Notice with respect to any share of Series A Preferred Stock is received on or prior to the day immediately preceding the first anniversary of the issuance of such share of Series A Preferred Stock, the Redemption Price for such share of Series A Preferred Stock will be equal to 90% of the Stated Value of the share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.
ii.	If a Conversion Notice with respect to any share of Series A Preferred Stock is received on or after the first anniversary of the issuance of share of Series A Preferred Stock, the Redemption Price for such share of Series A Preferred Stock will be equal to 100% of the Stated Value of the share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.
iii.	If a Conversion Notice with respect to any share of Series A Preferred Stock is received after the second anniversary of the final closing of the Offering, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Redemption Price for such share of Series A Preferred Stock will be equal to 100% of the Stated Value of the share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

The Corporation, in its discretion, may elect to redeem any such shares of Series A Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date. If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of the Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series A Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7. Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series A Preferred Stock, holders of any Series A Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series A Preferred Stock is being redeemed pursuant to Section 6; and (iv) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VI of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series A Preferred Stock is not redeemable by the Corporation prior to the 20th Trading Day after the date of a Listing Event, if any. However, the Series A Preferred Stock shall be subject to the provisions of Article VI of the Charter. Pursuant to Article VI of the Charter, and without limitation of any provisions of such Article VI, the Series A Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership

Limit (as defined in the Charter) or the Common Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Charitable Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Charitable Trust. For this purpose, the Market Price (as defined in the Charter) of Series A Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the 20th Trading Day after the date of a Listing Event, if any, the Corporation may, at its option, redeem such shares of the Series A Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Optional Redemption Date”).

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the “Optional Redemption Notice”).

(d) If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VI of the Charter.

(e) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series A Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of the Common Stock, if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation’s initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series A Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series A Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share of stock, (ii) arrange for the disposition of a fraction interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock for the purpose of registering shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series A Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series A Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series A Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series A Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series A Preferred Stock pursuant to Section 6, Section 7 and Section 8 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series A Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series A Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series A Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer. The Series A Preferred Stock is subject to the provisions of Article VI of the Charter. In addition, no shares of Series A Preferred Stock may be sold or otherwise Transferred (as defined in the charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the charter) of the Shares is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of the Shares made in violation of any federal or state securities law shall be void ab initio.

MVP REIT II, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

EXHIBIT B

Series 1 Convertible Redeemable Preferred Stock

1. Designation and Number. A series of Preferred Stock, designated the “Series 1 Convertible Redeemable Preferred Stock” (the “Series 1 Preferred Stock”), is hereby established. The number of shares of the Series 1 Preferred Stock shall be 97,000. The par value of the Series 1 Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) “Listing Event” shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation’s assets or another transaction, in each case, approved by the Board of Directors in which the Corporation’s common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) “NASDAQ” shall mean the Nasdaq Stock Market.

(c) “Qualified Purchaser” shall mean any Person purchasing $1,000,000 or more of shares of Series 1 Preferred Stock in a single closing of the private placement by the Corporation of shares of Series 1 Preferred Stock (the “Private Placement Offering”). Purchases or other acquisitions of Series 1 Preferred Stock in separate closings in the Private Placement Offering will not be aggregated to determine Qualified

Purchaser status, and purchases or other acquisitions of Series 1 Preferred Stock outside of the Private Placement Offering will not be considered in determining Qualified Purchaser status.

(d) “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(e) “Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(f) “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series 1 Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series 1 Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with the Series A Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series 1 Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series 1 Preferred Stock (the “Senior Stock”).

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series 1 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.50% per annum of the initial stated value of $1,000 per share (the “Stated Value”) (equivalent to a fixed annual rate of $55.00 per share); provided, however, that, Qualified Purchasers shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the Stated Value (equivalent to a fixed annual rate of $57.50 per share) until April 7, 2018, at which time, such dividend rate will revert automatically to 5.50% per annum of the Stated Value; provided further, however, that if a Listing Event has not occurred by April 7, 2018, the annual dividend rate on each share of Series 1 Preferred Stock will be increased to 7.00% of the Stated Value (equivalent to a fixed annual rate of $70.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series 1 Preferred Stock will revert automatically to 5.50% per annum of the Stated Value. The dividends on each share of Series 1 Preferred Stock shall be cumulative from the first date on which such shares of Series 1 Preferred Stock is issued and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”); provided, that, no holder of any shares of Series 1 Preferred Stock shall be entitled to receive any dividends paid or payable on the Series 1 Preferred Stock with a Dividend Payment Date before the date such shares of Series 1 Preferred Stock are issued. Any dividend payable on the Series 1 Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the 24th day of each month (the “Dividend Record Date”). The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series 1 Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series 1 Preferred Stock. Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series 1 Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series 1 Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series 1 Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series 1 Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VI of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series 1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series 1 Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 1 Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series 1 Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series 1 Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series 1 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 1 Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series 1 Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series 1 Preferred Stock shall not be added to the Corporation’s total liabilities.

6. Conversion.

(a) Subject to the Corporation’s redemption rights set forth in Section 6(b), each share of Series 1 Preferred Stock will be convertible into shares of the Common Stock, at the election of the holder thereof by written notice to the Corporation (each, a “Conversion Notice”), beginning upon the earlier of (i) 45 days after the occurrence of a Listing Event or (ii) April 7, 2019 (whether or not a Listing Event has occurred). The Conversion Notice shall state: (i) the number of shares of Series 1 Preferred Stock to be converted; and (ii) that the shares of Series 1 Preferred Stock are to be converted pursuant to the applicable terms of the shares of Series 1 Preferred Stock. Each such share of Series 1 Preferred Stock will convert into a number of shares of the Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of the Common Stock (the “Conversion Price”). The Conversion Price will be determined as follows:

iv.	Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series 1 Preferred Stock is received prior to December 1, 2017, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 110% of the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.
v.	Provided there has been a Listing Event, if a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after December 1, 2017, the Conversion Price for such share of Series 1 Preferred Stock will be equal to the VWAP per share of the Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.
vi.	If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after April 7, 2019, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 100%

of the Corporation’s net asset value per share of the Common Stock (“NAV per share”), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation’s initial public offering.

A holder may elect to convert all or any portion of its shares of Series 1 Preferred Stock by delivering a Conversion Notice stating its intent to convert such number of shares of Series 1 Preferred Stock into shares of Common Stock. Subject to the Corporation’s redemption rights set forth in Section 6(b) and Section 7, the conversion of the shares of Series 1 Preferred Stock subject to a Conversion Notice (the “Conversion Shares”) into shares of the Common Stock will occur at the end of the 20th Trading Day after the Corporation’s receipt of such Conversion Notice (the “Conversion Date”).

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, determined as follows (the “Redemption Price”):

iv.	If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received prior to April 7, 2018, the Redemption Price for such share of Series 1 Preferred Stock will be equal to 90% of the Stated Value of the share of Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.
v.	If a Conversion Notice with respect to any share of Series 1 Preferred Stock is received on or after April 7, 2018, the Redemption Price for such share of Series 1 Preferred Stock will be equal to 100% of the Stated Value of the share of Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

The Corporation, in its discretion, may elect to redeem, in whole or in part, any such shares of Series 1 Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date. If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of the Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series 1 Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7. Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series 1 Preferred Stock, holders of any Series 1 Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series 1 Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series 1 Preferred Stock is being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series 1 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series 1 Preferred Stock will be entitled to convert such shares of Series 1 Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VI of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series 1 Preferred Stock is not redeemable by the Corporation prior to the later of (i) the 20th Trading Day after the date of a Listing Event, if any, or (ii) April 7, 2018. However, the Series 1 Preferred Stock shall be subject to the provisions of Article VI of the Charter. Pursuant to Article VI of the Charter, and without limitation of any provisions of such Article VI, the Series 1 Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) or the Common Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Charitable Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Charitable Trust. For this purpose, the Market Price (as defined in the Charter) of Series 1 Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the later of (i) the 20th Trading Day after the date of a Listing Event, if any, or (ii) April 7, 2018, the Corporation may, at its option, redeem such shares of the Series 1 Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Optional Redemption Date”).

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the “Optional Redemption Notice”).

(d) If full cumulative dividends on all outstanding shares of Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series 1 Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of the Series 1 Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series 1 Preferred Stock pursuant to Article VI of the Charter.

(e) If fewer than all the outstanding shares of Series 1 Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series 1 Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series 1 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series 1 Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series 1 Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series 1 Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of the Common Stock, if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of the Common Stock in the Corporation’s initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series 1 Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series 1 Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share of stock, (ii) arrange for the disposition of a fraction interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock for the purpose of registering shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series 1 Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series 1 Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series 1 Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series 1 Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series 1 Preferred Stock pursuant to Section 6, Section 7 and Section 8 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series 1 Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series 1 Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series 1 Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer. The Series 1 Preferred Stock is subject to the provisions of Article VI of the Charter. In addition, no shares of Series 1 Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Shares of Series 1 Preferred Stock shall include the following legend and any other legends required by state securities laws and the Corporation’s Charter and bylaws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series 1 Preferred Stock made in violation of any federal or state securities law shall be void ab initio.

EXHIBIT E

ARTICLES OF MERGER

OF

MVP REIT, INC.

(a Maryland corporation)

WITH AND INTO

MVP MERGER SUB, LLC

(a Delaware limited liability company)

MVP REIT, Inc., a Maryland corporation (the “Merging Company”), and MVP Merger Sub, LLC, a Delaware limited liability company (the “Surviving Company”), do hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) as follows:

FIRST: The Surviving Company and the Merging Company agree to merge in the manner hereinafter set forth (the “Merger”) and as contemplated by the Agreement and Plan of Merger, dated as of May 26, 2017 (the “Merger Agreement”), by and among MVP REIT II, Inc., a Maryland corporation (“Parent”), the Surviving Company, the Merging Company and, solely with regard to Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4 thereof, MVP Realty Advisors, LLC, a Delaware limited liability company.

SECOND: The Surviving Company is the entity to survive the Merger.

THIRD: The Merging Company is incorporated under the laws of the State of Maryland. The principal office of the Merging Company in the State of Maryland is located in Baltimore City. The Merging Company owns no interest in land in the State of Maryland.

FOURTH: The Surviving Company was formed under the general laws of the State of Delaware on May 24, 2017. The Surviving Company is not registered or qualified to do business in the State of Maryland. The Surviving Company has no principal office in the State of Maryland. The location of the Surviving Company’s principal office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801. The name and address of the Surviving Company’s resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.

FIFTH: The total number of shares of stock of all classes that the Merging Company has authority to issue is 100,000,000 shares, consisting of 98,999,000 shares of Common Stock, $0.001 par value per share (the “Merging

Company Common Stock”), 1,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), and 1,000 shares of Non-Participating, Non-Voting Convertible Stock, $0.001 par value per share (the “Convertible Stock”). The aggregate par value of all shares of stock of the Merging Company having a par value is $100,000.

SIXTH: The percentages of membership interest of each class of membership interest of the Surviving Company and the class of members and the respective percentage of membership interests in each class of membership interest are:

One class of common membership interest representing 100% of the total percentage of membership interests in the Surviving Company (the “Membership Interests”).

SEVENTH: At the Effective Time (as defined below), pursuant to the terms of the Merger Agreement, the Merging Company shall be merged with and into the Surviving Company with the Surviving Company surviving the Merger; and, thereupon, the Surviving Company shall possess any and all purposes and powers of the Merging Company; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Company shall be transferred to, vested in, and devolved upon the Surviving Company, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Company will become the debts, liabilities, duties and obligations of the Surviving Company. Except as otherwise specifically provided in these Articles of Merger, consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law and in Section 18-209 of the Limited Liability Company Act of the State of Delaware.

At the Effective Time, by virtue of the Merger and without any action on the part of the Merging Company or the Surviving Company:

(a) Each Membership Interest issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only outstanding membership interests in the Surviving Company.

(b) Each share of Merging Company Common Stock (other than the Cancelled Shares, as defined below) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.365 shares of common stock, $0.0001 par value per share (the “Parent Common Stock”), of Parent (the “Merger Consideration”) and the Fractional Share Consideration (as defined below), if any, and all such shares of Merging Company Common Stock shall no longer be outstanding, shall be cancelled and retired, and each holder of a share of Merging Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and, if applicable, the Fractional Share Consideration, upon surrender of such shares, without interest.

(c) No fractional shares of Parent Common Stock shall be issued with respect to the Merger. Each holder of shares of Merging Company Common Stock that would have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional share of Parent Common Stock multiplied by (ii) $25.00 (the “Fractional Share Consideration”).

(d) Each share of Merging Company Common Stock that is owned by Parent, any Wholly Owned REIT I Subsidiary (as such term is defined in the Merger Agreement) or any Wholly Owned REIT II Subsidiary (as such term is defined in the Merger Agreement) immediately prior to the effective time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or other right inure or be made with respect thereto in connection with or as a consequence of the Merger (the “Cancelled Shares”).

(e) Each shares of Convertible Stock issued and outstanding immediately prior to the effective time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment or other right inure or be made with respect thereto in connection with or as a consequence of the Merger.

(f) There are no shares of Preferred Stock outstanding.

EIGHTH: The terms and conditions of the Merger described in these Articles of Merger were advised, authorized and approved by the Merging Company in the manner and by the vote required by the laws of the State of Maryland and the charter of the Merging Company, as follows:

(a) The Board of Directors of the Merging Company, at a special meeting duly called and held, unanimously (i) authorized and approved the Merger Agreement and the Merger, (ii) declared the Merger advisable and (iii) directed that the Merger be submitted to the stockholders of the Merging Company for consideration; and

(b) At a special meeting of stockholders, the holders of shares of Merging Company Common Stock duly approved the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Merging Company Common Stock entitled to vote on such matter.

NINTH: The terms and conditions of the Merger described in these Articles of Merger were advised, authorized and approved by the Surviving Company in the manner and by the vote required by the laws of the State of Delaware and the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company, as follows:

The sole member of the Surviving Company (i) authorized the Surviving Company to execute, deliver and perform the Merger Agreement and (ii) approved Merger and the other transactions contemplated by the Merger Agreement.

TENTH: The Limited Liability Company Agreement of Surviving Company as in effect immediately prior to the Effective Time will not be amended in connection with the Merger.

ELEVENTH: The Merger shall become effective at [•] p.m., New York City time, on [•], 2017 (the “Effective Time”).

TWELFTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

- Signature page follows -

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this ______ day of ____________, 2017.

ATTEST:	MERGING COMPANY:

MVP REIT, INC.,
a Maryland corporation

By:

Name:	Name:

Title:	Title:

WITNESS:	SURVIVING COMPANY:

MVP MERGER SUB, LLC,
a Delaware limited liability company

	By:	MVP REIT II, Inc., its Manager

By:

Name:	Name:	Michael V. Shustek

Title:	Title:	Chief Executive Officer

EXHIBIT F

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

MVP REIT, INC.

(a Maryland corporation)

INTO

MVP MERGER SUB, LLC

(a Delaware limited liability company)

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, it is hereby certified that:

FIRST: The name of the Surviving Company is MVP Merger Sub, LLC, a Delaware limited liability company (the “Surviving Company”).

SECOND: The name of the corporation being merged (the “Merger”) into the Surviving Company is MVP REIT, Inc., a Maryland corporation (the “Merging Company”).

THIRD: The Agreement and Plan of Merger, dated as of May 26, 2017 (the “Merger Agreement”), by and among the Surviving Company, the Merging Company, MVP REIT II, Inc., a Maryland corporation, and, solely with regard to Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4 thereof, MVP Realty Advisors, LLC, a Delaware limited liability company, has been approved and executed by each of the Surviving Company and the Merging Company.

FOURTH: The name of the Surviving Company is MVP Merger Sub, LLC. The Surviving Company does not desire to change its name, registered office or registered agent, or to amend its Certificate of Formation in any other manner, in connection with the Merger.

FIFTH: The Merger shall become effective at #:## [a][p].m., New York City time, on ______________, 2017.

SIXTH: The Merger Agreement is on file at 888 W. Sunset Road, Suite 240, Las Vegas, NV 89148, a place of business of the Surviving Company.

SEVENTH: A copy of Merger Agreement will be furnished by the Surviving Company on request, without cost, to any member of the Surviving Company or any stockholder of the Merging Company.

- Signature Appears on Following Page -

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized person as of the ___ day of ________, 2017.

MVP MERGER SUB, LLC

By:	MVP REIT II, Inc., its Manager

By:
Name:	Michael V. Shustek
Title:	Chief Executive Officer

EXHIBIT G

CERTIFICATE OF FORMATION
MVP Merger Sub, LLC

This Certificate of Formation of MVP Merger Sub, LLC (the “Company”), dated May 24, 2017, has been duly executed, and is filed pursuant to Section 18–201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

1. The name of the Company is MVP Merger Sub, LLC.

2. The address of the registered office required to be maintained by Section 18–104 of the Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.

3. The name and address of the registered agent for service of process required to be maintained by Section 18–104 of the Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Michael V. Shustek
Authorized Person

EXHIBIT H

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
MVP MERGER SUB, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of MVP Merger Sub, LLC (the “Company”), is entered into as of the 24th day of May 2017, by the Company and MVP REIT II, Inc. a Maryland corporation, as the sole member of the Company (the “Member”). The Member’s address and Membership Interest (as hereinafter defined) is as set forth on Schedule A hereto.

BACKGROUND

The Member formed the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”), by causing a Certificate of Formation to be filed with the Secretary of State of Delaware on May 24, 2017 (the “Certificate”), and desires to enter into this Agreement to govern the operations of the Company. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date of the formation of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1. FORMATION.

1.1 Organization. Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Managers (as defined in Section 6.1) shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2 Organizer Release. The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2. NAME; REGISTERED OFFICE AND AGENT.

The business of the Company shall be conducted under the name “MVP Merger Sub, LLC” or such other name as the Managers hereafter designate. The initial registered agent for service of process at the registered office of the Company is The Corporation Trust Company. The initial registered office of the Company is located at 1209 Orange Street, Wilmington, DE, County of New Castle, 19801.

3. PURPOSE.

The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company’s purpose which may be legally exercised by limited liability companies under the Delaware Act; and to engage in all activities necessary, customary, convenient, or incident to such purposes.

4. STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.

5. TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6. MANAGEMENT OF THE COMPANY.

6.1 Management and Authority. The business and affairs of the Company shall be managed by one or more managers (“Managers”) as appointed by the Member. Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. Any delegation of duties to an officer may be revoked at any time by the Managers.

6.2 Number, Tenure and Qualifications. The Company initially shall have one Manager, who shall be MVP REIT II, Inc. The number of Managers may be increased or decreased by the Member. A Manager holds office until such Manager resigns, dies, becomes permanently disabled, or is removed. Managers are elected and may be removed, with or without cause, by the Member in the Member’s sole discretion.

6.3 Quorum and Voting of Managers. Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, no meeting (or written consent pursuant to Section 6.5) is necessary for the transaction of business, and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

6.4 Waiver of Notice. A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.5 Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

6.6 Duties and Obligations of Managers.

The Managers must take all actions necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company’s purposes.

6.7 Restrictions on Authority of Managers.

(a) Without the prior written consent of the Member, the Managers have no authority to:

(i) DO ANY ACT IN CONTRAVENTION OF THIS AGREEMENT;

(ii) DO ANY ACT WHICH WOULD MAKE IT IMPOSSIBLE TO CARRY ON THE ORDINARY BUSINESS OF THE COMPANY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT;

(iii) POSSESS COMPANY PROPERTY, OR ASSIGN RIGHTS IN SPECIFIC COMPANY PROPERTY, FOR OTHER THAN A COMPANY PURPOSE;

(iv) KNOWINGLY PERFORM ANY ACT THAT WOULD SUBJECT THE MEMBER TO LIABILITY FOR THE OBLIGATIONS OF THE COMPANY IN ANY JURISDICTION;

(v) AMEND THIS AGREEMENT OR THE CERTIFICATE;

(vi) DISSOLVE THE COMPANY;

(vii) INITIATE PROCEEDINGS TO HAVE THE COMPANY ADJUDICATED INSOLVENT OR FILE A VOLUNTARY PETITION FOR RELIEF UNDER TITLE 11, UNITED STATES CODE (11 U.S.C. §§ 101 ET SEQ.); FILE ANY PETITION SEEKING ANY COMPOSITION, REORGANIZATION, READJUSTMENT, LIQUIDATION, DISSOLUTION OR SIMILAR RELIEF UNDER THE PRESENT OR ANY FUTURE FEDERAL BANKRUPTCY LAWS OR ANY OTHER PRESENT OR FUTURE APPLICABLE FEDERAL, STATE OR OTHER STATUTE OR LAW RELATIVE TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF FOR DEBTORS WITH RESPECT TO THE COMPANY; OR SEEK THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, ASSIGNEE, SEQUESTRATOR, CUSTODIAN, LIQUIDATOR (OR OTHER SIMILAR OFFICIAL) OF THE COMPANY OR OF ALL OR ANY SUBSTANTIAL PART OF THE COMPANY’S PROPERTY, OR MAKE ANY GENERAL ASSIGNMENT FOR THE BENEFIT OF CREDITORS OF THE COMPANY, OR ADMIT IN WRITING THE INABILITY OF THE COMPANY TO PAY ITS DEBTS GENERALLY AS THEY BECOME DUE, OR DECLARE OR EFFECT A MORATORIUM ON THE COMPANY’S DEBT OR TAKE ANY ACTION IN FURTHERANCE OF ANY PROSCRIBED ACTION;

(viii) REQUIRE ADDITIONAL CAPITAL CONTRIBUTIONS;

(ix) ADMIT NEW MEMBERS OR CAUSE THE WITHDRAWAL OF THE MEMBER;

(x) REMOVE OR REPLACE A MANAGER;

(xi) TRANSFER ALL OR SUBSTANTIALLY ALL OF THE COMPANY’S PROPERTY; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL IN NO WAY LIMIT THE MANAGERS’ ABILITY TO PLEDGE OR GRANT A SECURITY INTEREST IN THE COMPANY’S PROPERTY; OR

(xii) TAKE ANY OTHER ACTIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AS REQUIRING THE CONSENT, VOTE OR APPROVAL OF THE MEMBER.

6.8 Compensation. Compensation, if any, of the Managers will be fixed from time to time by the Member.

6.9 Resignation. A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

6.10 Vacancies. Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal, or permanent disability.

7. LIABILITY; INDEMNIFICATION OF MEMBER AND MANAGERS.

7.1 Liability of Member and Managers.

7.1.1 To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of Members, Managers and officers of the Company (including the directors and officers of any predecessor corporation), no present or former Member, Manager or officer of the Company shall be liable to the Company or its Members for money damages. Neither the amendment nor repeal of this Section 7.1.1, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article 7.1.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.1.2 Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member.

7.1.3 Notwithstanding anything to the contrary contained in this Section 7.1, the Company shall not provide that a Member, Manager or officer of the Company (including a director or officer of any predecessor corporation) (an “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(b) The Indemnittee was acting on behalf of or performing services for the Company.

(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.

(d) Such agreement to hold harmless is recoverable only out of the Company’s Net Assets. (For purposes of this Section 7, “Net Assets” means (x) the total value, at cost, of any property, mortgage or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly, through one or more affiliates, and any other investment made by the company, directly or indirectly through one or more affiliates, before deducting depreciation, reserves for bad debts or other non-cash reserves, less (y) total liabilities, calculated quarterly by the Company on a basis consistently applied).

7.1.4 In the event that any of the provisions of this Section 7.1 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.2 Indemnification Generally.

7.2.1 Subject to any limitations set forth under Delaware law or in Sections 7.2.2 and 7.2.3 below, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any Indemnitee who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any Indemnitee who, at the request of the Company, serves or has served as a director, officer, partner or trustee of another limited liability company, corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) a party acting as an agent of the Company. The Company may provide such indemnification and advance for expenses to a Person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company. The Manager may take such action as is necessary to carry out this Section 7.2.1.

7.2.2 Notwithstanding anything to the contrary contained in Section 7.2.1 above, the Company shall not provide for indemnification of an indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(b) The Indemnitee was acting on behalf of or performing services for the Corporation.

(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.

(d) Such indemnification or agreement to hold harmless is recoverable only out of Net Assets.

7.2.3 Notwithstanding anything to the contrary contained in paragraph 7.2.1 above, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the United States Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or any predecessor thereof were offered or sold as to indemnification for violations of securities laws.

7.3 Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.2 and such other persons as the Managers’ shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.4 Amendments. No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.

7.5 Indemnification of Officers, Employees and Agents. The Company may indemnify and advance expenses under Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.

8. RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1 Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.2 Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.

8.3 Assignments. The Member may assign in whole or in part its limited liability company interest to any transferee. If the Member transfers all of the Member’s interest in the Company pursuant to this Section 8.3, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any provision to the contrary contained in this Agreement notwithstanding, the Member may pledge, and otherwise grant a lien and security interest in, the limited liability company interests issued hereunder or covered hereby to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge.

8.4 Continued Membership. Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.

9. CAPITAL CONTRIBUTIONS; LOANS.

9.1 Capital Contributions. The Member’s capital contribution shall be set forth on the books and records of the Company. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2 Loans. The Member may lend money to the Company as approved by the Member and the Managers. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member and the Managers.

10. DISTRIBUTIONS. All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act. Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member’s voluntary transfer or assignment of the Member’s entire interest in the Company.

11. BOOKS AND RECORDS.

11.1 Availability. At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. The Member shall have the right at any time to inspect and copy the books and records of the Company.

11.2 Tax Returns. The Managers shall cause to be prepared all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3 Depositories. The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12. DISSOLUTION.

12.1 Events Causing Dissolution.

12.1.1 The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.

12.1.2 If at any time the Member dies, is declared by a court to be incompetent to manage his person or property or is dissolved or terminated, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

12.2 Winding Up and Liquidation.

12.2.1 Upon the dissolution of the Company, the Managers or their designee shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i) PROSECUTING AND DEFENDING SUITS, WHETHER CIVIL, CRIMINAL, OR ADMINISTRATIVE;

(ii) SETTLING AND CLOSING THE COMPANY’S BUSINESS;

(iii) LIQUIDATING AND REDUCING TO CASH THE PROPERTY AS PROMPTLY AS IS CONSISTENT WITH OBTAINING ITS FAIR VALUE;

(iv) DISCHARGING OR MAKING REASONABLE PROVISION FOR THE COMPANY’S LIABILITIES; AND

(v) DISTRIBUTING THE PROCEEDS OF LIQUIDATION AND ANY UNDISPOSED PROPERTY.

12.2.2 Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i) TO CREDITORS, INCLUDING THE MEMBER IF THE MEMBER IS A CREDITOR (TO THE EXTENT AND IN THE ORDER OF PRIORITY PROVIDED BY LAW) IN SATISFACTION OF LIABILITIES OF THE COMPANY, WHETHER BY PAYMENT OR THE MAKING OF REASONABLE PROVISIONS FOR PAYMENT THEREOF; AND

(ii) THEREAFTER, TO THE MEMBER.

12.3 Certificate of Cancellation. Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a certificate of cancellation with the Delaware Secretary of State canceling the Certificate, at which time the Company shall terminate.

12.4 Termination of Agreement. This Agreement shall terminate and be of no further force and effect upon the filing of a certificate of cancellation canceling the Certificate; provided, however, that the provisions of Section 1.2 and Section 7 shall survive termination.

13. MISCELLANEOUS.

13.1 Amendment. This Agreement may only be amended by the Member in writing.

13.2 Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.3 Number. Unless the context otherwise requires, the singular includes the plural.

13.4 Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.

13.5 Severability. Subject to Section 7.1.4, in the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.6 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

13.7 Entire Agreement. This Agreement constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

MVP REIT II, Inc.

By:
	Name:	Michael V. Shustek
	Title:	Chief Executive Officer

THE COMPANY:

MVP Merger Sub, LLC

By:	MVP REIT II, Inc., its Manager

By:
	Name:	Michael V. Shustek
	Title:	Chief Executive Officer

[Signature Page to MVP Merger Sub, LLC Operating Agreement]

Schedule A

Name	Membership Interest

MVP REIT II, Inc. 8880 WEST SUNSET ROAD SUITE 240 LAS VEGAS, NV 89148	100%

Annex B

MVP REIT, INC.

ARTICLES OF AMENDMENT

MVP REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: There has been no change in the authorized stock of the Corporation effected by the foregoing amendments to the Charter as set forth above.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

B-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ________ of _______, 2017.

ATTEST:	MVP REIT, INC.

(SEAL)

Name:	Name:

Title: Secretary	Title: President

B-2

Annex C

ROBERT A. STANGER & CO., INC. Investment Banking	1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702-4314 (732) 389-3600 FAX: (732) 389-1751

The Special Committee of
The Board of Directors of
MVP REIT, Inc.
8880 West Sunset Road, Suite 240
Las Vegas, Nevada 89148

Gentlemen:

Robert A. Stanger & Co., Inc. (“Stanger”) has been advised that MVP REIT, Inc. (the “Company”) is contemplating entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company and MVP REIT II, Inc. (“MVP II”) and MVP Merger Sub, LLC (“Merger Sub”), a wholly-owned subsidiary of MVP II. The Company, MVP II and Merger Sub are referred to collectively as the “Parties.” Pursuant to the Merger Agreement the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity of the merger with the Company (the “Merger Transaction”). Stanger has been further advised that in connection with the Merger Transaction: (i) MVP Realty Advisors, LLC the Company’s Advisor (the “Advisor”), has agreed to waive disposition fees and will waive its conversion rights in respect of the shares of Non-Participating, Non-Voting Convertible Stock of the Company; and (ii) each share of common stock of the Company (the “MVP I Common Shares”) issued and outstanding immediately prior to the Merger Transaction, excluding MVP I Common Shares held by MVP II or any wholly owned subsidiaries of the Company or MVP II, will be exchanged into the common stock of MVP II (the “MVP II Common Shares”) at an exchange ratio of 0.365 (the “Exchange Ratio”) MVP II Common Shares for each MVP I Common Share. The MVP II Common Shares to be received by the stockholders of MVP I pursuant to the Exchange Ratio is the consideration (the “Consideration”) in the Merger Transaction.

The special committee of the Board of Directors (the “Board of Directors”) of the Company comprised solely of disinterested independent directors (the “Committee”), has retained Stanger to render an opinion as to the fairness, from a financial point of view, to the stockholders of the Company of the Consideration to be received in the Merger Transaction.

Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include strategic planning, mergers and acquisitions, advisory and fairness opinion services, capital formation services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships, and the securities issued by and the assets owned through such entities including, but not limited to, real properties and property interests.

In the course of our review to render this opinion, we have, among other things:

•	Reviewed a draft copy of the Merger Agreement which the Company has indicated to be in substantially the form intended to be entered into by the Parties;
•	Reviewed the financial statements of the Company for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, contained in the Form 10-K filed with the Securities and Exchange Commission (“SEC”);
•	Reviewed the financial statements of MVP II for the years ended December 31, 2015 and 2016, contained in the Form 10-K filed with the SEC;

ROBERT A. STANGER & CO., INC.

•	Reviewed the March 31, 2017 financial statements of the Company and MVP II, as prepared by the Advisor as the Advisor to both MVP I and MVP II;
•	Reviewed the Charters, Bylaws, Advisory Agreements and their respective amendments for the Company and MVP II;
•	Reviewed the notes, loan agreements and amortization tables for the mortgage debts payable by the Company and MVP II;
•	Reviewed the net asset value estimate of the Company, as prepared by the Advisor, as of March 30, 2017 and supporting documentation;
•	Reviewed the Confidential Private Placement Memorandum for the MVP II Series A Convertible Redeemable Preferred Stock dated November 1, 2016;
•	Reviewed the Confidential Private Placement Memorandum for the MVP II Series 1 Convertible Redeemable Preferred Stock dated March 28, 2017;
•	Reviewed an appraisal for each property (the “Properties”) in which the Company and MVP II have an ownership interest;
•	Reviewed the five year operating projection for each property in which the Company and MVP II has an ownership interest;
•	Conducted a site visit of each of the Properties;
•	Discussed with management each of the Properties and the portfolio; and
•	Conducted such other analyses as we deemed appropriate.

In conducting our review and in rendering this fairness opinion, we have assumed with your consent that the Merger Agreement, when executed, will not differ in any material respect from the drafts thereof which we have reviewed and that the Merger Transaction will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, we have been advised that we may rely upon, and therefore have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to us by the Company. We have not performed an independent appraisal of the assets, liabilities or businesses of the Company and MVP II, or engineering, structural or environmental studies of the Properties and we have relied upon the representations of the Company, the Advisor and its representatives regarding the physical condition and capital expenditure requirements of the Properties. We have also relied on the assurance of the Company that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Merger Transaction provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets and liabilities or the business prospects of the Company or the information reviewed between the date such information was provided and the date of this opinion; and that the Company is not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

We have not been engaged to, and therefore did not: (i) appraise the assets, liabilities or businesses of the Company and MVP II; (ii) make any recommendation to the Company with respect to whether or not to adopt the Merger Agreement or the impact, tax or otherwise, of adopting the Merger Agreement; (iii) select the method of determining the Exchange Ratio used in the Merger Transaction; (iv) express any opinion as to (a) the business decision to pursue the Merger Transaction or alternatives to the Merger Transaction; (b) the amount or allocation of expenses relating to the Merger Transaction; (c) any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals; or (d) any other terms of the Merger Transaction other than the fairness from a financial point of view to the stockholders of the Company of the Consideration to be received pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the Parties, or any class of such persons, relative to the compensation or consideration to the stockholders of the Company.

ROBERT A. STANGER & CO., INC.

Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of this opinion and addresses the Consideration to be received by the stockholders of the Company pursuant to the Merger Transaction as of the date hereof. Events occurring after that date may materially affect the assumptions used in preparing this opinion.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this opinion the Consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to the stockholders of the Company, from a financial point of view.

This opinion, the issuance of which has been approved by our Opinion Committee, is for the exclusive use and benefit of the Committee, although it may be relied upon by the entire Board of Directors. This opinion is not intended to be and does not constitute a recommendation to the Committee or the Board of Directors of the Company to enter into the Merger Agreement.

Stanger has been paid fees in connection with this opinion, none of which are contingent upon the closing of any transaction or our findings with respect to fairness. The Company has also agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. In connection with providing this opinion, we did serve as a financial advisor to the Company. During the past two years we have received usual and customary payments from the Advisor for subscriptions to certain Stanger publications.

This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Company that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. In rendering this opinion judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering this opinion are not readily susceptible to partial analysis or summary description.

Yours truly,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
May 26, 2017

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

(Mark one)

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

Or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from           to

Commission File Number: 333-180741

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	45-4963335
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8880 W. SUNSET RD SUITE 240, LAS VEGAS, NV 89148
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number: (858) 369-7959

Securities registered pursuant to Section 12(b) of the Act:

None	None
(Title of each class)	(Name of each exchange on which registered)

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec. 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Sec. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

Class	Market Value as of June 30, 2016
Common Stock, $0.001 Par Value	$99,766,791

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date.

Class	Number of Shares Outstanding As of March 21, 2017
Common Stock, $0.001 Par Value	10,978,745

Special Note Regarding Forward-Looking Statements

Certain statements included in this annual report on Form 10-K (this “Annual Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have a limited operating history, as the majority of our properties were purchased within the last two years;
•	the fact that we have had a net loss for each annual period since inception;
•	the performance of properties the Company has acquired or may acquire or loans that the Company may make that are secured by real property or;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•	potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking facilities included in our portfolio;
•	risks inherent in the real estate business, including ability to secure leases at favorable terms, tenant defaults, potential liability relating to environmental matters and the lack of liquidity of real estate investments;
•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders;
•	our failure to maintain our status as a REIT;
•	the availability of capital and debt financing generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;
•	interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon on any forward-looking statements included herein. All forward-looking statements are made as of the date of this Annual Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward–looking statements made after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

PART I

ITEM 1.	BUSINESS

General

MVP REIT, Inc. (the “Company” or “MVP”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed, and operates in a manner that will allow the Company to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. Pursuant to its initial public offering (the “Offering”), which closed in September 2015, the Company issued 10,856,323 shares of its common stock for which it received net proceeds of approximately $97.3 million. Of this amount, approximately $19.5 million of shares were issued in consideration of the contribution of commercial properties to the Company. The Company has also registered up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

The Company operates as a REIT. The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31st fiscal year end. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds from its public offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s investment strategy was originally to invest available net proceeds from its Offering in direct investments in real property and real estate secured loans that met the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a plan to increase the focus of the Company’s investment strategy on parking and self-storage facilities located throughout the United States as the Company’s core assets. As part of this strategy, the Company exchanged office properties with affiliated entities to exchange all of its ownership interests in certain non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility. The property exchanges were consummated on April 30, 2014.

In June 2014, the Company’s board decided to further focus its efforts primarily on parking facilities. Additionally, during July and August, 2014, the Company sold its membership interest in the two remaining office buildings owned by the Company to affiliates of its advisor, Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC Pink Sheets-listed company (“VRM I”) and Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company that has provided notice of its intent to delist from Nasdaq, to be effective on or about March 30, 2017 (“VRM II”). The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company has agreed that no more than 25% of the gross proceeds from the Offering will be used to invest in real properties other than parking facilities.

In June 2016, the Company and MVP REIT II, Inc. (“MVP REIT II”) jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company’s common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. The Company’s board had authorized taking such action in March 2016. After reviewing the Ladenburg Thalmann’s completed evaluation, the Company’s board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made during the second fiscal quarter of 2017. Following the Company’s engagement of Ladenburg Thalmann, the Company’s board of directors approved the reinstatement of the DRIP in July 2016, since no decision on liquidity is expected until during the second fiscal quarter of 2017. There can be no assurance as to if or when the Company will again pursue a listing or another liquidity transaction.

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013, on February 10, 2013. On June 4, 2013, the

Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7 percent, assuming a purchase price of $9.00 per share or $0.05025 monthly. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day).

Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

From inception through December 31, 2016, the Company has paid approximately $13.6 million in distributions including approximately $2.9 million in DRIP distributions to the Company’s stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. The Company’s advisor is MVP Realty Advisors, LLC (the “Advisor”). VRM II owns 60% of the Advisor, and the remaining 40% is owned by VRM I. Michael Shustek owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM I and VRM II. The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on the Company’s behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”).

The Company is the sole member of its operating limited liability company, MVP Real Estate Holdings, LLC, a Nevada limited liability company (“REH”). Substantially all of the Company’s business is conducted through our wholly owned subsidiary REH. The operating agreement provides that REH is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that REH is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in REH being taxed as a corporation.

Investment Objectives

Our primary investment objective is to generate current income. The Company anticipate generating current income from rent and other income from properties acquired.

The Company may also seek to realize growth in the value of our investments by timing their sale to maximize value. However, the Company cannot assure investors that MVP will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our board of directors, including our independent directors, will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders. Each determination and the basis therefore shall be set forth in the applicable board meeting minutes.

Current Investment Focus and Expansion of Geographic Focus

Parking Facilities

Based on current market conditions and other factors, MVP has decided that a significant focus of our investment strategy will be on parking facilities, including parking lots, parking garages and other parking structures.

The Company believes parking facilities possess attractive characteristics not found in other commercial real estate investments, including the following:

•	generally can be leased to any number of parking operators, which gives the property owner flexibility and pricing power
•	if a tenant that operates a facility terminates a lease, replacement operators can generally be found quickly, minimizing any dark period;

•	generally, no leasing commissions;
•	generally, no tenant improvement requirements;
•	relatively low capital expenditures; and
•	in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification.

Moreover, MVP believe the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of properties. Therefore, our board has determined that diversification of our portfolio may not enhance shareholder value and would come at the expense of potentially developing specialized expertise in investments in parking facilities that could provide us with a competitive advantage and distinguish us from other REIT investments in the marketplace.

The parking industry is large and fragmented and includes companies that provide temporary parking spaces for vehicles on an hourly, daily, weekly, or monthly basis along with providing various ancillary services. A substantial number of companies in the industry offer parking services as a non-core operation in connection with property management or ownership, and the vast majority of companies in the industry are small, private and operate a single parking facility. The owner of a parking facility may operate the facility or may engage a management company for this purpose. Location is critically important to the performance of parking facilities. Parking rates and ancillary services offered at the facility (such as car wash or electric car charging stations) may also influence a driver’s decision to use a particular parking facility. The performance of parking facilities may fluctuate significantly based on economic trends. For example, the National Parking Association reported that 96% of airport parking lots experienced a decline in parked vehicles from 2008 to 2009, with 58% reporting a decline of more than 10%, as a result of reduced air travel during the 2008/2009 recession.

The Company’s parking facilities are typically operated through triple net or modified net leases under which MVP relies upon the lessee to manage and conduct the daily operations of the facilities. Leases generally have terms of three to ten years, and may provide for rent based on the performance of the leased parking facility. In addition, under a net lease arrangement, the lessee is generally responsible for all of the operating expenses at our leased location.

Our Advisor will have substantial discretion with respect to the selection of specific properties. The consideration paid for a property will ordinarily be based on the fair market value of the property as determined by a majority of our board of directors. In selecting a potential property for acquisition, the Company and our Advisor will consider a number of factors, including, but not limited to, the following:

•	projected demand for parking facilities in the area;
•	a property’s geographic location and type;
•	a property’s physical location in relation to population density, traffic counts and access;
•	construction quality and condition;
•	potential for capital appreciation;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	rental/parking rates and occupancy/use levels for the property and competing properties in the area;
•	the terms and conditions of any lease or management contract for a particular parking facility;
•	potential for rent increases;
•	demographics of the area;
•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;
•	potential capital improvements and reserves required to maintain the property;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	potential competitors;

•	the potential for the construction of new properties in the area;
•	treatment under applicable federal, state and local tax and other laws and regulations;
•	evaluation of title and obtaining of satisfactory title insurance; and
•	evaluation of any reasonably ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that MVP may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds available for investments. Moreover, depending upon real estate market conditions, economic changes and other developments, our board of directors may change our targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent. Notwithstanding the foregoing, MVP has agreed that no more than 25% of the gross proceeds from our initial public offering will be used to invest in real properties other than parking facilities. See “Risk Factors – Stockholders will not have the opportunity to evaluate additional investments before we make them, which makes investment in our shares more speculative.”

Concentration

The Company had nine, six and two parking tenants as of December 31, 2016, 2015 and 2014, respectively. One tenant, Standard Parking + (“SP+”), represented a concentration for the years ended December 31, 2016, 2015 and 2014, in regards to parking base rental revenue. During the years ended December 31, 2016, 2015 and 2014, SP+ accounted for 68%, 76% and 87%, respectively, of the parking base rental revenue. No other tenants represented more than 10% of our base rental revenue during 2016.

Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. The Company may depend upon VRM I and VRM II, the owners of the Advisor, to support and fund the Company’s costs and expenses.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates, including VRM I and VRM II. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Competition

Outside of affiliates, the Company is unaware of any REITs in the United States that invest predominantly in parking facilities; nevertheless the Company has significant competition with respect to the acquisition of real property. Competitors include other REITs, owners and managers of parking facilities, private investment funds, hedge funds, and other investors, many of which have significantly greater resources. The Company may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If the Company pays higher prices for investments the returns will be lower and the value of assets may not increase or may decrease significantly below the amount paid for such assets.

Any parking facilities acquired or invested in will face intense competition, which may adversely affect rental and fee income. The Company believes that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities acquired may compete with building owners that provide on-site paid parking. Many of the competitors have more experience in owning and operating parking facilities. Moreover, some of the competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect operating results.

Income Taxes

The Company is organized and conducts operations to qualify as a REIT under Sections 856 to 860 will be sustained upon examination of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position, including resolutions of any related appeals or litigation process, based on the technical merits. Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition on the financial statements. The net income tax provision for the years ended December 31, 2016 and 2015 was approximately zero.

Regulations

Our investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. MVP intends to obtain all permits and approvals necessary under current law to operate our investments.

Environmental

As an owner of real estate, MVP is subject to various environmental laws of federal, state and local governments. In particular, under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with our ownership of parking facilities, MVP may be potentially liable for any such costs.

The Company does not believe that compliance with existing laws will have a material adverse effect on our financial condition or results of operations. However, MVP cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which MVP holds an interest, or on properties that may be acquired directly or indirectly in the future.

Employees

The Company does not currently have any employees nor does MVP currently intend to hire any employees who will be compensated directly by us. The Company relies on employees of the Advisor and its affiliates, subject to the supervision of our board of directors, to manage our day-to-day activities, implement our investment strategy and provide management, acquisition, advisory and administrative services.

Available Information

The Company is subject to the reporting and information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, as a result, file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) that contains our annual, quarterly and current reports, proxy and information statements and other information the Company filed electronically with the SEC. Access to these filings is free of charge and can be accessed on our website, www.mvpreit.com.

ITEM 1A.	RISK FACTORS

The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones MVP faces but do represent those risks and uncertainties that the Company believes are material to us. Additional risks and uncertainties not presently known to us or that the Company currently deems immaterial may also harm our business.

Risks Related to an Investment in Us

We have experienced losses in the past, and we may experience additional losses in the future.

Historically, we have experienced net losses (calculated in accordance with accounting principles generally accepted in the United States of America) and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Annual Report on Form 10-K and our accompanying consolidated financial statements and notes thereto.

Our cash distributions are not guaranteed and may fluctuate.

The actual amount and timing of distributions will be determined by our board of directors and typically will depend upon the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time.

We have paid, and may continue to pay, our distributions from sources other than cash flow from operations, which has reduced the funds available for the acquisition of properties and may reduce our stockholders’ overall return.

As of December 31, 2016, we have paid all of our distributions from proceeds from issuance of our common stock in the offering or under our distribution reinvestment plan and constituted a return of capital. Our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of offering or other proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. However, we may not generate sufficient cash flow from operations to fund distributions. Therefore, we may need to continue to utilize proceeds from the sale of securities, borrow funds or request that our advisor, in its discretion, defer its receipt of fees and reimbursement of expenses in order to make cash distributions. We can give no assurance that we will be able to pay distributions solely from our funds from operations in the future. If we continue to pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and stockholder overall return may be reduced.

Because we have paid, and may continue to pay, our cash distributions from sources other than cash flow from operations, such distributions may not reflect the current performance of our real property investments or our current operating cash flows, and may constitute a return of capital or taxable gain from the sale or exchange of property.

Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, during the early stages of our operations, we have utilized offering proceeds to make cash distributions. Because the amount we pay out in distributions may exceed our cash flow from operations, the amount of distributions paid at any given time may not reflect the current performance our real property investments or our current cash flow from operations. To the extent distributions exceed cash flow from operations, distributions may be treated as a return of capital (rather than a return on capital) and could reduce a stockholder’s basis in our stock. A reduction in a stockholder’s basis in our stock could result in the stockholder recognizing more gain upon the disposition of his or her shares, which in turn could result in greater taxable income to such stockholder.

We depend upon our advisor to find suitable investments. If it is unable to do so, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our advisor in the acquisition of our investments, including the determination of any financing arrangements. While our advisor’s personnel have substantial experience in investing in real estate secured loans, they have only limited experience in making direct investments in real estate. Stockholders will have no opportunity to evaluate the economic merits or the terms of our investments and must rely entirely on the management abilities of our advisor and the oversight of our board of directors. We cannot assure stockholders that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our advisor makes investments on our behalf, our objectives will be achieved. If we, through our advisor, are unable to find suitable investments promptly, we will hold the proceeds from our initial public offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable, or be limited in our ability, to pay distributions and we may not be able to meet our investment objectives.

Our sponsor and its other affiliated entities, including MVP REIT II, Inc. (“MVP REIT II”), a publicly registered non-traded REIT managed by our advisor, also rely on Michael V. Shustek for investment opportunities. MVP REIT II also invests in parking assets in the United States and Canada, has completed its initial public offering of common shares, and is seeking to raise additional funds through a private placement of preferred stock to accredited investors. To the extent that our advisor’s real estate, finance and securities professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution of our investment strategy. Delays we encounter in the selection and acquisition of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.

Any adverse changes in our advisor’s financial health or our relationship with our advisor or its affiliates could hinder our operating performance and the return on our stockholders’ investment.

We have engaged our advisor to manage our operations and our portfolio of investments. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor and its affiliates, as well as our advisor’s real estate, finance and securities professionals, in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. We also depend upon Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., the owners of our advisor, to continue to support and fund our costs and expenses. Any adverse changes in our advisor’s financial condition or our relationship with our advisor, its owners or its other affiliates could hinder our advisor’s ability to successfully manage our operations and our portfolio of investments.

The loss of key real estate, finance and securities professionals at our sponsor could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of a stockholder’s investment.

Our prospects for success depend to a significant degree upon the contributions of Michael V. Shustek who would be difficult to replace. If he were to cease his association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our prospects for future success depend, in large part, upon our sponsor and its affiliates’ ability to retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our sponsor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If our sponsor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered, and the value of a stockholder’s investment may decline.

Stockholders will not have the opportunity to evaluate additional investments before we make them, which makes investment in our shares more speculative.

Our current investment strategy is to focus predominantly on parking facilities, and we have agreed that no more than 25% of the gross proceeds from our initial public offering may be used to invest in real properties other than parking facilities. Stockholders will not have an opportunity to evaluate our future investments, and will have to rely entirely on the ability of our advisor to select suitable and successful investment opportunities. Furthermore, our board of directors and our advisor will have broad discretion in implementing our investment strategy, objectives and policies. These factors increase the risk that a stockholder’s investment may not generate returns comparable to our competitorsand may hinder a stockholder’s ability to achieve its own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

There can be no assurance that we will effect a liquidity event. If we do not successfully implement a liquidity transaction, stockholders may have to hold their investment for an indefinite period.

There currently is no public market for our common stock and there may never be one. In the future, our board of directors may consider various forms of liquidity, each of which is referred to as a liquidity event, including, but not limited to: (1) the listing of shares of our common stock on a national securities exchange; (2) the sale of all or substantially all of our assets; or (3) the sale or a merger in a transaction that would provide our stockholders with cash and/or securities of a publicly traded company. In June 2016, the Company and MVP REIT II jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. After reviewing the Ladenburg Thalmann’s completed evaluation, our board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. We currently expect that no decision on this matter will be made until the second quarter of 2017. There can be no assurance that we will cause a liquidity event to occur at such time or at all. If we do not pursue a liquidity transaction our shares of common stock may continue to be illiquid and stockholders may, for an indefinite period of time, be unable to convert their investment to cash easily and could suffer losses on their investments.

A stockholder’s ability to have its shares repurchased is limited under our share repurchase program, and if a stockholder is able to have its shares repurchased, it may be at a price that is less than the price such stockholder paid for the shares and the then-current market value of the shares.

Our share repurchase program contains significant restrictions and limitations. For example, stockholders must generally hold their shares for a minimum of one year before they can participate in our share repurchase program. Further, we presently intend to limit the number of shares to be repurchased during any calendar quarter to not more than 2.00% of the number of shares of our common stock outstanding on December 31st of the prior calendar year. Repurchases will be funded solely from the net proceeds from the sale of shares under the distribution reinvestment plan in the prior calendar year. Our board of directors may also limit the amounts available for repurchase at any time in its sole discretion. In addition, our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time upon 30 days prior notice. Therefore, stockholders may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Share Repurchase Program” for a description of the terms and limitations associated with our share repurchase program. As a result of these limitations, the repurchase price stockholders may receive upon any such repurchase may not be indicative of the price stockholders would receive if our shares were actively traded or if we were liquidated, and stockholders should not assume that they will be able to sell all or any portion of their shares back to us pursuant to our share repurchase program or to third parties at a price that reflects the then current market value of the shares or at all.

Risks Related to Our Investments

We may be unable to successfully invest in or acquire properties situated in parts of the United States where we do not have extensive experience.

We intend to explore investments in and acquisitions of properties throughout the United States. Our company’s historical experience has been primarily in the Western and Southwestern regions of the United States and other areas where our affiliates and correspondents have experience. We may not possess familiarity with the dynamics and prevailing conditions of any new geographic markets we enter, which could adversely affect our ability to successfully expand into or operate within those markets. For example, new markets may have different insurance practices, reimbursement rates and local real estate, zoning and development regulations than those with which we are familiar. We may find ourselves more dependent on third parties in new markets because our distance could hinder our ability to directly and efficiently identify suitable investments or manage properties in distant markets. We may not be successful in identifying suitable properties or other assets which meet our acquisition or development criteria or in consummating acquisitions or investments on satisfactory terms or at all for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, failure to obtain financing on acceptable terms for the acquisition or development and our misjudgment of the value of the opportunities. We may also be unable to successfully integrate the operations of acquired properties, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisitions within the anticipated timeframe or at all. If we are unsuccessful in expanding into new markets, it could adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Our revenues will be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

We have decided that a predominant focus for our portfolio of investments and acquisitions will be parking facilities. There are no specific targets for such properties as a percentage of our total portfolio, nor are there any limitations in this regard. However, based on our current investment strategy to focus predominantly on parking facilities, a substantial percentage of our portfolio will consist of parking and similar properties, and we have agreed that no more than 25% of the gross proceeds from our initial public offering may be used to invest in real properties other than parking facilities. A decrease in the demand for parking facilities, or other developments adversely affecting such sector of the property market, including a downturn in the economy, emergency safety measures, natural disasters and acts of terrorism, would likely have a more pronounced effect on our financial performance than if we owned a more diversified real estate portfolio. Adverse developments affecting such sectors of the property market could have a material, adverse effect on the value of our properties as well as our revenues and our distributions to stockholders.

Any parking facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income.

We believe that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking, as well as municipal and other governmental entities that choose not to outsource their parking operations. Many of the competitors have more experience than we do in owning and operating parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market could have a negative effect on our parking fee revenues.

If competitors build new facilities that compete with our facilities or offer space at rates below the rates we charge, our lessees may lose potential or existing customers and we may be pressured to discount their rates to retain business and to reduce rents paid to us. As a result, our ability to make distributions to stockholders may be impaired. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce cash available for distribution to our stockholders.

Our leases expose us to certain risks.

We operate our parking facilities through net leases. We rely upon the lessee to manage and conduct the daily operations of the facilities. In addition, under a net lease arrangement, the lessee is generally responsible for all of the operating expenses, taxes and fees at our leased location. The loss or renewal on less favorable terms of a lease, or a breach or other failure to perform by a lessee under a lease, could have a material adverse effect on our business, financial condition and results of operations. A material reduction in the rental and other income associated with the leases (or an increase in anticipated expenses to the extent we are responsible for such expenses) also could have a material adverse effect on our business, financial condition and results of operations.

Deterioration in economic conditions in general and other factors could reduce the demand for parking and, as a result, reduce our revenues and adversely affect our financial condition.

Adverse changes in global, national and local economic conditions could have a negative impact on our business. If adverse economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for parking services, our revenues could be reduced. Adverse changes in local and national economic conditions could also reduce parking spaces or depress prices for parking services. In addition, our parking facilities tend to be concentrated in urban areas. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments could be materially adversely affected to the extent that weak economic conditions or demographic factors have resulted in the elimination of jobs and high unemployment in these urban areas. In addition, increased unemployment levels, the movement of white-collar jobs from urban centers to suburbs or out of North America entirely, increased office vacancies in urban areas, movement toward home office alternatives or lower consumer spending could reduce consumer demand for parking, which could adversely impact our revenues and financial condition. Weather conditions, including fluctuations in temperatures, hurricanes, snow or severe weather storms, earthquakes, drought, heavy flooding, natural disasters or acts of terrorism also may result in reduced levels of travel and use of our parking facilities and require increase in certain expenditure costs, all of which could adversely impact our revenues and our ability to make distributions to our stockholders. Moreover, changing lifestyles and technology innovations also may decrease the need for parking spaces, thereby decreasing the demand for parking facilities. The need for parking spaces, for example, may decrease as the public increases its use of livery service companies and ride sharing companies or elects to take public transit for their transportation needs. Future technology innovations, such as driverless vehicles, also may decrease the need for parking spaces. These and other developments affecting the demand for parking could have a material, adverse effect on the value of our properties as well as our revenues and our distributions to shareholders.

Our business strategy contemplates that certain of our investments may be in real estate markets that have suffered significant declines in value in recent years. As a result, such investments may entail greater risk of loss resulting in a decline in the value of our shares and reduced distributions to stockholders.

Our sponsor’s historic experience is primarily in states in the Western and Southwestern United States such as Nevada, Arizona, California, Texas and Utah. The real estate markets in a number of these states have suffered significant declines in value over the last several years. One of our business strategies contemplates investing in under-valued properties, including in the Western and Southwestern United States, and seeking to profit from future appreciation in such properties, as well as lending to borrowers who are developing properties with significant growth potential in such geographic markets.

As the real estate markets in which we operate have begun to improve, it may become more difficult for us to identify undervalued property or suitable borrowers to execute this business strategy. Even if we are able to identify such potential investments, we continue to bear the risks that we may acquire properties that fail to appreciate in value and we may make loans to borrowers who are unable to complete their projects and repay their loans as a result of persistent weakness in local real estate markets or other factors. In such event, the value of our investments may decline and we may experience a high level of defaults on our loans, resulting in a likely decline in the value of our shares of common stock and reduced distributions to our stockholders.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our investors.

We will be subject to risks incident to the ownership of real estate related assets including:

•	changes in national, regional or local economic, demographic or real estate market conditions;
•	changes in supply of, or demand for, similar properties in an area;
•	increased competition for real estate-related assets targeted by our investment strategy;
•	bankruptcies, financial difficulties or lease defaults by property owners and tenants;
•	changes in interest rates and availability of financing; and
•	changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.

Additionally, we are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a recession or rise in interest rates could make it more difficult for us to lease real properties or dispose of them. In addition, rising interest rates could also make alternative interest-bearing and other investments more attractive and therefore potentially lower the relative value of the real estate-related assets we acquire. These conditions, or others we cannot predict, may adversely affect our results of operations funds from operations, cash flow and returns to our investors.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. While certain real estate markets have improved from the most recent economic downturn, a recession or continuing market volatility may interfere with the successful implementation of our business strategy, decrease revenues and the return on our investments and make it more difficult for us to collect rents or fee revenue. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties or decrease demand for parking, could also have a material negative impact on the values of our investments.

Our investments in real estate will be subject to the risks typically associated with real estate.

We are subject to the risk that our investments may not generate sufficient rental and other revenues to meet our operating expenses and other obligations. Such a deficiency could result in an adverse impact our economic performance and the value of our investments. Events and conditions applicable to owners and operators of real estate that are beyond our control and could impact our economic performance and the value of our investments may include:

•	property damage and other losses from natural disasters such as hurricanes, earthquakes, adverse weather conditions and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	inability to locate or finance property acquisitions on favorable terms or at all;
•	vacancies or inability to rent space or engage a manager on favorable terms or at all;
•	inability to collect rent from lessees;
•	increased operating costs, including insurance premiums, maintenance and repair costs, and taxes, to the extent not otherwise passed through to tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
•	costs of remediation and liabilities associated with environmental conditions affecting properties;
•	the potential for uninsured or underinsured property losses. and
•	the relative illiquidity of real estate investments.

We have no established investment criteria limiting the geographic concentration of our investments. If our investments are concentrated in an area that experiences adverse economic conditions, increased regulations or natural disasters, our investments may lose value and we may experience losses.

Our real estate investments may be concentrated in one or few geographic locations. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions, increased regulations or a natural disaster in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including increasing our operating costs, reducing our revenues and otherwise adversely impacting our financial conditions and ability to make distributions to our stockholders.

Competition with third parties in acquiring and operating our investments may reduce our profitability and the return on stockholder’s investment.

We have significant competition with respect to our acquisition of assets with many other companies, including other REITs, owners and managers of parking facilities, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. We may also face intense competition to attract tenants to some of the properties we may acquire. There is no assurance that we will be able to attract tenants on favorable terms, if at all. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions.

Changes in supply of or demand for similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, parking facilities and other real properties that we may acquire as investments in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

Our operating expenses may increase in the future and, to the extent such increases cannot be passed on to tenants, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for insurance, utilities, taxes, and labor, are not fixed and may increase in the future. Moreover, many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. There is no guarantee that we will be able to pass such operating expenses on to the lessee or manager of a parking facility or other real property we own. To the extent increased operating expenses cannot be passed on to the lessee or manager, any such increase would cause our cash flow and our operating results to decrease.

Real property that incurs a vacancy could be difficult to re-lease or sell.

Real property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of a lease. Additionally, an economic slowdown may lead to increased defaults by tenants. Certain of the real properties we may acquire may have some level of vacancy at the time of closing or the transaction itself may trigger the need to replace the tenant or parking facility operator. Regardless of the nature of any vacancies, we may have difficulty obtaining a new tenant or manager for any vacant space we have in our real properties or otherwise be able to replace any departing tenant or manager on terms as favorable as the terminated lease or management agreement. Additionally, if market rental rates are reduced, property-level cash flows would likely be negatively affected as existing leases renew at lower rates. If the vacancy continues for a long period of time or if we are unable to negotiate comparable terms when replacing a tenant or manager, we may suffer reduced revenues resulting in lower cash distributions to stockholders. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property.

The bankruptcy, insolvency or other loss of a significant lessee may adversely impact our operations and our ability to pay distributions to our stockholders.

A single lessee accounted for more than a majority of our parking base rental revenue as of December 31, 2016 and 2015. See “Item 1. Business – Current Investment Focus and Expansion of Geographic Focus – Concentration” for more information. The inability of any of our significant lessee to pay rent or fees or a decision by a significant lessee to terminate a lease agreement prior to, or at the conclusion of, their term could have a significant negative impact on our results of operations or financial condition if a suitable replacement lessee is not secured in a timely manner. The bankruptcy, insolvency or other loss of a significant lessee may have an adverse impact on our income and our ability to pay distributions to our stockholders. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.

Real property will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Real property is subject to real and personal property taxes that may increase as tax rates change and as real property is assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases in property taxes, are charged to the lessees as an expense related to the real property that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space.

Our parking facilities also may be subject to sales and parking taxes and, to the extent we are unable to require compliance by our lessee or manager of such regulations, or to the extent a lessee or manager fails to comply with such regulations, we may be obligated to withhold and remit such taxes or a direct assessment may be imposed upon us for failure to remit sales/parking taxes or failure to file the appropriate tax return.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect stockholder returns.

Our real properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance real property we may hold. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real property incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure stockholders that funding will be available to us for repair or reconstruction of damaged real property in the future.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including MVP REIT II and other entities that are affiliated with our advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

•	the possibility that our venture partner or co-tenant in an investment might become bankrupt;
•	that the venture partner or co-tenant may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;
•	that such venture partner or co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;
•	the possibility that we may incur liabilities as a result of an action taken by such venture partner;
•	that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;
•	the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or
•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither party has the power to control the joint venture, potentially resulting in an impasse, which might have a negative influence on the joint venture and decrease potential returns to stockholders. In addition, to the extent that our venture partner or co-tenant is an affiliate of our advisor, certain conflicts of interest will exist.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may seek to acquire multiple properties in a single transaction. Portfolio acquisitions are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash. We would expect the returns that we earn on such cash to be less than the ultimate returns on real property, therefore accumulating such cash could reduce our funds available for distributions. Any of the foregoing events may have an adverse effect on our operations.

Delays in the acquisition, development and construction of real property may have adverse effects on our results of operations and returns to our stockholders.

Delays we encounter in the selection, acquisition and development of real property could adversely affect stockholder returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, stockholders could suffer delays in receiving cash distributions attributable to those particular real properties. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction.

Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to pay for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, operations of our parking facilities and other tenant operations, the existing condition of land when we buy it, operations in the vicinity of our real property, such as the presence of underground storage tanks, oil leaks and other vehicle discharge, or activities of unrelated third parties may affect our real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower the amounts available for distribution to stockholders.

Real property investments may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or cost for remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our real property investments could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

Investment in real property may be subject to the Americans with Disabilities Act of 1990, as amended, or ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. With respect to the properties we acquire, the ADA’s requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any monies we use to comply with the ADA will reduce the amount of cash available for distribution to our stockholders.

Real property is an illiquid investment, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Real property is an illiquid investment. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Additionally, we may acquire real properties that are subject to contractual “lock-out” provisions that could restrict our ability to dispose of the real property for a period of time.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure stockholders that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;
•	the duration of the hedge may not match the duration of the related liability or asset;
•	our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;
•	the party owing money in the hedging transaction may default on its obligation to pay; and
•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. We may not be able to terminate our hedging positions or dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure stockholders that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

The Dodd-Frank Act regulates derivative transactions, which include certain hedging instruments we may use in our risk management activities. The Dodd-Frank Act contemplates that most swaps will be required to be cleared through a registered clearing facility and traded on a designated exchange or swap execution facility. There are some exceptions to these requirements for entities that use swaps to hedge or mitigate commercial risk. The scope of these exceptions is currently uncertain, pending further definition through rulemaking proceedings. Although the Dodd-Frank Act includes significant new provisions regarding the regulation of derivatives, the impact of those requirements will not be known definitively until regulations have been adopted by the SEC and the Commodities Futures Trading Commission. The new legislation and any new regulations could increase the operational and transactional cost of derivatives contracts and affect the number and/or creditworthiness of available hedge counterparties to us.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (1) interest rate risk on liabilities incurred to carry or acquire real estate-related assets or (2) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests (or any property which generates such income or gain), and such instrument is properly identified under applicable Treasury Regulations.

To the extent we enter into transactions to mitigate the risk of hedging transactions where the hedged asset has been extinguished or disposed of, income from such transactions may also be excluded from gross income for purposes of the REIT 75% and 95% gross income tests. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

Some of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

We disclose funds from operations, or FFO, a non-GAAP financial measure, in communications with investors, including documents filed with the SEC; however, FFO is not equivalent to our net income or loss as determined under GAAP, and our computation of FFO may not be comparable to other REITs.

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations determined under U.S. GAAP. Cash generated from operations is not equivalent to our net income from continuing operations as determined under U.S. GAAP. One non-U.S. GAAP supplemental performance measure that we consider due to the certain unique operating characteristics of real estate companies is known as funds from operations, or “FFO.” The National Association of Real Estate Investment Trusts, or “NAREIT,” an industry trade group, promulgated this measure which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. In addition, NAREIT has recently clarified its computation of FFO, which includes adding back real estate impairment charges for all periods presented, however, under U.S. GAAP, impairment charges reduce net income. While impairment charges are added back in the calculation of FFO, we caution that due to the fact that impairments to the value of any property are typically based on estimated future undiscounted cash flows compared to current carrying value, declines in the undiscounted cash flows which led to the impairment charges reflect declines in property operating performance which may be permanent.

The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs nor is it indicative of liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Management uses the calculation of FFO for several reasons. We use FFO to compare our operating performance to that of other REITs. Additionally, we compute FFO as part of our acquisition process to determine whether a proposed investment will satisfy our investment objectives.

The historical cost accounting rules used for real estate assets require, among other things, straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical cost accounting for depreciation may be less informative than FFO. We believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs.

However, FFO should not be construed to be equivalent to or a substitute for the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-U.S. GAAP FFO measures and the adjustments to U.S. GAAP in calculating FFO. Furthermore, FFO is not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations calculated in accordance with U.S. GAAP, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO should be reviewed in conjunction with other U.S. GAAP measurements as an indication of our performance. The exclusion of impairments limits the usefulness of FFO as a historical operating performance measure since an impairment indicates that the property’s operating performance may have been permanently affected. FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our tenant and investor relationships. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those we have outsourced. We have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that our financial results, operations, business relationships or confidential information will not be negatively impacted by such an incident. In addition, the Company has purchased a Cybersecurity insurance policy to mitigate our risks.

Risks Related to Our Financing Strategy

The real estate finance industry has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions in the United States generally.

Beginning in mid-2007, the global financial markets experienced significant declines in the values of nearly all asset classes and an unprecedented lack of liquidity. This market disruption was initially triggered by the subprime residential lending and single family housing markets experiencing significant default rates, declining real estate values and increasing backlog of housing supply. Other lending markets also experienced higher volatility and decreased liquidity resulting from the poor credit performance in the residential lending markets. The residential sector capital markets issues quickly spread more broadly to commercial real estate and other credit markets. Financial conditions affecting some real estate markets have improved amid low Treasury rates and increased lending from banks, insurance companies and other financial institutions. However, any deterioration of financial conditions could have the potential to materially adversely affect the value of our properties and other investments; the availability or the terms of financing that we may anticipate utilizing; our ability to make principal and interest payments on, or refinance, certain property acquisitions or refinance any debt at maturity; and/or, for our leased properties, the ability of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases.

We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets with outside capital. Notwithstanding the improvements in the credit markets since the economic downturn beginning in mid-2007, many real estate lenders and investors continue to find it difficult to obtain cost-effective debt capital to finance new investment activity or to refinance maturing debt. We do not know whether any sources of capital will be available to us in the future on terms that are acceptable to us, if at all. If we cannot obtain sufficient capital on acceptable terms, our businesses and our ability to operate could be severely impacted.

Increases in interest rates could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. As interest rates are expected to rise in the coming years, we anticipate incurring increased borrowing costs. Moreover, if we incur variable rate debt, increases in interest rates would increase our interest costs. Higher borrowing costs would reduce our cash flows and our ability to make distributions to stockholders. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments.

Instability in the debt markets may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the initial purchase of properties. In addition, we run the risk of being unable to refinance any mortgage debt on our properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to stockholders and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of a stockholder’s investment.

Our charter does not limit us from incurring debt until our borrowings would exceed 300% of our net assets. Further, we can increase our borrowings in excess of 300% of our net assets, if a majority of our independent directors approve such increase and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of a stockholder’s investment.

We expect to use credit facilities to finance our investments, which may require us to provide additional collateral and significantly impact our liquidity position.

On October 5, 2016, we and MVP REIT, as borrowers, through our respective operating partnerships, entered into an unsecured credit agreement with KeyBank, National Association as the administrative agent and KeyBanc Capital Markets as the lead arranger. Pursuant to the unsecured credit agreement, the borrowers were provided with a

$30 million unsecured credit facility, which may be increased up to $100 million, in minimum increments of $10 million, for a maximum of $70 million increase. The unsecured credit facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee.

We expect to use credit facilities to finance some of our investments. To the extent these credit facilities contain mark-to-market provisions, if the market value of the real estate secured loans pledged by us declines in value due to credit quality deterioration, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. In a weakening economic environment, we would generally expect credit quality and the value of the real estate secured loans that serve as collateral for our credit facilities to decline, resulting in a higher likelihood that the lenders would require partial repayment from us, which could be substantial. Posting additional collateral to support our credit facilities could significantly reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, which could have a material adverse effect on our business and operations.

Risks Related to Conflicts of Interest

The fees we pay to affiliates, including in connection with our initial public offering and the acquisition and management of our investments, were not determined on an arm’s length basis; therefore, we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

The fees being paid to our advisor, MVP American Securities (our affiliated selling agent) and other affiliates for services they provide for us were not determined on an arm’s length basis. As a result, the fees have been determined without the benefit of arm’s length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services.

Our executive officers and our advisor’s key real estate, finance and securities professionals will face conflicts of interest caused by our compensation arrangements with our advisor and its affiliates, which could result in actions that are not in the long-term best interests of our company.

Our executive officers and our advisor’s key real estate, finance and securities professionals are also officers, directors, managers and/or key professionals of our sponsor, our affiliated selling agent and other affiliated entities. Our advisor, our affiliated selling agent and other affiliated entities will receive substantial fees from us. These fees could influence the advice given to us by the key personnel of our advisor and its affiliates. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor, our affiliated selling agent and other affiliated entities, including the advisory agreement and our selling agreement with our affiliated selling agent;
•	any follow-on public offerings of equity by us, which would enable our affiliated selling agent to earn additional selling commissions and our advisor to earn additional acquisition and asset management fees;
•	acquisitions of investments and loans originated for us by affiliates, which entitle our advisor to asset management fees and, in the case of acquisitions of real property from other affiliated entities, might entitle affiliates of our advisor to disposition fees in connection with services for the seller;
•	real property sales, since the asset management fees payable to our advisor will decrease;
•	sales of real property, which entitle our advisor to disposition fees; and
•	borrowings to acquire investments and loans originated for us by affiliates, which borrowings will increase the debt financing fees, and asset management fees payable to our advisor.

The fees our advisor receives in connection with transactions involving the acquisition of an asset are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. Additionally, the payment of certain fees may influence our advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In evaluating investments and other management strategies, the opportunity to earn fees may lead our advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates’ compensation from us and other affiliates could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay distributions to stockholders or result in a decline in the value of their investments.

Our sponsor will face conflicts of interest relating to performing services on our behalf and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could limit our ability to make distributions and reduce a stockholder’s overall investment return.

Our advisor relies upon the key real estate, finance and securities professionals of our sponsor to identify suitable investment opportunities for us. Our sponsor and other affiliated entities, including MVP REIT II, a publicly registered non-traded REIT that is also seeking to invest primarily in parking assets, also rely on many of the same real estate, finance and securities professionals. Our investment strategy is similar to that of MVP REIT II. When these real estate, finance and securities professionals direct an investment opportunity to any affiliated entity, they, in their sole discretion, will offer the opportunity to the entity for which the investment opportunity is most suitable based on the investment objectives, available cash and existing portfolio of each entity. There are no specific guidelines to govern the allocation of investment opportunities among MVP REIT II and our affiliated entities. The allocation of investment opportunities could result in our investing in assets that provide less attractive returns, reducing the level of distributions we may be able to pay to stockholders.

Further, our directors and officers, our sponsor, our advisor, Michael V. Shustek and any of their respective affiliates, employees and agents are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition or sale of real estate investments or that otherwise compete with us.

Our advisor’s real estate, finance and securities professionals acting on behalf of our advisor will face competing demands relating to their time and this may cause our operations and a stockholder’s investment to suffer.

Our advisor relies on the real estate, finance and securities professionals of our sponsor performing services for us on behalf of our advisor, including Michael V. Shustek, for the day-to-day operation of our business, who is also an executive officer of other affiliated entities. As a result of his interests in other affiliated entities and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Michael V. Shustek will face conflicts of interest in allocating his time among us, our sponsor and other affiliated entities, including MVP REIT II which is currently conducting a public offering, and other business activities in which he is involved. These conflicts of interest could result in declines in the returns on our investments and the value of a stockholder’s investment.

Our advisor may have conflicting fiduciary obligations if we enter into joint ventures or engage in other transactions with its affiliates. As a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We have co-invested in property together with one or more of our affiliates, including with the owners of our advisor, Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., and MVP REIT II. We may make additional co-investments in real estate of real estate-secured loans with our affiliates or through a joint venture with its affiliates. In these circumstances, our advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our executive officers and our advisor’s key real estate, finance and securities professionals face conflicts of interest related to their positions and interests in our affiliates, which could hinder our ability to implement our business strategy and to generate returns to stockholders.

Our executive officers and our advisor’s key real estate, finance and securities professionals are also executive officers, directors, managers and key professionals of our sponsor, our advisor, MVP REIT II, MVP American Securities, LLC (“MVP AS”) and other affiliated entities. As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders.

The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to stockholders and to maintain or increase the value of our assets.

We may purchase real property and other real estate-related assets from third parties who have existing or previous business relationships with affiliates of our advisor, and, as a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may purchase real property and other real estate-related assets from third parties that have existing or previous business relationships with affiliates of our advisor. The officers, directors or employees of our advisor and its affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

A stockholder’s interest in us could be diluted and we could incur other significant costs associated with being self-managed if we internalize our management functions.

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and the personnel that our advisor utilizes to perform services on its behalf for us. The payment of such consideration could result in dilution of a stockholder’s interests as a stockholder and could reduce the income per share attributable to a stockholder’s investment. Additionally, although we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that will be paid by our advisor or its affiliates. We may issue equity awards to officers, employees and consultants, which awards would decrease our net income and funds from operations and may further dilute a stockholder’s investment. We cannot reasonably estimate the amount of advisory fees we would save or the costs we would incur if we become self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of cash available to distribute to our stockholders and the value of our shares.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of cash available for us to originate or acquire assets, and to pay distributions. If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have substantial know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. Certain key employees may not become employees of the advisor but may instead remain employees of the sponsor or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our investments.

Risks Related to Our Shares and Our Corporate Structure

There is no public market for our shares and we are not required to effectuate a liquidity event by a certain date; therefore, it will be difficult for stockholders to sell their shares and, if stockholders are able to sell their shares, they will likely sell their shares at a substantial discount.

There is no public market for our shares of common stock, and we are not required to pursue a liquidity event by a certain date. Additionally, our charter contains restrictions on the ownership and transfer of our shares, and these restrictions may limit stockholders’ ability to sell their shares. If stockholders are able to sell their shares, they may only be able to sell their shares at a substantial discount from the price they paid. This may be the result, in part, of the fact that the amount of funds available for investment are reduced by funds used to pay certain up-front fees and expenses, including organization and offering costs, such as issuer costs, selling commissions, and acquisition expenses in connection with our public offerings. Unless our aggregate investments increase in value to compensate for these up-front fees and expenses, which may not occur, it is unlikely that stockholders will be able to sell their shares, without incurring a substantial loss. Stockholders may also experience substantial losses if we dispose of our assets in connection with a liquidation event, though we are not required to consummate a transaction to provide liquidity to stockholders on any date certain or at all. We cannot assure stockholders that their shares will ever appreciate in value to equal the price they paid for their shares. We have adopted a share repurchase program but it is limited in terms of the amount of shares that may be repurchased each quarter. Thus, prospective stockholders should consider their shares as illiquid and a long-term investment, and they must be prepared to hold their shares for an indefinite length of time.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Code, among other purposes, our charter generally prohibits a person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock, unless exempted by our board of directors. This limit can generally be waived and adjusted by our board of directors. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the interest of the our stockholders (and even if such change in control would not reasonably jeopardize our REIT status). This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. In addition, these provisions may also decrease stockholders’ ability to sell their shares of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of repurchase of any such classes or series of stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Our rights and the rights of our stockholders to recover claims against directors, including our independent directors, and our officers are limited, which could reduce our stockholders and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter generally provides that no director or officer will be liable to us or our stockholders for monetary damages and that we must generally indemnify directors and officers for losses unless, in the case of independent directors, they are grossly negligent or engage in willful misconduct or, in the case of non-independent directors or officers, they are negligent or engage in misconduct. As a result, our stockholders and we may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce stockholders and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our directors (as well as by our officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to stockholders.

We are not and do not plan to be registered as an investment company under the Investment Company Act, and therefore we will not be subject to the requirements imposed and stockholder protections provided by the Investment Company Act; maintaining an exemption from registration may limit or otherwise affect our investment choices.

Neither we nor any of our subsidiaries are registered or intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

We expect that the Company and its subsidiaries will rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In providing guidance on this exclusion, the SEC staff, among other things, generally has focused on whether at least 55% of a subsidiary’s portfolio will comprise of qualifying real estate-related assets and at least 80% of its portfolio will comprise of qualifying real estate-related assets and real estate-related assets (and no more than 20% will comprise of other, non-qualifying assets). For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC Guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than 20 years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate investments or real estate related investments and therefore our investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. The SEC is reviewing interpretive issues relating to the status of mortgage-related pools under the Investment Company Act and whether mortgage-related pools potentially are making judgments about their status under the Investment Company Act without sufficient regulatory guidance. It is not certain whether or to what extent the SEC or its staff in the future may modify interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our exemption from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

To ensure that neither we nor any of our subsidiaries are required to register as an investment company, an entity may be unable to sell assets that it would otherwise want to sell and may need to sell assets that it would otherwise wish to retain. In addition, we or our subsidiaries may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire securities or interests in companies that we would otherwise want to acquire. We will monitor our holdings and those of our subsidiaries to ensure continuing and ongoing compliance with these tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with these tests. If the SEC does not agree with our determinations, we may be required to adjust our activities or those of our subsidiaries.

If we or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

Further, if we or our subsidiaries are required to register as investment companies under the Investment Company Act, our investment options may be limited by various limitations, such as those mentioned above, and we or our subsidiaries would be subjected to a complex regulatory scheme, the costs of compliance with which can be high.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1 billion, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation. Certain of these exemptions are inapplicable to us because of our structure as an externally managed REIT. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period including 404(b) reporting subject to further management evaluation. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks they face as stockholders.

Our board of directors determines our major policies, including our policies regarding growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law, or MGCL, and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increase the uncertainty and risks stockholders face as stockholders.

Our stockholders’ interest in us will be diluted if we issue additional shares.

Existing stockholders do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 100,000,000 shares of capital stock, of which 98,999,000 shares are classified as common stock, par value $0.001 per share, 1,000,000 shares are classified as preferred stock, par value $0.001 per share, and 1,000 shares are classified as non-participating, non-voting convertible stock, par value $0.001 per share. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or classify or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors. Existing stockholders may suffer dilution of their equity investment in us, in the event that we (1) sell additional shares of our common stock or preferred stock in the future, including those issued pursuant to our distribution reinvestment plan or in any follow-on equity offerings, (2) sell securities that are convertible into shares of our common stock or redeemable by us where the redemption price is paid in the form of shares of our common stock, (3) issue shares of our common stock or preferred stock in a private offering of securities to institutional investors, (4) issue shares of our common stock to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement or (5) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of our operating partnership. Because of these and other reasons described in this “Risk Factors” section, stockholders should not expect to be able to own a significant percentage of our shares.

Our stockholders’ investment will be diluted upon conversion of the convertible stock.

We have issued 1,000 shares of our convertible stock to our advisor, for which our advisor contributed $1,000. Our convertible stock will convert to shares of our common stock if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or (B) (i) we list our common stock for trading on a national securities exchange and (ii) the sum of the aggregate market value of the issued and outstanding shares of our common stock plus our distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or (C) our advisory agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (A) or (B) also shall have been satisfied. For purposes of such calculation, the market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange. In the event of a termination or non-renewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00 per share. In general, upon the occurrence of any of the conditions set forth above, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion. Upon the issuance of shares of our common stock in connection with the conversion of our convertible stock, our stockholders’ interests in us will be diluted.

The conversion of the convertible stock held by our advisor may discourage a takeover attempt or prevent us from effecting a merger that otherwise would have been in the best interests of our stockholders.

The affirmative vote of two-thirds of the outstanding shares of convertible stock, voting as a single class, will be required (1) for any amendment, alteration or repeal of any provision of our charter that materially and adversely changes the rights of the convertible stock and (2) to effect a merger of our company into another entity, or a merger of another entity into our company, unless in each case each share of convertible stock (A) will remain outstanding without a material and adverse change to its terms and rights or (B) will be converted into or exchanged for shares of stock or other ownership interest of the surviving entity having rights identical to that of our convertible stock. In the event that we propose to merge with or into another entity, including another REIT, our advisor could, by exercising these voting rights, determine whether or not we are able to complete the proposed transaction. By voting against a proposed merger, our advisor could prevent us from effecting the merger, even if the merger otherwise would have been in the best interests of our stockholders.

Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution and increases the risk that stockholders will not be able to recover the amount of their investment in our shares.

Our advisor and its affiliates will perform services for us in connection with the selection, acquisition, and administration of our investments. We will pay them substantial fees for these services, which will result in immediate dilution to the value of our stockholders’ investment and will reduce the amount of cash available for investment or distribution to stockholders. We may increase the compensation we pay to our advisor subject to approval by our board of directors and other limitations in our charter, which would further dilute stockholders’ investment and the amount of cash available for investment or distribution to stockholders. We estimate that we will use 96.25% to 96.59% of our gross offering proceeds for investments, to pay fees to our advisor for its services in connection with the selection and acquisition of investments and for the repurchase of shares of our common stock under our share repurchase program. As a result, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets. Moreover, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in our initial public offering. These substantial fees and other payments also increase the risk that stockholders will not be able to resell their shares of our common stock at a profit, even if our shares are listed on a national securities exchange.

Although we will not currently be afforded the protection of certain provisions of the MGCL relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder and thereafter may only be consummated if approved by two supermajority votes of our stockholders. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. These provisions may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the MGCL could provide similar anti-takeover protection.

Our charter includes a provision that may discourage a person from launching a mini-tender offer for our shares.

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended, or the Exchange Act. A “mini-tender offer” is a public, open offer to all stockholders to buy their stock during a specified period of time that will result in the bidder owning less than 5% of the class of securities upon completion of the mini-tender offer process. Absent such a provision in our charter, mini-tender offers for shares of our common stock would not be subject to Regulation 14D of the Exchange Act. Tender offers, by contrast, result in the bidder owning more than 5% of the class of securities and are automatically subject to Regulation 14D of the Exchange Act. Pursuant to our charter, the offeror must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with these requirements, no stockholder may transfer shares of our common stock to such offeror unless such stockholder shall have first offered such shares to us for purchase at the tender offer price. In addition, the non-complying offeror shall be responsible for all of our expenses in connection with that offeror’s noncompliance. This provision of our charter may discourage a person from initiating a mini-tender offer for our shares and prevent stockholders from receiving a premium price for their shares in such a transaction.

Federal Income Tax Risks

Failure to maintain our status as a REIT could adversely affect our operations and our ability to make distributions.

We believe we operate in such a manner as to qualify, and we have elected to be treated, as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2013. If we were to fail to continue to qualify as a REIT for any taxable year, or if our board determined to revoke our REIT election, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax.

Lastly, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is no longer in our best interest to continue to be qualified as a REIT and recommend that we revoke our REIT election.

Our leases must be respected as such for U.S. federal income tax purposes in order for us to qualify as a REIT.

In order for us to qualify as a REIT, at least 75% of our gross income each year must consist of real estate-related income, including rents from real property. Income from operation of our parking facilities will not be treated as rents from real property. Accordingly, we lease our parking facilities to lessees that will operate the facilities. If such leases were recharacterized as management contracts for U.S. federal income tax purposes or otherwise as an arrangement other than a lease, we could fail to qualify as a REIT.

To continue to qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations or having to borrow funds.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. We may not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur, e.g., from (i) the effect of non-deductible capital expenditures, (ii) the creation of reserves, (iii) the recognition of original issue discount or (iv) required debt amortization payments. If we do not have other funds available in these situations, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of our shares or other taxable in-kind distributions of property. We may need to borrow funds at times when the market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of a stockholder’s investment. In the event in-kind distributions are made, stockholder tax liabilities associated with an investment in our common stock for a given year may exceed the amount of cash we distribute to stockholders during such year.

Stockholders may have current tax liability on distributions if they elect to reinvest in shares of our common stock.

Our stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash. As a result, if stockholders are not a tax-exempt entity, they may have to use funds from other sources to pay stockholder tax liability on the value of the common stock received.

Distributions payable by REITs generally do not qualify for the reduced tax rates that apply to other corporate distributions.

Qualified dividend income payable by corporations to domestic stockholders that are individuals, trusts or estates is subject to the reduced maximum tax rate applicable to capital gains. Distributions payable by REITs, however, generally are not eligible for the preferential rate. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock.

In certain circumstances, we may be subject to federal, state and local taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to our stockholders.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular: *

•	Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;
•	Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock;
•	Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may impact our ability to maximize profits.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego attractive investments or liquidate otherwise attractive investments to comply with such tests. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate-related assets. The remainder of our investments (other than governmental securities and qualified real estate-related assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate-related assets) can consist of the securities of any one issuer, and no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments to maintain REIT status. Such action may subject the REIT to the tax on prohibited transactions, discussed below.

Liquidation of assets may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resulting gain if we sell assets that are treated as dealer property or inventory.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on our stockholders’ investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through any subsidiary entity, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Code for properties held for at least two years. However, no assurance can be given that any particular property we own, directly or through any subsidiary entity, but excluding our taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real property and lease it back to the sellers of such property. We cannot assure stockholders that the Internal Revenue Service (the “IRS”) will not challenge any characterization of such a lease as a “true lease,” which would allow us to be treated as the owner of the property for federal income tax purposes. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock following the completion of our initial public offering. Generally, this limit can be waived and adjusted by the board of directors. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person that owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, 10% or more of any of our tenants. Our board of directors may grant an exemption from the 9.8% ownership limit prospectively or retroactively in its sole discretion, subject to such conditions, representations and undertakings as required by our charter or as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

Legislative or regulatory action could adversely affect us or our investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future and may take effect retroactively, and there can be no assurance that any such changes will not adversely affect how we are taxed or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge stockholders to consult with their own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Foreign investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a domestically controlled REIT.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax under the Foreign Investment in Real Property Tax Act, or “FIRPTA”, on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. There can be no assurance that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than ten percent of the value of our outstanding common stock. We are not currently traded on an established securities market nor do we anticipate being traded on an established securities market in the foreseeable future.

We may enter into certain hedging transactions which may have a potential impact on our REIT status.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate-related assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests, which could jeopardize our status as a REIT. Furthermore, compliance with the statutory REIT requirements may limit our ability to implement hedging strategies that may otherwise reduce risk, thereby increasing our risk profile.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Prior to March 2017, our corporate headquarters were located at 12730 High Bluff Drive, Suite 110, San Diego, CA 92130. During March 2017, the Company moved our headquarters to our Southern Nevada office, located at 8880 West Sunset Road, Suite 240, Las Vegas, Nevada 89148. The office in San Diego will be closed on March 31, 2017.

As of December 31, 2016, the Company held, along with affiliated entities, 30 properties with an aggregate purchase price totaling $142.4 million, of which our portion was $122.4 million, plus closing costs. These acquisitions were funded by the initial public offering, through the issuance of the Company’s common stock, financing, assuming liabilities and debt financing.

The following map and table sets forth the property name, percentage owned, location and other information with respect to the parking lots/facilities that the Company had acquired as of December 31, 2016:

The location marks are based on dollar amounts MVP REIT paid for each property at the time of purchase in relation to total purchases owned at December 31, 2016.

Property Name	Location	Purchase Date	Property Type	# Spaces	Property Size (Acres)	Retail Sq Ft	Aggregate Initial Purchase Price	% Owned
MVP PF Ft. Lauderdale 2013, LLC	Ft. Lauderdale, FL	7/31/2013	Lot	66	0.61	4,017	$3,400,000	100.0%
MVP PF Kansas City 2013, LLC	Kansas City, MO	8/28/2013	Lot	164	1.18	N/A	$1,550,000	100.0%
MVP PF Memphis Poplar 2013, LLC	Memphis, TN	8/28/2013	Lot	125	0.86	N/A	$2,685,000	100.0%
MVP PF Memphis Court 2013, LLC	Memphis, TN	8/28/2013	Lot	37	0.41	N/A	$190,000	100.0%
MVP PF St. Louis 2013, LLC	St Louis, MO	9/4/2013	Lot	179	1.22	N/A	$4,125,000	100.0%
MVP Denver Sherman, LLC	Denver, CO	1/26/2015	Lot	28	0.14	N/A	$585,000	100.0%
MVP Milwaukee Old World, LLC	Milwaukee, WI	3/31/2015	Lot	54	0.26	N/A	$1,000,000	100.0%
MVP St. Louis Convention Plaza, LLC	St. Louis, MO	5/13/2015	Lot	221	1.26	N/A	$2,575,000	100.0%
MVP St. Louis Lucas, LLC	St. Louis, MO	6/29/2015	Lot	217	1.16	N/A	$3,463,000	100.0%
MVP Milwaukee Wells, LLC	Milwaukee, WI	6/30/2015	Lot	100	0.95	N/A	$3,900,000	100.0%

Property Name	Location	Purchase Date	Property Type	# Spaces	Property Size (Acres)	Retail Sq Ft	Aggregate Initial Purchase Price	% Owned
MVP Wildwood NJ Lot, LLC(1)	Wildwood, NJ	7/10/2015	Lot	29	0.26	N/A	$970,000	100.0%
MVP KC Cherry Lot, LLC	Kansas City, MO	10/9/2015	Lot	84	0.60	N/A	$515,000	100.0%
MVP Indianapolis WA Street Lot, LLC	Indianapolis, IN	10/29/2015	Lot	150	1.07	N/A	$4,995,000	100.0%
MVP Wildwood NJ Lot, LLC #2(1)	Wildwood, NJ	12/16/2015	Lot	45	0.31	N/A	$615,000	100.0%
Minneapolis City Parking, LLC	Minneapolis, MN	1/6/2016	Lot	270	4.36	N/A	$9,395,000	87.0%
MVP Indianapolis Meridian Lot, LLC	Indianapolis, IN	1/15/2016	Lot	39	0.24	N/A	$1,550,000	100.0%
MVP Milwaukee Clybourn, LLC	Milwaukee, WI	1/20/2016	Lot	15	0.06	N/A	$205,000	100.0%
MVP Milwaukee Arena Lot, LLC	Milwaukee, WI	2/1/2016	Lot	75	1.11	N/A	$3,900,000	100.0%
MVP Clarksburg Lot, LLC	Clarksburg, WV	2/9/2016	Lot	94	0.81	N/A	$620,000	100.0%
MVP Denver Sherman 1935, LLC	Denver, CO	2/12/2016	Lot	72	0.43	N/A	$2,437,500	76.0%
MVP Cleveland West 9th, LLC(2)	Cleveland, OH	5/11/2016	Lot	254	2.16	N/A	$5,675,000	49.0%
33740 Crown Colony, LLC(2)	Cleveland, OH	5/17/2016	Lot	82	0.54	N/A	$3,030,000	49.0%
MVP Houston Preston Lot, LLC	Houston, TX	11/22/2016	Lot	46	0.23	N/A	$2,800,000	80.0%
Mabley Place Garage, LLC	Cincinnati, OH	12/9/2014	Garage	775	0.90	8,400	$14,580,000	83.0%
MVP Fort Worth Taylor, LLC	Fort Worth, TX	3/16/2015	Garage	1,013	1.18	11,828	$23,336,000	100.0%
MVP Houston Saks Garage, LLC	Houston, TX	5/28/2015	Garage	265	0.36	5,000	$8,375,000	100.0%
MVP Indianapolis City Park, LLC	Indianapolis, IN	10/5/2015	Garage	370	0.47	N/A	$10,500,000	100.0%
MVP Bridgeport Fairfield Garage, LLC	Bridgeport, CT	3/30/2016	Garage	878	1.01	4,349	$7,800,000	90.0%
White Front Garage Partners, LLC	Nashville, TN	9/30/2016	Garage	155	0.26	N/A	$11,496,000	20.0%
MVP Minneapolis Venture, LLC	Minneapolis, MN	1/6/2016	For Sale Lot	185	4.36	N/A	$6,100,000	87.0%

All our parking facilities were fully leased to a parking operator as of December 31, 2016.

(1)	These lots have been combined into one property for purposes of the operating lease with SP+.
(2)	In November 2016, these properties were merged into one holding company called MVP Cleveland West 9th II, LLC, for the purposes of debt financing.
ITEM 3.	LEGAL PROCEEDINGS

From time to time in the ordinary course of business, the Company or its subsidiaries may become subject to legal proceedings, claims or disputes. As of March 24, 2017, neither the Company nor any of its subsidiaries was a party to any material pending legal proceedings. See “Note C – Commitments and Contingencies” to the financial statements included herein for more information.

ITEM 4.	MINE SAFETY DISCLOSURES

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our shares of common stock are not currently listed on a national securities exchange or any over-the-counter market.

In June 2016, the Company and MVP REIT II, jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company’s common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. The Company’s board had authorized taking such action in March 2016. After reviewing the Ladenburg Thalmann’s completed evaluation, the Company’s board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made until the second fiscal quarter of 2017. Following the Company’s engagement of Ladenburg Thalmann, the Company’s board of directors approved the reinstatement of the DRIP in July 2016, since no decision on liquidity is expected until the second fiscal quarter of 2017. There can be no assurance as to if or when the Company will again pursue a listing or another liquidity transaction.

In order for members of the Financial Industry Regulatory Authority, Inc., or FINRA, and their associated persons to have participated in the offering and sale of our common shares or to participate in any future offering of our common shares, MVP is required pursuant to FINRA Rule 5110 to disclose in each Annual Report distributed to our stockholders a per share estimated value of our common shares, the method by which it was developed and the date of the data used to develop the estimated value. In addition, our advisor must prepare annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in our common shares. The basis for this valuation is the fact that the Company recently completed a public offering of our common shares at the price of $9.00 per share (not taking into consideration purchase price discounts for certain categories of purchasers). Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

Stockholder Information

As of March 21, 2017, there were 2,143 holders of record of the Company’s common shares. The number of stockholders is based on the records of the Company’s transfer agent.

Distribution Policy

The Company intends to continue making regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its “REIT taxable income” each year.

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7 percent, assuming a purchase price of $9.00 per share or $0.05025 monthly. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

From inception through December 31, 2016, the Company has paid approximately $13.6 million in distributions including approximately $2.9 million in DRIP distributions to the Company’s stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Distributions” for more information on distributions.

Distribution Reinvestment Plan

The Company currently has a distribution reinvestment plan pursuant to which the Shareholder may have the distributions received automatically reinvested in additional shares of the Company’s common stock. The Shareholder may purchase common stock under the Company’s distribution reinvestment plan for $9.14 per share. However, the Company may amend the plan to offer shares at such prices as the Company determines necessary or appropriate to ensure the Company’s dividends are not “preferential” for incomes tax purposes. No sales commissions will be paid in connection with shares purchased pursuant to the Company’s distribution reinvestment plan.

Investors participating in the Company’s distribution reinvestment plan may purchase fractional shares. If sufficient shares of the Company’s common stock are not available for issuance under the Company’s distribution reinvestment plan, the Company will remit excess distributions in cash to the participants. If the Shareholder elects to participate in the distribution reinvestment plan, the Shareholder must agree that, if at any time the Shareholder fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus, the subscription agreement or the Company’s articles relating to such investment, the Shareholder will promptly notify us in writing of that fact.

Stockholders purchasing common stock pursuant to the distribution reinvestment plan will have the same rights and will be treated in the same manner as if such common stock were purchased pursuant to this offering.

At least quarterly, the Company will provide each participant a confirmation showing the amount of the distributions reinvested in the Company’s shares during the covered period, the number of shares of the Company’s common stock owned at the beginning of the covered period, and the total number of shares of common stock owned at the end of the covered period. The Company have the discretion not to provide a distribution reinvestment plan, and a majority of the Company’s board of directors may amend, suspend or terminate the Company’s distribution reinvestment plan for any reason (except that the Company may not amend the distribution reinvestment plan to eliminate a participant’s ability to withdraw from the plan) at any time upon 10 days’ prior notice to the participants. The Shareholder’s participation in the plan will also be terminated to the extent that a reinvestment of the Shareholder’s distributions in the Company’s common stock would cause the percentage ownership limitation contained in the Company’s charter to be exceeded. Otherwise, unless the Shareholder terminates the Shareholder’s participation in the Company’s distribution reinvestment plan in writing, the Shareholder’s participation will continue even if the shares to be issued under the plan are registered in a future registration. The Shareholder may terminate the Shareholder’s participation in the distribution reinvestment plan at any time by providing the Company with 10 days’ written notice. A withdrawal from participation in the distribution reinvestment plan will be effective only with respect to distributions paid more than 30 days after receipt of written notice. Generally, a transfer of common stock will terminate the stockholder’s participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.

If the Shareholder participates in the Company’s distribution reinvestment plan and is subject to federal income taxation, the Shareholder will incur a tax liability for distributions allocated to the Shareholder even though the Shareholder has elected not to receive the distributions in cash, but rather to have the distributions withheld and reinvested in the Company’s common stock. Specifically, the Shareholder will be treated as if the Shareholder has received the distribution from the Company in cash and then applied such distribution to the purchase of additional shares of the Company’s common stock. The Shareholder will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless the Company have designated all or a portion of the distribution as a capital gain distribution. In addition, the difference between the public offering price of the Company’s shares and the amount paid for shares purchased pursuant to the Company’s distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. Please see “Risk Factors — Federal Income Tax Risks — The Shareholder may have current tax liability on distributions if the Shareholder elects to reinvest in shares of the Company’s common stock.”

Notwithstanding any of the foregoing, an investor’s participation in the Company’s distribution reinvestment plan will terminate automatically if the Company dishonors, or partially dishonors, any requests by such investor to redeem the Company’s shares of common stock in accordance with the Company’s share repurchase program. The Company will notify investors of any such automatic termination from the Company’s distribution reinvestment plan.

Share Repurchase Program

The Company has a share repurchase program that may provide stockholders who generally have held their shares for at least one year an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 97.5% of the purchase price paid for the shares, if redeemed at any time between the first and third anniversaries of the purchase date, and 100% of the purchase price paid if redeemed after the third anniversary. After the Company establishes an estimated value per share of common stock, the Company will repurchase shares at 100% of the estimated value per share, as determined by its board of directors and disclosed in the annual report publicly filed with the SEC. The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31 of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the Company’s distribution reinvestment plan in the prior calendar year. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The share repurchase program will terminate if the shares of common stock are listed on a national securities exchange.

As of the date of this filing, 191,184 shares have been redeemed and the Company has received additional requests for repurchase of 46,686 shares in the amount of approximately $426,707, which exceeds the amount allowable for 2016 repurchase and it is currently anticipated will be paid in the second quarter of 2017 which will be the next date shares will be available for repurchase. The SRP will be terminated if and when the Company’s common shares are listed on a national securities exchange.

Use of Offering Proceeds

On September 25, 2012, the Company’s Registration Statement on Form S-11 registering a public offering (No. 333- 180741) of up to $550,000,000 in shares of the Company’s common stock was declared effective under the Securities Act of 1933, as amended, or the Securities Act, and the Company commenced the initial public offering. The Company offered up to 55,555,555 shares of the Company’s common stock to the public in the primary offering at $9.00 per share and up to 5,555,555 shares of the Company’s our common stock pursuant to the distribution reinvestment plan at $8.73 per share. The Company entered into selling agreements with MVP AS and other non-affiliated selling agents to distribute shares of our common stock to its clients. The Company’s initial public offering terminated in September 2015. Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

As of December 31, 2016, the Company had 10,952,325 shares of common stock issued and outstanding for a total of approximately $90.2 million, less offering costs.

The following is a table of summary of offering proceeds from inception through December 31, 2016:

Type	Number of Shares - Convertible	Number of Shares - Common	Value
Issuance of common stock – purchase	—	8,631,754	$75,348,000
Issuance of common stock – acquisition	—	2,217,537	19,484,000
Issuance of convertible stock	1,000	—	1,000
Stock based compensation	—	7,032	63,000
DRIP shares	—	326,991	2,867,000
Distributions	—	—	(13,633,000)
Redeemed shares	—	(230,989)	(2,077,000)
Contribution from Advisor	—	—	8,114,000

Total	1,000	10,952,325	$90,167,000

From inception through December 31, 2016, the Company incurred the following actual costs in connection with the issuance and distribution of the registered securities.

Type of Cost	Amount
Selling commissions – related party	$224,000
Selling commissions – unrelated party	1,996,000
Organization and offering expenses	2,555,000
Total expenses	$4,775,000

From the commencement of our offering through December 31, 2016, the net cash proceeds to us from our offering, after deducting the total expenses incurred described above, were $70.6 million. From the commencement of the offering through December 31, 2016, net proceeds from our offering have been allocated to paying distributions, selling commissions and acquiring properties. If the Company continues to pay distributions from offering proceeds and other sources other than our cash flow from operations, the funds available to us for investments would be reduced, the share value may be diluted, the expenses and other amounts, as percentage of the total offering proceeds, may be higher. For the period of inception through December 31, 2016, the ratio of the costs of raising capital to the capital raised is approximately 6.3%.

Recent Sales of Unregistered Securities

On April 4, 2012, the Company issued 22,222.22 shares of common stock at $9.00 per share to MVP Capital Partners, LLC (“MVPCP”), our sponsor, in exchange for $200,000 in cash. On April 4, 2012, the Company also issued 1,000 shares of our convertible stock at $1.00 per share to MVP Realty Advisors, LLC (“the Advisor”), our advisor. In each case, MVP relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act of 1933, as amended. Our sponsor and our advisor, by virtue of their affiliation with us, had access to information concerning our proposed operations and the terms and conditions of this investment.

No additional consideration is due upon the conversion of the convertible stock. There will be no distributions paid on shares of convertible stock. The conversion of the convertible stock into shares of common stock will decrease the percentage of our shares of common stock owned by persons purchasing shares in this offering. However, at no time will the conversion of the convertible stock into shares of common stock result in our advisor holding a majority of the outstanding shares of our common stock.

Except in limited circumstances, shares of convertible stock will not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of our stockholders at which they are not entitled to vote. However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock, voting together as a single class, will be required (1) for any amendment, alteration or repeal of any provision of our charter that materially and adversely changes the rights of the convertible stock and (2) to effect a merger of our company into another entity, or a merger of another entity into our company, unless in each case each share of convertible stock (A) will remain outstanding without a material and adverse change to its terms and rights or (B) will be converted into or exchanged for shares of stock or other ownership interest of the surviving entity having rights identical to that of our convertible stock.

Our convertible stock will convert into shares of our common stock if:

•	The Company has made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or
•	(i) the Company list its common stock for trading on a national securities exchange and (ii) the sum of the aggregate market value of the issued and outstanding shares of our common stock plus our distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or
•	our advisory agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (A) or (B) also shall have been satisfied.

For purposes of such calculation, the market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange.

In the event of a termination or non-renewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00 per share. In general, upon the occurrence of any of the conditions set forth above, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion.

Our board of directors will oversee the conversion of the convertible stock. Further, if in the good faith judgment of our board of directors full conversion of the convertible stock would cause a holder of our stock to violate the limitations on the ownership and transfer of shares of common stock which prohibit, among other things, (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock or (2) any transfer of shares or other event or transaction that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons or would otherwise cause us to fail to qualify as a REIT, then our board of directors can either elect to increase or waive the ownership limit, if it would not cause us to fail to qualify as a REIT or our board of directors could determine to allow the conversion of only such number of shares of convertible stock (or fraction of a share thereof) into shares of our common stock such that no holder of our stock would violate such limitations, and the conversion of the remaining shares of convertible stock will be deferred until the earliest date after our board of directors determines that such conversion will not violate such limitations. Any such deferral will not otherwise alter the terms of the convertible stock.

Equity Incentive Plan

The Company has adopted an equity incentive plan. The equity incentive plan offers certain individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock. The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of the Company selected by the board of directors for participation in the equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.

The board of directors, or the compensation committee of the board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter. Unless otherwise determined by the board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share value of common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in the Company’s equity incentive plan), if any award issued under the Company’s equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee’s continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee’s continuous service has not terminated prior to such date. Under the equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the Company’s assets. (iii) the Company’s complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under the equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions of securities by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer or exchange offer that the Company’s directors do not recommend the Company’s stockholders accept; or (ii) a change in the composition of the board over a period of 12 months or less such that a majority of the Company’s board members will no longer serve as directors, by reason of one or more contested elections for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

In addition, no option, warrant or any other equity award will be issued under our equity incentive plan or otherwise to our advisor, our sponsor or any of their affiliates, if the issuance of any such award would result in a violation of any applicable NASAA REIT Guidelines, including the limitations imposed under the NASAA REIT Guidelines on our total operating expenses (after giving effect to the expense associated with such equity award). Please see “Note E — Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection with the Operations of the Company” for more information regarding the NASAA REIT Guidelines’ limitations on operating expenses

ITEM 6.	SELECTED FINANCIAL DATA

The following selected financial data as of and for the years ended December 31, 2016, 2015 and 2014 should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected financial data has been derived from our audited consolidated financial statements.

Balance Sheet Data
140,000,000
120,000,000
100,000,000
80,000,000
60,000,000
40,000,000
20,000,000
-
Total Assets
Long-term obligation
Total Liabilities
Total Equity
12/31/2016
12/31/2015
12/31/2014
12/31/2013
12/31/2012

STATEMENT OF OPERATIONS DATA:	The year ended December 31, 2016	The year ended December 31, 2015	The year ended December 31, 2014	The year ended December 31, 2013	For the Period from April 3, 2012 through December 31, 2012
Total revenues	$8,592,000	$4,650,000	$658,000	$39,000	$—
Total expenses	$(9,315,000)	$(6,023,000)	$(3,374,000)	$(7,168,000)	$(935,000)
Income (loss) from continuing operations	$(2,989,000)	$(2,686,000)	$(2,752,000)	$(7,209,000)	$(937,000)
Income (loss) from continuing operations per common share	$(0.27)	$(0.36)	$(0.76)	$(6.92)	$(13.43)
Net loss	$(3,266,000)	$(1,360,000)	$(1,837,000)	$(8,587,000)	$(1,141,000)

Weighted average shares outstanding	10,999,713	7,502,606	3,639,056	1,041,559	69,750

STATEMENT OF CASH FLOWS DATA:	The year ended December 31, 2016	The year ended December 31, 2015	The year ended December 31, 2014	The year ended December 31, 2013	For the Period from April 3, 2012 through December 31, 2012
Net cash (used in) provided by operating activities	$(3,322,000)	$(2,458,000)	$(2,779,000)	$473,000	$(190,000)
Net cash (used in) investing activities	$(27,233,000)	$(54,778,000)	$(2,631,000)	$(2,940,000)	$(3,279,000)
Net cash provided by financing activities	$24,156,000	$53,935,000	$17,677,000	$3,481,000	$4,000,000

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” above and our accompanying consolidated financial statements and the notes thereto. Also see “Forward Looking Statements” preceding Part I.

Overview

MVP REIT, Inc. (the “Company,” “we,” “us,” or “our”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. Pursuant to its initial public offering, which closed in September 2015, the Company received net consideration of approximately $97.3 million for the issuance of its common stock. Of this amount, approximately $19.5 million of common shares were issued in consideration of the contribution of commercial properties to the Company. The Company has also registered up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

The Company’s investment strategy was to invest available net proceeds from its offering in direct investments in real property and real estate secured loans that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a plan to increase the focus of the Company’s investment strategy on parking and self- storage facilities located throughout the United States as the Company’s core assets. In June 2014, the Company’s board decided to further focus the Company’s investments primarily on parking facilities.

During the year ended December 31, 2016, MVP REIT acquired an ownership interest in the following properties:

Property Name	MVP REIT %	MVP REIT II %	Total Purchase Price	Purchase Date	Property Type
Consolidated Properties listed as investments in real estate
MVP Indianapolis Meridian	100.0%	0.0%	$1,550,000	1/15/2016	Lot
MVP Milwaukee Clybourn	100.0%	0.0%	$205,000	1/20/2016	Lot
MVP Milwaukee Arena	100.0%	0.0%	$3,900,000	2/1/2016	Lot
MVP Clarksburg	100.0%	0.0%	$620,000	2/9/2016	Lot
MVP Bridgeport Fairfield Garage	90.0%	10.0%	$7,800,000	3/30/2016	Garage
Minneapolis City Parking	87.0%	13.0%	$9,395,000	1/6/2016	Lot
MVP Houston Preston Lot	80.0%	20.0%	$2,800,000	11/22/2016	Lot
MVP Denver Sherman 1935	76.0%	24.0%	$2,437,500	2/12/2016	Lot

Investment in equity method investee
MVP Cleveland West 9th (1)	49.0%	51.0%	$5,675,000	5/11/2016	Lot
33740 Crown Colony (1)	49.0%	51.0%	$3,030,000	5/17/2016	Lot
White Front Garage Partners	20.0%	80.0%	$11,496,000	9/30/2016	Garage

Assets held for sale
MVP Minneapolis Venture	87.0%	13.0%	$6,100,000	1/6/2016	Lot

Property information continued:

Property Name	# Spaces	Property Size (Acres)	Parking Lease is with	Tenant Portion of Property Tax	Term in Years	Annual Base Rent	Revenue Sharing Starting Point $
Consolidated Properties listed as investments in real estate
MVP Indianapolis Meridian	39	0.24	Denison	N/A	10	$95,000	60%>$155,000
MVP Milwaukee Clybourn	15	0.06	Secure	N/A	5	$20,000	75%>$45,000
MVP Milwaukee Arena	75	1.11	SP +	N/A	5	$200,000	70%>$320,000
MVP Clarksburg	94	0.81	ABM	N/A	5	$55,400	50%>$112,500
MVP Bridgeport Fairfield Garage	878	1.01	SP +	$100,000	5	$17,940	65%> $775,000
Minneapolis City Parking	270	4.36	SP +	N/A	5	$800,000	70%>$1,032,000
MVP Houston Preston Lot	46	0.23	iPark Services	N/A	10	$228,000	65%>$300,000
MVP Denver Sherman 1935	72	0.43	SP +	N/A	10	$120,000	70%>$160,000

Investment in equity method investee
MVP Cleveland West 9th(1)	254	2.16	SP +	$120,000	5	$330,000	70%>650,000
33740 Crown Colony (1)	82	0.54	SP +	$40,000	5	$185,000	70%>$325,000
White Front Garage Partners	155	0.26	Premier Parking	ALL	10	$700,000	70%>$850,000

Assets held for sale
MVP Minneapolis Venture	185	4.36	N/A	N/A	N/A	N/A	N/A
(1)	In November 2016, these properties were merged into one holding company called MVP Cleveland West 9th II, LLC, for the purposes of debt financing.

During January 2017, the Company and MVP REIT II, through MVP Detroit Center Garage, LLC (“MVP Detroit Center”), an entity owned by the Company and MVP REIT II, acquired a multi-level parking garage consisting of approximately 1,275 parking spaces, located in Detroit, Michigan, for a purchase price of $55.0 million, plus acquisition and financing-related transaction costs. The Company owns a 20% equity interest in the MVP Detroit Center and MVP REIT II owns an 80% equity interest. The parking garage will be operated by SP Plus Corporation (“SP+”) under a long-term lease, where SP+ will be responsible for the first $572,000 in property taxes, pay annual base rent of $3.4 million, and 80% of all gross revenue above $5.0 million. As part of the acquisition MVP Detroit Center entered into a $31.5 million loan agreement with Bank of America, N.A., with a term of 10 years, amortized over 25 years, with monthly principal and interest payments totaling approximately $194,000, bearing an annual interest rate of 5.52%, secured by the parking garage, and maturing in February 2027.

Since a majority of our property leases call for additional percentage rent, MVP monitors the gross revenue generated by each property on a monthly basis. The higher the property’s gross revenue the higher our potential percentage rent. Below is graph showing the comparison of our monthly rental income to the gross revenue generated by the properties.

MVP REIT Rental Income & Property Gross Revenue
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Oct-14
Nov-14
Dec-14
Jan-15
Feb-15
Mar-15
Apr-15
May-15
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Dec-16
MVP REIT Property Net Revenue
MVP REIT Rental Income

As of December 31, 2016, the Company held a 51% or more interest in 27 properties (out of 30 total investments), with initial purchase prices totaling approximately $122 million, of which our portion was $115.8 million. Of those 27 properties; 21 were owned 100% by us, three properties had common ownership with MVP REIT II and one had common ownership with an unrelated third party. One of the properties owned by us and MVP REIT II is currently listed for sale at $6.1 million. In addition, MVP held a less than 50% ownership in three properties, where MVP REIT II owned the majority share, of which our share of the purchase price was approximately $6.6 million. These properties were acquired with funds from the initial public offering, third party financing and the assumption of existing liabilities.

The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company anticipates that its core investments going forward will be predominantly in parking facilities. In addition, the Company has agreed that no more than 25% of the gross proceeds from its initial public offering will be used to invest in real properties other than parking facilities.

As previously reported, on March 7, 2016, the Company’s board of directors approved taking the necessary action to list its common shares on the NASDAQ Global Market with view to providing a liquidity opportunity for its stockholders. In connection with the action to list the shares, on May 5, 2016, the Company’s board of directors suspended the Company’s distribution reinvestment plan (“DRIP”). In June 2016, the Company and MVP REIT II, jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company’s common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. After reviewing the Ladenburg Thalmann’s completed evaluation, the Company’s board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made until the second fiscal quarter of 2017. Following the Company’s engagement of Ladenburg Thalmann, the Company’s board of directors approved the reinstatement DRIP in July 2016, since no decision on liquidity is expected until the second fiscal quarter of 2017. There can be no assurance as to if or when the Company will again pursue a listing or another liquidity transaction.

The Company operates as a REIT. The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31 fiscal year end. As a REIT, the Company will not be subject to federal income tax on income that is distributed to stockholders. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds of the offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s board of directors will at all times have ultimate oversight and policy-making authority over the Company, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, however, our board has delegated to MVP Realty Advisors, LLC, our advisor, authority to manage our day-to-day business, in accordance with our investment objectives, strategy, guidelines, policies and limitations. Vestin Realty Mortgage II, Inc., (“VRM II”) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc. (“VRM I”); both are managed by Vestin Mortgage, LLC. The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. Michael Shustek owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM I, and VRM II.

VRM I, an OTC Pink Sheet-listed company, and VRM II, a Nasdaq-listed company that has provided notice of its intent to delist from Nasdaq on or about March 30, 2017, are engaged primarily in the business of investing in commercial real estate and loans secured by commercial real estate. As the owners of the Advisor, VRM I and VRM II may benefit from any fees and other compensation that the Company pays to the Advisor under the Advisor Agreement. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled under the Advisory Agreement. Please refer to Note E – Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection With the Operations of the Company in Part II, Item 8 Condensed Consolidated Financial Statements of this Annual Report on Form 10-K. As of December 31, 2016, the aggregate amount of fees and expense reimbursements waived by the Advisor was approximately $6.9 million. If the owners of the Advisor determine that such waivers are no longer in the best interests of their stockholders or otherwise refuse to grant future waivers of fees or expenses if requested by the Company, then the Company’s operating expenses could increase significantly, which could adversely affect the Company’s results of operations and the amount of distributions to stockholders.

In addition, the Company may compete against MVP REIT II, VRM I and VRM II, all of whom are managed by affiliates of our sponsor, for the acquisition of investments. The Company believes this potential conflict with respect to VRM I and VRM II, is mitigated, in part, by the Company’s focus on parking facilities as its core investments, while the investment strategy of VRM I and VRM II focuses on acquiring office buildings and other commercial real estate and loans secured by commercial real estate. MVP REIT II has substantially the same investment strategy as the Company, in that MVP REIT II is also focused primarily on investments in parking facilities. For additional discussion regarding potential conflicts of interests, please see “Risk Factors—Risks Related to Conflicts of Interest” and “Item 13 – Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2016.

Results of Operations

MVP has purchased the majority of the properties since January 1, 2015, and the results of operations below reflect start-up costs as well as acquisition expenses incurred in connection with purchasing properties as the Company deployed our offering proceeds. We expect that income and expenses related to our portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets. The results of operations described below may not be indicative of future results of operations.

Comparison of operating results for the years ended December 31, 2016, 2015 and 2014:

Rental revenues (by property)			2016			2015	2014
Ft. Lauderdale			$169,000			$169,000	$113,000
Memphis Court			16,000			16,000	11,000
Memphis Poplar			273,000			273,000	182,000
Kansas City			118,000			118,000	78,000
St. Louis	(a	)	318,000	(b	)	313,000	192,000
Mabley Place	(a	)	1,598,000	(b	)	1,433,000	82,000
Denver Sherman			35,000			33,000	—
Fort Worth			1,502,000			1,189,000	—
Milwaukee Old World			160,000			120,000	—
St. Louis Convention	(a	)	230,000			117,000	—
Houston Saks Garage	(a	)	617,000			355,000	—
St. Louis Lucas	(a	)	251,000			110,000	—
Milwaukee Wells			280,000			141,000	—
Wildwood NJ			42,000			8,000	—
Indy Garage	(a	)	797,000			178,000	—
KC Cherry Lot	(a	)	69,000			15,000	—
Indy WA Street	(a	)	522,000			62,000	—
Indianapolis Meridian			91,000			—	—
Milwaukee Clybourn			19,000			—	—
Milwaukee Arena			199,000			—	—
MVP Clarksburg Lot			50,000			—	—
Denver 1935 Sherman			106,000			—	—
Bridgeport Fairfield			336,000			—	—
Minneapolis City Parking			779,000			—	—
MVP Houston Preston Lot			15,000			—	—
Total revenues			$8,592,000			$4,650,000	$658,000
a)	Includes percentage rent from properties where gross revenue was above the set threshold in 2016 as follows:
Mabley Place - $182,000

Indy WA Street - $143,000
St. Louis - $68,000
Indy Garage - $48,000
St. Louis Convention - $40,000
St. Louis Lucas - $31,000
Houston Saks Garage - $11,000
KC Cherry Lot - $3,000
b)	Includes percentage rent from properties where gross revenue was above the set threshold in 2015 as follows: Mabley Place - $42,000 St. Louis - $64,000

Total rental revenue earned, for the year ended December 31, 2016, from our 27 consolidated properties which have continued operations, totaled $8.6 million, as compared to $4.7 million for the year ended 2015, and $0.7 million for the year ended 2014. The increase in total rental revenues is mainly due to the additional properties acquired by the Company during the year ended December 31, 2016 compared to the years ended December 31, 2015 and 2014. As the common stock offering has been closed since 2015 and the majority of the Company’s capital has been deployed, we do not expect to see the similar growth in revenue that MVP experienced from 2014 to 2016, to continue in the foreseeable future. The Company does expect to see continued grow from percentage rent on many of our properties over the next few years, as the properties purchased during 2016 will see the end of their 1st lease contract year in 2017. This is when they will be eligible to received percentage rent.

Assets purchased in 2012 and 2013 were sold as of December 31, 2015, and income from those investments is reported as income (loss) from assets held for sale in the discontinued operations, net of income taxes section of our consolidated statements of operations.

See Note I – Acquisitions of the Notes to the Consolidated Financial Statements included in Part 2, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K.

Operating expenses	2016	2015	2014
General and administrative	$1,791,000	$910,000	$775,000
Impairment of investment in real estate	100,000	—	—
Acquisition expenses	1,081,000	678,000	235,000
Acquisition expenses – related party	1,458,000	2,649,000	1,898,000
Operation and maintenance	1,980,000	421,000	43,000
Operation and maintenance – related party	1,055,000	566,000	379,000
Loan payoff fee	587,000	—	—
Depreciation	1,263,000	799,000	44,000
Total operating expenses	$9,315,000	$6,023,000	$3,374,000

Increase in operating expenses is mainly due to the additional properties owned by the Company during the years ended December 31, 2016 and 2015 compared to the year ended December 31, 2014. During the year ended December 31, 2016 the Company recorded a loss on impairment of $100,000 on Indy Meridian in accordance with an appraisal received during the 3rd quarter. In addition, the Company refinanced a loan on our Fort Worth property that was assumed when we purchased the property. The loan we assumed had an annual interest rate of 5.59% and matured in August 2021 with a balloon payment of approximated $10.2 million due at maturity. The new loan with American National Insurance Company (“ANICO”) has an annual interest rate of 4.50%, will mature in November of 2026 and will have a balloon payment of approximately $9.5 million. As part of the refinancing of this loan the company was able to obtain an additional $0.5 million in loan proceeds for general repairs and maintenance to the Fort Worth property. The early extinguishment of the existing debt called for a prepayment penalty of approximately $587,000. Management believes that the extra money for repairs and maintenance, along with the lower interest rate for an additional five years, out weight the cost of the prepayment penalty and puts the property in a better position for the long term.

See Note I – Acquisitions of the Notes to the Consolidated Financial Statements included in Part 2, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K.

Other income and (expense)	2016	2015	2014
Interest expense	$(2,381,000)	$(1,313,000)	(169,000)
Income from investment in equity method investee	116,000	—	6,000
Loss on acquisition of investment real estate	(2,000)	—	—
Interest Income	1,000	—	—
Other income		—	127,000
Total other expense	$(2,266,000)	$(1,313,000)	(36,000)

Interest expense has increase from 2014 to 2016 due to the assumption of debt through acquisitions and adding new debt to acquisitions that were completed with cash previously. To maximize the use of our cash, the Company will continue to looks for opportunities to put financing in place on existing properties and future acquisitions. The interest expense will vary based on the amount of our borrowings and current interest rates at the time of financing. The Company will seek to secure appropriate leverage with the lowest interest rate available to us. The terms of the loans will greatly depend on the quality of the property, the credit worthiness of the tenant and the amount of income the property is able to generate through parking revenue. There is no assurance, however, that the Company will be able to secure additional financing on favorable terms or at all. Interest expense recorded for the years ended December 31, 2016, 2015 and 2014, includes loan amortization costs. Total loan amortization cost over this period totaled approximately $195,000, $85,000 and $22,000, respectively.

See Note K – Notes Payable and Note M – Line of Credit of the Notes to the Consolidated Financial Statements included in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K.

Discontinued operations, net of income taxes	2016	2015	2014
Income (loss) from assets held for sale, net of income taxes	$(244,000)	$214,000	876,000
Gain on sale of investment in real estate held for sale	—	1,260,000	44,000
Total income (loss) from discontinued operations	$(244,000)	$1,474,000	920,000

As of December 31, 2016, we had an 87.09% ownership interest in one property that was listed as held for sale, with a carrying value of approximately $6.1 million. This property was acquired on January 6, 2016, along with MVP REIT II, with the purchase of two parking lots located in Minneapolis, Minnesota. This property is accounted for at the fair value based on an appraisal.

During June 2016, Minneapolis Venture entered into a purchase and sales agreement (the “PSA”) to sell the 10th Street lot “as is” to a third party for approximately $6.1 million, which was cancelled in October 2016. During February 2017, the Company entered into a letter of intent to sell a portion of the property (approximately 2.2 acres) to an unrelated third party for $3.0 million. The remaining portion of the property will be retained by the Company and will be leased to a parking operator.

See Note L – Assets Held for Sale of the Notes to the Consolidated Financial Statements included in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K.

During the first and second quarters of 2014, the Company’s Board approved a sale of its interest in six office buildings to VRM I and VRM II in exchange for VRM I and VRM II’s interest in five parking facilities and a storage facility. Additionally, during June 2014, the Company’s Board approved a sale of its interest in two additional office buildings to VRM I and VRM II. The net income from the office buildings is reported as discontinued operations. Subsequently, during January 2015, management entered into a plan to sell the storage unit assets resulting in the financial reporting of these assets, liabilities and results of operations related to the assets held for sale, as discontinued operations. The sale of the storage assets resulted in a gain on sale of investment in real estate held for sale of approximately $1.3 million.

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate our risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•	Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•	Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.
•	Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property and loans secured by real estate in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other organization body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO, attributable to common shareholders is presented in the following table for the years ended December 31, 2016, 2015 and 2014.

	For the years ended December 31,
	2016	2015	2014
Net Loss attributable to MVP REIT, Inc. common shareholders	$(3,266,000)	$(1,360,000)	$(1,837,000)
Subtract:
Change in deferred rental assets	66,000	(132,000)	(332,000)
Gain on Sale of REO	—	(1,260,000)	(44,000)
Add:
Depreciation and amortization of real estate assets	1,263,000	799,000	44,000
Discontinued operations loss (income)	244,000	(214,000)	(876,000)
Loan payoff fee	587,000	—	—
Asset impairment write-downs	100,000	—	—
FFO	$(1,006,000)	$(2,167,000)	$(3,045,000)
Add:
Acquisition fees and expenses to non-affiliates	1,081,000	678,000	235,000
Acquisition fees and expenses to affiliates	1,458,000	2,649,000	1,898,000

MFFO attributable to MVP REIT, Inc common shareholders	$1,533,000	$1,160,000	$(912,000)

Capital and Liquidity Resources

The Company commenced operations on December 11, 2012 and acquired our first property on December 14, 2012.

Our principal demand for funds will be/and is for the acquisition of real estate assets, funding of loans secured by real estate, the payment of operating expenses, capital expenditures, interest on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, the Company intends to generally fund its operating expenses from its cash flow from operations. The cash required for acquisitions and investments in real estate will be funded primarily from the sale of shares through our distribution reinvestment plan, dispositions of properties in our portfolio and through third party financing and the assumption of debt on acquired properties.

Net cash used in operating activities for the year ended December 31, 2016 was $3.3 million. Operating cash flows were used for the payment of normal operating expenses such as management fees, accounting fees and legal bills. Net cash used in investing activities totaled approximately $27.2 million and consisted mainly of cash used in investment of real estate of approximately $28.7 million of which approximately $16.0 million was applied to purchase from deposits in prior periods, investment in equity method investee of approximately $6.6 million, $6.1 million used in investment in real estate held for sale and approximately $1.5 million is on deposit for future acquisitions.

Net cash provided by financing activities totaled $24.2 million and consisted of proceeds from notes payable of approximately $34.7 million, proceeds from line of credit of approximately $4.8 million, payments on redeemed shares of approximately $1.6 million, payments on notes payable of approximately $12.9 million, capital contributions from non-controlling interest-related party of approximately $4 million, purchase of non- controlling interest of approximately $0.8 million and distributions to stockholders and non-controlling interest of approximately $5.5 million and $1.2 million, respectively.

Net cash used in operating activities for the year ended December 31, 2015 was $2.4 million. Operating cash flows were used for the payment of normal operating expenses such as management fees, accounting fees, legal bills and expenses related to real estate owned held for sale. Operating cash flows were provided by the receipt of proceeds from our assets held for sale. Net cash used in investing activities consisted mainly of cash used in investment of real estate of approximately $48.6 million, deposits on future acquisitions of approximately $15.7 million and provided by proceeds from the sale of Red Mountain and Cedar Park of approximately $9.7 million. Net cash provided by financing activities consisted of proceeds from issuance of common stock, net of commissions of approximately $58.5 million and proceeds from a promissory note of approximately $3.8 million. Net cash used in financing activities consisted of payments on redeemed shares of approximately $0.4 million, payments on notes payable of approximately $0.7 million, payments on notes payable – held for sale of approximately $4.3 million and distributions to stockholders of approximately $2.9 million.

Net cash used in operating activities for the year ended December 31, 2014 was $2.8. Net cash used in investing activities for the year ended December 31, 2014 was $2.6. The cash provided by financing activities for the year ended December 31, 2014 was $17.7.

As of December 31, 2016, the Company has eight promissory notes in the aggregate amount of approximately $49.4 million, net of loan issuance costs, secured by our real estate. Our charter precludes us from borrowing more than the NASAA REIT Guidelines limit of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. The Company expects that it may use leverage for any senior debt or equity investments that the Company makes. The Company expects that our debt financing, if any, on such investments will not exceed 50% of the greater of the cost or fair market value of our overall investments.

On October 5, 2016, the Company, through its Operating LLC, and MVP REIT II, through a wholly owned subsidiary (the “Borrowers”) entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (’KeyBank“) as the administrative agent and KeyBanc Capital Markets (“KeyBanc Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an annual interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The Borrowers have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

The Company will experience a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets and may experience a temporary, relative increase in liquidity if and when investments are sold, to the extent such sales generate proceeds that are available for additional investments. Our advisor may, but is not required to, establish working capital reserves from offering proceeds out of cash flow generated by our investments or out of proceeds from the sale of our investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short- term borrowing. In addition, subject to the limitations previously described in our prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

In addition to making investments in accordance with our investment objectives, the Company expects to use its capital resources to make certain payments to our advisor and the selling agent(s). During the organization and offering stage, these payments included payments to the selling agent(s) for selling commissions and payments to our advisor for reimbursement of certain organization and offering expenses. During the acquisition and development stage, the Company expects to make payments to our advisor in connection with the selection or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor, see “ Fees and Expenses Paid in Connection With the Operations of the Company”, included in Note E — Related Party Transactions and Arrangements in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K for more information. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our board of directors.

Management Compensation Summary

The following table summarizes all compensation and fees incurred by us and paid or payable to our Advisor and its affiliates in connection with our organization, our initial public offering and our operations for the years ended December 31, 2016, 2015 and 2014.

	For the years ended December 31,
	2016	2015	2014
Selling Commissions – related party	—-	—	$2,000
Acquisition Fees – related party	1,458,000	2,649,000	1,898,000
Asset Management Fees	941,000	500,000	350,000
Debt Financing Fees	114,000	66,000	29,000
Total	$2,513,000	$3,215,000	$2,279,000

Distributions

The Company intends to continue making regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its “REIT taxable income” each year.

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually and $0.0465 per share monthly, assuming a purchase price of $9.00 per share. The distribution rate, which had previously been 6 percent, increased beginning with the January 2013 distribution. On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7%, or $0.60 per share annually and $0.05025 monthly assuming a purchase price of $9.00 per share. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

From inception through December 31, 2016, the Company has paid approximately $13.6 million in distributions including approximately $2.9 million in DRIP distributions to the Company’s stockholders, all of which have constituted a return of capital. Our total distributions paid for the period presented, the sources of such distributions, the cash flows used in operations and the number of shares of common stock issued pursuant to our distribution reinvestment plan, or DRIP, are detailed below.

To date, the all of distributions have been paid from offering proceeds and represent a return of capital.

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2016	$1,041,000	$621,000	$1,662,000	$(1,179,000)
2nd Quarter, 2016	1,461,000	205,000	1,666,000	20,000
3rd Quarter, 2016	1,616,000	42,000	1,658,000	370,000
4th Quarter 2016	1,397,000	254,000	1,651,000	(2,533,000)
Total 2016	$5,515,000	$1,122,000	$6,637,000	$(3,322,000)

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2015	$535,000	$148,000	$683,000	$(911,000)
2nd Quarter, 2015	623,000	265,000	888,000	(436,000)
3rd Quarter, 2015	751,000	388,000	1,139,000	(394,000)
4th Quarter, 2015	1,015,000	590,000	1,605,000	(717,000)
Total 2015	$2,924,000	$1,391,000	$4,315,000	$(2,458,000)
	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2014	$400,000	$47,000	$447,000	$(978,000)
2nd Quarter, 2014	422,000	60,000	482,000	498,000
3rd Quarter, 2014	443,000	78,000	521,000	(1,245,000)
4th Quarter, 2014	473,000	94,000	567,000	(1,054,000)
Total 2014	$1,738,000	$279,000	$2,017,000	$(2,779,000)

The Company may not generate sufficient cash flow from operations to fully fund distributions. We may continue to pay all or a portion of the distributions from other sources, such as cash flows from offering proceeds, financing activities, borrowings, cash advances from our Advisor, or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted. The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

Related-Party Transactions and Arrangements

On November 5, 2016, MVP REIT II, Inc. purchased 338,409 shares of MVP REIT, Inc’s common stock from an unrelated third party for $3.0 million or $8.865 per share. During the year ended, the Company paid MVP REIT II, approximately $34,000 in distributions, related to their ownership of the Company’s common stock.

For more information, see Note E — Related Party Transactions and Arrangements in Part II, Item 8 Condensed Consolidated Financial Statements of this Annual Report on Form 10-K for a discussion of the various related party transactions, agreements and fees

Inflation

The Company expects to include provisions in its tenant leases designed to protect the Company from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company is organized and conducts operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on the technical merits. Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition on the financial statements. The net income tax provision for the year ended December 31, 2016 and 2015 was approximately zero.

The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with, among other things, acquisition and financing activities, asset and property management services and reimbursement of operating and offering related costs. See Note E — Related Party Transactions and Arrangements in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K for a discussion of the various related party transactions, agreements and fees.

REIT Compliance

The Company filed as a REIT for federal income tax purposes effective for the year ended December 31, 2013: therefore, the Company generally will not be subject to federal income tax on income that is distributed to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which the Company initially elects to be taxed as a REIT, the Company will be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company’s net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of the REIT taxable income to the stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact the REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income taxes (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. The Company believes it has met all the required criteria to qualify as a REIT for tax purposes as of December 31, 2016.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of December 31, 2016.

Real Estate Investments & Industry Outlook

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold, as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

We believe that favorable U.S. Treasury yields and competitive lender spreads have created a generally favorable borrowing environment for real estate purchases in 2015 and 2016. Given the uncertainty around the world’s financial markets, we believe investors have been willing to accept lower yields on U.S. government backed securities, providing Freddie Mac and Fannie Mae with access to investor capital. During the fourth quarter of 2016, U.S. Treasury rates increased, and we expect that US Treasury rates will continue to increase over the next year, which we anticipate will make it harder to finance our current unencumbered properties or to finance new acquisitions at favorable rates. Management will continue to look for favorable financing opportunities that will maximize our use of cash, but there can be no assurance that we will be able to find favorable rates.

Parking Industry Outlook

In December 2016, the National Parking Association, (“NPA”), release their annual Parking Demand Report, which highlighted long-term demand and potential trends in the parking industry. According to the NPA’s website http://weareparking.org some of the key finds include:

•	Parking revenue is projected to grow from just under $25 billion in 2015 to nearly $29 billion by 2018.
•	The #1 reason for parking growth is population expansion projected to increase from 320M in 2015, to 400M by 2050.
•	15 year trend continues, 86 percent of U.S. commuters’ say driving and parking their vehicle is their dominant mode of transportation.
•	Approximately 119.9M Americans drive to work (2013 U.S. Census).
•	New York, Los Angeles, Chicago, Houston and Phoenix highlight urbanization and density and have the most parking growth potential.
•	The top two states in terms of parking revenue are California ($1.4 billion), and New York ($1.2 billion).
•	By region, population density leads to parking growth in the New York/Northeast corridor. The West Coast, anchored by California, continues to be a parking powerhouse. And Florida as 3rd most populous state, presents future revenue growth opportunities.

According to NPA, parking demand is a function of a number of factors, all working in tandem to affect demand and usage. When looking at macroeconomic, demographic, employment, and industry statistics, NPA sees a picture of patterns that influence parking demand in North America:

•	Population: Fundamental population growth of 9.6% from the 2000 U.S. Census to the 2010 U.S. Census is expected to continue into the future.
•	Employment: In the U.S., 92% employment provides sustained parking demand, 6.2% unemployment as of August 2014.
•	Baby Boomers. The Baby Boomer population will be 65 or older in 2029 and stand at 61.3 million, representing 20% of the U.S. population.
•	Colleges/Universities: College/university enrollment increased 30% from 2000-2009, from 15.3 million to 20.4 million.
•	Municipalities: Public sector parking is beset by financial pressures; this pressure will accelerate automation and rate increases that will drive revenue.
•	Pricing: Demand will be affected by demand pricing, mobile rate promotions, pre-paid parking and price increases, both public/private, as well as price rates for peak parking periods.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements.

Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once we commence significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Contractual Obligations

As of December 31, 2016, our contractual obligations consisted of the mortgage notes secured by our acquired properties and the Revolving Credit Facility:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$50,523,000	$1,286,000	$6,143,000	$2,424,000	$40,670,000
Capital and Operating Lease Obligations	—	—	—	—	—
Line of Credit:
Interest	—	—	—	—	—
Principle	4,810,000	4,810,000	—	—	—
Purchase Obligations	—	—	—	—	—
Total	$55,333,000	$6,096,000	$6,143,000	$2,424,000	$40,670,000

Contractual obligation table amount does not reflect the unamortized loan issuance cost of $1.1 million for notes payable and $164,000 for the line of credit as of December 31, 2016.

Subsequent Events

During January 2017, the Company and MVP REIT II, through MVP Detroit Center Garage, LLC (“MVP Detroit Center”), an entity owned by the Company and MVP REIT II, acquired a multi-level parking garage consisting of approximately 1,275 parking spaces, located in Detroit, Michigan, for a purchase price of $55.0 million, plus acquisition and financing-related transaction costs. The Company owns a 20% equity interest in the MVP Detroit Center and MVP REIT II owns an 80% equity interest. The parking garage will be operated by SP Plus Corporation (“SP+”) under a long-term lease, where SP will be responsible for the first $572,000 in property taxes, pay annual base rent of $3.4 million, and 80% of all gross revenue above $5.0 million. As part of the acquisition MVP Detroit Center entered into a $31.5 million loan agreement with Bank of America, N.A., with a term of 10 years, amortized over 25 years, with monthly principal and interest payments totaling approximately $194,000, bearing an annual interest rate of 5.52%, secured by the parking garage, and maturing in February 2027.

Status of Offering

The Company commenced its initial public offering of its common stock on September 25, 2012 and terminated the offering in September 2015. As of March 21, 2017, the Company had accepted investors’ subscriptions for, and issued, 10,978,745 shares of common stock, including shares issued pursuant to the distribution reinvestment plan. The Company received net cash proceeds of approximately $75,348,000, additionally the Company issued shares valued at $19,484,000 for contributed properties.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to the effects of interest rate changes primarily as a result of debt used to maintain liquidity and fund expansion of the Company’s real estate investment portfolio and operations. One of the Company’s interest rate risk management objectives is to limit the impact of interest rate changes on cash flows. To achieve this objective, the Company may borrow at fixed rates or fix the variable rates of interest on variable interest rate borrowings through the use of interest rate swaps. The Company may enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate the Company’s interest rate risk on a related financial instrument. The Company will not enter into derivative or interest rate transactions for speculative purposes. The Company is exposed to credit risk of the counterparty to these interest rate swap agreements in the event of non-performance under the terms of the derivative contracts. In the event of non-performance by the counterparty, if the Company is not able to replace these swaps, the Company would be subject to the variability of interest rates on the total amount of debt outstanding under the mortgage.

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing the Company’s business plan, the Company expects that the primary market risk to which the Company will be exposed is interest rate risk.

As of December 31, 2016, the Company’s debt consisted of approximately $49.4 million, in fixed rate debt and $4.6 million variable rate debt, net of loan issuance costs. Our variable interest rate debt in related to the KeyBank line of credit, where that rate is the 30 day LIBOR plus 2.25%. Changes in interest rates have different impacts on the fixed rate and variable rate debt. A change in interest rates on fixed rate debt impacts its fair value but has no impact on interest incurred or cash flows. A change in interest rates on variable rate debt could impact the interest incurred and cash flows and its fair value.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on the Company’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, the Company may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in the Company’s financial structure.

The following tables summarizes gross annual debt maturities, average interest rates and estimated fair values on the Company’s outstanding debt as of December 31, 2016:

		For the Years Ending December 31
	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value
Fixed rate debt	$1,286,000	$1,194,000	$4,949,000	$1,185,000	$1,239,000	$40,670,000	$50,523,000	$76,108,000

Average interest rate	4.63%	4.74%	4.89%	4.72%	4.72%	4.72%

ITEM 8.   FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MVP REIT, Inc.

We have audited the accompanying consolidated balance sheets of MVP REIT, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MVP REIT, Inc. and subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ RBSM LLP

New York, New York
March 24, 2017

MVP REIT, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Cash	$4,112,000	$10,511,000
Cash – restricted	1,712,000	1,133,000
Accounts receivable	117,000	42,000
Prepaid expenses	444,000	316,000
Deferred rental assets	93,000	159,000
Investments in real estate and fixed assets:
Land and improvements	66,484,000	44,507,000
Building and improvements	49,973,000	43,010,000
Fixed assets	88,000	88,000
Gross investments in real estate and fixed assets:	116,545,000	87,605,000
Accumulated depreciation	(2,128,000)	(865,000)
Total investments in real estate and fixed assets, net	114,417,000	86,740,000

Due from related party	462,000	—
Deposits	1,519,000	16,010,000
Other assets	121,000	140,000
Investment in equity method investee	4,123,000	—
Assets held for sale	6,100,000	—
Total assets	$133,220,000	$115,051,000
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$959,000	$462,000
Deferred revenue	55,000	25,000
Due to related parties	—	7,000
Security deposits	248,000	211,000
Line of credit, net of unamortized loan issuance costs of $164,000 as of December 31, 2016	4,646,000	—
Notes payable, net of unamortized loan issuance cost of $1,106,000 and $534,000 at December 31, 2016 and 2015, respectively	49,417,000	28,177,000
Total liabilities	55,325,000	28,882,000
Commitments and contingencies	—	—
Equity
MVP REIT, Inc. Shareholders' Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Non-voting, non-participating convertible stock, $0.001 par value, 1,000 shares authorized, issued and outstanding as of December 31, 2016 and 2015	—	—
Common stock, $0.001 par value, 98,999,000 shares authorized, 10,952,325 and 11,002,902 shares issued and outstanding as of December 31, 2016 and 2015, respectively	11,000	11,000
Additional paid-in capital	90,156,000	97,277,000
Accumulated deficit	(16,191,000)	(12,925,000)
Total MVP REIT, Inc. Shareholders' Equity	73,976,000	84,363,000
Non-controlling interest	3,919,000	1,806,000
Total equity	77,895,000	86,169,000
Total liabilities and equity	$133,220,000	$115,051,000

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2016	2015	2014
Revenues
Rental revenue	$8,592,000	$4,650,000	$658,000
Total revenues	8,592,000	4,650,000	658,000

Operating expenses
General and administrative	1,791,000	910,000	775,000
Acquisition expenses	1,081,000	678,000	235,000
Acquisition expenses – related party	1,458,000	2,649,000	1,898,000
Operation and maintenance	1,980,000	421,000	43,000
Operation and maintenance – related party	1,055,000	566,000	379,000
Impairment of investment in real estate	100,000	—	—
Loan payoff fee	587,000	—	—
Depreciation and amortization expenses	1,263,000	799,000	44,000
Total operating expenses	9,315,000	6,023,000	3,374,000

Loss from operations	(723,000)	(1,373,000)	(2,716,000)

Other income (expense)
Interest expense	(2,381,000)	(1,313,000)	(169,000)
Income from investment in equity method investee	116,000	—	6,000
Loss on acquisition in real estate	(2,000)	—	—
Interest income	1,000	—	127,000
Total other expense	(2,266,000)	(1,313,000)	(36,000)

Loss from continuing operations	(2,989,000)	(2,686,000)	(2,752,000)

Discontinued operations, net of income taxes
Income (loss) from assets held for sale, net of income taxes	(244,000)	214,000	876,000
Gain on sale of investment in real estate held for sale	—	1,260,000	44,000
Total income (loss) from discontinued operations	(244,000)	1,474,000	920,000

Provision for income taxes	—	—	—

Net loss	(3,233,000)	(1,212,000)	(1,832,000)
Net income attributable to non-controlling interest – related party	33,000	148,000	5,000
Net loss attributable to common stockholders	$(3,266,000)	$(1,360,000)	$(1,837,000)
Basic and diluted loss per weighted average common share
Loss from continuing operations attributable to MVP REIT common stockholders – basic and diluted	(0.27)	(0.36)	(0.76)
Income (loss) from discontinued operations – basic and diluted	(0.03)	0.18	0.25
Net loss attributable to MVP REIT common stockholders - basic and diluted	(0.30)	(0.18)	(0.51)
Distributions declared per common share	$0.60	$0.58	$0.56
Weighted average common shares outstanding, basic and diluted	10,999,713	7,502,606	3,639,056

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE YEARS ENDED December 31, 2016, 2015 AND 2014

	Convertible stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non- controlling Interest -Related Party	Total
Balance, December 31, 2013	1,000	$—	2,909,819	$3,000	$32,386,000	$(9,728,000)	$1,187,000	$23,848,000
Issuance of common stock - purchases	—	—	1,246,458	1,000	10,866,000	—	—	10,867,000
Issuance of common stock - acquisitions			11,396		100,000			100,000
Redeemed shares	—	—	(10,610)	—	(95,000)	—	—	(95,000)
Distribution – DRIP	—	—	31,893	—	278,000	—	—	278,000
Distributions – cash	—	—	—	—	(2,016,000)	—	—	(2,016,000)
Contribution from Advisor related to reduction of due to related parties	—	—	—-	—	595,000	—	—	595,000
Non-controlling interest – related party	—	—	—	—	—	—	527,000	527,000
Net income (loss)	—	—	—	—	—	(1,837,000)	5,000	(1,832,000)
Balance, December 31, 2014	1,000	—	4,188,956	4,000	42,114,000	(11,565,000)	1,719,000	32,272,000
Issuance of common stock - purchases	—	—	6,697,261	7,000	58,463,000	—	—	58,470,000
Redeemed shares	—	—	(42,700)	—	(376,000)	—	—	(376,000)
Distribution – DRIP	—	—	159,385	—	1,391,000	—	—	1,391,000
Distributions – cash	—	—	—	—	(4,315,000)	—	—	(4,315,000)
Distributions to non-controlling interest	—	—	—	—	—	—	(61,000)	(61,000)
Net income (loss)	—	—	—	—	—	(1,360,000)	148,000	(1,212,000)
Balance, December 31, 2015	1,000	—	11,002,902	11,000	97,277,000	(12,925,000)	1,806,000	86,169,000
Distributions to non-controlling interest	—	—	—	—	—	—	(103,000)	(103,000)
Distribution – loan proceeds to non-controlling interest	—	—	—	—	—	—	(1,058,000)	(1,058,000)
Purchase of non-controlling interest	—	—	—	—	—	—	(750,000)	(750,000)
Issuance of common stock – DRIP	—	—	127,102	—	1,122,000	—	—	1,122,000
Non-controlling interest	—	—	—	—	—	—	3,991,000	3,991,000
Redeemed shares	—	—	(177,679)	—	(1,606,000)	—	—	(1,606,000)
Distributions	—	—	—	—	(6,637,000)	—	—	(6,637,000)
Net income (loss)	—	—	—	—	—	(3,266,000)	33,000	(3,233,000)
Balance, December 31, 2016	1,000	$—	10,952,325	$11,000	$90,156,000	$(16,191,000)	$3,919,000	$77,895,000

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(3,233,000)	$(1,212,000)	$(1,832,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,263,000	799,000	44,000
Amortization of loan costs	195,000	83,000	26,000
Impairment of Investment in real estate	100,000	—	—
Income from investment in equity method investee	(116,000)	—	(6,000)
Acquisition Expense – related party	—	—	1,336,000
Other Loss	—	—	(127,000)
Gain on sale of investment in real estate	—	—	(44,000)
Change in operating assets and liabilities:
Restricted cash	(579,000)	(745,000)	—
Prepaid expenses	(128,000)	(70,000)	(36,000)
Deferred rental assets	(48,000)	(132,000)	(27,000)
Accounts receivable	39,000	(42,000)	—
Other assets	19,000	(13,000)	(473,000)
Capitalized loan fees	(933,000)	(180,000)	30,000
Contingent Liabilities	—	—	(100,000)
Security deposits	37,000	211,000	—
Assets held for sale	—	(1,574,000)	(342,000)
Due to related parties	(469,000)	(9,000)	(1,165,000)
Deferred revenue	30,000	25,000	—
Accounts payable and accrued liabilities	501,000	401,000	(63,000)
Net cash used in operating activities	(3,322,000)	(2,458,000)	(2,779,000)
Cash flows from investing activities:
Purchase of investment in real estate	(28,708,000)	(48,649,000)	(14,958,000)
Purchase of asset held for sale	(6,100,000)	—	—
Deposits applied to purchase of investment in real estate	15,991,000	—	—
Investment in equity method investee	(6,584,000)	—	—
Payment of deposits on future acquisitions	(1,500,000)	(15,710,000)	—
Proceeds from loan on equity method investee	—	—	475,000
Proceeds from loan on cost method investee	—	—	132,000
Proceeds received through asset transfer transaction	—	—	1,291,000
Proceeds from sale of investment in real estate and fixed assets	—	—	10,436,000
Proceeds from sale of assets held for sale	—	9,746,000	—
Acquisition of fixed assets	—	—	(7,000)
Building improvements	(332,000)	(165,000)	—
Net cash used in investing activities	(27,233,000)	(54,778,000)	(2,631,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of commissions	—	58,470,000	10,867,000
Proceeds from promissory note	34,696,000	3,882,000	9,232,000
Capital contribution from non-controlling interest	—	—	1,800,000
Capital contribution from non-controlling interest–related party	3,991,000	—	3,000,000
Purchase of non-controlling interest	(750,000)	—	—
Payments on notes payable	(12,885,000)	(758,000)	(339,000)

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

	For the Years Ended December 31,
	2016	2015	2014
Payments on note payable – related party	—	—	(900,000)
Payments on notes payable held for sale	—	(4,298,000)	(21,118,000)
Proceeds from line of credit	4,810,000	—	—
Proceeds from loan on investment in equity method	2,525,000	—	—
Proceeds from notes payable on assets held for sale	—	—	16,968,000
Distribution received from investment in equity method	51,000	—	—
Distribution to non-controlling interest	(1,161,000)	(61,000)	—
Redeemed Shares	(1,606,000)	(376,000)	(95,000)
Stockholders' distributions	(5,515,000)	(2,924,000)	(1,738,000)
Net cash provided by financing activities	24,156,000	53,935,000	17,677,000

Net change in Cash	(6,399,000)	(3,301,000)	12,267,000
Cash and cash equivalents, beginning of period	10,511,000	13,812,000	1,545,000
Cash and cash equivalents, end of period	$4,112,000	$10,511,000	$13,812,000

Supplemental disclosures of cash flows information:

Interest paid	$2,381,000	$1,313,000	$143,000

Non-cash investing and financing activities:

Distributions – DRIP	$1,122,000	$1,391,000	$278,000
Reduction of debt by Advisor and related party recognized as a contribution	$—	$—	$595,000
Contingent acquisition liability assumed in acquisition	$—	$—	$100,000
Investment in real estate and fixed assets acquired by assumption of existing note payable	$—	$12,180,000	$—
Capitalized loan fees related to promissory note	$744,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Note A — Organization, Proposed Business Operations and Capitalization

Organization and Business

MVP REIT, Inc. (the “Company” or “MVP”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed, and operates in a manner that will allow the Company to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. Pursuant to its initial public offering (the “Offering”), which closed in September 2015, the Company issued 10,856,323 shares of its common stock for which it received net proceeds of approximately $97.0 million. Of this amount, approximately $19.5 million of shares were issued in consideration of the contribution of commercial properties to the Company. The Company has also registered up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

The Company operates as a real estate investment trust (“REIT”). The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31st fiscal year end. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds from its public offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s investment strategy was originally to invest available net proceeds from its Offering in direct investments in real property and real estate secured loans that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a plan to increase the focus of the Company’s investment strategy on parking and self-storage facilities located throughout the United States as the Company’s core assets. As part of this strategy, the Company exchanged office properties with affiliated entities to exchange all of its ownership interests in certain non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility. The property exchanges were consummated on April 30, 2014.

In June 2014, the Company’s board decided to further focus its efforts primarily on parking facilities. Additionally, during July and August, 2014, the Company sold its membership interest in the two remaining office buildings owned by the Company to affiliates of its advisor, Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC Pink Sheets-listed company (“VRM I”) and Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company that has provided notice of its intent to delist from Nasdaq on or about March 30, 2017 (“VRM II”). The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company has agreed that no more than 25% of the gross proceeds from the Offering will be used to invest in real properties other than parking facilities.

In June 2016, the Company and MVP REIT II, Inc. (“MVP REIT II”) jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company’s common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. The Company’s board had authorized taking such action in March 2016. After reviewing the Ladenburg Thalmann’s completed evaluation, the Company’s board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made until the second fiscal quarter of 2017. Following the Company’s engagement of Ladenburg Thalmann, the Company’s board of directors approved the reinstatement DRIP in July 2016, since no decision on liquidity is expected during the second fiscal quarter of 2017. There can be no assurance as to if or when the Company will again pursue a listing or another liquidity transaction.

The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. The Company’s advisor is MVP

Realty Advisors, LLC (the “Advisor”). VRM II owns 60% of the Advisor, and the remaining 40% is owned by VRM I. Michael Shustek owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM I and VRM II. The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on the Company’s behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”).

The Company is the sole member of its operating limited liability company, MVP Real Estate Holdings, LLC, a Nevada limited liability company (“REH”). Substantially all of the Company’s business is conducted through our wholly owned subsidiary REH. The operating agreement provides that REH is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that REH is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in REH being taxed as a corporation.

Estimated Value Per Share

As previously reported on April 7, 2016, the Company’s board of directors determined an estimated net asset value of approximately $100.8 million or $9.14 per common share as of March 30, 2016. Shares in the initial public offering were sold at $9.00 per share. In determining an estimated value per share of the Company’s common stock, the Company’s board of directors relied upon information provided by MVP Realty Advisors, LLC, the Company’s advisor and the board’s experience with, and knowledge of, the Company’s real property and other assets.

The Company is providing the estimated value per share to assist broker-dealers and stockholders pursuant to certain rules of the Financial Industry Regulatory Authority, Inc., or FINRA. The objective of the board of directors in determining the estimated value per share was to arrive at a value, based on recent available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with the Advisor. Accordingly, the Company’s advisor performed the valuation of the Company’s common stock with Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association in April 2013 as a guide. The estimated value per share is based on (x) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by (y) the number of outstanding shares of the Company’s common stock, all as of March 30, 2016. For more information regarding the determination of the estimated value per share, please see the Form 8K filed with the SEC on April 11, 2016.

Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

Distributions

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7 percent, assuming a purchase price of $9.00 per share or $0.05025 monthly. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). Starting April 11, 2016, the NAV of $9.14 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

From inception through December 31, 2016, the Company has paid approximately $13.6 million in distributions including approximately $2.9 million in DRIP distributions to the Company’s stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

Capitalization

As of December 31, 2016 the Company had 10,952,325 shares of common stock issued and outstanding and 1,000 shares of non-voting, non-participating convertible stock, $0.001 par value, issued and outstanding (the “Convertible Stock”).

Upon formation, the Company sold 22,222 shares of common stock to the Sponsor for $200,000. In addition, upon the commencement of our offering, we issued 1,000 shares of the Convertible Stock to our advisor. After giving effect to the release of waivers and waiver agreements executed in August and September of 2014, all of which were previously disclosed in Form 8-Ks and prospectus supplements, the Convertible Stock will convert into shares of our common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion if and when:

(a)	the Company has made total distributions on the then outstanding common shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or
(b)	(i) the Company lists its common shares for trading on a national securities exchange and (ii) (x) the sum of the aggregate market value of the issued and outstanding common shares plus the aggregate amount of all distributions on the Company’s common shares exceeds (y) the sum of the aggregate capital contributed by investors (less any capital returned in the form of distributions) plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or
(c)	the advisory agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (a) or (b) also shall have been satisfied.

For purposes of such calculation, the market value of the Company’s outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange.

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving distributions. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. An investor’s participation in the DRIP will terminate automatically if the Company dishonors, or partially dishonors, any requests by such investor to redeem shares of its common stock in accordance with the Company’s share repurchase program. As of December 31, 2016, a total of 326,991 common shares have been issued under the DRIP.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least one year an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. On April 11, 2016, the Company established an estimated value per share of common stock of $9.14. The Company will repurchase shares at 100% of the estimated value per share.

The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31st of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange. Effective as of December 14, 2014, the Company has amended the SRP to provide that it will agree to satisfy all repurchase requests made in connection with the death or disability (as defined in the Code) of a stockholder in accordance with the terms of the SRP within 15 days following the Company’s receipt of such repurchase request or as soon as practicable thereafter. Redemption requests other than those made in connection with the death or disability (as defined in the Code) of a stockholder will continue to be repurchased as of March 31st, June 30th, September 30th and December 31st of each year in accordance with the terms of the SRP. As of the date of this filing, 191,184 shares have been redeemed and the Company has received additional requests for repurchase of 46,686 shares in the amount of approximately $426,707, which exceeds the amount allowable for 2016 repurchase and will be paid in April 2017 which will be the next date shares will be available for repurchase.

Note B — Summary of Significant Accounting Policies

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included.

Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries, REH and all of the following subsidiaries as well as the Company’s assets that were sold during 2015. All intercompany profits and losses, balances and transactions are eliminated in consolidation.

MVP PF Ft. Lauderdale 2013, LLC
MVP PF Memphis Court 2013, LLC
MVP PF Memphis Poplar 2013, LLC
MVP PF St. Louis 2013, LLC
MVP PF Kansas City 2013, LLC
Mabley Place Garage; LLC
MVP Denver Sherman; LLC
MVP Fort Worth Taylor, LLC
MVP Milwaukee Old World, LLC
MVP St. Louis Convention Plaza, LLC
MVP Houston Saks Garage, LLC
MVP St. Louis Lucas, LLC
MVP Milwaukee Wells, LLC
MVP Wildwood NJ Lot, LLC
MVP Indianapolis City Park Garage, LLC
MVP KC Cherry Lot, LLC
MVP Indianapolis Washington Street Lot, LLC
Minneapolis Venture, LLC
MVP Indianapolis Meridian, LLC
MVP Milwaukee Clybourn, LLC
MVP Milwaukee Arena, LLC
MVP Clarksburg Lot, LLC
MVP Denver 1935 Sherman, LLC
MVP Bridgeport Fairfield, LLC
Minneapolis City Parking
MVP Houston Preston Lot, LLC

Under GAAP, the Company’s consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company’s management considers factors such as an entity’s purpose and design and the Company’s ability to direct the activities of the entity that most significantly impacts the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company’s share of its equity method investees’ earnings or losses is included in other income in the accompanying consolidated statements of operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Concentration

The Company had nine, six and two different parking tenants as of December 31, 2016, 2015 and 2014, respectively. One tenant, Standard Parking Plus (“SP+”), represented a concentration for the years ended December 31, 2016, 2015 and 2014 in regards to parking base rental revenue. During the year ended December 31, 2016, 2015 and 2014, SP+ accounted for 68%, 76% and 83%, respectively, of the parking base rental revenue.

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management’s estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. Our below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates.

In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of our acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, our judgments for these intangibles could have a significant impact on our reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the year ended December 31, 2016, the Company expensed approximately $1.5 million related party acquisition costs and $1.0 million of non-related party acquisition costs, for the purchase of or investment in 12 properties. During the year ended December 31, 2015, the Company expensed approximately $2.6 million of related party and $0.7 million non-related party acquisition costs, for the purchase of 12 properties. During the year ended December 31, 2014, the Company expensed approximately $1,898,000 of related party and $235,000 non-related party acquisition costs based on the level of our acquisition activity. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs. Costs directly associated with development acquisitions accounted for as asset acquisitions are capitalized as part of the cost of the acquisition. During the years ended December 31, 2016, 2015 and 2014, the Company did not capitalize any such acquisition costs. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Cash

The Company maintains the majority of its cash balances in a national financial institution located in Las Vegas, Nevada. The balances are insured by the Federal Deposit Insurance Corporation under the same ownership category of $250,000. As of December 31, 2016 and 2015, the Company had approximately $1.8 million and approximately $9.1 million in excess of the federally-insured limits, respectively.

Restricted Cash

Restricted cash primarily consists of escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, and other amounts required to be escrowed pursuant to loan agreements.

Revenue Recognition

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since some of the Company’s leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company may recognize interest income from loans on an accrual basis over the expected terms of the loans using the effective interest method. The Company may recognize fees, discounts, premiums, anticipated exit fees and direct cost over the terms of the loans as an adjustment to the yield. The Company may recognize fees on commitments that expire unused at expiration. The Company may recognize interest income from available-for-sale securities on an accrual basis over the life of the investment on a yield-to-maturity basis.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company’s allowance for uncollectible accounts or record a direct write-off of the receivable after exhaustive efforts at collection.

Advertising Costs

Advertising costs incurred in the normal course of operations and are expensed as incurred. During the years ended December 31, 2016, 2015 and 2014, the Company had no advertising costs.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years.

The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Investments in Real Estate Loans

Subject to the restrictions on related-party transactions set forth in the Company’s charter, the Company may, from time to time, acquire or sell investments in real estate loans from or to the advisor or other related parties without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

The Company will maintain an allowance for loan losses to the extent it makes investments in real estate loans for estimated credit impairment. The Company’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded first as a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. The Company and the Advisor generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry performed will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as the Company continues efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;
•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;
•	Lack of progress on real estate developments after the Company advances funds. The Company customarily utilizes disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;
•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and
•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Organization, Offering and Related Costs

Certain organization, offering and related costs, including legal, accounting, printing, marketing expenses and the salaries and direct expenses of the employees of the Advisor and its affiliates, have been incurred by the Advisor on behalf of the Company. After the Company reimbursed $100,000 of such costs, which has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Prior to the commencement of our operations, such offering costs had been deferred and such deferred offering costs have been amortized to expense as offering costs over the 12-month period commenced January 1, 2013 through December 31, 2013, on a straight-line basis.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note G — Stock-Based Compensation).

Income Taxes

The Company has elected, and operates in a manner that will allow the Company, to qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes all of its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies to be taxed as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic earnings per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. The Company had no outstanding common share equivalents during the years ended December 31, 2016, 2015 and 2014.

In September 2012, upon the commencement of our offering, the Company issued 1,000 shares of convertible stock to our advisor.

After giving effect to the release of waivers and waiver agreements executed in August and September of 2014, all of which were previously disclosed in Form 8-Ks and prospectus supplements, the convertible stock will convert into shares of our common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion if and when:

(a)	the Company has made total distributions on the then outstanding common shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or
(b)	(i) the Company lists its common shares for trading on a national securities exchange and (ii) (x) the sum of the aggregate market value of the issued and outstanding common shares plus the aggregate amount of all distributions on the Company’s common shares exceeds (y) the sum of the aggregate capital contributed by investors (less any capital returned in the form of distributions) plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or
(c)	the advisory agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (a) or (b) also shall have been satisfied.

For purposes of such calculation, the market value of the Company’s outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange.

Reportable Segments

The Company is currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of December 31, 2016, the Company only operates in the investment in real property segment.

Reclassifications

In conjunction with the adoption of new accounting standards, certain debt or loan issuance costs for the year December 31, 2015, have been reclassified to conform to the current year’s presentation.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the recently enacted JOBS Act. For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period including 404(b) reporting subject to further management evaluation. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company’s financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Non-controlling Interests

The FASB issued authoritative guidance for non-controlling interests in December 2007, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company as of the filing date of this report.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. During the Company’s due diligence of a property, purchased on March 31, 2015 and located in Milwaukee, it was discovered that the soil and ground water at the subject property had been impacted by the site’s historical use as a printing press as well as neighboring property uses. As a result, the Company retained a local environmental engineer to seek a closure letter or similar certificate of no further action from the State of Wisconsin due to the Company’s use of the property as a parking lot. As of December 31, 2016, management does not anticipate a material adverse effect related to this environmental matter. Promptly thereafter, in May 2016, the Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Prior Periods Tax Returns

The Company recently learned that incorrect information was included on its federal income tax returns for the years 2013 and 2014 with respect to its acquisition of ownership interests in six office buildings. In 2013, the ownership interests in six office buildings located in Las Vegas, Nevada (the “Interests”) were contributed to the Company by SERE Holdings, LLC (“Sere”) in exchange for newly issued shares of the Company’s common stock. In its tax returns, which were prepared by an outside tax accounting firm which no longer works for the Company, the Company initially reported the contributions as nontaxable to Sere pursuant to Section 351(a) of the Internal Revenue Code (the “Code”). After a review by outside legal counsel and newly engaged, independent tax accountants, the Company has concluded that the contributions were ineligible for tax-free treatment under Section 351(a) of the Code. The Company has filed amended tax returns correcting the treatment of the contributions.

Amendment of the tax returns did not result in any changes to the Company’s previously issued financial statements and related notes.

In 2014, the Company had exchanged the Interests for various parking properties. The Interests were valued at the Company’s cost for purposes of the exchange and the Company did not record any income or loss on the exchange. If the original contributions of the Interests had been nontaxable pursuant to Section 351(a), then the Company would have inherited the tax basis of Sere and disposition of the Interests in 2014 would have resulted in taxable income to the Company based on the difference between such tax basis and the value received by the Company upon disposition. After reviewing the matter with outside legal counsel and independent tax accountants, the Company has concluded that the original contributions were ineligible for tax-free treatment under Section 351(a), the Company’s tax basis was the value it paid for the Interests and the Company did not incur any taxable income upon disposition of the Interests. No assurances can be given that the Internal Revenue Service will agree with the Company’s conclusions.

Note D – Investments in Real Estate

2016

As of December 31, 2016, the Company had the following Investments in Real Estate:

Property	Location	Date Acquired	Investments in Real Estate	Total % of Portfolio	Zoning	Height Restriction	Parking Tenant	Lease Commencement Date	Lease Term
Ft. Lauderdale	Ft. Lauderdale, FL	7/31/2013	$3,409,000	2.9%	RAC-CC	150 Feet	SP+	2/1/2014	5 yr. w/2 5 yr. ext.
Memphis Court	Memphis, TN	8/28/2013	$194,000	0.2%	CBD	Unlimited	SP+	3/14/2012	2 Years remaining
Memphis Poplar	Memphis, TN	8/28/2013	$2,693,000	2.3%	CBD	Unlimited	Best Park	3/1/2014	5 yr. w/2 5 yr. ext.
Kansas City	Kansas City, MO	8/28/2013	$1,550,000	1.3%	B4-5	Unlimited	SP+	3/14/2012	15 Years
St. Louis	St Louis, MO	9/4/2013	$4,137,000	3.5%	I (CBD)	200 Feet	SP+	12/1/2013	5 yr. w/2 5 yr. ext.
Mabley Place	Cincinnati, OH	12/9/2014	$14,847,000	12.7%	DD-A	510 Feet	SP+	12/9/2014	10 Years
Denver Sherman	Denver, CO	1/26/2015	$585,000	0.5%	CMX-16	200 Feet	Denver SD	7/1/2014	10 Years w/1 5 yr. ext
Ft. Worth	Fort Worth, TX	3/16/2015	$23,336,000	20.0%	CBD-H	Unlimited	SP+	3/16/2015	10 Years
Milwaukee Old World	Milwaukee, WI	3/31/2015	$1,000,000	0.9%	C9-E	40 Feet	SP+	3/31/2015	5 yr. w/1 5 yr. ext
St. Louis Convention	St. Louis, MO	5/31/2015	$2,575,000	2.2%	I (CBD)	200 Feet	SP+	5/13/2015	5 yr. w/1 5 yr. ext
Houston Saks Garage	Houston, TX	5/28/2015	$8,380,000	7.2%	N/A	Unlimited	iPark	5/28/2015	10 yr. w/1 5 yr. ext
St. Louis Lucas	St. Louis, MO	6/29/2015	$3,463,000	3.0%	I (CBD)	200 Feet	SP+	6/29/2015	5 yr. w/1 5 yr. ext
Milwaukee Wells	Milwaukee, WI	6/30/2015	$3,900,000	3.3%	C9-E	40 Feet	SP+	6/30/2015	10 Years
Wildwood NJ Lot I	Wildwood, NJ	7/10/2015	$994,000	0.9%	T/E	35 feet	SP+	1/1/2016	5 yr. w/1 5 yr. ext
Indy City Parking Garage	Indianapolis, IN	10/5/2015	$10,500,000	9.0%	B4C-1	Unlimited	SP+	1/15/2016	5 yr. w/1 5 yr. ext
KC Cherry Lot	Kansas City, MO	10/9/2015	$515,000	0.4%	CDB-1 RC	5 Stories	ABM	10/5/2015	5 yr. w/1 5 yr. ext
Indy WA Street	Indianapolis, IN	10/29/2015	$4,995,000	4.3%	UR	Per Plan	SP+	10/9/2015	5 yr. w/1 5 yr. ext
Wildwood NJ Lot II	Wildwood, NJ	12/16/2015	$615,000	0.5%	CBD-2	Unlimited	Denison	10/30/2015	10 Years
Minneapolis City Parking	Minneapolis, MN	1/6/2016	$9,500,000	8.2%	T/E	35 feet	SP+	1/1/2016	5 yr. w/1 5 yr. ext
Indianapolis Meridian	Indianapolis, IN	1/15/2016	$1,498,000	1.3%	CBD-2/RC	Unlimited	Denison Parking	1/20/2016	10 Years
Milwaukee Clybourn	Milwaukee, WI	1/20/2016	$205,000	0.2%	C9F(A)	30 Feet	Secure Parking USA	2/1/2016	5 Years
Milwaukee Arena	Milwaukee, WI	2/1/2016	$3,900,000	3.3%	RED	Unlimited	SP+	2/9/2016	5 yr. w/1 5 yr. ext
Clarksburg Lot	Clarksburg, WV	2/9/2016	$628,000	0.5%	BPO	60 Feet	ABM	2/12/2016	5 Years
Denver 1935 Sherman	Denver, CO	2/12/2016	$2,438,000	2.1%	CMX-16	200 Feet	SP+	3/30/2016	10 Years
Bridgeport Fairfield	Bridgeport, CT	3/30/2016	$7,800,000	6.7%	DVD-CORE	65 Feet	SP+	1/15/2016	10 Years
Houston Preston	Houston, TX	11/22/2016	$2,800,000	2.4%	None	Unlimited	iPark Services	12/1/2016	10 Years
Fixed Assets			$88,000	0.1%
			$116,545,000

Note E — Related Party Transactions and Arrangements

The transactions described in this Note were approved by a majority of the Company’s board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Acquisition Expense

During the years ended December 31, 2016, 2015 and 2014, JNL Parking, a brokerage and consulting company specializing in the parking industry and co-founded by the Company’s former Chief Investment Officer and former Chief Technology Officer (their employment ended during August 2016), earned fees of approximately $0.1 million, $0.6 million and $27,000, respectively, for 1% commission on purchases. In addition, JNL Parking received brokerage fees from third parties. Dan Huberty, President of the Company received certain fees from JNL Parking for prior closings. This fee is no longer paid to Dan Huberty. JNL Parking may continue to receive broker fees from the Company, for deals in which they acted as a broker, after John Roy and Lance Miller’s employment ended with the Company.

Ownership of Company Stock

As of December 31, 2016, the Sponsor owned 28,494 shares of the Company’s outstanding common stock, VRM I owned 74,377 shares of the Company’s outstanding common stock, Dan Huberty owned 9,341 shares of the Company’s outstanding common stock and the Advisor owned 1,000 shares of the Convertible Stock. See “Capitalization” under Note A “Organization, Business Operations and Capitalization” for further information, including a description of the terms of the Convertible Stock.

Ownership of Interests of Advisor

During April 2012, VRM II contributed $1,000 for a 40% interest in the Advisor. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (the “Sponsor”) contributed $1,500 for a 60% interest in the Advisor. As of June 30, 2013, VRM II and the Sponsor had loaned approximately $3.6 million and approximately $1.2 million, respectively, to the Advisor for purposes of funding the Company’s operations. On June 30, 2013, the Sponsor decided to forgive the full amount of its $1.2 million loan. VRM II has not forgiven the balance due from the Advisor. However, the decision by the Sponsor to forgive the full amount of its loans created uncertainty as to when VRM II will be repaid the amounts loaned to the Advisor. Based on this uncertainty, VRM II determined to treat as fully impaired the balance of this note receivable.

In December 2013, VRM II and the Sponsor entered into a membership interest transfer agreement, dated as of December 19, 2013, pursuant to which VRM II acquired from the Seller an additional 20% of the membership interests of the Advisor. Concurrently therewith, the Sponsor and VRM I entered into a separate membership interest transfer agreement pursuant to which VRM I acquired the remaining 40% interest in the Advisor from the Sponsor. As a result, VRM II and VRM I now own 60% and 40%, respectively, of the aggregate membership interests of the Advisor. As of December 31, 2016, VRM I and VRM II had notes receivable from the Advisor of approximately $4.6 million and $12.8 million, respectively, which amount has been fully impaired. The Advisor’s ability to repay the sums due VRM I and VRM II will likely depend upon the success of the Company’s investments in real estate.

Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of the Advisor. In recognition of the Sponsor’s substantial investment in the Advisor for which the Sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of the Advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor’s behalf (“Capital Investment”), and once they have received an annualized return on their Capital Investment of 7.5%, then the Sponsor will receive one-third of the net profits of the Advisor.

Ownership by MVP REIT II

On November 5, 2016, MVP REIT II purchased 338,409 shares of the Company’s common stock from an unrelated third party for $3.0 million or $8.865 per share. During the year ended December 31, 2016, the Company paid MVP REIT II, approximately $34,000 in distributions, related to their ownership of our common stock.

Fees and Expenses Paid in Connection with the Offering

The Company completed its initial public offering in September 2015. The Company appointed MVP American Securities (“MVP AS”), formerly known as Ashton Garnett Securities, LLC, an entity indirectly owned by our CEO and third-party selling agents to act as the selling agents for the offering. Broker Dealers received 3.00% of the gross offering proceeds sold in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan. Additionally, the Sponsor or its affiliates (other than MVP REIT, Inc.) paid up to an additional 5.25% of the gross offering proceeds for third party broker dealer commissions and due diligence expenses. Since the offering has terminated, the Company does not anticipate incurring any additional fees or expenses in connection with the sale of shares offering.

Certain organizational, offering and related costs will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which amount has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Such reimbursable costs may include legal, accounting, printing, and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Such reimbursable costs do not include any broker-dealer commissions paid by the Advisor in excess of the 3.00% paid by the Company, including any sponsor commissions or sponsor due diligence fees. Any reimbursement of the Advisor will not exceed actual expenses incurred by the Advisor. On November 1, 2013, the advisor forgave the reimbursement of the full amount of offering costs incurred.

Fees and Expenses Paid in Connection With the Operations of the Company

The Company has no paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. Pursuant to an amendment of the advisory agreement effective November 21, 2013, the Company will reimburse, no less than monthly, the Advisor for audit, accounting and legal fees, and other fees for professional services provided by third parties relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board; provided, however, that the Advisor shall not be entitled to reimbursement by the Company for any personnel or related employment costs incurred by the Advisor or its affiliates in performing the services, including but not limited to salary and benefits of employees and overhead, until the first anniversary of (i) the listing of the Company’s shares on a national securities exchange or (ii) a merger, a sale of all or substantially all of the Company’s assets or another liquidity event transaction approved by the Company’s board. As of December 31, 2016, the aggregate amount of expense reimbursements waived by the Advisor was approximately $6.9 million.

The Advisor must reimburse the Company at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause the Company’s total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of the Company’s real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of the Company’s net income, which is defined as the Company’s total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. The Advisor does not currently owe any amounts to the Company under this provision. As the Company commences the reimbursement of the expenses to the Advisor, the Company will verify that such reimbursements do not exceed the limits identified above or, in the event of any excessive payments, will obtain reimbursements from the Advisor.

The Advisor or its affiliates will receive an acquisition fee of 3.0% of the purchase price of any real estate or loan acquired at a discount, provided, however, the Company will not pay any fees when acquiring loans from its affiliates. During the years ended December 31, 2016, 2015 and 2014, MVP REIT incurred approximately $1.5 million, $2.6 million and approximately $1.9 million, respectively, in acquisition fees to the Advisor.

The Advisor or its affiliates is entitled to receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by the Company or (ii) the Company’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii)) debt financing obtained by the Company or made available to the Company. The fair market value of real property shall be based on annual “AS-IS”, “WHERE-IS” appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if the Company is listed on a national securities exchange. While the Company intends to pursue listing on NASDAQ expeditiously, there can be no assurance as to if or when its listing application will be approved and its common stock will begin to trade on NASDAQ. Asset management fees for the years ended December 31, 2016, 2015 and 2014 were approximately $0.9 million, $0.5 million and $0.4 million, respectively.

Notwithstanding the foregoing, no asset management fee will be paid or payable with respect to any mortgage assets held by us at this time. We will not pay any asset management fee on any of our mortgage assets unless we restructure our mortgage program in a manner consistent with the NASAA Mortgage Program Guidelines that would permit us to pay an asset management fee on our mortgage assets, including making available 84% of our capital contribution to invest in mortgages assets. We have no present intention to revise our investment strategy in a manner that would permit such payment under the NASAA Mortgage Program Guidelines, but may elect to do so in the future. If we do make such an election to restructure our mortgage program, then, subject to satisfaction of the requirements of the NASAA Mortgage Program Guidelines, we may pay our advisor or its affiliates an annual asset-based fee equal to 0.75% of the “Base Amount” (as defined in the NASAA Mortgage Program Guidelines) of the capital contributions, if any, committed to investments in mortgages and 0.5% of the capital contributions temporarily held while awaiting investments in mortgages, in addition to any other fees and compensation that is allowed under the NASAA Mortgage Program Guidelines.

The advisory agreement currently provides for payment to our advisor of a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. The Advisor has irrevocably waived its rights to receive a property management fee with respect to any real property owned that are subject to triple net leases. As a result of this waiver, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

The Advisor or its affiliates is entitled to receive a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by the Company or made available to the Company, such as mortgage debt, lines of credit, and other term indebtedness, including refinancing. In the case of a joint venture, the Company pays this fee only on the Company’s pro rata share. Debt financing fees for the years ended December 31, 2016, 2015 and 2014 were approximately $114,000, $66,000 and $29,000, respectively.

During November 2016, the Company and MVP REIT II, closed on the purchase of a parking lot in Houston, TX for approximately $2.8 million in cash plus closing costs, 80% owned by MVP and 20% owned by MVP REIT II. At closing the Company funded the full purchase price and recorded a receivable from MVP REIT II totaling $560,000. This balance was paid in full, during January 2017.

Disposition Fee

For substantial assistance in connection with the sale of real property, as determined by the independent directors, the Company will pay the Advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. The Company will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that the Advisor or its affiliates may receive an exit fee or a prepayment penalty paid by the borrower. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage reflecting the Company’s economic interest in the joint venture. There were no disposition fees earned by the Advisor for the years ended December 31, 2016, 2015 and 2014.

Fees and Expense Reimbursements Payable by Borrowers and Other Third Parties

The Company or its affiliates may be entitled to late fees, loan servicing fees, loan extension and loan modification fees and other fees and expense reimbursement payable by borrowers and other third parties.

Note F —Dependency

The Company has no employees and is dependent on the Advisor for services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and investor relations.

In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled to under the Advisory Agreement as further described under “Note E – Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection With the Operations of the Company” to the consolidated financial statements included in this Quarterly Report. If the Company is required to find an alternative advisor, the Company may not be able to find an alternative advisor who would be willing to continue to waive such fees and expenses. As a result, the Company may have to incur additional costs and expenses if it is required to replace the Advisor or other agents that are providing services to the Company.

Note G — Stock-Based Compensation

Equity Incentive Plan

The Company has adopted an equity incentive plan. The equity incentive plan offers certain individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock. The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of the Company selected by the board of directors for participation in the equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.

The board of directors, or the compensation committee of the board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter. Unless otherwise determined by the board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share value of common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in the Company’s equity incentive plan), if any award issued under the Company’s equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee’s continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee’s continuous service has not terminated prior to such date. Under the equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the Company’s assets; (iii) the Company’s complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under the equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions of securities by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer or exchange offer that the Company’s directors do not recommend the Company’s stockholders accept; or (ii) a change in the composition of the board over a period of 12 months or less such that a majority of the Company’s board members will no longer serve as directors, by reason of one or more contested elections for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

In addition, no option, warrant or any other equity award will be issued under our equity incentive plan or otherwise to our advisor, our sponsor or any of their affiliates, if the issuance of any such award would result in a violation of any applicable NASAA REIT Guidelines, including the limitations imposed under the NASAA REIT Guidelines on our total operating expenses (after giving effect to the expense associated with such equity award). Please see “Note E — Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection with the Operations of the Company” for more information regarding the NASAA REIT Guidelines’ limitations on operating expenses.

Note H – Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to borrowings be presented in the balance sheet as a direct deduction from the carrying amount of the borrowing, consistent with debt discounts. The ASU does not affect the amount or timing of expenses for debt issuance costs. The Company adopted ASU 2015-03 effective January 1, 2016 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption, the effect of which is not material.

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We do not currently have significant investments that are accounted for by a method other than the equity method and do not expect ASU 2016-07 to have a significant impact on our consolidated financial condition and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We are currently assessing the potential impact of ASU 2016-09 on our consolidated financial condition and results of operations.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and a retrospective transition method should be applied. The Company is currently evaluating the effect of this update on its consolidated financial statements.

Note I - Acquisitions

Property Name	Location	Purchase Date	Property Type	# Spaces	Property Size (Acres)	Retail Sq Ft	Aggregate Initial Purchase Price	% Owned
MVP PF Ft. Lauderdale 2013, LLC	Ft. Lauderdale, FL	7/31/2013	Lot	66	0.61	4,017	$3,400,000	100.0%
MVP PF Kansas City 2013, LLC	Kansas City, MO	8/28/2013	Lot	164	1.18	N/A	$1,550,000	100.0%
MVP PF Memphis Poplar 2013, LLC	Memphis, TN	8/28/2013	Lot	125	0.86	N/A	$2,685,000	100.0%
MVP PF Memphis Court 2013, LLC	Memphis, TN	8/28/2013	Lot	37	0.41	N/A	$190,000	100.0%

Property Name	Location	Purchase Date	Property Type	# Spaces	Property Size (Acres)	Retail Sq Ft	Aggregate Initial Purchase Price	% Owned
MVP PF St. Louis 2013, LLC	St Louis, MO	9/4/2013	Lot	179	1.22	N/A	$4,125,000	100.0%
MVP Denver Sherman, LLC	Denver, CO	1/26/2015	Lot	28	0.14	N/A	$585,000	100.0%
MVP Milwaukee Old World, LLC	Milwaukee, WI	3/31/2015	Lot	54	0.26	N/A	$1,000,000	100.0%
MVP St. Louis Convention Plaza, LLC	St. Louis, MO	5/13/2015	Lot	221	1.26	N/A	$2,575,000	100.0%
MVP St. Louis Lucas, LLC	St. Louis, MO	6/29/2015	Lot	217	1.16	N/A	$3,463,000	100.0%
MVP Milwaukee Wells, LLC	Milwaukee, WI	6/30/2015	Lot	100	0.95	N/A	$3,900,000	100.0%
MVP Wildwood NJ Lot, LLC (1)	Wildwood, NJ	7/10/2015	Lot	29	0.26	N/A	$970,000	100.0%
MVP KC Cherry Lot, LLC	Kansas City, MO	10/9/2015	Lot	84	0.60	N/A	$515,000	100.0%
MVP Indianapolis WA Street Lot, LLC	Indianapolis, IN	10/29/2015	Lot	150	1.07	N/A	$4,995,000	100.0%
MVP Wildwood NJ Lot, LLC #2 (1)	Wildwood, NJ	12/16/2015	Lot	45	0.31	N/A	$615,000	100.0%
Minneapolis City Parking, LLC	Minneapolis, MN	1/6/2016	Lot	270	4.36	N/A	$9,395,000	87.0%
MVP Indianapolis Meridian Lot, LLC	Indianapolis, IN	1/15/2016	Lot	39	0.24	N/A	$1,550,000	100.0%
MVP Milwaukee Clybourn, LLC	Milwaukee, WI	1/20/2016	Lot	15	0.06	N/A	$205,000	100.0%
MVP Milwaukee Arena Lot, LLC	Milwaukee, WI	2/1/2016	Lot	75	1.11	N/A	$3,900,000	100.0%
MVP Clarksburg Lot, LLC	Clarksburg, WV	2/9/2016	Lot	94	0.81	N/A	$620,000	100.0%
MVP Denver Sherman 1935, LLC	Denver, CO	2/12/2016	Lot	72	0.43	N/A	$2,438,000	76.0%
MVP Houston Preston Lot, LLC	Houston, TX	11/22/2016	Lot	46	0.23	N/A	$2,800,000	80.0%
Mabley Place Garage, LLC	Cincinnati, OH	12/9/2014	Garage	775	0.90	8,400	$14,580,000	83.0%
MVP Fort Worth Taylor, LLC	Fort Worth, TX	3/16/2015	Garage	1,013	1.18	11,828	$23,336,000	100.0%
MVP Houston Saks Garage, LLC	Houston, TX	5/28/2015	Garage	265	0.36	5,000	$8,375,000	100.0%
MVP Indianapolis City Park, LLC	Indianapolis, IN	10/5/2015	Garage	370	0.47	N/A	$10,500,000	100.0%
MVP Bridgeport Fairfield Garage, LLC	Bridgeport, CT	3/30/2016	Garage	878	1.01	4,349	$7,800,000	90.0%
MVP Minneapolis Venture, LLC	Minneapolis, MN	1/6/2016	For Sale Lot	185	4.36	N/A	$6,100,000	87.0%

2016

The following table is a summary of the acquisitions for the year ended December 31, 2016:

	Assets			Liabilities
	Land and Improvements	Building and improvements	Total assets acquired	Notes Payable Assumed	Net assets and liabilities acquired
Minneapolis Venture*	$6,100,000	$—	$6,100,000	$—	$6,100,000
Indianapolis Meridian	1,550,000	—	1,550,000	—	1,550,000
Milwaukee Clybourn	205,000	—	205,000	—	205,000
Milwaukee Arena	3,900,000	—	3,900,000	—	3,900,000
Clarksburg Lot	620,000	—	620,000	—	620,000
Denver 1935 Sherman	2,438,000	—	2,438,000	—	2,438,000
Bridgeport Fairfield	972,000	6,828,000	7,800,000	—	7,800,000
Minneapolis City Parking	9,395,000	—	9,395,000	—	9,395,000
Houston Preston Lot	2,800,000	—	2,800,000	—	2,800,000
	$27,980,000	$6,828,000	$34,808,000	$—	$34,808,000

*Minneapolis Venture is currently reported as held for sale.

Pro forma results of the Company

The following table of pro forma consolidated results of operations of the Company for the years ended December 31, 2016, 2015 and 2014 assumes that the acquisitions were completed as of January 1, 2014.

	For the Years Ended December 31,
	2016	2015	2014
Revenues from continuing operations	$8,943,000	$6,568,000	$2,576,000
Net income (loss) available to common stockholders	$(2,781,000)	(99,000)	$1,074,000
Net loss available to common stockholders per share – basic	$(0.25)	$(0.01)	$0.30
Net loss available to common stockholders per share – diluted	$(0.25)	$(0.01)	$0.30

Revenue and expenses of acquisitions since acquisition dates included in the consolidated statement of operations

The following is a summary of the results of operations related to the net assets and liabilities acquired for the period from acquisition dates through December 31, 2016:

Revenue	$1,596,000
Expenses	(1,578,000)
Net income	$18,000

On August 18, 2016, we acquired an additional 13.3% tenant-in-common interest in the Mabley Place Garage, LLC, bringing our total ownership to 83.34%, for approximately $0.9 million.

2015

The following table is a summary of the acquisitions for the year ended December 31, 2015:

	Assets			Liabilities
	Land and Improvements	Building and improvements	Total assets acquired	Notes Payable Assumed	Net assets and liabilities acquired
Denver Sherman	$585,000	$—	$585,000	$—	$585,000
Ft. Worth Taylor	5,834,000	17,502,000	23,336,000	12,180,000	11,156,000
Milwaukee Old World	1,000,000	—	1,000,000	—	1,000,000
St. Louis Convention Plaza	2,575,000	—	2,575,000	—	2,575,000
Houston Saks Garage	3,565,000	4,810,000	8,375,000	—	8,375,000
St. Louis Lucas	3,463,000	—	3,463,000	—	3,463,000
Milwaukee Wells	3,900,000	—	3,900,000	—	3,900,000
Wildwood NJ Lot#1	970,000	—	970,000	—	970,000
Indy City Park	1,226,000	9,274,000	10,500,000	—	10,500,000
KC Cherry Street	515,000	—	515,000	—	515,000
Indy WA Street	4,995,000	—	4,995,000	—	4,995,000
Wildwood NJ #2	615,000	—	615,000	—	615,000
	$29,243,000	$31,586,000	$60,829,000	$12,180,000	$48,649,000

Pro forma results of the Company

The following table of pro forma consolidated results of operations of the Company for the years ended December 31, 2015 and 2014, and assumes that the acquisition was completed as of January 1, 2014.

	For the year ended December 31, 2015	For the year ended December 31, 2014
Revenues from continuing operations	$6,534,000	$4,829,000
Net income (loss) available to common stockholders	$(75,000)	$545,000
Net income (loss) available to common stockholders per share – basic	$(0.01)	$0.15
Net income (loss) available to common stockholders per share – diluted	$(0.01)	$0.15

Revenue and expenses of acquisitions since acquisition dates included in consolidated statement of operations

The following is a summary of the results of operations related to the net assets and liabilities acquired for the period from acquisition dates through December 31, 2015:

Revenue	$2,328,000
Expenses	(3,483,000)
Net loss	$(1,155,000)

2014

On April 30, 2014, the Company exercised its Purchase Right and acquired VRM I and VRM II’s interest in the five parking facilities, net of the assumed debt secured by the real estate and VRM II’s interest in the storage facility, net of the assumed debt secured by the real estate. In exchange VRM I and VRM II received interest in four office properties, net of the assumed debt secured by the real estate. The difference between the net amount of the assets exchanged was paid in cash. As a result, the Company now holds 100% interest in the five parking facilities and storage facility, and VRM I and VRM II together hold 100% interest in the four office properties. The transaction was approved by the Board of Directors of the Company, VRM I and VRM II.

The following table summarizes the acquisition-date fair value of the total consideration transferred:

Assets
Cash	$101,000
Other assets	22,000
Land and improvements	6,275,000
Building and improvements	18,521,000
Tenant improvements	165,000
Total assets transferred	25,084,000
Liabilities
Accounts payable and accrued liabilities	58,000
Notes payable	14,335,000
Total liabilities transferred	14,393,000
Acquisition-date fair value of the total consideration transferred	$10,691,000

The related assets, liabilities, and results of operations of the acquired properties are included in the consolidated financial statements as of the date of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date for our 2014 acquisition:

Acquired Assets
Assets
Cash received	$1,392,000
Other assets	171,000
Land and improvements	11,200,000
Building and improvements	736,000
49% Non-controlling interest portion of Red Mountain	1,208,000
Total assets acquired	14,707,000
Liabilities
Accrued liabilities	10,000
Notes payable	4,278,000
Total liabilities assumed	4,288,000
Net assets acquired	$10,419,000

We recognized acquisition expense related to the acquisition of parking facilities of which includes a 7.5% guaranteed return of approximately $0.5 million to VRM I and VRM II for their investment in these properties. Additionally, we reimbursed VRM I and VRM II for the loss they incurred related to the sale of MVP PF Baltimore 2013, LLC and acquisition expenses. These expenses incurred in the acquisition of the parking facilities totaled $1,336,000 of which VRM I and VRM II’s share was $0.2 million and $0.3 million, respectively.

During December 2014, the Company has acquired 70% tenant-in-common interest in a parking garage located in Cincinnati OH. The Company financed $9.0 million of the $15.0 million purchase price with a 10 year loan with a fixed interest rate of 4.25%. This loan is secured by the property.

Pro forma results of the Company

The following table of pro forma consolidated results of operations of the Company for the years ended December 31, 2014 and 2013, and assumes that the acquisition was completed as of January 1, 2013.

	For the year ended December 31, 2014	For the year ended December 31, 2013
Revenues from continuing operations	$2,494,000	$2,218,000
Net loss available to common stockholders	$(740,000)	$(3,539,000)
Net loss available to common stockholders per share – basic	$(0.20)	$(3.40)
Net loss available to common stockholders per share – diluted	$(0.20)	$(3.40)

Revenue and expenses of acquisitions since acquisition dates included in consolidated statement of operations

The following is a summary of the results of operations related to the net assets and liabilities acquired for the period from acquisition dates through December 31, 2014:

Revenue	$658,000
Expenses	(546,000)
Net Income	$112,000

Note J – Investment in Equity Method Investee

2016

On May 11, 2016, the Company through a wholly owned entity it owns, along with MVP REIT II, closed the purchase of all of the membership interests of an entity that owns a surface parking lot, for approximately $5.7 million in cash. The Company’s share of the purchase was approximately $2.8 million in cash plus closing costs and the Company owns a 49% interest in the entity. The surface parking lot is located at 1200-1240 W. 9th Street and W. 10th Street, Cleveland, Ohio (the “Cleveland West 9th”). Cleveland West 9th consists of approximately 87,052 square feet with approximately 260 parking spaces. The parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where Cleveland West 9th will be responsible for property taxes above a $120,000 threshold, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $330,000. In addition, the lease provides revenue participation with MVP receiving 70% of gross receipts over $650,000. The term of the lease will be for 5 years.

On May 17, 2016, the Company through a wholly owned entity it owns, along with MVP REIT II, closed on the purchase of all of the membership interests of an entity that owns a surface parking lot, for approximately $3.0 million in cash. The Company’s share of the purchase was approximately $1.5 million and the Company owns a 49% interest in the entity. The surface parking lot is located at 1239 W. 9th Street, Cleveland, Ohio (the “Crown Colony parking lot”). The Crown Colony parking lot consists of approximately 23,000 square feet with approximately 82 parking spaces. The Crown Colony parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where MVP will be responsible for property taxes above a $40,000 threshold, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $185,000. In addition, the lease provides revenue participation with MVP receiving 70% of gross receipts over $325,000. The term of the lease will be for 5 years.

On September 30, 2016, the Company through a wholly owned entity it owns, along with MVP REIT II, closed on the purchase of all of the membership interests of an entity that owns parking garage, for approximately $11.5 million in cash. The Company’s share of the purchase was approximately $2.3 million and the Company owns a 20% interest in the entity. The parking garage is located at 205 2nd Avenue North, Nashville, TN (the “White Front Garage”). The White Front Garage consists of approximately 11,000 square feet with approximately 155 parking spaces. The White Front Garage is leased by Premier Parking of Tennessee, LLC (“Premier Parking”), a parking operator with over 300 locations in nine different states, under a NNN lease agreement. Premier Parking will pay annual rent of $700,000. In addition, the lease provides revenue participation with MVP receiving 70% of gross receipts over $850,000. The term of the lease will be for 10 years.

The following is a summary of MVP REIT’s portion of the equity method investments purchased per their agreements:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II
Cleveland West 9th (1)	05/11/2016	$2,788,000	49%	51%
33740 Crown Colony (1)	05/17/2016	$1,489,000	49%	51%
White Front Garage	09/30/2016	$2,307,000	20%	80%
Total		$6,584,000
(1)	In November 2016, these properties were merged into one holding company called MVP Cleveland West 9th II, LLC, for the purposes of debt financing.

2015

None

2014

On January 14, 2014, the Company, VRM I and VRM II sold MVP PF Baltimore 2013, LLC to a third party for $1,550,000 which resulted in a nominal loss. On April 30, 2014, the Company completed the acquisition of VRM I and VRM II’s interest in the five parking facilities, net of the assumed debt secured by the real estate and VRM II’s interest in the storage facility, net of the assumed debt secured by the real estate: in exchange VRM I and VRM II received interest in four office properties, net of the assumed debt secured by the real estate. The difference between the net amount of the assets exchanged was paid in cash. Following this transaction, the Company now holds a 100% interest in the five parking facilities and storage facility. VRM I and VRM II together hold 100% interest in the four office properties. On April 30, 2014 this transaction was completed which results in the consolidation of results of operations for this entity. For additional information please see Note L – Acquisitions.

Note K — Line of Credit

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT II, through a wholly owned subsidiary (the “Borrowers”) entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (“KeyBank”) as the administrative agent and KeyBank Capital Markets (“KeyBank Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The Borrowers have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

As of December 31, 2016, the Borrowers had 13 properties listed on the line of credit, which provided an available draw of approximately $25.7 million, and had drawn approximately $13.0 million, of which our portion of the current draw was approximately $4.8 million, based on our pro-rata ownership of the properties listed on the line of credit. Based on the 13 properties on the line of credit as of December 31, 2016, the REITs had an additional draw of approximately $12.7 million. For the year ended December 31, 2016, we had accrued approximately $33,000 in interest expense and $6,000 in unused line fees associated with our draw. In addition, as of December 31, 2016, the Borrowers had an available draw of approximate $12.7 million. On January 11, 2017, the Borrowers used approximately $12.5 million from the line of credit to acquire the Detroit Center Garage described in Note O – Subsequent Events.

Note L — Fair Value

As of December 31, 2016, the Company had no financial assets and liabilities utilizing Level 1 or Level 2. The Company had assets and liabilities utilizing Level 3 inputs including investments in equity and cost method investees.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of December 31, 2016 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/16	Carrying Value on Balance Sheet at 12/31/16
Assets
Investment in equity method investee	$—	$—	$4,123,000	$4,123,000	$4,123,000

Note M — Notes Payable

2016

During January 2014, the entities holding four parking facilities (MVP PF Ft. Lauderdale 2013, LLC, MVP PF Memphis Court 2013, LLC, MVP PF Memphis Poplar 2013, LLC and MVP PF St. Louis 2013, LLC) issued a promissory note to Key Bank National Association for $4.3 million. This note bears an annual interest rate of 4.94%, is secured by four parking facilities, matures in February 2019 and is payable in monthly principal and interest payments of approximately $25,000.

During December 2014, through the acquisition of Mabley Place, the Company issued a promissory note to Wells Fargo Bank for $9.0 million. This note bears an annual interest rate of 4.25%, is secured by the property, matures in December 2024 and is payable in monthly principal and interest payments of approximately $44,000.

During March 2015, through the acquisition of Ft. Worth Taylor, the Company assumed a 10-year term loan with a balance of approximately $12.2 million, collateralized by real property located in Ft. Worth, Texas, matures in August 2021, bears an annual interest rate of 5.59%, and is payable in monthly installment payments of principal and interest totaling approximately $78,000. On November 17, 2016, we refinanced this loan with American National Insurance Company, for $13.15 million. The loan has a term of 10 years and has an annual interest rate of 4.50% and is payable in monthly installment payments of principal and interest totaling approximately $73,000, maturing in December 2026. As part of the refinancing of this loan the company was able to obtain an additional $0.5 million [in loan proceeds] for general repairs and maintenance to the Fort Worth property. As part of the early payment on the original loan assumed, we had a prepayment penalty of approximately $587,000. MVP anticipates that the lower interest rate, lower monthly payment and additional five year term together with the additional $0.5 million received as part of the refinancing for general repairs and maintenance, will offset the cost to refinance the loan.

During August 2015, Houston Saks Garage issued a promissory note for approximately $3.7 million. The note is collateralized by real property located in Houston, Texas, bears an annual interest rate of 4.25%, and is payable in monthly installment payments of principal and interest totaling approximately $20,000, maturing in August 2025.

During January 2016, Indy City Park and Indy WA Street issued a promissory note to KeyBank for $8.2 million. The note is secured by real property located in Indianapolis, Indiana. The loan has a term of 10 years and has an annual interest rate of 4.59% and is payable in monthly installment payments of principal and interest totaling approximately $46,000, maturing in January 2026.

During January 2016, St. Louis Convention, St. Louis Lucas and KC Cherry issued a promissory note to KeyBank for $3.5 million loan secured by real property located in St. Louis and Kansas City, Missouri. The loan has a term of 10 years and has an annual interest rate of 4.59% and is payable in monthly installment payments of principal and interest totaling approximately $20,000, maturing in January 2026.

During April 2016, Minneapolis City Parking, LLC issued a promissory note to American National Insurance Company for $5.3 million loan secured by real property located in Minneapolis, Minnesota. The loan has a term of 10 years and has an interest rate of 4.5% and is payable in monthly installment payments of principal and interest totaling approximately $29,000, maturing in April 2026.

During July 2016, Bridgeport Fairfield issued a promissory note to FBL Financial Group, Inc. for $4.4 million loan secured by real property located in Bridgeport, Connecticut. The loan has a term of 10 years and has an annual interest rate of 4.00% and is payable in monthly installment payments of principal and interest totaling approximately $23,000, maturing in August 2026.

Total interest expense incurred for the years ended December 31, 2016, 2015 and 2014 was $2.4 million, $1.3 million and $0.2 million, respectively. Total loan amortization cost for the years ended December 31, 2016, 2015 and 2014 were $195,000, $85,000, and $22,000, respectively.

As of December 31, 2016, future principal payments on the notes payable are as follows:

2017	$1,286,000
2018	1,194,000
2019	4,949,000
2020	1,185,000
2021	1,239,000
Thereafter	40,670,000
Total	$50,523,000

Principal payments table amount does not reflect the unamortized loan issuance cost of $1,106,000 as of December 31, 2016.

As of December 31, 2016, the principal balances on notes payable are as follows:

Property	Current Loan Balance	Interest Rate	Loan Maturity
D&O Financing	$145,000	3.81%	8/3/2017
Ft. Lauderdale	1,451,000	4.94%	2/1/2019
Memphis Court	136,000	4.94%	2/1/2019
Memphis Poplar	1,222,000	4.94%	2/1/2019
St. Louis	1,217,000	4.94%	2/1/2019
Mabley Place	8,690,000	4.25%	12/26/2024
Ft. Worth	13,126,000	4.50%	11/17/2026
Houston Saks Garage	3,534,000	4.25%	8/1/2025
St. Louis Lucas	3,422,000	4.59%	2/1/2026
Indy Garage	8,041,000	4.59%	2/1/2026
Minneapolis City Parking	5,173,000	4.50%	4/30/2026
Bridgeport Fairfield	4,366,000	4.00%	8/1/2026
Less unamortized loan issuance costs	(1,106,000)
Total	$49,417,000

2015

During March 2013, Cedar Park issued a promissory note for approximately $1.8 million. The note was collateralized by real property located in Cedar Park, Texas, bears an annual interest rate of 4.66%, and was payable in monthly installment payments of principal and interest totaling approximately $10,000, with a lump sum payment of approximately $1.3 million due at maturity in April 2023. This loan was paid in full in October 2015 through the sale of the property.

During September 2013, through the acquisition of Red Mountain, the Company financed a 7-year term loan with a balance of approximately $2.7 million, collateralized by real property located in Las Vegas, Nevada, matures in October 2020, bears an annual interest rate of 4.35%, and was payable in monthly installment payments of principal and interest totaling approximately $15,000. This loan was paid in full in May 2015 through the sale of the property.

During January 2014, the entities holding the four parking facilities issued a promissory note to Key Bank National Association for $4.3 million. This note bears an annual interest rate of 4.94%, is secured by four parking facilities, matures in February 2019 and is payable in monthly principal and interest payments of approximately $25,000.

During December 2014, through the acquisition of Mabley Place, the Company issued a promissory note to Wells Fargo Bank for $9.0 million. This note bears an annual interest rate of 4.25%, is secured by the property, matures in December 2024 and is payable in monthly principal and interest payments of approximately $44,000.

During March 2015, through the acquisition of Ft. Worth Taylor, the Company assumed a 10-year term loan with a balance of approximately $12.2 million, collateralized by real property located in Ft. Worth, Texas, matures in August 2021, bears an annual interest rate of 5.59%, and is payable in monthly installment payments of principal and interest totaling approximately $78,000.

During August 2015, Houston Saks Garage issued a promissory note for approximately $3.7 million. The note is collateralized by real property located in Houston, Texas, bears an annual interest rate of 4.25%, and is payable in monthly installment payments of principal and interest totaling approximately $30,000, maturing in August 2025.

Total interest expense incurred for the years ended December 31, 2015 and 2014 is $1.3 million and $0.1 million, respectively.

As of December 31, 2015, future principal payments on the notes payable are as follows:

2016	$735,000
2017	643,000
2018	676,000
2019	4,420,000
2020	627,000
Thereafter	21,610,000
Total	$28,711,000

Principal payments table amount does not reflect the unamortized loan issuance cost of $534,000 as of December 31, 2015.

Note N — Assets held for sale

2016

As of December 31, 2016, the Company had an 87.09% ownership interest in one property that was listed as held for sale, with a carrying value of approximately $6.1 million. This property was acquired on January 6, 2016, along with MVP REIT II, with the purchase of two parking lots located in Minneapolis, Minnesota. This property is accounted for at the fair value based on an appraisal. During June 2016, Minneapolis Venture entered into a PSA to sell the 10th Street lot “as is” to a third party for approximately $6.1 million. During October 2016, the PSA was cancelled. During February 2017, the Company entered into a letter of intent to sell a portion of the property (approximately 2.2 acres) to an unrelated third party for $3.0 million. The remaining portion of the property will be retained by the Company and will be leased to a parking operator.

The following is a summary of the results of operations related to the assets held for sale for the year ended December 31, 2016:

For The Year Ended December 31, 2016
Revenue	$10,000
Expenses	(254,000)
Loss from asset held for sale, net of income taxes	$(244,000)

2015

During February 2015, management entered into a plan to sell the storage unit assets which results in the financial reporting of these assets, liabilities and results of operations related to the assets held for sale, which are classified as discontinued operations.

On May 6, 2015, the Company sold the storage unit asset located in Nevada to a non-related third party for approximately $5.4 million. Proceeds of approximately $2.7 million from this sale were received after the promissory note for this property was paid in full.

On October 29, 2015, the Company also sold the storage unit asset located in Cedar Park, TX to a non-related third party for approximately $4.3. Proceeds of approximately $2.6 million from this sale were received after the promissory note for this property was paid in full. The gain on sale is approximately $1.0 million.

The following is a summary of the results of operations related to the assets held for sale for the year ended December 31, 2015:

For The Year Ended December 31, 2015
Revenue	$622,000
Expenses	(408,000)
Income from asset held for sale, net of income taxes	$214,000
Gain on sale of investment in real estate held for sale	1,260,000
Total income from discontinued operations	$1,474,000

2014

On April 30, 2014, the Company exercised its Purchase Right and acquired VRM I and VRM II’s interest in the five parking facilities, net of the assumed debt secured by the real estate and VRM II’s interest in the storage facility, net of the assumed debt secured by the real estate. In exchange VRM I and VRM II received interest in four office properties, net of the assumed debt secured by the real estate. The difference between the net amount of the assets exchanged was paid in cash. As a result, the Company now holds 100% interest in the five parking facilities and storage facility, and VRM I and VRM II together hold 100% interest in the four office properties The transaction was approved by the Board of Directors of the Company, VRM I and VRM II.

The following is a summary of the results of operations related to the assets held for sale for January 1, 2014 through April 30, 2014:

January 1, 2014 through April 30, 2014
Revenue	$792,000
Expenses	(655,000)
Income from asset held for sale, net of income taxes	$137,000

During July 2014, the Company entered into an agreement to sell the remaining 58% interest in Building C, LLC and 100% interest in Building A, LLC whose sole asset is an office building also located in Las Vegas, NV to VRM I and VRM II. The cash consideration, net of assumed debt of approximately $16.9 million, totals approximately $10.3 million. On July 31, 2014, the Company completed the sale of the remaining 58% interest in Building C, LLC to VRM I and VRM II. The sale of the interests in Building A, LLC was completed on August 29, 2014. The purchase price for both buildings is equal to the amount paid by the Company to acquire the buildings which acquisition was within the past twelve (12) months resulting in a net gain of approximately $0.1 million. No commissions were paid in connection with the purchase.

The following is a summary of the results of operations related to the assets held for sale for January 1, 2014 through closing date (July 31, 2014 and August 29, 2014):

January 1, 2014 through Closing Date (July 31, 2014 and August 29, 2014)
Revenue	$1,794,000
Expenses	(1,296,000)
Income from asset held for sale, net of income taxes	$498,000

During February 2015, the management has entered into a plan to sell the storage unit assets which results in the financial reporting of these assets, liabilities and results of operation to held for sale and discontinued operations.

The following is summary of net assets held for sale through December 31, 2014:

December 31, 2014
Assets:
Current assets	$20,000
Property and equipment, net	8,226,000
Other assets	67,000
Total assets	$8,313,000

Liabilities:
Accounts payable and accrued liabilities	$123,000
Notes payable	4,316,000
Total liabilities	4,439,000

Net assets held for sale	$3,874,000

The following is a summary of the results of operations related to the assets held for sale for the year ended December 31, 2014:

For The Year Ended December 31, 2014
Revenue	$1,067,000
Expenses	(826,000)
Income from asset held for sale, net of income taxes	$241,000

The Company recognized a gain on sale of investment in real estate held for sale of $44,000 for the year ended December 31, 2014.

Note O — Income Tax

Income Taxes and Distributions

As a REIT, it generally will not be subject to federal income tax on taxable income distributed to the stockholders. In 2016, MVP REIT Inc. has no distributable taxable income. In addition, MVP REIT Inc. does not have any subsidiaries elected to be treated as TRSs pursuant to the Code to participate in services that would otherwise be considered impermissible for REITS and are subject to federal and state income tax at regular corporate tax rates.

Tax Treatment of Distributions

For federal income tax purposes, distributions to stockholders are characterized as ordinary income, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders’ basis (but not below zero) in their shares. The income tax treatment for distributions reportable for the years ended December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
Ordinary	$—	$—	$—
Capital Gain	—	—	—
Return of Capital	6,637,000	4,315,000	2,016,000
	$6,637,000	$4,315,000	$2,016,000

Note P — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

During January 2017, the Company and MVP REIT II, through MVP Detroit Center Garage, LLC (“MVP Detroit Center”), an entity owned by the Company and MVP REIT II, acquired a multi-level parking garage consisting of approximately 1,275 parking spaces, located in Detroit, Michigan, for a purchase price of $55.0 million, plus acquisition and financing-related transaction costs. The Company owns a 20% equity interest in the MVP Detroit Center and MVP REIT II owns an 80% equity interest. The parking garage will be operated by SP Plus Corporation (“SP+”) under a long-term lease, where SP will be responsible for the first $572,000 in property taxes, pay annual base rent of $3.4 million, and 80% of all gross revenue above $5.0 million. As part of the acquisition MVP Detroit Center entered into a $31.5 million loan agreement with Bank of America, N.A., with a term of 10 years, amortized over 25 years, with monthly principal and interest payments totaling approximately $194,000, bearing an annual interest rate of 5.52%, secured by the parking garage, and maturing in February 2027.

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2016

	Initial Cost						Gross Carrying Amount at December 31, 2016
Description	ST	Encumbrance	Land	Buildings and Improvements	Total	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (1)	Date Acquired	Rentable Square Feet
Ft. Lauderdale	FL	—	$2,652,000	$728,000	$3,380,000	—	$2,652,000	$756,000	$3,408,000	$54,000	2014	n/a
Memphis Court	TN	—	$194,000	—	$194,000	—	$194,000	—	$194,000	$1,000	2014	n/a
Memphis Poplar	TN	—	$2,693,000	—	$2,693,000	—	$2,693,000	—	$2,693,000	$1,000	2014	n/a
Kansas City	KS	—	$1,550,000	—	$1,550,000	—	$1,550,000	—	$1,550,000	—	2014	n/a
St. Louis	MO	—	$4,125,000	—	$4,125,000	—	$4,137,000	—	$4,137,000	$1,000	2014	n/a
Mabley Place	OH	—	$4,050,000	$10,530,000	$14,580,000	—	$4,050,000	$10,797,000	$14,847,000	$571,000	2014	n/a
Denver Sherman	CO	—	$585,000	—	$585,000	—	$585,000	—	$585,000	—	2015	n/a
Ft. Worth Taylor	TX	—	$5,834,000	$17,502,000	$23,336,000	—	$5,834,000	$17,502,000	$23,336,000	$803,000	2015	n/a
Milwaukee Old World	WI	—	$1,000,000	—	$1,000,000	—	$1,000,000	—	$1,000,000	—	2015	n/a
St Louis Convention	MO	—	$2,575,000	—	$2,575,000	—	$2,575,000	—	$2,575,000	—	2015	n/a
Houston Saks	TX	—	$3,565,000	$4,816,000	$8,381,000	—	$3,565,000	$4,816,000	$8,381,000	$196,000	2015	n/a
St. Louis Lucas	MO	—	$3,463,000	—	$3,463,000	—	$3,463,000	—	$3,463,000	—	2015	n/a
Milwaukee Wells	WI	—	$3,900,000	—	$3,900,000	—	$3,900,000	—	$3,900,000	—	2015	n/a
Wildwood NJ	NJ	—	$1,585,000	—	$1,585,000	—	$1,609,000	—	$1,585,000	$1,000	2015	n/a
Indy City Park	IN	—	$1,226,000	$9,274,000	$10,500,000	—	$1,226,000	$9,274,000	$10,500,000	$297,000	2015	n/a
Cherry Street	MO	—	$515,000	—	$515,000	—	$515,000	—	$515,000	—	2015	n/a
Indy WA Street	IN	—	$4,995,000	—	$4,995,000	—	$4,995,000	—	$4,995,000	—	2015	n/a
Meridian Lot	IN	—	$1,498,000		$1,498,000	—	$1,498,000		$1,498,000	$3,000	2016	n/a
Milwaukee Clybourne	WI	—	$205,000		$205,000	—	$205,000		$205,000	—	2016	n/a
Milwaukee Arena	WI	—	$3,900,000		$3,900,000	—	$3,900,000		$3,900,000	—	2016	n/a
Clarksburg	WV	—	$628,000		$628,000	—	$628,000		$628,000	—	2016	n/a
Denver 1935 Sherman	CO	—	$2,438,000		$2,438,000	—	$2,438,000		$2,438,000	—	2016	n/a
Bridgeport Fairfield	CT	—	$972,000	$6,828,000	$7,800,000	—	$972,000	$6,828,000	$7,800,000	$131,000	2016	n/a
Minneapolis City Parking	MN	—	$9,501,000		$9,501,000	—	$9,500,000		$9,500,000	$1,000	2016	n/a
Houston Preston	TX	—	$2,800,000		$2,800,000	—	$2,800,000		$2,800,000	—	2016	n/a
		—	$66,449,000	$49,678,000	$116,127,000	$—	$66,484,000	$49,973,000	$116,457,000	$2,060,000
(1)	The initial costs of buildings are depreciated over 39 years using a straight-line method of accounting; improvements capitalized subsequent to acquisition are depreciated over the shorter of the lease term or useful life, generally ranging from one to 20 years.

The aggregate gross cost of property included above for federal income tax purposes approximated $116.1 million as of December 31, 2016.

The following table reconciles the historical cost of total real estate held for investment for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Total real estate held for investment, inception (prior)	$87,517,000	$26,523,000	$—
Additions during period:		—	—
Acquisitions	28,940,000	60,994,000	26,523,000
Total real estate held for investment, end of year	$116,457,000	$87,517,000	$26,523,000

The following table reconciles the accumulated depreciation for the year ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Accumulated depreciation, inception (prior)	$812,000	$29,000	$—
Additions during period:		—	—
Depreciation of real estate	1,248,000	783,000	29,000
Accumulated depreciation, end of year	$2,060,000	$812,000	$29,000

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.   CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required financial disclosure. In connection with the preparation of this Report on Form 10-K, management carried out an evaluation, under the supervision and with the participation of our CEO and CFO, as of December 31, 2016, of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) under the Exchange Act. Based upon management's evaluation, our CEO and CFO concluded that, as of December 31, 2016, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within our company have been or will be detected. Even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time. Our management, including our CEO and CFO, does not expect that our controls and procedures will prevent all errors.

The certifications of our CEO and CFO required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report.

Management's Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for our Company, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes those policies and procedures that: pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of our Company are being made only in accordance with authorizations of management and directors of our Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our Company's assets that could have a material effect on our financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management has conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2016. In making its assessment of internal control over financial reporting, management used similar criteria in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management, with the participation of the CEO and CFO, believes that, as of December 31, 2016, the Company's internal control over financial reporting is effective based on those criteria.

Auditor Attestation

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by our independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management's report in this annual report. We are an “emerging growth company” under the JOBS Act and we are not required to provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Changes in Internal Control Over Financial Reporting

As required by Rule 13a-15(d) under the Exchange Act, our management, including our CEO and CFO, has evaluated our internal control over financial reporting to determine whether any changes occurred during the fourth fiscal quarter of 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on that evaluation, there has been no such change during the fourth fiscal quarter of 2016.

ITEM 9B.   OTHER INFORMATION

None.

PART III

ITEM 10.   DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

We will rely on our advisor to manage our day-to-day activities and to implement our investment strategy, subject to the supervision of our board of directors. Our advisor performs its duties and responsibilities as our fiduciary pursuant to an advisory agreement. Our advisor is managed by Michael V. Shustek.

Directors and Executive Officers

The following table sets forth the names, ages as of March 24, 2017 and positions of the individuals who serve as our directors and executive officers as of March 24, 2017:

Name	Age	Title
Michael V. Shustek	58	Chief Executive Officer and Director
Ed Bentzen	40	Chief Financial Officer
Dan Huberty	48	President
Robert J. Aalberts(1)	65	Independent Director
Nicholas Nilsen(1)	80	Independent Director
Shawn Nelson	50	Independent Director
John E. Dawson(1)	59	Independent Director
Daryl C. Idler, Jr.	72	Independent Director
(1)	Member of the audit committee.

The following table sets forth the names, ages as of March 24, 2017 and positions of the individuals who serve as directors, executive officers and certain significant employees of MVP Realty Advisors (our advisor) or our affiliates:

Name	Age	Title
Michael V. Shustek	58	Chief Executive Officer
Ed Bentzen	40	Chief Financial Officer

Directors, Executive Officers and certain significant employees of MVP Realty Advisors.

Michael V. Shustek has been Chief Executive Officer and a director of the Company since its inception. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a Director and CEO of Vestin Realty Mortgage II, Inc., and Vestin Realty Mortgage I, Inc. since January 2006 and Chief Executive Officer, President, Secretary and the Chairman of the Board of Directors of MVP REIT II, Inc. since May 2015. In July 2012, Mr. Shustek became a principal of MVP AS. During January 2013, Mr. Shustek became the sole owner of MVP AS. In February 2004, Mr. Shustek became the President of Vestin Group. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Originations, Inc. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada's history. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. As our founder and CEO, Mr. Shustek is highly knowledgeable with regard to our business operations and loan portfolio. In addition, his participation on our board of directors is essential to ensure efficient communication between the Board and management.

Ed Bentzen was appointed as our Chief Financial Officer (CFO) on June 14, 2016. In addition, Mr. Bentzen was appointed the CFO of MVP REIT II on June 14, 2016. From August 2013 to June 2016, Mr. Bentzen was the Chief Financial Officer of Western Funding, Inc., a subsidiary of Westlake Financial Services,, a company that specializes in sub-prime auto financing. From January 2013 to August 2013, Mr. Bentzen was the Assistant Vice President of Finance for Western Funding and from October 2010 through January 2013, he was the corporate controller of Western Funding. Previous to his experience at Western Funding, Mr. Bentzen served in the capacity of Financial Analyst from January 2006 to April 2007 and then as corporate controller from April 2007 to October 2010 of Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., which are the owners of MVP Realty Advisors, LLC, the Advisor to the Company. Mr. Bentzen received his BS in Hotel Administration from the University of Nevada Las Vegas in 1999 and his Masters of Science in Accountancy from the University of Nevada Las Vegas in 2007. In 2005 he passed the Certified Internal Auditor's exam and received his CIA Certification from the Institute of Internal Auditors (currently inactive status).

Dan Huberty has served as our President since March 2016. In addition he serves as the Vice President of Parking Operations for MVP Realty Advisors, our Advisor. Prior to employment with MVP, Mr. Huberty was the Vice President of Sales and Acquisitions at JNL Parking from February 2015 to March 2016 and served as an Executive Vice President of SP Plus (and Central Parking, prior to their merger) from 2011 to 2014, where he oversaw the southern division of the company. From 2009 to 2011, he served as a Vice President for Clean Energy Fuels.

Previous to Clean Energy Fuels, Mr. Huberty served in various roles with ABM Industries. During his approximately 17 years with ABM Industries, Mr. Huberty served in various roles including Facility Manager, Regional Manager, Regional Vice President, and finally Vice President of Sales for ABM's Parking Division. Mr. Huberty earned his BBA from Cleveland State University in 1991, and his MBA from the University of Phoenix in 1998. In addition, since January 2011, Mr. Huberty has served as s State Representative for the 127 District in the Texas House of Representatives. During his time as a State Representative Mr. Huberty has been a member of various committees, including the Public Education and State Affairs committees, Select Committee of Redistricting, and the Select Committee on Transportation Funding, Expenditures & Finance.

Independent Directors of MVP REIT, Inc.

Daryl C. Idler, Jr. has been a director of the Company since its inception. He was President and Managing General Partner of Premier Golf Properties, LP, dba Cottonwood Golf Club in Rancho San Diego, California, from 2002 until December of 2016, and a director of Vestin Realty Mortgage I, Inc. from January 2008 until he resigned in November 2013. From 2000 to 2002, Mr. Idler was Executive Vice President and General Counsel to Global Axcess Corp. (GAXC). From 1973 to 2000, Mr. Idler practiced corporate and real estate law in California, including both transactional aspects and litigation [including litigation in numerous states]. He also acted as Executive Vice-President/General Counsel to a Rancho Bernardo, California biotech and military hardware company from 1983-1988.

Mr. Idler has significant experience with real estate related transactions. In 2001, Mr. Idler served as President and Managing Partner of the entity that acquired approximately 300 acres in San Diego County, home to the Cottonwood Golf Club, a 36-hole golf course and related facility. In 2005, Mr. Idler was involved in the acquisition of the neighboring historic Ivanhoe Ranch, comprised of 160 acres. Until late 2016, Mr. Idler was in charge of all aspects of the golf operations at the Cottonwood Golf Club, including acquisition and financing and real estate development projects at the golf course. He helped craft and then oversaw and directed the commencement of processing entitlements for the entirety of the property, targeting 1272 active adult/age restricted units, to be followed by entitlement of 180 single family units, construction of a new clubhouse, restoration of riverine habitat and creation of a 100+ acre wetland mitigation bank, and ultimately upon conclusion, the reduction of the operating golf facility from 36 holes to 18 holes. Currently, Mr. Idler is in the process of assisting the ownership group in pursuing 100-120 estate-size home sites, stables, open space and vineyards at the neighboring Ivanhoe Ranch.

Between 1973 and 2000, Mr. Idler was involved as a lawyer representing the interests of various clients in the purchase, acquisition, development and sale of commercial and industrial properties and buildings. Representative projects include small strip-shopping centers, portions of the Otay Mesa industrial park, high-rise building in downtown San Diego and light industrial properties in Rancho Bernardo. During the same period, Mr. Idler was a co-investor in five buildings in downtown San Diego and was involved in all aspects with these acquisitions, including structuring the transactions, preparing documents, conducting due diligence and closing the transactions. Four of the buildings were restored and remain as landmark properties in the historic Gaslamp Quarter of San Diego, one of which received the coveted “Orchid” award.

Mr. Idler received his Bachelor's Degree from the University of Redlands, California [1967] and his Juris Doctor from the University of San Diego School of Law [1972]. Mr. Idler has been an active member of the California Bar since 1973. Mr. Idler is a founding member of the Board of Sonshine Haven in El Cajon, California, and was co-founder and Chairman of Youth Choir San Diego. In addition, Mr. Idler sits on the Board of Trustees and Board of Administration for Skyline Wesleyan Church in La Mesa, California, is Legal Advisor and Board Member of Navy Seal Veterans Network, Legal Advisor to Fraternal Order of Police, Lodge 10. Past community affiliations include former Chairman of the Board and member, finance and staff parish board of Foothills United Methodist Church, Board Member and Chairman of Youth For Christ, San Diego County, and Legal Advisor to the Chief of Police, Los Coyotes Indian Tribe. Mr. Idler served in the United States Navy Reserve from 1966 to 1972, with active service from 1967 to 1969, and reserve duty with U.S. Navy Inshore-Undersea Warfare Group [11-1] in the San Diego, Ca., region. Mr. Idler's active duty included service in and during the Vietnam War as a member of the crew of the USS Enterprise [CVA (N)-65], operating with a security clearance designation of Top Secret.

Robert J. Aalberts has been on the board of directors of the Company since its inception, and was a director of Vestin Group, Inc., from April 1999 to December 2005, he was a director for Vestin Realty Mortgage I, Inc., from January 2006 until he resigned in January 2008 and for Vestin Realty Mortgage II, Inc. from January 2006 until he resigned in November 2013. Presently, he is Clinical Professor of Business Law in the Smeal College of Business, at the Pennsylvania State University in University Park, PA. Professor Aalberts held the Ernst Lied Professor of Legal Studies professorship in the Lee College of Business at the University of Nevada, Las Vegas from 1991 to 2014. Before UNLV, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport from 1984 to 1991. From 1982 through 1984, he served as an attorney for Gulf Oil Company in its New Orleans office, specializing in contract negotiations and mineral law. Professor Aalberts has co-authored books relating to the regulatory environment, law and business of real estate; including Real Estate Law (2015), now in its 9th edition, published by the Cengage Book Company. He is also the author of numerous legal articles dealing with various aspects of real estate, business and the practice of law. From 1992 to 2016, Professor Aalberts was the Editor-in-chief of the Real Estate Law Journal published by the Thomson-West Publishing Company. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and a Bachelor of Arts degree in Social Sciences and Geography from Bemidji State University in Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status).

Nicholas Nilsen has been a director of the Company since its inception. He has been involved in the financial industry for more than four decades. He has been in retirement during the past five years. Most recently, Mr. Nilsen served as a Senior Vice President of PNC Financial, a bank holding company, where he served from 1960 to 2000. He began his long career with PNC Financial as a stock analyst. Later, he managed corporate and Taft-Hartley pension plans for the bank. Mr. Nilsen served as an executive investment officer at the time of his retirement from PNC Financial. Mr. Nilsen is a CFA charter holder. Mr. Nilsen received a Bachelor's degree from Denison University and a Master of Business Administration from Northwestern University.

John E. Dawson has been a director of the Company since its inception and is currently a member of the Audit Commitee. He was a director of Vestin Group from March 2000 to December 2005, was a director of Vestin Realty Mortgage II, Inc., from March 2007 until he resigned in November 2013 and was a director for Vestin Realty Mortgage I, Inc. from March 2007 until January 2008. Since January of 2015 Mr. Dawson has been a Partner at the

International law firm of Dickinson Wright PLLC. Mr. Dawson was a partner of the Las Vegas law firm of Lionel Sawyer & Collins from 2005 until its closing in December of 2014. Previous to that, from 1995 to 2005, Mr. Dawson was a partner at the law firm of Marquis & Aurbach. Mr. Dawson received his Bachelor's Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989.

Shawn Nelson has been a director of the Company since June 2015. Since June, 2010, Mr. Nelson has served as a member of the Orange County Board of Supervisors in Orange County California, serving as chairman in 2013 and 2014. Mr. Nelson currently serves as the board of the Southern California Regional Rail Authority (Metrolink) and was the former Chairman. He was also the former Director of the Orange County Transportation Authority having served as the chair in 2014, and is a director of the South Coast Air Quality Management District, Southern California Association of Governments, Transportation Corridor Agency, Foothill/Eastern, Southern California Water Committee, Orange County Council of Governments and Orange County Housing Authority Board of Commissioners. From 1994 to 2010 Mr. Nelson was the managing partner of the law firm of Rizio & Nelson. From 1992-1994 he was the Leasing Director/Project Manager of S&P Company. Prior to that, from 1989 to 1992 Mr. Nelson served as the Leasing Director/Acquisitions Analyst for IDM Corp and from 1988 to 1989 he served as a Construction Superintendent for Pulte Home. Mr. Nelson has a Bachelor of Science degree in business with a certificate in real property development from the University of Southern California and a Juris Doctor Degree from Western State University College of Law.

Our directors and executive officers will serve until their successors are elected and qualify. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.

CORPORATE GOVERNANCE

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board of directors is responsible for directing the management of our business and affairs. The board of directors has retained our advisor to manage our day-to-day affairs and to implement our investment strategy, subject to the board of directors' direction, oversight and approval.

We have a total of six directors, five of whom are independent of us, our advisor, our sponsor and our respective affiliates as determined in accordance with the North American Securities Administrators Association's Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007, or the NASAA REIT Guidelines. The NASAA REIT Guidelines require our charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our sponsor or our advisor. A director is deemed to be associated with our sponsor or our advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our sponsor, our advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by our sponsor or advised by our advisor. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from our sponsor, our advisor or any of their affiliates exceeds five percent of (1) the director's annual gross revenue derived from all sources during either of the last two years or (2) the director's net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director's spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our sponsor, our advisor or any of its affiliates. Our board has determined that each of Robert J. Aalberts, Nicholas Nilsen, John E. Dawson, Shawn Nelson and Daryl C. Idler, Jr. qualifies as an independent director under the NASAA REIT Guidelines.

In June 2016, the Company and MVP REIT II, Inc. (“MVP REIT II”) jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company's common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. The Company's board had authorized taking such action in March 2016. After reviewing the Ladenburg Thalmann's completed evaluation, the Company's board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made during the second fiscal quarter of 2017. Following the

Company's engagement of Ladenburg Thalmann, the Company's board of directors approved the reinstatement DRIP in July 2016, since no decision on liquidity is expected until during the second fiscal quarter of 2017. There can be no assurance as to if or when the Company will again pursue a listing or another liquidity transaction.

We refer to our directors who are not independent as our “affiliated directors.” Currently, our affiliated director is Michael V. Shustek. At the first meeting of our board of directors consisting of a majority of independent directors, our charter was reviewed and ratified by a vote of the directors, including at least a majority of the independent directors.

Our charter and bylaws provide that the number of our directors may be established by a majority of the board of directors but may not be fewer than three nor more than fifteen. Our charter also provides that a majority of the directors must be independent directors and that at least one of the independent directors must have at least three years of relevant real estate experience. Our bylaws also provide for a lead independent director, who must be an individual who is not, and has not been during the past five years, an officer, director, employee or business associate of our advisor or any of its affiliates. Our board has designated Nicolas Nilsen as our lead independent director. The independent directors will nominate replacements for vacancies among the independent directors.

Our board of directors is elected by our common stockholders on an annual basis. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director will be removed.

At such time as we are subject to Subtitle 8 of the MGCL, we have elected to provide that a vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and, in the case of an independent director, the director must also be nominated by the remaining independent directors.

Responsibilities of Directors

The responsibilities of the members of the board of directors include:

•	approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
•	approving and reviewing the investment guidelines that our advisor must follow when acquiring real estate secured loans and real estate debt securities on our behalf without the approval of our board of directors;
•	approving and overseeing our debt financing strategies;
•	approving joint ventures, limited partnerships and other such relationships with third parties;
•	approving a potential liquidity transaction;
•	determining our distribution policy and authorizing distributions from time to time; and
•	approving amounts available for repurchases of shares of our common stock.

The directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The directors meet quarterly or more frequently as necessary.

We will follow investment guidelines adopted by our board of directors and the investment and borrowing policies described in this report unless they are modified by our directors. Our board of directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interests of our stockholders. Any change in our investment objectives as set forth in our charter must be approved by the stockholders.

In order to reduce or eliminate and address certain potential conflicts of interest, our charter requires that a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction approve any transaction with any of our directors, our sponsor, our advisor, or any of their affiliates. The independent directors will also be responsible for reviewing from time to time but at least annually (1) the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services performed; (2) that our total fees and expenses are otherwise reasonable in light of our investment performance, our net assets, our net income, the fees and expenses of other comparable unaffiliated REITs and other factors deemed relevant by our independent directors; and (3) that the provisions of the advisory agreement are being carried out. Each such determination shall be reflected in the applicable board minutes.

Board Committees

Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board of directors meeting, provided that the majority of the members of each committee are independent directors.

Audit Committee

Our audit committee oversees our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee's responsibilities include, among other things:

•	Selecting and hiring our independent auditors;
•	Evaluating the qualifications, independence and performance of our independent auditors;
•	Approving the audit and non-audit services to be performed by our independent auditors;
•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;
•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and
•	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.

The audit committee operates under a written Audit Committee Charter adopted by our board of directors, which is available at www.mpvreit.com. The audit committee is comprised of three directors, all of whom are independent directors and one of whom is deemed an audit committee financial expert meeting the requirements set forth in Section 407 of the Sarbanes Oxley Act of 2002. Our audit committee consists of Nicholas Nilsen, John Dawson and Robert J. Aalberts. The Board also determined that Mr. Nilsen meets the audit committee financial expert requirements. For the year ended December 31, 2016, the audit committee held four meetings. Our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Nominating Committee

Our nominating committee was recently established in March 2016 to assist our board of directors by identifying individuals qualified to become directors. Our nominating committee consists of Nicholas Nilsen, John Dawson and Robert J. Aalberts, all of whom are independent directors.

Our nominating committee operates under a charter adopted by our board of directors, which is available at www.mpvreit.com . Responsibilities of the nominating committee include, among other things:

•	Evaluating the composition, size, operations and governance of our board of directors and making recommendations regarding the appointment of directors;
•	Evaluating the independence of our directors and candidates for election to our board of directors; and
•	Evaluating and recommending candidates for election to our board of directors.

Compensation Committee

Our compensation committee was recently established in March 2016 to assist our board of directors relating to compensation of our directors and our advisor and to produce as may be required an annual report on executive officer compensation. Subject to applicable provisions of our bylaws and the advisory agreement with our advisor, our compensation committee is responsible for reviewing and approving compensation paid by us to our advisor. Our compensation committee operates under a charter adopted by our board of directors, which is available at www.mvpreit.com. Our compensation committee consists of Nicholas Nilsen, John Dawson and Robert J. Aalberts, all of whom are independent directors.

Our board of directors may establish other committees to facilitate the management of our business.

Criteria for Selecting Directors

In evaluating candidates, our nominating committee will consider an individual's business and professional experience, the potential contributions they could make to our Board and their familiarity with our business. Our nominating committee will consider candidates recommended by our directors, members of our management team and third parties. Our nominating committee will also consider candidates suggested by our stockholders. We do not have a formal process established for this purpose.

We do not have a formal diversity policy with respect to the composition of our Board of Directors. However, our nominating committee seeks to ensure that the Board of Directors is composed of directors whose diverse backgrounds, experience and expertise will provide the Board with a range of perspectives on matters coming before the Board.

Stockholders are encouraged to contact our nominating committee if they wish the committee to consider a proposed candidate. Stockholders should submit the names of any candidates in writing, together with background information about the candidate, and send the materials to the attention of the Company's secretary at the following address: 8880 W. Sunset Road Suite 240, Las Vegas, NV 89148. Stockholders wishing to directly nominate candidates for election to the Board must provide timely notice in accordance with the requirements of our Bylaws , between the 150th and 120th days prior to the anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders; provided, however, that in connection with our first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150 day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120 day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Compensation Committee Interlocks and Insider Participation

Other than Michael V. Shustek, no member of our board of directors served as an officer, and no member of our board of directors served as an employee, of the Company or any of its subsidiaries during the year ended December 31, 2016. In addition, during the year ended December 31, 2016, none of our executive officers served as a member of a compensation committee (or other committee of our board of directors performing equivalent functions or, in the absence of any such committee, our entire board of directors) of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our board of directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive office at the address listed on the cover page of this annual report.

Board Meetings and Annual Stockholder Meeting

The board of directors held eight meetings during the fiscal year ended December 31, 2016. Each director attended at least 75% of his board and committee meetings in 2016. Although we do not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting of Stockholders, we encourage all of our directors to attend.

Independent Directors' Review of Our Policies

Our independent directors have reviewed our policies described in this annual report, as well as other policies previously reviewed and approved by our board of directors, including policies regarding our investments, leverage, conflicts of interest and disposition, and have determined that they are in the best interests of our stockholders because: (1) they increase the likelihood that we will be able to acquire additional investments to expand our portfolio of parking assets and maintain and manage our current portfolio of investments; (2) there are sufficient opportunities to acquire additional parking assets with the attributes that we seek; (3) our executive officers, directors and affiliates of our advisor have or have developed expertise with the type of real estate investments we seek; (4) borrowings should enable us to purchase assets and earn rental or management fee income more quickly; (5) best practices corporate governance and high ethical standards help promote long-term performance, thereby increasing our likelihood of generating income for our stockholders and preserving stockholder capital; and (6) our disposition policy provides us with the flexibility to time and structure property sales in a manner that will optimize our investment return.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact the board by mail at: Nick Neilson, Chairman of the MVP REIT Audit Committee, c/o Corporate Secretary, 8880 W. Sunset Road, Suite 240, Las Vegas, Nevada 89148.

The chairman of the audit committee will receive all communications made by these means, and will distribute such communications to such member or members of our board of directors as he or she deems appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by the chairman of the audit committee to the members of the audit committee for review.

ITEM 11.   EXECUTIVE COMPENSATION

Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of our executive officers, including each executive officer who serves as a director, is employed by our sponsor and also serves as an executive officer of our advisor. Each of these individuals receives compensation from our sponsor for his services, including services performed for us and for our advisor. As executive officers of our advisor, these individuals will manage our day-to-day affairs and carry out the directives of our board of directors in the review and selection of investment opportunities and will oversee and monitor our acquired investments to ensure they are consistent with our investment objectives. The duties that these executive officers will perform on our behalf will also serve to fulfill the corporate governance obligations of these persons as our appointed officers pursuant to our charter and bylaws. As such, these duties will involve the performance of corporate governance activities that require the attention of one of our corporate officers, including signing certifications required under the Sarbanes-Oxley Act of 2002, as amended, for filing with our periodic reports. Although we will reimburse the advisor for certain expenses incurred in connection with providing these services to us, we do not intend to pay any compensation directly to our executive officers. Our executive officers, as key personnel of our advisor, will be entitled to receive awards in the future under our equity incentive plan as a result of their status as key personnel of our advisor, although we do not currently intend to grant any such awards.

Independent Directors

We pay each of our independent directors an annual retainer of $25,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also will receive $500 for each meeting of the board of directors attended in-person or by telephone. In addition, our directors may be entitled to receive awards in the future under our equity incentive plan, although we do not currently intend to grant any such awards.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors. If a director is also one of our officers, we will not pay any compensation to such person for services rendered as a director. The following table sets forth information with respect to our director compensation during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Daryl Idler Jr	$29,000	$—	$—	$—	$—	$—	$29,000
John E. Dawson	$30,000	$—	$—	$—	$—	$—	$30,000
Nicholas Nilsen	$35,000	$—	$—	$—	$—	$—	$35,000
Robert J. Aalberts	$30,000	$—	$—	$—	$—	$—	$30,000
Shawn Nelson	$29,500	$—	$—	$—	$—	$—	$29,500
Total	$153,500	—	—	—	—	—	$153,500

Equity Incentive Plan

The Company has adopted an equity incentive plan. The equity incentive plan offers certain individuals an opportunity to participate in the Company's growth through awards in the form of, or based on, the Company's common stock. The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership

Shown below is certain information as of March 21, 2017, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of common stock by the only persons or entities known to us to be a beneficial owner of more than 5% of the outstanding shares of common stock. Unless otherwise noted, the percentage ownership is calculated based on 10,978,745 shares of our common stock as of March 21, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
SERE Holdings, LLC 8880 W. Sunset Road Las Vegas, NV 89148	Sole voting and investment power of 964,655 shares	8.79%

The following table sets forth the total number and percentage of our common stock beneficially owned as of March 21, 2017, by:

•	Each director;
•	Our chief executive officer, chief financial officer and the officers of our manager who function as the equivalent of our executive officers; and
•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 10,978,745 shares of our total outstanding common stock as of March 21, 2017.

		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent
Nicholas Nilsen	3074 Soft Horizon Way Las Vegas, NV 89135	5,727	<1%
Robert J. Aalberts	200 Jefferson Ave. #231 State College, PA 16801	—	—
Daryl Idler Jr	2650 Jamacha Road, Suite 147 El Cajon, CA 92019	—	—
Shawn Nelson	Hall of Administration 333 W. Santa Ana Blvd. Santa Ana, CA 92701	—	—
John Dawson **	1321 Imperia Drive Henderson, NV 89052	6,873	< 1%
Mike Shustek *	8880 W. Sunset Rd St 200 Las Vegas, NV 89148	35,433	< 1%
Dan Huberty	8880 W. Sunset Rd St 200 Las Vegas, NV 89148	9,496	< 1%
Ed Bentzen	8880 W. Sunset Rd St 200 Las Vegas, NV 89148	—	—
All directors and executive officers as a group (3 persons)		57,529	< 1%
*	Mike Shustek indirectly owns these shares through the following: Peggy Shustek (spouse) owns 6,466 shares MVP Capital Partners LLC owns 28,967 shares
**	John Dawson indirectly owns his shares through 12557 Limited Partnership

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Conflicts of Interests

We are subject to various conflicts of interest arising out of our relationship with our advisor and other affiliates, including (1) conflicts related to the compensation arrangements between our advisor, certain affiliates and us, (2) conflicts with respect to the allocation of the time of our advisor and its key personnel and (3) conflicts with respect to the allocation of investment opportunities. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders.

Please refer to Note E – Related Party Transactions and Arrangements in Part II, Item 8 Financial Statements of this Annual Report on Form 10-K, for information regarding our related party transactions, which are incorporated herein by reference. Please also see “Risk Factors – Risks Related to Conflict of Interests.”

Certain Conflict Mitigation Measures

In order to reduce or mitigate certain potential conflicts of interests, we have adopted the procedures set forth below.

Advisor Compensation

Our compensation committee will evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. Our compensation committee will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our advisory agreement are being carried out. This evaluation is based on the following factors as well as any other factors they deem relevant:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to our advisor and its affiliates in relation to the size, composition and performance of the assets;
•	the success of our advisor in generating appropriate investment opportunities;
•	the rates charged to other companies, including other REITs, by advisors performing similar services;
•	additional revenues realized by our advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by our advisor and its affiliates;
•	the performance of our investment portfolio; and
•	the quality of our portfolio relative to the investments generated by our advisor and its affiliates for their own account and for their other clients.

Term of Advisory Agreement

Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. Our charter provides that a majority of the independent directors may terminate our advisory agreement with MVP Realty Advisors, LLC without cause or penalty on 60 days' written notice. MVP Realty Advisors, LLC may terminate our advisory agreement with good reason on 60 days' written notice. It is anticipated that our board will meet during the first part 2017 to discuss approval of the advisory agreement for the upcoming year.

Independent Directors

The NASAA REIT Guidelines require our charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our sponsor or our advisor. A director is deemed to be associated with our sponsor or our advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our sponsor, our advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by our sponsor or advised by our advisor. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from our sponsor, our advisor or any of their affiliates exceeds five percent of (1) the director's annual gross revenue derived from all sources during either of the last two years or (2) the director's net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director's spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our sponsor, our advisor or any of its affiliates

A majority of our board of directors, including a majority of the independent directors, must determine the method used by our advisor for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is fair and reasonable to us. Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the full board of directors or our advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board of directors or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the property management agreement;
•	transactions with affiliates, including our directors and officers;

•	awards under our equity incentive plan; and
•	pursuit of a potential liquidity event.

Those conflict of interest matters that cannot be delegated to the independent directors, as a group, under Maryland law must be acted upon by both the board of directors and the independent directors.

Role of the Lead Independent Director

Our bylaws requires that at least one of the members of our board of directors must be an individual who is not, and has not been during the past five years, an officer, director (including an independent director), employee or business associate of our advisor or any of its affiliates, and that only a director who meets this standard may serve as our lead independent director. Under our bylaws, our lead independent director will have authority to convene and chair meetings of our independent directors to address such matters as the lead independent director deems appropriate. The lead independent director does not have any additional authority over the other independent directors, and the Company expects each independent director to participate fully and consider and vote upon all matters where they do not have a conflicting interest. However, if we are considering a transaction with an affiliate and all of our other independent directors are conflicted, then our lead independent director will have sole authority to approve or reject the proposed transaction.

Our Acquisitions

We will not purchase or lease assets in which our sponsor, our advisor, any of our directors or any of their affiliates has an interest without a determination by a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to our sponsor, the advisor, the director or the affiliated seller or lessor, unless there is substantial justification for the excess amount and such excess is reasonable. In no event may we acquire any such asset at an amount in excess of its current appraised value.

The consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the board of directors or the members of a duly authorized committee of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our sponsor, our advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Real Estate Secured Loans Involving Affiliates

Our charter prohibits us from investing in or making real estate secured loans in which the transaction is with our sponsor, our advisor, our directors or any of their affiliates, unless an independent appraiser appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our common stockholders. In addition, a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. However, we may acquire an investment in a loan payable by our advisor or any of its affiliates, when our advisor has assumed the obligations of the borrower under that loan through a foreclosure on the property. In addition, we may invest in loans that were originated by affiliates provided the loan(s) otherwise satisfy all of our lending criteria. Our charter also prohibits us from making or investing in any real estate secured loans that are subordinate to any real estate secured loan or equity interest of our sponsor, our advisor, our directors or any of their affiliates.

In addition, we may participate in loans with our affiliates, but only provided that a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties. Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;
•	We are seeking to increase the diversification of our loan portfolio; or
•	A loan fits within our investment guidelines, however it would be disproportionately large given our then existing portfolio.

We will not borrow from our sponsor, our advisor, any of our directors or any of their affiliates unless a majority of our directors (including a majority of independent directors) not otherwise interested in such transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

As part of our mortgage program, in addition to the limitations in our charter with respect to our investments in mortgage loans as described above, we will not acquire a mortgage in which our sponsor or any of its affiliates has an interest except in accordance with the following requirements of the NASAA Mortgage Program Guideline V.I.A:

•	Our sponsor or its affiliate may acquire a mortgage in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such mortgage, provided that such mortgage is purchased by us for a price no greater than the cost of such mortgage to the sponsor or its affiliate, except for sponsor compensation permitted in accordance with NASAA Mortgage Program Guideline and the NASAA REIT Program Guidelines, and provided there is no other benefit arising out of such transaction to the sponsor or its affiliates apart from compensation otherwise permitted by the NASAA Mortgage Program Guideline and the NASAA REIT Program Guidelines. Accordingly, all income generated and expenses associated with mortgage so acquired shall be treated as belonging to us. Our sponsor or its affiliate shall not sell a mortgage to us if the cost of the mortgage exceeds the funds reasonably anticipated to be available to us to purchase the mortgage.
•	Alternatively, we may purchase a mortgage from a mortgage program formed by the sponsor or its affiliates pursuant to the rights of first refusal required by NASAA Mortgage Program Guideline V.G. In such a case, the purchase price for the mortgage shall be no more than the fair market value as determined by an independent appraisal.

The foregoing restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.

Other Transactions Involving Affiliates

A majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, must conclude that all other transactions between us and our sponsor, our advisor, any of our directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. To the extent that we contemplate any transactions with affiliates, members of our board who serve on the board of the affiliated entity will be deemed “interested directors” and will not participate in approving or making other substantive decisions with respect to such related party transactions.

Limitation on Operating Expenses

In compliance with the NASAA REIT Guidelines, our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average of the aggregate monthly book value of our assets during a specified period invested, directly or indirectly in equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) acquisition fees and expenses; (vii) real estate commissions on the sale of real property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

While our charter permits us to pay our advisor an incentive fee equal to an interest in the gain from the sale of an asset for which full consideration is not paid in cash or property of equivalent value, we do not intend to pay such an incentive fee in the foreseeable future. Our charter provides that amount or percentage of such incentive fee must be reasonable, and is considered presumptively reasonable if it does not exceed 15% of the net proceeds from the sale of the asset remaining after payment to our stockholders, in the aggregate, of an amount equal to 100% of the invested capital, plus an amount equal to six percent of the invested capital per annum cumulative. In the case of multiple advisors, such advisor and any of their affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the assets by each respective advisor or any affiliate.

Notwithstanding the foregoing, to the extent that operating expenses payable or reimbursable by us exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, our advisor may be reimbursed in future periods for the full amount of the excess expenses or any portion thereof. Within 60 days after the end of any fiscal quarter for which our total operating expenses for the four consecutive fiscal quarters then ended exceed these limits, we will send our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such excess expenses were justified. In addition, our independent directors will review the total fees and expense reimbursements for operating expenses paid to our advisor to determine if they are reasonable in light of our performance, our net assets and our net income and the fees and expenses of other comparable unaffiliated REITs.

Issuance of Options and Warrants to Certain Affiliates

Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our common stock to our advisor, our sponsor or any of their affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. We may issue options or warrants to persons other than our advisor, our sponsor and their affiliates prior to listing our common stock on a national securities exchange, but not at an exercise price less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our board of directors has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to our advisor, our sponsor or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant. In addition, no option, warrant or any other equity award will be issued under our equity incentive plan or otherwise to our advisor, our sponsor or any of their affiliates, if the issuance of any such award would result in a violation of any applicable NASAA REIT Guidelines, including the limitations imposed under the NASAA REIT Guidelines on our total operating expenses (after giving effect to the expense associated with such equity award).

Reports to Stockholders

We will prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to our advisor and any affiliates of our advisor by us or third parties doing business with us during the year;
•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;
•	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

Director Independence.

The Board of Directors has determined that each of Messrs. Aalberts, Nilsen, Nelson, Dawson, and Idler qualify as “independent directors” as that term is defined in the NASAA Guidelines. Although our shares are not listed for trading on any national securities exchange, our independent directors also meet the current independence and qualifications requirements of the Nasdaq Stock Market, Inc. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.'s requirements.

ITEM 14.   PRINCIPAL ACCOUNTING FEES AND SERVICES; AUDIT COMMITTEE REPORT

Principal Accounting Fees and Services

During the years ended December 31, 2016, 2015 and 2014 RBSM, LLP (“RBMS”) our independent public accounting firm billed the Company for their professional services rendered as follows:

	December 31, 2016	December 31, 2015	December 31, 2014
Audit Fees	$127,500	$80,000	$—
Audit Related Fees	$—	$6,500	$—
Tax Fees	$—	$—	$—
All Other Fees	$—	$—	$—

RBSM did not perform any non-audit services for us in the years ended December 31, 2016, 2015 and 2014.

Audit fees. Consists of fees billed for the audit of our annual financial statements, review of our Form 10-K, review of our interim financial statements included in our Form 10-Q and services that are normally provided by the accountant in connection with year-end statutory and regulatory filings or engagements.

Audit-related fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”, such as review of our Form S-11/A and Form 8-K filings, and services that are normally provided by the accountant in connection with non-year-end statutory and regulatory filings or engagements.

Tax fees. Consists of professional services rendered by a company aligned with our principal accountant for tax compliance, tax advice and tax planning.

Other fees. The services provided by our accountants within this category consisted of advice and other services.

Pre-Approval Policy

The Audit Committee has direct responsibility to review and approve the engagement of the independent auditors to perform audit services or any permissible non-audit services. All audit and non-audit services to be provided by the independent auditors must be approved in advance by the Audit Committee. The Audit Committee may not engage the independent auditors to perform specific non-audit services proscribed by law or regulation. All services performed by our independent auditors under engagements entered into were approved by our Audit Committee, pursuant to our pre-approval policy, and none was approved pursuant to the de minimis exception to the rules and regulations of the Securities Exchange Act of 1934, Section 10A(i)(1)(B), on pre-approval.

PART IV

ITEM 15.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES

The following are filed as part of this Report:

(a) 1. Financial Statements

The list of the financial statements contained herein are contained in Part II, Item 8 Financial Statements on this Annual Report on Form 10-K, which is hereby incorporated by reference.

(a) 3. Exhibits

Reference is made to the Exhibit Index appearing immediately after the signature page to this report for a list of exhibits filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MVP REIT, Inc.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer
Date:	March 24, 2017

By:	/s/ Ed Bentzen
Ed Bentzen
Chief Financial Officer
Date:	March 24, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael V. Shustek	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2017
Michael V. Shustek

/s/ Ed Bentzen	Chief Financial Officer (Principal Financial and Accounting Officer)	March 24, 2017
Ed Bentzen

/s/ John E. Dawson	Director	March 24, 2017
John E. Dawson

/s/ Nicholas Nilsen	Director	March 24, 2017
Nicholas Nilsen

/s/ Robert J. Aalberts	Director	March 24, 2017
Robert J. Aalberts

/s/ Daryl C. Idler, Jr.	Director	March 24, 2017
Daryl C. Idler, Jr.

/s/Shawn Nelson	Director	March 24, 2017
Shawn Nelson

EXHIBIT INDEX

3.1(4)	Articles of Incorporation of MVP Monthly Income Realty Trust, Inc.
3.2(4)	Bylaws of MVP Monthly Income Realty Trust, Inc.
3.3(4)	Articles of Amendment (Name Change)
3.4(5)	Articles of Amendment and Restatement of MVP REIT, Inc.
3.5(4)	Amended and Restated Bylaws of MVP REIT, Inc.
3.6(7)	Articles of Amendment of MVP REIT, Inc.
3.7(8)	Articles of Amendment of MVP REIT, Inc.
4.1(16)	Form of Subscription Agreement
10.1(3)	Advisory Agreement by and between MVP REIT, Inc. and MVP Realty Advisors, LLC.
10.2(16)	Distribution Reinvestment Plan
10.3(3)	Escrow Agreement
10.4(4)	MVP REIT, Inc. 2012 Stock Incentive Plan
10.5(9)	Membership Interest Purchase agreement between MVP REIT, Inc. and SERE Holdings, LLC
10.6(1)	Amendment to Advisory Agreement [NOTE: What is this amendment and when was it filed?]
10.7(10)
Purchase Agreement, dated April 29, 2013, among MVP REIT, Inc., Genet Chavez Gomez EP Prop Trust (06/16/06), Genet Chavez Gomez, Pat Chavez-Preston and Sunrise Airport Parking, Inc., d/b/a Sunrise Airport Parking

10.8(11)	Purchase Agreement, dated June 3, 2013, between MVP REIT, Inc. and Red Mountain Storage, LLC.
10.9(12)
Purchase and Sale Agreement among OC Parking Fort Lauderdale LLC, OC Parking Baltimore LLC, OC Parking Memphis Poplar LLC, OC Parking Kansas City LLC, OC Parking Memphis Court LLC, and subsidiaries of MVP REIT, Inc.

10.10(14)	Amendment No. 1, dated November 21, 2013, to the Advisory Agreement by and between MVP REIT, Inc. and MVP Realty Advisor, LLC.
10.11(15)	Irrevocable Waiver, dated December 20, 2013, relating to the Advisory Agreement by MVP Realty Advisor, LLC in favor of MVP REIT, Inc.
10.12 (17)	Membership Purchase Agreement, dated as of March 26, 2014, b
10.13 (18)	Separation Agreement and Release, dated as of August 11, 2014, between MVP Entities and Steven R. Reed.
10.14 (19)	Release of Waiver Agreement, dated as of August 22, 2014, between MVP Realty Advisor, LLC and MVP REIT, Inc.
10.15 (20)	Irrevocable Waiver, dated September 12, 2014, relating to the Advisory Agreement by MVP Realty Advisor, LLC in favor of MVP REIT, Inc.
10.16 (21)	Credit Agreement dated as of October 5, 2016 among MVP Real Estate Holding, LLC, MVP REIT II Operating Partnership, L.P., certain of their subsidiaries and KeyBank National Association.
10.17 (21)	MVP Guaranty dated as of October 5, 2016, by and among MVP REIT, Inc. and MVP REIT II, Inc.
10.18 (21)	Pledge and Security Agreement dated as of October 5, 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association.
10.19 (21)	Promissory Note dated October 5, 2016 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association.
10.20 (22)	Purchase and Sale Agreement, dated October 31, 2016, between Center Parking Associates Limited Partnership and MVP Detroia Center Garage, LLC

21.1(1)	Subsidiaries of the Registrant.
23.1	Consent of Independent Register Public Accounting Firm

31.1(1)	Certification of Chief Executive Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
31.2(1)	Certification of Chief Financial Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
32(1)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

(Mark one)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

Or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from           to

Commission File Number: 333-205893

MVP REIT II, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	47-3945882
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8880 W. Sunset Road Suite 240, Las Vegas, NV 89148
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number: (858) 369-7959

Securities registered pursuant to Section 12(b) of the Act:

None	None
(Title of each class)	(Name of each exchange on which registered)

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec. 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Sec. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

Class	Market Value as of June 30, 2016
Common Stock, $0.0001 Par Value	$24,359,590

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date.

Class	Number of Shares Outstanding As of March 21, 2017
Common Stock, $0.0001 Par Value	2,490,685

Special Note Regarding Forward-Looking Statements

Certain statements included in this annual report on Form 10-K (this “Annual Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have a limited operating history, as our operations began in 2016;
•	the fact that we have experienced net losses since inception and may continue to experience additional losses;
•	our ability to effectively raise and deploy the proceeds raised in our offerings;
•	the performance of properties the Company has acquired or may acquire or loans the Company has made or may make that are secured by real property;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•	potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking facilities included in our portfolio;
•	risks inherent in the real estate business, including ability to secure leases or parking management contracts at favorable terms, tenant defaults, potential liability relating to environmental matters and the lack of liquidity of real estate investments;
•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders;
•	our failure to maintain our status as a REIT;
•	the availability of capital and debt financing generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;
•	interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon on any forward-looking statements included herein. All forward-looking statements are made as of the date of this Annual Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

PART I

ITEM 1.	BUSINESS

General

MVP REIT II, Inc. (the “Company,” “we,” “us,” or “our”) is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2016. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering (the “Offering”) of its common stock, $0.0001 par value per share, at $25.00 per share, pursuant to a registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. As of December 31, 2016, the Company raised approximately $56.4 million in the Offering before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $274,000. The Company has also registered $50 million in shares of common stock for issuance pursuant to a distribution reinvestment plan (the “DRIP”) under which common stock holders may elect to have their distributions reinvested in additional shares of common stock at $25.00 per share.

On November 1, 2016, the Company commenced a private placement offering to accredited investors for up to $50 million in shares (the “Preferred Shares”) of the Company's Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, together with warrants (the “Warrants”) to acquire the Company's common stock, par value $0.0001 per share (the “Common Stock,” together with the Preferred Shares and the Warrants, collectively, the “Securities”), pursuant to the terms set forth in a private placement memorandum, dated as of November 1, 2016 (the “Private Placement”). The maximum offering amount shall not exceed, at any time during the offering, 60% of the total value of the Common Stock issued and outstanding. As of March 21, 2017, the Company's Common Stock issued and outstanding totaled 2,490,685 million Shares. The Private Placement is expected to continue until all of the Shares are sold or two years from the date of the first purchase of the Shares, whichever occurs first. The Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a) (2) of the Securities Act and by Rule 506(c) of Regulation D promulgated thereunder by the Securities and Exchange Commission (the “SEC”). The Company has filed file a Form D with the SEC in accordance with the requirements of Regulation D.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of the Offering will be used for investment in Canadian properties. To a lesser extent, the Company may also invest in properties other than parking facilities. MVP Realty Advisor, LLC (the “Advisor”), is the Company's affiliated advisor.

The Company utilizes an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure to enable us to acquire real property in exchange for limited partnership interests in the Company's operating partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of the Company's common stock or cash.

As part of the Company's initial capitalization, the Company sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC (“MVP CP II” or the “Sponsor”), an entity owned sixty percent (60%) by Vestin Realty Mortgage II, Inc., a Maryland corporation and NASDAQ-listed company that has provided notice of its intent to delist from Nasdaq on or about March 30, 2017 (“VRM II”), and the remaining forty percent (40%) is owned by Vestin Realty Mortgage I, Inc., a Maryland corporation and NASDAQ-listed company (“VRM I”), both which are managed by Vestin Mortgage, LLC. The Company also sold 5,000 shares of common stock to VRM II in the Offering.

The Company's advisor is MVP Realty Advisors, LLC (the “Advisor”), a Nevada limited liability company, which is owned 60% by VRM II and 40% by VRM I. The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”). The Company has no paid employees.

As of March 21, 2017, the Company had raised approximately $60.1 and $2.7 million from the Company's common and preferred stock offerings, respectively, and purchased approximately $114 million in parking assets.

The Company has retained the Advisor to manage its affairs on a day-to-day basis. During 2016, the Company had the following highlights:

Investment Objectives

The Company's primary investment objectives are to:

•	preserve, protect and return stockholders' capital contributions;
•	provide periodic distributions once the Company has acquired a substantial portfolio of investments; and
•	realize growth in the value of the Company's investments.

The Company cannot assure stockholders that the Company will attain these objectives or that the value of the Company's assets will not decrease. Furthermore, within the investment objectives and policies, the Advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of the Company's assets. The Company's board of directors will review investment policies at least annually to determine whether the investment policies continue to be in the best interests of stockholders.

The charter does not require the Company to consummate a transaction to provide liquidity to stockholders on any certain date or at all; therefore, the Company may continue indefinitely. We expect that our board of directors will evaluate liquidity alternatives during the second quarter of 2017, subject to then prevailing market conditions. There can be no assurance that we will cause a liquidity event to occur.

Investment Strategy

The Company's investment strategy will focus primarily on parking lots, parking garages and other parking structures throughout the United States and Canada. To a lesser extent, the Company may also invest in properties other than parking facilities. No more than 10% of the proceeds of the Offering will be used for investment in Canadian properties.

Parking Facilities

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of this offering will be used for investment in Canadian properties. To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company believes parking facilities possess attractive characteristics not found in other commercial real estate investments, including the following:

•	generally can be leased to any number of parking operators, which gives the property owner flexibility and pricing power
•	if a tenant that operates a facility terminates a lease, replacement operators can generally be found quickly, minimizing any dark period;
•	generally, no leasing commissions;
•	generally, no tenant improvement requirements;
•	relatively low capital expenditures; and
•	in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification.

Moreover, the Company believes the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of a variety of property types and locations. As a result, the Company believes that focusing the portfolio on parking facilities would enhance stockholder value through specialization that could distinguish the Company from other REITs in the marketplace. The Company also believes that a parking-focused investment strategy will enhance the value of the portfolio upon a sale, merger or listing of the Company's shares on a national securities exchange at the time that the Company's board of directors determines to pursue a transaction that would provide liquidity to stockholders, or a liquidity event.

Other Real Property Investments

The Company may also seek to invest in properties other than parking facilities. The Company may also enter into various leases for these properties. The terms and conditions of any lease the Company enters into with the Company's tenants may vary substantially. However, the Company expects that leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.

Investment Criteria

The Company will focus on acquiring properties that meet the following criteria:

•	properties that generate current cash flow;
•	properties that are located in populated metropolitan areas; and
•	while the Company may acquire properties that require renovation, the Company will only do so if the Company anticipates the properties will produce income within 12 months of the Company's acquisition.

The foregoing criteria are guidelines and the Advisor and board of directors may vary from these guidelines to acquire properties which they believe represent value opportunities.

The Advisor will have substantial discretion with respect to the selection of specific properties. The Company's board of directors has delegated to the Advisor the authority to make certain decisions regarding investments consistent with the investment guidelines and borrowing policies approved by the Company's board of directors and subject to the limitations in the charter, advisory agreement, and the direction and oversight of the Company's board of directors. There is no limitation on the number, size or type of properties that the Company may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in the Offering. Moreover, depending upon real estate market conditions, economic changes and other developments, the board of directors may change the targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent.

Concentration

The Company had six parking tenants as of December 31, 2016. One tenant, Standard Parking + (“SP+”), represented a concentration for the year ended December 31, 2016, in regards to parking base rental revenue. During the year ended December 31, 2016, SP+ accounted for 42%, of the parking base rental revenue. Below is a table that summarizes base parking rent by tenant:

Parking Tenant	% of Total
SP +	42.44%
ABM	27.96%
Interstate Parking	12.82%
Premier Parking	10.92%
Riverside Parking	4.49%
iPark Services	1.37%
Grand Total	100.00%

Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company's common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. The Company also depend upon VRM I and VRM II, the owners of the Advisor, to continue to support and fund the Company's costs and expenses.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates, including VRM I and VRM II. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Competition

Outside of affiliates, the Company is unaware of any REITs in the United States or Canada that invest predominantly in parking facilities; nevertheless the Company has significant competition with respect to the acquisition of real property. Competitors include other REITs, owners and managers of parking facilities, private investment funds, hedge funds, and other investors, many of which have significantly greater resources. The Company may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If the Company pays higher prices for investments the returns will be lower and the value of assets may not increase or may decrease significantly below the amount paid for such assets.

Any parking facilities acquired or invested in will face intense competition, which may adversely affect rental and fee income. The Company believes that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities acquired may compete with building owners that provide on-site paid parking. Many of the competitors have more experience in owning and operating parking facilities. Moreover, some of the competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect operating results.

Income Taxes

The Company has been organized and conducts its operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company expects to qualify as a REIT commencing with the taxable year ending December 31, 2016. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. The Company's Taxable Income may substantially exceed or be less than the Company's net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position, including resolutions of any related appeals or litigation process, based on the technical merits. Based on the Company's evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition on the financial statements. The net income tax provision for the year ended December 31, 2016 was approximately zero.

Regulations

The Company's investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. The Company intends to obtain all permits and approvals necessary under current law to operate the Company's investments.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. In particular, under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the Company's ownership of parking facilities, the Company may be potentially liable for any such costs.

The Company does not believe that compliance with existing laws will have a material adverse effect on the Company's financial condition or results of operations. However, the Company cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which the Company holds an interest, or on properties that may be acquired directly or indirectly in the future.

Employees

The Company does not currently have any employees nor does the Company currently intend to hire any employees who will be compensated directly by us. The Company relies on employees of the Advisor and its affiliates, subject to the supervision of the Company's board of directors, to manage the Company's day-to-day activities, implement the Company's investment strategy and provide management, acquisition, advisory and administrative services.

Available Information

The Company is subject to the reporting and information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, as a result, file the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) that contains the Company's annual, quarterly and current reports, proxy and information statements and other information the Company files electronically with the SEC. Access to these filings is free of charge and can be accessed on the Company's website, www.mvpreitii.com.

ITEM 1A.	RISK FACTORS

The following are some of the risks and uncertainties that could cause the Company's actual results to differ materially from those presented in the forward-looking statements. The risks and uncertainties described below are not the only ones the Company faces but do represent those risks and uncertainties that the Company believes are material. Additional risks and uncertainties not presently known or that are currently deemed immaterial may also harm the business.

Risks Related to an Investment in the Company

Shares of our common stock are illiquid. No public market currently exists for our shares, and our charter does not require us to liquidate our assets or list our shares on an exchange by any specified date, or at all. It will be difficult for stockholders to sell shares, and if stockholders are able to sell shares, it will likely be at a substantial discount.

There is no current public market for our shares, and our charter does not require us to liquidate our assets or list our shares on an exchange by any specified date, or at all. Our charter limits stockholders ability to transfer or sell shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% in value of the aggregate of our outstanding capital stock or more than 9.8% in value or number, whichever is more restrictive, of the aggregate of our outstanding common stock unless exempted prospectively or retroactively by our board of directors. These restrictions may inhibit large investors from desiring to purchase stockholders shares. Moreover, our share repurchase program includes numerous restrictions that limit stockholders ability to sell shares to us, and our board of directors may amend, suspend or terminate our share repurchase program without stockholder approval upon 30 days' written prior notice. It will be difficult for stockholders to sell shares promptly or at all. If stockholders are able to sell shares, stockholders will likely have to sell them at a substantial discount to their purchase price. It is also likely that stockholders shares would not be accepted as the primary collateral for a loan.

Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the second quarter of 2017, subject to then prevailing market conditions. There can be no assurance that we will affect a liquidity event. If we do not successfully implement a liquidity transaction, a stockholder may have to hold his or her investment for an indefinite period.

In the future, our board of directors may consider various forms of liquidity, each of which is referred to as a liquidity event, including, but not limited to: (1) the sale of all or substantially all of our assets; (2) the sale or a merger in a transaction that would provide our stockholders with cash and/or securities of a publicly traded company, which may be an affiliate; or (3) the listing of our common stock on a national securities exchange. We expect that our board of directors will evaluate liquidity alternatives no earlier than the second quarter of 2017, subject to then prevailing market conditions. There can be no assurance that we will cause a liquidity event to occur. If we do not pursue a liquidity transaction, our shares of common stock may continue to be illiquid and stockholders may, for an indefinite period of time, be unable to convert their investments to cash easily and could suffer losses on their investments. Moreover, our charter contains other restrictions on the ownership and transfer of our securities as described under “Description of Capital Stock—Restrictions on Ownership and Transfer of Shares—Ownership Limit.” These restrictions may also inhibit our stockholders' ability to sell their shares of our common stock promptly or at all.

We have a limited operating history which makes our future performance difficult to predict.

We are a recently formed company and we have a limited operating history. Stockholders should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by our Sponsor or the parent of our Sponsor. Our lack of an operating history increases the risk and uncertainty that stockholders face in making an investment in our shares.

We have experienced losses in the past, and we may experience additional losses in the future.

Historically, we have experienced net losses (calculated in accordance with accounting principles generally accepted in the United States of America) and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our losses, see “Management's Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Annual Report on Form 10-K and our accompanying consolidated financial statements and notes thereto.

Our cash distributions are not guaranteed and may fluctuate.

Although we intend to pay distributions on the shares of our common stock on a monthly basis, there is no guaranty that we will be able to pay the full amount of the distribution, or at all. In determining whether to authorize a distribution or make such distribution and the amount, our directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditure and reserve requirements and general operational requirements. We cannot assure you that we will consistently be able to generate sufficient available cash flow to fund distributions on our shares nor can we assure you that sufficient cash will be available to make distributions to you. With limited prior operations, we cannot predict the amount of distributions you may receive and we may be unable to pay, maintain or increase distributions over time. Our inability to acquire additional properties or make real estate-related investments or operate profitably may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions on our shares.

We have paid, and may continue to pay, our distributions from sources other than cash flow from operations, which has reduced the funds available for the acquisition of properties and may reduce our stockholders' overall return.

As of December 31, 2016, we have paid all of our cash distributions from proceeds from issuance of our common stock in the offering or under our distribution reinvestment plan. Our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of offering or other proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. However, we may not generate sufficient cash flow from operations to fund distributions. Therefore, we may need to continue to utilize proceeds from the sale of securities, borrow funds or request that our advisor, in its discretion, defer its receipt of fees and reimbursement of expenses in order to make cash distributions. We can give no assurance that we will be able to pay distributions solely from our funds from operations in the future. If we continue to pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and stockholder overall return may be reduced.

Because we have paid, and may continue to pay, our cash distributions from sources other than cash flow from operations, such distributions may not reflect the current performance of our real property investments or our current operating cash flows, and may constitute a return of capital or taxable gain from the sale or exchange of property.

Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, during the early stages of our operations, we have utilized offering proceeds to make cash distributions. Because the amount we pay out in distributions may exceed our cash flow from operations, the amount of distributions paid at any given time may not reflect the current performance our real property investments or our current cash flow from operations. To the extent distributions exceed cash flow from operations, distributions may be treated as a return of capital (rather than a return on capital) and could reduce a stockholder's basis in our stock. A reduction in a stockholder's basis in our stock could result in the stockholder recognizing more gain upon the disposition of his or her shares, which in turn could result in greater taxable income to such stockholder.

We may be unable to build a large, diversified portfolio of properties and the poor performance of a single investment could materially adversely affect our overall investment performance if we are unable to raise sufficient capital.

As of December 31, 2016, we raised approximately $56.4 million from the issuance and sale of shares of our common stock in our initial public offering, which ended as of December 31, 2016. We continue to seek to raise additional capital, including through the offer and sale of our preferred stock and warrants to acquire our common stock, in private placements solely to persons who meet the definition of an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Although we continue to seek to expand our portfolio of investments, the number of investments we may make may be limited by the amount raised in our stock offerings. If we are unable to raise significant additional proceeds, we will be thinly capitalized and may not be able to diversify our portfolio in terms of the numbers of investments we own and the areas in which our investments or the properties underlying our investments are located. Failure to build a diversified portfolio increases the likelihood that any single investment's poor performance would materially affect our overall investment performance. Our inability to raise substantial funds would also increase our fixed operating expenses as a percentage of gross income. Each of these factors could have an adverse effect on our financial condition and ability to make distributions to our stockholders.

We depend upon the Advisor to find suitable investments. If it is unable to do so, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of the Advisor in the acquisition of our investments, including the determination of any financing arrangements. The Advisor's personnel have only limited experience in making direct investments in real estate. Stockholders will have no opportunity to evaluate the economic merits or the terms of our investments before and must rely entirely on the management abilities of the Advisor and the oversight of our board of directors. We cannot assure stockholders that the Advisor will be successful in obtaining suitable investments on financially attractive terms or that, if the Advisor makes investments on our behalf, our objectives will be achieved.

Our Sponsor and its other affiliated entities, including MVP REIT, Inc., also rely on the Advisor's real estate, finance and securities professionals, including Mr. Shustek, to identify investment opportunities. To the extent that the Advisor's real estate, finance and securities professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution of our investment strategy. Delays we encounter in the selection and acquisition of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.

We may change our targeted investments and investment guidelines without stockholder consent.

Our board of directors may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in our prospectus. Pursuant to SEC rules, we may be required to file post-effective amendments to this registration statement to disclose any material change to investors, such as changes to our targeted investments and investment guidelines. Changes to our investment guidelines must be approved by our board of directors, including a majority of our independent directors. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of shares of our common stock and our ability to make distributions to stockholders.

The value of a share of our common stock may be diluted if we pay a stock dividend.

Our board of directors has authorized and declared and, may continue to authorize and declare special stock dividends. While our objective is to acquire assets that appreciate in value, there can be no assurance that assets we acquire will appreciate in value. Furthermore, we currently do not expect to change the initial value per share public offering price during the Offering until the Valuation Date. With the declaration of stock dividends, investors who purchase shares early in the offering will receive more shares for the same cash investment than investors who purchase later in the offering as a result of the stock dividend. Because they own more shares, upon a sale or liquidation of the Company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Furthermore, unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock dividends, the value per share for later investors purchasing our stock will be below the value per share of earlier investors.

Any adverse changes in the Advisor's financial health or our relationship with the Advisor or its affiliates could hinder our operating performance and the return on investment.

We have engaged the Advisor to manage our operations and our portfolio of real property investments. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of the Advisor and its affiliates as well as the Advisor's real estate, finance and securities professionals in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. We also depend upon Vestin Realty Mortgage I, Inc. and Vestin Realty

Mortgage II, Inc., the owners of our advisor, to continue to support and fund our costs and expenses. Any adverse changes in the Advisor's financial condition or our relationship with the Advisor, its owners or its other affiliates could hinder the Advisor's ability to successfully manage our operations and our portfolio of investments.

The loss of key real estate, finance and securities professionals at our Sponsor could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of a stockholder's investment.

Our success depends to a significant degree upon the contributions of Michael V. Shustek, who could be difficult to replace. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our Sponsor and its affiliates' ability to retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our Sponsor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If our Sponsor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered, and the value of a stockholder's investment may decline.

We are not required to disclose an estimated net asset value, or NAV, per share of our common stock until May 2018 and the purchase price paid for our shares of common stock may be higher than such estimated NAV. The estimated NAV per share may not be an accurate reflection of the fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved.

To assist members of FINRA and their associated persons that participate in our primary offering, pursuant to FINRA Conduct Rules, we intend to have the Advisor prepare an annual report of the per share estimated value of our shares of common stock, the method by which it was developed and the date of the data used to develop the estimated values. For this purpose, we intend to use the price paid to acquire a common share in our primary offering as our estimated per share value until 150 days following the second anniversary of the date we satisfy the minimum offering requirement in the primary offering. This approach to valuing our shares may bear little relationship and will likely exceed what a stockholder might receive for his or her shares if they tried to sell them or if we liquidated our portfolio. We expect to disclose an estimated per share value of our shares no later than 150 days following the second anniversary of the date we satisfy the minimum offering requirement in the primary offering, or the Valuation Date, although we may determine to provide an estimated per share value based upon a valuation earlier than presently anticipated.

Although our initial price of $25.00 per share represents the price at which investors will purchase shares in our primary offering, this price and any subsequent estimated per share values are likely to differ from the price at which a stockholder could resell the shares because: (i) there is no public trading market for our shares at this time; (ii) the price does not reflect and will not reflect, the fair value of our assets as we acquire them, nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from our offering is net of acquisition fees and costs; (iii) the estimated per share value does not take into account how market fluctuations affect the value of our investments, including how the current conditions in the financial and real estate markets may affect the values of our investments; and (iv) the estimated per share value does not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

Currently there are no SEC, federal or state rules that establish requirements concerning the methodology to employ in determining an estimated per share value. When determining the estimated value per share on the Valuation Date and annually thereafter, the Advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon the fair value of our assets less the fair value of our liabilities under market conditions existing at the time of the valuation. We will obtain independent third party appraisals for our properties and will value our other assets in a manner we deem most suitable under the circumstances, which will include an independent appraisal or valuation. Our independent directors will be responsible for the oversight of the valuation process, including approval of the engagement of any third parties to assist in the valuation of assets, liabilities and unconsolidated investments. We anticipate that any property appraiser we engage will be a member of the Appraisal Institute with the MAI designation or such other professional valuation designation appropriate for the type and geographic locations of the assets being valued and will provide a written opinion, which will include a description of the reviews undertaken and the basis for such opinion. Any such appraisal will be provided to a participating dealer upon request. The valuations are estimates and consequently should not be viewed as an accurate reflection of the fair value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets.

Commencing on the Valuation Date, we will base the repurchase prices for shares of our common stock at a price equal to our NAV per share. Our NAV will be based upon subjective judgments, assumptions and opinions about future events, and may not be accurate. As a result, our NAV per share may not reflect the amount that a stockholder might receive for his or her shares in a market transaction.

Commencing on the Valuation Date, we will base the repurchase prices for shares of our common stock on our NAV per share. The Advisor will be responsible for calculating our NAV no less frequently than annually. Our NAV will be calculated by estimating the market value of our assets and liabilities, many of which may be illiquid. Our board of directors will review the Advisor's NAV calculation. In connection with our NAV calculation, we expect that an independent valuation expert will appraise our portfolio and that the Advisor will review each appraisal. The Advisor will also determine the valuation of our portfolio and will compare each appraisal to its own determinations. If in the Advisor's opinion the appraisals are materially higher or lower than the Advisor's determinations of value, the Advisor will discuss the appraisals with the independent valuation expert. If the Advisor determines that the appraisals are still materially higher or lower than its valuations, a valuation committee, comprised of our independent directors, will review the appraisals and valuations, and make a final determination of value. Although the valuations of our portfolio will be approved by our board of directors, the valuations may not be precise because the valuation methodologies used to value a portfolio involve subjective judgments, assumptions and opinions about future events. Any resulting disparity may benefit existing stockholders or new purchasers of our shares of common stock.

A stockholder's ability to have his or her common shares repurchased is limited under our share repurchase program, and if a stockholder is unable to have his or her common shares repurchased, it may be at a price that is less than the price the stockholder paid for the common shares and the then-current market value of the common shares.

Our share repurchase program, or SRP, contains significant restrictions and limitations. For example, stockholders must generally hold their shares for a minimum of two years before they can participate in our SRP. Further, we presently intend to limit the number of shares to be repurchased during any calendar quarter to not more than 5% of the weighted average of the number of shares of our common stock outstanding on December 31st of the prior calendar year. Repurchases will be funded solely from the net proceeds from the sale of shares under the DRIP in the prior calendar. Our board of directors may also limit the amounts available for repurchase at any time in its sole discretion. In addition, our board of directors may, in its sole discretion, amend, suspend, or terminate the SRP at any time upon 30 days prior notice. Therefore, a stockholder may not have the opportunity to make a repurchase request prior to any potential termination of our SRP.

As a result of these limitations, the repurchase price a stockholder may receive upon any such repurchase may not be indicative of the price our stockholders would receive if our common shares were actively traded or if we were liquidated, and a stockholder should not assume that he or she will be able to sell all or any portion of his or her common shares back to us pursuant to our SRP or to third parties at a price that reflects the then current market value of the common shares or at all.

Future interest rate increases in response to inflation may inhibit our ability to conduct our business and acquire or dispose of real property at attractive prices and a stockholder's overall return may be reduced.

We will be exposed to inflation risk with respect to income from any leases on real property as these may constitute a source of our cash flows from operations. High inflation may in the future tighten credit and increase prices. Further, if interest rates rise, such as during an inflationary period, the cost of acquisition capital to purchasers may also rise, which could adversely impact our ability to dispose of our assets at attractive sales prices. Should we be required to acquire, hold or dispose of our assets during a period of inflation, our overall return may be reduced.

Disruptions in the financial markets and difficult economic conditions could adversely impact the real estate market, which could hinder our ability to implement our business strategy and generate returns to stockholders.

We intend to acquire a portfolio of real property investments. We may also acquire other companies with assets consisting of real property investments. Economic conditions greatly increase the risks of these investments. Revenues on the properties and other assets in which we have invested could decrease, making it more difficult for us to collect rents which would likely have a negative impact on the value of our investment.

Government intervention may limit our ability to continue to implement certain strategies or manage certain risks.

The pervasive and fundamental disruptions that the global financial markets have and may continue to undergo have led to extensive and unprecedented governmental intervention. Such intervention has in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants' ability to continue to implement certain strategies or manage the risk of their outstanding positions. It is impossible to predict what, if any, additional interim or permanent governmental restrictions may be imposed on the markets and the effect of such restrictions on us and our results of operations.

We disclose funds from operations, or FFO, a non-GAAP financial measure, in communications with investors, including documents filed with the SEC; however, FFO is not equivalent to our net income or loss as determined under GAAP, and our computation of FFO may not be comparable to other REITs.

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations determined under U.S. GAAP. Cash generated from operations is not equivalent to our net income from continuing operations as determined under U.S. GAAP. One non-U.S. GAAP supplemental performance measure that we consider due to the certain unique operating characteristics of real estate companies is known as funds from operations, or “FFO.” The National Association of Real Estate Investment Trusts, or “NAREIT,” an industry trade group, promulgated this measure which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. In addition, NAREIT has recently clarified its computation of FFO, which includes adding back real estate impairment charges for all periods presented, however, under U.S. GAAP, impairment charges reduce net income. While impairment charges are added back in the calculation of FFO, we caution that due to the fact that impairments to the value of any property are typically based on estimated future undiscounted cash flows compared to current carrying value, declines in the undiscounted cash flows which led to the impairment charges reflect declines in property operating performance which may be permanent.

The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs nor is it indicative of liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Management uses the calculation of FFO for several reasons. We use FFO to compare our operating performance to that of other REITs. Additionally, we compute FFO as part of our acquisition process to determine whether a proposed investment will satisfy our investment objectives.

The historical cost accounting rules used for real estate assets require, among other things, straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical cost accounting for depreciation may be less informative than FFO. We believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs.

However, FFO should not be construed to be equivalent to or a substitute for the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-U.S. GAAP FFO measures and the adjustments to U.S. GAAP in calculating FFO. Furthermore, FFO is not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations calculated in accordance with U.S. GAAP, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders.

FFO should be reviewed in conjunction with other U.S. GAAP measurements as an indication of our performance. The exclusion of impairments limits the usefulness of FFO as a historical operating performance measure since an impairment indicates that the property's operating performance may have been permanently affected. FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems.

We will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology, or IT, networks and related systems. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations, and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that our efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our IT networks and related systems could adversely impact our financial condition, results of operations, cash flows, and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

Risks Related to Our Investments

We may acquire properties in parts of the United States and Canada where we do not have extensive experience.

We intend to explore acquisitions of properties throughout the United States and Canada. No more than 10% of the proceeds of this offering will be used for investment in Canadian properties. We may not possess familiarity with the dynamics and prevailing conditions of any geographic market we enter, which could adversely affect our ability to successfully expand into or operate within those markets. For example, markets may have different insurance practices, reimbursement rates and local real estate, zoning and development regulations than those with which we are familiar. We may find ourselves more dependent on third parties in new markets because our distance could hinder our ability to directly and efficiently identify suitable investments or manage properties in distant markets. We may not be successful in identifying suitable properties or other assets which meet our acquisition or development criteria or in consummating acquisitions or investments on satisfactory terms or at all for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, failure to obtain financing on acceptable terms for the acquisition or development and our misjudgment of the value of the opportunities. We may also be unable to successfully integrate the operations of acquired properties, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisitions within the anticipated timeframe or at all. If we are unsuccessful in expanding into new markets, it could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our revenues will be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

We have decided that the focus for our portfolio of investments and acquisitions will be parking facilities. Based on our current investment strategy to focus on parking facilities, including parking lots, parking garages and other parking structures, a decrease in the demand for parking facilities, or other developments adversely affecting such sectors of the property market would likely have a more pronounced effect on our financial performance than if we owned a more diversified real estate portfolio. Adverse changes in global, national and local economic conditions could have a negative impact on our business. If adverse economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for parking services, our revenues could be reduced. In addition, our parking facilities tend to be concentrated in urban areas. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments could be materially adversely affected to the extent that weak economic conditions or demographic factors have resulted in the elimination of jobs and high unemployment in these urban areas. In addition, increased unemployment levels, the movement of white-collar jobs from urban centers to suburbs or out of North America entirely, increased office vacancies in urban areas, movement toward home office alternatives or lower consumer spending could reduce consumer demand for parking, which could adversely impact our revenues and financial condition. Moreover, changing lifestyles and technology innovations also may decrease the need for parking spaces, thereby decreasing the demand for parking facilities. The need for parking spaces, for example, may decrease as the public increases its use of livery service companies and ride sharing companies or elects to take public transit for their transportation needs. Future technology innovations, such as driverless vehicles, also may decrease the need for parking spaces. These and other developments affecting the demand for parking could have a material, adverse effect on the value of our properties as well as our revenues and our distributions to stockholders.

Any parking facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income.

We believe that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than we do in owning and operating parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market could have a negative effect on our parking fee revenues.

If competitors build new facilities that compete with our facilities or offer space at rates below the rates we charge, our lessees may lose potential or existing customers and may be pressured to discount their rates to retain business and to reduce rents paid to us. As a result, our ability to make distributions to stockholders may be impaired. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce cash available for distribution to our stockholders.

Our leases expose us to certain risks.

We net lease our parking facilities to lessees that will either offer parking services to the public or provide parking to their employees. We rely upon the lessee to manage and conduct the daily operations of the facilities. In addition, under a net lease arrangement, the lessee is generally responsible for taxes and fees at a leased location. The loss or renewal on less favorable terms of a substantial number of leases, or a breach or other failure to perform by a lessee under a lease, could have a material adverse effect on our business, financial condition and results of operations. A material reduction in the rental income associated with the leases (or an increase in anticipated expenses to the extent we are responsible for such expenses) also could have a material adverse effect on our business, financial condition and results of operations.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our investors.

We will be subject to risks incident to the ownership of real estate related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. Additionally, we are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a recession or rise in interest rates could make it more difficult for us to lease real properties or dispose of them. These conditions, or others we cannot predict, may adversely affect our results of operations, cash flow and returns to our investors.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect the value that we can realize from assets we own or acquire.

Our investments in real estate will be subject to the risks typically associated with real estate.

We invest directly in real estate. We will not know whether the values of properties that we own directly will remain at the levels existing on the dates of acquisition. If the values of properties we own drop, our risk will increase because of the lower value of the real estate. In this manner, real estate values could impact the value of our real estate investments. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
•	costs of remediation and liabilities associated with environmental conditions affecting properties; and
•	the potential for uninsured or underinsured property losses.

We have no established investment criteria limiting the geographic concentration of our investments in real estate. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Our real estate investments may be concentrated in one or few geographic locations. As a result, properties may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business.

Competition with third parties in acquiring and operating our investments may reduce our profitability and the return on stockholder's investment.

We have significant competition with respect to our acquisition of assets with many other companies, including other REITs, owners and managers of parking facilities, private investment funds, hedge funds, and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, a stockholder may experience a lower return on his or her investment.

We will compete with numerous other persons to attract tenants to real property we acquire. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions.

Changes in supply of or demand for similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, similar real properties in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

Our operating expenses may increase in the future and, to the extent such increases cannot be passed on to tenants, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for fuel, utilities, labor and insurance, are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to tenants of real property we own. To the extent such increases cannot be passed on to tenants, any such increase would cause our cash flow and our operating results to decrease.

Real property that incurs a vacancy could be difficult to sell or re-lease.

Real property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of a lease. Additionally, the recent economic downturn in the United States may lead to increased defaults by tenants. Certain of the real properties we may acquire may have some level of vacancy at the time of closing. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in lower cash distributions to stockholders. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property.

Real property will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Real property is subject to real and personal property taxes that may increase as tax rates change and as real property is assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases in property taxes, are charged to the lessees as an expense related to the real property that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space.

Our parking facilities also may be subject to sales and parking taxes and, to the extent we are unable to require compliance by our lessee or manager of such regulations, or to the extent a lessee or manager fails to comply with such regulations, we may be obligated to withhold and remit such taxes or a direct assessment may be imposed upon us for failure to remit sales/parking taxes or failure to file the appropriate tax return.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect stockholder returns.

Our real properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance real property we may hold. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real property incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure stockholders that funding will be available to us for repair or reconstruction of damaged real property in the future.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including with entities that are affiliated with the Advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

•	the possibility that our venture partner or co-tenant in an investment might become bankrupt or fail to fund their required capital contributions;
•	that the venture partner or co-tenant may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;
•	that such venture partner or co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;
•	the possibility that we may incur liabilities as a result of an action taken by such venture partner;

•	that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;
•	the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or
•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither party has the power to control the joint venture, potentially resulting in an impasse in decision-making, which might have a negative influence on the joint venture and decrease potential returns to stockholders. In addition, to the extent that our venture partner or co-tenant is an affiliate of the Advisor, certain conflicts of interest will exist.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may seek to acquire multiple properties in a single transaction. Portfolio acquisitions are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash. We would expect the returns that we earn on such cash to be less than the ultimate returns on real property, therefore accumulating such cash could reduce our funds available for distributions. Any of the foregoing events may have an adverse effect on our operations.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liabilities on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, operations of our parking facilities and other tenant operations, the existing condition of land when we buy it, operations in the vicinity of our real property, such as the presence of underground storage tanks, oil leaks and other vehicle discharge, or activities of unrelated third parties may affect our real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operationsand, consequently, lower the amounts available for distribution to stockholders.

Real property investments may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or cost for remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our real property investments could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

Investment in real property may be subject to the Americans with Disabilities Act of 1990, as amended, or ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. With respect to the properties we acquire, the ADA's requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any monies we use to comply with the ADA will reduce the amount of cash available for distribution to our stockholders.

Real property is an illiquid investment, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Real property is an illiquid investment. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Also, we may acquire real properties that are subject to contractual “lock-out” provisions that could restrict our ability to dispose of the real property for a period of time.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure stockholders that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

The bankruptcy, insolvency or other loss of a significant lessee or parking facility manager may adversely impact our operations and our ability to pay distributions to our stockholders.

A single lessee accounted for a significant portion of our parking base rental revenue as of December 31, 2016. See “Item 1. Business –Investment Strategy– Concentration” for more information. The inability of any of our significant lessee or parking managers to pay rent or fees, as applicable, or a decision by a significant lessee or parking manager to terminate a lease or management agreement prior to, or at the conclusion of, their term or any other loss of a significant lessee or parking manager could have a significant negative impact on our results of operations or financial condition if a suitable replacement lessee or manager is not secured in a timely manner. The bankruptcy, insolvency or other loss of a significant lessee or parking facility manager may have an adverse impact on our income and our ability to pay distributions to our stockholders. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant's bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

Some of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders' equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

We are subject to additional risks from our international investments.

We expect to purchase real estate investments located outside the United States. These investments may be affected by factors peculiar to the laws and business practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following additional risks:

•	the burden of complying with a wide variety of foreign laws;
•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such laws;
•	existing or new laws relating to the foreign ownership of real property and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person's or company's country of origin;
•	the potential for expropriation;
•	possible currency transfer restrictions;
•	imposition of adverse or confiscatory taxes;
•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;
•	possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;
•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;
•	general political and economic instability in certain regions;
•	the potential difficulty of enforcing obligations in other countries; and
•	our limited experience and expertise in foreign countries relative to its experience and expertise in the United States.

Investments in properties outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.

Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders' equity.

Changes in foreign currency exchange rates used to value a REIT's foreign assets may be considered changes in the value of the REIT's assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency that are not considered cash or cash equivalents may adversely affect our status as a REIT.

Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our investments.

Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on the certain international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries in which we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs onto our tenants.

Lack of compliance with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including potential competitors, are not subject to these prohibitions. Fraudulent practices, including corruption, extortion, bribery, pay-offs, theft and others, occur from time-to-time in countries in which we may do business. If people acting on our behalf or at our request are found to have engaged in such practices, severe penalties and other consequences could be imposed on us that may have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay distributions to our stockholders and the value of a stockholder's investment.

Risks Related to Our Financing Strategy

We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets with outside capital. We do not know whether any sources of capital will be available to us in the future on terms that are acceptable to us, if at all. If we cannot obtain sufficient capital on acceptable terms, our businesses and our ability to operate could be severely impacted.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of a stockholder's investment.

Our charter does not limit us from incurring debt until our borrowings would exceed 300% of our net assets. Further, we can increase our borrowings in excess of 300% of our net assets, if a majority of our independent directors approve such increase and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Our board of directors is required to review our debt levels at least quarterly. High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of a stockholder's investment.

We expect to use credit facilities to finance our investments, which may require us to provide additional collateral and significantly impact our liquidity position.

On October 5, 2016, we and MVP REIT, Inc. (“MVP REIT”), as borrowers, through our respective operating partnerships, entered into an unsecured credit agreement with KeyBank, National Association as the administrative agent and KeyBanc Capital Markets as the lead arranger. Pursuant to the unsecured credit agreement, the borrowers were provided with a $30 million unsecured credit facility, which may be increased up to $100 million, in minimum increments of $10 million, for a maximum of $70 million increase. The unsecured credit facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee.

We expect to use this credit facility and potential other credit facilities to finance some of our investments. In a weakening economic environment, we would generally expect credit quality to decline, resulting in a higher likelihood that the lenders would require partial repayment from us, which could be substantial. Posting additional collateral to support our credit facilities could significantly reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, which could have a material adverse effect on our business and operations.

Instability in the debt markets may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to stockholders and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. If we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to stockholders. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace the Advisor. In addition, loan documents may limit our ability to replace a property's property manager or terminate certain operating or lease agreements related to a property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Risks Related to Conflicts of Interest

The fees we and the Sponsor pay to affiliates in connection with our offering of common stock and in connection with the acquisition and management of our investments were not determined on an arm's length basis; therefore, we do not have the benefit of arm's length negotiations of the type normally conducted between unrelated parties.

The fees being paid to the Advisor, our affiliated selling agent and other affiliates for services they provide for us were not determined on an arm's length basis. As a result, the fees have been determined without the benefit of arm's length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services.

Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.

Limited partners of our operating partnership may receive the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

Our executive officers and the Advisor's key real estate, finance and securities professionals will face conflicts of interest caused by our compensation arrangements with the Advisor and its affiliates, which could result in actions that are not in the long-term best interests of our company.

Our executive officers and the Advisor's key real estate, finance and securities professionals are also officers, directors, managers and/or key professionals of our Sponsor, our affiliated selling agent and other affiliated entities. The Advisor, our affiliated selling agent and other affiliated entities will receive substantial fees from us. These fees could influence the advice given to us by the key personnel of the Advisor and its affiliates. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with the Advisor, our affiliated selling agent and other affiliated entities, including the advisory agreement and the selling agreements with our selling agents;
•	public offerings of equity by us, which would enable our affiliated selling agent to earn additional selling commissions and the Advisor to earn additional acquisition and asset management fees;
•	acquisitions of investments for us by affiliates, which entitle the Advisor to acquisition and asset management fees and, in the case of acquisitions of real property from other affiliated entities, might entitle affiliates of the Advisor to disposition fees in connection with services for the seller;
•	real property sales, since the asset management fees payable to the Advisor will decrease;
•	sales of real property, which entitle the Advisor to disposition fees; and
•	borrowings to acquire investments, which borrowings will increase the asset management fees payable to the Advisor.

The fees the Advisor receives in connection with transactions involving the acquisition of an asset are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. Additionally, the payment of certain fees may influence the Advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In evaluating investments and other management strategies, the opportunity to earn fees may lead the Advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates' compensation from us and other affiliates could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay distributions to stockholders or result in a decline in the value of their investment.

Our affiliated selling agent, MVP American Securities, will face conflicts of interest in connection with its due diligence review and investigation of us and otherwise relating to the services provided on our behalf.

MVP American Securities is an affiliate of the Advisor and received fees for acting as our affiliated selling agent in the primary offering. Because MVP American Securities is an affiliate, its due diligence review and investigation of us and our public offering documents cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer. In addition, MVP American Securities may act as a selling agent in future programs, if any, that may be sponsored by affiliates of the Advisor. We may compete for investors with any such future programs and any overlap of such offerings with our offering could adversely affect our ability to raise all the capital we seek in our initial public offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

Our Sponsor will face conflicts of interest relating to performing services on our behalf and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could limit our ability to make distributions and reduce stockholders overall investment return.

Our Sponsor and other affiliated entities rely on many of the same real estate, finance and securities professionals as the Advisor. Our investment strategy is very similar to that of our Sponsor and its affiliated entities, including MVP REIT, Inc. When these real estate, finance and securities professionals direct an investment opportunity to any affiliated entity, they, in their sole discretion, will offer the opportunity to the entity for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each entity. The allocation of investment opportunities could result in us investing in assets that provide less attractive returns, reducing the level of distributions we may be able to pay to stockholders.

Further, our directors and officers, our Sponsor, the Advisor, Michael V. Shustek and any of their respective affiliates, employees and agents are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition or sale of real estate investments or that otherwise compete with us.

The Advisor's real estate, finance and securities professionals acting on behalf of the Advisor will face competing demands relating to their time and this may cause our operations and a stockholder's investment to suffer.

Our Sponsor and other affiliated entities rely on many of the same real estate, finance and securities professionals as the Advisor, including Mr. Shustek, for the day-to-day operation of our business. Mr. Shustek is also an executive officer of other affiliated entities, including serving as the Chief Executive Officer of MVP REIT, Inc. As a result of his interests in other affiliated entities and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Shustek will face conflicts of interest in allocating his time among us, our Sponsor and other affiliated entities and other business activities in which he is involved. These conflicts of interest could result in declines in the returns on our investments and the value of a stockholder's investment.

The Advisor may have conflicting fiduciary obligations if we enter into joint ventures or engage in other transactions with its affiliates. As a result, in any such transaction we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

We have made and may continue to make co-investments in real estate with affiliates of the Advisor, including MVP REIT, through a joint venture. In these circumstances, the Advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

Our executive officers and the Advisor's key real estate, finance and securities professionals face conflicts of interest related to their positions and interests in our affiliates which could hinder our ability to implement our business strategy and to generate returns to stockholders.

Our executive officers and the Advisor's key real estate, finance and securities professionals are also executive officers, directors, managers and key professionals of MVP American Securities and/or other affiliated entities. As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. In addition, our Sponsor may grant equity interests in the Advisor to certain management personnel performing services for the Advisor. The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to stockholders and to maintain or increase the value of our assets.

We may purchase real property from third parties who have existing or previous business relationships with affiliates of the Advisor, and, as a result, in any such transaction, we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

We may purchase real estate from third parties that have existing or previous business relationships with affiliates of the Advisor. The officers, directors or employees of the Advisor and its affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

A stockholder's interest in us could be diluted and we could incur other significant costs associated with being self-managed if we internalize our management functions.

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire the Advisor's assets and the personnel that the Advisor utilizes to perform services on its behalf for us. The payment of such consideration could result in dilution of a stockholder's interest and could reduce the income per share attributable to a stockholder's investment. Additionally, although we would no longer bear the costs of the various fees and expenses we expect to pay to the Advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants. We may issue equity awards to officers, employees and consultants, which awards would decrease our net income and funds from operations and may further dilute a stockholder's investment. We cannot reasonably estimate the amount of advisory fees we would save or the costs we would incur if we become self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to the Advisor, our income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of cash available to distribute to our stockholders and the value of our shares.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of cash available for us to originate or acquire assets, and to pay distributions. If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, the Advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have substantial know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. Certain key employees may not become employees of the Advisor but may instead remain employees of the Sponsor or its affiliates. In addition, the advisory agreement provides that we will not solicit or hire the employees of the Advisor or any of its affiliates during the term of the respective agreement and for a one-year period thereafter. As a result, our board of directors, including a majority of our independent directors, may determine that it is appropriate for us to pay the Advisor consideration in order to cause it to relinquish these restrictive covenants and allow us to hire certain personnel who were performing services for us prior to the internalization. However, no transaction with our Advisor may be undertaken unless our board of directors (including a majority of the independent directors) approve the transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management's attention could be diverted from most effectively managing our investments.

Risks Related to Our Corporate Structure

Our rights and the rights of our stockholders to recover claims against directors, including our independent directors, and our officers are limited, which could reduce a stockholder's and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter generally provides that, subject to the limitations under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages and that we must generally indemnify directors and officers for losses unless, in the case of independent directors, they are grossly negligent or engage in willful misconduct or, in the case of non-independent directors or officers, they are negligent or engage in misconduct. As a result, a stockholder and we may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce a stockholder's and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our directors (as well as by our officers, employees and agents) in some cases, which would decrease the cash otherwise available for distribution to stockholders.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Code, among other purposes, our charter generally prohibits a person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock, unless exempted, prospectively or retroactively, by our board of directors. This limit can generally be waived and adjusted by our board of directors prospectively or retroactively. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the interest of the our stockholders (and even if such change in control would not reasonably jeopardize our REIT status). This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. In addition, these provisions may also decrease a stockholder's ability to sell their shares of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued shares of common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of repurchase of any such classes or series of stock. Thus, our board of directors could authorize the issuance of shares of a class or series of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of our stockholders. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders. However, the issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

We are not and do not plan to be registered as an investment company under the Investment Company Act, and therefore we will not be subject to the requirements imposed and stockholder protections provided by the Investment Company Act; maintaining an exemption from registration may limit or otherwise affect our investment choices.

Neither we, our operating partnership, nor any of our subsidiaries are registered or intend to register as an investment company under the Investment Company Act. Our operating partnership's and subsidiaries' investments in real estate will represent the substantial majority of our total asset mix. In order for us not to be subject to regulation under the Investment Company Act, we engage, through our operating partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate. These investments must be made within a year after our public offering ends.

If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. We are organized as a holding company that conducts its businesses primarily through our operating partnership and its subsidiaries. We believe neither we nor our operating partnership nor the subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership nor the subsidiaries will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership's wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real property.

Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are (i) U.S. government securities and (ii) securities issued by majority-owned subsidiaries that are (a) not themselves investment companies and (b) not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act relating to private investment companies. We believe that we, our operating partnership and the subsidiaries of our operating partnership will each comply with the 40% test as we have invested in real property, rather than in securities, through our wholly and majority-owned subsidiaries. As our subsidiaries will be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1)(C) of the Investment Company Act. As we are organized as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a holding company conducting its business of investing in real property through wholly-owned or majority-owned subsidiaries. We monitor our holdings to ensure continuing and ongoing compliance with the 40% test.

Even if the value of investment securities held by one of our subsidiaries were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets,” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC Guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset. Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we will be able to maintain this exclusion for each of these subsidiaries. It is not certain whether or to what extent the SEC or its staff in the future may modify its interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Any such future guidance may affect our ability to rely on this exception.

Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we, our operating partnership or our subsidiaries will be able to maintain this exemption from registration for the Company and each of its subsidiaries. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities or those of our subsidiaries.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1)(C) of the Investment Company Act, we believe that we would still qualify for the exception from the definition of “investment company” provided by Section 3(c)(6). Although the SEC or its staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

Qualification for this exemption will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such tests and/or exceptions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Further, if we, our operating partnership or our subsidiaries are required to register as investment companies under the Investment Company Act, our investment options may be limited by various limitations, such as those mentioned above, and we or our subsidiaries would be subjected to a complex regulatory scheme, the costs of compliance with which can be high.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1 billion, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold stockholder advisory votes on executive compensation. Certain of these exemptions are inapplicable to us because of our structure as an externally managed REIT, and we have not made a decision as to whether to take advantage of any or all of the JOBS Act exemptions that applicable to us.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks a stockholder faces.

Our board of directors determines our major policies, including our policies regarding growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law, or MGCL, and our charter, our stockholders have a right to vote only on limited matters. Our board's broad discretion in setting policies and our stockholders' inability to exert control over those policies increase the uncertainty and risks a stockholder faces.

Stockholder's interest in us will be diluted if we issue additional shares.

Stockholders do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 100,000,000 shares of capital stock, of which 98,999,000 shares are classified as common stock, par value $0.0001 per share, 1,000,000 shares are classified as preferred stock, par value $0.0001 per share, and 1,000 shares are classified as convertible stock, par value $0.0001 per share. We have designated 50,000 shares of our preferred stock as the Series A Redeemable Convertible Preferred Stock, or the Series A preferred stock. Subject to any limitations set forth under Maryland law, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, or classify or reclassify any unissued shares into other classes or series of stock without the necessity of obtaining stockholder approval.

Our board of directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine. We may issue additional shares of common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Any such issuance could result in dilution of our stockholders' equity in the Company.

In particular, stockholders, including those who acquired shares of common stock in our initial public offering, have no rights to buy any additional shares of stock or other securities if we issue new shares of stock or other securities. Stockholders who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, stockholders also may experience dilution in the book value and fair mark value of, and the amount of distributions paid on, their shares.

Our Charter also authorizes our board of directors, without stockholder approval, to designate and issue any classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or preferred stock.

Under this power, our board of directors has created the Series A preferred stock which ranks senior to our common stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. Specifically, payment of any distribution preferences on the Series A preferred stock, or any future series of preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of our preferred stock are entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. Holders of our preferred stock will have the right to require us to convert their shares into shares of our common stock. The conversion of our preferred stock into common stock may further dilute the ownership interest of our common stockholders. Following a “Listing Event”, we also have the right but not the obligation to redeem the Series A preferred stock and Series 1 Preferred Stock. We may make such redemption payments in the form of shares of our common stock, which may further dilute the ownership interest of our common stockholders.

Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our common stock. If we elect to redeem any of our preferred stock with cash, the exercise of such rights may reduce the availability of our funds for investment purposes or to pay for distributions on our common stock. A “Listing Event” is defined in the Articles Supplementary for the Series A preferred stock and Series 1 preferred stock as an liquidity event involving the listing of our shares of common stock on national securities exchange or a merger or other transaction in which our stockholders will receive shares listed on a national securities exchange as consideration in exchange for their shares in the Company.

Any sales or perceived sales in the public market of shares of our common stock issuable upon the conversion or redemption of our preferred stock could adversely affect prevailing market prices of shares of our common stock. The issuance of common stock upon any conversion or redemption of our preferred stock also may have the effect of reducing our net income per share (or increasing our net loss per share). In addition, if a Listing Event occurs, the existence of our preferred stock may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our common stock.

Payment of fees to the Advisor and its affiliates will reduce cash available for investment and distribution and increases the risk that stockholders will not be able to recover the amount of their investment in our shares.

The Advisor and its affiliates perform services for us in connection with the selection, acquisition, and management of our investments. We pay them substantial fees for these services, which will result in immediate dilution to the value of a stockholder's investment and will reduce the amount of cash available for investment or distribution to stockholders. We may increase the compensation we pay to the Advisor subject to approval by our board of directors, including the independent directors, and other limitations in our charter, which would further dilute a stockholder's investment and the amount of cash available for investment or distribution to stockholders. We estimate that 100% of the gross proceeds from the primary offering will be available for investments. We intend to use a portion of this amount to pay fees and expenses to the Advisor in connection with the selection and acquisition of our real estate investments, which amounts cannot be determined at the present time. We may also maintain a working capital reserve. As a result, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets. Moreover, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares of our common stock. These substantial fees and other payments also increase the risk that stockholders will not be able to resell their shares at a profit, even if our shares of common stock are listed on a national securities exchange.

Our board of directors could opt into certain provisions of the MGCL relating to deterring or defending hostile takeovers in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder and thereafter may only be consummated if approved by two supermajority votes of our stockholders. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Pursuant to the Maryland Business Combination Act, our board of directors has exempted any business combinations between us and any person. Consequently, the five-year prohibition and the super-majority vote requirements do not apply to business combinations between us and any person. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions in the statute. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these resolutions or exemptions will not be amended or eliminated at any time in the future.

Our charter includes a provision that may discourage a person from launching a mini-tender offer for our shares.

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended, or the Exchange Act. A “mini-tender offer” is a public, open offer to all stockholders to buy their stock during a specified period of time that will result in the bidder owning less than 5% of the class of securities upon completion of the mini-tender offer process. Absent such a provision in our charter, mini-tender offers for shares of our common stock would not be subject to Regulation 14D of the Exchange Act. Tender offers, by contrast, result in the bidder owning more than 5% of the class of securities and are automatically subject to Regulation 14D of the Exchange Act. Pursuant to our charter, the offeror must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with these requirements, no stockholder may transfer shares of our common stock to such offeror unless such stockholder shall have first offered such shares to us for purchase at the tender offer price. In addition, the non-complying offeror shall be responsible for all of our expenses in connection with that offeror's noncompliance. This provision of our charter may discourage a person from initiating a mini-tender offer for our shares and prevent stockholders from receiving a premium price for their shares in such a transaction.

Federal Income Tax Risks

Failure to maintain our status as a REIT could adversely affect our operations and our ability to make distributions.

We intend to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. Although we have received an opinion of counsel with respect to our qualification as a REIT, investors should be aware, among other things, that such opinion does not bind the Internal Revenue Service and was based on certain representations as to factual matters and covenants made by us. Both the validity of such opinion and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. Importantly, as of the date hereof we have a limited operating history and both the opinion and any other assessment regarding our qualification as a REIT depends wholly on projections regarding our future activities and our ability, within one year after our receipt thereof, to apply the proceeds of the Offering to qualifying assets for purposes of the REIT requirements.

If we were to fail to maintain our status as a REIT for any taxable year, or if our board of directors determined to revoke our REIT election, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, absent IRS relief, distributions to stockholders would no longer be deductible in computing our taxable income, and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax.

Lastly, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is no longer in our best interest to continue to be qualified as a REIT and recommend that we revoke our REIT election.

Our leases must be respected as such for U.S. federal income tax purposes in order for us to qualify as a REIT.

In order for us to qualify as a REIT, at least 75% of our gross income each year must consist of real estate-related income, including rents from real property. Income from operation of our parking facilities will not be treated as rents from real property. Accordingly, we will lease our parking facilities to lessees that will operate the facilities. If such leases were recharacterized as management contracts for U.S. federal income tax purposes or otherwise as an arrangement other than a lease, we could fail to qualify as a REIT.

To qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations or having to borrow funds.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute dividends to our stockholders equal to at least 90% of our real estate investment trust taxable income, determined without regard to the dividends-paid deduction and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties, and it is possible that we might be required to borrow funds or sell assets to fund these distributions. We may not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income and excise taxes.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur, e.g., from (i) the effect of non-deductible capital expenditures, (ii) the creation of reserves, (iii) the recognition of original issue discount or (iv) required debt amortization payments. If we do not have other funds available in these situations, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of our shares or other taxable in-kind distributions of property. We may need to borrow funds at times when the market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of a stockholder's investment. In the event in-kind distributions are made, a stockholder's tax liabilities associated with an investment in our common stock for a given year may exceed the amount of cash we distribute to a stockholder during such year. Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the corporation and the liquidation of its assets in accordance with the terms of the charter or distributions in which (a) the board advises each stockholder of the risks associated with direct ownership of the property, (b) the board offers each stockholder the election of receiving such in-kind distributions and (c) in-kind distributions are made only to those stockholders that accept such offer.

Stockholders may have current tax liability on distributions if they elect to reinvest in our shares.

Our stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the cash distributions used to purchase those shares of common stock. As a result, if a stockholder is not a tax-exempt entity, such stockholder may have to use funds from other sources to pay its tax liability on the value of the common stock received.

Dividends payable by REITs generally do not qualify for the reduced tax rates that apply to other corporate dividends.

The maximum U.S. federal income tax rate for dividends payable by corporations to domestic stockholders that are individuals, trusts or estates is generally 20%. Dividends from REITs, however, generally continue to be taxed at the normal ordinary income rate applicable to the individual recipient, rather than the 20% preferential rate. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations, which could adversely affect the value of the stock of REITs, including our common stock.

In certain circumstances, we may be subject to federal, state and local taxes as a REIT, which would reduce our cash available for distribution to stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes. For example, net income from a “prohibited transaction,” generally sales of property held primarily for sale to customers in the ordinary course of business, will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such gains. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns to claim refunds. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to stockholders.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;
•	Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock;

•	Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity's ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may impact our ability to maximize profits.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego attractive investments or liquidate otherwise attractive investments to comply with such tests. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate-related assets. The remainder of our investments (other than government securities and qualified real estate-related assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% of the value of our assets (other than government securities and qualified real estate-related assets) can consist of the securities of any one issuer, no more than 25% (20% after 2017) of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries and no more than 25% of the value of our total assets can be represented by “nonqualified publicly offered REIT debt instruments.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments to maintain REIT status. Such action may subject the REIT to the tax on prohibited transactions, discussed below.

Liquidation of assets may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resulting gain if we sell assets that are treated as dealer property or inventory.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on a Stockholder's investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through any subsidiary entity, including our operating partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Internal Revenue Code for properties held at least two years. However, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, other than our taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real property and lease it back to the sellers of such property. We cannot assure stockholders that the Internal Revenue Service will not challenge any characterization of such a lease as a “true lease,” which would allow us to be treated as the owner of the property for federal income tax purposes. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of any taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. Unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock following the completion of the Offering. Generally, this limit can be waived and adjusted by the board of directors. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person that owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, 10% or more of any of our tenants. Our board of directors may grant an exemption from the 9.8% ownership limit prospectively or retroactively in its sole discretion, subject to such conditions, representations and undertakings as required by our charter or as it may determine. These and other ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits and the other restrictions on ownership and transfer in our charter might also delay or prevent a transaction or a change in our control that might involve a premium price for our stock or otherwise be in the best interests of our stockholders.

Legislative or regulatory action could adversely affect us or our investors.

In recent years, numerous legislative and administrative changes have been made or proposed to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future and may take effect retroactively, and there can be no assurance that any such changes will not adversely affect how we are taxed or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares. We urge stockholders to consult with their own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.

Non-U.S. investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a domestically controlled REIT.

A non-U.S. person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.“ A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. There can be no assurance that we will qualify as a domestically controlled REIT.

If we were to fail to so qualify, gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the non-U.S. investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. We are not currently traded on an established securities market, nor do we anticipate being traded on an established securities market in the foreseeable future.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stock ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Retirement Plan Risks

If a stockholder fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, a stockholder could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA, (such as pension, profit-sharing or 401(k) plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA or Keogh plan) whose assets are being invested in our common stock. If stockholders are investing the assets of such a plan (including assets of an insurance company general account or entity whose assets are considered plan assets under ERISA) or account in our common stock, stockholders should satisfy their self that:

•	stockholder investment is consistent with their fiduciary obligations under ERISA and the Internal Revenue Code;
•	stockholder investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan or account's investment policy;
•	stockholder investment satisfies the prudence and diversification requirements of Section 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and/or the Internal Revenue Code;
•	stockholder investment will not impair the liquidity of the plan or IRA;
•	stockholder investment will not produce unrelated business taxable income, referred to as UBTI for the plan or IRA;
•	stockholders you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and
•	stockholder investments will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

With respect to the annual valuation requirements described above, we expect to provide an estimated value for our shares annually by publishing such value in reports filed with the SEC.

This estimated value may not reflect the proceeds a stockholder would receive upon our liquidation or upon the sale of his or her shares. Accordingly, we can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Prior to March 2017, our corporate headquarters were located at 12730 High Bluff Drive, Suite 110, San Diego, CA 92130. During March 2017, the Company moved our headquarters to our Southern Nevada office, located at 8880 West Sunset Road, Suite 240, Las Vegas, Nevada 89148. The office in San Diego will be closed on March 31, 2017.

As of December 31, 2016, the Company had acquired, along with affiliated entities, 17 properties of which the Company's share of the aggregate purchase price total $51.8 million, plus closing costs. These acquisitions were funded by the ongoing initial public offering, through the issuance of the Company's common stock and financing.

The following map and table sets forth the property name, percentage owned, location and other information with respect to the parking lots/facilities that the Company had acquired as of December 31, 2016:

The location marks are based on dollar amounts MVP REIT II paid for each property at the time of purchase in relation to total purchases held at December 31, 2016.

Property Name	Location	Purchase Date	Property Type	# Spaces	Property Size (Acres)	Retail Sq Ft	Initial Aggregate Purchase Price	% Owned
Minneapolis City Parking, LLC	Minneapolis, MN	1/6/2016	Lot	270	4.36	N/A	$9,395,000	13.0%
MVP Denver Sherman 1935, LLC	Denver, CO	2/12/2016	Lot	72	0.43	N/A	$2,437,500	24.0%
MVP Cleveland West 9th, LLC (1)	Cleveland, OH	5/11/2016	Lot	254	2.16	N/A	$5,675,000	51.0%
33740 Crown Colony, LLC (1)	Cleveland, OH	5/17/2016	Lot	82	0.54	N/A	$3,030,000	51.0%
MCI 1372 Street, LLC	Canton, OH	7/8/2016	Lot	68	0.44	N/A	$700,000	100.0%
MVP St. Louis Washington, LLC	St Louis, MO	7/18/2016	Lot	63	0.39	N/A	$3,000,000	100.0%
MVP Louisville Station Broadway, LLC	Louisville, KY	8/23/2016	Lot	165	1.25	N/A	$3,050,000	100.0%
MVP Houston Jefferson Lot, LLC (2)	Houston, TX	11/22/2016	For Sale	76	0.52	N/A	$700,000	100.0%
MVP Houston Preston Lot, LLC	Houston, TX	11/22/2016	Lot	46	0.23	N/A	$2,800,000	20.0%
MVP Houston San Jacinto Lot, LLC	Houston, TX	11/22/2016	Lot	85	0.65	240	$3,200,000	100.0%
MVP Bridgeport Fairfield Garage, LLC	Bridgeport, CT	3/30/2016	Garage	878	1.01	4,349	$7,800,000	10.0%
MVP San Jose 88 Garage, LLC	San Jose, CA	6/15/2016	Garage	328	1.33	N/A	$3,575,500	100.0%
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	7/8/2016	Garage	350	0.63	N/A	$4,500,000	100.0%
MVP St. Paul Holiday Garage, LLC	St Paul, MN	8/12/2016	Garage	285	0.85	N/A	$8,200,000	100.0%
White Front Garage Partners, LLC	Nashville, TN	9/30/2016	Garage	155	0.26	N/A	$11,496,000	80.0%
Cleveland Lincoln Garage Owners, LLC	Cleveland, OH	10/19/2016	Garage	536	1.20	45,272	$7,316,950	100.0%
MVP Minneapolis Venture, LLC	Minneapolis, MN	1/6/2016	For Sale	185	4.36	N/A	$6,100,000	13.0%
(1)	In November 2016, these properties were merged into one holding company called West 9th Street Properties II, LLC, for the purposes of debt financing.
(2)	During March 2017, the Company signed an unsolicited Purchase Sales Agreement.

All of the Company's parking facilities were fully leased to a parking operator as of December 31, 2016, except for our MVP San Jose 88 Garage, LLC, which is under a one year parking management agreement.

ITEM 3.	LEGAL PROCEEDINGS

From time to time in the ordinary course of business, the Company or its subsidiaries may become subject to legal proceedings, claims or disputes. As of March 24, 2017, neither the Company nor any of its subsidiaries was a party to any material pending legal proceedings.

ITEM 4.	MINE SAFETY DISCLOSURES

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company's shares of common stock are not currently listed on a national securities exchange or any over-the-counter market. The Company does not expect shares to become listed in the near future, and they may not become listed at all. The board of directors does not anticipate evaluating a transaction providing liquidity for stockholders until after the date the Offering closes. The charter does not require the board of directors to pursue a liquidity event. Due to the uncertainties of market conditions in the future, the Company believes setting finite dates for possible, but uncertain, liquidity events may result in actions not necessarily in the best interests or within the expectations of the Company's stockholders. The Company expects that the Company's board of directors, in the exercise of its fiduciary duty to stockholders, will determine to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such a transaction is in the best interests of stockholders. A liquidity event could include (1) the sale of all or substantially all assets either on a portfolio basis or individually followed by a liquidation, in which the net proceeds are distributed to stockholders, (2) a merger or another transaction approved by the board of directors in which stockholders will receive cash and/or shares of a publicly traded company or (3) a listing of shares on a national securities exchange. There can be no assurance as to when a suitable transaction will be available at all.

In order for members of the Financial Industry Regulatory Authority, Inc., or FINRA, and their associated persons to have participated in the offering and sale of the Company's common shares or to participate in any future offering of common shares, the Company is required pursuant to FINRA Rule 5110 to disclose in each Annual Report distributed to stockholders a per share estimated value of the Company's common shares, the method by which it was developed and the date of the data used to develop the estimated value. In addition, the Advisor must prepare annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in the Company's common shares. For these purposes, the estimated value of shares shall be deemed to be $25.00 per share as of December 31, 2015. The basis for this valuation is the net investment amount of the Company's shares, which is based on the “amount available for investment” percentage shown in the estimated use of proceeds table in the prospectus for the Offering.

Stockholder Information

As of March 21, 2017, there were 1,684 holders of record of the Company's common shares and 37 holders of record of the Company's preferred shares. The number of stockholders is based on the records of the Company's transfer agent.

Distribution Policy

In order to qualify as a REIT, the Company is required to distribute 90% of annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). The board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on the Company's financial condition and such other factors as the Company's board of directors deems relevant.

It is the Company's intention that cash distributions will be paid from modified funds from operations; however, the Company may also pay distributions from sources other than cash flow from operations, including the sale of assets, borrowings or offering proceeds. The Company has no limits on the amounts the Company may pay from such sources. The Company may also pay dividends in shares of the Company's common stock. If the Company continues to pay distributions from sources other than the Company's cash flow from operations, the funds available for investments would be reduced and the stockholders share value may be diluted. The Company may be forced to cease paying distributions if cash flows and other resources are insufficient to sustain such payments. The Company expects that the board of directors will authorize and the Company will declare distributions based on a record date on the 24th of each month, and the Company expects to pay distributions on the 10th day of the following month (or the next business day if the 10th is not a business day), monthly in arrears.

If the Company does not have sufficient cash flow from operations to make required distributions, the Company may need to borrow funds, request that the Advisor, in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. At the end of each calendar quarter, the Company will provide notice to the stockholders identifying the source or sources of the distribution payments made in the quarter then ended. If the Company pays distributions from sources other than cash flow from operations, the Company will have less funds available for investments and the stockholder's overall return will be reduced. If the aggregate amount of cash distributions in any given year exceeds the amount of the Company's current and accumulated earnings and profits, a stockholder's share of such excess amount (i) first will be a return on capital, reducing such stockholder's tax basis in its stock, but not below zero, and (ii) thereafter, will result in gain from the sale or exchange of such stock to the extent such share of such excess amount exceeds such basis.

From inception through December 31, 2016, the Company has paid approximately $0.7 million in distributions including approximately $0.5 million in DRIP distributions to the Company's stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations – Distributions” for more information on distributions.

Distribution Reinvestment Plan

The Company currently has a distribution reinvestment plan pursuant to which the Stockholder may have the distributions received automatically reinvested in additional shares of the Company's common stock. The Stockholder may purchase common stock under the Company's distribution reinvestment plan for $25.00 per share. However, the Company may amend the plan to offer shares at such prices as the Company determines necessary or appropriate to ensure the Company's dividends are not “preferential” for incomes tax purposes. No sales commissions will be paid in connection with shares purchased pursuant to the Company's distribution reinvestment plan.

Investors participating in the Company's distribution reinvestment plan may purchase fractional shares. If sufficient shares of the Company's common stock are not available for issuance under the Company's distribution reinvestment plan, the Company will remit excess distributions in cash to the participants. If the Stockholder elects to participate in the distribution reinvestment plan, the Stockholder must agree that, if at any time the Stockholder fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus, the subscription agreement or the Company's articles relating to such investment, the Stockholder will promptly notify us in writing of that fact.

Stockholders purchasing common stock pursuant to the distribution reinvestment plan will have the same rights and will be treated in the same manner as if such common stock were purchased pursuant to this offering.

At least quarterly, the Company will provide each participant a confirmation showing the amount of the distributions reinvested in the Company's shares during the covered period, the number of shares of the Company's common stock owned at the beginning of the covered period, and the total number of shares of common stock owned at the end of the covered period. The Company have the discretion not to provide a distribution reinvestment plan, and a majority of the Company's board of directors may amend, suspend or terminate the Company's distribution reinvestment plan for any reason (except that the Company may not amend the distribution reinvestment plan to eliminate a participant's ability to withdraw from the plan) at any time upon 10 days' prior notice to the participants. The Stockholder's participation in the plan will also be terminated to the extent that a reinvestment of the Stockholder's distributions in the Company's common stock would cause the percentage ownership limitation contained in the Company's charter to be exceeded. Otherwise, unless the Stockholder terminate the Stockholder's participation in the Company's distribution reinvestment plan in writing, the Stockholder's participation will continue even if the shares to be issued under the plan are registered in a future registration. The Stockholder may terminate the Stockholder's participation in the distribution reinvestment plan at any time by providing us with 10 days' written notice. A withdrawal from participation in the distribution reinvestment plan will be effective only with respect to distributions paid more than 30 days after receipt of written notice. Generally, a transfer of common stock will terminate the stockholder's participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.

If the Stockholder participates in the Company's distribution reinvestment plan and are subject to federal income taxation, the Stockholder will incur a tax liability for distributions allocated to the Stockholder even though the Stockholder has elected not to receive the distributions in cash, but rather to have the distributions withheld and reinvested in the Company's common stock. Specifically, the Stockholder will be treated as if the Stockholder have received the distribution from us in cash and then applied such distribution to the purchase of additional shares of the Company's common stock. The Stockholder will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless the Company has designated all or a portion of the distribution as a capital gain distribution. In addition, the difference between the public offering price of the Company's shares and the amount paid for shares purchased pursuant to the Company's distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. Please see “Risk Factors — Federal Income Tax Risks — The Stockholder may have current tax liability on distributions if the Stockholder elect to reinvest in shares of the Company's common stock.”

Notwithstanding any of the foregoing, an investor's participation in the Company's distribution reinvestment plan will terminate automatically if the Company dishonors, or partially dishonors, any requests by such investor to redeem the Company's shares of common stock in accordance with the Company's share repurchase program. The Company will notify investors of any such automatic termination from the Company's distribution reinvestment plan.

Share Repurchase Program

The Company will have a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company's capital or operations.

Prior to the time that the Company's shares are listed on a national securities exchange, the repurchase price per share will depend on the length of time investors have held such shares as follows: no repurchases for the first two years unless shares are being repurchased in connection with a stockholder's death or disability (as defined in the Code). Repurchase requests made in connection with the death or disability of a stockholder will be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once the Company has established an estimated NAV per share, 100% of such amount as determined by the Company's board of directors, subject to any special distributions previously made to the Company's stockholders. With respect to all other repurchases, prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary. After the Company establishes an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary. In the event that the Company does not have sufficient funds available to repurchase all of the shares for which repurchase requests have been submitted in any quarter, the Company will repurchase the shares on a pro rata basis on the repurchase date. The SRP will be terminated if the Company's shares become listed for trading on a national securities exchange or if the Company's board of directors determines that it is in the Company's best interest to terminate the SRP.

The Company is not obligated to repurchase shares of common stock under the share repurchase program. The number of shares to be repurchased during the calendar quarter is limited to the lesser of: (i) 5% of the weighted average number of shares outstanding during the prior calendar year, and (ii) those repurchases that could be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by the Company's board of directors; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder.. Because of these limitations, the Company cannot guarantee that the Company will be able to accommodate all repurchase requests.

The Company will repurchase shares as of March 31, June 30, September 30, and December 31 of each year. Each stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter. The Company refers to the last day of such quarter as the repurchase date. If funds available for the Company's share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of the

Company's board of directors, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder's IRA; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If the Stockholder's repurchase request is not honored during a repurchase period, the Stockholder will be required to resubmit the request to have it considered in a subsequent repurchase period.

The board of directors may, in its sole discretion, terminate, suspend or amend the share repurchase program upon 30 days' written notice without stockholder approval if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of the stockholders. Among other things, the Company may amend the plan to repurchase shares at prices different from those described above for the purpose of ensuring the Company's dividends are not “preferential” for incomes tax purposes. Any notice of a termination, suspension or amendment of the share repurchase program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. The board of directors may also limit the amounts available for repurchase at any time in its sole discretion. Notwithstanding the foregoing, the share repurchase program will terminate if the shares of common stock are listed on a national securities exchange. At December 31, 2016, no shares had been redeemed.

As of the date of this filing, no shares have been redeemed.

Use of Offering Proceeds

Common Shares

On October 22, 2015, the Company's registration statement on Form S-11 registering a public offering (No. 333-205893) of up to $550,000,000 in shares of the Company's common stock was declared effective under the Securities Act of 1933, as amended, or the Securities Act, and the Company commenced the initial public offering. The Company offered up to 20,000,000 shares of its common stock to the public in the primary offering at $25.00 per share and continues to offer up to 2,000,000 shares of its common stock pursuant to the distribution reinvestment plan at $25.00 per share. The Company entered into selling agreements with MVP American Securities, LLC (“MVP AS”) and other non-affiliated selling agents to distribute shares of the Company's common stock to its clients. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering but may accept additional subscriptions through March 31, 2017.

As of December 31, 2016, the Company had 2,301,828 shares of common stock issued and outstanding for a total of approximately $56.1 Million, less offering costs.

The following is a table of summary of offering proceeds from inception through December 31, 2016:

Type	Number of Shares - Common	Value
Issuance of common stock	2,254,253	56,356,000
DRIP shares	18,311	—
Dividend shares	29,264	—
Distributions	—	(274,000)
Deferred offering costs	—	(1,086,000)
Contribution from Advisor		1,147,000
Total	2,301,828	$56,143,000

From October 22, 2015 through December 31, 2016, the Company incurred organization and offering costs in connection with the issuance and distribution of the registered securities of approximately $1.1 million, which were paid to unrelated parties by the Sponsor. From October 22, 2015 through December 31, 2016, the net proceeds to the Company from its offering, after deducting the total expenses and deferred offering costs incurred and paid by the Company as described above, were $56.1 million. A majority of these proceeds were used to make investments in parking facilities, and our portion of the purchase price for these parking facilities was approximately $51.8 million. In addition, a portion of these proceeds were used to make cash distributions of approximately $274,000 to the Company's stockholders. The ratio of the costs of raising capital to the capital raised is approximately 2.0%.

Recent Sales of Unregistered Securities

On May 26, 2015, the Company issued 8,000 shares of common stock at $25.00 per share to MVP Capital Partners II, LLC, the Sponsor, in exchange for $200,000 in cash. The Company relied on Section 4(a)(2) of the Securities Act for the exemption from the registration requirements of the Securities Act of 1933, as amended.

The Series A preferred stock and warrants have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506(c) of Regulation D promulgated thereunder by the Securities and Exchange Commission (the “SEC”). The Company has filed file a Form D with the SEC in accordance with the requirements of Regulation D. This Offering was closed on March 23, 2017.

Long-Term Incentive Plan

The Company's board of directors has adopted a long-term incentive plan which the Company will use to attract and retain qualified directors, officers, employees, and consultants. The Company's long-term incentive plan will offer these individuals an opportunity to participate in the Company's growth through awards in the form of, or based on, the Company's common stock. The Company currently anticipates that the Company will not issue awards under the Company's long-term incentive plan, although the Company may do so in the future, including to the Company's independent directors as a form of compensation.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company's affiliates' selected by the board of directors for participation in the Company's long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company's common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of the Company's common stock on the date of grant.

The Company's board of directors or a committee appointed by the Company's board of directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize the Company's status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company's charter. Unless otherwise determined by the Company's board of directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum number of 500,000 shares for issuance under the long-term incentive plan. In the event of a transaction between the Company's company and the Company's stockholders that causes the per-share value of the Company's common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the board of directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

The Company's board of directors may in its sole discretion at any time determine that all or a portion of a participant's awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the Company's board of directors and stockholders, unless extended or earlier terminated by the Company's board of directors. The Company's board of directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant's consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. The Company's board of directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant's consent and no amendment to the long-term incentive plan will be effective without the approval of the Company's stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan. During the year ended December 31, 2016, no grants have been made under the long-term incentive plan.

ITEM 6.	SELECTED FINANCIAL DATA

Not required for a smaller reporting company.

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

MVP REIT II, Inc. (the “Company,” “we,” “us,” or “our”) is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2016. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering (the “Offering”) of its common stock, $0.0001 par value per share, at $25.00 per share, pursuant to a registration statement on Form S-11 filed with the SEC under the Securities Act. As of December 31, 2016, the Company raised approximately $56.4 million in the Offering before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $274,000.

The Company has also registered $50 million in shares of common stock for issuance pursuant to a distribution reinvestment plan (the “DRIP”) under which common stock holders may elect to have their distributions reinvested in additional shares of common stock at $25.00 per share.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of this offering will be used for investment in Canadian properties. To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company is the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Company plans to own substantially all of its assets and conduct its operations through the Operating Partnership. The Company's wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The operating agreement provides that the Operating Partnership is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the Operating Partnership is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation.

The Company utilizes an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure to enable us to acquire real property in exchange for limited partnership interests in the Company's Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of the Company's common stock or cash.

As part of the Company's initial capitalization, the Company sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC (the “Sponsor”), the sponsor of the Company. The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and NADSAQ-listed company that has provided notice of its intent to delist from Nasdaq on or about March 30, 2017 (“VRM II”), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and NASDAQ-listed company (“VRM I”), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek owns a significant majority. The Company also sold 5,000 shares of common stock directly to VRM II.

The Company's advisor is MVP Realty Advisors, LLC (the “Advisor”), a Nevada limited liability company, which is owned sixty percent (60%) by VRM II and forty percent (40%) by VRM I. The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”). The Company has no paid employees. The Advisor also advises MVP REIT, Inc. (“MVP REIT”), a real estate investment trust registered with the SEC with substantially the same investment strategy as the Company in that MVP REIT also invests primarily in parking facilities.

From inception through December 31, 2016, the Company had paid approximately $274,000 in cash, issued 18,311 shares of its common stock as DRIP and issued 29,264 shares of its common stock as dividend in distributions to the Company's stockholders. All of the cash distributions have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

During the year ended December 31, 2016, MVP REIT acquired an ownership interest in the following properties:

Property Name	MVP REIT II %	MVP REIT %	Total Purchase Price	Purchase Date	Parking Lease is with	Tenant Portion of Property Tax	Term in Years	Annual Base Rent	Revenue Sharing Starting Point $
Consolidated Properties listed as investments in real estate
MVP San Jose 88 Garage	100.00%	0.00%	$3,575,500	6/15/2016	ABM	N/A	1	N/A	Management Agreement
MCI 1372 Street	100.00%	0.00%	$700,000	7/8/2016	ABM	$3,034	5	$50,000	70% > $100,000
MVP Cincinnati Race Street Garage	100.00%	0.00%	$4,500,000	7/8/2016	SP +	$120,000	5	$330,000	70%> 610,000
MVP St. Louis Washington	100.00%	0.00%	$3,000,000	7/18/2016	SP +	N/A	5	$162,500	70%> $245,000
MVP St. Paul Holiday Garage	100.00%	0.00%	$8,200,000	8/12/2016	Interstate Parking	$150,000	10	$534,500	75% > $900,000
MVP Louisville Station Broadway	100.00%	0.00%	$3,050,000	8/23/2016	Riverside Parking	$25,000	5	$200,000	75% > $275,000
Cleveland Lincoln Garage Owners	100.00%	0.00%	$7,316,950	10/19/2016	SP +	$125,000	5	$500,000	80% > $900,000
MVP Houston Jefferson Lot	100.00%	0.00%	$700,000	11/22/2016	iPark Services	N/A	10	$87,000	65% > $154,000
MVP Houston San Jacinto Lot	100.00%	0.00%	$3,200,000	11/22/2016	iPark Services	N/A	10	$264,000	65% > $325,000
White Front Garage Partners	80.00%	20.00%	$11,496,000	9/30/2016	Premier Parking	ALL	10	$700,000	70% > $850,000
MVP Cleveland West 9th (1)	51.00%	49.00%	$5,675,000	5/11/2016	SP +	$120,000	5	$330,000	70% >650,000
33740 Crown Colony (1)	51.00%	49.00%	$3,030,000	5/17/2016	SP +	$40,000	5	$185,000	70% >$325,000
Investment in equity method investee
MVP Denver Sherman 1935	24.00%	76.00%	$2,437,500	2/12/2016	SP +	N/A	10	$120,000	70% > $160,000
MVP Houston Preston Lot	20.00%	80.00%	$2,800,000	11/22/2016	iPark Services	N/A	10	$228,000	65% > $300,000
Investment in cost method investees
Minneapolis City Parking	13.00%	87.00%	$9,395,000	1/6/2016	SP +	N/A	5	$800,000	0% > $1,032,000
MVP Bridgeport Fairfield Garage	10.00%	90.00%	$7,800,000	3/30/2016	SP +	$100,000	10	$400,000	65%> $775,000
Assets held for sale
MVP Minneapolis Venture	13.00%	87.00%	$6,100,000	1/6/2016	N/A	N/A	N/A	N/A	N/A
MVP Houston Jefferson Lot	100.00%	0.00%	$700,000	11/22/2016	iPark Services	N/A	10	$87,000	65% > $154,000
(1)	In November 2016, these properties were merged into one holding company called West 9th Street Properties II, LLC, for the purposes of debt financing.

During January 2017, the Company and MVP REIT, through MVP Detroit Center Garage, LLC (“MVP Detroit Center”), an entity owned by the Company and MVP REIT, acquired a multi-level parking garage consisting of approximately 1,275 parking spaces, located in Detroit, Michigan, for a purchase price of $55.0 million, plus acquisition and financing-related transaction costs. The Company owns an 80% equity interest in the MVP Detroit Center and MVP REIT II owns a 20% equity interest. The parking garage will be operated by SP Plus Corporation (“SP+”) under a long-term lease, where SP will be responsible for the first $572,000 in property taxes, pay annual base rent of $3.4 million, and 80% of all gross revenue above $5.0 million. As part of the acquisition MVP Detroit Center entered into a $31.5 million loan agreement with Bank of America, N.A., with a term of 10 years, amortized over 25 years, with monthly principal and interest payments totaling approximately $194,000, bearing an annual interest rate of 5.52%, secured by the parking garage, and maturing in February 2027. In connection with this purchase the Company paid a broker commission totaling 2% of the purchase price.

On February 1, 2017, the Company, through MVP St. Louis Broadway, LLC, a Delaware limited liability company (“Broadway”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 161 parking spaces, located in St. Louis, Missouri, for a purchase price of $2.4 million in cash plus closing costs. The parking lot is under a 5 year lease with St. Louis Parking Co, (“St. Louis Parking”), a regional parking operator, under a modified net lease agreement where Broadway is responsible for property taxes above a $19,600 threshold, and St. Louis Parking pays for insurance and maintenance costs. St. Louis Parking pays annual rent of $180,000. In addition, the lease provides revenue participation with Broadway receiving 75% of gross receipts over $270,000.

On February 1, 2017, the Company, through MVP St. Louis Seventh & Cerre, LLC, a Delaware limited liability company (“7th & Cerre”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 174 parking spaces, located in St. Louis, Missouri, for a purchase price of $3.3 million in cash plus closing costs. The parking lot is under a 5 year lease with St. Louis Parking, a regional parking operator, under a modified net lease agreement where 7th & Cerre is responsible for property taxes above a $14,885 threshold, and St. Louis Parking pays for insurance and maintenance costs. St. Louis Parking pays annual rent of $225,000. In addition, the lease provides revenue participation with 7th & Cerre receiving 75% of gross receipts over $345,000.

Since a majority of the Company's property leases call for additional percentage rent, the Company monitors the gross revenue generated by each property on a monthly basis. The higher the property's gross revenue the higher the Company's potential percentage rent. Below graph is showing the comparison of the Company's monthly rental income to the gross revenue generated by the properties.

As of December 31, 2016, the Company held a 51% or more interest in 12 properties (out of 17 total investments), with initial purchase prices totaling approximately $54.4 million, of which the Company's portion was $47.9 million. Of those 12 properties; 9 were owned 100% by us, and three properties had common ownership with MVP REIT. The Company held a less than 50% ownership in five properties, where MVP REIT owned the majority share, of which the Company's share of the purchase price was approximately $3.9 million. One of those properties owned by us and MVP REIT is currently listed for sale at $6.1 million. These properties were acquired with funds from the initial public offering, third party financing and the assumption of existing liabilities.

The Company operates as a REIT. The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31 fiscal year end. As a REIT, the Company will not be subject to federal income tax on income that is distributed to stockholders. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds of the offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company's board of directors will at all times have ultimate oversight and policy-making authority over the Company, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to the Company's advisory agreement, however, the Company's board has delegated to MVP Realty Advisors, LLC, the Company's advisor, authority to manage the Company's day-to-day business, in accordance with the Company's investment objectives, strategy, guidelines, policies and limitations. Vestin Realty Mortgage II, Inc., (“VRM II”) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc. (“VRM I”); both are managed by Vestin Mortgage, LLC. The Company's sponsor is MVP Capital Partners II, LLC (the “Sponsor”). The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and NASDAQ-listed company that has provided notice of its intent to delist from Nasdaq, to be effective on or about March 30, 2017 (“VRM II”), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC Market-listed company (“VRM I”), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek owns a significant majority. The Company also sold 5,000 shares of common stock directly to VRM II.

VRM I, an OTC Pink Sheet-listed company, and VRM II, a NASDAQ-listed company that has provided notice of its intent to delist from Nasdaq on or about March 30, 2017, are engaged primarily in the business of investing in commercial real estate and loans secured by commercial real estate. As the owners of the Advisor, VRM I and VRM II may benefit from any fees and other compensation that the Company pays to the Advisor under the Advisor Agreement. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled under the Advisory Agreement. Please refer to Note E – Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection With the Operations of the Company in Part II, Item 8 Financial Statements of this Annual Report on Form 10-K for more information. As of December 31, 2016, the aggregate amount of fees and expense reimbursements waived by the Advisor was approximately $6.9 million. If the owners of the Advisor determine that such waivers are no longer in the best interests of their stockholders or otherwise refuse to grant future waivers of fees or expenses if requested by the Company, then the Company's operating expenses could increase significantly, which could adversely affect the Company's results of operations and the amount of distributions to stockholders.

In addition, the Company may compete against MVP REIT, VRM I and VRM II, all of whom are managed by affiliates of the Company's sponsor, for the acquisition of investments. The Company believes this potential conflict with respect to VRM I and VRM II, is mitigated, in part, by the Company's focus on parking facilities as its core investments, while the investment strategy of VRM I and VRM II focuses on acquiring office buildings and other commercial real estate and loans secured by commercial real estate. MVP REIT has substantially the same investment strategy as the Company, in that MVP REIT is also focused primarily on investments in parking facilities. For additional discussion regarding potential conflicts of interests, please see “Risk Factors—Risks Related to Conflicts of Interest” and “Item 13 – Certain Relationships and Related Transactions, and Director Independence” in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Review of the Company's Policies

The Company's board of directors, including the independent directors, have reviewed the policies described in this Annual Report and determined that they are in the best interest of the Company's stockholders because: (1) they increase the likelihood that the Company will be able to acquire a diversified portfolio of income producing properties, thereby reducing risk in its portfolio; (2) the Company's executive officers, directors and affiliates of the advisor have expertise with the type of real estate investments the Company seeks; and (3) borrowings should enable the Company to purchase assets and earn rental income more quickly, thereby increasing the likelihood of generating income for the Company's stockholders and preserving stockholder capital.

Results of Operations

The Company has purchased the majority of the properties since May 2016 (the Company had no rental income during 2015) and the results of operations below reflect start-up costs as well as acquisition expenses incurred in connection with purchasing properties as the Company seeks to deploy the Company's offering proceeds. The

Company expects that income and expenses related to the Company's portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets. The results of operations described below may not be indicative of future results of operations.

Rental revenues (by property)		2016
MVP Cleveland West 9th, LLC (b)		$211,000
33740 Crown Colony, LLC (b)		115,000
MVP San Jose 88 Garage, LLC	(a)	423,000
MCI 1372 Street, LLC		24,000
MVP Cincinnati Race Street Garage, LLC		189,000
MVP St. Louis Washington, LLC		72,000
MVP St. Paul Holiday Garage, LLC		206,000
MVP Louisville Station Broadway, LLC		72,000
White Front Garage Partners, LLC		175,000
Cleveland Lincoln Garage Owners, LLC		93,000
MVP Houston San Jacinto Lot, LLC		22,000
Total revenues		$1,602,000
a)	As of December 31, 2016, the San Jose 88 Garage was under a Parking management agreement and the rental income represents the gross revenues generated by the property. Operating expenses for this property are included in Operations and Maintenance. Starting on March 1, 2017, this property is expected to be leased to a national parking operator, with an annual base rent of $450,000 per year.
b)	In November 2016, these properties were merged into one holding company called West 9th Street Properties II, LLC, for the purposes of debt financing.

Results of Operations for the year ended December 31, 2016 compared to the period from May 4, 2015 (Date of Inception) to December 31, 2015.

	For the Year ended December 31, 2016	For the Period from May 4, 2015 (Date of Inception) to December 31, 2015
Revenues
Rental revenue	$1,602,000	$—
Total revenues	1,602,000

Operating expenses
General and administrative	1,049,000	119,000
Acquisition expenses	2,472,000	—
Acquisition expenses – related party	1,229,000	—
Operation and maintenance	460,000	—
Operation and maintenance – related party	197,000	—
Seminar	16,000	—
Organizational costs	—	6,000
Depreciation	195,000
Total operating expenses	5,618,000	125,000

Loss from operations	(4,016,000)	(125,000)

Other income (expense)
Interest expense	(154,000)	(1,000)
Distribution income – related party	34,000	—
Income from investment in equity method investee	3,000	—
Total other income	(117,000)	(1,000)
Loss from continuing operations	$(4,133,000)	$(126,000)

General and administrative expenses. General and administrative expenses were approximately $1.0 million for the year ended December 31, 2016. This mainly consisted of professional fees of approximately $635,000, director fees of approximately $197,000, insurance totaling $173,000 and other expenses. The Company expects most of these expenses will continue in similar amounts in future years. General and administrative expenses were $119,000 for the period from May 4, 2015 (date of inception) through December 31, 2015. A portion of these general and administrative expenses were paid through the Sponsor and recorded as a contribution from the Sponsor.

Acquisition expenses. During the year ended December 31, 2016, acquisition expense totaled $3.7 million, of which $1.2 million were incurred by related parties. See Note E - Related Party Transactions of the Notes to the Consolidated Financial Statements included in Part 2, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K, for additional information. As the Company did not acquire any properties during 2015, the Company had no acquisition expense for the period from May 4, 2015 (date of inception) through December 31, 2015. As the Company continues to grow and acquire more properties the Company expects acquisition expenses to grow as well.

As of December 31, 2016, we had a 100% ownership interest in one property that was listed as held for sale, with a carrying value of approximately $700,000. This property was acquired on November 22, 2016. This property is accounted for at the fair value based on an appraisal.

See Note P – Assets Held for Sale of the Notes to the Consolidated Financial Statements included in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K.

Operations and maintenance. During the year ended December 31, 2016, the Company's operation and maintenance expenses totaled approximately $657,000, and mainly consisted of asset management fees to MVP Realty Advisor, LLC (the “Advisor”) for approximately $197,000, payroll on the San Jose Garage of approximately $139,000 and property taxes of approximately $30,000. Remaining costs are associated with the operation of the properties such as property tax and repairs & maintenance. As the Company did not acquire any properties during 2015, the Company had no operations and maintenance expense for the period from May 4, 2015 (date of inception) through December 31, 2015.

See Note E - Related Party Transactions of the Notes to the Consolidated Financial Statements included in Part 2, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K, for additional information on the asset management fee.

Interest expense. For the year ended December 31, 2016, interest expense totaled approximately $154,000, related to the interest expense incurred by the Company's KeyBank line of credit for $56,000, amortized loan cost of approximately $37,000, interest expense on the two Cleveland lots (MVP Cleveland West 9th, LLC & 33740 Crown Colony, LLC) for approximately $46,000 and approximately $1,000 related to financing of the Company's Directors and Officers liability Insurance. Interest expense was $1,000 for the period from May 4, 2015 (date of inception) through December 31, 2015, which was due to the financing of the Company's Directors and Officers Liability Insurance. As of December 31, 2016, the Company's loan to cost ratio was approximately 24% (line of credit $8.0 million and notes payable of $5.3 million divided by total parking assets of $54.4 million). The Company expects to continue to leverage the Company's parking assets and future parking assets to fund additional purchases. This will result in higher interest expense in the future. See Note N - Notes Payable and Note M – Line of Credit of the Notes to the Consolidated Financial Statements included in Part 2, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K, for additional information

Discontinued operations, net of income taxes	2016
Loss from assets held for sale, net of income taxes	$(19,000)
Total loss from discontinued operations	$(19,000)

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to the Company's competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve the Company's objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate the Company's interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate the Company's risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time.

No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of the Company's operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event. The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of the Company's on-going portfolio performance. More specifically, MFFO isolates the financial results of the REIT's operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or the Company's future ability to pay the Company's dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management's analysis of long-term operating activities. MFFO also allows for a comparison of the performance of the Company's portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of the Company's performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management's evaluation of the Company's operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•	Straight-line rent. Most of the Company's leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of the Company's portfolio.
•	Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of the Company's portfolio.
•	Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to the Company's stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the Offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the Offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to the Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of the Company's portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments' revenues and expenses. Acquisition-related costs may negatively affect the Company's operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of the Company's operating performance during periods in which acquisitions are made. However, it can provide an indication of the Company's on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to the Company. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as the Company's where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under the Company's current business plan as noted above. MFFO is useful in assisting management and investors in assessing the Company's on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the Offering and acquisition stages are complete and net asset value (“NAV”) is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other organization body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

The Company's calculation of FFO and MFFO, attributable to common shareholders is presented in the following table for the years ended December 31, 2016, and for the period from May 4, 2015 (Inception) through December 31, 2015.

	For the year ended December 31, 2016	For the period from May 4, 2015 (Inception) through December 31, 2015
Net loss attributable to MVP REIT II, Inc. common shareholders	$(4,268,000)	$(126,000)
Add:
Depreciation and amortization of real estate assets	195,000	—
Discontinued operations loss	19,000
FFO	$(4,054,000)	$(126,000)
Add:
Acquisition fees and expenses to non-affiliates	2,472,000	—
Acquisition fees and expenses to affiliates	1,229,000	—
MFFO attributable to MVP REIT II, Inc. common shareholders	$(353,000)	$(126,000)

Capital and Liquidity Resources

The Company commenced operations on December 30, 2015.

The Company's principal demand for funds will be/and is for the acquisition of real estate assets, funding of loans secured by real estate, the payment of operating expenses, capital expenditures, interest on the Company's outstanding indebtedness and the payment of distributions to the Company's stockholders. Over time, the Company intends to generally fund its operating expenses from its cash flow from operations. The cash required for acquisitions and investments in real estate will be funded primarily from the sale of shares of the Company's common stock, including those offered for sale through the Company's distribution reinvestment plan, dispositions of properties in the Company's portfolio and through third party financing and the assumption of debt on acquired properties.

In addition, the Company anticipates raising additional funds though private placements of its preferred stock as well as through additional debt financing. As of March 22, 2017, the Company had raised $2,679,000 in funds from the Series A Convertible Redeemable Preferred Stock and Warrants.

Net cash used in operating activities for the year ended December 31, 2016 totaled approximately $3.6 million. Operating cash flows were used for the payment of normal operating expenses. Net cash used in investing activities totaled approximately $59.4 million and consisted of investments in real estate of approximately $53.7 million, investment in equity method investee of approximately $1.1 million, investments in cost method investees of approximately $2.0 million, investment in cost method investees held for sale of approximately $0.8 million, security deposits on future acquisitions of approximately $4.6 million, investment in assets held for sale of $0.7 million, and investment in MVP REIT, Inc. of $3.0 million, which offset by proceeds from non-controlling interest of $6.6 million. These deposits were used to fund the Detroit Center Parking Garage in January 2017 and the two St. Louis lots in February 2017. Net cash provided by financing activities totaled approximately $65.7 million and mainly consisted of proceeds from issuance of common stock of approximately $54.0 million. In addition, financing activity included proceeds from notes payable of approximately $6.5 million, proceeds from the Company's KeyBank line of credit of approximately $8.2 million and cash distributions of approximately $274,000. Net cash used in financing activities also included approximately $2.6 million distributed to non-controlling interest related to their portion of the loan proceeds.

Net cash used in operating activities for the period from May 4, 2015 (date of inception) through December 31, 2015 was $207,000. Operating cash flows were used for the payment of normal operating expenses. Net cash provided by financing activities totaled approximately $2.5 million and consisted of proceeds from issuance of common stock of approximately $2.4 million, and proceeds from a promissory note of approximately $0.1 million, which offset by payments on notes payable of approximately $45,000. Our Sponsor has paid approximately $1.1 million in our organizational and offering cost on our behalf, which have been accounted for as contributions. During the year ended December 31, 2015, the Company did not acquire any assets or earn any income from operations.

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT, through a wholly owned subsidiary (the “Borrowers”) entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (“KeyBank”) as the administrative agent and KeyBank Capital Markets (“KeyBank Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an annual interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The REITs have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

The Company will experience a relative decrease in liquidity as offering proceeds are used to acquire and operate assets and may experience a temporary, relative increase in liquidity if and when investments are sold, to the extent such sales generate proceeds that are available for additional investments. The Advisor may, but is not required to, establish working capital reserves from offering proceeds of cash flow generated by the Company's investments or out of proceeds from the sale of investments. The Company does not anticipate establishing a general working capital reserve during the initial stages of the Offering; however, the Company may establish capital reserves with respect to particular investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. The Company's lenders also may require working capital reserves.

To the extent that the working capital reserve is insufficient to satisfy the Company's cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to the limitations previously described in the Company's prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

The Company's management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the Company's targeted portfolio, the U.S. parking facility industry, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of the Company's assets.

In addition to making investments in accordance with the Company's investment objectives, the Company expects to use its capital resources to make certain payments to the Company's advisor and the selling agent(s). During the acquisition and development stage, the Company expects to make payments to the Company's advisor in connection with the selection or purchase of investments, the management of the Company's assets and costs incurred by the Company's advisor in providing services to us. For a discussion of the compensation to be paid to the Company's advisor, see “Fees and Expenses Paid in Connection with the Operations of the Company”, included in Note E —

Related Party Transactions and Arrangements in Part II, Item 8 Financial Statements of this Annual Report on Form 10-K for more information. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Company's advisor and the Company's board of directors.

Management Compensation Summary

The following table summarizes all compensation and fees incurred by us and paid or payable to the Company's Advisor and its affiliates in connection with the Company's organization, the Company's initial public offering and the Company's operations for the year ended December 31, 2016 and for the period from May 4, 2015 (Date of Inception) through December 31, 2015.

	For the year ended December 31, 2016	For the Period from May 4, 2015 (Date of Inception) through December 31, 2015
Acquisition Fees – related party	$1,229,000	$—
Asset Management Fees	197,000	—
Total	$1,426,000	$—

Distributions and Stock Dividends

The Company intends to make regular cash and stock distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by the Company's board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, the Company's distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its REIT taxable income each year.

On October 23, 2015, the Company announced that its board of directors has approved a plan for payment of initial monthly cash distributions of $0.0625 per share and monthly stock dividends of $0.0025 per share, based on a purchase price of $25.00 per common share, commencing after the Company breaks escrow upon receiving subscriptions for the minimum offering amount of $2 million. The initial cash distribution and stock dividend were paid on February 10, 2016 to stockholders of record as of January 24, 2016. The initial cash distributions were paid from offering proceeds rather than funds from operations and therefore may represent a return of capital. There can be no assurance that distributions and dividends will continue to be paid at this rate. The Company's board of directors may at any time change the distribution and dividend rate or suspend payment of distributions and dividends if it determines that such action is in the best interest of the Company and its stockholders. The Company expects that its board of directors will continue to authorize, and it will declare, distributions based on a record date on the 24th of each month, and it expects to continue to pay distributions on the 10th day of the following month (or the next business day if the 10th is not a business day), monthly in arrears. The Company has not established a minimum distribution level, and its charter does not require that it make distributions to its stockholders; however, the Company anticipates the payment of monthly distributions. The Company may also make special stock dividends.

From inception through December 31, 2016, the Company had paid approximately $274,000 in cash, issued 18,311 shares of its common stock as DRIP and issued 29,264 shares of its common stock as dividend in distributions to the Company's stockholders. All of the cash distributions have been paid from offering proceeds and constituted a return of capital. The Company's total distributions paid for the period presented, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to the Company's distribution reinvestment plan, or DRIP, are detailed below.

To date, all distributions have been paid from offering proceeds and therefore may represent a return of capital.

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2016	$10,000	$14,000	$24,000	$(134,000)
2nd Quarter, 2016	47,000	67,000	114,000	(435,000)
3rd Quarter, 2016	85,000	136,000	221,000	(1,181,000)
4th Quarter, 2016	132,000	241,000	373,000	(1,894,000)
Total 2016	$274,000	$458,000	$732,000	$(3,644,000)

As of December 31, 2016, the Company issued 29,264 shares of its common stock as dividend distribution made to the Company's stockholders through the DRIP.

The Company may not generate sufficient cash flow from operations to fully fund distributions. All or a portion of the distributions may be paid from other sources, such as cash flows from equity offerings, financing activities, borrowings, cash advances from the Advisor, or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted. The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

Related-Party Transactions and Arrangements

The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with, among other things, acquisition and financing activities, asset management services and reimbursement of operating and offering related costs. See Note E — Related Party Transactions and Arrangements in in Part II, Item 8 Financial Statements of this Annual Report on Form 10-K for a discussion of the various related party transactions, agreements and fees.

On November 5, 2016, the Company purchased 338,409 shares of MVP REIT's common stock from an unrelated third party for $3.0 million or $8.865 per share. During the year ended December 31, 2106, the Company received, approximately $34,000 in distributions, related to the Company's ownership of MVP REIT common stock.

Inflation

The Company expects to include provisions in its tenant leases designed to protect the Company from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company has been organized and conducts its operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company expects to qualify as a REIT commencing with the taxable year ending December 31, 2016. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income which is distributed to its stockholders, provided that at least 90% of its REIT taxable income is distributed and provided that certain other requirements are met. The Company's REIT taxable income may substantially exceed or be less than the net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

REIT Compliance

The Company intends to qualify as a REIT for federal income tax purposes, therefore generally will not be subject to federal income tax on income that the Company distributes to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which the Company initially elects to be taxed as a REIT, the Company will be subject to federal income tax on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company's net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of its REIT taxable income to the Company's stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact the Company's REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on the taxable income at regular corporate rates.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of December 31, 2016.

Real Estate Investments & Industry Outlook

The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold, as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Favorable U.S. Treasury yields and competitive lender spreads have created a generally favorable borrowing environment for real estate purchases in 2015 and 2016. Given the uncertainty around the world's financial markets, investors have been willing to accept lower yields on U.S. government backed securities, providing Freddie Mac and Fannie Mae with excellent access to investor capital. During the 4th quarter of 2016, U.S. Treasury rates increased, the Company expects the market to continue to increase US Treasury rates over the next year, which will make it harder to finance the Company's current unencumbered properties or to finance new acquisitions at favorable rates. Management will continue to look for favorable financing opportunities that will maximize the Company's use of cash, but there can be no assurance that the Company will be able to find favorable rates.

Parking Industry Outlook

In December 2016, the National Parking Association, (“NPA”), released their annual Parking Demand Report, which highlighted long-term demand and potential trends in the parking industry. According to the NPA's website http://weareparking.org some of the key finds include:

•	Parking revenue is projected to grow from just under $25 billion in 2015 to nearly $29 billion by 2018.
•	The #1 reason for parking growth is population expansion projected to increase from 320M in 2015, to 400M by 2050.
•	15 year trend continues, 86 percent of U.S. commuters' say driving and parking their vehicle is their dominant mode of transportation.
•	Approximately 119.9M Americans drive to work (2013 U.S. Census).
•	New York, Los Angeles, Chicago, Houston and Phoenix highlight urbanization and density and have the most parking growth potential.
•	The top two states in terms of parking revenue are California ($1.4 billion), and New York ($1.2 billion).
•	By region, population density leads to parking growth in the New York/Northeast corridor. The West Coast, anchored by California, continues to be a parking powerhouse. And Florida as 3rd most populous state, presents future revenue growth opportunities.

According to NPA, parking demand is a function of a number of factors, all working in tandem to affect demand and usage. When looking at macroeconomic, demographic, employment, and industry statistics, NPA see a picture of patterns that influence parking demand in North America:

•	Population: Fundamental population growth of 9.6% from the 2000 U.S. Census to the 2010 U.S. Census is expected to continue into the future.
•	Employment: In the U.S., 92% employment provides sustained parking demand, 6.2% unemployment as of August 2014.

•	Baby Boomers: The Baby Boomer population will be 65 or older in 2029 and stand at 61.3 million, representing 20% of the U.S. population.
•	Colleges/Universities: College/university enrollment increased 30% from 2000-2009, from 15.3 million to 20.4 million.
•	Municipalities: Public sector parking is beset by financial pressures; this pressure will accelerate automation and rate increases that will drive revenue.
•	Pricing: Demand will be affected by demand pricing, mobile rate promotions, pre-paid parking and price increases, both public/private, as well as price rates for peak parking periods.

Critical Accounting Policies

The Company's accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management's judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements.

Additionally, other companies may utilize different estimates that may impact comparability of the Company's results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once the Company commences significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company are required to make subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company's investments in real estate. These assessments have a direct impact on the Company's net income because if the Company were to shorten the expected useful lives of the Company's investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of the Company's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Contractual Obligations

The following is a summary of the Company's gross contractual obligations as of December 31, 2016:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Long-term debt obligations	$5,393,000	$231,000	$253,000	$277,000	$4,632,000
Capital and Operating Lease Obligations	—	—	—	—	—
Line of credit:	—	—	—	—	—
Interest	—	—	—	—	—
Principle	8,190,000	8,190,000	—	—	—
Purchase Obligations	—	—	—	—	—
Total	$13,583,000	$8,421,000	$253,000	$277,000	$4,632,000

Contractual obligation table amount does not reflect the unamortized loan issuance costs of approximately $0.1 million for notes payable and approximately $0.2 million for the line of credit as of December 31, 2016.

Subsequent Events

During January 2017, the Company and MVP REIT, through MVP Detroit Center Garage, LLC (“MVP Detroit Center”), an entity owned by the Company and MVP REIT, acquired a multi-level parking garage consisting of approximately 1,275 parking spaces, located in Detroit, Michigan, for a purchase price of $55.0 million, plus acquisition and financing-related transaction costs. The Company owns a 80% equity interest in the MVP Detroit Center and MVP REIT owns an 20% equity interest. The parking garage will be operated by SP Plus Corporation (“SP+”) under a long-term lease, where SP will be responsible for the first $572,000 in property taxes, pay annual base rent of $3.4 million, and 80% of all gross revenue above $5.0 million. As part of the acquisition MVP Detroit Center entered into a $31.5 million loan agreement with Bank of America, N.A., with a term of 10 years, amortized over 25 years, with monthly principal and interest payments totaling approximately $194,000, bearing an annual interest rate of 5.52%, secured by the parking garage, and maturing in February 2027. In connection with this purchase the company paid a broker commission totaling 2% of the purchase price.

On February 1, 2017, the Company, through MVP St. Louis Broadway, LLC, a Delaware limited liability company (“Broadway”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 161 parking spaces, located in St. Louis, Missouri, for a purchase price of $2.4 million in cash plus closing costs. The parking lot is under a 5 year lease with St. Louis Parking Co, (“St. Louis Parking”), a regional parking operator, under a modified net lease agreement where Broadway is responsible for property taxes above a $19,600 threshold, and St. Louis Parking pays for insurance and maintenance costs. St. Louis Parking pays annual rent of $180,000. In addition, the lease provides revenue participation with Broadway receiving 75% of gross receipts over $270,000.

On February 1, 2017, the Company, through MVP St. Louis Seventh & Cerre, LLC, a Delaware limited liability company (“7th & Cerre”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 174 parking spaces, located in St. Louis, Missouri, for a purchase price of $3.3 million in cash plus closing costs. The parking lot is under a 5 year lease with St. Louis Parking, a regional parking operator, under a modified net lease agreement where 7th & Cerre is responsible for property taxes above a $14,885 threshold, and St. Louis Parking pays for insurance and maintenance costs. St. Louis Parking pays annual rent of $225,000. In addition, the lease provides revenue participation with 7th & Cerre receiving 75% of gross receipts over $345,000.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required for a smaller reporting company.

ITEM 8.	FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MVP REIT II, Inc.

We have audited the accompanying consolidated balance sheets of MVP REIT II, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2016 and for the period from May 4, 2015 (date of inception) through December 31, 2015. Our audits also included the consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MVP REIT II, Inc. and subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the year ended December 31, 2016 and for the period from May 4, 2015 (date of inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ RBSM LLP

New York, New York
March 24, 2017

MVP REIT II, Inc.
(A Maryland Corporation)
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Cash	$4,885,000	$2,268,000
Cash - restricted	100,000	—
Prepaid expenses	283,000	180,000
Accounts receivable	208,000	—
Investments in MVP REIT, Inc.	3,034,000
Land and improvements	28,854,000	—
Buildings and improvements	24,889,000	—
Investments in real estate and fixed assets	53,743,000	—
Accumulated depreciation	(195,000)	—
Total investments in real estate and fixed assets, net	53,548,000	—

Other assets	4,575,000	—
Assets held for sale	700,000
Investment in equity method investee	1,150,000	—
Investments in cost method investee – held for sale	836,000	—
Investments in cost method investee	936,000	—
Total assets	$70,255,000	$2,448,000
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$485,000	$6,000
Security Deposit	2,000	—
Due to related parties	575,000	32,000
Line of credit, net of unamortized loan issuance costs of approximately $0.2 million	7,957,000	—
Deferred revenue	45,000	—
Notes payable, net of unamortized loan issuance costs of approximately $0.1 million	5,318,000	106,000
Total liabilities	14,382,000	144,000
Commitments and contingencies	—	—
Equity
MVP REIT II, Inc. Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none outstanding	—	—
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, none outstanding
Non-voting, non-participating convertible stock, $0.0001 par value, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 98,999,000 shares authorized, 2,301,828 and 94,749 shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	—
Additional paid-in capital	56,143,000	2,430,000
Accumulated deficit	(4,394,000)	(126,000)
Total MVP REIT II, Inc. Shareholders’ Equity	51,749,000	2,304,000
Non-controlling interest – related party	4,124,000	—
Total equity	55,873,000	2,304,000
Total liabilities and equity	$70,255,000	$2,448,000

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT II, Inc.
(A Maryland Corporation)
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2016	For the period from May 4, 2015 (Date of Inception) through December 31, 2015
Revenues
Rental revenue	$1,602,000	$—
Total revenues	1,602,000	—

Operating expenses
General and administrative	1,049,000	119,000
Acquisition expenses	2,472,000	—
Acquisition expenses – related party	1,229,000	—
Operation and maintenance	460,000	—
Operation and maintenance – related party	197,000	—
Seminar	16,000	—
Organizational costs	—	6,000
Depreciation and amortization	195,000	—
Total operating expenses	5,618,000	125,000

Loss from operations	(4,016,000)	(125,000)

Other income (expense)
Interest expense	(154,000)	(1,000)
Distribution income – related party	34,000	—
Income from investment in equity method investee	3,000	—
Total other expense	(117,000)	(1,000)

Loss from continuing operations	(4,133,000)	(126,000)

Discontinued operations, net of income taxes
Loss from assets held for sale, net of income taxes	(19,000)	—
Total loss from discontinued operations	(19,000)	—

Provision for income taxes	—	—

Net loss	(4,152,000)	(126,000)
Net income attributable to non-controlling interest – related party	116,000	—
Net loss attributable to MVP REIT II, Inc.’s common stockholders	$(4,268,000)	$(126,000)
Basic and diluted loss per weighted average common share:
Loss from continuing operations attributable to MVP REIT II, Inc.’s common stockholders – basic and diluted	$(3.85)	$(15.01)
Loss from discontinued operations – basic and diluted	$(0.02)	$—
Net loss attributable to MVP REIT II, Inc.’s common stockholders - basic and diluted	$(3.87)	$(15.01)
Distributions declared per common share	$0.66	$—
Weighted average common shares outstanding, basic and diluted	1,102,459	8,396

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT II, Inc.
(A Maryland Corporation)
CONSOLIDATED STATEMENTS OF EQUITY
For the Period from May 4, 2015 (Date of Inception) Through December 31, 2016

	Common stock
	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non- controlling interest	Total
Balance, May 4, 2015	—	$—	$—	$—	$—	$—
Issuance of common stock – purchase	94,749		2,369,000			2,369,000
Deferred offering costs			(1,086,000)			(1,086,000)
Contributions from the Sponsor (unreimbursed expenditures)			1,147,000			1,147,000
Net loss				(126,000)		(126,000)
Balance, December 31, 2015	94,749	—	2,430,000	(126,000)	—	2,304,000
Issuance of common stock – Purchase	2,159,504	—	53,987,000	—	—	53,987,000
Issuance of common stock – DRIP	18,311	—	458,000	—	—	458,000
Issuance of common stock – Dividend	29,264	—	—	—	—	—
Investment from non-controlling interest	—	—	—	—	6,584,000	6,584,000
Distributions to non-controlling interest	—	—	—	—	(2,576,000)	(2,576,000)
Distributions to stockholders	—	—	(732,000)	—	—	(732,000)
Net (loss) income	—	—	—	(4,268,000)	116,000	(4,152,000)
Balance, December 31, 2016	2,301,828	$—	$56,143,000	$(4,394,000)	$4,124,000	$55,873,000

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT II, Inc.
(A Maryland Corporation)
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2016	For the period from May 4, 2015 (Inception) through December 31, 2015
Cash flows from operating activities:
Net Loss	$(4,152,000)	$(126,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from investment in equity method investee	(3,000)	—
Distribution from MVP REIT	(34,000)	—
Amortization	40,000	—
Depreciation expense	195,000	—
Contribution from Sponsor for unreimbursed organizational expenses	—	61,000
Changes in operating assets and liabilities
Cash - Restricted	(100,000)	—
Due to related parties	543,000	32,000
Accounts payable	479,000	6,000
Loan fees	(348,000)	—
Security deposits	2,000	—
Deferred revenue	45,000	—
Accounts receivable	(208,000)	—
Prepaid expenses	(103,000)	(180,000)
Net cash used in operating activities	(3,644,000)	(207,000)

Cash flows from investing activities:
Purchase of investment in real estate	(53,743,000)	—
Investment in assets held for sale	(700,000)	—
Investment in cost method investee – held for sale	(836,000)	—
Investment in cost method investee	(1,994,000)	—
Investment in equity method investee	(1,160,000)	—
Investment in MVP REIT, Inc.	(3,000,000)	—
Proceeds from non-controlling interest	6,584,000	—
Payment of deposits on future acquisitions	(4,575,000)	—
Net cash used in investing activities	(59,424,000)	—

Cash flows from financing activities
Proceeds from note payable – investment in equity method investee	6,498,000	151,000
Payments on note payable	(153,000)	(45,000)
Proceeds from of line of credit	8,190,000	—
Distribution to non-controlling interest	(2,576,000)	—
Distribution received from investment in equity method investee	13,000	—
Proceeds from issuance of common stock - Sponsor	—	200,000
Proceeds from issuance of common stock	53,987,000	2,169,000
Distribution made to common stockholders	(274,000)	—
Net cash provided by financing activities	65,685,000	2,475,000

Net change in cash	2,617,000	2,268,000
Cash, beginning of period	2,268,000	—
Cash, end of period	$4,885,000	$2,268,000

Supplemental disclosures of cash flow information:		—
Interest Paid	$154,000	$—
Non-cash investing and financing activities:
Distributions - DRIP	$(458,000)	$—
Contribution from Sponsor for unreimbursed deferred offering expenses	$—	$1,147,000

The accompanying notes are an integral part of these consolidated financial statements.

MVP REIT II, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016

Note A — Organization and Proposed Business Operations

MVP REIT II, Inc. (the “Company,” “we,” “us,” or “our”) is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2016. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering (the “Offering”) of its common stock, $0.0001 par value per share, at $25.00 per share, pursuant to a registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. As of December 31, 2016, the Company raised approximately $56.4 million in the Offering before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $274,000. The Company has also registered $50 million in shares of common stock for issuance pursuant to a distribution reinvestment plan (the “DRIP”) under which common stock holders may elect to have their distributions reinvested in additional shares of common stock at $25.00 per share.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of this offering will be used for investment in Canadian properties. To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company is the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Company plans to own substantially all of its assets and conduct its operations through the Operating Partnership. The Company's wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The operating agreement provides that the Operating Partnership is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the Operating Partnership is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation.

We utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure to enable us to acquire real property in exchange for limited partnership interests in the Company's Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of the Company's common stock or cash.

As part of the Company's initial capitalization, we sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC (the “Sponsor”), the sponsor of the Company. The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company that has provided notice of its intent to delist from Nasdaq, to be effective on or about March 30, 2017 (“VRM II”), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC pink sheet company (“VRM I”), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek owns a significant majority. The Company also sold 5,000 shares of common stock to VRM II in the Offering.

The Company's advisor is MVP Realty Advisors, LLC (the “Advisor”), a Nevada limited liability company, which is owned 60% by VRM II and 40% by VRM I. The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”). The Company has no paid employees.

From inception through December 31, 2016, the Company has paid approximately $732,000 in distributions, including issuing 18,311 shares of its common stock as DRIP and issuing 29,264 shares of its common stock as dividend in distributions to the Company's stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering and other stock sales, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

Capitalization

As of December 31, 2016, the Company had 2,301,828 shares of common stock issued and outstanding. During the year ended December 31, 2016, the Company had received consideration of approximately $54 million for the issuance of its common stock in connection with the Offering. In connection with its formation, the Company sold 8,000 shares of common stock to the Sponsor for $200,000.

On October 27, 2016, the Company filed a Form 8-K, summarizing the terms of its new Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Convertible Redeemable Preferred Stock”), The Company also disclosed its intentions to offer up to $50 million in shares of the Series A Convertible Redeemable Preferred Stock, together with warrants (the “Warrants”) to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors (the “private placement”). In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary (the “Articles Supplementary”) to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the Series A Convertible Redeemable Preferred Stock and the Warrants to accredited investors on November 1, 2016 and terminated the offering as of March 23, 2017. The Company raised an aggregate of $2,434,000 in proceeds, net of offering expenses, in the Series A private placement.

Stockholders may elect to reinvest distributions received from the Company in common shares by participating in the Company's DRIP. The stockholder may enroll in the DRIP by checking the appropriate box on the subscription agreement. The stockholder may also withdraw at any time, without penalty, by delivering written notice to the Company. Participants will acquire DRIP shares at a fixed price of $25.00 per share until (i) all such shares registered in the Offering are issued, (ii) the Offering terminates and the Company elects to deregister any unsold shares under the DRIP, or (iii) the Company's board decides to change the purchase price for DRIP shares or terminate the DRIP for any reason. Commencing no later than May 29, 2018 (the “Valuation Date”), which is 150 days following the second anniversary of the date to satisfy the minimum offering requirement in the Offering, if the DRIP is ongoing, the Company will adjust the price of shares offered in the DRIP to equal the net asset value (“NAV”) per share. The Company will update the NAV per share at least annually following the Valuation Date and further adjust the per share price in the Company's DRIP accordingly. The Company has registered $50,000,000 in shares for issuance under the DRIP.

The Company may amend, suspend or terminate the DRIP for any reason, except that the Company may not amend the DRIP to eliminate a participant's ability to withdraw from the DRIP, without first providing 10 days prior written notice to participants.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least two years an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary. After the Company establishes an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary.

The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 5.0% of the weighted average number of shares of common stock outstanding during the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by the Company's board of directors; provided however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange. Redemption requests other than those made in connection with the death or disability (as defined in the

Internal Revenue Code of 1986, as amended (the “Code”) of a stockholder will continue to be repurchased as of March 31st, June 30th, September 30th and December 31st of each year in accordance with the terms of the SRP. As of December 31, 2016, no shares had been redeemed.

On October 27, 2016, the Company filed a Form 8-K announcing, among other things, an amendment to the SRP providing for participation in the SRP by any holder of the Company's Series A Convertible Redeemable Preferred Stock, or any future board-authorized series or class of preferred stock that is convertible into common stock of the Company. Under the amendment, which becomes effective on November 26, 2016, a preferred stock holder may participate in the SRP by converting its preferred stock into common stock of the Company, and submitting such common shares for repurchase. The time period, for purposes of determining how long such stockholder has held the common shares submitted for repurchase, begins as of the date such preferred stockholder acquired the underlying preferred shares that were converted into common shares and submitted for repurchase.

Note B — Summary of Significant Accounting Policies

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included.

Consolidation

The Company's consolidated financial statements include its accounts and the accounts of its subsidiaries, Operating Partnership and all of the following subsidiaries. All intercompany profits and losses, balances and transactions are eliminated in consolidation.

West 9th Street Properties II, LLC (1)
MVP San Jose 88 Garage, LLC
MCI 1372 Street, LLC
Cincinnati Race Street, LLC
St. Louis Washington, LLC
St. Paul Holiday Garage, LLC
Louisville Station Broadway, LLC
White Front Garage Partners, LLC
Cleveland Lincoln Garage Owners, LLC
MVP Houston Jefferson Lot, LLC
MVP Houston San Jacinto Lot, LLC

(1)	In November 2016, Cleveland West 9th and 33740 Crown properties were merged into one holding company called West 9th Street Properties II, LLC, for the purposes of debt financing.

Under GAAP, the Company's consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company's management considers factors such as an entity's purpose and design and the Company's ability to direct the activities of the entity that most significantly impacts the entity's economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity's expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company's share of its equity method investees' earnings or losses is included in other income in the accompanying consolidated statements of operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Concentration

The Company had six parking tenants as of December 31, 2016. One tenant, Standard Parking + (“SP+”), represented a concentration for the year ended December 31, 2016, in regards to parking base rental revenue. During the year ended December 31, 2016, SP+ accounted for 43%, of the parking base rental revenue. Below is a table that summarizes base parking rent by tenant:

Parking Tenant	% of Total
SP +	42.44%
ABM	27.96%
Interstate Parking	12.82%
Premier Parking	10.92%
Riverside Parking	4.49%
iPark Services	1.37%
Grand Total	100.00%

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management's estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. The Company's below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management's assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by the Company in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates.

In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of the Company's acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, the Company's judgments for these intangibles could have a significant impact on the Company's reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the year ended December 31, 2016, the Company expensed approximately $1.2 million related party acquisition costs and $2.5 million of non-related party acquisition costs, for the purchase of an interest in 17 properties. During the period from May 4, 2015 (Inception) through December 31, 2015, the Company did not acquire any properties. The Company's acquisition expenses are directly related to the Company's acquisition activity and if the Company's acquisition activity was to increase or decrease, so would the Company's acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Cash

Cash includes cash in bank accounts. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company up to an insurance limit up of $250,000. As of December 31, 2016 the Company had approximately $3.4 million in excess of the federally-insured limits. As of December 31, 2015 the Company was federally-insured for the full balance.

Restricted Cash

Restricted cash primarily consists of escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, and other amounts required to be escrowed pursuant to loan agreements.

Revenue Recognition

The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the Company's leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company's allowance for uncollectible accounts or record a direct write-off of the receivable after exhaustive efforts at collection.

Advertising Costs

Advertising costs incurred in the normal course of operations and are expensed as incurred. During the year ended December 31, 2016 and for the period from May 4, 2015 (date of inception) through December 31, 2015, the Company had no advertising costs.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease.

The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company's pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Organization, Offering and Related Costs

Certain organization and offering costs will be incurred by the Advisor. Pursuant to the terms of the Advisory Agreement, the Company will not reimburse the Advisor for these out of pocket costs and future organization and offering costs it may incur. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, and direct expenses of the Advisor's employees and employees of the Advisor's affiliates and others.

All direct offering costs incurred and or paid by us that are directly attributable to a proposed or actual offering, including sales commissions, if any, were charged against the gross proceeds of the Offering and recorded as an offset to additional paid-in-capital. All indirect costs will be expensed as incurred.

Offering costs were reclassified from deferred costs to stockholders' equity when the Company commenced its Offering, and included all expenses incurred by the Company in connection with its Offering as of such date.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note G — Stock-Based Compensation).

Income Taxes

The Company has elected, and operates in a manner that will allow the Company, to qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2016. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes all of its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies to be taxed as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic income (loss) per share by dividing net income (loss) for the period by weighted-average shares of its common stock outstanding for the respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. The Company had no outstanding common share equivalents during the year ended December 31, 2016 and for the period from May 4, 2015 (date of inception) through December 31, 2015.

Reportable Segments

We currently operate one reportable segment.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company's financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies, and other costs incurred in connection with registering to sell shares of the Company's common stock. As of December 31, 2016, the Company fulfilled its minimum offering of $2.0 million in subscriptions and all deferred offering costs paid by the Sponsor were charged against the gross proceeds of the Offering and reclassified to stockholders' equity.

Share Repurchase Program

The Company has a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company's capital or operations.

Prior to the time that the Company's shares are listed on a national securities exchange, the repurchase price per share will depend on the length of time investors have held such shares as follows: no repurchases for the first two years unless shares are being repurchased in connection with a stockholder's death or disability (as defined in the Code). Repurchase requests made in connection with the death or disability of a stockholder will be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once we have established an estimated NAV per share, 100% of such amount as determined by the Company's board of directors, subject to any special distributions previously made to the Company's stockholders. With respect to all other repurchases, prior to the date that we establish an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary. After we establish an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary. In the event that the Company does not have sufficient funds available to repurchase all of the shares for which repurchase requests have been submitted in any quarter, we will repurchase the shares on a pro rata basis on the repurchase date. The SRP will be terminated if the Company's shares become listed for trading on a national securities exchange or if the Company's board of directors determines that it is in the Company's best interest to terminate the SRP.

The Company is not obligated to repurchase shares of common stock under the share repurchase program. The number of shares to be repurchased during the calendar quarter is limited to the lesser of: (i) 5% of the weighted average number of shares outstanding during the prior calendar year, and (ii) those repurchases that could be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by the Company's board of directors; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder.. Because of these limitations, the Company cannot guarantee that the Company will be able to accommodate all repurchase requests.

The Company will repurchase shares as of March 31st, June 30th, September 30th, and December 31st of each year. Each stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter. The Company refers to the last day of such quarter as the repurchase date. If funds available for the Company's share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of the Company's board of directors, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder's IRA; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If the Stockholder's repurchase request is not honored during a repurchase period, the Stockholder will be required to resubmit the request to have it considered in a subsequent repurchase period.

On October 27, 2016, the Company filed a Form 8-K announcing, among other things, an amendment to the SRP providing for participation in the SRP by any holder of the Company's Series A Convertible Redeemable Preferred Stock, or any future board-authorized series or class of preferred stock that is convertible into common stock of the Company. Under the amendment, which becomes effective on November 26, 2016, a preferred stock holder may participate in the SRP by converting its preferred stock into common stock of the Company, and submitting such common shares for repurchase. The time period, for purposes of determining how long such stockholder has held the common shares submitted for repurchase, begins as of the date such preferred stockholder acquired the underlying preferred shares that were converted into common shares and submitted for repurchase.

The board of directors may, in its sole discretion, terminate, suspend or further amend the share repurchase program upon 30 days' written notice without stockholder approval if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of the stockholders. Among other things, we may amend the plan to repurchase shares at prices different from those described above for the purpose of ensuring the Company's dividends are not “preferential” for incomes tax purposes. Any notice of a termination, suspension or amendment of the share repurchase program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. The board of directors may also limit the amounts available for repurchase at any time in its sole discretion. Notwithstanding the foregoing, the share repurchase program will terminate if the shares of common stock are listed on a national securities exchange. As of December 31, 2016, no shares are eligible for redemption (other than in connection with a death or disability of a stockholder).

Distribution Reinvestment Plan

Pursuant to the DRIP stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. We have issued a total of 18,311 shares of common stock under the DRIP as of December 31, 2016.

Non-controlling Interests

The FASB issued authoritative guidance for non-controlling interests in December 2007, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We do not believe that compliance with existing laws will have a material adverse effect on the Company's financial condition or results of operations. However, we cannot predict the impact of any unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Note D – Investments in Real Estate

As of December 31, 2016, the Company had the following Investments in Real Estate:

Property	Location	Date Acquired	Property Type	Investment Amount	Size / Acreage	# Spaces	Retail /Office Square Ft.	Ownership %
MVP San Jose 88 Garage, LLC	San Jose, CA	6/15/2016	Garage	$3,575,500	1.33	328	N/A	100.0%
MCI 1372 Street, LLC	Canton, OH	7/8/2016	Lot	$700,000	0.44	68	N/A	100.0%
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	7/8/2016	Garage	$4,500,000	0.63	350	N/A	100.0%
MVP St. Louis Washington, LLC	St Louis, MO	7/18/2016	Lot	$3,000,000	0.39	63	N/A	100.0%
MVP St. Paul Holiday Garage, LLC	St Paul, MN	8/12/2016	Garage	$8,200,000	0.85	285	N/A	100.0%
MVP Louisville Station Broadway, LLC	Louisville, KY	8/23/2016	Lot	$3,050,000	1.25	165	N/A	100.0%
Cleveland Lincoln Garage Owners, LLC	Cleveland, OH	10/19/2016	Garage	$7,316,950	1.20	536	45,272	100.0%
MVP Houston Jefferson Lot, LLC	Houston, TX	11/22/2016	Lot	$700,000	0.52	76	N/A	100.0%
MVP Houston San Jacinto Lot, LLC	Houston, TX	11/22/2016	Lot	$3,200,000	0.65	85	240	100.0%
White Front Garage Partners, LLC	Nashville, TN	9/30/2016	Garage	$9,196,800	0.26	155	N/A	80.0%
MVP Cleveland West 9th, LLC	Cleveland, OH	5/11/2016	Lot	$2,894,250	2.16	254	N/A	51.0%
33740 Crown Colony, LLC	Cleveland, OH	5/17/2016	Lot	$1,545,300	0.54	82	N/A	51.0%

Investment in Real Estate continued:

Property	Location	Zoning	Height Restriction	Parking Tenant	Lease Commencement Date	Lease Term
MVP San Jose 88 Garage, LLC	San Jose, CA	DC	Unlimited	ABM	6/15/2016	1 year management agreement
MCI 1372 Street, LLC	Canton, OH	B-5	375 FT	ABM	7/8/2016	5 years
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	DD-A	500 FT.	SP +	9/1/2016	5 years
MVP St. Louis Washington, LLC	St Louis, MO	CBD I	100 FT.	SP +	7/21/2016	5 years
MVP St. Paul Holiday Garage, LLC	St Paul, MN	B-5	Unlimited	Interstate Parking	8/12/2016	10 years
MVP Louisville Station Broadway, LLC	Louisville, KY	CBD I	Unlimited	Riverside Parking	8/23/2016	5 years
Cleveland Lincoln Garage Owners, LLC	Cleveland, OH	SI-E5 / GR-E5	250 FT.	SP +	10/25/2016	5 years
MVP Houston Jefferson Lot, LLC	Houston, TX	NONE	Unlimited	iPark Services	12/1/2016	10 years
MVP Houston San Jacinto Lot, LLC	Houston, TX	NONE	Unlimited	iPark Services	12/1/2016	10 years
White Front Garage Partners, LLC	Nashville, TN	CBD I	Unlimited	Premier Parking	10/1/2016	10 years
MVP Cleveland West 9th, LLC	Cleveland, OH	CBD LLR-B4	175 FT.	SP +	5/11/2016	5 years
33740 Crown Colony, LLC	Cleveland, OH	LLR-D5	250 FT.	SP +	5/17/2016	5 years

Note E — Related Party Transactions and Arrangements

The transactions described in this Note were approved by a majority of the Company's board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Ownership of Company Stock

As of December 31, 2016, the Company's Sponsor owned 8,000 shares and VRM II owned 5,000 shares of the Company's outstanding common stock.

Ownership of MVP REIT

On November 5, 2016, the Company purchased 338,409 shares of MVP REIT common stock from an unrelated third party for $3.0 million or $8.865 per share. During the year ended December 31, 2016, MVP REIT paid us, approximately $34,000 in distributions, related to the Company's ownership of their common stock.

Acquisition Expense

During the year ended December 31, 2016, JNL Parking, a brokerage and consulting company specializing in the parking industry and co-founded by the Advisor's former Chief Investment Officer and former Chief Technology Officer (their employment ended during August 2016), earned fees of approximately $78,000, equal to a 1% commission on purchases. JNL Parking may continue to receive broker fee from the Company, for deals in which John Roy and Lance Miller acted as brokers, after their employment ended with the Company.

Ownership of the Advisor

VRM I and VRM II own 40% and 60%, respectively, of the Advisor. Neither VRM I nor VRM II paid any up-front consideration for these ownership interests, but each will be responsible for its proportionate share of future expenses of the Advisor. The operating agreement of the Advisor provides that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor's behalf, or capital investment, and once they have received an annualized return on their capital investment of 7.5%, then Michael Shustek will receive 40% of the net profits of the Advisor.

Fees Paid in Connection with the Offering – Common Stock

Various affiliates of the Company are involved in this offering and the Company's operations including MVP American Securities, LLC, or (“MVP American Securities”), which is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or FINRA. MVP American Securities is owned by MS MVP Holdings, LLC which is owned and managed by Mr. Shustek. Additionally, the Company's board of directors, including a majority of the Company's independent directors, may engage an affiliate of the Advisor to perform certain property management services for us.

The Company's Sponsor or its affiliates will pay selling commissions of up to 6.5% of gross offering proceeds from the sale of shares in the primary offering without any right to seek reimbursement from the Company.

The Company's sponsor or its affiliates also may pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses, subject to the total underwriting compensation limitation set forth below. We expect such due diligence expenses to average up to 1% of total offering proceeds at the maximum offering amount. Such commissions and fees will be paid by the Company's sponsor or its affiliates (other than the Company) without any right to seek reimbursement from the Company's company.

Fees Paid in Connection with the Offering – Preferred Stock

In connection with the private placement of the Series A preferred stock, the Company will pay selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placement, including sales by affiliated and non-affiliated selling agents.

The Company may pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses of up to 2.0% of gross offering proceeds. The Company may also pay a dealer manager fee to MVP American Securities of up to 2.0% of gross offering proceeds from the sale of the shares in the private placement as compensation for acting as dealer manager.

Fees Paid in Connection with the Operations of the Company

The Advisor or its affiliates will receive an acquisition fee of 2.25% of the purchase price of any real estate provided, however, the Company will not pay any fees when acquiring loans from affiliates. During the year ended December 31, 2016, approximately $1.2 million in acquisition fees have been earned by the Advisor.

The Advisor or its affiliates will be reimbursed for actual expenses paid or incurred in the investment. During the year ended December 31, 2016, no acquisition expenses have been reimbursed to the Advisor.

The Advisor or its affiliates will receive a monthly asset management fee at an annual rate equal to 1.0% of the cost of all assets then held by the Company, or the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement. The Company will determine the Company's NAV, on a date not later than the Valuation Date. Following the Valuation Date, the asset management fee will be based on the value of the Company's assets rather than their historical cost. Asset management fees for the year ended December 31, 2016 were approximately $197,000.

The Company will reimburse the Advisor or its affiliates for costs of providing administrative services, subject to the limitation that we will not reimburse the Advisor for any amount by which the Company's operating expenses, at the end of the four preceding fiscal quarters (commencing after the quarter in which we make the Company's first investment), exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires, unless the excess amount is approved by a majority of the Company's independent directors. We will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives a separate fee, such as an acquisition fee, disposition fee or debt financing fee, or for the salaries and benefits paid to the Company's executive officers. In addition, we will not reimburse the Advisor for rent or depreciation, utilities, capital equipment or other costs of its own administrative items. During the year ended December 31, 2016, no operating expenses have been incurred by the Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets

For substantial assistance in connection with the sale of investments, as determined by the independent directors, we will pay the Advisor or its affiliate the lesser of (i) 3.0% of the contract sale price of each real estate-related secured loan or other real estate investment or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.0% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any asset. During the year ended December 31, 2016, no disposition fees have been earned by the Advisor.

After the Company's stockholders have received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return, then the Company's Advisor will be entitled to receive 15.0% of the remaining proceeds.

We will pay this subordinated performance fee only upon one of the following events: (i) if the Company's shares are listed on a national securities exchange; (ii) if the Company's assets are sold or liquidated; (iii) upon a merger, share exchange, reorganization or other transaction pursuant to which the Company's investors receive cash or publicly-traded securities in exchange for their shares; or (iv) upon termination of the Company's advisory agreement. During the year ended December 31, 2016, no subordinated performance fees have been earned by the Company's Advisor.

Note F — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition services, the sale of shares of the Company's common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. In addition, the Sponsor pays selling commissions in connection with the sale of the Company's shares in the Offering and the Advisor pays the Company's organization and offering expenses.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note G — Stock-Based Compensation

Long-Term Incentive Plan

The Company's board of directors has adopted a long-term incentive plan which we will use to attract and retain qualified directors, officers, employees, and consultants. The Company's long-term incentive plan will offer these individuals an opportunity to participate in the Company's growth through awards in the form of, or based on, the Company's common stock. We currently anticipate that we will not issue awards under the Company's long-term incentive plan, although we may do so in the future, including to the Company's independent directors as a form of compensation.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company's affiliates' selected by the board of directors for participation in our long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant.

Our board of directors or a committee appointed by our board of directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum number of 500,000 shares for issuance under the long-term incentive plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the board of directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Our board of directors may in its sole discretion at any time determine that all or a portion of a participant's awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by our board of directors. Our board of directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant's consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. Our board of directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant's consent and no amendment to the long-term incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan. During the year ended December 31, 2016, no grants have been made under the long-term incentive plan.

Note H – Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to borrowings be presented in the balance sheet as a direct deduction from the carrying amount of the borrowing, consistent with debt discounts. The ASU does not affect the amount or timing of expenses for debt issuance costs. The Company adopted ASU 2015-03 effective January 1, 2016 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption, the effect of which is not material.

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We do not currently have significant investments that are accounted for by a method other than the equity method and do not expect ASU 2016-07 to have a significant impact on our consolidated financial condition and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We are currently assessing the potential impact of ASU 2016-09 on our consolidated financial condition and results of operations.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and a retrospective transition method should be applied. The Company is currently evaluating the effect of this update on its consolidated financial statements.

Note I - Acquisitions

Property	Location	Date Acquired	Property Type	# Spaces	Size / Acreage	Retail /Office Square Ft.	Investment Amount	Ownership %
MVP Cleveland West 9th, LLC	Cleveland, OH	5/11/2016	Lot	254	2.16	N/A	$2,894,250	51.00%
33740 Crown Colony, LLC	Cleveland, OH	5/17/2016	Lot	82	0.54	N/A	$1,545,300	51.00%
MVP San Jose 88 Garage, LLC	San Jose, CA	6/15/2016	Garage	328	1.33	N/A	$3,575,500	100.00%
MCI 1372 Street, LLC	Canton, OH	7/8/2016	Lot	68	0.44	N/A	$700,000	100.00%
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	7/8/2016	Garage	350	0.63	N/A	$4,500,000	100.00%
MVP St. Louis Washington, LLC	St Louis, MO	7/18/2016	Lot	63	0.39	N/A	$3,000,000	100.00%
MVP St. Paul Holiday Garage, LLC	St Paul, MN	8/12/2016	Garage	285	0.85	N/A	$8,200,000	100.00%
MVP Louisville Station Broadway, LLC	Louisville, KY	8/23/2016	Lot	165	1.25	N/A	$3,050,000	100.00%
White Front Garage Partners, LLC	Nashville, TN	9/30/2016	Garage	155	0.26	N/A	$9,196,800	80.00%
Cleveland Lincoln Garage Owners, LLC	Cleveland, OH	10/19/2016	Garage	536	1.2	45,272	$7,316,950	100.00%
MVP Houston Jefferson Lot, LLC	Houston, TX	11/22/2016	Lot	76	0.52	N/A	$700,000	100.00%
MVP Houston San Jacinto Lot, LLC	Houston, TX	11/22/2016	Lot	85	0.65	240	$3,200,000	100.00%

The following table is a summary of the acquisitions for the year ended December 31, 2016.

	Assets			Liabilities
	Land and Improvements	Building and improvements	Total assets acquired	Notes Payable Assumed	Net assets and liabilities acquired
West 9th Properties II	$5,675,000	—	$5,675,000	$—	$5,675,000
33740 Crown Colony	3,030,000	—	3,030,000	—	3,030,000
San Jose 88 Garage	1,073,000	2,503,000	3,576,000	—	3,576,000
MCI 1372 Street	700,000	—	700,000	—	700,000
Cincinnati Race Street	2,142,000	2,358,000	4,500,000	—	4,500,000
St. Louis Washington	3,000,000	—	3,000,000	—	3,000,000
St. Paul Holiday Garage	1,673,000	6,527,000	8,200,000	—	8,200,000
Louisville Station Broadway	3,050,000	—	3,050,000	—	3,050,000
White Front Garage	3,116,000	8,379,000	11,495,000	—	11,495,000
Cleveland Lincoln Garage	2,195,000	5,122,000	7,317,000		7,317,000
Houston Jefferson *	700,000	—	700,000	—	700,000
Houston San Jacinto	3,200,000	—	3,200,000	—	3,200,000
	$29,554,000	$24,889,000	$54,443,000	$—	$54,443,000
*	On January 11, 2017, the Company received an unsolicited offer to purchase the Houston Jefferson lot for approximately $2.0 million, with a 90-day due diligence period. The property was purchased for a long-term hold; however, our advisor and board of directors believe that the offer received justified the sale of the property.

Pro forma results of the Company

The following table of pro forma consolidated results of operations of the Company for the year ended December 31, 2016 and for the period from May 4, 2015 (Date of Inception) through December 31, 2015, and assumes that the acquisitions were completed as of May 4, 2015 (Date of Inception).

	December 31, 2016	December 31, 2015
Revenues from continuing operations	$4,081,000	$1,695,000
Net loss available to common stockholders	$(2,081,000)	$(1,273,000)
Net loss available to common stockholders per share – basic	$(1.89)	$152.11
Net loss available to common stockholders per share – diluted	$(1.89)	$152.11

Note J – Investment in Equity Method Investee

MVP Denver 1935 Sherman, LLC

On February 12, 2016, the Company along with MVP REIT, through MVP Denver 1935 Sherman, LLC (“MVP Denver”), a Nevada limited liability company owned 24.49% by the Company and 75.51% by MVP REIT, closed on the purchase of a parking lot for approximately $2.4 million in cash, of which the Company's share was approximately $0.6 million. The parking lot is located at 1935 Sherman Avenue, Denver, Colorado (the “Denver parking lot”). The Denver parking lot consists of approximately 18,765 square feet and has approximately 72 parking spaces. The Denver parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where MVP Denver is responsible for property taxes and SP Plus Corporation pays for all insurance and maintenance costs. SP Plus Corporation pays annual rent of $120,000. In addition, the lease provides revenue participation with MVP Denver receiving 70% of gross receipts over $160,000. The term of the lease is for 10 years.

Houston Preston Lot

On November 22, 2016, the Company and MVP REIT, through MVP Houston Preston Lot, LLC, a Delaware limited liability company (“MVP Preston”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 46 parking spaces, located in Houston, Texas, for a purchase price of $2.8 million in cash plus closing costs, of which our portion was $560,000. We hold a 20% ownership interest in Houston Preston, while MVP REIT holds an 80% ownership interest in Houston Preston. The parking lot is under a 10 year lease with iPark Services LLC (“iPark”), a regional parking operator, under a modified net lease agreement where MVP Preston is responsible for property taxes above a $38,238 threshold, and iPark pays for insurance and maintenance costs. iPark pays annual rent of $228,000. In addition, the lease provides revenue participation with MVP Preston receiving 65% of gross receipts over $300,000. The term of the lease is for 10 years.

The following is a summary of the Company's portion of the purchase per the agreement:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT II	MVP REIT
MVP Denver 1935 Sherman	02/12/2016	$600,000	24.49%	75.51%
MVP Houston Preston	11/22/2016	560,000	20.00%	80.00%
Total		$1,160,000

Note K – Investment in Cost Method Investee

Minneapolis Venture, LLC and Minneapolis City Parking, LLC

On January 6, 2016, the Company along with MVP REIT closed on the purchase of two parking lots located in Minneapolis for a purchase price of approximately $15.5 million in cash plus closing costs. The purchase was accomplished through Minneapolis Venture, LLC, a limited liability company (the “Minneapolis Venture”) owned jointly by the Company and MVP REIT, of which the Company owns 12.91%. The Company's share of the purchase price was approximately $2.0 million plus the Company's share of the closing costs.

The first parking lot is located at 1022 Hennepin Avenue (the “Hennepin lot”). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces. The second parking lot is located at 41 10th Street North (the “10th Street lot”). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces. SP Plus Corporation will lease the Hennepin lot and 10th Street lot under a net lease agreement pursuant to which the Minneapolis Venture will be responsible for property taxes and SP Plus Corporation will pay for all insurance and maintenance costs. SP Plus Corporation will pay a cumulative annual rent of $800,000. In addition, the lease provides revenue participation with Minneapolis Venture receiving 70.0% of gross receipts over $1,060,000 but not in excess of $1,300,000 plus 80.0% of annual gross receipts in excess of $1,300,000. The term of the lease is for 5 years. During April 2016, the Hennepin lot was put into a new entity Minneapolis City Park. During June 2016, Minneapolis Venture entered into a purchase and sales agreement (the “PSA”) to sell the 10th Street lot “as is” to a third party for approximately $6.1 million, which was cancelled. During February 2017, the Company entered into a letter of intent to sell a portion of the property (approximately 2.2 acres) to an unrelated third party for $3.0 million. The remaining portion of the property will be retained by the Company and will be leased to a parking operator.

MVP Bridgeport Fairfield Garage, LLC

On March 30, 2016, the Company along with MVP REIT, through MVP Bridgeport Fairfield Garage, LLC, a Delaware limited liability company (“MVP Bridgeport”), an entity owned 10% by the Company and 90% by MVP REIT, closed on the purchase of a multi-level parking garage consisting of approximately 878 parking spaces, together with approximately 4,349 square feet of retail space, located in Bridgeport, Connecticut (the “Bridgeport lot”), for a purchase price of $7.8 million in cash, plus closing costs, of which the Company's share was approximately $0.8 million. The Bridgeport lot is leased by SP Plus Corporation under a net lease agreement where MVP Bridgeport is responsible for property taxes above a $100,000 threshold, and SP Plus Corporation pays for insurance and maintenance costs. SP Plus Corporation pays annual rent of $400,000. In addition, the lease provides revenue participation with MVP Bridgeport receiving 65% of gross receipts over $775,000. The term of the lease is for 10 years.

The following is a summary of the Company's portion of the initial investments:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II
MVP Bridgeport Fairfield	03/30/2016	792,000	90.00%	10.00%
Minneapolis City Parking	01/06/2016	1,178,000	87.09%	12.91%
Total		$1,970,000

Note L — Investment in Cost Method Investee – Held for Sale

Minneapolis Venture, LLC and Minneapolis City Parking, LLC

On January 6, 2016, the Company along with MVP REIT closed on the purchase of two parking lots located in Minneapolis for a purchase price of approximately $15.5 million in cash plus closing costs. The purchase was accomplished through Minneapolis Venture, LLC, a limited liability company (the “Minneapolis Venture”) owned jointly by the Company and MVP REIT, of which the Company owns 12.91%. The Company's share of the purchase price was approximately $2.0 million plus the Company's share of the closing costs. The first parking lot is located at 1022 Hennepin Avenue (the “Hennepin lot”). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces. The second parking lot is located at 41 10th Street North (the “10th Street lot”). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces. SP Plus Corporation will lease the Hennepin lot and 10th Street lot under a net lease agreement pursuant to which the Minneapolis Venture will be responsible for property taxes and SP Plus Corporation will pay for all insurance and maintenance costs. SP Plus Corporation will pay a cumulative annual rent of $800,000. In addition, the lease provides revenue participation with Minneapolis Venture receiving 70.0% of gross receipts over $1,060,000 but not in excess of $1,300,000 plus 80.0% of annual gross receipts in excess of $1,300,000. The term of the lease is for 5 years. During April 2016, the Hennepin lot was put into a new entity Minneapolis City Park. During June 2016, Minneapolis Venture entered into a PSA to sell the 10th Street lot to a third party for approximately $6.1 million. The property is being sold as is and there can be no assurance that the PSA will close.

The following is a summary of the Company's portion of the initial investments:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II
MVP Minneapolis Venture	01/06/2016	$822,000	87.09%	12.91%
Total		$822,000

Note M — Line of Credit

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT, (the “REITs”) through a wholly owned subsidiary (the “Borrowers”) entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association ('KeyBank”) as the administrative agent and KeyBank Capital Markets (“KeyBank Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The REITs have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

As of December 31, 2016, the REITs had 13 properties listed on the line of credit, which provided an available draw of approximately $25.7 million, and had drawn approximately $13.0 million, of which our portion of the current draw was approximately $8.2 million, based on our pro-rate ownership of the properties listed on the line of credit. Based on the 13 properties on the line of credit as of December 31, 2016, the REITs had an additional draw of approximately $12.7 million. For the year ended December 31, 2016, we had accrued approximately $56,000 in interest expense, amortized approximately $37,000 in loan fees and $6,000 in unused line fees associated with our draw. In addition, as of December 31, 2016, the REITs had an available draw of approximate $12.7 million. On January 11, 2017, the REITs use approximately $12.5 million from the line of credit to acquire the Detroit Center Garage described in Note R – Subsequent Events.

Note N — Notes Payable

In November 2016, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 3.8%. The agreement required a down payment of $25,000 and nine monthly payments of $14,000 beginning on November 3, 2016. As of December 31, 2016, the outstanding balance of the note was approximately $0.1 million.

During October 2016, Cleveland West 9th and 33740 Crown Colony issued a promissory note to American National Insurance Company of New York for a $5.3 million loan secured by real properties located in Cleveland, OH, of which we own a 49% interest in these entities. The loan has a term of 10 years, has an annual interest rate of 4.5% and is payable in monthly installment payments of principal and interest totaling approximately $30,000, maturing in October 2026.

Total interest expense incurred for the year ended December 31, 2016 was $39,000. Total loan amortization cost for the year ended December 31, 2016 was $2,800. The Company did not have any notes payable during the period from May 4, 2015 (Inception) through December 31, 2015.

As of December 31, 2016, future principal payments on the notes payable are as follows:

2017	$231,000
2018	124,000
2019	129,000
2020	135,000
2021	142,000
Thereafter	4,632,000
Total	$5,393,000

Principal payments table amount does not reflect the unamortized loan issuance cost of $75,000 as of December 31, 2016.

As of December 31, 2016, the principal balances on notes payable are as follows:

Property	Location	Current Loan Balance	Interest Rate	Loan Maturity
D&O Financing	N/A	$112,000	3.81%	8/3/2017
West 9th Properties II, LLC	Cleveland, OH	5,281,000	4.50%	10/25/2026
	Less unamortized loan issuance costs	(75,000)
	Total	$5,318,000

Note O — Fair Value

As of December 31, 2016, the Company had no financial assets and liabilities utilizing Level 1 or Level 2. The Company had assets and liabilities utilizing Level 3 inputs including investments in equity and cost method investees.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of December 31, 2016 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/16	Carrying Value on Balance Sheet at 12/31/16
Assets
Investment in equity method investee	$—	$—	$1,150,000	$1,150,000	$1,150,000
Investment in cost method investee – held for sale		$—	$836,000	$836,000	$836,000
Investment in cost method investee	$—	$—	$936,000	$936,000	$936,000

Note P — Assets held for sale

As of December 31, 2016, we had a 100% ownership interest in one property that was listed as held for sale, with a carrying value of approximately $700,000. This property was acquired on November 22, 2016. This property is accounted for at the fair value based on an appraisal. During March 2017, Houston Jefferson entered into a PSA to sell the property “as is” to a third party for approximately $2.0 million.

The following is a summary of the results of operations related to the assets held for sale for period from November 22, 2016 (acquisition) to December 31, 2016:

For period of November 22, 2016 (acquisition) to December 31, 2016
Revenue	$5,000
Expenses	(22,000)
Net loss	$(19,000)

Note Q — Income Tax

Income Taxes and Distributions

As a REIT, it generally will not be subject to federal income tax on taxable income distributed to the stockholders. In 2016, the Company has no distributable taxable income. In addition, the Company does not have any subsidiaries elected to be treated as TRSs pursuant to the Code to participate in services that would otherwise be considered impermissible for REITS and are subject to federal and state income tax at regular corporate tax rates.

Tax Treatment of Distributions

For federal income tax purposes, distributions to stockholders are characterized as ordinary income, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders' basis (but not below zero) in their shares. The income tax treatment for distributions reportable for the year ended December 31, 2016 and for the period May 4, 2015 (Date of inception) through December 31, 2015 is as follows:

	2016	2015
Ordinary	$—	$—
Capital Gain	—	—
Return of Capital	732,000	—
	$732,000	$—

Note R — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

During January 2017, the Company and MVP REIT, through MVP Detroit Center Garage, LLC (“MVP Detroit Center”), an entity owned by the Company and MVP REIT, acquired a multi-level parking garage consisting of approximately 1,275 parking spaces, located in Detroit, Michigan, for a purchase price of $55.0 million, plus acquisition and financing-related transaction costs. The Company owns an 80% equity interest in the MVP Detroit Center and MVP REIT owns an 20% equity interest. The parking garage will be operated by SP Plus Corporation (“SP+”) under a long-term lease, where SP will be responsible for the first $572,000 in property taxes, pay annual base rent of $3.4 million, and 80% of all gross revenue above $5.0 million. As part of the acquisition MVP Detroit Center entered into a $31.5 million loan agreement with Bank of America, N.A., with a term of 10 years, amortized over 25 years, with monthly principal and interest payments totaling approximately $194,000, bearing an annual interest rate of 5.52%, secured by the parking garage, and maturing in February 2027. In connection with this purchase the company paid a broker commission totaling 2% of the purchase price.

On February 1, 2017, the Company, through MVP St. Louis Broadway, LLC, a Delaware limited liability company (“Broadway”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 161 parking spaces, located in St. Louis, Missouri, for a purchase price of $2.4 million in cash plus closing costs. The parking lot is under a 5 year lease with St. Louis Parking Co, (“St. Louis Parking”), a regional parking operator, under a modified net lease agreement where Broadway is responsible for property taxes above a $19,600 threshold, and St. Louis Parking pays for insurance and maintenance costs. St. Louis Parking pays annual rent of $180,000. In addition, the lease provides revenue participation with Broadway receiving 75% of gross receipts over $270,000.

On February 1, 2017, the Company, through MVP St. Louis Seventh & Cerre, LLC, a Delaware limited liability company (“7th & Cerre”), an entity wholly owned by the Company, closed on the purchase of a parking lot consisting of approximately 174 parking spaces, located in St. Louis, Missouri, for a purchase price of $3.3 million in cash plus closing costs. The parking lot is under a 5 year lease with St. Louis Parking, a regional parking operator, under a modified net lease agreement where 7th & Cerre is responsible for property taxes above a $14,885 threshold, and St. Louis Parking pays for insurance and maintenance costs. St. Louis Parking pays annual rent of $225,000. In addition, the lease provides revenue participation with 7th & Cerre receiving 75% of gross receipts over $345,000.

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2016

	Initial Cost					Gross Carrying Amount at December 31, 2016
Description	ST Encumbrance	Land	Buildings and Improvements	Total	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (1)	Date Acquired	Rentable Square Feet
West 9th Street	—	$5,675,000	—	$5,675,000	—	$5,675,000	—	$5,675,000	—	2016	n/a
Crown Colony	—	$3,030,000	—	$3,030,000	—	$3,030,000	—	$3,030,000	—	2016	n/a
San Jose	—	$1,073,000	$2,503,000	$3,576,000	—	$1,073,000	$2,503,000	$3,576,000	35,000	2016	n/a
MCI 1372 Street	—	$700,000	—	$700,000	—	$700,000	—	$700,000	—	2016	n/a
Cincinnati Race Street	—	$2,142,000	$2,358,000	$4,500,000	—	$2,142,000	$2,358,000	$4,500,000	29,000	2016	n/a
St Louis Washington	—	$3,000,000	—	$3,000,000	—	$3,000,000	—	$3,000,000	—	2016	n/a
St Paul Holiday Garage	—	$1,673,000	$6,527,000	$8,200,000	—	$1,673,000	$6,527,000	$8,200,000	62,000	2016	n/a
Louisville Station	—	$3,050,000	—	$3,050,000	—	$3,050,000	—	$3,050,000	—	2016	n/a
Whitefront Garage	—	$3,116,000	$8,379,000	$11,495,000	—	$3,116,000	$8,379,000	$11,495,000	45,000	2016	n/a
Cleveland Lincoln Garage	—	$2,195,000	$5,122,000	$7,317,000	—	$2,195,000	$5,122,000	$7,317,000	24,000	2016	n/a
Houston San Jacinto	—	$3,200,000	—	$3,200,000	—	$3,200,000	—	$3,200,000	—	2016	n/a
	—	$28,854,000	$24,889,000	$53,743,000	$—	$28,854,000	$24,889,000	$53,743,000	$195,000
(1)	The initial costs of buildings are depreciated over 39 years using a straight-line method of accounting; improvements capitalized subsequent to acquisition are depreciated over the shorter of the lease term or useful life, generally ranging from one to 20 years.

The aggregate gross cost of property included above for federal income tax purposes approximated $53.7 million as of December 31, 2016.

The following table reconciles the historical cost of total real estate held for investment for the years ended December 31, 2016 and for the period May 4, 2015 (Date of inception) through December 31, 2015:

	2016	2015
Total real estate held for investment, inception (prior)	$—	$—
Additions during period:	—	—
Acquisitions	53,743,000	—
Total real estate held for investment, end of year	$53,743,000	$—

The following table reconciles the accumulated depreciation for the year ended December 31, 2016 and for the period May 4, 2015 (Date of inception) through December 31, 2015:

	2016	2015
Accumulated depreciation, inception (prior)	$—	$—
Additions during period:	—	—
Depreciation of real estate	195,000	—
Accumulated depreciation, end of year	$195,000	$—

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required financial disclosure. In connection with the preparation of this Report on Form 10-K, management carried out an evaluation, under the supervision and with the participation of our CEO and CFO, as of December 31, 2016, of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) under the Exchange Act. Based upon management's evaluation, our CEO and CFO concluded that, as of December 31, 2016, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within our company have been or will be detected. Even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time. Our management, including our CEO and CFO, does not expect that our controls and procedures will prevent all errors.

The certifications of our CEO and CFO required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report.

Management's Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for our Company, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes those policies and procedures that: pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of our Company are being made only in accordance with authorizations of management and directors of our Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our Company's assets that could have a material effect on our financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management has conducted an assessment, including testing, of the effectiveness of our internal control over financial reporting as of December 31, 2016. In making its assessment of internal control over financial reporting, management used the criteria in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management, with the participation of the Chief Executive and Chief Financial Officers, believes that, as of December 31, 2016, the Company's internal control over financial reporting is effective based on those criteria.

Auditor Attestation

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by our registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management's report in this annual report.

Changes in Internal Control Over Financial Reporting

As required by Rule 13a-15(d) under the Exchange Act, our management, including our CEO and CFO, has evaluated our internal control over financial reporting to determine whether any changes occurred during the fourth fiscal quarter of 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on that evaluation, there has been no such change during the fourth fiscal quarter of 2016.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Company will rely on the Advisor to manage the day-to-day activities and to implement the Company's investment strategy, subject to the supervision of our board of directors. The Advisor performs its duties and responsibilities as the Company's fiduciary pursuant to an advisory agreement. The Advisor is managed by Michael V. Shustek.

Directors and Executive Officers

The following table sets forth the names, ages as of March 24, 2017 and positions of the individuals who serve as our directors and executive officers as of March 24, 2017:

Name	Age	Title
Michael V. Shustek	58	Chief Executive Officer and Director
Ed Bentzen	40	Chief Financial Officer
Allen Wolff(1)	45	Independent Director
David Chavez(1)	51	Independent Director
Erik Hart	46	Independent Director
John E. Dawson(1)	59	Independent Director
(1)	Member of the audit committee.

The following table sets forth the names, ages as of March 24, 2017 and positions of the individuals who serve as directors, executive officers and certain significant employees of MVP Realty Advisors (the Advisor) or our affiliates:

Name	Age	Title
Michael V. Shustek	58	President & Chief Executive Officer
Ed Bentzen	40	Chief Financial Officer

Michael V. Shustek has been Chief Executive Officer, President, Secretary and the Chairman of the board of directors of the Company since its inception and serves as the Chief Executive Officer of our Advisor. He has also served as Chief Executive Officer and a director of MVP REIT, Inc. since its inception, Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a director and CEO of Vestin Realty Mortgage II, Inc. and Vestin Realty Mortgage I, Inc. since January 2006. In July 2012, Mr. Shustek became a principal of MVP American Securities. During January 2013, Mr. Shustek became the sole owner of MVP American Securities.

In February 2004, Mr. Shustek became the President of Vestin Group. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Originations, Inc. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of

Nevada, Inc., a company specializing in non-judicial foreclosures. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada's history. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. As our founder and CEO, Mr. Shustek is highly knowledgeable with regard to our business operations. In addition, his participation on our board of directors is essential to ensure efficient communication between the Board and management.

Ed Bentzen was appointed as our Chief Financial Officer (CFO) on June 14, 2016. In addition, Mr. Bentzen was appointed the CFO of MVP REIT on June 14, 2016. From August 2013, Mr. Bentzen has been the Chief Financial Officer of Western Funding, Inc., a subsidiary of Westlake Financial Services, a company that specializes in sub-prime auto financing. From January, 2013 to August, 2013, Mr. Bentzen was the Assistant Vice President of Finance for Western Funding and from October, 2010 through January, 2013, he was the corporate controller of Western Funding. Previous to his experience at Western Funding, Mr. Bentzen served in the capacity of Financial Analyst from January 2006 to April 2007 and then as corporate controller from April 2007 to October 2010 of Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., which are the owners of MVP Realty Advisors, LLC, the Advisor to the Company. Mr. Bentzen received his BS in Hotel Administration from the University of Nevada Las Vegas in 1999 and his Masters of Science in Accountancy from the University of Nevada Las Vegas in 2007. In 2005 he passed the Certified Internal Auditor's exam and received his CIA Certification from the Institute of Internal Auditors (currently inactive status).

Independent Directors of MVP REIT II, Inc.

John E. Dawson is one of our independent directors. He has also been a director of MVP REIT, Inc. since its inception. He was a director of Vestin Group from March 2000 to December 2005, was a director of Vestin Realty Mortgage II, Inc., from March 2007 until he resigned in November 2013 and was a director for Vestin Realty Mortgage I, Inc. from March 2007 until January 2008. Since January of 2015 Mr. Dawson has been a Partner at the International law firm of Dickinson Wright PLLC. Mr. Dawson was a partner of the Las Vegas law firm of Lionel Sawyer & Collins from 2005 until its closing in December of 2014. Previous to that, from 1995 to 2005, Mr. Dawson was a partner at the law firm of Marquis & Aurbach. Mr. Dawson received his Bachelor's Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989.

David Chavez is one of our independent directors. Since 2009, Mr. Chavez has served as Chief Executive Officer of Assured Strategies, LLC, a strategic consulting, coaching and advisory firm. From 1996 to 2007, Mr. Chavez served as Chief Executive Officer of the Chavez & Koch, a Professional Corporation, Certified Public Accountants (CPA's), Ltd., certified public accounting firm, and from 1995 to 1996, he was a private business and financial consultant. From 1991 to 1995 Mr. Chavez worked with Arthur Andersen's Las Vegas office, taking several companies public, and working on auditing as well as consulting. Mr. Chavez received a Bachelor of Science in Business Administration Degree, with a concentration in Accounting, from the University of Nevada, Las Vegas.

Erik A. Hart is one of our independent directors. Since May 2012, Mr. Hart has served as Managing Partner for Romandad Partners and the Romandad Trust. Previous to that, from 2001 to July 2013, Mr. Hart practiced law at The Law Offices of Erik A. Hart, and from 1998 to 2001, Mr. Hart was a lawyer for the Business Affairs and Business Development Department of the Spelling Entertainment Group, Inc., formerly Republic Entertainment, Inc. Mr. Hart received his Bachelor's Degree from the University of the Pacific, and his Juris Doctor from McGeorge School of Law. Mr. Hart is a member of the California Bar and reactivated his California bar license and plan to keep it active indefinitely.

Allen Wolff is one of our independent directors. Since December 2014, Mr. Wolff has served as Chief Financial Officer for NTN Buzztime, Inc. (NYSE MKT: NTN), a social entertainment and integrated marketing platform. Previous to that, from July 2013 to December 2014, Mr. Wolff served as Co-Founder and Financial Strategist for PlumDiggity, LLC, a financial and marketing strategy firm. From January 2011 to July 2013, Mr. Wolff served as Chief Financial Officer and director for 365 Retail Markets, LLC, a micro-market self-checkout POS technology firm, and from January 2006 to January 2011, Mr. Wolff served as Co-Founder and Chief Financial Officer of Paysimple, Inc., a provider of payment management solutions. From January 2003 to July 2009, Mr. Wolff served as President and Chief Financial Officer of The Conclave Group, LLC, a real estate industry publication serving 12,000 apartment communities nationwide. Mr. Wolff received his Bachelor's Degree from the University of Michigan, and his Master of Business Administration Degree from the R.H. Smith School of Business at the University of Maryland.

Our directors and executive officers will serve until their successors are elected and qualify. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.

CORPORATE GOVERNANCE

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board of directors is responsible for directing the management of our business and affairs. The board of directors has retained the Advisor to manage our day-to-day affairs and to implement our investment strategy, subject to the board of directors' direction, oversight and approval.

We have a total of five directors, four of whom are independent of us, the Advisor, our Sponsor and our respective affiliates as determined in accordance with the North American Securities Administrators Association's Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007, or the NASAA REIT Guidelines. The NASAA REIT Guidelines require our charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our Sponsor or the Advisor. A director is deemed to be associated with our Sponsor or the Advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our Sponsor, the Advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by our Sponsor or advised by the Advisor. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from our Sponsor, the Advisor or any of their affiliates exceeds five percent of (1) the director's annual gross revenue derived from all sources during either of the last two years or (2) the director's net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director's spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our Sponsor, the Advisor or any of its affiliates. Our board has determined that each of Allen Wolff, David Chavez, Erik Hart and John Dawson qualifies as an independent director under the NASAA REIT Guidelines.

We refer to our directors who are not independent as our “affiliated directors.” Currently, our only affiliated director is Michael V. Shustek.

Our charter provides that the number of directors shall be five which number may be increased or decreased as set forth in the bylaws. Our charter also provides that a majority of the directors must be independent directors and that at least one of the independent directors must have at least three years of relevant real estate experience. The independent directors will nominate replacements for vacancies among the independent directors.

Our board of directors is elected by our common stockholders on an annual basis. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director will be removed.

At such time as we are subject to Subtitle 8 of the MGCL, we have elected to provide that a vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and, in the case of an independent director, the director must also be nominated by the remaining independent directors.

Responsibilities of Directors

The responsibilities of the members of the board of directors include:

•	approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
•	approving and overseeing our debt financing strategies;
•	approving joint ventures and other such relationships with third parties;
•	approving a potential liquidity transaction;
•	determining our distribution policy and authorizing distributions from time to time; and
•	approving amounts available for repurchases of shares of our common stock.

The directors are accountable to us and our stockholders as fiduciaries. This means that the directors must perform their duties in good faith and in a manner each director believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances, including exercising reasonable inquiry when taking actions. The directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The directors meet quarterly or more frequently as necessary.

We will follow investment guidelines adopted by our board of directors and the investment and borrowing policies described in this report unless they are modified by our directors. Our board of directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interests of our stockholders. Any change in our investment objectives as set forth in our charter must be approved by the stockholders.

In order to reduce or eliminate and address certain potential conflicts of interest, our charter requires that a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction approve any transaction with any of our directors, our Sponsor, the Advisor, or any of their affiliates. The independent directors will also be responsible for reviewing from time to time but at least annually (1) the performance of the Advisor and determining that the compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed; (2) that our total fees and expenses are otherwise reasonable in light of our investment performance, our net assets, our net income, the fees and expenses of other comparable unaffiliated REITs and other factors deemed relevant by our independent directors; and (3) that the provisions of the advisory agreement are being carried out. Each such determination shall be reflected in the applicable board minutes.

Board Committees

Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board of directors meeting, provided that the majority of the members of each committee are independent directors.

Audit Committee

The audit committee will meet on a regular basis, at least quarterly and more frequently as necessary. The audit committee's primary function will be to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The audit committee is comprised of three directors, all of whom are independent directors and one of whom is deemed an audit committee financial expert. Our audit committee consists of John Dawson, David Chavez and Allen Wolff. The Board also determined that Mr. Dawson meets the audit committee financial expert requirements. For the years ended December 31, 2016 and 2015, the audit committee held __ and zero meetings, respectively.

Nominating and Corporate Governance Committee

We do not have a separate nominating and corporate governance committee. We believe that our board of directors is qualified to perform the functions typically delegated to a nominating and corporate governance committee and that the formation of a separate committee is not necessary at this time. Instead, our full board of directors performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting objectives with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of our board of directors, conducting candidate searches and interviews, overseeing and evaluating our board of directors and our management, evaluating from time to time the appropriate size and composition of our board of directors and recommending, as appropriate, increases, decreases and changes to the composition of our board of directors and formally proposing the slate of directors to be elected at each annual meeting of our stockholders.

Compensation Committee

Our board of directors believes that it is appropriate for our board of directors not to have a standing compensation committee based upon the fact that our executive officers and our affiliated directors do not receive compensation directly from us for services rendered to us, and we do not intend to pay compensation directly to our executive officers or our affiliated directors. Our independent directors receive certain compensation from us, which is described in more detail under “Item 11. Executive Compensation.”

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our board of directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive office at the address listed on the cover page of this annual report.

Board Meetings and Annual Stockholder Meeting

The board of directors held one meeting during the fiscal year ended December 31, 2016. Each director attended at least 75% of his board and committee meetings in 2016. Although we do not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting of Stockholders, we encourage all of our directors to attend.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact the board by mail at: John Dawson, Chairman of the MVP REIT II Audit Committee, c/o Corporate Secretary, 8880 W. Sunset Road, Suite 240, Las Vegas, Nevada 89148.

The chairman of the audit committee will receive all communications made by these means, and will distribute such communications to such member or members of our board of directors as he or she deems appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by the chairman of the audit committee to the members of the audit committee for review.

ITEM 11.	EXECUTIVE COMPENSATION

Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of our executive officers, including each executive officer who serves as a director, is employed by our Sponsor and also serves as an executive officer of the Advisor. Each of these individuals receives compensation from our Sponsor for his or her services, including services performed for us and for the Advisor. As executive officers of the Advisor, these individuals will manage our day-to-day affairs and carry out the directives of our board of directors in the review and selection of investment opportunities and will oversee and monitor our acquired investments to ensure they are consistent with our investment objectives. The duties that these executive officers will perform on our behalf will also serve to fulfill the corporate governance obligations of these persons as our appointed officers pursuant to our charter and bylaws. As such, these duties will involve the performance of corporate governance activities that require the attention of one of our corporate officers, including signing certifications required under the Sarbanes-Oxley Act of 2002, as amended, for filing with our periodic reports. Although we will reimburse the Advisor for certain expenses incurred in connection with providing these services to us, we do not intend to pay any compensation directly to our executive officers.

Independent Directors

We pay each of our independent directors an annual retainer of $30,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also will receive $1,000 for each meeting of the board of directors attended in-person or by telephone.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors. If a director is also one of our officers, we will not pay any compensation to such person for services rendered as a director. The following table sets forth information with respect to our independent director compensation during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)($)	Total ($)
Allen Wolff	$48,500	$—	$—	$—	$—	$—	$48,500
David Chavez	$47,500	$—	$—	$—	$—	$—	$47,500
Erik Hart	$46,500	$—	$—	$—	$—	$—	$46,500
John Dawson	$54,750	$—	$—	$—	$—	$—	$54,750
Total	$197,250	—	—	—	—	—	$197,250
(1)	Amount represents reimbursement of travel and other expenses incurred by directors to attend various director meetings.

Compensation Committee Interlocks and Insider Participation

Other than Michael V. Shustek, no member of our board of directors served as an officer, and no member of our board of directors served as an employee, of the Company or any of its subsidiaries during the year ended December 31, 2016. In addition, during the year ended December 31, 2016, none of our executive officers served as a member of a compensation committee (or other committee of our board of directors performing equivalent functions or, in the absence of any such committee, our entire board of directors) of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership

Shown below is certain information as of March 21, 2017, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of common stock by the only persons or entities known to us to be a beneficial owner of more than 5% of the outstanding shares of common stock. Unless otherwise noted, the percentage ownership is calculated based on 2,490,685 shares of our common stock as of March 21, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The following table sets forth the total number and percentage of our common stock beneficially owned as of March 21, 2017, by:

•	Each director;
•	Our chief executive officer, chief financial officer and the officers of our manager who function as the equivalent of our executive officers; and
•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 2,490,685 shares of our total outstanding common stock and 2,678 shares of our total outstanding preferred stock as of March 21, 2017:

		Common Shares Beneficially Owned		Preferred Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent	Number	Percent
Michael V. Shustek	8880 W. Sunset Rd Las Vegas, NV 89148	8,579	<1%	—	—
Ed Bentzen	8880 W. Sunset Rd Las Vegas, NV 89148	—	—	—	—
Allen Wolff	7275 Sitio Lima Carlsbad, CA 92009	—	—	*26.5	1.32%
David Chavez	28 Strada Prinicipale Henderson, NV 89011	—	—	—	—
Erik Hart	4004 Murphy Rd. Memphis, IN 47143	—	—	—	—
John E. Dawson	1321 Imperia Drive Henderson, NV 89052	**4,390	<1%	—	—
All directors and executive officers as a group		12,969	<1%	26.5	1.32%
*	Along with the purchase of these 26.5 shares, Mr. Wolff received 750 warrants. The Warrants may be exercised after the 90th day following the occurrence of a Listing Event, at an exercise price, per share, equal to 110% of the volume weighted average closing price during the 20 trading days ending on the 90th day after the occurrence of such Listing Event; however, in no event shall the exercise price of the Warrants be less than $25 per share.
**	These shares are held by the Darlene Lyndes TTEE & John Dawson TTEE - GST Trust under the Redd 1996 Trust. Mr. Dawson has control of the trust, but has no economic benefit in the trust.
ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Conflicts of Interests

We are subject to various conflicts of interest arising out of our relationship with the Advisor and other affiliates, including (1) conflicts related to the compensation arrangements between the Advisor, certain affiliates and us, (2) conflicts with respect to the allocation of the time of the Advisor and its key personnel and (3) conflicts with respect to the allocation of investment opportunities. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders.

Please refer to Note E – Related Party Transactions and Arrangements in Part II, Item 8 Financial Statements of this Annual Report on Form 10-K, for information regarding our related party transactions, which are incorporated herein by reference. Please also see “Risk Factors – Risks Related to Conflict of Interests.” in Part I, Item 1A Financial Statements of this Annual Report on Form 10-K

Certain Conflict Mitigation Measures

In order to reduce or mitigate certain potential conflicts of interests, we have adopted the procedures set forth below.

Advisor Compensation

The independent directors evaluate at least annually whether the compensation that we contract to pay to the Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of the Advisor and its affiliates and the compensation we pay to them to determine whether the provisions of the advisory agreement are being carried out. This evaluation is based on the following factors as well as any other factors they deem relevant:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to our advisor and its affiliates in relation to the size, composition and performance of the assets;
•	the success of our advisor in generating appropriate investment opportunities;
•	the rates charged to other companies, including other REITs, by advisors performing similar services;
•	additional revenues realized by our advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by our advisor and its affiliates;
•	the performance of our investment portfolio; and
•	the quality of our portfolio relative to the investments generated by our advisor and its affiliates for their own account and for their other clients.

Term of Advisory Agreement

Each contract for the services of the Advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. Our charter provides that a majority of the independent directors may terminate the advisory agreement with MVP Realty Advisors, LLC without cause or penalty on 60 days' written notice. MVP Realty Advisors, LLC may terminate the advisory agreement with good reason on 60 days' written notice.

Independent Directors

The NASAA REIT Guidelines require our charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our Sponsor or the Advisor. A director is deemed to be associated with our Sponsor or the Advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our Sponsor, the Advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by our Sponsor or advised by the Advisor. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from our Sponsor, the Advisor or any of their affiliates exceeds five percent of (1) the director's annual gross revenue derived from all sources during either of the last two years or (2) the director's net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director's spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our Sponsor, the Advisor or any of its affiliates.

A majority of our board of directors, including a majority of the independent directors, must determine the method used by the Advisor for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is fair and reasonable to us. Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the full board of directors or the Advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board of directors or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the property management agreement;
•	transactions with affiliates, including our directors and officers;

•	awards under our equity incentive plan; and
•	pursuit of a potential liquidity event.

Those conflict of interest matters that cannot be delegated to the independent directors, as a group, under Maryland law must be acted upon by both the board of directors and the independent directors.

Our Acquisitions

We will not purchase or lease assets in which our Sponsor, the Advisor, any of our directors or any of their affiliates has an interest without a determination by a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to our Sponsor, the Advisor, the director or the affiliated seller or lessor, unless there is substantial justification for the excess amount and such excess is reasonable. In no event may we acquire any such asset at an amount in excess of its current appraised value.

The consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the board of directors or the members of a duly authorized committee of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our Sponsor, the Advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Loans

We will not make any loans to our Sponsor, our Advisor or our directors or officers or any of their affiliates (other than mortgage loans complying with the limitations set forth in Section V.K.3 of the NASAA REIT Guidelines or loans to wholly owned subsidiaries). In addition, we will not borrow from these affiliates unless a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board of directors.

Other Transactions Involving Affiliates

A majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, must conclude that all other transactions between us and our Sponsor, the Advisor, any of our directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. To the extent that we contemplate any transactions with affiliates, members of our board who serve on the board of the affiliated entity will be deemed “interested directors” and will not participate in approving or making other substantive decisions with respect to such related party transactions.

Limitation on Operating Expenses

After commencement of this offering, in compliance with the NASAA REIT Guidelines, our Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average of the aggregate monthly book value of our assets during a specified period invested, directly or indirectly in equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) acquisition fees and expenses; (vii) real estate commissions on the sale of real property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Notwithstanding the foregoing, to the extent that operating expenses payable or reimbursable by us exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, our Advisor may be reimbursed in future periods for the full amount of the excess expenses or any portion thereof. Within 60 days after the end of any fiscal quarter for which our total operating expenses for the four consecutive fiscal quarters then ended exceed these limits, we will send our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in determining that such excess expenses were justified. In addition, our independent directors will review the total fees and expense reimbursements for operating expenses paid to our Advisor to determine if they are reasonable in light of our performance, our net assets and income, and the fees and expenses of other comparable unaffiliated REITs.

Issuance of Options and Warrants to Certain Affiliates

Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our common stock to our Advisor, our Sponsor, any of our directors or any of their affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. We may issue options or warrants to persons other than our Advisor, our Sponsor, our directors and their affiliates prior to listing our common stock on a national securities exchange, but not at an exercise price less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our board of directors has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to our Advisor, our Sponsor or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant.

Reports to Stockholders

We will prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to our Advisor and any affiliates of our Advisor by us or third parties doing business with us during the year;
•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;
•	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our Advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES; AUDIT COMMITTEE REPORT

Principal Accounting Fees and Services

For the year ended December 31, 2016 and during the period from May 4, 2015 (date of inception) through December 31, 2015 RBSM LLP (“RBSM”), our independent public accounting firm, billed the Company for their professional services rendered as follows:

	December 31, 2016	For the period May 4, 2015 (date of inception) December 31, 2015
Audit Fees	$61,000	$—
Audit Related Fees	$7,500	$34,000
Tax Fees	$—	$—
All Other Fees	$—	$—

RBSM did not perform any non-audit services for us during the year ended December 31, 2016 and during the period May 4, 2015 (date of inception) December 31, 2015.

Audit fees. Consists of fees billed for the audit of our annual financial statements, review of our Form 10-K, review of our interim financial statements included in our Form 10-Q and services that are normally provided by the accountant in connection with year-end statutory and regulatory filings or engagements.

Audit-related fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”, such as acquisition audit and audit of our financial statements and review of our Form S-11 filings.

Tax fees. Consists of professional services rendered by a company aligned with our principal accountant for tax compliance, tax advice and tax planning.

Other fees. The services provided by our accountants within this category consisted of advice and other services.

Pre-Approval Policy

The Audit Committee has direct responsibility to review and approve the engagement of the independent auditors to perform audit services or any permissible non-audit services. All audit and non-audit services to be provided by the independent auditors must be approved in advance by the Audit Committee. The Audit Committee may not engage the independent auditors to perform specific non-audit services proscribed by law or regulation. All services performed by our independent auditors under engagements entered into were approved by our Audit Committee, pursuant to our pre-approval policy, and none was approved pursuant to the de minimis exception to the rules and regulations of the Securities Exchange Act of 1934, Section 10A(i)(1)(B), on pre-approval.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

The following are filed as part of this Report:

(a) 1. Financial Statements

The list of the financial statements contained herein are contained in Part II, Item 8. Financial Statements on this Annual Report on Form 10-K, which is hereby incorporated by reference.

(a) 3. Exhibits

Reference is made to the Exhibit Index appearing immediately after the signature page to this report for a list of exhibits filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MVP REIT II, Inc.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer
Date:	March 24, 2017

By:	/s/ Ed Bentzen
Ed Bentzen
Chief Financial Officer
Date:	March 24, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael V. Shustek	Chief Executive Officer and Director	March 24, 2017
Michael V. Shustek	(Principal Executive Officer)

/s/ Ed Bentzen	Chief Financial Officer	March 24, 2017
Ed Bentzen	(Principal Financial and Accounting Officer)

/s/ John E. Dawson	Director	March 24, 2017
John E. Dawson

/s/ Allen Wolff	Director	March 24, 2017
Allen Wolff

/s/ David Chavez	Director	March 24, 2017
David Chavez

/s/ Erik Hart	Director	March 24, 2017
Erik Hart

EXHIBIT INDEX

3.1(1)	Articles of Amendment and Restatement of MVP REIT II, Inc.
3.2(9)	Articles Supplementary of MVP REIT II, Inc.
3.3(2)	Bylaws of MVP REIT II, Inc.
4.1(3)	Form of Subscription Agreement
4.2(4)	Distribution Reinvestment Plan
4.3(5)	Amended and Restated Escrow Agreement, dated October 5, 2015, between MVP REIT II, Inc. and UMB Bank, N.A.
4.4(6)	Second Amended and Restated Escrow Agreement, dated November 30, 2015, by and among MVP REIT II, Inc., MVP American Securities, LLC, and UMB Bank, N.A.
10.1(5)	Amended and Restated Advisory Agreement, dated October 5, 2015, between MVP REIT II, Inc. and MVP Realty Advisors, LLC
10.2(6)	Amendment No. 1 to the Amended and Restated Advisory Agreement, dated November 30, 2015, between MVP REIT II, Inc., MVP REIT II Operating Partnership, LP, and MVP Realty Advisors, LLC
10.3(5)	Amended and Restated Selling Agreement, dated October 5, 2015, between MVP REIT II, Inc. and MVP American Securities, LLC
10.4(1)	Agreement of Limited Partnership of MVP REIT II Operating Partnership, LP
10.5(1)	MVP REIT II, Inc. Long-Term Incentive Plan
10.6(1)	MVP REIT II, Inc. Independent Directors Compensation Plan
10.7(1)	Form of Indemnification Agreement
10.8(7)	Operating Agreement of MVP Minneapolis Orpheum Lots, LLC
10.9(7)	Membership Interest Purchase Agreement, dated as of December 4, 2015, by and between MVP Minneapolis Orpheum Lots, LLC and Minneapolis Parking Venture LLC
10.10(7)	First Amendment to Membership Interest Purchase Agreement, dated as of December 29, 2015, by and between MVP Minneapolis Orpheum Lots, LLC and Minneapolis Parking Venture LLC
10.11(7)	Operating Agreement of MVP Denver 1935 Sherman, LLC
10.12(7)	Agreement of Purchase and Sale, dated as of November 19, 2015, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm
10.13(7)	First Amendment of Agreement of Purchase and Sale, dated as of January 20, 2016, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm
10.14(7)	Second Amendment of Agreement of Purchase and Sale, dated as of February 1, 2016, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm
10.15(7)	Operating Agreement of MVP Bridgeport Fairfield Garage, LLC
10.16(7)	Purchase and Sale Agreement, dated as of February 19, 2016, by and between Fairfield Avenue Parking Corporation and MVP Bridgeport Fairfield Garage, LLC
10.17(7)	First Amendment to Purchase and Sale Agreement, dated as of March 18, 2016, by and between Fairfield Avenue Parking Corporation and MVP Bridgeport Fairfield Garage, LLC
10.18(8)	Credit Agreement dated as of October 5, 2016 among MVP Real Estate Holding, LLC, MVP REIT II Operating Partnership, L.P., certain of their subsidiaries and KeyBank National Association
10.19(8)	MVP Guaranty dated as of October 5, 2016, by and among MVP REIT, Inc. and MVP REIT II, Inc.
10.20(8)	Pledge and Security Agreement dated as of October 5, 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association
10.21(8)	Promissory Note dated October 5, 2016 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association
10. 22(9)	Form of Warrant to Purchase Common Stock
10.23(10)	Form of Subscription Agreement For Shares of Series A Convertible Redeemable Preferred Stock

10.24(10)	Lead Placement Agent Agreement, dated as of November 1, 2016, by and between MVP American Securities, LLC and MVP REIT II, Inc.
10.25(10)	Form of MVP American Securities, LLC Selling Agent Agreement for the Private Place of Series A Convertible Redeemable Preferred Stock of MVP REIT II, Inc.
10.26(11)	Purchase and Sale Agreement, dated as of October 31, 2016, by and between Center Parking Associates Limited Partnership and MVP Detroit Center Garage, LLC
10.27(12)	Loan Agreement, dated as of January 10, 2017, by and between MVP Detroit Center Garage, LLC and Bank of America, N.A.
21.1(2)	Subsidiaries of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm
31.1(*)	Certification of Chief Executive Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
31.2(*)	Certification of Chief Financial Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
32(*)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101(*)
The following materials from the Company's Annual Report on Form 10-K for the year ended December 31, 2016, formatted in XBRL (extensible Business Reporting Language (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statement of Stockholder's Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	Filed concurrently herewith.
(1)	Filed previously with Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 on September 24, 2015 and incorporated herein by reference.
(2)	Filed previously with the Registration Statement on Form S-11 on July 28, 2015 and incorporated herein by reference.
(3)	Filed previously as Exhibit A to Supplement No. 1 to the Registrant's prospectus filed December 3, 2015 and incorporated herein by reference.
(4)	Filed previously as Appendix D to the Registrant's prospectus filed October 23, 2015 and incorporated herein by reference.
(5)	Filed previously with Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 on October 6, 2015 and incorporated herein by reference.
(6)	Filed previously on Form 8-K on December 3, 2015 and incorporated herein by reference.
(7)	Filed previously with Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 on April 6, 2016 and incorporated herein by reference.
(8)	Filed previously on Form 8-K on October 6, 2016 and incorporated herein by reference.
(9)	Filed previously on Form 8-K on October 28, 2016 and incorporated herein by reference.
(10)	Filed previously on Form 8-K on November 2, 2016 and incorporated herein by reference.
(11)	Filed previously on Form 8-K on December 8, 2016 and incorporated herein by reference.
(12)	Filed previously on Form 8-K on January 1, 2017 and incorporated herein by reference.

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark one)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2017

Or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from           to

Commission File Number: 333-180741

MVP REIT, INC.
(Exact name of registrant as specified in its charter)
MARYLAND	45-4963335
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8880 W. SUNSET RD SUITE 240, LAS VEGAS, NV 89148
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number: (702) 534-5577

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

As of May 9, 2017, there were 10,985,576 shares of the Company’s Common Stock outstanding.

MVP REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash	$2,191,000	$4,112,000
Cash – restricted	1,629,000	1,712,000
Accounts receivable	83,000	117,000
Prepaid expenses	606,000	444,000
Deferred rental assets	100,000	93,000
Investments in real estate and fixed assets:
Land and improvements	64,875,000	64,875,000
Building and improvements	50,432,000	49,973,000
Construction in progress	35,000	—
Fixed assets	88,000	88,000
	115,430,000	114,936,000
Accumulated depreciation	(2,462,000)	(2,128,000)
Total investments in real estate and fixed assets, net	112,968,000	112,808,000

Due from related party	—	462,000
Deposits	19,000	1,519,000
Other assets	120,000	121,000
Investment in equity method investee	9,176,000	4,123,000
Assets held for sale	7,708,000	7,709,000
Total assets	$134,600,000	$133,220,000
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$876,000	$959,000
Deferred revenue	42,000	55,000
Due to related parties	869,000	—
Liabilities related to assets held for sale	78,000	—
Security deposits	186,000	248,000
Line of credit, net of unamortized loan issuance costs of $158,000 and $164,000 as of March 31, 2017 and December 31, 2016, respectively	7,918,000	4,646,000
Notes payable, net of unamortized loan issuance cost of $1,058,000 and $1,106,000 at March 31, 2017 and December 31, 2016, respectively	49,114,000	49,417,000
Total liabilities	59,083,000	55,325,000
Commitments and contingencies
Equity
MVP REIT, Inc. Shareholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Non-voting, non-participating convertible stock, $0.001 par value, 1,000 shares authorized, issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 98,999,000 shares authorized, 10,978,736 and 10,952,325 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	11,000	11,000
Additional paid-in capital	88,744,000	90,156,000
Accumulated deficit	(17,143,000)	(16,191,000)
Total MVP REIT, Inc. Shareholders’ Equity	71,612,000	73,976,000
Non-controlling interest	3,905,000	3,919,000
Total equity	75,517,000	77,895,000
Total liabilities and equity	$134,600,000	$133,220,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Revenues
Rental revenue	$2,122,000	$1,893,000
Total revenues	2,122,000	1,893,000

Operating expenses
General and administrative	413,000	387,000
Merger Costs	138,000	—
Acquisition expenses	265,000	207,000
Acquisition expenses – related party	330,000	1,326,000
Operation and maintenance	545,000	577,000
Operation and maintenance-related party	309,000	235,000
Depreciation	334,000	282,000
Total operating expenses	2,334,000	3,014,000

Loss from operations	(212,000)	(1,121,000)

Other income (expense)
Interest expense	(696,000)	(452,000)
Income from investment in equity method investee	28,000	—
Interest income	—	1,000
Total other expense	(668,000)	(451,000)

Loss from continuing operations	(880,000)	(1,572,000)

Discontinued operations, net of income taxes
Loss from assets held for sale, net of income taxes	(59,000)	(8,000)
Total loss from discontinued operations	(59,000)	(8,000)

Provision for income taxes	—	—

Net loss	(939,000)	(1,580,000)
Net gain (loss) attributable to non-controlling interest – related party	13,000	(40,000)
Net loss attributable to common stockholders	$(952,000)	$(1,540,000)
Basic and diluted loss per weighted average common share
Loss from continuing operations attributable to MVP REIT common stockholders – basic and diluted	(0.08)	(0.14)
Loss from discontinued operations – basic and diluted	(0.01)	—
Net loss attributable to MVP REIT common stockholders - basic and diluted	$(0.09)	$(0.14)
Weighted average common shares outstanding, basic and diluted	10,969,524	11,039,157

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT, INC.
CONDENSED CONSOLIDATED STATEMENT OF EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2017
(Unaudited)

	Convertible stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non- controlling Interest -Related Party	Total
Balance, December 31, 2016	1,000	$—	10,952,325	$11,000	$90,156,000	$(16,191,000)	$3,919,000	$77,895,000

Distributions to non-controlling interest	—	—	—	—	—	—	(27,000)	(27,000)

Issuance of common stock – DRIP	—	—	33,078	—	301,000	—	—	301,000

Non-controlling interest	—	—	—	—	—	—	—

Redeemed shares	—	—	(6,667)	—	(61,000)	—	—	(61,000)

Distributions	—	—	—	—	(1,652,000)	—	—	(1,652,000)

Net income (loss)	—	—	—	—	—	(952,000)	13,000	(939,000)

Balance, March 31, 2017	1,000	$—	10,978,736	$11,000	$88,744,000	$(17,143,000)	$3,905,000	$75,517,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(939,000)	$(1,580,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	334,000	282,000
Amortization of loan costs	76,000	18,000
Income from investment in equity method investee	(28,000)	—
Change in operating assets and liabilities:
Restricted cash	83,000	16,000
Prepaid expenses	(162,000)	(36,000)
Deferred rental assets	(121,000)	(19,000)
Accounts receivable	148,000	10,000
Other assets	1,000	(123,000)
Capitalized loan fees	(23,000)	(290,000)
Security deposits	(62,000)	(45,000)
Assets held for sale	79,000	—
Due to related parties	1,331,000	(34,000)
Deferred revenue	(13,000)	22,000
Accounts payable and accrued liabilities	(83,000)	600,000
Net cash provided by (used in) operating activities	621,000	(1,179,000)
Cash flows from investing activities:
Purchase of investment in real estate	—	(16,198,000)
Investment in equity method investee	(3,575,000)	—
Construction in progress	(35,000)	—
Building improvements	(459,000)	—
Net cash used in investing activities	(4,069,000)	(16,198,000)
Cash flows from financing activities:
Proceeds from promissory note	—	11,690,000
Proceeds from line of credit	3,382,000	—
Payments on line of credit	(116,000)	—
Capital contribution from non-controlling interest – related party	—	3,392,000
Redeemed shares	(61,000)	(49,000)
Payments on notes payable	(350,000)	(211,000)
Distribution received from investment in equity method investee	50,000	—
Distribution to non-controlling interest	(27,000)	(39,000)
Stockholders’ distributions	(1,351,000)	(1,041,000)
Net cash provided by financing activities	1,527,000	13,742,000
NET CHANGE IN CASH	(1,921,000)	(3,635,000)
Cash and cash equivalents, beginning of period	4,112,000	10,511,000
Cash and cash equivalents, end of period	$2,191,000	$6,876,000
Supplemental disclosures of cash flows information:
Interest paid	$620,000	$434,000
Non-cash investing and financing activities:
Distributions – DRIP	$301,000	$621,000
Deposits applied to purchase of investment in real estate	$—	$15,810,000
Deposits applied to purchase of investment in equity method investee	$1,500,000	$—
Capitalized loan fees related to promissory note	$—	$309,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017
(Unaudited)

Note A — Organization, Proposed Business Operations and Capitalization

Organization and Business

MVP REIT, Inc. (the “Company,” “MVP,” “we,” “us” or “our”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed, and operates in a manner that will allow the Company to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013.

The Company operates as a real estate investment trust (“REIT”). The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31st fiscal year end. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds from its public offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

In June 2016, the Company and MVP REIT II, Inc. (“MVP REIT II”) jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company's common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. The Company's board had authorized taking such action in March 2016. After reviewing the Ladenburg Thalmann's completed evaluation, the Company's board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made until the second fiscal quarter of 2017. Following the Company's engagement of Ladenburg Thalmann, the Company's board of directors approved the reinstatement of the DRIP in July 2016, since no decision on liquidity is expected during the second fiscal quarter of 2017. Currently the DRIP program is not available to Oregon residents. There can be no assurance as to if or when the Company will again pursue a listing or another liquidity transaction.

The Company's sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company's Chairman and Chief Executive Officer. The Company's advisor is MVP Realty Advisors, LLC (the “Advisor”). Vestin Realty Mortgage II, Inc. (“VRM II”) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc. (“VRM I”). Michael Shustek owns 100% of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM I and VRM II. The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”).

The Company is the sole member of its operating limited liability company, MVP Real Estate Holdings, LLC, a Nevada limited liability company (“REH”). Substantially all of the Company's business is conducted through our wholly owned subsidiary REH. The operating agreement provides that REH is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that REH is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in REH being taxed as a corporation.

On May 1, 2017, the Company and MVP REIT II jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of the Company (the “MVP I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from MVP REIT II regarding a proposed merger of the Company with MVP REIT II. If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP REIT II to each holder of common stock, $0.001 par value per share, of MVP REIT would be 0.365 shares of common stock, $0.0001 par value per share, of MVP REIT II.

The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by the Company and MVP REIT II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals. There can be no assurance that the proposed merger will be consummated.

Estimated Value Per Share

As previously reported on 8-K filed on April 11, 2017, the Company's board of directors determined that the Company's estimated net asset value (“NAV”) was approximately $102.3 million or $9.32 per common share as of March 30, 2017. Shares in the initial public offering were sold at $9.00 per share. Starting April 11, 2017, the NAV of $9.32 per common share has been used for purposes of effectuating permitted redemptions of our common stock and issuing shares pursuant to our distribution reinvestment plan. Last year, the board of directors determined that the NAV was $9.14 per common as of March 30, 2016, which value had been used since April 7, 2016 for purposes of effectuating permitted redemptions of the Company's common stock and issuing shares pursuant to the Company's distribution reinvestment plan. In determining an estimated value per share of the Company's common stock, the Company's board of directors relied upon information provided by MVP Realty Advisors, LLC, the Company's advisor and the board's experience with, and knowledge of, the Company's real property and other assets.

The Company is providing the estimated value per share to assist broker-dealers and stockholders pursuant to certain rules of the Financial Industry Regulatory Authority, Inc., or FINRA. The objective of the board of directors in determining the estimated value per share was to arrive at a value, based on recent available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with the Advisor. Accordingly, the Company's Advisor performed the valuation of the Company's common stock using as a guide Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association in April 2013. The estimated value per share is based on (x) the estimated value of the Company's assets less the estimated value of the Company's liabilities divided by (y) the number of outstanding shares of the Company's common stock, all as of March 30, 2017.

Distributions

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7 percent, assuming a purchase price of $9.00 per share or $0.05025 monthly. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). Starting April 11, 2017, the NAV of $9.32 per common share has been used for purposes of effectuating permitted redemptions of the Company's common stock and issuing shares pursuant to the Company's distribution reinvestment plan.

From inception through March 31, 2017, the Company has paid approximately $15.3 million in distributions including approximately $3.2 million in DRIP distributions to the Company's stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from its initial public offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

The Company also announced, in connection with the proposed merger, that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). Thereafter, the Company anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.

Capitalization

As of March 31, 2017, the Company had 10,978,736 shares of common stock issued and outstanding and 1,000 shares of non-voting, non-participating convertible stock, $0.001 par value, issued and outstanding (the “Convertible Stock”).

Upon formation, the Company sold 22,222 shares of common stock to the Sponsor for $200,000. In addition, upon the commencement of our initial public offering, we issued 1,000 shares of the Convertible Stock to our advisor. After giving effect to the release of waivers and waiver agreements executed in August and September of 2014, all of which were previously disclosed in Form 8-Ks and prospectus supplements, the Convertible Stock will convert into shares of our common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion if and when:

(a)	the Company has made total distributions on the then outstanding common shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or
(b)	(i) the Company lists its common shares for trading on a national securities exchange and (ii) (x) the sum of the aggregate market value of the issued and outstanding common shares plus the aggregate amount of all distributions on the Company's common shares exceeds (y) the sum of the aggregate capital contributed by investors (less any capital returned in the form of distributions) plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or
(c)	the advisory agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (a) or (b) also shall have been satisfied.

For purposes of such calculation, the market value of the Company's outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange.

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving distributions. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Company's initial public offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. An investor's participation in the DRIP will terminate automatically if the Company dishonors, or partially dishonors, any requests by such investor to redeem shares of its common stock in accordance with the Company's share repurchase program. As of March 31, 2017, a total of 360,069 common shares have been issued under the DRIP. Currently the DRIP program is not available to Oregon residents.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least one year an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. On April 11, 2017, the Company established an estimated value per share of common stock of $9.32. The Company will repurchase shares at 100% of the estimated value per share.

The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31st of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange. Effective as of December 14, 2014, the Company has amended the SRP to provide that it will agree to satisfy all repurchase requests made in connection with the death or disability (as defined in the Code) of a stockholder in accordance with the terms of the SRP within 15 days following the Company's receipt of such repurchase request or as soon as practicable thereafter. Redemption requests other than those made in connection with the death or disability (as defined in the Code) of a stockholder will continue to be repurchased as of March 31st, June 30th, September 30th and December 31st of each year in accordance with the terms of the SRP. As of the date of this filing, the SRP is suspended pending the consummation of the proposed merger.

In connection with the proposed merger, the Company also announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the proposed merger. In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan and share repurchase plan will take effect on May 11, 2017 and June 1, 2017, or 10 days and 30 days, respectively, after the date of this press release providing notice of suspension.

Note B — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying unaudited condensed consolidated financial statements of the Company are prepared by management on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited condensed consolidated financial statements include accounts and related adjustments, which are, in the opinion of management, of a normal recurring nature and necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim period. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. These unaudited condensed consolidated financial statements should be read in conjunction with the condensed consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

The condensed consolidated balance sheet as of December 31, 2016 contained herein has been derived from the audited consolidated financial statements as of December 31, 2016, but do not include all disclosures required by GAAP.

Consolidation

The Company's consolidated financial statements include its accounts and the accounts of its subsidiaries, REH. All intercompany profits and losses, balances and transactions are eliminated in consolidation.

MVP PF Ft. Lauderdale 2013, LLC
MVP PF Memphis Court 2013, LLC
MVP PF Memphis Poplar 2013, LLC
MVP PF St. Louis 2013, LLC
MVP PF Kansas City 2013, LLC
Mabley Place Garage, LLC
MVP Denver Sherman, LLC
MVP Fort Worth Taylor, LLC
MVP Milwaukee Old World, LLC
MVP St. Louis Convention Plaza, LLC
MVP Houston Saks Garage, LLC
MVP St. Louis Lucas, LLC
MVP Milwaukee Wells, LLC
MVP Wildwood NJ Lot, LLC
MVP Indianapolis City Park Garage, LLC
MVP KC Cherry Lot, LLC
MVP Indianapolis Washington Street Lot, LLC
Minneapolis Venture, LLC
MVP Indianapolis Meridian, LLC
MVP Milwaukee Clybourn, LLC
MVP Milwaukee Arena, LLC
MVP Clarksburg Lot, LLC

MVP Denver 1935 Sherman, LLC
MVP Bridgeport Fairfield, LLC
Minneapolis City Parking
MVP Houston Preston Lot, LLC

Under GAAP, the Company's consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company's management considers factors such as an entity's purpose and design and the Company's ability to direct the activities of the entity that most significantly impacts the entity's economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity's expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company's share of its equity method investees' earnings or losses is included in other income in the accompanying consolidated statements of operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Concentration

The Company had eight parking tenants as of March 31, 2017 and 2016, respectively. One tenant, Standard Parking Plus (“SP+”), represented a concentration for the three months ended March 31, 2017 and 2016 in regards to parking base rental revenue. During the three months ended March 31, 2017 and 2016, SP+ accounted for approximately 67% of the parking base rental revenue.

	Percentage of Total Base Rental Revenue As of March 31,
Parking Tenant	2017	2016
SP +	67.4%	67.1%
iPark Services	10.0%	8.1%
ABM	9.7%	10.6%
Denison	5.6%	6.2%
PCAM, LLC	3.4%	3.8%
BEST PARK	3.3%	3.6%
Denver School	0.4%	0.4%
Secure	0.2%	0.2%
Grand Total	100.00%	100.00%

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management's estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. Our below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management's assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates.

In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of our acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, our judgments for these intangibles could have a significant impact on our reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the three months ended March 31, 2017 and 2016, the Company expensed approximately $0.3 million and $1.3 million, respectively, of related party acquisition costs and $0.3 million and $0.2 million, respectively, of non-related party acquisition costs, for the purchase of or investment in one and seven, respectively, properties. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs. Costs directly associated with development acquisitions accounted for as asset acquisitions are capitalized as part of the cost of the acquisition. During the three months ended March 31, 2017 and 2016, the Company did not capitalize any such acquisition costs. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Cash

The Company maintains the majority of its cash balances in a national financial institution located in Cleveland, OH. The balances are insured by the Federal Deposit Insurance Corporation under the same ownership category of $250,000. As of March 31, 2017 and December 31, 2016, the Company had approximately $0.4 million and approximately $1.8 million in excess of the federally-insured limits, respectively.

Restricted Cash

Restricted cash primarily consists of escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, and other amounts required to be escrowed pursuant to loan agreements.

Revenue Recognition

The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since some of the Company's leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company may recognize interest income from loans on an accrual basis over the expected terms of the loans using the effective interest method. The Company may recognize fees, discounts, premiums, anticipated exit fees and direct cost over the terms of the loans as an adjustment to the yield. The Company may recognize fees on commitments that expire unused at expiration. The Company may recognize interest income from available-for-sale securities on an accrual basis over the life of the investment on a yield-to-maturity basis.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company's allowance for uncollectible accounts or record a direct write-off of the receivable after exhaustive efforts at collection.

Advertising Costs

Advertising costs incurred in the normal course of operations and are expensed as incurred. During the three months ended March 31, 2017 and 2016, the Company had no advertising costs.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Investments in Real Estate Loans

Subject to the restrictions on related-party transactions set forth in the Company's charter, the Company may, from time to time, acquire or sell investments in real estate loans from or to the advisor or other related parties without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management's assessment of the value has changed, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

The Company will maintain an allowance for loan losses to the extent it makes investments in real estate loans for estimated credit impairment. The Company's estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower's ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded first as a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. The Company and the Advisor generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry performed will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as the Company continues efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;
•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;
•	Lack of progress on real estate developments after the Company advances funds. The Company customarily utilizes disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;
•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and
•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Organization, Offering and Related Costs

Certain organization, offering and related costs, including legal, accounting, printing, marketing expenses and the salaries and direct expenses of the employees of the Advisor and its affiliates, have been incurred by the Advisor on behalf of the Company. After the Company reimbursed $100,000 of such costs, which has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Prior to the commencement of our operations, such offering costs had been deferred and such deferred offering costs have been amortized to expense as offering costs over the 12-month period commenced January 1, 2013 through December 31, 2013, on a straight-line basis.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note G — Stock-Based Compensation).

Income Taxes

The Company has elected, and operates in a manner that will allow the Company, to qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes all of its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies to be taxed as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic earnings per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. The Company had no outstanding common share equivalents during the three months ended March 31 2017 and the year ended December 31, 2016.

In September 2012, upon the commencement of our initial public offering, the Company issued 1,000 shares of convertible stock to our advisor.

After giving effect to the release of waivers and waiver agreements executed in August and September of 2014, all of which were previously disclosed in Form 8-Ks and prospectus supplements, the convertible stock will convert into shares of our common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion if and when:

(a)	the Company has made total distributions on the then outstanding common shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or
(b)	(i) the Company lists its common shares for trading on a national securities exchange and (ii) (x) the sum of the aggregate market value of the issued and outstanding common shares plus the aggregate amount of all distributions on the Company's common shares exceeds (y) the sum of the aggregate capital contributed by investors (less any capital returned in the form of distributions) plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or
(c)	the advisory agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (a) or (b) also shall have been satisfied.

For purposes of such calculation, the market value of the Company's outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange.

Reportable Segments

The Company is currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of March 31, 2017, the Company only operates in the investment in real property segment.

Reclassifications

Amounts listed in connection with assets held for sale (including liabilities related to assets held for sale), restricted cash and deposits in the 2016 condensed consolidated financial statements have been reclassified to conform to the March 31, 2017 presentation.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the recently enacted JOBS Act. For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period including 404(b) reporting subject to further management evaluation. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company's financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Non-controlling Interests

The FASB issued authoritative guidance for non-controlling interests in December 2007, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company as of the filing date of this report.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. During the Company's due diligence of a property, purchased on March 31, 2015 and located in Milwaukee, it was discovered that the soil and ground water at the subject property had been impacted by the site's historical use as a printing press as well as neighboring property uses. As a result, the Company retained a local environmental engineer to seek a closure letter or similar certificate of no further action from the State of Wisconsin due to the Company's use of the property as a parking lot. As of March 31, 2017, management does not anticipate a material adverse effect related to this environmental matter. As of March 31, 2017, the Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations. The Company, however, cannot predict the impact of any unforeseen environmental contingencies or new or changed laws or regulations on properties in which the Company holds an interest, or on properties that may be acquired directly or indirectly in the future.

Note D — Investments in Real Estate

As of March 31, 2017, the Company had the following investments in real estate:

Property	Location	Date Acquired	Investments in Real Estate	Total % of Portfolio	Zoning	Height Restriction	Parking Tenant	Lease Commencement Date	Lease Term
Ft. Lauderdale	Ft. Lauderdale, FL	7/31/2013	$3,409,000	2.95%	RAC-CC	150 Feet	SP+	2/1/2014	5 yr. w/2 5 yr. ext.
Memphis Court	Memphis, TN	8/28/2013	$194,000	0.17%	CBD	Unlimited	SP+	3/1/2017	2 Years remaining
Memphis Poplar	Memphis, TN	8/28/2013	$2,693,000	2.33%	CBD	Unlimited	Best Park	3/1/2014	5 yr. w/2 5 yr. ext.
Kansas City	Kansas City, MO	8/28/2013	$1,550,000	1.34%	B4-5	Unlimited	SP+	3/14/2012	15 Years
St. Louis	St Louis, MO	9/4/2013	$4,137,000	3.59%	I (CBD)	200 Feet	SP+	12/1/2013	5 yr. w/2 5 yr. ext.
Mabley Place	Cincinnati, OH	12/9/2014	$14,994,000	12.99%	DD-A	510 Feet	SP+	12/9/2014	10 Years
Denver Sherman	Denver, CO	1/26/2015	$585,000	0.51%	CMX-16	200 Feet	Denver SD	7/1/2014	10 Years w/1 5 yr. ext.
Ft. Worth	Fort Worth, TX	3/16/2015	$23,336,000	20.22%	CBD-H	Unlimited	SP+	3/16/2015	10 Years
Milwaukee Old World	Milwaukee, WI	3/31/2015	$1,000,000	0.87%	C9-E	40 Feet	SP+	3/31/2015	5 yr. w/1 5 yr. ext.
St. Louis Convention	St. Louis, MO	5/31/2015	$2,575,000	2.23%	I (CBD)	200 Feet	SP+	5/13/2015	5 yr. w/1 5 yr. ext.
Houston Saks Garage	Houston, TX	5/28/2015	$8,380,000	7.26%	N/A	Unlimited	iPark	5/28/2015	10 yr. w/1 5 yr. ext.
St. Louis Lucas	St. Louis, MO	6/29/2015	$3,463,000	3.00%	I (CBD)	200 Feet	SP+	6/29/2015	5 yr. w/1 5 yr. ext.
Milwaukee Wells	Milwaukee, WI	6/30/2015	$3,900,000	3.38%	C9-E	40 Feet	SP+	6/30/2015	10 Years
Indy City Parking Garage	Indianapolis, IN	10/5/2015	$10,672,000	9.25%	B4C-1	Unlimited	SP+	1/15/2016	5 yr. w/1 5 yr. ext.
KC Cherry Lot	Kansas City, MO	10/9/2015	$515,000	0.45%	CDB-1 RC	5 Stories	ABM	10/5/2015	5 yr. w/1 5 yr. ext.
Indy WA Street	Indianapolis, IN	10/29/2015	$4,995,000	4.33%	UR	Per Plan	SP+	10/9/2015	5 yr. w/1 5 yr. ext.
Minneapolis City Parking	Minneapolis, MN	1/6/2016	$9,500,000	8.23%	T/E	35 feet	SP+	1/1/2016	5 yr. w/1 5 yr. ext.
Indianapolis Meridian	Indianapolis, IN	1/15/2016	$1,498,000	1.30%	CBD-2/RC	Unlimited	Denison Parking	1/20/2016	10 Years
Milwaukee Clybourn	Milwaukee, WI	1/20/2016	$205,000	0.18%	C9F(A)	30 Feet	Secure Parking USA	2/1/2016	5 Years
Milwaukee Arena	Milwaukee, WI	2/1/2016	$3,900,000	3.38%	RED	Unlimited	SP+	2/9/2016	5 yr. w/1 5 yr. ext.
Clarksburg Lot	Clarksburg, WV	2/9/2016	$628,000	0.54%	BPO	60 Feet	ABM	2/12/2016	5 Years
Denver 1935 Sherman	Denver, CO	2/12/2016	$2,438,000	2.11%	CMX-16	200 Feet	SP+	3/30/2016	10 Years
Bridgeport Fairfield	Bridgeport, CT	3/30/2016	$7,940,000	6.88%	DVD-CORE	65 Feet	SP+	1/15/2016	10 Years
Houston Preston	Houston, TX	11/22/2016	$2,800,000	2.43%	None	Unlimited	iPark Services	12/1/2016	10 Years
Fixed Assets			$88,000	0.08%
Construction in progress			$35,000
			$115,430,000

Note E — Related Party Transactions and Arrangements

The transactions described in this Note were approved by a majority of the Company's board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Ownership of Company Stock

As of March 31, 2017, the Sponsor owned 28,967 shares of the Company's outstanding common stock, VRM I owned 75,611 shares of the Company's outstanding common stock, Dan Huberty owned 9,496 shares of the Company's outstanding common stock, MVP REIT II owned 347,815 shares of the Company's outstanding common stock and the Advisor owned 1,000 shares of the Convertible Stock. See “Capitalization” under Note A “Organization, Business Operations and Capitalization” for further information, including a description of the terms of the Convertible Stock.

Ownership of Interests of Advisor

During April 2012, VRM II contributed $1,000 for a 40% interest in the Advisor. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (the “Sponsor”) contributed $1,500 for a 60% interest in the Advisor. As of June 30, 2013, VRM II and the Sponsor had loaned approximately $3.6 million and approximately $1.2 million, respectively, to the Advisor for purposes of funding the Company's operations. On June 30, 2013, the Sponsor decided to forgive the full amount of its $1.2 million loan. VRM II has not forgiven the balance due from the Advisor. However, the decision by the Sponsor to forgive the full amount of its loans created uncertainty as to when VRM II will be repaid the amounts loaned to the Advisor. Based on this uncertainty, VRM II determined to treat as fully impaired the balance of this note receivable.

In December 2013, VRM II and the Sponsor entered into a membership interest transfer agreement, dated as of December 19, 2013, pursuant to which VRM II acquired from the Seller an additional 20% of the membership interests of the Advisor. Concurrently therewith, the Sponsor and VRM I entered into a separate membership interest transfer agreement pursuant to which VRM I acquired the remaining 40% interest in the Advisor from the Sponsor. As a result, VRM II and VRM I now own 60% and 40%, respectively, of the aggregate membership interests of the Advisor. As of March 31, 2017, VRM I and VRM II had notes receivable from the Advisor of approximately $4.5 million and $12.8 million, respectively, which amount has been fully impaired. The Advisor's ability to repay the sums due VRM I and VRM II will likely depend upon the success of the Company's investments in real estate.

Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of the Advisor. In recognition of the Sponsor's substantial investment in the Advisor for which the Sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of the Advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor's behalf (“Capital Investment”), and once they have received an annualized return on their Capital Investment of 7.5%, then the Sponsor will receive one-third of the net profits of the Advisor.

Ownership by MVP REIT II

On November 5, 2016, MVP REIT II purchased 338,409 shares of the Company's common stock from an unrelated third party for $3.0 million or $8.865 per share. During the three months ended March 31, 2017, the Company paid MVP REIT II, approximately $52,000 in stock distributions, related to their ownership of our common stock.

Fees and Expenses Paid in Connection with the Offering

The Company completed its initial public offering in September 2015. The Company appointed MVP American Securities (“MVP AS”), formerly known as Ashton Garnett Securities, LLC, an entity indirectly owned by our CEO and third-party selling agents to act as the selling agents for the offering. Broker Dealers received 3.00% of the gross offering proceeds sold in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan. Additionally, the Sponsor or its affiliates (other than MVP REIT, Inc.) paid up to an additional 5.25% of the gross offering proceeds for third party broker dealer commissions and due diligence expenses. Since the offering has terminated, the Company does not anticipate incurring any additional fees or expenses in connection with the sale of shares offering.

Certain organizational, offering and related costs will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which amount has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Such reimbursable costs may include legal, accounting, printing, and other offering expenses, including marketing, salaries and direct expenses of the Advisor's employees and employees of the Advisor's affiliates and others. Such reimbursable costs do not include any broker-dealer commissions paid by the Advisor in excess of the 3.00% paid by the Company, including any sponsor commissions or sponsor due diligence fees. Any reimbursement of the Advisor will not exceed actual expenses incurred by the Advisor. On November 1, 2013, the advisor forgave the reimbursement of the full amount of offering costs incurred.

Fees and Expenses Paid in Connection With the Operations of the Company

The Company has no paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. Pursuant to an amendment of the advisory agreement effective November 21, 2013, the Company will reimburse, no less than monthly, the Advisor for audit, accounting and legal fees, and other fees for professional services provided by third parties relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board; provided, however, that the Advisor shall not be entitled to reimbursement by the Company for any personnel or related employment costs incurred by the Advisor or its affiliates in performing the services, including but not limited to salary and benefits of employees and overhead, until the first anniversary of (i) the listing of the Company's shares on a national securities exchange or (ii) a merger, a sale of all or substantially all of the Company's assets or another liquidity event transaction approved by the Company's board. As of March 31, 2017, the aggregate amount of expense reimbursements waived by the Advisor was approximately $6.9 million.

The Advisor must reimburse the Company at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause the Company's total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of the Company's real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of the Company's net income, which is defined as the Company's total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. The Advisor does not currently owe any amounts to the Company under this provision. As the Company commences the reimbursement of the expenses to the Advisor, the Company will verify that such reimbursements do not exceed the limits identified above or, in the event of any excessive payments, will obtain reimbursements from the Advisor.

The Advisor or its affiliates will receive an acquisition fee of 3.0% of the purchase price of any real estate or loan acquired at a discount, provided, however, the Company will not pay any fees when acquiring loans from its affiliates. During the three months ended March 31, 2017 and 2016, MVP REIT incurred approximately $0.3 million and approximately $1.3 million, respectively, in acquisition fees to the Advisor.

The Advisor or its affiliates is entitled to receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by the Company or (ii) the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii)) debt financing obtained by the Company or made available to the Company. The fair market value of real property shall be based on annual “AS-IS”, “WHERE-IS” appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if the Company is listed on a national securities exchange. Asset management fees for the three months ended March 31, 2017 and 2016 were approximately $0.3 million and $0.2 million, respectively.

Notwithstanding the foregoing, no asset management fee will be paid or payable with respect to any mortgage assets held by us at this time. We will not pay any asset management fee on any of our mortgage assets unless we restructure our mortgage program in a manner consistent with the NASAA Mortgage Program Guidelines that would permit us to pay an asset management fee on our mortgage assets, including making available 84% of our capital contribution to invest in mortgages assets. We have no present intention to revise our investment strategy in a manner that would permit such payment under the NASAA Mortgage Program Guidelines, but may elect to do so in the future. If we do make such an election to restructure our mortgage program, then, subject to satisfaction of the requirements of the NASAA Mortgage Program Guidelines, we may pay our advisor or its affiliates an annual asset-based fee equal to 0.75% of the “Base Amount” (as defined in the NASAA Mortgage Program Guidelines) of the capital contributions, if any, committed to investments in mortgages and 0.5% of the capital contributions temporarily held while awaiting investments in mortgages, in addition to any other fees and compensation that is allowed under the NASAA Mortgage Program Guidelines.

The advisory agreement currently provides for payment to our advisor of a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. The Advisor has irrevocably waived its rights to receive a property management fee with respect to any real property owned that are subject to triple net leases. As a result of this waiver, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

The Advisor or its affiliates is entitled to receive a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by the Company or made available to the Company, such as mortgage debt, lines of credit, and other term indebtedness, including refinancing. In the case of a joint venture, the Company pays this fee only on the Company's pro rata share. Debt financing fees for the three months ended March 31, 2017 and 2016 were approximately $36,000 and $23,000, respectively.

During November 2016, the Company and MVP REIT II, closed on the purchase of a parking lot in Houston, TX for approximately $2.8 million in cash plus closing costs, 80% owned by MVP and 20% owned by MVP REIT II. At closing the Company funded the full purchase price and recorded a receivable from MVP REIT II totaling $560,000. This balance was paid in full, during January 2017.

Disposition Fee

For substantial assistance in connection with the sale of real property, as determined by the independent directors, the Company will pay the Advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. The Company will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that the Advisor or its affiliates may receive an exit fee or a prepayment penalty paid by the borrower. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage reflecting the Company's economic interest in the joint venture. There were no disposition fees earned by the Advisor for the three months ended March 31, 2017 and 2016.

Fees and Expense Reimbursements Payable by Borrowers and Other Third Parties

The Company or its affiliates may be entitled to late fees, loan servicing fees, loan extension and loan modification fees and other fees and expense reimbursement payable by borrowers and other third parties.

Note F — Dependency

The Company has no employees and is dependent on the Advisor for services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and investor relations.

In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled to under the Advisory Agreement as further described under “Note E – Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection With the Operations of the Company” to the unaudited condensed consolidated financial statements included in this Quarterly Report. If the Company is required to find an alternative advisor, the Company may not be able to find an alternative advisor who would be willing to continue to waive such fees and expenses. As a result, the Company may have to incur additional costs and expenses if it is required to replace the Advisor or other agents that are providing services to the Company.

Note G — Stock-Based Compensation

Equity Incentive Plan

The Company has adopted an equity incentive plan. The equity incentive plan offers certain individuals an opportunity to participate in the Company's growth through awards in the form of, or based on, the Company's common stock. The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of the Company selected by the board of directors for participation in the equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company's common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of the Company's common stock on the date of grant.

The board of directors, or the compensation committee of the board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted if the grant or vesting of the awards would jeopardize the Company's status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company's charter. Unless otherwise determined by the board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share value of common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in the Company's equity incentive plan), if any award issued under the Company's equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee's continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee's continuous service has not terminated prior to such date. Under the equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the Company's assets; (iii) the Company's complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under the equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions of securities by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender offer or exchange offer that the Company's directors do not recommend the Company's stockholders accept; or (ii) a change in the composition of the board over a period of 12 months or less such that a majority of the Company's board members will no longer serve as directors, by reason of one or more contested elections for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of the Company's stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

In addition, no option, warrant or any other equity award will be issued under our equity incentive plan or otherwise to our advisor, our sponsor or any of their affiliates, if the issuance of any such award would result in a violation of any applicable NASAA REIT Guidelines, including the limitations imposed under the NASAA REIT Guidelines on our total operating expenses (after giving effect to the expense associated with such equity award). Please see “Note E — Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection with the Operations of the Company” for more information regarding the NASAA REIT Guidelines' limitations on operating expenses.

Note H — Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We do not currently have significant investments that are accounted for by a method other than the equity method and do not expect ASU 2016-07 to have a significant impact on our consolidated financial condition and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We are currently assessing the potential impact of ASU 2016-09 on our consolidated financial condition and results of operations. The Company does not believe that the adoption of ASU 2016-09 will materially impact the accounting; however, we are continuing to evaluate the impact.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and a retrospective transition method should be applied. The Company adopted ASU 2016-15 effective January 1, 2017 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption, the effect of which is not material.

Note I — Investment in Equity Method Investee

The following is a summary of the Company's portion of the equity method investments purchased per their agreements:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II
Detroit Center Garage	01/10/2017	$11,000,000	20%	80%
Total		$11,000,000

The following is a summary of the results of operations related to the loss from equity method investee acquired in the three months ended March 31, 2017:

For The Three Months Ended March 31, 2017
Revenue	$919,000
Expenses	(1,053,000)
Loss from equity method investee	$(134,000)

Note J — Line of Credit

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT II, through a wholly owned subsidiary (the “Borrowers”), entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (“KeyBank”) as the administrative agent and KeyBank Capital Markets (“KeyBank Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The Borrowers have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

As of March 31, 2017, the Borrowers had 15 properties listed on the line of credit, which provided an available draw of approximately $28 million, and had drawn approximately $27.9 million, of which our portion of the current draw was approximately $8.1 million, based on our pro-rata ownership of the properties listed on the line of credit. Based on the 15 properties on the line of credit as of March 31, 2017, the REITs had an additional available draw of approximately $1,445,000. For the three months ended March 31, 2017, we had accrued approximately $59,000 in interest expense and $1,400 in unused line fees associated with our draw. Total loan amortization cost for the three months ended March 31, 2017 and 2016 were $29,000 and $0, respectively.

Note K — Fair Value

As of March 31, 2017 and December 31, 2016, the Company had no financial assets and liabilities utilizing Level 1 or Level 2. The Company had assets and liabilities utilizing Level 3 inputs including investments in equity and cost method investees.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of March 31, 2017 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 03/31/17	Carrying Value on Balance Sheet at 03/31/17
Assets
Investment in equity method investee	$—	$—	$9,176,000	$9,176,000	$9,176,000

The following table presents the valuation of our financial assets and liabilities as of December 31, 2016 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/16	Carrying Value on Balance Sheet at 12/31/16
Assets
Investment in equity method investee	$—	$—	$4,123,000	$4,123,000	$4,123,000

Note L — Notes Payable

During January 2014, the entities holding four parking facilities (MVP PF Ft. Lauderdale 2013, LLC, MVP PF Memphis Court 2013, LLC, MVP PF Memphis Poplar 2013, LLC and MVP PF St. Louis 2013, LLC) issued a promissory note to Key Bank National Association for $4.3 million. This note bears an annual interest rate of 4.94%, is secured by four parking facilities, matures in February 2019 and is payable in monthly principal and interest payments of approximately $25,000.

During December 2014, through the acquisition of Mabley Place, the Company issued a promissory note to Wells Fargo Bank for $9.0 million. This note bears an annual interest rate of 4.25%, is secured by the property, matures in December 2024 and is payable in monthly principal and interest payments of approximately $44,000.

During March 2015, through the acquisition of Ft. Worth Taylor, the Company assumed a 10-year term loan with a balance of approximately $12.2 million, collateralized by real property located in Ft. Worth, Texas, matures in August 2021, bears an annual interest rate of 5.59%, and is payable in monthly installment payments of principal and interest totaling approximately $78,000. On November 17, 2016, we refinanced this loan with American National Insurance Company, for $13.15 million. The loan has a term of 10 years and has an annual interest rate of 4.50% and is payable in monthly installment payments of principal and interest totaling approximately $73,000, maturing in December 2026. As part of the refinancing of this loan the company was able to obtain an additional $0.5 million [in loan proceeds] for general repairs and maintenance to the Fort Worth property. As part of the early payment on the original loan assumed, we had a prepayment penalty of approximately $587,000. MVP anticipates that the lower interest rate, lower monthly payment and additional five year term together with the additional $0.5 million received as part of the refinancing for general repairs and maintenance, will offset the cost to refinance the loan.

During August 2015, Houston Saks Garage issued a promissory note for approximately $3.7 million. The note is collateralized by real property located in Houston, Texas, bears an annual interest rate of 4.25%, and is payable in monthly installment payments of principal and interest totaling approximately $20,000, maturing in August 2025.

During January 2016, Indy City Park and Indy WA Street issued a promissory note to KeyBank for $8.2 million. The note is secured by real property located in Indianapolis, Indiana. The loan has a term of 10 years and has an annual interest rate of 4.59% and is payable in monthly installment payments of principal and interest totaling approximately $46,000, maturing in January 2026.

During January 2016, St. Louis Convention, St. Louis Lucas and KC Cherry issued a promissory note to KeyBank for $3.5 million loan secured by real property located in St. Louis and Kansas City, Missouri. The loan has a term of 10 years and has an annual interest rate of 4.59% and is payable in monthly installment payments of principal and interest totaling approximately $20,000, maturing in January 2026.

During April 2016, Minneapolis City Parking, LLC issued a promissory note to American National Insurance Company for $5.3 million loan secured by real property located in Minneapolis, Minnesota. The loan has a term of 10 years and has an interest rate of 4.5% and is payable in monthly installment payments of principal and interest totaling approximately $29,000, maturing in April 2026.

During July 2016, Bridgeport Fairfield issued a promissory note to FBL Financial Group, Inc. for $4.4 million loan secured by real property located in Bridgeport, Connecticut. The loan has a term of 10 years and has an annual interest rate of 4.00% and is payable in monthly installment payments of principal and interest totaling approximately $23,000, maturing in August 2026.

Total interest expense incurred for the three months ended March 31, 2017 and 2016 was $0.6 million and $0.5 million, respectively. Total loan amortization cost for the three months ended March 31, 2017 and 2016 were $47,000 and $18,000, respectively.

As of March 31, 2017, future principal payments on the notes payable are as follows:

2017	$855,000
2018	1,190,000
2019	4,954,000
2020	1,182,000
2021	1,235,000
Thereafter	40,756,000
Total	$50,172,000

Principal payments table amount does not reflect the unamortized loan issuance cost of $1,058,000 as of March 31, 2017.

As of March 31, 2017, the principal balances on notes payable are as follows:

Property	Current Loan Balance	Interest Rate	Loan Maturity
D&O Financing	$83,000	2.99%	8/3/2017
Ft. Lauderdale	1,442,000	4.94%	2/1/2019
Memphis Court	135,000	4.94%	2/1/2019
Memphis Poplar	1,214,000	4.94%	2/1/2019
St. Louis	1,210,000	4.94%	2/1/2019
Mabley Place	8,649,000	4.25%	12/26/2024
Ft. Worth	13,054,000	4.50%	11/17/2026
Houston Saks Garage	3,512,000	4.25%	8/1/2025
St. Louis Lucas	3,403,000	4.59%	2/1/2026
Indy Garage	7,995,000	4.59%	2/1/2026
Minneapolis City Parking	5,144,000	4.50%	4/30/2026
Bridgeport Fairfield	4,331,000	4.00%	8/1/2026
Less unamortized loan issuance costs	(1,058,000)
Total	$49,114,000

Note M — Assets held for sale

As of December 31, 2016, the Company had an 87.09% ownership interest in one property that was listed as held for sale, with a carrying value of approximately $6.1 million. This property was acquired on January 6, 2016, along with MVP REIT II, with the purchase of two parking lots located in Minneapolis, Minnesota. This property is accounted for at the fair value based on an appraisal. During June 2016, Minneapolis Venture entered into a PSA to sell the 10th Street lot “as is” to a third party for approximately $6.1 million. During October 2016, the PSA was cancelled. During February 2017, the Company entered into a letter of intent to sell a portion of the property (approximately 2.2 acres) to an unrelated third party for $3.0 million. The remaining portion of the property will be retained by the Company and will be leased to a parking operator.

In April 2017, the Company decided to list the two lots held by MVP Wildwood NJ Lot, LLC for sale for approximately $1.9 million. As of May 9, 2017, the Company has not entered in to an LOI for the sale of these lots and there can be no assurance the Company will be successful in selling these lots for the desired asking price.

The following is a summary of the results of operations related to the assets held for sale for the three months ended March 31, 2017:

For The Three Months Ended March 31, 2017
Revenue	$21,000
Expenses	(80,000)
Income from assets held for sale, net of income taxes	$59,000

Note N — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

During April 2017, the company reduced their ownership interest in the MVP Houston Preston Lot from 80% to 40%, by selling a portion of their ownership to MVP REIT II for $1.12 million. This transaction was completed at par value with no gain or loss be recorded by the Company. MVP REIT II's ownership interest increased from 20% to 60% and will now be considered the controlling party.

On April 13, 2017, the Company and MVP REIT II issued a promissory note to KeyBank for $12.7 million secured by a pool of properties, including MVP Denver Sherman, LLC, MVP Denver Sherman 1935, LLC, MVP Milwaukee Arena, LLC, MVP St. Louis Washington, LLC, MVP Louisville Station Broadway, LLC, and Cleveland Lincoln Garage Owners, LLC. This note had a 10-year term, an interest rate of 4.9% and required monthly interest only payment for the first two years. After that the loan calls for monthly principal and interest payments of approximately $74,000, with a balloon payment at maturity. This loan mature in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, the Company and MVP REIT issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by a pool of properties, including MVP Indianapolis Meridian Lot, LLC, MVP Louisville Station Broadway, LLC, White Front Garage Partners, LLC, MVP Houston Preston Lot, LLC, MVP Houston San Jacinto Lot, LLC, St. Louis Broadway Group, LLC, and St. Louis Seventh & Cerre, LLC. This note had a 10-year term, an interest rate of 5.03% and required monthly interest only payment over the 10 year with a balloon payment at maturity. This loan matures in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, the Company and MVP REIT II jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of the Company (the “MVP I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from MVP REIT II regarding a proposed merger of the Company with MVP REIT II. If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP REIT II to each holder of common stock, $0.001 par value per share, of MVP REIT would be 0.365 shares of common stock, $0.0001 par value per share, of MVP REIT II.

The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by the Company and MVP REIT II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals. There can be no assurance that the proposed merger will be consummated.

In connection with the proposed merger, the Company also announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the proposed merger. In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan and share repurchase plan will take effect on May 11, 2017 and June 1, 2017, or 10 days and 30 days, respectively, after the date of this press release providing notice of suspension.

The Company also announced, in connection with the proposed merger, that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). Thereafter, the Company anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three months ended March 31, 2017. This discussion and analysis should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto and Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our annual report on Form 10-K for the year ended December 31, 2016. As used herein, the terms “we,” “our” and “us” refer to MVP REIT, Inc., and, as required by context, MVP Real Estate Holdings, LLC, which we refer to as our “operating limited liability company,” and to their subsidiaries.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q (this “Quarterly Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have a limited operating history, as the majority of our properties were purchased within the last two years;
•	the fact that we have had a net loss for each annual period since inception;
•	the performance of properties the Company has acquired or may acquire or loans that the Company may make that are secured by real property or;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•	potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking facilities included in our portfolio;
•	risks inherent in the real estate business, including ability to secure leases at favorable terms, tenant defaults, potential liability relating to environmental matters and the lack of liquidity of real estate investments;
•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders;
•	our failure to maintain our status as a REIT;
•	the availability of capital and debt financing generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;
•	interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon on any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward – looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward looking statements included in this Quarterly Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

Overview

MVP REIT, Inc. (the “Company,” “we,” “us,” or “our”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. Pursuant to its initial public offering, which closed in September 2015, the Company received net consideration of approximately $97.3 million for the issuance of its common stock. Of this amount, approximately $19.5 million of common shares were issued in consideration of the contribution of commercial properties to the Company. The Company has also registered up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

The Company’s investment strategy was to invest available net proceeds from its offering in direct investments in real property and real estate secured loans that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a plan to increase the focus of the Company’s investment strategy on parking and self- storage facilities located throughout the United States as the Company’s core assets. In June 2014, the Company’s board decided to further focus the Company’s investments primarily on parking facilities.

During the three months ended March 31, 2017, MVP REIT acquired an ownership interest in the following properties:

Property Name	MVP REIT %	MVP REIT II %	Total Purchase Price	Purchase Date	Property Type
Investment in equity method investee
MVP Detroit Center Garage	20%	80%	$55,000,000	1/10/2017	Garage

Property information continued:

Property Name	# Spaces	Property Size (Acres)	Parking Lease is with	Tenant Portion of Property Tax	Term in Years	Annual Base Rent	Revenue Sharing Starting Point $
Investment in equity method investee
MVP Detroit Center Garage	1275	8.78	SP +	$572,000	5	$3,427,500	80% > $5,000,000

As of March 31, 2017, the Company held a 51% or more interest in 27 properties (out of 31 total investments), with initial purchase prices totaling approximately $122 million, of which our portion was $115.4 million. Of those 27 properties; 21 were owned 100% by us, three properties had common ownership with MVP REIT II and one had common ownership with an unrelated third party. One of the properties owned by us and MVP REIT II is currently listed for sale at $6.1 million. The other is owned by the Company and is listed for sale at approximately $1.9 million. In addition, MVP held a less than 50% ownership in three properties, where MVP REIT II owned the majority share, of which our share of the purchase price was approximately $6.6 million. These properties were acquired with funds from the initial public offering, third party financing and the assumption of existing liabilities

The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company anticipates that its core investments going forward will be predominantly in parking facilities. In addition, the Company has agreed that no more than 25% of the gross proceeds from its initial public offering will be used to invest in real properties other than parking facilities.

Since a majority of our property leases call for additional percentage rent, MVP monitors the gross revenue generated by each property on a monthly basis. The higher the property’s gross revenue the higher our potential percentage rent. Below is graph showing the comparison of our monthly rental income to the gross revenue generated by the properties.

MVP REIT Rental Income & Property Gross Revenue
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
Oct-14
Nov-14
Dec-14
Jan-15
Feb-15
Mar-15
Apr-15
May-15
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Dec-16
Jan-17
Feb-17
Mar-17
MVP REIT Property Net Revenue
MVP REIT Rental Income

The Company operates as a REIT. The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31 fiscal year end. As a REIT, the Company will not be subject to federal income tax on income that is distributed to stockholders. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds of the offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s board of directors will at all times have ultimate oversight and policy-making authority over the Company, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, however, our board has delegated to MVP Realty Advisors, LLC, our advisor, authority to manage our day-to-day business, in accordance with our investment objectives, strategy, guidelines, policies and limitations. Vestin Realty Mortgage II, Inc., (“VRM II”) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc. (“VRM I”); both are managed by Vestin Mortgage, LLC. The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. Michael Shustek owns 100% of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM I, and VRM II.

VRM I, an OTC Pink Sheet-listed company, and VRM II, an OTC Pink Sheet -listed company, are engaged primarily in the business of investing in commercial real estate and loans secured by commercial real estate. As the owners of the Advisor, VRM I and VRM II may benefit from any fees and other compensation that the Company pays to the Advisor under the Advisor Agreement. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled under the Advisory Agreement. Please refer to Note E – Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection With the Operations of the Company in Part I, Item 1 Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q. As of March 31, 2017, the aggregate amount of fees and expense reimbursements waived by the Advisor was approximately $6.9 million. If the owners of the Advisor determine that such waivers are no longer in the best interests of their stockholders or otherwise refuse to grant future waivers of fees or expenses if requested by the Company, then the Company’s operating expenses could increase significantly, which could adversely affect the Company’s results of operations and the amount of distributions to stockholders.

In addition, the Company may compete against MVP REIT II, VRM I and VRM II, all of whom are managed by affiliates of our sponsor, for the acquisition of investments. The Company believes this potential conflict with respect to VRM I and VRM II, is mitigated, in part, by the Company’s focus on parking facilities as its core investments, while the investment strategy of VRM I and VRM II focuses on acquiring office buildings and other commercial real estate and loans secured by commercial real estate. MVP REIT II has substantially the same investment strategy as the Company, in that MVP REIT II is also focused primarily on investments in parking facilities. For additional discussion regarding potential conflicts of interests, please see “Risk Factors—Risks Related to Conflicts of Interest” and “Item 13 – Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2016.

In connection with the action to list the shares, on May 5, 2016, the Company’s board of directors suspended the Company’s distribution reinvestment plan (“DRIP”). In June 2016, the Company and MVP REIT II, jointly announced the engagement of Ladenburg Thalmann & Co., Inc. to assist in evaluating various courses of action intended to enhance stockholder liquidity and value. In connection with the engagement, the Company decided to defer taking further action to list the Company’s common shares on the NASDAQ Global Market until Ladenburg Thalmann completes its evaluation. After reviewing the Ladenburg Thalmann’s completed evaluation, the Company’s board of directors will decide whether to proceed with a listing on the NASDAQ Global Market or take other action to enhance stockholder liquidity and value. The Company currently expects that no decision on this matter will be made until the second fiscal quarter of 2017. Following the Company’s engagement of Ladenburg Thalmann, the Company’s board of directors approved the reinstatement DRIP in July 2016, since no decision on liquidity was expected until the second fiscal quarter of 2017. Currently the DRIP program is not available to Oregon residents.

On May 1, 2017, the Company and MVP REIT II jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of the Company (the “MVP I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from MVP REIT II regarding a proposed merger of the Company with MVP REIT II. If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP REIT II to each holder of common stock, $0.001 par value per share, of MVP REIT would be 0.365 shares of common stock, $0.0001 par value per share, of MVP REIT II.

The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by the Company and MVP REIT II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals. There can be no assurance that the proposed merger will be consummated.

In connection with the proposed merger, the Company also announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the proposed merger. In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan and share repurchase plan will take effect on May 11, 2017 and June 1, 2017, or 10 days and 30 days, respectively, after the date of this press release providing notice of suspension.

The Company also announced, in connection with the proposed merger, that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). Thereafter, the Company anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.

Results of Operations

MVP has purchased the majority of the properties since January 1, 2015, and the results of operations below reflect start-up costs as well as acquisition expenses incurred in connection with purchasing properties as the Company deployed our initial public offering proceeds. We expect that income and expenses related to our portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets. The results of operations described below may not be indicative of future results of operations.

Comparison of operating results for the three months ended March 31, 2017 and 2016:

	2017	2016
Rental revenues (by property)
Ft. Lauderdale	$42,000	$42,000
Memphis Court	4,000	4,000
Memphis Poplar	68,000	68,000
Kansas City	29,000	29,000
St. Louis	62,000	62,000
Mabley Place	371,000	363,000
Denver Sherman	9,000	9,000
Fort Worth	381,000	378,000
Milwaukee Old World	40,000	40,000
St. Louis Convention	46,000	46,000
Houston Saks Garage	150,000	155,000
St. Louis Lucas	55,000	55,000
Milwaukee Wells	70,000	70,000
Indy Garage	188,000	188,000
KC Cherry Lot	17,000	16,000
Indy WA Street	94,000	98,000
Minneapolis Venture	—	189,000
Indianapolis Meridian	24,000	20,000
Milwaukee Clybourn	5,000	4,000
Milwaukee Arena	54,000	33,000
MVP Clarksburg Lot	14,000	8,000
Denver 1935 Sherman	30,000	16,000
Bridgeport Fairfield	112,000	—
Minneapolis City Parking	200,000	—
MVP Houston Preston Lot	57,000	—

Total revenues	$2,122,000	$1,893,000

Total rental revenue earned for the three months ended March 31, 2017, from our 27 consolidated properties which have continued operations, totaled $2.1 million, as compared to $1.9 million for the three months ended March 31, 2016. The increase in total rental revenues is mainly due to the additional properties acquired by the Company during the last nine months of 2016. As the common stock offering has been closed since 2015 and the majority of the Company’s capital has been deployed, we do not expect to see the similar growth in revenue that the Company experienced from 2014 to 2016, to continue in the foreseeable future. The Company does expect to see continued grow from percentage rent on many of our properties over the next few years, as the properties purchased during 2016 will see the end of their first lease contract year in 2017, at which time the Company will be eligible to receive percentage rent subject to the terms of the leases.

	2017	2016
Operating expenses
General and administrative	$413,000	$387,000
Merger Costs	138,000	—
Acquisition expenses	265,000	207,000
Acquisition expenses – related party	330,000	1,326,000
Operation and maintenance	545,000	577,000

	2017	2016
Operation and maintenance – related party	309,000	235,000
Depreciation	334,000	282,000
Total operating expenses	$2,334,000	$3,014,000

Decrease in operating expenses is mainly due to the decrease in acquisition activity by the Company during the three months ended March 31, 2017 compared to the three months ended March 31, 2016. General and administrative costs for the three months ended March 31, 2017 mainly consisted of professional fees of approximately $0.2 million, director fees of approximately $33,000 and insurance totaling $94,000. General and administrative costs for the three months ended March 31, 2016 mainly consisted of professional fees of approximately $0.2 million, director fees of approximately $33,000 and insurance totaling $74,000.

	2017	2016
Other income and (expense)
Interest expense	$(696,000)	$(452,000)
Income from investment in equity method investee	28,000	—
Interest Income	—	1,000
Total other expense	$(668,000)	$(451,000)

Interest expense has increased from 2016 to 2017 due to the assumption of debt through acquisitions and adding new debt to acquisitions that were completed with cash previously. To maximize the use of our cash, the Company will continue to look for opportunities to put financing in place on existing properties and future acquisitions. The interest expense will vary based on the amount of our borrowings and current interest rates at the time of financing. The Company will seek to secure appropriate leverage with the lowest interest rate available to us. The terms of the loans will greatly depend on the quality of the property, the credit worthiness of the tenant and the amount of income the property is able to generate through parking revenue. There is no assurance, however, that the Company will be able to secure additional financing on favorable terms or at all. Interest expense recorded for the three months ended March 31, 2017 and 2016 includes loan amortization costs. Total loan amortization cost for the three months ended March 31, 2017 and 2016 were $76,000 and $18,000, respectively.

See Note J – Line of Credit and Note L – Notes Payable of the Notes to the Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q.

	2017	2016
Discontinued operations, net of income taxes
Loss from assets held for sale, net of income taxes	$(59,000)	$(8,000)
Total loss from discontinued operations	$(59,000)	$(8,000)

As of March 31, 2017, we had two properties held for sale. The Company has an 87.09% ownership interest in one property, with a carrying value of approximately $6.1 million. This property was acquired on January 6, 2016, along with MVP REIT II, with the purchase of two parking lots located in Minneapolis, Minnesota. This property is accounted for at the fair value based on an appraisal. During June 2016, Minneapolis Venture entered into a purchase and sales agreement to sell the 10th Street lot “as is” to a third party for approximately $6.1 million, which was cancelled in October 2016. During February 2017, the Company entered into a letter of intent to sell a portion of the property (approximately 2.2 acres) to an unrelated third party for $3.0 million. The remaining portion of the property will be retained by the Company and will be leased to a parking operator. The Company will continue to pay property tax on the property until the sale is finalized.

In April 2017, the Company decided to list the two lots held by MVP Wildwood NJ Lot, LLC for sale for approximately $1.9 million. As of May 9, 2017, the Company has not entered in to an LOI for the sale of these lots and there can be no assurance the Company will be successful in selling these lots for the desired asking price.

See Note M – Assets Held for Sale of the Notes to the Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 Unaudited Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q.

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate our risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•	Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.
•	Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.
•	Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property and loans secured by real estate in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other organization body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO, attributable to common shareholders is presented in the following table for the three ended March 31, 2017 and 2016.

In addition to the IPA MFFO Guidelines, management believe that an adjustment to MFFO for the additional merger expenses in connection with a proposed merger of the Company with MVP REIT II is helpful to obtain a more complete understanding of the operating performance of the Company. As such, we have added “Adjusted MFFO” to the table below.

	For the Three Months Ended March 31,
	2017	2016
Net Loss attributable to MVP REIT, Inc. common shareholders	$(952,000)	$(1,540,000)
Subtract:
Change in deferred rental assets	(7,000)	(19,000)
Add:
Depreciation and amortization of real estate assets	334,000	282,000
Discontinued operations loss	59,000	—
FFO	$(566,000)	$(1,277,000)
Add:
Acquisition fees and expenses to non-affiliates	265,000	207,000
Acquisition fees and expenses to affiliates	330,000	1,326,000

MFFO attributable to MVP REIT, Inc common shareholders	$29,000	$256,000
Merger Expense	138,000	—
Adjusted MFFO	167,000	—

Capital and Liquidity Resources

The Company commenced operations on December 11, 2012 and acquired our first property on December 14, 2012.

Our principal demand for funds will be/and is for the acquisition of real estate assets, funding of loans secured by real estate, the payment of operating expenses, capital expenditures, interest on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, the Company intends to generally fund its operating expenses from its cash flow from operations. The cash required for acquisitions and investments in real estate will be funded primarily from the sale of shares through our distribution reinvestment plan, dispositions of properties in our portfolio and through third party financing and the assumption of debt on acquired properties.

Net cash provided by operating activities for the three months ended March 31, 2017 was approximately $0.6 million. Operating cash flows were used for the payment of normal operating expenses such as management fees, accounting fees and legal bills. Net cash used in investing activities totaled approximately $4.0 million and consisted mainly of cash used in investment in equity method investee of approximately $3.6 million and deposits of approximately $1.5 million made during 2016 was used to fund the Detroit Center investment in equity method investee. Net cash provided by financing activities totaled $1.5 million and consisted of proceeds from line of credit of approximately $3.4 million, payments on redeemed shares of approximately $61,000, payments on notes payable of approximately $0.4 million, payments on line of credit of $116,000, distributions to stockholders of $1.4 million and distribution to non-controlling interest of $27,000.

Net cash used in operating activities for the three months ended March 31, 2016 was $1.2 million. Operating cash flows were used for the payment of normal operating expenses such as management fees, accounting fees and legal bills. Net cash used in investing activities consisted mainly of cash used in investment of real estate of approximately $16.2 million. Deposits of approximately $15.8 million made during 2015 were used through the acquisition of those properties. Net cash provided by financing activities consisted of proceeds from a promissory notes of approximately $11.7 million, payments on redeemed shares of approximately $49,000, payments on notes payable of approximately $0.2 million, capital contributions from noncontrolling interests of approximately $3.4 million and distributions to stockholders of approximately $1.0 million.

As of March 31, 2017, the Company has nine notes in the aggregate amount of approximately $49.1 million, net of loan issuance costs, secured by our real estate. Our charter precludes us from borrowing more than the NASAA REIT Guidelines limit of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. The Company expects that it may use leverage for any senior debt or equity investments that the Company makes. The Company expects that our debt financing, if any, on such investments will not exceed 50% of the greater of the cost or fair market value of our overall investments.

On October 5, 2016, the Company, through its Operating LLC, and MVP REIT II, through a wholly owned subsidiary (the “Borrowers”) entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (“KeyBank”) as the administrative agent and KeyBanc Capital Markets (“KeyBanc Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an annual interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The Borrowers have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

In connection with our KeyBank Unsecured Credit Agreement, the Borrowers are required to maintain a minimum liquidity requirement of $2.0 million, which is defined as the sum of unencumbered cash and cash equivalents of the Borrower and its Subsidiaries. In addition, the loan with Bank of America for the MVP Detroit Center Parking garage requires the Company and MVP REIT to maintain a combined $2.3 million liquidity, which is defined as unencumbered cash and cash equivalents. As of May 9, 2017, the Company and MVP REIT were in compliance with both these lender requirements.

The Company will experience a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets and may experience a temporary, relative increase in liquidity if and when investments are sold, to the extent such sales generate proceeds that are available for additional investments. Our advisor may, but is not required to, establish working capital reserves from offering proceeds out of cash flow generated by our investments or out of proceeds from the sale of our investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short- term borrowing. In addition, subject to the limitations previously described in our prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

In addition to making investments in accordance with our investment objectives, the Company expects to use its capital resources to make certain payments to our advisor and the selling agent(s). During the organization and offering stage, these payments included payments to the selling agent(s) for selling commissions and payments to our advisor for reimbursement of certain organization and offering expenses. During the acquisition and development stage, the Company expects to make payments to our advisor in connection with the selection or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor, see “ Fees and Expenses Paid in Connection With the Operations of the Company”, included in Note E — Related Party Transactions and Arrangements in Part I, Item 1 Unaudited Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q for more information. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our board of directors.

Management Compensation Summary

The following table summarizes all compensation and fees incurred by us and paid or payable to our Advisor and its affiliates in connection with our organization, our initial public offering and our operations for the three months ended March 31, 2017 and 2016.

	For the three months ended March 31,
	2017	2016
Acquisition Fees – related party	$330,000	$1,326,000
Asset Management Fees	273,000	213,000
Debt Financing Fees	36,000	23,000
Total	$639,000	$1,562,000

Distributions

The Company intends to continue making regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its “REIT taxable income” each year.

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually and $0.0465 per share monthly, assuming a purchase price of $9.00 per share. The distribution rate, which had previously been 6 percent, increased beginning with the January 2013 distribution. On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7%, or $0.60 per share annually and $0.05025 monthly assuming a purchase price of $9.00 per share. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). Starting April 11, 2017, the NAV of $9.32 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

The Company also announced, in connection with the proposed merger, that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). Thereafter, the Company anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.

From inception through March 31, 2017, the Company has paid approximately $15.3 million in distributions including approximately $3.2 million in DRIP distributions to the Company’s stockholders, all of which have constituted a return of capital. Our total distributions paid for the period presented, the sources of such distributions, the cash flows used in operations and the number of shares of common stock issued pursuant to our distribution reinvestment plan, or DRIP, are detailed below.

To date, all of distributions have been paid from offering proceeds and represent a return of capital.

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Provided by Operations (GAAP basis)
1st Quarter, 2017	$1,351,000	$301,000	$1,652,000	$621,000
2nd Quarter, 2017	—	—	—	—
3rd Quarter, 2017	—	—	—	—
4th Quarter 2017	—	—	—	—
Total 2017	$1,351,000	$301,000	$1,652,000	$621,000
	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2016	$1,041,000	$621,000	$1,662,000	$(1,179,000)
2nd Quarter, 2016	1,461,000	205,000	1,666,000	20,000
3rd Quarter, 2016	1,616,000	42,000	1,658,000	370,000
4th Quarter 2016	1,397,000	254,000	1,651,000	(2,533,000)
Total 2016	$5,515,000	$1,122,000	$6,637,000	$(3,322,000)
	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2015	$535,000	$148,000	$683,000	$(911,000)
2nd Quarter, 2015	623,000	265,000	888,000	(436,000)
3rd Quarter, 2015	751,000	388,000	1,139,000	(394,000)
4th Quarter, 2015	1,015,000	590,000	1,605,000	(717,000)
Total 2015	$2,924,000	$1,391,000	$4,315,000	$(2,458,000)
	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2014	$400,000	$47,000	$447,000	$(978,000)
2nd Quarter, 2014	422,000	60,000	482,000	498,000
3rd Quarter, 2014	443,000	78,000	521,000	(1,245,000)
4th Quarter, 2014	473,000	94,000	567,000	(1,054,000)
Total 2014	$1,738,000	$279,000	$2,017,000	$(2,779,000)

The Company may not generate sufficient cash flow from operations to fully fund distributions. We may continue to pay all or a portion of the distributions from other sources, such as cash flows from offering proceeds, financing activities, borrowings, cash advances from our Advisor, or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted. The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

Related-Party Transactions and Arrangements

On November 5, 2016, MVP REIT II, Inc. purchased 338,409 shares of MVP REIT, Inc’s common stock from an unrelated third party for $3.0 million or $8.865 per share. During the three months ended March 31, 2017, the Company paid MVP REIT II, approximately $52,000 in stock distributions, related to their ownership of the Company’s common stock. The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with, among other things, acquisition and financing activities, asset and property management services and reimbursement of operating and offering related costs. See Note E — Related Party Transactions and Arrangements in Part I, Item 1 Unaudited Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q for a discussion of the various related party transactions, agreements and fees.

Inflation

The Company expects to include provisions in its tenant leases designed to protect the Company from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company is organized and conducts operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on the technical merits. Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition on the financial statements. The net income tax provision for the year ended December 31, 2016 and 2015 was approximately zero.

REIT Compliance

The Company filed as a REIT for federal income tax purposes effective for the year ended December 31, 2013: therefore, the Company generally will not be subject to federal income tax on income that is distributed to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which the Company initially elects to be taxed as a REIT, the Company will be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company’s net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of the REIT taxable income to the stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact the REIT status.

If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income taxes (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. The Company believes it has met all the required criteria to qualify as a REIT for tax purposes as of March 31, 2017.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of March 31, 2017 and December 31, 2016.

Real Estate Investments & Industry Outlook

We believe that favorable U.S. Treasury yields and competitive lender spreads have created a generally favorable borrowing environment for real estate purchases in 2015 and 2016. Given the uncertainty around the world’s financial markets, we believe investors have been willing to accept lower yields on U.S. government backed securities, providing Freddie Mac and Fannie Mae with access to investor capital. During the fourth quarter of 2016, U.S. Treasury rates increased, and we expect that US Treasury rates will continue to increase over the next year, which we anticipate will make it harder to finance our current unencumbered properties or to finance new acquisitions at favorable rates. Management will continue to look for favorable financing opportunities that will maximize our use of cash, but there can be no assurance that we will be able to find favorable rates.

Parking Industry Outlook

In December 2016, the National Parking Association, (“NPA”), release their annual Parking Demand Report, which highlighted long-term demand and potential trends in the parking industry. According to the NPA’s website http://weareparking.org some of the key finds include:

•	Parking revenue is projected to grow from just under $25 billion in 2015 to nearly $29 billion by 2018.
•	The #1 reason for parking growth is population expansion projected to increase from 320M in 2015, to 400M by 2050.
•	15 year trend continues, 86 percent of U.S. commuters’ say driving and parking their vehicle is their dominant mode of transportation.
•	Approximately 119.9M Americans drive to work (2013 U.S. Census).
•	New York, Los Angeles, Chicago, Houston and Phoenix highlight urbanization and density and have the most parking growth potential.
•	The top two states in terms of parking revenue are California ($1.4 billion), and New York ($1.2 billion).
•	By region, population density leads to parking growth in the New York/Northeast corridor. The West Coast, anchored by California, continues to be a parking powerhouse. And Florida as 3rd most populous state, presents future revenue growth opportunities.

According to NPA, parking demand is a function of a number of factors, all working in tandem to affect demand and usage. When looking at macroeconomic, demographic, employment, and industry statistics, NPA sees a picture of patterns that influence parking demand in North America:

•	Population: Fundamental population growth of 9.6% from the 2000 U.S. Census to the 2010 U.S. Census is expected to continue into the future.
•	Employment: In the U.S., 92% employment provides sustained parking demand, 6.2% unemployment as of August 2014.
•	Baby Boomers. The Baby Boomer population will be 65 or older in 2029 and stand at 61.3 million, representing 20% of the U.S. population.
•	Colleges/Universities: College/university enrollment increased 30% from 2000-2009, from 15.3 million to 20.4 million.
•	Municipalities: Public sector parking is beset by financial pressures; this pressure will accelerate automation and rate increases that will drive revenue.
•	Pricing: Demand will be affected by demand pricing, mobile rate promotions, pre-paid parking and price increases, both public/private, as well as price rates for peak parking periods.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements.

Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once we commence significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold, as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Contractual Obligations

As of March 31, 2017, our contractual obligations consisted of the mortgage notes secured by our acquired properties and the Revolving Credit Facility:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$50,172,000	$855,000	$6,144,000	$2,416,000	$40,757,000
Capital and Operating Lease Obligations	—	—	—	—	—
Line of Credit:
Interest	—	—	—	—	—
Principle	8,076,000	8,076,000	—	—	—
Purchase Obligations	—	—	—	—	—
Total	$58,248,000	$8,931,000	$6,144,000	$2,416,000	$40,757,000

Contractual obligation table amount does not reflect the unamortized loan issuance cost of $1.1 million for notes payable and $158,000 for the line of credit as of March 31, 2017.

Subsequent Events

During April 2017, the company reduced their ownership interest in the MVP Houston Preston Lot from 80% to 40%, by selling a portion of their ownership to MVP REIT II for $1.12 million. This transaction was completed at par value with no gain or loss be recorded by the Company. MVP REIT II’s ownership interest increased from 20% to 60% and will now be considered the controlling party.

On April 13, 2017, the Company and MVP REIT II issued a promissory note to KeyBank for $12.7 million secured by a pool of properties, including MVP Denver Sherman, LLC, MVP Denver Sherman 1935, LLC, MVP Milwaukee Arena, LLC, MVP St. Louis Washington, LLC, MVP Louisville Station Broadway, LLC, and Cleveland Lincoln Garage Owners, LLC. This note had a 10-year term, an interest rate of 4.9% and required monthly interest only payment for the first two years. After that the loan calls for monthly principal and interest payments of approximately $74,000, with a balloon payment at maturity. This loan matures in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, the Company and MVP REIT issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by a pool of properties, including MVP Indianapolis Meridian Lot, LLC,

MVP Louisville Station Broadway, LLC, White Front Garage Partners, LLC, MVP Houston Preston Lot, LLC, MVP Houston San Jacinto Lot, LLC, St. Louis Broadway Group, LLC, and St. Louis Seventh & Cerre, LLC. This note had a 10-year term, an interest rate of 5.03% and required monthly interest only payment over the 10 year with a balloon payment at maturity. This loan matures in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, the Company and MVP REIT II jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of the Company (the “MVP I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from MVP REIT II regarding a proposed merger of the Company with MVP REIT II. If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP REIT II to each holder of common stock, $0.001 par value per share, of MVP REIT would be 0.365 shares of common stock, $0.0001 par value per share, of MVP REIT II.

The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by the Company and MVP REIT II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals. There can be no assurance that the proposed merger will be consummated.

In connection with the proposed merger, the Company also announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the proposed merger. In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan and share repurchase plan will take effect on May 11, 2017 and June 1, 2017, or 10 days and 30 days, respectively, after the date of this press release providing notice of suspension.

The Company also announced, in connection with the proposed merger, that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3% per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3% per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7% per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). Thereafter, the Company anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to the effects of interest rate changes primarily as a result of debt used to maintain liquidity and fund expansion of the Company’s real estate investment portfolio and operations. One of the Company’s interest rate risk management objectives is to limit the impact of interest rate changes on cash flows. To achieve this objective, the Company may borrow at fixed rates or fix the variable rates of interest on variable interest rate borrowings through the use of interest rate swaps. The Company may enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate the Company’s interest rate risk on a related financial instrument. The Company will not enter into derivative or interest rate transactions for speculative purposes. The Company is exposed to credit risk of the counterparty to these interest rate swap agreements in the event of non-performance under the terms of the derivative contracts. In the event of non-performance by the counterparty, if the Company is not able to replace these swaps, the Company would be subject to the variability of interest rates on the total amount of debt outstanding under the mortgage.

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing the Company’s business plan, the Company expects that the primary market risk to which the Company will be exposed is interest rate risk.

As of March 31, 2017, the Company’s debt consisted of approximately $49.1 million in fixed rate debt and $7.9 million in variable rate debt, net of loan issuance costs. Our variable interest rate under the KeyBank line of credit is equal to the 30 day LIBOR plus 2.25%. Changes in interest rates have different impacts on the fixed rate and variable rate debt. A change in interest rates on fixed rate debt impacts its fair value but has no impact on interest incurred or cash flows. A change in interest rates on variable rate debt could impact the interest incurred and cash flows and its fair value.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on the Company’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, the Company may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in the Company’s financial structure.

The following tables summarizes gross annual debt maturities, average interest rates and estimated fair values on the Company’s outstanding debt as of March 31, 2017:

	For the three months ended March 31, 2017
	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value
Fixed rate debt	$855,000	$1,190,000	$4,954,000	$1,182,000	$1,234,000	$40,757,000	$50,172,000	$46,930,000

Average interest rate	4.65%	4.83%	4.91%	4.82%	4.82%	4.82%

Market risk disclosure does not reflect the unamortized loan issuance cost of $1.1 million as of March 31, 2017.

ITEM 4.	CONTROLS AND PROCEDURES

Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

The Company’s Chief Executive Officer and Chief Financial Officer have evaluated the Company’s disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as of the end of the period covered by this report, and they have concluded that these controls and procedures are effective.

(b)	Changes in Internal Control over Financial Reporting

There have been no changes in internal control over financial reporting during the first quarter of 2017, that have materially affected, or are reasonably likely to materially affect, the company’s internal control over financial reporting.

PART II -	OTHER INFORMATION

None.

ITEM 1.	LEGAL PROCEEDINGS

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

ITEM 1A.	RISK FACTORS

There have been no material changes from the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Sales of Unregistered Securities

The Company did not issue any unregistered securities for the quarterly period ended March 31, 2017.

Use of Offering Proceeds

On September 25, 2012, the Company’s Registration Statement on Form S-11 registering a public offering (No. 333- 180741) of up to $550,000,000 in shares of the Company’s common stock was declared effective under the Securities Act of 1933, as amended, or the Securities Act, and the Company commenced the initial public offering. The Company offered up to 55,555,555 shares of the Company’s common stock to the public in the primary offering at $9.00 per share and up to 5,555,555 shares of the Company’s our common stock pursuant to the distribution reinvestment plan at $8.73 per share. The Company entered into selling agreements with MVP AS and other non-affiliated selling agents to distribute shares of our common stock to its clients. The Company’s initial public offering terminated in September 2015. Starting April 11, 2017, the NAV of $9.32 per common share has been used for purposes of effectuating permitted redemptions of the Company’s common stock and issuing shares pursuant to the Company’s distribution reinvestment plan.

As of March 31, 2017, the Company had 10,978,736 shares of common stock issued and outstanding for a total of approximately $88.7 million, less offering costs.

Share Repurchase Program

In connection with the proposed merger, the Company announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the proposed merger. In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan and share repurchase plan will take effect on May 11, 2017 and June 1, 2017, or 10 days and 30 days, respectively, after the date of this press release providing notice of suspension.

ITEM 5.	OTHER INFORMATION

During the first quarter of 2017, the Company is not aware of any information that was required to be disclosed in a report on Form 8-K that was not disclosed in a report on Form 8-K.

ITEM 6.	EXHIBITS

EXHIBIT INDEX

3.1(2)	Articles of Incorporation of MVP Monthly Income Realty Trust, Inc.
3.2(2)	Bylaws of MVP Monthly Income Realty Trust, Inc.
3.3(2)	Articles of Amendment (Name Change)
3.4(3)	Articles of Amendment and Restatement of MVP REIT, Inc.
3.5(2)	Amended and Restated Bylaws of MVP REIT, Inc.
3.6(4)	Articles of Amendment of MVP REIT, Inc.
3.7(5)	Articles of Amendment of MVP REIT, Inc.
4.1(6)	Form of Subscription Agreement
10.1(7)	Loan Agreement dated as of January 10, 2017 between MVP Detroit Center Garage, LLC and Bank of America, N.A.
31.1(1)	Certification of Chief Executive Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
31.2(1)	Certification of Chief Financial Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
32(1)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101(1)
The following materials from the Company’s Quarterly report on Form 10-Q for the three months ended March 31, 2017, formatted in XBRL (extensible Business Reporting Language): (i) Balance Sheet as of March 31, 2017 and December 31, 2016 (unaudited), (ii) Statements of Operations for the period for the three months ended March 31, 2017 and 2016 (unaudited), (iii) Statement of Equity (Deficit) for the three months ended March 31, 2017(unaudited), (iv) Statement of Cash Flows for the three months ended March 31, 2017 and 2016 (unaudited) (v) Notes to Financial Statements (unaudited).

(1)	Filed concurrently herewith.
(2)	Filed previously with the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 on June 13, 2012, and incorporated herein by reference.
(3)	Filed previously with the Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 on July 9, 2012, and incorporated herein by reference.
(4)	Filed previously with the Pre-Effective Amendment No. 6 to the Registration Statement on Form S-11 on September 6, 2012, and incorporated herein by reference.
(5)	Filed previously with the Pre-Effective Amendment No. 7 to the Registration Statement on Form S-11 on September 18, 2012, and incorporated herein by reference.
(6)	Filed previously on Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 on April 10, 2015, and incorporated herein by reference.
(7)	Filed previously on Form 8-K on January 11, 2016 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MVP REIT, Inc.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer
Date:	May 9, 2017

By:	/s/ Ed Bentzen
Ed Bentzen
Chief Financial Officer
Date:	May 9, 2017

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q/A
Amendment No. 1

(Mark one)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2017

Or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number: 333-205893

MVP REIT II, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	47-3945882
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8880 W. SUNSET RD SUITE 240, LAS VEGAS, NV 89148
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number: (702) 534-5577

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec. 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes ☐ No ☒

As of May 9, 2017, the registrant had 2,538,304 shares of common stock outstanding.

EXPLANATORY NOTE

We are filing this Amendment No. 1 on Form 10-Q/A to amend and restate in their entirety the following items of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 as originally filed with the Securities and Exchange Commission on May 5, 2017 (the “Original Form 10-Q”): (i) Item 1 of Part I “Financial Information,” (ii) Item 2 of Part I, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Funds from Operations and Modified Funds from Operations,” and (iii) Item 4 of Part I, “Controls and Procedures”, and we have also updated the signature page, the certifications of our Chief Executive Officer and Chief Financial Officer in Exhibits 31.1, 31.2, 32.1 and 32.2, and our financial statements formatted in Extensible Business Reporting Language (XBRL) in Exhibits 101. No other sections were affected, but for the convenience of the reader, this report on Form 10-Q/A restates in its entirety, as amended, our Original Form 10-Q. This report on Form 10-Q/A is presented as of the filing date of the Original Form 10-Q and does not reflect events occurring after that date, or modify or update disclosures in any way other than as required to reflect the restatement described below.

We have determined that our previously reported results for the quarter ended March 31, 2017 did not include an interest expense accrual and rent received. The condensed statement of operations for the quarter ended March 31, 2017 included in this Form 10-Q/A have been restated to include the accrual of $141,000 of interest and $27,000 of revenue. The condensed balance sheet as of March 31, 2017 included in this Form 10-Q/A have been restated to incorporate these changes which increased accounts payable and accrued expenses as previously reported by $141,000 and decreased the deferred revenue by $27,000. The condensed statement of cash flows for the quarter ended March 31, 2017 included in this Form 10-Q/A includes certain adjustments to correspond to the statement of operations and the statement of equity adjustments as described above. We have made necessary conforming changes in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” resulting from the correction of this error.

Amendment
This Form 10-Q/A sets forth the Original Filing, as modified and superseded where necessary to reflect the Restatement and related matters. Specifically, the following items of the Original Quarterly Report on Form 10-Q are amended by this Form 10-Q/A to reflect the Restatement and related matters:

Part I - Item 1. Financial Statements, and updates to selected notes impacted by the Restatement in the Notes to the Condensed Consolidated Financial Statements.

Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Part I - Item 2. Funds from Operations and Modified Funds from Operations

Part I - Item 4. Controls and Procedures

MVP REIT II, Inc.

(A Maryland Corporation)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS	(As restated)
Cash	$4,675,000	$4,885,000
Cash - restricted	1,125,000	100,000
Prepaid expenses	696,000	283,000
Accounts receivable	351,000	208,000
Investments in MVP REIT, Inc.	3,086,000	3,034,000
Investment in real estate
Land and improvements	41,554,000	28,854,000
Buildings and improvements	72,903,000	24,889,000
Construction in progress	521,000	—
	114,978,000	53,743,000
Accumulated depreciation	(620,000)	(195,000)
Total investments in real estate, net	114,358,000	53,548,000

Other assets	282,000	4,575,000
Assets held for sale	730,000	700,000
Investment in equity method investee	1,150,000	1,150,000
Investments in cost method investee – held for sale	836,000	836,000
Investments in cost method investee	923,000	936,000
Total assets	$128,212,000	$70,255,000
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$765,000	$485,000
Security Deposit	46,000	2,000
Due to related parties	929,000	575,000
Liabilities related to assets held for sale	26,000	—
Line of credit, net of unamortized loan issuance costs of approximately $0.2 million as of March 31, 2017 and December 31, 2016	19,674,000	7,957,000
Deferred revenue	82,000	45,000
Notes payable, net of unamortized loan issuance costs of approximately $0.2 million and $0.1 million as of March 31, 2017 and December 31, 2016, respectively	41,724,000	5,318,000
Total liabilities	63,246,000	14,382,000
Commitments and contingencies	—	—
Equity
MVP REIT II, Inc. Stockholders' Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none outstanding	—	—
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding	—	—
Non-voting, non-participating convertible stock, $0.0001 par value, no shares issued and outstanding
Common stock, $0.0001 par value, 98,999,000 shares authorized, 2,521,088 and 2,301,828 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	63,283,000	56,143,000
Accumulated deficit	(7,494,000)	(4,394,000)
Total MVP REIT II, Inc. Shareholders' Equity	55,789,000	51,749,000
Non-controlling interest – related party	9,177,000	4,124,000
Total equity	64,966,000	55,873,000
Total liabilities and equity	$128,212,000	$70,255,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.

(A Maryland Corporation)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Revenues	(As restated)
Rental revenue	$2,002,000	$—
Total revenues	2,002,000	—

Operating expenses
General and administrative	328,000	151,000
Merger costs	125,000	—
Acquisition expenses	1,766,000	—
Acquisition expenses – related party	1,118,000	109,000
Operation and maintenance	351,000	—
Operation and maintenance – related party	237,000	—
Depreciation	425,000	—
Total operating expenses	4,350,000	260,000

Loss from operations	(2,348,000)	(260,000)

Other income (expense)
Interest expense	(796,000)	(1,000)
Distribution income – related party	52,000	—
Income (loss) from investment in equity method investee	14,000	(1,000)
Total other expense	(730,000)	(2,000)

Loss from continuing operations	(3,078,000)	(262,000)

Discontinued operations, net of income taxes
Income from assets held for sale, net of income taxes	6,000	—
Total income from discontinued operations	6,000	—

Provision for income taxes	—	—

Net loss	(3,072,000)	(262,000)
Net income attributable to non-controlling interest – related party	28,000	—
Net loss attributable to MVP REIT II, Inc.'s stockholders	$(3,100,000)	$(262,000)
Basic and diluted loss per weighted average common share:
Loss from continuing operations attributable to MVP REIT II, Inc.'s common stockholders – basic and diluted	$(1.27)	$(1.14)
Income from discontinued operations – basic and diluted	$0.01	$—
Net loss attributable to MVP REIT II, Inc.'s common stockholders - basic and diluted	$(1.28)	$(1.14)
Distributions declared per common share	$(0.20)	$(0.10)
Weighted average common shares outstanding, basic and diluted	2,425,200	228,843

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY
For the Three Months Ended March 31, 2017
(Unaudited)
(As restated)

	Preferred stock		Common stock		Additional Paid-in Capital	Accumulated Deficit	Non- controlling Interest -Related Party	Total
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2016	—	$—	2,301,828	$—	$56,143,000	$(4,394,000)	$4,124,000	$55,873,000

Distributions to non-controlling interest	—	—	—	—	—	—	(50,000)	(50,000)

Issuance of common stock	—	—	189,988	—	4,750,000	—	—	4,750,000

Issuance of common stock – DRIP	—	—	11,420	—	285,000	—	—	285,000

Issuance of common stock - Dividend	—	—	17,852	—	—	—	—	—

Issuance of preferred stock	2,862	—	—	—	2,556,000	—	—	2,556,000

Non-controlling interest	—	—	—	—	—	—	5,075,000	5,075,000

Distributions	—	—	—	—	(451,000)	—	—	(451,000)

Net income (loss)	—	—	—	—	—	(3,100,000)	28,000	(3,072,000)
Balance, March 31, 2017	2,862	$—	2,521,088	$—	$63,283,000	$(7,494,000)	$9,177,000	$64,966,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Cash flows from operating activities:	(As restated)
Net Loss	$(3,072,000)	$(262,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Income (loss) from investment in equity method investee	(14,000)	1,000
Distribution from MVP REIT	(52,000)	—
Amortization of loan costs	96,000	—
Depreciation expense	425,000	—
Changes in operating assets and liabilities
Cash - Restricted	(1,025,000)	—
Due to related parties	354,000	37,000
Accounts payable	278,000	32,000
Loan fees	(183,000)	—
Security deposits	44,000	—
Deferred revenue	37,000	—
Assets held for sale, net of liabilities	(4,000)	—
Accounts receivable	(143,000)	—
Prepaid expenses	(413,000)	58,000
Net cash used in operating activities	(3,672,000)	(134,000)

Cash flows from investing activities:
Purchase of investment in real estate	(56,700,000)	—
Building improvements	(14,000)	—
Payments made for future acquisitions	(227,000)	—
Distribution received from investment in cost method investee	13,000	—
Distribution received from investment in equity method investee	14,000	—
Investment in cost method investee	—	(2,793,000)
Investment in equity method investee	—	(600,000)
Proceeds from non-controlling interest	5,075,000	—
Net cash used in investing activities	(51,839,000)	(3,393,000)

Cash flows from financing activities
Proceeds from note payable	36,415,000	—
Payments on note payable	(173,000)	(45,000)
Proceeds from of line of credit	11,968,000	—
Payments made to line of credit	(284,000)	—
Distribution to non-controlling interest	(50,000)	—
Proceeds from issuance of common stock	5,035,000	8,687,000
Proceeds from issuance of preferred stock	2,556,000	—
Distribution made to common stockholders	(161,000)	(10,000)
Distribution made to preferred stockholders	(5,000)	—
Net cash provided by financing activities	55,301,000	8,632,000

Net change in cash	(210,000)	5,105,000
Cash, beginning of period	4,885,000	2,268,000
Cash, end of period	$4,675,000	$7,373,000

Supplemental disclosures of cash flow information:
Interest Paid	$595,000	$1,000
Non-cash investing and financing activities:
Distributions - DRIP	$285,000	$14,000
Deposits applied to purchase of investment in real estate	$4,000,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.
(A Maryland Corporation)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2017
(Unaudited)

Note A — Organization and Proposed Business Operations

MVP REIT II, Inc. (the “Company,” “we,” “us,” or “our”) is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes upon the filing of the federal tax return for the year ended December 31, 2016. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering (the “Common Stock Offering”) of its common stock, $0.0001 par value per share, at $25.00 per share, pursuant to a registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Company accepted additional subscriptions through March 31, 2017, the last day of the Common Stock Offering. As of March 31, 2017, the Company raised approximately $61.1 million in the Common Stock Offering before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $435,000. The Company has also registered $50 million in shares of common stock for issuance pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock at the current price of $25.00 per share.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of the Common Stock Offering will be used for investment in Canadian properties. To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company is the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Company intends to own substantially all of its assets and conduct its operations through the Operating Partnership. The Company's wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The operating agreement provides that the Operating Partnership is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the Operating Partnership is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation.

We utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure to enable us to acquire real property in exchange for limited partnership interests in the Company's Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of the Company's common stock or cash.

As part of the Company's initial capitalization, we sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC (the “Sponsor”), the sponsor of the Company. The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and OTC pink sheet company (“VRM II”), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC pink sheet company (“VRM I”), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek wholly owns. The Company also sold 5,000 shares of common stock to VRM II in the Offering.

The Company's advisor is MVP Realty Advisors, LLC (the “Advisor”), a Nevada limited liability company, which is owned 60% by VRM II and 40% by VRM I. The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”). The Company has no paid employees.

From inception through March 31, 2017, the Company has paid approximately $1.2 million in distributions, including issuing 29,731 shares of its common stock as DRIP, issuing 47,116 shares of its common stock as dividend in distributions to the Company's common stockholders and $5,000 in distributions for preferred stockholders, all of which have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering and other stock sales, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

Capitalization

As of March 31, 2017, the Company had 2,521,088 shares of common stock issued and outstanding. During the three months ended March 31, 2017, the Company had received consideration of approximately $4.7 million for the issuance of its common stock in connection with the Common Stock Offering. In connection with its formation, the Company sold 8,000 shares of common stock to the Sponsor for $200,000. As of March 31, 2017, the Company had 2,862 shares of preferred stock issued and outstanding.

The Company offered up to $50 million in shares of the Company's Series A Convertible Redeemable Preferred Stock (“Series A”), par value $0.0001 per share, together with warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors. In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the shares of Series A to accredited investors on November 1, 2016 and closed the offering on March 24, 2017. The Company raised approximately $2.6 million, net of offering costs, in the Series A private placements.

As disclosed on an 8-K filed with the SEC on March 30, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1”), par value $0.0001 per share. The Company commenced the Regulation D 506(b) private placement of shares of Series 1 to accredited investors commencing April 7, 2017. As of May 9, 2017, the Company has not received any funds in relation to the Series 1 offering.

Stockholders may elect to reinvest distributions received from the Company in common shares by participating in the Company's DRIP. The stockholder may enroll in the DRIP by completing the distribution change form. The stockholder may also withdraw at any time, without penalty, by delivering written notice to the Company. Participants will acquire DRIP shares at a fixed price of $25.00 per share until (i) all such shares registered in the Offering are issued, (ii) the Offering terminates and the Company elects to deregister any unsold shares under the DRIP, or (iii) the Company's board decides to change the purchase price for DRIP shares or terminate the DRIP for any reason. Commencing no later than May 29, 2018 (the “Valuation Date”), which is 150 days following the second anniversary of the date to satisfy the minimum offering requirement in the Offering, if the DRIP is ongoing, the Company will adjust the price of shares offered in the DRIP to equal the net asset value (“NAV”) per share. The Company will update the NAV per share at least annually following the Valuation Date and further adjust the per share price in the Company's DRIP accordingly. The Company has registered $50,000,000 in shares for issuance under the DRIP.

The Company may amend, suspend or terminate the DRIP for any reason, except that the Company may not amend the DRIP to eliminate a participant's ability to withdraw from the DRIP, without first providing 10 days prior written notice to participants.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least two years an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary. After the Company establishes an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary.

The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 5.0% of the weighted average number of shares of common stock outstanding during the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by the Company's board of directors; provided however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange. Redemption requests other than those made in connection with the death or disability (as defined in the Internal Revenue Code of 1986, as amended (the “Code”) of a stockholder will continue to be repurchased as of March 31st, June 30th, September 30th and December 31st of each year in accordance with the terms of the SRP. As of March 31, 2017, no shares had been redeemed.

Note B — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying unaudited condensed consolidated financial statements of the Company are prepared by management on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited condensed consolidated financial statements include accounts and related adjustments, which are, in the opinion of management, of a normal recurring nature and necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim period. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

The condensed consolidated balance sheet as of December 31, 2016 contained herein has been derived from the audited financial statements as of December 31, 2016, but does not include all disclosures required by GAAP.

Restatement of Financial Statements

We have determined that our previously reported results for the quarter ended March 31, 2017 did not include an interest expense accrual and rent received. The condensed statement of operations for the quarter ended March 31, 2017 included in this Form 10-Q/A have been restated to include the accrual of $141,000 of interest and $27,000 of revenue. The condensed balance sheet as of March 31, 2017 included in this Form 10-Q/A have been restated to incorporate these changes which increased accounts payable and accrued expenses as previously reported by $141,000 and decreased the deferred revenue by $27,000. The condensed statement of cash flows for the quarter ended March 31, 2017 included in this Form 10-Q/A includes certain adjustments to correspond to the statement of operations and the statement of equity adjustments as described above. We have made necessary conforming changes in “Management's Discussion and Analysis of Financial Condition and Results of Operations” resulting from the correction of this error.

Effect on Balance Sheet:

	March 31, 2017
	As previously reported	Effect of restatement	As restated
Accounts payable and accrued liabilities	$624,000	$141,000	$765,000
Deferred revenue	$109,000	$(27,000)	$82,000
Accumulated deficit	$(7,380,000)	$(114,000)	$(7,494,000)

Effect on Statement of Operations:

	March 31, 2017
	As previously reported	Effect of restatement	As restated
Rental revenue	$1,975,000	$27,000	$2,002,000
Interest expense	$655,000	$(141,000)	$796,000
Net loss	$(2,958,000)	$(114,000)	$(3,072,000)
Net loss attributable to MVP REIT II, Inc.'s stockholders	$(2,986,000)	$(114,000)	$(3,100,000)
Loss from continuing operations attributable to MVP REIT II, Inc.'s common stockholders – basic and diluted	$(1.22)	$(0.05)	$(1.27)
Net loss attributable to MVP REIT II, Inc.'s common stockholders – basic and diluted	$(1.23)	$(0.05)	$(1.28)

Effect on Statement of Cash Flows:

	March 31, 2017
	As previously reported	Effect of restatement	As restated
Net loss	$(2,958,000)	$(114,000)	$(3,072,000)
Accounts payable and accrued liabilities	$137,000	$141,000	$278,000
Deferred revenue	$64,000	$(27,000)	$37,000

Consolidation

The Company's consolidated financial statements include its accounts and the accounts of its subsidiaries, Operating Partnership and all of the following subsidiaries. All intercompany profits and losses, balances and transactions are eliminated in consolidation.

West 9th Street Properties II, LLC
MVP San Jose 88 Garage, LLC
MCI 1372 Street, LLC
Cincinnati Race Street, LLC
St. Louis Washington, LLC
St. Paul Holiday Garage, LLC
Louisville Station Broadway, LLC
White Front Garage Partners, LLC
Cleveland Lincoln Garage, LLC
MVP Houston Jefferson Lot, LLC
MVP Houston San Jacinto Lot, LLC
MVP Detroit Center Garage, LLC
St Louis Broadway, LLC
St Louis Seventh & Cerre, LLC

Under GAAP, the Company's consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company's management considers factors such as an entity's purpose and design and the Company's ability to direct the activities of the entity that most significantly impacts the entity's economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity's expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company's share of its equity method investees' earnings or losses is included in other income in the accompanying unadutied condensed consolidated statements of operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Concentration

The Company had eight parking tenants as of March 31, 2017. One tenant, Standard Parking + (“SP+”), represented a concentration for the three months ended March 31, 2017, in regards to parking base rental revenue. During the three months ended March 31, 2017, SP+ accounted for 65%, of the parking base rental revenue. Below is a table that summarizes base parking rent by tenant:

Parking Tenant	Percentage of Total Base Rental Revenue (as of March 31, 2017)
SP +	65.3%
Premier Parking	9.3%
Interstate Parking	7.1%
ABM	5.1%
iPark Services	4.7%
St. Louis Parking	3.6%
Riverside Parking	2.7%
Lanier	2.2%
Grand Total	100.00%

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management's estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. The Company's below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management's assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by the Company in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates.

In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of the Company's acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, the Company's judgments for these intangibles could have a significant impact on the Company's reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the three months ended March 31, 2017, the Company expensed approximately $1.1 million in related party acquisition costs and $1.8 million of non-related party acquisition costs, for the purchase of an interest in three properties. During the three months ended March 31, 2016, the Company did not acquire any properties. The Company's acquisition expenses are directly related to the Company's acquisition activity and if the Company's acquisition activity was to increase or decrease, so would the Company's acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Cash

Cash includes cash in bank accounts. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company up to an insurance limit up of $250,000. As of March 31, 2017 and December 31, 2016, the Company had approximately $2.7 million and $3.4 million, respectively, in excess of the federally insured limits.

Restricted Cash

Restricted cash primarily consists of escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, and other amounts required to be escrowed pursuant to loan agreements.

Revenue Recognition

The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the Company's leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company's allowance for uncollectible accounts or record a direct write-off of the receivable after exhaustive efforts at collection.

Advertising Costs

Advertising costs incurred in the normal course of operations and are expensed as incurred. During the three months ended March 31, 2017 and 2016, the Company had no advertising costs.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease.

The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company's pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Organization, Offering and Related Costs

Certain organization and offering costs will be incurred by the Advisor. Pursuant to the terms of the Advisory Agreement, the Company will not reimburse the Advisor for these out of pocket costs and future organization and offering costs it may incur. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, and direct expenses of the Advisor's employees and employees of the Advisor's affiliates and others.

All direct offering costs incurred and or paid by us that are directly attributable to a proposed or actual offering, including sales commissions, if any, were charged against the gross proceeds of the Offering and recorded as an offset to additional paid-in-capital. All indirect costs will be expensed as incurred.

Offering costs were reclassified from deferred costs to stockholders' equity when the Company commenced its Offering, and included all expenses incurred by the Company in connection with its Offering as of such date.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note G — Stock-Based Compensation).

Income Taxes

The Company will elect and operate in a manner that will allow the Company, to qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2016. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes all of its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies to be taxed as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic income (loss) per share by dividing net income (loss) for the period by weighted-average shares of its common stock outstanding for the respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. The Company had no outstanding common share equivalents during the three months ended March 31, 2017 and 2016.

There is a potential for dilution from the Company's Series A Convertible Redeemable Preferred Stock which may be converted into the Company's common stock at any time beginning upon the earlier of (i) 90 days after the occurrence of a listing event or (ii) the second anniversary of the final closing of the offering (whether or not a Listing Event has occurred). As of May 9, 2017, there were 2,862 shares of the Series A Convertible Redeemable Preferred Stock issues.

Reportable Segments

We currently operate one reportable segment.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company's financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Share Repurchase Program

The Company has a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company's capital or operations.

Prior to the time that the Company's shares are listed on a national securities exchange, the repurchase price per share will depend on the length of time investors have held such shares as follows: no repurchases for the first two years unless shares are being repurchased in connection with a stockholder's death or disability (as defined in the Code). Repurchase requests made in connection with the death or disability of a stockholder will be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once we have established an estimated NAV per share, 100% of such amount as determined by the Company's board of directors, subject to any special distributions previously made to the Company's stockholders. With respect to all other repurchases, prior to the date that we establish an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary. After we establish an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary. In the event that the Company does not have sufficient funds available to repurchase all of the shares for which repurchase requests have been submitted in any quarter, we will repurchase the shares on a pro rata basis on the repurchase date. The SRP will be terminated if the Company's shares become listed for trading on a national securities exchange or if the Company's board of directors determines that it is in the Company's best interest to terminate the SRP.

The Company is not obligated to repurchase shares of common stock under the share repurchase program. The number of shares to be repurchased during the calendar quarter is limited to the lesser of: (i) 5% of the weighted average number of shares outstanding during the prior calendar year, and (ii) those repurchases that could be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by the Company's board of directors; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder. Because of these limitations, the Company cannot guarantee that the Company will be able to accommodate all repurchase requests.

The Company will repurchase shares as of March 31st, June 30th, September 30th, and December 31st of each year. Each stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter. The Company refers to the last day of such quarter as the repurchase date. If funds available for the Company's share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of the Company's board of directors, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder's IRA; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If the Stockholder's repurchase request is not honored during a repurchase period, the Stockholder will be required to resubmit the request to have it considered in a subsequent repurchase period.

On October 27, 2016, the Company filed a Form 8-K announcing, among other things, an amendment to the SRP providing for participation in the SRP by any holder of the Company's Series A Convertible Redeemable Preferred Stock, or any future board-authorized series or class of preferred stock that is convertible into common stock of the Company. Under the amendment, which becomes effective on November 26, 2016, a preferred stock holder may participate in the SRP by converting its preferred stock into common stock of the Company, and submitting such common shares for repurchase. The time period, for purposes of determining how long such stockholder has held the common shares submitted for repurchase, begins as of the date such preferred stockholder acquired the underlying preferred shares that were converted into common shares and submitted for repurchase.

The board of directors may, in its sole discretion, terminate, suspend or further amend the share repurchase program upon 30 days' written notice without stockholder approval if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of the stockholders. Among other things, we may amend the plan to repurchase shares at prices different from those described above for the purpose of ensuring the Company's dividends are not “preferential” for incomes tax purposes. Any notice of a termination, suspension or amendment of the share repurchase program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. The board of directors may also limit the amounts available for repurchase at any time in its sole discretion. Notwithstanding the foregoing, the share repurchase program will terminate if the shares of common stock are listed on a national securities exchange. As of March 31, 2017, no shares are eligible for redemption (other than in connection with a death or disability of a stockholder).

Distribution Reinvestment Plan

Pursuant to the DRIP stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. We have issued a total of 29,731shares of common stock under the DRIP as of March 31, 2017.

Non-controlling Interests

The FASB issued authoritative guidance for non-controlling interests in December 2007, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We do not believe that compliance with existing laws will have a material adverse effect on the Company's financial condition or results of operations. However, we cannot predict the impact of any unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Note D — Investments in Real Estate

As of March 31, 2017, the Company had the following Investments in Real Estate:

Property	Location	Date Acquired	Investment Amount	Zoning	Height Restriction	Parking Tenant	Lease Commencement Date
MVP San Jose 88 Garage, LLC	San Jose, CA	6/15/2016	$3,575,000	DC	N/A	Lanier Parking	3/01/2017
MCI 1372 Street, LLC	Canton, OH	7/8/2016	$700,000	B-5	375 FT	ABM	7/8/2016
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	7/8/2016	$4,500,000	DD-A	500 FT.	SP +	9/1/2016
MVP St. Louis Washington, LLC	St Louis, MO	7/18/2016	$3,000,000	CBD I	100 FT.	SP +	7/21/2016
MVP St. Paul Holiday Garage, LLC	St Paul, MN	8/12/2016	$8,200,000	B-5	Unlimited	Interstate Parking	8/12/2016
MVP Louisville Station Broadway, LLC	Louisville, KY	8/23/2016	$3,050,000	CBD I	Unlimited	Riverside Parking	8/23/2016
Cleveland Lincoln Garage Owners, LLC	Cleveland, OH	10/19/2016	$7,331,000	SI-E5 / GR-E5	250 FT.	SP +	10/25/2016
MVP Houston San Jacinto Lot, LLC	Houston, TX	11/22/2016	$3,200,000	NONE	Unlimited	iPark Services	12/1/2016
White Front Garage Partners, LLC	Nashville, TN	9/30/2016	$11,496,000	CBD I	Unlimited	Premier Parking	10/1/2016
West 9th Street Properties II, LLC	Cleveland, OH	5/11/2016	$5,675,000	CBD LLR-B4	175 FT.	SP +	5/11/2016
33740 Crown Colony, LLC	Cleveland, OH	5/17/2016	$3,030,000	LLR-D5	250 FT.	SP +	5/17/2016
MVP Detroit Center Garage, LLC	Detroit, MI	01/10/2017	$55,000,000	PD	Unlimited	SP +	2/1/2017
St Louis Broadway, LLC	St Louis, MO	02/01/2017	$2,400,000	CBD I	200 FT.	St Louis Parking Co	2/1/2017
St Louis Seventh & Cerre, LLC	St Louis, MO	02/01/2017	$3,300,000	CBD I	200 FT.	St Louis Parking Co	2/1/2017
Construction in progress			$521,000
			$114,978,000

Note E — Related Party Transactions and Arrangements

The transactions described in this Note were approved by a majority of the Company's board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Ownership of Company Stock

As of March 31, 2017, the Company's Sponsor owned 8,000 shares and VRM II owned 5,000 shares of the Company's outstanding common stock.

Ownership of MVP REIT

On November 5, 2016, the Company purchased 338,409 shares of MVP REIT common stock from an unrelated third party for $3.0 million or $8.865 per share. During the three months ended March 31, 2017, MVP REIT paid us, approximately $52,000 in stock distributions, related to the Company's ownership of their common stock.

Ownership of the Advisor

VRM I and VRM II own 40% and 60%, respectively, of the Advisor. Neither VRM I nor VRM II paid any up-front consideration for these ownership interests, but each will be responsible for its proportionate share of future expenses of the Advisor. The operating agreement of the Advisor provides that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor's behalf, or capital investment, and once they have received an annualized return on their capital investment of 7.5%, then Michael Shustek will receive 40% of the net profits of the Advisor.

Fees Paid in Connection with the Offering – Common Stock

Various affiliates of the Company are involved in this offering and the Company's operations including MVP American Securities, LLC, or (“MVP American Securities”), which is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or FINRA. MVP American Securities is owned by MS MVP Holdings, LLC which is owned and managed by Mr. Shustek. Additionally, the Company's board of directors, including a majority of the Company's independent directors, may engage an affiliate of the Advisor to perform certain property management services for us.

The Company's Sponsor or its affiliates will pay selling commissions of up to 6.5% of gross offering proceeds from the sale of shares in the primary offering without any right to seek reimbursement from the Company.

The Company's sponsor or its affiliates also may pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses, subject to the total underwriting compensation limitation set forth below. We expect such due diligence expenses to average up to 1% of total offering proceeds at the maximum offering amount. Such commissions and fees will be paid by the Company's sponsor or its affiliates (other than the Company) without any right to seek reimbursement from the Company's company.

Fees Paid in Connection with the Offering – Preferred Stock

In connection with the private placement of the Series A and Series 1 preferred stock, the Company may pay selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placements, including sales by affiliated and non-affiliated selling agents.

The Company may pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses of up to 2.0% of gross offering proceeds. The Company may also pay a dealer manager fee to MVP American Securities of up to 2.0% of gross offering proceeds from the sale of the shares in the private placements as compensation for acting as dealer manager.

Fees Paid in Connection with the Operations of the Company

The Advisor or its affiliates will receive an acquisition fee of 2.25% of the purchase price of any real estate provided, however, the Company will not pay any fees when acquiring loans from affiliates. During the three months ended March 31, 2017 and 2016, approximately $1.1 million and approximately $0.1 million in acquisition fees had been earned by the Advisor.

The Advisor or its affiliates will be reimbursed for actual expenses paid or incurred in the investment. During the three months ended March 31, 2017 and 2016, no acquisition expenses had been reimbursed to the Advisor.

The Advisor or its affiliates will receive a monthly asset management fee at an annual rate equal to 1.0% of the cost of all assets then held by the Company, or the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement. The Company will determine the Company's NAV, on a date not later than the Valuation Date. Following the Valuation Date, the asset management fee will be based on the value of the Company's assets rather than their historical cost. Asset management fees for the three months ended March 31, 2017 were approximately $237,000. No asset management fees were earned for the three months ended March 31, 2016.

The Company will reimburse the Advisor or its affiliates for costs of providing administrative services, subject to the limitation that we will not reimburse the Advisor for any amount by which the Company's operating expenses, at the end of the four preceding fiscal quarters (commencing after the quarter in which we make the Company's first investment), exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires, unless the excess amount is approved by a majority of the Company's independent directors. We will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives a separate fee, such as an acquisition fee, disposition fee or debt financing fee, or for the salaries and benefits paid to the Company's executive officers. In addition, we will not reimburse the Advisor for rent or depreciation, utilities, capital equipment or other costs of its own administrative items. During the three months ended March 31, 2017 and 2016, no operating expenses have been incurred by the Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets

For substantial assistance in connection with the sale of investments, as determined by the independent directors, we will pay the Advisor or its affiliate the lesser of (i) 3.0% of the contract sale price of each real estate-related secured loan or other real estate investment or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.0% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any asset. During the three months ended March 31, 2017 and 2016, no disposition fees have been earned by the Advisor.

After the Company's stockholders have received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return, then the Company's Advisor will be entitled to receive 15.0% of the remaining proceeds. We will pay this subordinated performance fee only upon one of the following events: (i) if the Company's shares are listed on a national securities exchange; (ii) if the Company's assets are sold or liquidated; (iii) upon a merger, share exchange, reorganization or other transaction pursuant to which the Company's investors receive cash or publicly-traded securities in exchange for their shares; or (iv) upon termination of the Company's advisory agreement. During the three months ended March 31, 2017 and 2016, no subordinated performance fees have been earned by the Company's Advisor.

Note F — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition services, the sale of shares of the Company's common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. In addition, the Sponsor pays selling commissions in connection with the sale of the Company's shares in the Offering and the Advisor pays the Company's organization and offering expenses.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note G — Stock-Based Compensation

Long-Term Incentive Plan

The Company's board of directors has adopted a long-term incentive plan which we will use to attract and retain qualified directors, officers, employees, and consultants. The Company's long-term incentive plan will offer these individuals an opportunity to participate in the Company's growth through awards in the form of, or based on, the Company's common stock. We currently anticipate that we will not issue awards under the Company's long-term incentive plan, although we may do so in the future, including to the Company's independent directors as a form of compensation.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company's affiliates' selected by the board of directors for participation in our long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant.

Our board of directors or a committee appointed by our board of directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum number of 500,000 shares for issuance under the long-term incentive plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the board of directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Our board of directors may in its sole discretion at any time determine that all or a portion of a participant's awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by our board of directors. Our board of directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant's consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. Our board of directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant's consent and no amendment to the long-term incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan. During the three months ended March 31, 2017, no grants have been made under the long-term incentive plan.

Note H – Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We do not currently have significant investments that are accounted for by a method other than the equity method and do not expect ASU 2016-07 to have a significant impact on our consolidated financial condition and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We are currently assessing the potential impact of ASU 2016-09 on our consolidated financial condition and results of operations. The Company does not believe that the adoption of ASU 2016-09 will materially impact the accounting; however, we are continuing to evaluate the impact.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and a retrospective transition method should be applied. The Company adopted ASU 2016-15 effective January 1, 2017 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption, the effect of which is not material.

Note I — Acquisitions

The following table is a summary of the acquisitions for the three months ended March 31, 2017.

Property	Location	Date Acquired	Property Type	# Spaces	Size / Acreage	Retail /Office Square Ft.	Investment Amount	Ownership %
MVP Detroit Center Garage*	Detroit, MI	01/10/2017	Garage	1,275	8.78	N/A	$55,000,000	80.00%
St Louis Broadway, LLC	St Louis, MO	02/01/2017	Lot	161	0.96	N/A	$2,400,000	100.00%
St Louis Seventh & Cerre, LLC	St Louis, MO	02/01/2017	Lot	174	1.20	N/A	$3,300,000	100.00%
	Assets			Liabilities	Net assets and liabilities acquired
	Land and Improvements	Building and improvements	Total assets acquired	Notes Payable
MVP Detroit Center Garage	7,000,000	48,000,000	55,000,000	31,500,000	23,500,000
St Louis Broadway, LLC	2,400,000	—	2,400,000	—	2,400,000
St Louis Seventh & Cerre, LLC	3,300,000	—	3,300,000	—	3,300,000
	$12,700,000	$48,000,000	$60,700,000	$31,500,000	$29,200,000

(As amended) (*) - MVP Detroit Center Garage, LLC – In connections with the percentage rent the Company is to receive, 80% of gross revenues over $5.0 million, SP+ has decided to pay the company our portion on a monthly basis. For the months ended February 28, 2017 and March 31, 2017, SP+ has paid the Company approximately $38,000 and $129,000, respectively. In accordance, with ASC Section 840-20, we have not recognized these payments into revenue during the first quarter and have been accounted for as deferred revenue.

Pro forma results of the Company

The following table of pro forma consolidated results of operations of the Company for the three months ended March 31, 2017 and 2016, and assumes that the acquisitions were completed as of January 1, 2016.

	March 31, 2017 (As restated)	March 31, 2016
Revenues from continuing operations	$2,179,000	$958,000
Net income (loss) available to common stockholders	$(2,923,000)	$696,000
Net income (loss) available to common stockholders per share – basic	$(2.17)	$3.04
Net income (loss) available to common stockholders per share – diluted	$(2.17)	$3.04

Note J — Line of Credit

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT, (the “REITs”) through a wholly owned subsidiary (the “Borrowers”), entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (“KeyBank“) as the administrative agent and KeyBank Capital Markets (“KeyBank Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The REITs have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

As of March 31, 2017, the REITs had 15 properties listed on the line of credit, which provided an available draw of approximately $28 million, and had drawn approximately $27.9 million, of which our portion of the current draw was approximately $19.7 million, based on our pro-rate ownership of the properties listed on the line of credit. Based on the 15 properties on the line of credit as of March 31, 2017, the REITs had an additional draw of approximately $145,000. For the three months ended March 31, 2017, we had accrued approximately $139,000 in interest expense, amortized approximately $36,000 in loan fees and $1,500 in unused line fees associated with our draw.

Note K — Notes Payable

During October 2016, West 9th Properties II issued a promissory note to American National Insurance Company of New York for a $5.3 million loan secured by real properties located in Cleveland, OH, of which we own a 49% interest in these entities. The loan has a term of 10 years, has an annual interest rate of 4.5% and is payable in monthly installment payments of principal and interest totaling approximately $30,000, maturing in October 2026.

In November 2016, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 3.8%. The agreement required a down payment of $25,000 and nine monthly payments of $14,000 beginning on November 3, 2016.

During January 2017, the Company and MVP REIT, through MVP Detroit Center Garage, LLC, entered into a secured Loan Agreement with Bank of America, N.A. to fund a portion of the purchase price for a multi-level parking garage in Detroit, Michigan. The Loan Agreement is for a 10-year term, has an annual interest rate of 5.52% and in payable in monthly installments of principal and interest totaling approximately $253,000 and maturing in February 2027.

During January 2017, the MVP San Jose 88 Garage issued a promissory note to Owens Realty Mortgage for approximately $2.2 million. The note is collateralized by real property located in San Jose, California, bears an annual interest rate of 7.75%, and is payable in monthly installment payments of interest only totaling approximately $14000, maturing in January 2019.

During January 2017, MVP Cincinnati Race Street Garage issued a promissory note to Moonshell, LLC for approximately $3.0 million. The note is collateralized by real property located in Cincinnati, Ohio, and bears an annual interest rate of 9%. Loan fees and interest, for the term of the loan, were paid at closing, there are no payments due until the loan matures in July 2017. During, April 2017, this loan was extended for an additional three months for an extension fee of $45,000. The additional interest of $67,500 and the remaining principal balance will be due in October 2017, unless the loan is extended an additional three months as allowed for under the loan agreement.

Total interest expense incurred for the three months ended March 31, 2017 was $595,000. Total loan amortization cost for the three months ended March 31, 2017 was $60,000. The Company did not have any notes payable during the three months ended March 31, 2016.

As of March 31, 2017, future principal payments on the notes payable are as follows:

2017	$3,587,000
2018	2,932,000
2019	773,000
2020	811,000
2021	860,000
Thereafter	32,956,000
Total	$41,919,000

Principal payments table amount does not reflect the unamortized loan issuance cost of $195,000 as of March 31, 2017.

As of March 31, 2017, the principal balances on notes payable are as follows:

Property	Location	Current Loan Balance	Interest Rate	Loan Maturity
D&O Financing	N/A	$70,000	3.81%	8/3/2017
West 9th Properties II, LLC	Cleveland, OH	5,252,000	4.50%	10/25/2026
MVP Detroit Center Garage, LLC	Detroit MI	31,397,000	5.52%	1/10/2027
MVP San Jose 88 Garage, LLC	San Jose, CA	2,200,000	7.75%	1/01/2019
MVP Cincinnati Race Street Garage, LLC	Cincinnati, OH	3,000,000	9.00%	7/10/2017	**
	Less unamortized loan issuance costs	(195,000)
Total		$41,724,000
**	Extended to October 10, 2017 in April 2017

Note L — Fair Value

As of March 31, 2017 and December 31, 2016, the Company had no financial assets and liabilities utilizing Level 1 or Level 2. The Company had assets and liabilities utilizing Level 3 inputs including investments in equity and cost method investees.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of March 31, 2017 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 03/31/17	Carrying Value on Balance Sheet at 03/31/17
Assets
Investment in equity method investee	$—	$—	$1,150,000	$1,150,000	$1,150,000
Investment in cost method investee – held for sale		$—	$836,000	$836,000	$836,000
Investment in cost method investee	$—	$—	$923,000	$923,000	$923,000

The following table presents the valuation of our financial assets and liabilities as of December 31, 2016 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/16	Carrying Value on Balance Sheet at 12/31/16
Assets
Investment in equity method investee	$—	$—	$1,150,000	$1,150,000	$1,150,000
Investment in cost method investee – held for sale		$—	$836,000	$836,000	$836,000
Investment in cost method investee	$—	$—	$936,000	$936,000	$936,000

Note M — Assets held for sale

As of March 31, 2017, we had a 100% ownership interest in one property listed as held for sale, with a carrying value of approximately $700,000. The Company acquired the property on November 22, 2016 and recorded at the fair value based on an appraisal. During March 2017, Houston Jefferson entered into a purchase and sale agreement to sell the property “as is” to a third party for approximately $2.0 million. During May 2017, this purchase and sales agreement had been cancelled; however, the Company is still in negotiations with an unrelated third party to sell this property. There can be no assurance that we will be successful in completing this transaction or whether we will continue to classify this property as held for sale.

The following is a summary of the results of operations related to the assets held for sale for three months ended March 31, 2017:

For the three months ended March 31, 2017
Revenue	$22,000
Expenses	(16,000)
Net income	$6,000

Note N — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

During April 2017, the company increased their ownership interest in the MVP Houston Preston Lot from 20% to 60%, by purchasing $1.12 million of MVP REIT ownership and will now be considered the controlling party.

The Company offered up to $50 million in shares (the “Shares”) of the Company's Series A Convertible Redeemable Preferred Stock (“Series A”), par value $0.0001 per share, together with warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors. In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles

Supplementary to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the Shares to accredited investors on November 1, 2016 and closed the offering on March 24, 2017. In connection with the Series A Convertible Redeemable Preferred Stock, the Company raised $2.6 million, net of offering costs.

As disclosed on an 8-K filed with the SEC on March 30, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1”), par value $0.0001 per share. The Regulation D 506(b) private placement to accredited investors was available for sale starting April 7, 2017.

On April 7, 2017, MVP REIT II, Inc. (the “Company”) issued a convertible note to an unaffiliated accredited investor in the principal amount of $2,000,000 (the “Note”). The Note bears interest at the rate of 5.75% per annum and has a maturity date of April 7, 2018. Interest is payable quarterly on the last business day of each March, June, September and December, commencing June 2017, and on the maturity date. At the holder's option, the Note may be converted, in whole or in part, into shares of the Company's Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”) at a conversion price of $1,000 per share. The Company also will issue to the holder warrants (the “Warrants”) to acquire 35 shares of the Company's common stock, par value $0.0001 per share, for each share of Series 1 Preferred Stock issued to the holder as a result of such conversion. On May 11, 2017, this Note was converted into $2.0 million worth of the Company's Series 1 Convertible Redeemable Preferred Stock.

On April 13, 2017, the Company and MVP REIT issued a promissory note to KeyBank for $12.7 million secured by a pool of properties, including MVP Denver Sherman, LLC, MVP Denver Sherman 1935, LLC, MVP Milwaukee Arena, LLC, MVP St. Louis Washington, LLC, MVP Louisville Station Broadway, LLC, and Cleveland Lincoln Garage Owners, LLC. This note had a 10 year term, an interest rate of 4.9% per annum and required monthly interest only payment for the first two years. After that the loan calls for monthly principal and interest payments of approximately $74,000, with a balloon payment at maturity. This loan mature in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, the Company and MVP REIT issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by a pool of properties, including MVP Indianapolis Meridian Lot, LLC, MVP Louisville Station Broadway, LLC, White Front Garage Partners, LLC, MVP Houston Preston Lot, LLC, MVP Houston San Jacinto Lot, LLC, St. Louis Broadway Group, LLC, and St. Louis Seventh & Cerre, LLC. This note had a 10 year term, an interest rate of 5.03% per annum and required monthly interest only payment over the 10 year with a balloon payment at maturity. This loan matures in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, MVP REIT, Inc. (“MVP I”) and MVP REIT II, Inc. (“MVP II”) jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of MVP I (the “MVP I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from MVP II regarding a proposed merger of MVP I with MVP II. If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP II to each holder of common stock, $0.001 par value per share, of MVP I would be 0.365 shares of common stock, $0.0001 par value per share, of MVP II. The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by MVP I and MVP II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals. There can be no assurance that the proposed merger will be consummated.

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three months ended March 31, 2017 and 2016. This discussion and analysis should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Conditions and Results of Operations in our annual report on Form 10-K for the year ended December 31, 2016. As used herein, the terms “we,” “our” and “us” refer to MVP REIT II, Inc., and, as required by context, MVP REIT II Operating Partnership, LP, which we refer to as our “operating limited partnership,” and to their subsidiaries.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q (this “Quarterly Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have a limited operating history, as our operations began in 2016;
•	the fact that we have experienced net losses since inception and may continue to experience additional losses;
•	our ability to effectively raise and deploy the proceeds raised in our offerings;
•	the performance of properties the Company has acquired or may acquire or loans the Company has made or may make that are secured by real property;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•	potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking facilities included in our portfolio;
•	risks inherent in the real estate business, including ability to secure leases or parking management contracts at favorable terms, tenant defaults, potential liability relating to environmental matters and the lack of liquidity of real estate investments;
•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders;
•	our failure to maintain our status as a REIT;
•	the availability of capital and debt financing generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;
•	interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon on any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward–looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward–looking statements included in this Quarterly Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

Overview

MVP REIT II, Inc. (the “Company,” “we,” “us,” or “our”) is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2016. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering (the “Common Stock Offering”) of its common stock, $0.0001 par value per share, at $25.00 per share, pursuant to a registration statement on Form S-11 filed with the SEC under the Securities Act. As of March 31, 2017, the date of the termination of the Common Stock Offering, the Company raised approximately $60.9 million in the Common Stock Offering before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $435,000.

The Company has also registered $50 million in shares of common stock for issuance pursuant to a distribution reinvestment plan (the “DRIP”) under which common stock holders may elect to have their distributions reinvested in additional shares of common stock at $25.00 per share.

The Company had offered up to $50 million in shares of the Company's Series A Convertible Redeemable Preferred Stock (“Series A”), par value $0.0001 per share, together with warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors. In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the Series A shares to accredited investors on November 1, 2016 and closed the offering on March 24, 2017. The Company raised approximately $2.6 million, net of offering costs, in the Series A private placements.

As disclosed on an 8-K filed with the SEC on March 30, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1”), par value $0.0001 per share. The Company commenced the Regulation D 506(b) private placement of shares of Series 1 to accredited investors commencing April 7, 2017. As of May 9, 2017, the Company has not received any funds in relation to the Series 1 offering.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of the Common Stock Offering will be used for investment in Canadian properties. To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company is the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). The Company plans to own substantially all of its assets and conduct its operations through the Operating Partnership. The Company's wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The operating agreement provides that the Operating Partnership is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the Operating Partnership is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation.

The Company utilizes an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure to enable us to acquire real property in exchange for limited partnership interests in the Company's Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of the Company's common stock or cash.

MVP Detroit Center Garage, LLC – In connections with the percentage rent the Company is to receive, 80% of gross revenues over $5.0 million, SP+ has decided to pay the company our portion on a monthly basis. For the months ended February 28, 2017 and March 31, 2017, SP+ has paid the Company approximately $38,000 and $129,000, respectively. In accordance, with ASC Section 840-20, we have not recognized these payments into revenue during the first quarter and have been accounted for as deferred revenue.

As part of the Company's initial capitalization, the Company sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC (the “Sponsor”), the sponsor of the Company. The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and OTC pink sheet listed company (“VRM II”), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC pink sheet listed company (“VRM I”), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek wholly owns. The Company also sold 5,000 shares of common stock directly to VRM II.

The Company's advisor is MVP Realty Advisors, LLC (the “Advisor”), a Nevada limited liability company, which is owned sixty percent (60%) by VRM II and forty percent (40%) by VRM I. The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”). The Company has no paid employees. The Advisor also advises MVP REIT, Inc. (“MVP REIT”), a real estate investment trust registered with the SEC with substantially the same investment strategy as the Company in that MVP REIT also invests primarily in parking facilities.

From inception through March 31, 2017, the Company has paid approximately $1.2 million in distributions, including issuing 29,731 shares of its common stock as DRIP, issuing 47,116 shares of its common stock as dividend in distributions to the Company's common stockholders and $5,000 in distributions for preferred stockholders, all of which have been paid from offering proceeds and constituted a return of capital. All of the cash distributions have been paid from offering proceeds and constituted a return of capital. The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings. The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

During the three months ended March 31, 2017, the Company acquired an ownership interest in the following properties:

Property Name	MVP REIT II %	MVP REIT %	Total Purchase Price	Purchase Date	Parking Lease is with	Tenant Portion of Property Tax	Term in Years	Annual Base Rent	Revenue Sharing Starting Point $
Consolidated Properties listed as investments in real estate
MVP Detroit Center Garage	80.00%	20.00%	$55,000,000	01/10/2017	SP+	$572,000	5	$3,400,000	80% > $5.0 million
St Louis Broadway, LLC	100.00%	0.00%	$2,400,000	02/01/2017	St Louis Parking Co	$19,600	5	$180,000	75% > $270,000
St Louis Seventh & Cerre, LLC	100.00%	0.00%	$3,300,000	02/01/2017	St Louis Parking Co	$14,885	5	$225,000	75%> $345,000

As of March 31, 2017, the Company held a 51% or more interest in 15 properties (out of 20 total investments), with initial purchase prices totaling approximately $115.1 million, of which the Company's portion was approximately $97 million. Of those 15 properties; 10 were owned 100% by us, and five properties had common ownership with MVP REIT. The Company held a less than 50% ownership in five properties, where MVP REIT owned the majority share, of which the Company's share of the purchase price was approximately $3.9 million. One of those properties owned by us and MVP REIT is currently listed for sale at $6.1 million. These properties were acquired with funds from the initial public offering, third party financing and the assumption of existing liabilities.

Since a majority of the Company's property leases call for additional percentage rent, the Company monitors the gross revenue generated by each property on a monthly basis. The higher the property's gross revenue the higher the Company's potential percentage rent. The graph below shows the comparison of the Company's monthly rental income to the gross revenue generated by the properties.

The Company operates as a REIT. The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31 fiscal year end. As a REIT, the Company will not be subject to federal income tax on income that is distributed to stockholders. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds of the offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company's board of directors will at all times have ultimate oversight and policy-making authority over the Company, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to the Company's advisory agreement, however, the Company's board has delegated to MVP Realty Advisors, LLC, the Company's advisor, authority to manage the Company's day-to-day business, in accordance with the Company's investment objectives, strategy, guidelines, policies and limitations. Vestin Realty Mortgage II, Inc., (“VRM II”) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc. (“VRM I”); both are managed by Vestin Mortgage, LLC. The Company's sponsor is MVP Capital Partners II, LLC (the “Sponsor”). The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and OTC pink sheet listed company (“VRM II”), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC pink sheet listed company (“VRM I”), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek wholly owns. The Company also sold 5,000 shares of common stock directly to VRM II.

VRM I, an OTC Pink Sheet-listed company, and VRM II, an OTC Pink Sheet-listed company, are engaged primarily in the business of investing in commercial real estate and loans secured by commercial real estate. As the owners of the Advisor, VRM I and VRM II may benefit from any fees and other compensation that the Company pays to the Advisor under the Advisor Agreement. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled under the Advisory Agreement. Please refer to Note E – Related Party Transactions and Arrangements – Fees and Expenses Paid in Connection With the Operations of the Company in Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q for more information. If the owners of the Advisor determine that such waivers are no longer in the best interests of their stockholders or otherwise refuse to grant future waivers of fees or expenses if requested by the Company, then the Company's operating expenses could increase significantly, which could adversely affect the Company's results of operations and the amount of distributions to stockholders.

In addition, the Company may compete against MVP REIT, VRM I and VRM II, all of whom are managed by affiliates of the Company's sponsor, for the acquisition of investments. The Company believes this potential conflict with respect to VRM I and VRM II, is mitigated, in part, by the Company's focus on parking facilities as its core investments, while the investment strategy of VRM I and VRM II focuses on acquiring office buildings and other commercial real estate and loans secured by commercial real estate. MVP REIT has substantially the same investment strategy as the Company, in that MVP REIT is also focused primarily on investments in parking facilities. For additional discussion regarding potential conflicts of interests, please see “Risk Factors—Risks Related to Conflicts of Interest” and “Item 13 – Certain Relationships and Related Transactions, and Director Independence” in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Review of the Company's Policies

The Company's board of directors, including the independent directors, have reviewed the policies described in this Annual Report and determined that they are in the best interest of the Company's stockholders because: (1) they increase the likelihood that the Company will be able to acquire a diversified portfolio of income producing properties, thereby reducing risk in its portfolio; (2) the Company's executive officers, directors and affiliates of the advisor have expertise with the type of real estate investments the Company seeks; and (3) borrowings should enable the Company to purchase assets and earn rental income more quickly, thereby increasing the likelihood of generating income for the Company's stockholders and preserving stockholder capital.

Results of Operations

The Company has began purchasing the properties in May 2016 (the Company had no rental income during the three months ended March 31, 2016) and the results of operations below reflect start-up costs as well as acquisition expenses incurred in connection with purchasing properties as the Company seeks to deploy the Company's offering proceeds. The Company expects that income and expenses related to the Company's portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets. The results of operations described below may not be indicative of future results of operations.

Rental revenues (by property)	2017 (As restated)
MVP Cleveland West 9th, LLC (b)	$83,000
33740 Crown Colony, LLC (b)	46,000
MVP San Jose 88 Garage, LLC (a)	151,000
MCI 1372 Street, LLC	12,000
MVP Cincinnati Race Street Garage, LLC	83,000
MVP St. Louis Washington, LLC	41,000
MVP St. Paul Holiday Garage, LLC	134,000
MVP Louisville Station Broadway, LLC	50,000
White Front Garage Partners, LLC	175,000
Cleveland Lincoln Garage Owners, LLC	146,000
MVP Houston San Jacinto Lot, LLC	70,000
MVP Detroit Center Garage, LLC	944,000
St Louis Broadway, LLC	30,000
St Louis Seventh and Cerre, LLC	37,000
Total revenues	$2,002,000
a)	Through February 28, 2017, the San Jose 88 Garage was under a Parking management agreement and the rental income represents the gross revenues generated by the property. Operating expenses for this property are included in Operations and Maintenance. Starting on March 1, 2017, this property was leased to a national parking operator, with an annual base rent of $450,000 per year.
b)	In November 2016, these properties merged into one holding company called West 9th Street Properties II, LLC, for the purposes of debt financing.

Results of Operations for the three months ended March 31, 2017 compared to the three months ended March 31, 2016.

	For the Three Months Ended March 31, 2017	For the Three Months Ended March 31, 2016
Revenues	(As restated)
Rental revenue	$2,022,000	$—
Total revenues	2,022,000	—

Operating expenses
General and administrative	328,000	151,000
Merger costs	125,000	—
Acquisition expenses	1,766,000	—
Acquisition expenses – related party	1,118,000	109,000
Operation and maintenance	351,000	—
Operation and maintenance – related party	237,000	—
Depreciation	425,000	—
Total operating expenses	4,350,000	260,000

Loss from operations	(2,348,000)	(260,000)

Other income (expense)
Interest expense	(796,000)	(1,000)
Distribution income – related party	52,000	—
Income from investment in equity method investee	14,000	(1,000)
Total other expense	(730,000)	(2,000)

General and administrative expenses. General and administrative expenses were approximately $0.3 million for the three months ended March 31, 2017, mainly consisting of professional fees of approximately $198,000, director fees of approximately $31,000 and insurance totaling approximately $74,000. General and administrative expenses were $151,000 for the three months ended March 31, 2016, mainly consisting of professional fees of approximately $28,000, director fees of approximately $63,000 and insurance totaling approximately $49,000.

Merger costs. Merger costs for the three months ended March 31, 2017 of approximately $125,000 are professional fees related to the merger for the agreed upon LOI.

Acquisition expenses. During the three months ended March 31, 2017, acquisition expense totaled $2.9 million, of which $1.1 million were incurred by related parties. See Note E - Related Party Transactions of the Notes to the Unaudited Consolidated Financial Statements included in Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q, for additional information. As the Company did not acquire any properties during three months ended March 31, 2016, the Company had acquisition expense during the period of $109,000. As the Company continues to grow and acquire more properties the Company expects acquisition expenses to grow as well.

Operations and maintenance. During the three months ended March 31, 2017, the Company's operation and maintenance expenses totaled approximately $351,000, and mainly consisted of payroll on the San Jose Garage of approximately $44,000 and property taxes of approximately $93,000. Remaining costs are associated with the operation of the properties such as minor repairs & maintenance. As the Company did not acquire any properties during the three months ended March 31, 2016, the Company had no operations and maintenance expense for the period.

Operations and maintenance – related party. During the three months ended March 31, 2017, the Company's operation and maintenance expenses – related party totaled approximately $237,000 consisted of asset management fees to MVP Realty Advisor, LLC (the “Advisor”).

See Note E - Related Party Transactions of the Notes to the Unaudited Consolidated Financial Statements included in Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q, for additional information on the asset management fee.

Interest expense. For the three months ended March 31, 2017, interest expense totaled approximately $796,000. This expense is the interest expense and amortized loan costs incurred by the Company's KeyBank line of credit, the two Cleveland lots (MVP Cleveland West 9th, LLC & 33740 Crown Colony, LLC), Detroit Center Garage, San Jose Garage, Cincinnati Race Street Garage and financing of the Company's Directors and Officers liability Insurance. Interest expense was $1,000 for the three months ended March 31, 2016, which was due to the financing of the Company's Directors and Officers Liability Insurance. As of March 31, 2017, the Company's loan to cost ratio was approximately 54% ((x) the sum of line of credit of $19.9 million and notes payable of $41.8 million divided by (y) total parking assets of $114.5 million). The Company expects to continue to leverage the Company's parking assets and future parking assets to fund additional purchases. This will result in higher interest expense in the future.

See Note K - Notes Payable and Note J – Line of Credit of the Notes to the Unaudited Consolidated Financial Statements included in Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q, for additional information

Discontinued operations, net of income taxes
Income from assets held for sale, net of income taxes	$6,000	$—
Total income from discontinued operations	$6,000	$—

Discontinued Operations. As of March 31, 2017, we had a 100% ownership interest in one property that was listed as held for sale, with a carrying value of approximately $700,000. This property was acquired on November 22, 2016. This property is accounted for at the fair value based on an appraisal.

See Note M – Assets Held for Sale of the Notes to the Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q.

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to the Company's competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve the Company's objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate the Company's interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate the Company's risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time.

No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of the Company's operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event. The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of the Company's on-going portfolio performance. More specifically, MFFO isolates the financial results of the REIT's operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or the Company's future ability to pay the Company's dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management's analysis of long-term operating activities. MFFO also allows for a comparison of the performance of the Company's portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of the Company's performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management's evaluation of the Company's operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•	Straight-line rent. Most of the Company's leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of the Company's portfolio.
•	Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of the Company's portfolio.

•	Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to the Company's stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the Offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the Offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to the Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of the Company's portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments' revenues and expenses. Acquisition-related costs may negatively affect the Company's operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of the Company's operating performance during periods in which acquisitions are made. However, it can provide an indication of the Company's on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to the Company. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as the Company's where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under the Company's current business plan as noted above. MFFO is useful in assisting management and investors in assessing the Company's on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the Offering and acquisition stages are complete and net asset value (“NAV”) is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other organization body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

The Company's calculation of FFO and MFFO, attributable to shareholders is presented in the following table for the three months ended March 31, 2017 and 2016.

	For the Three Months Ended
	March 31, 2017 (As restated)	March 31, 2016
Net loss attributable to MVP REIT II, Inc. shareholders	$(3,101,000)	$(262,000)
Add (Subtract):
Depreciation of real estate assets	425,000	—
Discontinued operations income	(6,000)	—
FFO	$(2,681,000)	$(262,000)
Add:
Acquisition fees and expenses to non-affiliates	1,766,000	—
Acquisition fees and expenses to affiliates	1,118,000	109,000
Acquisition / Merger costs	125,000	—

MFFO attributable to MVP REIT II, Inc. shareholders	$328,000	$(153,000)

Capital and Liquidity Resources

The Company commenced operations on December 30, 2015.

The Company's principal demand for funds will be/and is for the acquisition of real estate assets, the payment of operating expenses, capital expenditures, interest on the Company's outstanding indebtedness and the payment of distributions to the Company's stockholders. Over time, the Company intends to generally fund its operating expenses from its cash flow from operations. The cash required for acquisitions and investments in real estate will be funded primarily from the sale of shares of the Company's common stock, including those offered for sale through the Company's distribution reinvestment plan, dispositions of properties in the Company's portfolio and through third party financing and the assumption of debt on acquired properties.

In addition, the Company anticipates raising additional funds though private placements of its preferred stock as well as through additional debt financing. As of March 31, 2017, the Company had raised approximately $2.6 million in funds from the Series A Convertible Redeemable Preferred Stock and Warrants.

Net cash used in operating activities for the three months ended March 31, 2017 totaled approximately $3.7 million. Operating cash flows were used for the payment of normal operating expenses. Net cash used in investing activities totaled approximately $51.8 million and consisted of payments made for future acquisitions of $227 million, payments made for investments in real estate of approximately $56.7 million, offset by proceeds received from non-controlling interest of $5.1 million. Net cash provided by financing activities totaled approximately $55.3 million and mainly consisted of proceeds from issuance of common stock of approximately $5.0 million and issuance of preferred stock of approximately $2.6 million. In addition, financing activity included proceeds from notes payable of approximately $36.4 million, proceeds from the Company's KeyBank line of credit of approximately $11.9 million, payments on notes payable of approximately $0.2 million, payments on line of credit of $0.3 million and cash distributions of approximately $161,000, $5,000 and $50,000 made to common stockholders, preferred stockholders and non-controlling interest, respectively.

Net cash used in operating activities for the three months ended March 31, 2016 was approximately $134,000. Operating cash flows were used for the payment of normal operating expenses. Net cash used in investing activities is approximately $3.4 million and consisted of investment in equity method investee of approximately $0.6 million and investment in cost method investees of approximately $2.7 million. Net cash provided by financing activities is approximately $8.6 million and consisted of proceeds from issuance of common stock of approximately $8.7 million, distributions of approximately $10,000 and payments on notes payable of approximately $45,000.

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT, through a wholly owned subsidiary (the “Borrowers”), entered into a credit agreement (the “Unsecured Credit Agreement”) with KeyBank, National Association (“KeyBank”) as the administrative agent and KeyBank Capital Markets (“KeyBank Capital Markets”) as the lead arranger. Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a

$30 million unsecured credit facility (the “Unsecured Credit Facility”), which may be increased up to $100 million, in minimum increments of $10 million. The Unsecured Credit Facility has an initial term of two years, maturing on October 5, 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee. The Unsecured Credit Facility has an annual interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement. The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%. Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter. The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several. The REITs have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

In connection with our KeyBank Unsecured Credit Agreement, the Borrowers are required to maintain a minimun liquidity requirement of $2.0 mllion, which is defined as the sum of unencumbered cash and cash equivalents of the Borrower and its Subsidiaries. In addition, the loan with Bank of America for the MVP Detroit Center Parking garage requires the Company and MVP REIT to maintain a combined $2.3 million liquidity, which is defined as unencumberd cash and cash equivalents. As of May 9, 2017, the Company and MVP REIT were in compliance with both these lender requirements.

The Company will experience a relative decrease in liquidity as offering proceeds are used to acquire and operate assets and may experience a temporary, relative increase in liquidity if and when investments are sold, to the extent such sales generate proceeds that are available for additional investments. The Advisor may, but is not required to, establish working capital reserves from offering proceeds of cash flow generated by the Company's investments or out of proceeds from the sale of investments. The Company does not anticipate establishing a general working capital reserve during the initial stages of the Offering; however, the Company may establish capital reserves with respect to particular investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. The Company's lenders also may require working capital reserves.

To the extent that the working capital reserve is insufficient to satisfy the Company's cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to the limitations previously described in the Company's prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

The Company's management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the Company's targeted portfolio, the U.S. parking facility industry, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of the Company's assets.

In addition to making investments in accordance with the Company's investment objectives, the Company expects to use its capital resources to make certain payments to the Company's advisor and the selling agent(s). During the acquisition and development stage, the Company expects to make payments to the Company's advisor in connection with the selection or purchase of investments, the management of the Company's assets and costs incurred by the Company's advisor in providing services to us. For a discussion of the compensation to be paid to the Company's advisor, see “Fees and Expenses Paid in Connection with the Operations of the Company”, included in Note E — Related Party Transactions and Arrangements Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q for more information. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Company's advisor and the Company's board of directors.

Management Compensation Summary

The following table summarizes all compensation and fees incurred by us and paid or payable to the Company's Advisor and its affiliates in connection with the Company's organization, the Company's initial public offering and the Company's operations for the three months ended March 31, 2017 and, 2016.

	For the three months ended March 31,
	2017	2016
Acquisition Fees – related party	$1,118,000	$109,000
Asset Management Fees	237,000	—
Total	$1,355,000	$109,000

Distributions and Stock Dividends

The Company intends to make regular cash and stock distributions to its common stockholders and cash distributed to its Series A preferred stock and any outstanding Series 1 preferred stock, typically on a monthly basis. The actual amount and timing of distributions will be determined by the Company's board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, the Company's distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its REIT taxable income each year.

Common Stock

On October 23, 2015, the Company announced that its board of directors has approved a plan for payment of initial monthly cash distributions of $0.0625 per share and monthly stock dividends of $0.0025 per share, based on a purchase price of $25.00 per common share, commencing after the Company breaks escrow upon receiving subscriptions for the minimum offering amount of $2 million. The initial cash distribution and stock dividend were paid on February 10, 2016 to stockholders of record as of January 24, 2016. The initial cash distributions were paid from offering proceeds rather than funds from operations and therefore may represent a return of capital. There can be no assurance that distributions and dividends will continue to be paid at this rate. The Company's board of directors may at any time change the distribution and dividend rate or suspend payment of distributions and dividends if it determines that such action is in the best interest of the Company and its stockholders. The Company expects that its board of directors will continue to authorize, and it will declare, distributions based on a record date on the 24th of each month, and it expects to continue to pay distributions on the 10th day of the following month (or the next business day if the 10th is not a business day), monthly in arrears. The Company has not established a minimum distribution level, and its charter does not require that it make distributions to its stockholders; however, the Company anticipates the payment of monthly distributions. The Company may also make special stock dividends.

From inception through March 31, 2017, the Company had paid approximately $435,000 in cash, issued 29,731 shares of its common stock as DRIP and issued 47,116 shares of its common stock as dividend in distributions to the Company's stockholders. All of the cash distributions were paid from offering proceeds and constituted a return of capital. The Company's total distributions paid for the period presented, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to the Company's distribution reinvestment plan, or DRIP, are detailed below.

To date, all distributions were paid from offering proceeds and therefore may represent a return of capital.

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2017	$161,000	$285,000	$446,000	$(3,672,000)
2nd Quarter, 2017	—	—	—	—
3rd Quarter, 2017	—	—	—	—
4th Quarter, 2017	—	—	—	—
Total 2017	$161,000	$285,000	$446,000	$(3,672,000)

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2016	$10,000	$14,000	$24,000	$(134,000)
2nd Quarter, 2016	47,000	67,000	114,000	(435,000)
3rd Quarter, 2016	85,000	136,000	221,000	(1,181,000)
4th Quarter, 2016	132,000	241,000	373,000	(1,894,000)
Total 2016	$274,000	$458,000	$732,000	$(3,644,000)

As of March 31, 2017, the Company issued 47,116 shares of its common stock as dividend distribution made to the Company's stockholders through the DRIP.

Preferred Series A Stock

The Company offered up to $50 million in shares of the Company's Series A Convertible Redeemable Preferred Stock (“Series A”), par value $0.0001 per share, together with warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors. In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the Shares to accredited investors on November 1, 2016 and closed the offering on March 24, 2017. The Company raised approximately $2.6 million, net of offering costs, in the Series A private placements.

As disclosed on an 8-K filed with the SEC on March 30, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1”), par value $0.0001 per share. The Company commenced the Regulation D 506(b) private placement of Series 1 shares to accredited investors starting April 7, 2017. As of May 9, 2017, the Company has not received any funds in relation to the Series 1 offering.

From inception through March 31, 2017, the Company has paid $5,000 in distributions for preferred stockholders, all of which were paid from offering proceeds and constituted a return of capital.

To date, all distributions were paid from offering proceeds and therefore may represent a return of capital.

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2017	$5,000	$—	$5,000	$(3,672,000)
2nd Quarter, 2017	—	—	—	—
3rd Quarter, 2017	—	—	—	—
4th Quarter, 2017	—	—	—	—
Total 2017	$5,000	$—	$5,000	$(3,672,000)

The Company may not generate sufficient cash flow from operations to fully fund distributions. All or a portion of the distributions may be paid from other sources, such as cash flows from equity offerings, financing activities, borrowings, cash advances from the Advisor, or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted. The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

Related-Party Transactions and Arrangements

The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with, among other things, acquisition and financing activities, asset management services and reimbursement of operating and offering related costs. See Note E — Related Party Transactions and Arrangements in in Part I, Item 1 Financial Statements of this Quarterly Report on Form 10-Q for a discussion of the various related party transactions, agreements and fees.

On November 5, 2016, the Company purchased 338,409 shares of MVP REIT's common stock from an unrelated third party for $3.0 million or $8.865 per share. During the three months ended March 31, 2017, the Company received, approximately $52,000 in stock distributions, related to the Company's ownership of MVP REIT common stock.

Inflation

The Company expects to include provisions in its tenant leases designed to protect the Company from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company has been organized and conducts its operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company expects to qualify as a REIT commencing with the taxable year ending December 31, 2016. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income which is distributed to its stockholders, provided that at least 90% of its REIT taxable income is distributed and provided that certain other requirements are met. The Company's REIT taxable income may substantially exceed or be less than the net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

REIT Compliance

The Company intends to qualify as a REIT for federal income tax purposes, and therefore the Company generally will not be subject to federal income tax on income that the Company distributes to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which the Company initially elects to be taxed as a REIT, the Company will be subject to federal income tax on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company's net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of its REIT taxable income to the Company's stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact the Company's REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on the taxable income at regular corporate rates.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of March 31, 2017 and December 31, 2016.

Real Estate Investments & Industry Outlook

We believe that favorable U.S. Treasury yields and competitive lender spreads have created a generally favorable borrowing environment for real estate purchases in 2015 and 2016. Given the uncertainty around the world's financial markets, investors have been willing to accept lower yields on U.S. government backed securities, providing Freddie Mac and Fannie Mae with excellent access to investor capital. During the 4th quarter of 2016, U.S. Treasury rates increased, the Company expects the market to continue to increase US Treasury rates over the next year, which will make it harder to finance the Company's current unencumbered properties or to finance new acquisitions at favorable rates. Management will continue to look for favorable financing opportunities that will maximize the Company's use of cash, but there can be no assurance that the Company will be able to find favorable rates.

Parking Industry Outlook

In December 2016, the National Parking Association, (“NPA”), released their annual Parking Demand Report, which highlighted long-term demand and potential trends in the parking industry. According to the NPA's website http://weareparking.org some of the key finds include:

•	Parking revenue is projected to grow from just under $25 billion in 2015 to nearly $29 billion by 2018.
•	The #1 reason for parking growth is population expansion projected to increase from 320M in 2015, to 400M by 2050.
•	15 year trend continues, 86 percent of U.S. commuters' say driving and parking their vehicle is their dominant mode of transportation.
•	Approximately 119.9M Americans drive to work (2013 U.S. Census).
•	New York, Los Angeles, Chicago, Houston and Phoenix highlight urbanization and density and have the most parking growth potential.
•	The top two states in terms of parking revenue are California ($1.4 billion), and New York ($1.2 billion).
•	By region, population density leads to parking growth in the New York/Northeast corridor. The West Coast, anchored by California, continues to be a parking powerhouse. And Florida as 3rd most populous state, presents future revenue growth opportunities.

According to NPA, parking demand is a function of a number of factors, all working in tandem to affect demand and usage. When looking at macroeconomic, demographic, employment, and industry statistics, NPA see a picture of patterns that influence parking demand in North America:

•	Population: Fundamental population growth of 9.6% from the 2000 U.S. Census to the 2010 U.S. Census is expected to continue into the future.
•	Employment: In the U.S., 92% employment provides sustained parking demand, 6.2% unemployment as of August 2014.
•	Baby Boomers: The Baby Boomer population will be 65 or older in 2029 and stand at 61.3 million, representing 20% of the U.S. population.
•	Colleges/Universities: College/university enrollment increased 30% from 2000-2009, from 15.3 million to 20.4 million.
•	Municipalities: Public sector parking is beset by financial pressures; this pressure will accelerate automation and rate increases that will drive revenue.
•	Pricing: Demand will be affected by demand pricing, mobile rate promotions, pre-paid parking and price increases, both public/private, as well as price rates for peak parking periods.

Critical Accounting Policies

The Company's accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management's judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements.

Additionally, other companies may utilize different estimates that may impact comparability of the Company's results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once the Company commences significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company are required to make subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company's investments in real estate. These assessments have a direct impact on the Company's net income because if the Company were to shorten the expected useful lives of the Company's investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold, as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized. Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of the Company's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Contractual Obligations

As of March 31, 2017, our contractual obligations consisted of the mortgage notes secured by our acquired properties and the Revolving Credit Facility:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$41,919,000	$3,587,000	$3,705,000	$1,671,000	$32,956,000
Capital and Operating Lease Obligations	—	—	—	—	—
Line of credit:	—	—	—	—	—
Interest	—	—	—	—	—
Principle	19,874,000	19,874,000	—	—	—
Purchase Obligations	—	—	—	—	—
Total	$61,793,000	$23,461,000	$3,705,000	$1,671,000	$32,956,000

Contractual obligation table amount does not reflect the unamortized loan issuance costs of approximately $0.2 million for notes payable and approximately $0.2 million for the line of credit as of March 31, 2017.

Subsequent Events

During April 2017, the company increased their ownership interest in the MVP Houston Preston Lot from 20% to 60%, by purchasing $1.12 million of MVP REIT ownership and will now be considered the controlling party.

The Company offered up to $50 million in shares (the “Shares”) of the Company's Series A Convertible Redeemable Preferred Stock (“Series A”), par value $0.0001 per share, together with warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors. In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the Shares to accredited investors on November 1, 2016 and closed the offering on March 24, 2017. In connection with the Series A Convertible Redeemable Preferred Stock, the Company raised $2.6 million, net of offering costs.

As disclosed on an 8-K filed with the SEC on March 30, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1”), par value $0.0001 per share. The Regulation D 506(b) private placement to accredited investors was available for sale starting April 7, 2017.

On April 7, 2017, MVP REIT II, Inc. (the “Company”) issued a convertible note to an unaffiliated accredited investor in the principal amount of $2,000,000 (the “Note”). The Note bears interest at the rate of 5.75% per annum and has a maturity date of April 7, 2018. Interest is payable quarterly on the last business day of each March, June, September and December, commencing June 2017, and on the maturity date. At the holder's option, the Note may be converted, in whole or in part, into shares of the Company's Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”) at a conversion price of $1,000 per share. The Company also will issue to the holder warrants (the “Warrants”) to acquire 35 shares of the Company's common stock, par value $0.0001 per share, for each share of Series 1 Preferred Stock issued to the holder as a result of such conversion. On May 11, 2017, this Note was converted into $2.0 million worth of the Company's Series 1 Convertible Redeemable Preferred Stock.

On April 13, 2017, the Company and MVP REIT issued a promissory note to KeyBank for $12.7 million secured by a pool of properties, including MVP Denver Sherman, LLC, MVP Denver Sherman 1935, LLC, MVP Milwaukee Arena, LLC, MVP St. Louis Washington, LLC, MVP Louisville Station Broadway, LLC, and Cleveland Lincoln Garage Owners, LLC. This note had a 10 year term, an interest rate of 4.9% per annum and required monthly interest only payment for the first two years. After that the loan calls for monthly principal and interest payments of approximately $74,000, with a balloon payment at maturity. This loan matures in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, the Company and MVP REIT issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by a pool of properties, including MVP Indianapolis Meridian Lot, LLC, MVP Louisville Station Broadway, LLC, White Front Garage Partners, LLC, MVP Houston Preston Lot, LLC, MVP Houston San Jacinto Lot, LLC, St. Louis Broadway Group, LLC, and St. Louis Seventh & Cerre, LLC. This note had a 10 year term, an interest rate of 5.03% per annum and required monthly interest only payment over the 10 year with a balloon payment at maturity. This loan matures in April 2027. These properties had been previously financed on the joint KeyBank line of credit and all loan proceeds were used to paydown the line.

On May 1, 2017, MVP REIT, Inc. (“MVP I”) and MVP REIT II, Inc. (“MVP II”) jointly announced that, after reviewing strategic alternatives, a special committee of the board of directors of MVP I (the “MVP I Special Committee”) has accepted a non-binding Letter of Intent (“LOI”) from MVP II regarding a proposed merger of MVP I with MVP II. If necessary approvals are received and other conditions are satisfied, the merger consideration payable by MVP II to each holder of common stock, $0.001 par value per share, of MVP I would be 0.365 shares of common stock, $0.0001 par value per share, of MVP II. The LOI also provides, among other non-binding terms and conditions, that any definitive merger agreement agreed to by the parties will include go-shop and termination fee provisions. The proposed merger is subject to substantial conditions to consummation, including the entry by MVP I and MVP II into a definitive merger agreement, certain third party approvals and, if a definitive merger agreement is reached, any required stockholder approvals. There can be no assurance that the proposed merger will be consummated.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required for a smaller reporting company.

ITEM 4.	CONTROLS AND PROCEDURES
(a)	Evaluation of Disclosure Controls and Procedures

In light of the restatement discussed in Note B to the unaudited condensed consolidated financial statements, the Company's Chief Executive Officer and Chief Financial Officer have reevaluated the Company's disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as of the end of the period covered by this report, and they have concluded that these controls and procedures were not effective in detecting the misstatement of our interest expense. Subsequent to the discovery, we have implemented additional internal controls including additional schedules relating to interest expense and deferred revenue along with review sign off at all levels for the quarterly review. We believe these additional procedures will be effective going forward. We will continue to monitor these controls on an on-going bases to evaluate their effectiveness.

(b)	Changes in Internal Control over Financial Reporting

There have been no changes in internal control over financial reporting during the first quarter of 2017, that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

PART II	OTHER INFORMATION

None.

ITEM 1.	LEGAL PROCEEDINGS

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

ITEM 1A.	RISK FACTORS

There have been no material changes from the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Recent Sales of Unregistered Securities

On May 26, 2015, the Company issued 8,000 shares of common stock at $25.00 per share to MVP Capital Partners II, LLC, the Sponsor, in exchange for $200,000 in cash. The Company relied on Section 4(a)(2) of the Securities Act for the exemption from the registration requirements of the Securities Act of 1933, as amended.

The Series A preferred stock and warrants have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506(c) of Regulation D promulgated thereunder by the Securities and Exchange Commission (the “SEC”). The Company has filed file a Form D with the SEC in accordance with the requirements of Regulation D. This Offering closed on March 24, 2017.

Use of Offering Proceeds

On October 22, 2015, the Company's registration statement on Form S-11 registering a public offering (No. 333-205893) of up to $550,000,000 in shares of the Company's common stock was declared effective under the Securities Act of 1933, as amended, or the Securities Act, and the Company commenced the initial public offering. The Company offered up to 20,000,000 shares of its common stock to the public in the primary offering at $25.00 per share and continues to offer up to 2,000,000 shares of its common stock pursuant to the distribution reinvestment plan at $25.00 per share. The Company entered into selling agreements with MVP American Securities, LLC (“MVP AS”) and other non-affiliated selling agents to distribute shares of the Company's common stock to its clients. As of December 31, 2016, the Company ceased all selling efforts for the initial public offering but may accept additional subscriptions through March 31, 2017.

As of March 31, 2017, the Company had 2,521,088 shares of common stock issued and outstanding and 2,862 shares of preferred Series A stock for a total of approximately $63.6 Million, less offering costs.

The following is a table of summary of offering proceeds from inception through March 31, 2017:

Type	Number of Shares - Preferred	Number of Shares - Common	Value
Issuance of common stock	—	2,444,241	$61,106,000
DRIP shares	—	29,731	743,000
Issuance of preferred stock	2,862	—	2,556,000
Dividend shares	—	47,116	—
Distributions	—	—	(1,183,000)
Deferred offering costs	—	—	(1,086,000)
Contribution from Advisor	—	—	1,147,000
Total	2,862	2,521,088	$63,283,000

From October 22, 2015 through March 31, 2017, the Company incurred organization and offering costs in connection with the issuance and distribution of the registered securities of approximately $1.1 million, which were paid to unrelated parties by the Sponsor. From October 22, 2015 through March 31, 2017, the net proceeds to the Company from its offerings, after deducting the total expenses and deferred offering costs incurred and paid by the Company as described above, were $63.3 million. A majority of these proceeds were used to make investments in parking facilities, and our portion of the purchase price for these parking facilities was approximately $114 million. In addition, a portion of these proceeds were used to make cash distributions of approximately $435,000 to the Company's stockholders. The ratio of the costs of raising capital to the capital raised is approximately 1.7%.

Share Repurchase Program

As of March 31, 2017, the Company has not redeemed shares through the share repurchase program.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

None.

ITEM 5.	OTHER INFORMATION

During the first quarter of 2017, the Company is not aware of any information that was required to be disclosed in a report on Form 8-K that was not disclosed in a report on Form 8-K.

ITEM 6.	EXHIBITS
Exhibit No.	Description
3.1(1)	Articles of Amendment and Restatement of MVP REIT II, Inc.
3.2(2)	Bylaws of MVP REIT II, Inc.
3.3(7)	Articles Supplementary of MVP REIT II, Inc., designating 50,000 shares of Series A Convertible Redeemable Preferred Stock
4.1(3)	Form of Subscription Agreement
4.2(4)	Distribution Reinvestment Plan
4.3(5)	Amended and Restated Escrow Agreement, dated October 5, 2015, between MVP REIT II, Inc. and UMB Bank, N.A.
4.4(6)	Second Amended and Restated Escrow Agreement, dated November 30, 2015, by and among MVP REIT II, Inc., MVP American Securities, LLC, and UMB Bank, N.A.
4.5(7)	Form of warrants to acquire the Company's common stock
10.1(8)	Loan Agreement dated as of January 10, 2017 between MVP Detroit Center Garage, LLC and Bank of America, N.A.
31.1(*)	Certification of Chief Executive Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
31.2(*)	Certification of Chief Financial Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
32(*)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101(*)
The following materials from the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2017, formatted in XBRL (eXtensible Business Reporting Language (i) Balance Sheets; (ii) Statements of Operations; (iii) Statement of Stockholder's Equity; (iv) Statements of Cash Flows; and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	Filed concurrently herewith.
(1)	Filed previously with Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 on September 24, 2015, and incorporated herein by reference.
(2)	Filed previously with the Registration Statement on Form S-11 on July 28, 2015, and incorporated herein by reference.
(3)	Filed previously as Exhibit A to Supplement No. 1 to the Registrant's prospectus filed December 3, 2015, and incorporated herein by reference.
(4)	Filed previously as Appendix D to the Registrant's prospectus filed October 23, 2015, and incorporated herein by reference.
(5)	Filed previously with Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 on October 6, 2015, and incorporated herein by reference.
(6)	Filed previously on Form 8-K on December 3, 2015, and incorporated herein by reference.
(7)	Filed previously on Form 8-K on October 27, 2016 and incorporated herein by reference.
(8)	Filed previously on Form 8-K on January 11, 2016 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MVP REIT II, Inc.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer and President
Date:	May 17, 2017

By:	/s/ Ed Bentzen
Ed Bentzen
Chief Financial Officer
Date:	May 17, 2017

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the MVP II charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

Maryland law permits a Maryland corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Indemnification could reduce the legal remedies available to MVP II and the MVP II stockholders against the indemnified individuals.

A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The MVP II charter generally eliminates the liability of MVP II’s directors and officers for monetary damages and requires MVP II to indemnify and advance expenses to MVP II’s directors, officers, advisor and affiliates for losses that they may incur by reason of their service in those capacities without requiring a preliminary determination of the ultimate entitlement to indemnification. However, MVP II may not indemnify MVP II’s directors, advisor or affiliates for any liability or loss suffered by them or hold MVP II’s directors, advisor or affiliates harmless for any loss or liability suffered by MVP II unless all of the following conditions are met:

•	the indemnified person has determined, in good faith, that the course of conduct which caused the loss or liability was in MVP II’s best interests;
•	the indemnified person was acting on MVP II’s behalf or performing services for MVP II;
•	in the case of affiliated directors, MVP II Advisor or an affiliate of MVP II Advisor, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;
•	in the case of MVP II’s independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and
•	the indemnification or agreement to hold harmless is recoverable only out of MVP II’s net assets and not from MVP II’s stockholders.

MVP II may not, however, indemnify MVP II’s directors, MVP II Advisor or an affiliate of MVP II Advisor for losses and liabilities arising from or out of alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of MVP II were offered or sold as to indemnification for violation of securities laws.

The MVP II charter further provides that MVP II may pay or reimburse reasonable legal expenses and other costs incurred by MVP II’s directors, MVP II Advisor or an affiliate of MVP II Advisor in advance of final disposition of a proceeding only if all of the following are satisfied: the proceeding relates to acts or omissions with respect to the performance of duties or services on MVP II’s behalf; the person seeking indemnification provides MVP II with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his, her or its capacity as such, a court of competent jurisdiction approves such advancement; and the person seeking the indemnification provides MVP II with a written agreement to repay the amount paid or reimbursed by MVP II, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she is not entitled to indemnification.

MVP II has agreed to indemnify and hold harmless MVP II Advisor and its affiliates performing services for MVP II from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, MVP II and its stockholders may be entitled to a more limited right of action than MVP II would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which any of MVP II’s controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from MVP II’s payment of premiums associated with insurance or, to the extent any such loss is not covered by insurance, MVP II’s payment of indemnified loss. In addition, indemnification could reduce the legal remedies available to MVP II and MVP II’s stockholders against the officers and directors.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling MVP II for liability arising under the Securities Act of 1933, as amended, MVP II has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22.   UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(c)	The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 19, 2017.

MVP REIT II, Inc.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Michael V. Shustek	Chief Executive Officer and Secretary and Director	July 19, 2017
Michael V. Shustek	(Principal Executive Officer)

*	Chief Financial Officer	July 19, 2017
Ed Bentzen	(Principal Financial and Accounting Officer)

*	Independent Director	July 19, 2017
Allen Wolff

*	Independent Director	July 19, 2017
David Chavez

*	Independent Director	July 19, 2017
Erik Hart

*	Independent Director	July 19, 2017
John E. Dawson

* Pursuant to power of attorney

/s/ Michael V. Shustek
Michael V. Shustek, Attorney in fact

EXHIBIT INDEX

Exhibit No.	Description	Location
2.1
Agreement and Plan of Merger, dated as of May 26, 2017, among MVP REIT II, Inc., MVP Realty Advisors, LLC (only for purposes of Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4), MVP Merger Sub, LLC and MVP REIT, Inc.
Attached as Annex A to the proxy statement/prospectus included in this registration statement
3.1	Articles of Amendment and Restatement of MVP REIT II, Inc.
Incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 2 to MVP REIT II, Inc.’s Registration Statement on Form S-11, (File No. 333-205893) filed on September 24, 2015 (“Pre-Effective Amendment No. 2”)

3.2	Articles Supplementary of MVP REIT II, Inc.	Incorporated by reference to Exhibit 3.1 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on October 28, 2016
3.3	Articles Supplementary of MVP REIT II, Inc.	Incorporated by reference to Exhibit 3.1 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on March 30, 2017
3.4	Bylaws of MVP REIT II, Inc.	Incorporated by reference to Exhibit 3.2 to MVP REIT II, Inc.’s Registration Statement on Form S-11 (File No. 333-205893), filed on July 28, 2015
4.1	MVP REIT II, Inc. Distribution Reinvestment Plan	Incorporated by reference to Appendix D to MVP REIT II, Inc.’s prospectus (File No. 333-205893), filed October 23, 2015
4.2	Form of Warrant	Incorporated by reference to Exhibit 4.1 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on October 28, 2016
4.3	Form of Warrant	Incorporated by reference to Exhibit 3.02 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on May 15, 2017
5.1	Opinion of Venable LLP regarding the legality of the securities being registered	Filed herewith
8.1.1	Opinion of Morrison & Foerster LLP regarding certain tax matters related to MVP REIT, Inc.	To be filed by amendment
8.1.2	Opinion of Morrison & Foerster LLP regarding certain tax matters related to MVP REIT II, Inc.	To be filed by amendment
8.2.1	Opinion of Vinson & Elkins L.L.P. regarding certain tax matters related to the Merger	To be filed by amendment
8.2.1	Opinion of Venable LLP regarding certain tax matters related to the Merger	To be filed by amendment
10.1	Amended and Restated Advisory Agreement, dated October 5, 2015, between MVP REIT II, Inc. and MVP Realty Advisors, LLC	Incorporated by reference to Exhibit 10.1 to Pre-Effective Amendment No. 3 to MVP II REIT, Inc.’s Registration Statement on Form S-11 (File No. 333-205893), filed on October 6, 2016
10.2	Amendment No. 1 to the Amended and Restated Advisory Agreement, dated November 30, 2015,	Incorporated by reference to Exhibit 10.1 to MVP REIT II, Inc.’s Current Report on

Exhibit No.	Description	Location
	between MVP REIT II, Inc., MVP REIT II Operating Partnership, LP, and MVP Realty Advisors, LLC	Form 8-K (File No. 333-205893), filed on December 3, 2015
10.3	Limited Partnership Agreement of MVP REIT II Operating Partnership, LP	Incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2
10.4	MVP REIT II, Inc. 2015 Incentive Plan	Incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 2
10.5	MVP REIT II, Inc. Independent Directors Compensation Plan	Incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 2
10.6	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 2
10.7	Operating Agreement of MVP Minneapolis Orpheum Lots, LLC
Incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 1 to MVP II REIT, Inc.’s Registration Statement on Form S-11 (File No. 333-205893), filed on April 26, 2016 (“Post-Effective Amendment No. 1”)

10.8	Membership Interest Purchase Agreement, dated as of December 4, 2015, by and between MVP Minneapolis Orpheum Lots, LLC and Minneapolis Parking Venture LLC	Incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 1
10.9	First Amendment to Membership Interest Purchase Agreement, dated as of December 29, 2015, by and between MVP Minneapolis Orpheum Lots, LLC and Minneapolis Parking Venture LLC	Incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 1
10.10	Operating Agreement of MVP Denver 1935 Sherman, LLC	Incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 1
10.11	Agreement of Purchase and Sale, dated as of November 19, 2015, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm	Incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 1
10.12	First Amendment of Agreement of Purchase and Sale, dated as of January 20, 2016, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm	Incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 1
10.13	Second Amendment of Agreement of Purchase and Sale, dated as of February 1, 2016, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm	Incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 1
10.14	Operating Agreement of MVP Bridgeport Fairfield Garage, LLC	Incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 1
10.15	Purchase and Sale Agreement, dated as of February 19, 2016, by and between Fairfield Avenue Parking Corporation and MVP Bridgeport Fairfield Garage, LLC	Incorporated by reference to Exhibit 10.15 to Post-Effective Amendment No. 1
10.16	First Amendment to Purchase and Sale Agreement, dated as of March 18, 2016, by and between Fairfield Avenue Parking Corporation and MVP Bridgeport Fairfield Garage, LLC	Incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 1

Exhibit No.	Description	Location
10.17	Credit Agreement dated as of October 5, 2016 among MVP Real Estate Holding, LLC, MVP REIT II Operating Partnership, L.P., certain of their subsidiaries and KeyBank National Association	Incorporated by reference to Exhibit 10.1 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on October 6, 2016 (the “October 6, 2016 8-K”)
10.18	MVP Guaranty dated as of October 5, 2016, by and among MVP REIT, Inc. and MVP REIT II, Inc.	Incorporated by reference to Exhibit 10.2 to the October 6, 2016 8-K
10.19
Equity Interests Pledge and Security Agreement dated as of October 5, 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association
Incorporated by reference to Exhibit 10.3 to the October 6, 2016 8-K
10.20	Promissory Note dated October 5, 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association	Incorporated by reference to Exhibit 10.4 to the October 6, 2016 8-K
10.21	Purchase and Sale Agreement, dated as of October 31, 2016, by and between Center Parking Associates Limited Partnership and MVP Detroit Center Garage, LLC	Incorporated by reference to the exhibit to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on December 8, 2016
10.22	Loan Agreement, dated as of January 10, 2017, by and between MVP Detroit Center Garage, LLC and Bank of America, N.A.	Incorporated by reference to Exhibit 10.1 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on January 12, 2017
10.23	Second Amended and Restated Advisory Agreement, dated as of May 26, 2017, by and among MVP REIT II, Inc., MVP REIT II Operating Partnership, LP and MVP Realty Advisors, LLC	Incorporated by reference to Exhibit 10.1 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on May 31, 2017
10.24	Termination and Fee Agreement, dated as of May 26, 2017, by and among MVP REIT, Inc., MVP REIT II, Inc., MVP Realty Advisors, LLC and MVP REIT II Operating Partnership, LP	Incorporated by reference to Exhibit 10.2 to MVP REIT II, Inc.’s Current Report on Form 8-K (File No. 333-205893), filed on May 31, 2017
21.1	List of Subsidiaries of MVP REIT II, Inc.	Previously filed
23.1	Consent of Venable LLP as to the legality of the securities being registered	To be filed by amendment
23.2.1	Consent of Morrison & Foerster LLP as to tax matters related to the Merger	To be filed by amendment
23.2.2	Consent of Morrison & Foerster LLP as to tax matters related to MVP REIT, Inc.	To be filed by amendment
23.2.3	Consent of Morrison & Foerster LLP as to tax matters related to MVP REIT II, Inc.	To be filed by amendment
23.3.1	Consent of Vinson & Elkins L.L.P. as to tax matters related to the Merger	To be filed by amendment
23.3.2	Consent of Venable LLP as to tax matters related to the Merger	To be filed by amendment
23.4	Consent of RBSM LLP, independent registered public accounting firm, with respect to MVP REIT, Inc.	Previously filed
23.5	Consent of RBSM LLP, independent registered public accounting firm, with respect to MVP REIT II, Inc.	Previously filed
24.1	Powers of Attorney	Previously filed
99.1	Consent of Robert A Stanger & Co., Inc.	Filed herewith
99.2	Form of Proxy solicited by the Board of Directors of MVP REIT, Inc.	To be filed by amendment

Exhibit No.	Description	Location
99.3	Consent of Robert Aalberts to become a director of MVP REIT II, Inc.	Previously filed
99.4	Consent of Nicholas Nilsen to become a director of MVP REIT II, Inc.	Previously filed
99.5	Consent of Shawn Nelson to become a director of MVP REIT II, Inc.	Previously filed
101.1
The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, formatted in XBRL (extensible Business Reporting Language (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statement of Stockholder’s Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.
Incorporated by reference to MVP REIT II, Inc.’s Annual Report on Form 10-K, Exhibit 101, filed with the SEC on March 27, 2017
101.2
The following materials from the Company’s Quarterly Report on Form 10-Q/A for the three months ended March 31, 2017, formatted in XBRL (eXtensible Business Reporting Language (i) Balance Sheets; (ii) Statements of Operations; (iii) Statement of Stockholder’s Equity; (iv) Statements of Cash Flows; and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.
Incorporated by reference to MVP REIT II, Inc.’s Quarterly Report on Form 10-Q/A, Exhibit 101, filed with the SEC on May 18, 2017